Exhibit 4.3

EXECUTION VERSION

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION,
Depositor,

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
Master Servicer,

RIALTO CAPITAL ADVISORS, LLC,
Special Servicer,

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
Trustee, Certificate Administrator, Paying Agent and Custodian,

and

PARK BRIDGE LENDER SERVICES LLC,
Operating Advisor and Asset Representations Reviewer

POOLING AND SERVICING AGREEMENT

Benchmark 2026-V20 Mortgage Trust
Commercial Mortgage Pass-Through Certificates,
Series 2026-V20

Dated as of February 1, 2026

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS
Section 1.01	Defined Terms	5
Section 1.02	Certain Calculations	123
Section 1.03	Certain Constructions	128
Section 1.04	Certain Matters Relating to the Non-Serviced Mortgage Loans	129
ARTICLE II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES
Section 2.01	Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements	131
Section 2.02	Acceptance by Custodian and the Trustee	141
Section 2.03	Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans	144
Section 2.04	Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Asset Representations Reviewer	161
Section 2.05	Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests	170
Section 2.06	Miscellaneous REMIC and Grantor Trust Provisions	170
ARTICLE III ADMINISTRATION AND SERVICING OF THE TRUST FUND
Section 3.01	The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans and the Serviced Companion Loans	171
Section 3.02	Liability of the Master Servicer and the Special Servicer When Sub-Servicing	177
Section 3.03	Collection of Mortgage Loan and Serviced Companion Loan Payments	178
Section 3.04	Collection of Taxes, Assessments and Similar Items; Escrow Accounts	178
Section 3.05	Collection Accounts; Gain-on-Sale Reserve Account; Distribution Accounts; Interest Reserve Account and Serviced Whole Loan Collection Accounts	181
-i-

Section 3.06	Permitted Withdrawals from the Collection Accounts, the Serviced Whole Loan Collection Accounts and the Distribution Accounts; Trust Ledger	190
Section 3.07	Investment of Funds in the Collection Accounts, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts	210
Section 3.08	Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage	212
Section 3.09	Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions	217
Section 3.10	Appraisals; Realization upon Defaulted Loans	224
Section 3.11	Custodian to Cooperate; Release of Mortgage Files	231
Section 3.12	Servicing Fees, Certificate Administrator/Trustee Fees and Special Servicing Compensation	233
Section 3.13	Reports to the Certificate Administrator; Collection Account Statements	242
Section 3.14	Access to Certain Documentation	249
Section 3.15	Title and Management of REO Properties and REO Accounts	258
Section 3.16	Sale of Specially Serviced Loans and REO Properties	263
Section 3.17	Additional Obligations of the Master Servicer and the Special Servicer; Inspections	268
Section 3.18	Authenticating Agent	270
Section 3.19	Appointment of Custodians	271
Section 3.20	Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts	271
Section 3.21	Servicing Advances	271
Section 3.22	Appointment and Replacement of Special Servicer	276
Section 3.23	Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report	282
Section 3.24	Special Instructions for the Master Servicer and/or Special Servicer	289
Section 3.25	Certain Rights and Obligations of the Master Servicer and/or the Special Servicer	290
Section 3.26	Modification, Waiver, Amendment and Consents	291
Section 3.27	Certain Intercreditor Matters Relating to the Whole Loans	297
Section 3.28	Directing Holder Contact with the Master Servicer and the Special Servicer	302
Section 3.29	Controlling Class Certificateholders, the Directing Holder and the Risk Retention Consultation Party; Certain Rights and Powers of the Directing Holder and the Risk Retention Consultation Party	302
Section 3.30	Rating Agency Confirmation	308
Section 3.31	Appointment and Duties of the Operating Advisor	310
Section 3.32	Delivery of Excluded Information to the Certificate Administrator	315
Section 3.33	Certain Matters with Respect to Joint Mortgage Loans	316
Section 3.34	Resignation Upon Prohibited Risk Retention Affiliation	320
-ii-

ARTICLE IV DISTRIBUTIONS TO CERTIFICATEHOLDERS
Section 4.01	Distributions	321
Section 4.02	Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others	330
Section 4.03	Compliance with Withholding Requirements	344
Section 4.04	REMIC Compliance	345
Section 4.05	Imposition of Tax on the Trust Fund	347
Section 4.06	Remittances	348
Section 4.07	P&I Advances	349
Section 4.08	Appraisal Reductions; Collateral Deficiency Amounts	355
Section 4.09	Grantor Trust Reporting.	359
Section 4.10	Secure Data Room	360
ARTICLE V THE CERTIFICATES
Section 5.01	The Certificates	361
Section 5.02	Registration, Transfer and Exchange of Certificates	366
Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates	378
Section 5.04	Appointment of Paying Agent	378
Section 5.05	Access to Certificateholders’ Names and Addresses; Special Notices	379
Section 5.06	Actions of Certificateholders	380
Section 5.07	Rule 144A Information	380
Section 5.08	Voting Procedures	381
ARTICLE VI THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE DIRECTING HOLDER, The risk retention consultation party, THE OPERATING ADVISOR AND THE ASSET REPRESENTATIONS REVIEWER
Section 6.01	Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer	382
Section 6.02	Merger or Consolidation of the Master Servicer, the Special Servicer, the Depositor, the Asset Representations Reviewer or the Operating Advisor	382
Section 6.03	Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others	383
Section 6.04	Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer, the Special Servicer and the Operating Advisor	386
-iii-

-iv-

-v-

TABLE OF EXHIBITS

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3 Certificate
Exhibit A-4	Form of Class A-M Certificate
Exhibit A-5	Form of Class B Certificate
Exhibit A-6	Form of Class C Certificate
Exhibit A-7	Form of Class D Certificate
Exhibit A-8	Form of Class E Certificate
Exhibit A-9	Form of Class F-RR Certificate
Exhibit A-10	Form of Class G-RR Certificate
Exhibit A-11	Form of Class X-A Certificate
Exhibit A-12	Form of Class X-B Certificate
Exhibit A-13	Form of Class X-D Certificate
Exhibit A-14	Form of Class X-E Certificate
Exhibit A-15	Form of Class S Certificate
Exhibit A-16	Form of Class R Certificate
Exhibit A-17	Form of VRR Interest
Exhibit B	Mortgage Loan Schedule
Exhibit C-1	Form of Transferee Affidavit
Exhibit C-2	Form of Transferor Letter
Exhibit C-3	Form of Transferee Certificate for Transfers of the VRR Interest
Exhibit C-4	Form of Transferor Certificate for Transfers of the VRR Interest
Exhibit C-5	Form of Transferee Certificate for Transfers of the HRR Certificates
Exhibit C-6	Form of Transferor Certificate for Transfers of the HRR Certificates
Exhibit D-1	Form of Investment Representation Letter
Exhibit D-2	Form of ERISA Representation Letter
Exhibit E	Form of Request for Release
Exhibit F	Securities Legend
Exhibit G	Form of Regulation S Transfer Certificate
Exhibit H	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate during the Restricted Period
Exhibit I	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate after the Restricted Period
Exhibit J	Form of Transfer Certificate for Exchange or Transfer from Regulation S Global Certificate to Rule 144A Global Certificate during the Restricted Period

Exhibit K Form of Distribution Date Statement

-vi-

Exhibit L-1A	Form of Investor Certification for Non-Borrower Party and/or Risk Retention Consultation Party (for Persons other than the Directing Holder and/or a Controlling Class Certificateholder)
Exhibit L-1B	Form of Investor Certification for Non-Borrower Party (for the Directing Holder and/or a Controlling Class Certificateholder)
Exhibit L-1C	Form of Investor Certification for Borrower Party (for Persons other than the Directing Holder, a Controlling Class Certificateholder and/or the Risk Retention Consultation Party)
Exhibit L-1D	Form of Investor Certification for Borrower Party (for the Directing Holder and/or a Controlling Class Certificateholder)
Exhibit L-1E	Form of Notice of Excluded Controlling Class Holder
Exhibit L-1F	Form of Notice of Excluded Controlling Class Holder to Certificate Administrator
Exhibit L-1G	Form of Certification of the Directing Holder
Exhibit L-1H	Form of Certification of the Risk Retention Consultation Party
Exhibit L-2	Form of Financial Market Publisher Certification
Exhibit M	Form of Notification from Custodian
Exhibit N-1	Form of Closing Date Custodian Certification
Exhibit N-2	Form of Post-Closing Custodian Certification
Exhibit O	Form of Trustee Backup Certification
Exhibit P	Form of Custodian Backup Certification
Exhibit Q	Form of Certificate Administrator Backup Certification
Exhibit R	Form of Operating Advisor Backup Certification
Exhibit S	[Reserved]
Exhibit T	Form of Master Servicer Backup Certification
Exhibit U	Form of Special Servicer Backup Certification
Exhibit V	Form of Sub-Servicer Backup Certification
Exhibit W	Form of Sarbanes-Oxley Certification
Exhibit X	Mortgage Loan Seller Sub-Servicers
Exhibit Y	Servicing Function Participants
Exhibit Z	Form of NRSRO Certification
Exhibit AA-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit AA-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit BB	Form of Operating Advisor Annual Report
Exhibit CC	Additional Disclosure Notification
Exhibit DD-1	Form of Power of Attorney by Trustee for Master Servicer
Exhibit DD-2	Form of Power of Attorney by Trustee for Special Servicer
Exhibit EE	Form of Non-Serviced Mortgage Loan Notification
Exhibit FF	Form of Companion Loan Noteholder Certification
Exhibit GG	[Reserved]
Exhibit HH	Form of Asset Review Report by the Asset Representations Reviewer
Exhibit II	Form of Asset Review Report Summary by the Asset Representations Reviewer
Exhibit JJ	Asset Review Procedures
Exhibit KK	Form of Certification to Certificate Administrator Requesting Access to Secure Data Room
-vii-

Exhibit LL	Form of Notice of [Additional Delinquent Loan][Cessation of Delinquent Loan][Cessation of Asset Review Trigger]
Exhibit MM	Form of Certificate Administrator Receipt of the Retained Certificates
Exhibit NN	[Reserved]
Exhibit OO	Form of Notice of Additional Secured Indebtedness Notification

TABLE OF SCHEDULES

Schedule I	Directing Holders
Schedule II	Servicing Criteria to be Addressed in Assessment of Compliance
Schedule III	[Reserved]
Schedule IV	Additional Form 10-D Disclosure
Schedule V	Additional Form 10-K Disclosure
Schedule VI	Form 8-K Disclosure Information
Schedule VII	Initial Serviced Companion Loan Noteholders
Schedule VIII	Contact Information for the Other 17g-5 Information Provider
Schedule IX	Mortgage Loans With “Performance”, “Earn-Out” or “Holdback” Escrows or Reserves Exceeding 10% of the Stated Principal Balance of the Mortgage Loan or Whole Loan, as Applicable, as of the Cut-off Date
Schedule X	Retained Defeasance Rights and Obligations Mortgage Loans
Schedule XI	Mortgage Loans With Additional Secured Debt

-viii-

Pooling and Servicing Agreement, dated as of February 1, 2026, between Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Computershare Trust Company, National Association, as Trustee, Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor and Asset Representations Reviewer.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans. For income tax purposes alone, the Trust Fund will consist of the Mortgage Loans, the Lower-Tier REMIC, the Upper-Tier REMIC and the Grantor Trust, all as more fully described below.

In addition, the parties intend that the portions of the Trust Fund consisting of the Class S Specific Grantor Trust Assets and the VRR Interest Upper-Tier Regular Interests corresponding to the VRR Interest and distributions thereon, shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes (the “Grantor Trust”). Solely for tax purposes, the Class S Certificates shall represent undivided beneficial interests in the portion of the Trust Fund consisting of the Class S Specific Grantor Trust Assets and the VRR Interest shall represent undivided beneficial interests in the portion of the Trust Fund consisting of the VRR Interest Upper-Tier Regular Interests and distributions thereon. As provided herein, the Certificate Administrator shall take all actions expressly required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust maintains its status as a grantor trust under federal income tax law and not be treated as part of the Trust REMICs.

LOWER-TIER REMIC

The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of Excess Interest and the Excess Interest Distribution Account) and certain other related assets subject to this Agreement and will issue (i) the Lower-Tier Regular Interests set forth in the table below as classes of “regular interests” in the Lower-Tier REMIC and (ii) the Class LTR Interest as the sole class of residual interests in the Lower-Tier REMIC, which will be evidenced by the Class R Certificates.

The Lower-Tier Regular Interests will be held by the Upper-Tier REMIC.

The following table sets forth the Class designation, initial principal balance (“Lower-Tier Principal Balance”) and initial pass-through rate of each Lower-Tier Regular Interest and its “Corresponding Certificate” and the Class LTR Interest.

Lower-Tier Regular Interests and the Class LTR Interest / (Corresponding Certificates)	Initial Lower-Tier Principal Balance	Pass-Through Rate
Class LA-1 / (A-1, X-A)	$4,488,000	(1)

Class LA-2 / (A-2, X-A)	$150,000,000	(1)
Class LA-3 / (A-3, X-A)	$453,030,000	(1)
Class LA-M / (A-M, X-A)	$85,704,000	(1)
Class LB / (B, X-B)	$43,394,000	(1)
Class LC / (C, X-B)	$33,630,000	(1)
Class LD / (D, X-D)	$29,291,000	(1)
Class LE / (E, X-E)	$18,443,000	(1)
Class LFRR / (F-RR)	$13,018,000	(1)
Class LGRR / (G-RR)	$36,885,584	(1)
Class LVRR / (VRR Interest)	$18,978,856	(1)
Class LTR	(2)	(2)

(1)	The pass-through rate for each Lower-Tier Regular Interest is equal to the WAC Rate.
(2)	The Class LTR Interest (evidenced by the Class R Certificates) is the sole class of residual interests in the Lower-Tier REMIC. It will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Aggregate Available Funds remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Distribution Amount will be deemed distributed to the Class LTR Interest and shall be payable to the Holders of the Class R Certificates.

UPPER-TIER REMIC

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and certain other related assets subject to this Agreement and will issue (i) the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR Certificates and the VRR Interest (exclusive of Excess Interest) as classes of “regular interests” in the Upper-Tier REMIC created hereunder and (ii) the Class UTR Interest as the sole class of residual interests in the Upper-Tier REMIC, which will be evidenced by the Class R Certificates.

The following table sets forth the Class designation, initial Certificate Balance or initial Notional Amount (as applicable), and initial Pass-Through Rate of each Class of Regular Certificates and the Class UTR Interest.

Class Designation	Initial Certificate Balance or Notional Amount		Initial Pass-Through Rate(1)
Class A-1	$4,488,000		4.3320%
Class A-2	$150,000,000		4.6970%
Class A-3	$453,030,000		5.1840%
Class A-M	$85,704,000		5.4360%
Class B	$43,394,000		5.6870%
Class C	$33,630,000		5.4360%
Class X-A	$693,222,000	(2)	1.2246%	(3)
Class X-B	$77,024,000	(2)	0.7515%	(4)
Class X-D	$29,291,000	(2)	1.8289%	(5)
Class X-E	$18,443,000	(2)	1.8200%	(6)
Class D	$29,291,000		4.5000%
Class E	$18,443,000		4.5089%
Class F-RR	$13,018,000		6.3289%
Class G-RR	$36,885,584		6.3289%
VRR Interest	$18,978,856		6.3289%	(7)
Class UTR(8)	(8)		(8)

(1)	Approximate. The Pass-Through Rate for each Class of Regular Certificates will be calculated in accordance with the definition of “Pass-Through Rate”.
(2)	Notional Amount.
(3)	The Class X-A Certificates are entitled to a specified portion of the interest payable on each of the Class LA-1, Class LA-2, Class LA-3 and Class LA-M Interests equal to the excess of the WAC Rate over the interest payable on the Corresponding Certificates as identified on the table for the Lower-Tier REMIC.
(4)	The Class X-B Certificates are entitled to a specified portion of the interest payable on each of the Class LB and Class LC Interests equal to the excess of the WAC Rate over the interest payable on the Corresponding Certificates as identified on the table for the Lower-Tier REMIC.
(5)	The Class X-D Certificates are entitled to a specified portion of the interest payable on the Class LD Interest equal to the excess of the WAC Rate over the interest payable on the Corresponding Certificates as identified on the table for the Lower-Tier REMIC.
(6)	The Class X-E Certificates are entitled to a specified portion of the interest payable on the Class LE Interest equal to the excess of the WAC Rate over the interest payable on the Corresponding Certificates as identified on the table for the Lower-Tier REMIC.
(7)	Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate.
(8)	The Class UTR Interest is the sole class of residual interests in the Upper-Tier REMIC. It is not entitled to distributions of principal or interest.

The foregoing structure is intended to cause all of the cash from the Mortgage Loans (exclusive of Excess Interest) to flow through to the Upper-Tier REMIC as cash flow on the REMIC regular interests, without creating any shortfall, actual or potential (other than for credit losses), to any REMIC regular interests. To the extent that the structure is believed to diverge from such intention, the parties identifying such ambiguity shall notify the other parties hereto and the parties involved will resolve such ambiguities to accomplish the intended result and will to the extent necessary rectify any drafting errors or seek clarification to the structure without Certificateholder approval (but with guidance of counsel) to accomplish such intention, including, to the extent necessary, making any amendments in accordance with Section 12.08 of this Agreement.

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount, bear interest or be entitled to distributions of Yield Maintenance Charges. Any Aggregate Available Funds remaining in the Upper-Tier Distribution Account after all required distributions under this Agreement have been made to each Class of Regular Certificates, will be deemed distributed to the Class UTR Interest and shall be payable to the Holders of the Class R Certificates.

None of the Class X-A, Class X-B, Class X-D, Class X-E, Class S or Class R Certificates have Certificate Balances. The Certificate Balance of any Class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount which Holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided that if amounts previously allocated as Realized Losses or VRR Realized Losses, as applicable, to a Class of Certificates in reduction of the Certificate Balance thereof are subsequently recovered (including without limitation after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01 of this Agreement.

GRANTOR TRUST

The Class S Certificates and the VRR Interest shall each represent undivided beneficial interests in the portion of the Trust Fund consisting of the Class S Specific Grantor Trust Assets. As provided herein, the Certificate Administrator shall not take any actions that would cause the portions of the Trust Fund consisting of the Grantor Trust (i) to fail to maintain its status as a “grantor trust” under federal income tax law or (ii) to be treated as part of any Trust REMIC.

On the Closing Date, the Depositor is selling, assigning and transferring and otherwise conveying to DBNY, the VRR Interest (which assignment, transfer and conveyance shall, solely for purposes of satisfying the requirements of Section 3(a) and Section 4(a)(1) of the Risk Retention Rule, be deemed assigned, transferred and conveyed from the Depositor to GACC and from GACC to DBNY).

To the fullest extent permitted by law, any inconsistencies or ambiguities in this Agreement or in the administration of this Agreement shall be resolved in a manner that preserves the validity and intended tax treatment of the Trust REMICs and the Grantor Trust and causes the maximum amounts to be paid with respect to the holders of the REMIC regular interests.

WHOLE LOANS

Loan No.	Whole Loan	Type	Non-Serviced PSA/TSA	Companion Loan Name	Companion Loan Type
1	Project Broadview	Serviced	NAP	Note A-2 Note A-3 Note A-4	Pari Passu Pari Passu Pari Passu
2	CityCenter (Aria & Vdara)(1)	Non-Serviced	BX 2025-ARIA

Note A-1

Note A-2

Note A-3

Note A-4

Note A-5

Note A-6

Note A-7

Note A-8

Note A-9

Note A-10

Note A-11

Note A-13

Note A-14

Note A-15

Note A-17

Note A-18

Note A-19

Note A-20-B

Note A-21

Note A-22

Note A-23

Note A-24

Note B-1

Note B-2

Note B-3

Note B-4

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Pari Passu

Subordinate

Subordinate

Subordinate

Subordinate

3	Northshore Mall	Serviced	NAP	Note A-2 Note A-4	Pari Passu Pari Passu

				Note A-6 Note A-7 Note A-8	Pari Passu Pari Passu Pari Passu
4	1 Willoughby Square	Serviced	NAP	Note A-2 Note A-3	Pari Passu Pari Passu
5	535 & 545 5th Avenue	Serviced	NAP	Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10 Note A-11 Note A-12	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu
9	Amazon LAX	Non-Serviced	Benchmark 2025-V19	Note A-1 Note A-2	Pari Passu Pari Passu
10	Etude Self Storage Portfolio	Non-Serviced	Benchmark 2025-V19	Note A-1	Pari Passu
11	Boise Towne Square	Non-Serviced	BMO 2025-5C13	Note A-1	Pari Passu
13	Torrey Heights(2)	Non-Serviced	TORY 2026-HGTS	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6-1 Note A-7 Note B-1 Note B-2 Note B-3	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Subordinate Subordinate Subordinate
27	Kawasaki Motors North America Headquarters	Servicing Shift	(3)	Note A-1	Pari Passu

(1)	For purposes of calculating interest and other amounts payable on the CityCenter (Aria & Vdara) Mortgage Loan, the related Mortgage Note consists of one component (the “CityCenter (Aria & Vdara) Component”).
(2)	For purposes of calculating interest and other amounts payable on the Torrey Heights Mortgage Loan, the related Mortgage Note was divided into two (2) components (each, a “Torrey Heights Component” and, collectively, the “Torrey Heights Components”) as follows: “Torrey Heights Component A” and “Torrey Heights Component B”.
(3)	The Kawasaki Motors North America Headquarters Whole Loan will be serviced under this Agreement until the related Servicing Shift Securitization Date for the related Servicing Shift Lead Note, after which the Kawasaki Motors North America Headquarters Whole Loan will be serviced pursuant to the pooling and servicing agreement for the securitization of such Servicing Shift Lead Note.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer and the other parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01        Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”: As defined in Section 10.07 of this Agreement.

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The internet website of the 17g-5 Information Provider, initially located at “www.ctslink.com”, under the “NRSRO” tab or other applicable tab of the respective transaction, access to which is limited to the Depositor and to NRSROs who have provided an NRSRO Certification to the 17g-5 Information Provider.

“8-K Filing Deadline”: As defined in Section 10.09 of this Agreement.

“AB Modified Loan”: Any Corrected Mortgage Loan (1) that became a Corrected Mortgage Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Other Pooling and Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Acceptable Insurance Default”: With respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any Default arising by reason of the failure of the related Borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the Special Servicer has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event is continuing, with the consent of the Directing Holder (or, if a Control Termination Event is continuing, but other than during the continuance of a Consultation Termination Event, after consulting with the Directing Holder as provided in Section 6.07) and (ii) with respect to any Specially Serviced Loan, after non-binding consultation with the Risk Retention Consultation Party pursuant to Section 6.07 (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either: (x) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (y) such insurance is not available at any rate; provided that the Directing Holder and the Risk Retention Consultation Party, as applicable, will not have more than 30 days to respond to the Master Servicer’s or the Special Servicer’s, as applicable, request for such consent or consultation; provided, further, that upon the Master Servicer’s or the Special Servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Master Servicer or the Special Servicer, as applicable, to consult with the Directing Holder or the Risk Retention Consultation Party, as applicable, the Master Servicer or the Special Servicer, as applicable, will not be required to do so. In making this determination, the Master Servicer or the Special Servicer, as applicable, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant, the cost of which shall be an Additional Trust Fund Expense.

“Accrued AB Loan Interest”: With respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”: The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

“Actual/360 Loans”: The Mortgage Loans indicated as such in the Mortgage Loan Schedule and any related Serviced Companion Loan.

“Additional Form 10-D Disclosure”: As defined in Section 10.06 of this Agreement.

“Additional Form 10-K Disclosure”: As defined in Section 10.07 of this Agreement.

“Additional Secured Debt”: With respect to any Mortgage Loan, any debt owed by the related Borrower to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property as of the Closing Date as set forth on Schedule XI hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate or pari passu loan documents (including any Intercreditor Agreement or subordination agreement).

“Additional Servicer”: Each Affiliate of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Mortgage Loan Sellers or the Underwriters (other than an Affiliate of any such party acting in the capacity of a Mortgage Loan Seller Sub-Servicer), that Services any of the Mortgage Loans, and each Person, other than the Special Servicer, who is not an Affiliate of any of the Master Servicer, the Certificate Administrator, the Trustee, the Mortgage Loan Sellers or the Underwriters, who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance).

“Additional Trust Fund Expense”: Any expense incurred with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss and VRR Realized Loss, as applicable, that would result in the Holders of Non-VRR Certificates or the VRR Interest receiving less than the full amount of principal and/or the Interest Accrual Amount to which they are entitled on any Distribution Date.

“Administrative Cost Rate”: As of any date of determination and with respect to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, and, in the case of each Non-Serviced Mortgage Loan, the related Non-Serviced Mortgage Loan Primary Servicing Fee Rate. For the avoidance of doubt, the Administrative Cost Rate includes any related Non-Serviced Mortgage Loan Primary Servicing Fee Rate.

“Advance”: Any P&I Advance or Servicing Advance.

“Advance Interest Amount”: Interest at the Reimbursement Rate on the aggregate amount of P&I Advances and Servicing Advances for which the Master Servicer or the Trustee, as applicable, has not been reimbursed for the number of days from the date on which such Advance was made to the date of payment or reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance; provided that if, during any

Collection Period in which an Advance was made, the related Borrower makes payment of an amount in respect of which such Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the Master Servicer or the Trustee shall be paid first, from the amount of Default Interest on the related Mortgage Loan (or Whole Loan, with respect to Servicing Advances) actually paid by such Borrower, second, from late payment fees on the related Mortgage Loan (or Whole Loan, with respect to Servicing Advances) actually paid by the related Borrower, and third, upon determining in accordance with the Servicing Standard that such Advance Interest Amount is not recoverable from the amounts described in first or second, from other amounts on deposit in the Collection Account or the Serviced Whole Loan Collection Account, as applicable.

“Adverse REMIC Event”: Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”).

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and the Certificate Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliated Person”: Any Person (other than a Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 of the Act, of such Person.

“Affirmative Asset Review Vote”: As defined in Section 11.01(a) of this Agreement.

“Agent Member”: Members of, or Depository Participants in, the Depository.

“Aggregate Available Funds”: With respect to any Distribution Date, an amount equal to the sum of the following amounts (without duplication):

(a)               the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the related Other Pooling and Servicing Agreement and/or the related Intercreditor Agreement) (including the portion of Loss of Value Payments deposited into the Collection Account pursuant to Section 3.06(e) of this Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the Master Servicer pursuant to Section 3.17(b)) on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the Companion Loan Noteholders), as of the close of business on the related Master Servicer Remittance Date, exclusive of (without duplication):

(i)                                   all Periodic Payments and Balloon Payments paid by the Borrowers that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

(ii)                                all unscheduled payments of principal (including Principal Prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), unscheduled interest, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

(iii)                             all amounts in the Collection Account that are due or reimbursable to any Person other than the Certificateholders pursuant to clauses (ii) through (xv), inclusive, of Section 3.06(a) of this Agreement;

(iv)                             with respect to each Actual/360 Loan and any Distribution Date occurring in (1) each February and (2) any January occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent such amounts are on deposit in the Collection Account pursuant to Section 3.05(e) of this Agreement;

(v)                               all Excess Interest allocable to the Mortgage Loans (which is separately distributed to Holders of the Excess Interest Certificates);

(vi)                            all Yield Maintenance Charges and Prepayment Premiums allocable to the Mortgage Loans;

(vii)                          all amounts deposited in or transferred to the Collection Account in error; and

(viii)                       all Penalty Charges retained in the Collection Account pursuant to Section 3.05(a)(vii) of this Agreement; and

(b)               if and to the extent not already included in clause (a) hereof, the aggregate amount transferred on or before the applicable Determination Date from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date pursuant to Section 3.15(b);

(c)               P&I Advances made by the Master Servicer or the Trustee, as applicable, for such Distribution Date (net of the related Certificate Administrator/Trustee Fee with respect to the Mortgage Loans for which such P&I Advances are made)

(d)               with respect to each Actual/360 Loan and for the Distribution Date occurring in each March (or February, if the related Distribution Date is the final Distribution Date), the Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to Section 3.05(e) of this Agreement;

(e)               the aggregate amount of Gain-on-Sale Proceeds in respect of the Mortgage Loans transferred to the Lower-Tier Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date pursuant to the first paragraph of Section 4.01(g); and

(f)                with respect to each Actual/360 Loan and the Distribution Date in March 2026 (if and to the extent not already included in clause (a) of this definition for the subject Distribution Date), the aggregate Interest Deposit Amount for the Mortgage Pool remitted by the Depositor to the Interest Reserve Account.

“Aggregate Principal Distribution Amount”: For any Distribution Date, an amount equal to the sum of the following amounts:

(i)                                 the Scheduled Principal Distribution Amount for such Distribution Date; and

(ii)                              the Unscheduled Principal Distribution Amount for such Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date shall be reduced, to not less than zero, by the amount of any reimbursements of:

(A)             Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Other Pooling and Servicing Agreement reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)              Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date;

provided, further, that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery shall increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Loan Amount”: (A) With respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (B) with respect to each Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of the related Mortgage Loan allocated to such Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the applicable Mortgage, Loan Agreement or the Mortgage Loan Schedule.

“A.M. Best”: A.M. Best Company, Inc., or its successor in interest.

“Anticipated Repayment Date”: With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

“Anticipated Termination Date”: Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Fitch Permitted Investment Rating”: (A) in the case of such investments with maturities of thirty (30) days or less, the short-term debt or deposit obligations of which are rated at least “F1” by Fitch or the long-term debt or deposit obligations of which are rated at least “A” by Fitch, and (B) in the case of such investments with maturities of more than thirty (30) days, the short-term obligations of which are rated at least “F1+” by Fitch or the long-term obligations of which are rated at least “AA-” by Fitch.

“Applicable KBRA Permitted Investment Rating”: (A) in the case of such investments with maturities of 90 days or less, the short-term debt obligations of which are rated of at least “K3” or the long-term obligations of which are rated at least “BBB-” and (B) in the case of such investments with maturities greater than 90 days but not more than one year, the short-term debt obligations of which are rated of at least “K1” or the long-term obligations of which are rated at least “A-” (in each case, if then rated by KBRA or, if not then rated by KBRA, an equivalent or higher rating assigned by another NRSRO).

“Applicable Law”: As defined in Section 8.02(f) of this Agreement.

“Applicable Moody’s Permitted Investment Rating”: in the case of such investments, the short-term debt obligations of which are rated at least “P-1” by Moody’s or the long-term debt obligations of which are rated at least “A2” by Moody’s.

“Applicable Procedures”: As defined in Section 5.02(c)(ii)(A) of this Agreement.

“Applicable State and Local Tax Law”: For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York and Illinois and (b) such state or local tax laws whose applicability shall have been brought to the attention of the Certificate Administrator by either (i) an opinion of counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”: An appraisal prepared by an Independent MAI appraiser with at least five years’ experience in properties of like kind and in the same area.

“Appraisal Reduction Amount”: For any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, an amount calculated by the Master Servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder, and, during the continuance of an Operating Advisor Consultation Event, in consultation with the Operating Advisor to the extent set forth in Section 6.07 of this Agreement) as of the first Determination Date that is at least 10 Business Days following the later of (i) the date the Master Servicer receives from the Special Servicer the related Appraisal (and any information reasonably requested by the Master Servicer from the Special Servicer, to the extent such information is in the possession of the Special Servicer, necessary to calculate the Appraisal Reduction Amount) or the Special Servicer’s Small Loan Appraisal Estimate (and thereafter by the first Determination Date following any material change in the amounts set forth in the following equation) and (ii) the occurrence of such Appraisal Reduction Event equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over (b) the excess of (i) the sum of: (A) 90% of the appraised value of the related Mortgaged Property as determined (1) by one or more Appraisals obtained by the Special Servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the Master Servicer as a Servicing Advance), minus such downward adjustments as the Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisals and any other information it deems relevant, or (2) by an internal valuation performed by the Special Servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, plus (B) all escrows, letters of credit and reserves, plus (C) all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan (whether paid or then payable by any insurance company or government authority), over (ii) the sum as of the Due Date occurring in the month of the date of determination of (without duplication) (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (or with respect to the applicable Serviced Whole Loan, the weighted average of the Mortgage Rates for the related Mortgage Loan and related Serviced Companion Loans) (and any accrued and unpaid interest on any Subordinate Companion Loan), (B) all unreimbursed Servicing Advances and the principal portion of all unreimbursed P&I Advances, and all unpaid interest on Advances at the Reimbursement Rate, in respect of such Mortgage Loan or Serviced Whole Loan, (C) any other unpaid Additional Trust Fund Expenses in respect of such Mortgage Loan or Serviced Whole Loan (but subject to the provisions of Section 1.02(e)), (D) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows or reserves therefor) that have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable, and (E) all other amounts due and unpaid with respect to such Mortgage Loan or Serviced Whole Loan that, if not paid by the related Borrower, would result in a shortfall in distributions to the

Certificateholders, except for Prepayment Premiums and Yield Maintenance Charges payable due to an acceleration of such Mortgage Loan or Serviced Whole Loan following a default thereunder; provided that, without limiting the Special Servicer’s obligation to order and obtain such Appraisal, if the Special Servicer has not obtained an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate, as applicable, referred to above within 60 days of the Appraisal Reduction Event, the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or the applicable Serviced Whole Loan until such time as such Updated Appraisal or Small Loan Appraisal Estimate referred to above is received and the Appraisal Reduction Amount is recalculated.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Serviced Mortgage Loan and any related Serviced Companion Loan or the related REO Property will be reduced to zero as of the date the related Mortgage Loan or Serviced Whole Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund. In addition, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan as to which an Appraisal Reduction Event has occurred, such Serviced Mortgage Loan or related Serviced Companion Loan shall no longer be subject to the Appraisal Reduction Amount if (a) such Serviced Mortgage Loan or Serviced Companion Loan has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan) and (b) no other Appraisal Reduction Event is continuing.

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the mortgage loans and companion loans, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced Whole Loan (other than a Serviced Whole Loan with a related Subordinate Companion Loan) with a Serviced Pari Passu Companion Loan shall be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan that is pari passu in right of payment with such Mortgage Loan, if any, based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced Whole Loan with a related Subordinate Companion Loan shall be allocated first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loans based upon their respective Stated Principal Balances.

For any Distribution Date and for any Non-Serviced Mortgage Loan as to which an Appraisal Reduction Event has occurred, the Appraisal Reduction Amount shall be an amount calculated by the applicable servicer in accordance with and pursuant to the terms of the related Other Pooling and Servicing Agreement.

“Appraisal Reduction Event”: With respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, the earliest of (i) the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan, (ii) the 120th day following the occurrence of any uncured Delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan, (iii) (x) the 30th day following the date on which the related Borrower has filed a bankruptcy petition, (y) the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan, or (z) the 60th day following the related Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan, (iv) the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property and (v) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, however, that if (a) the related Borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related Maturity Date or extended Maturity Date, a statement to that effect, and delivers, within 30 days following the related Maturity Date or extended Maturity Date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the Special Servicer (who shall promptly deliver a copy to the Master Servicer, the Operating Advisor and the Directing Holder (but only if no Consultation Termination Event is continuing)), (b) the related Borrower continues to make its Assumed Scheduled Payment, and (c) no other Appraisal Reduction Event has occurred with respect to such Mortgage Loan or Serviced Whole Loan, then an Appraisal Reduction Event shall not occur until the earlier of (1) 120 days beyond the related Maturity Date (or extended Maturity Date) and (2) the termination of such refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement. The Special Servicer shall notify the Master Servicer promptly upon the occurrence of any of the foregoing events with respect to any Specially Serviced Loan.

“Appraised-Out Class”: As defined in Section 4.08(b) of this Agreement.

“Arbitration Services Provider”: As defined in Section 2.03(n)(i) of this Agreement.

“ARD Loan”: Any Mortgage Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Borrower has not prepaid such Mortgage Loan in full, any principal outstanding on that date will accrue interest at the Revised Rate rather than the Initial Rate.

“ASR Consultation Process”: As defined in Section 3.23(e)(x) of this Agreement.

“Asset-Level Basis”: With respect to the Operating Advisor’s evaluation of the Special Servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on Performing Loans and Serviced Companion Loans) under this Agreement, taking into account the Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any assessment of compliance report, attestation report, Major Decision Reporting Package (after the occurrence and continuance of an Operating Advisor Consultation Event or with respect to Specially Serviced Loans), Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event), Final Asset Status Report and other information, in each case delivered to the Operating Advisor by the Special Servicer or made available to Privileged Persons that are posted on the Certificate

Administrator’s Website during the prior calendar year (together with any additional information and material reviewed by the Operating Advisor) (other than any communications between the Directing Holder and the Special Servicer that would be Privileged Information) pursuant to this Agreement.

“Asset Representations Reviewer”: Park Bridge Lender Services LLC, a New York limited liability company, or its successor in interest, or any successor Asset Representations Reviewer appointed as herein provided.

“Asset Representations Reviewer Asset Review Fee”: As defined in Section 11.02(a) of this Agreement.

“Asset Representations Reviewer Fee Cap”: As defined in Section 11.02(a) of this Agreement.

“Asset Representations Reviewer Surveillance Personnel”: The divisions and individuals of the Asset Representations Reviewer who are involved in the performance of the duties of the Asset Representations Reviewer under this Agreement.

“Asset Representations Reviewer Termination Event”: As defined in Section 11.05(a) of this Agreement.

“Asset Review”: A review of the compliance of each Delinquent Loan with certain representations and warranties of the applicable Mortgage Loan Seller, in accordance with the Asset Review Standard and the procedures set forth on Exhibit JJ hereto.

“Asset Review Notice”: As defined in Section 11.01(b) of this Agreement.

“Asset Review Quorum”: In connection with any solicitation of votes to authorize an Asset Review as described in Section 11.01(a), the Certificateholders evidencing at least 5% of the aggregate Voting Rights represented by the Certificates.

“Asset Review Report”: A report setting forth the results of an Asset Review substantially in the form attached hereto as Exhibit HH.

“Asset Review Report Summary”: As defined in Section 11.01(b)(viii) of this Agreement, a summary report setting forth the conclusions of an Asset Review Report substantially in the form attached hereto as Exhibit II.

“Asset Review Standard”: The performance of the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement. All determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

“Asset Review Trigger”: Any time that either (1) Mortgage Loans having an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the aggregate outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) (or a portion of any REO Loan in the case of a Whole Loan) held by the Trust as of the end of the applicable Collection Period.

“Asset Review Vote Election”: As defined in Section 11.01(a) of this Agreement.

“Asset Status Report”: As defined in Section 3.23(e) of this Agreement.

“Assignment of Leases, Rents and Profits”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”: For any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its Balloon Payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant Periodic Payment or the original amortization schedule of such Mortgage Loan (as calculated with interest at the related Mortgage Rate) (if any), if applicable, assuming such Balloon Payment had not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of such Mortgage Loan or REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan) at its applicable Mortgage Rate (net of interest at the related Servicing Fee Rate (other than, in the case of any Non-Serviced Mortgage Loan, at the servicing fee rate pursuant to the related Other Pooling and Servicing Agreement)).

“Assumption Fees”: Any fees (other than assumption application fees) collected by the Master Servicer or the Special Servicer in connection with an assumption of a Serviced Mortgage Loan or Serviced Companion Loan or related substitution of a Borrower (or an interest therein) thereunder (in each case, as permitted or set forth in the related Loan Documents or under the provisions of this Agreement).

“Authenticating Agent”: Any authenticating agent appointed by the Certificate Administrator pursuant to Section 3.18 of this Agreement.

“Available Funds”: With respect to any Distribution Date, an amount equal to the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date.

“Balloon Loan”: Any Mortgage Loan or Serviced Whole Loan that requires a payment of principal on the maturity date in excess of its constant Periodic Payment.

“Balloon Payment”: With respect to each Balloon Loan, the scheduled payment of principal due on the Maturity Date (less principal included in the applicable amortization schedule or scheduled Periodic Payment).

“Base Interest Fraction”: With respect to any Principal Prepayment on any Mortgage Loan and for:

(A)       any of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates with a Pass-Through Rate equal to either the WAC Rate or the WAC Rate less a specified rate, a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which (i) the Net Mortgage Rate on such Mortgage Loan during the related Interest Accrual Period exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment; provided, however, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related Interest Accrual Period, then the respective Base Interest Fraction shall be zero; provided, further, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related Interest Accrual Period, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction shall be one; and

(B)       any of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates with a Pass-Through Rate equal to a fixed per annum rate, a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date, and net of the Administrative Cost Rate) during the related Interest Accrual Period multiplied by 365/360 exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment; provided, however, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, then the respective Base Interest Fraction shall be zero; provided, further, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction shall be one.

To the extent that the “yield rate” referred to in the immediately preceding paragraph to be provided by the Master Servicer is not provided in the related Loan Documents, such “yield rate” shall be, when compounded monthly, equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the Maturity Date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield shall be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the Maturity Date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date shall be selected.

“BCREI”: Barclays Capital Real Estate Inc., in its capacity as a Mortgage Loan Seller, and its successors in interest.

“BCREI Indemnification Agreement”: The agreement dated as of the Pricing Date, between BCREI, the Depositor, the Underwriters and the Initial Purchasers.

“BCREI Purchase Agreement”: The Mortgage Loan Purchase Agreement dated and effective the Pricing Date, between BCREI and the Depositor.

“Bid Allocation”: With respect to the Master Servicer and each Sub-Servicer therefor and the proceeds of any bid pursuant to Section 7.01(a) of this Agreement, the amount of such proceeds (net of any expenses incurred in connection with such bid and the transfer of servicing), multiplied by a fraction equal to (a) the Servicing Fee Amount for the Master Servicer or such Sub-Servicer therefor, as the case may be, as of such date of determination, over (b) the aggregate of the Servicing Fee Amounts for the Master Servicer and all Sub-Servicers therefor as of such date of determination.

“BMO”: Bank of Montreal, in its capacity as a Mortgage Loan Seller, and its successors in interest.

“BMO Indemnification Agreement”: The agreement dated as of the Pricing Date, between BMO, the Depositor, the Underwriters and the Initial Purchasers.

“BMO Purchase Agreement”: The Mortgage Loan Purchase Agreement dated and effective the Pricing Date, between BMO and the Depositor.

“Book-Entry Certificate” shall mean any Certificate registered in the name of the Depository or its nominee.

“Borrower”: With respect to any Mortgage Loan, Companion Loan or Serviced Whole Loan, any obligor or obligors on any related Mortgage Note or Mortgage Notes, including in connection with a Mortgage Loan, Companion Loan or Serviced Whole Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner / payment guarantor / mortgagor, individually and collectively, as the context may require.

“Borrower Accounts”: As defined in Section 3.07(a) of this Agreement.

“Borrower Party”: A borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate”: With respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other Person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, or (b) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Breach”: As defined in Section 2.03(e) of this Agreement.

“Business Day”: Any day other than (i) a Saturday or a Sunday, (ii) a day on which (a) banking institutions in New York, Kansas, Pennsylvania, Florida or any of the jurisdictions in which any of the respective primary servicing or corporate offices of the master servicer or any special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account, any other account required to be established under this Agreement or other trust administration accounts are located, or (b) the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

“Calculation Rate”: A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payment on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrowers on similar non-defaulted debt of the Borrowers as of such date of determination, (2) the applicable Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent related Appraisal (or Updated Appraisal) of the related Mortgaged Property.

“Cash Collateral Account”: With respect to any Mortgage Loan or Serviced Whole Loan that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee, on behalf of the Certificateholders, as successor to the related Mortgage Loan Seller. Any Cash

Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Loan Documents and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the related Mortgage Loan or Serviced Whole Loan. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable. To the extent not inconsistent with the terms of the related Loan Documents, each such Cash Collateral Account shall be an Eligible Account.

“Cash Collateral Account Agreement”: With respect to any Mortgage Loan or Serviced Whole Loan, the cash collateral account agreement, if any, between the related Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

“Certificate”: Any Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class A-M, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class S or Class R and the VRR Interest issued, authenticated and delivered hereunder.

“Certificate Administrator”: Computershare Trust Company, National Association, a national banking association, in its capacity as Certificate Administrator, or its successor in interest, or any successor Certificate Administrator appointed as herein provided. Computershare Trust Company, National Association will perform its obligations as Certificate Administrator hereunder through its Computershare Corporate Trust division (including, as applicable, any agents or affiliates utilized thereby).

“Certificate Administrator Personnel”: The divisions and individuals of the Certificate Administrator who are involved in the performance of the duties of the Certificate Administrator under this Agreement.

“Certificate Administrator/Trustee Fee”: With respect to each Mortgage Loan and REO Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the Certificate Administrator/Trustee Fee Rate (computed on the same accrual basis as interest accrues on the related Mortgage Loan and REO Loan) multiplied by (ii) the Stated Principal Balance of such Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or REO Loan on such Due Date). The Certificate Administrator/Trustee Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement. For the avoidance of doubt, the Certificate Administrator/Trustee Fee with respect to each Mortgage Loan and REO Loan shall be payable from the Lower-Tier REMIC.

“Certificate Administrator/Trustee Fee Rate”: A rate equal to 0.01063% per annum.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”: With respect to any Class of Principal Balance Certificates and the VRR Interest, (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class as specified in the Preliminary Statement to this Agreement and (b) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of such Class on the Distribution Date immediately prior to such date of determination less any distributions allocable to principal and any allocations of Realized Losses or VRR Realized Losses, as applicable, made thereon on such prior Distribution Date.

“Certificate Custodian”: Initially, the Certificate Administrator; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Certificate Administrator.

“Certificate Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes. Each of the Trustee, the Certificate Administrator and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Certificate Owner under this Agreement, that such Person executes an Investor Certification.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.02 of this Agreement.

“Certificateholder”: The Person in whose name a Certificate (including the VRR Interest) is registered in the Certificate Register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Certificate (including the VRR Interest) registered in the name of or beneficially owned by (i) the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons or (ii) any Borrower Party, in each case shall be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class Certificates owned by an Excluded Controlling Class Holder shall not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class Certificates owned by the Special Servicer or an Affiliate thereof shall not be deemed to be outstanding as to the Special Servicer or such Affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions shall not apply in the case of the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities hereunder or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the Master Servicer or the Special Servicer, the Master Servicer and the Special Servicer or such Affiliate of either shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder; and provided, further, that such restrictions shall not apply to (i) the exercise of the Special Servicer’s, the Master Servicer’s or any Mortgage Loan Seller’s rights, if any, or any of their Affiliates as a member of the Controlling Class, or (ii) any Affiliate of the Depositor, the Master Servicer, any Special Servicer, the Trustee or the Certificate Administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the Depositor, the Master Servicer, such Special Servicer, the Trustee or the Certificate Administrator, as applicable. The Trustee and the Certificate Administrator shall each be entitled to request and rely upon a certificate of the Master Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificateholder Quorum”: In connection with any solicitation of votes in connection with the replacement of the Special Servicer pursuant to Section 3.22(d) of this Agreement (other than as a result of the replacement of the Special Servicer at the recommendation of the Operating Advisor) or the Asset Representations Reviewer pursuant to Section 11.05(b) of this Agreement, the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates pursuant to Section 4.08 of this Agreement, except in the case of the termination of the Asset Representations Reviewer pursuant to Section 11.05(b) of this Agreement) of all Principal Balance Certificates and the VRR Interest on an aggregate basis.

“Certificateholder Repurchase Request”: As defined in Section 2.03(k) of this Agreement.

“Certification Parties”: As defined in Section 10.08 of this Agreement.

“Certifying Certificateholder”: A Certificateholder or Certificate Owner that has provided the Trustee or the Certificate Administrator with an executed Investor Certification.

“Certifying Person”: As defined in Section 10.08 of this Agreement.

“Certifying Servicer”: As defined in Section 10.11 of this Agreement.

“Class”: All of the Certificates that collectively bear the same alphabetical or alphanumeric Class designation and each separately designated Lower-Tier Regular Interest.

“Class A-1 Certificate”: Any one of the Certificates with a “Class A-1” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class A-1 Pass-Through Rate”: A fixed per annum rate equal to 4.3320%.

“Class A-2 Certificate”: Any one of the Certificates with a “Class A-2” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class A-2 Pass-Through Rate”: A fixed per annum rate equal to 4.6970%.

“Class A-3 Certificate”: Any one of the Certificates with a “Class A-3” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class A-3 Pass-Through Rate”: A fixed per annum rate equal to 5.1840%.

“Class A-M Certificate”: Any one of the Certificates with a “Class A-M” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class A-M Pass-Through Rate”: A fixed per annum rate equal to 5.4360%.

“Class B Certificate”: Any one of the Certificates with a “Class B” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class B Pass-Through Rate”: A per annum rate equal to the lesser of (i) 5.6870% and (ii) the WAC Rate that corresponds to the related Interest Accrual Period.

“Class C Certificate”: Any one of the Certificates with a “Class C” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class C Pass-Through Rate”: A per annum rate equal to 5.4360%.

“Class D Certificate”: Any one of the Certificates with a “Class D” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class D Pass-Through Rate”: A fixed per annum rate equal to 4.5000%.

“Class E Certificate”: Any one of the Certificates with a “Class E” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class E Pass-Through Rate”: A per annum rate equal to (i) the WAC Rate that corresponds to the related Interest Accrual Period minus (ii) 1.8200%, but in any case, not less than 0.000%.

“Class F-RR Certificate”: Any one of the Certificates with a “Class F-RR” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class F-RR Pass-Through Rate”: A per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

“Class G-RR Certificate”: Any one of the Certificates with a “Class G-RR” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class G-RR Pass-Through Rate”: A per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

“Class LA-1 Interest”, “Class LA-2 Interest”, “Class LA-3 Interest”, “Class LA-M Interest”, “Class LB Interest”, “Class LC Interest”, “Class LD Interest”, “Class LE Interest”, “Class LFRR Interest”, “Class LGRR Interest” and “Class LVRR Interest”: Each, a regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01 of this Agreement.

“Class LTR Interest”: The sole class of “residual interests” in the Lower-Tier REMIC, which will be represented by the Class R Certificates.

“Class R Certificate”: Any one of the Certificates with a “Class R” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement. The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Amount.

“Class S Certificate”: Any one of the Certificates with a “Class S” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement. The Class S Certificates represent undivided beneficial interests in the Non-VRR Percentage of the Class S Specific Grantor Trust Assets.

“Class S Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) any Excess Interest and (ii) amounts held from time to time in the Excess Interest Distribution Account.

“Class UTR Interest”: The sole class of “residual interests” in the Upper-Tier REMIC, which will be represented by the Class R Certificates.

“Class X Certificates”: The Class X-A, Class X-B, Class X-D and Class X-E Certificates, collectively.

“Class X Component”: Each of the Class X-A Components, the Class X-B Components, the Class X-D Component and the Class X-E Component.

“Class X Component Notional Amount”: With respect to each Class X Component and any date of determination, an amount equal to the then Lower-Tier Principal Balance of its Corresponding Lower-Tier Regular Interest.

“Class X Notional Amount”: The Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the Class X-E Notional Amount, as applicable, and as the context may require.

“Class X-A Certificate”: Any one of the Certificates with a “Class X-A” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class X-A Components”: Each of Component XA-1, Component XA-2, Component XA-3 and Component XA-M.

“Class X-A Notional Amount”: As of any date of determination, the sum of the then Class X Component Notional Amounts of all of the Class X-A Components.

“Class X-A Pass-Through Rate”: With respect to any Distribution Date, the weighted average of the Class X-A Strip Rates for the respective Class X-A Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Class X Components outstanding immediately prior to such Distribution Date. The Class X-A Pass-Through Rate for the initial Distribution Date is 1.2246% per annum.

“Class X-A Strip Rate”: With respect to any Class X-A Component for any Distribution Date, the excess, if any, of (i) the WAC Rate for such Distribution Date over (ii) the Pass-Through Rate for such Distribution Date for the Corresponding Certificates.

“Class X-B Certificate”: Any one of the Certificates with a “Class X-B” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class X-B Components”: Each of Component XB and Component XC.

“Class X-B Notional Amount”: As of any date of determination, the sum of the then Class X Component Notional Amounts of all of the Class X-B Components.

“Class X-B Pass-Through Rate”: With respect to any Distribution Date, the weighted average of the Class X-B Strip Rates for the respective Class X-B Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Class X Components outstanding immediately prior to such Distribution Date. The Class X-B Pass-Through Rate for the initial Distribution Date is 0.7515% per annum.

“Class X-B Strip Rate”: With respect to any Class X-B Component for any Distribution Date, the excess, if any, of (i) the WAC Rate for such Distribution Date over (ii) the Pass-Through Rate for such Distribution Date for the Corresponding Certificates.

“Class X-D Certificate”: Any one of the Certificates with a “Class X-D” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class X-D Component”: Component XD.

“Class X-D Notional Amount”: As of any date of determination, the then Class X Component Notional Amount of the Class X-D Component.

“Class X-D Pass-Through Rate”: With respect to any Distribution Date, the Class X-D Strip Rate for the Class X-D Component for such Distribution Date. The Class X-D Pass-Through Rate for the initial Distribution Date is 1.8289% per annum.

“Class X-D Strip Rate”: With respect to the Class X-D Component for any Distribution Date, the excess, if any, of (i) the WAC Rate for such Distribution Date over (ii) the Pass-Through Rate for such Distribution Date for the Corresponding Certificates.

“Class X-E Certificate”: Any one of the Certificates with a “Class X-E” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class X-E Component”: Component XE.

“Class X-E Notional Amount”: As of any date of determination, the then Class X Component Notional Amount of the Class X-E Component.

“Class X-E Pass-Through Rate”: With respect to any Distribution Date, the Class X-E Strip Rate for the Class X-E Component for such Distribution Date. The Class X-E Pass-Through Rate for the initial Distribution Date is 1.8200% per annum.

“Class X-E Strip Rate”: With respect to the Class X-E Component for any Distribution Date, the excess, if any, of (i) the WAC Rate for such Distribution Date over (ii) the Pass-Through Rate for such Distribution Date for the Corresponding Certificates.

“Clearstream”: Clearstream Banking Luxembourg or any successor thereto.

“Closing Date”: February 19, 2026.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collateral Deficiency Amount” With respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related Borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator shall be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount.

“Collection Account”: The trust account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Collection Account” and which must be an Eligible Account.

“Collection Period”: With respect to any Distribution Date and each Mortgage Loan (including any related Companion Loan), the period that begins on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day shall be deemed to have been received during such Collection Period and not during any other Collection Period.

“Commission”: The Securities and Exchange Commission.

“Communication Request”: As defined in Section 5.05(a) of this Agreement.

“Companion Loan”: A Serviced Companion Loan or Non-Serviced Companion Loan, as applicable and as the context may require.

“Companion Loan Noteholder”: A holder of a Companion Loan.

“Companion Loan Rating Agency”: Any NRSRO rating any class of Serviced Pari Passu Companion Loan Securities.

“Compensating Interest Payment”: An amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary Principal Prepayments received in respect of the Serviced Mortgage Loans or Serviced Pari Passu Companion Loans (in each case, other than (a) a Non-Serviced Mortgage Loan, (b) a Specially Serviced Loan or (c) a Mortgage Loan or any related Serviced Companion Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions such that the related Borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the interest accrual period occurring following the date of such prepayment) for the related Distribution Date, and (ii) the aggregate of (A) the portion of its Master Servicing Fee (calculated for this purpose at a per annum rate equal to (1) 0.00125% (0.125 basis points) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial Sub-Servicer, and (2) 0.000625% (0.0625 basis points) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial Sub-Servicer) that is being paid in such Collection Period with respect to the Mortgage Loans, Serviced Pari Passu Companion Loans or REO Loans serviced by it, (B) all Prepayment Interest Excess received by the Master Servicer during the related Collection Period on the Mortgage Loans (and, for so long as a Whole Loan is serviced under this Agreement, any related Pari Passu Companion Loan) and (C) to the extent earned on principal prepayments, net investment earnings payable to the Master Servicer for such Collection Period received by the Master Servicer during such Collection Period with respect to the Mortgage Loan or any related Pari Passu Companion Loan, as applicable, subject to such prepayment; provided that if any Prepayment Interest Shortfall occurs with respect to any Mortgage Loan as a result of the Master Servicer’s failure to enforce the related Loan Documents (a “Prohibited Prepayment”) regarding principal prepayments (other than in connection with (a) a Non-Serviced Mortgage Loan, (b) subsequent to a default under the related Loan Documents (provided that the Master Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (c) at the request of or with the consent of the Special Servicer or, for so long as no Control Termination Event is continuing (other than with respect to the Mortgage Loans other than an Excluded Loan or any Servicing Shift Whole Loan), the Directing Holder, (d) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (e) in connection with the payment of Insurance and Condemnation Proceeds unless the Master Servicer did not apply the proceeds thereof in accordance with the terms of the related Loan Documents and such failure caused the shortfall or (f) a previously Specially Serviced Loan with respect to which the Special Servicer has waived or amended the prepayment restriction such that the related Borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the interest accrual period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer shall pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Companion Loan, otherwise described in clause (i) above in connection with such Prohibited Prepayments. The Master Servicer’s obligation to pay the

Compensating Interest Payment, and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls against those amounts, shall not be cumulative.

“Component XA-1”: One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Class LA-1 Interest as of any date of determination.

“Component XA-2”: One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Class LA-2 Interest as of any date of determination.

“Component XA-3”: One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Class LA-3 Interest as of any date of determination.

“Component XA-M”: One of the components of the Class X-A Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Class LA-M Interest as of any date of determination.

“Component XB”: One of the components of the Class X-B Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Class LB Interest as of any date of determination.

“Component XC”: One of the components of the Class X-B Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Class LC Interest as of any date of determination.

“Component XD”: The component of the Class X-D Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Class LD Interest as of any date of determination.

“Component XE”: The component of the Class X-E Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Class LE Interest as of any date of determination.

“Condemnation Proceeds”: Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Borrower in accordance with the terms of the REMIC Provisions and the applicable Loan Documents for the related Mortgage Loan or Serviced Whole Loan) or, if applicable, with respect to the Mortgaged Property securing a Serviced Whole Loan, any portion of such amounts payable to the holders of the applicable Mortgage Loan. With respect to the Mortgaged Property securing any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan shall be included in Condemnation Proceeds.

“Consultation Termination Event”: An event that will occur and be continuing (a) with respect to any Mortgage Loan (other than any Servicing Shift Mortgage Loan and Serviced AB Mortgage Loan) or any Serviced Whole Loan (other than any Servicing Shift Whole Loan or any Serviced AB Whole Loan), when one or more of the following is true: (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that Class, (ii) the holder of the Class E Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of this Agreement, or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; provided, that no Consultation Termination Event resulting solely from the operation of clause (ii) shall be deemed to have existed or be in continuance with respect to a successor holder of Class E Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, further, that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to each such Servicing Shift Whole Loan and the term “Consultation Termination Event” shall not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; and (b) with respect to any Serviced AB Whole Loan, when a related Control Appraisal Period has occurred and is continuing and the events described in clause (a) above are occurring; provided, further, that a Consultation Termination Event shall not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event shall be deemed to exist.

“Control Appraisal Period”: With respect to the AB Whole Loans, shall have the meaning assigned to the term “Control Appraisal Period” in the related Intercreditor Agreement.

“Control Eligible Certificates”: Any of the Class E, Class F-RR or Class G-RR Certificates; provided that each of the Class E and Class F-RR Certificates shall only be Control Eligible Certificates for so long as RREF V – D AIV RR L, LLC, Rialto Capital Advisors, LLC or any of their affiliates is the Holder of the majority (by Certificate Balance) of such Class of Certificates.

“Control Termination Event”: An event that will occur and be continuing (a) with respect to any Mortgage Loan (other than any Serviced AB Mortgage Loan and any Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than any Serviced AB Whole Loan and any Servicing Shift Whole Loan), when one or more of the following is true: (i) there is no Class of Control Eligible Certificates that has a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.08(a) hereof) equal to at least 25% of the initial Certificate Balance of such Class, (ii) the holder of the Class E Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to this Agreement, or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; provided, that no Control Termination Event resulting solely from the operation of clause (ii) shall be deemed to have existed or be in continuance with respect to a successor holder of Class E Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, further, that a Control Termination Event shall not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates has been reduced to zero; and provided, further, that no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to any Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; and (b) with respect to each Serviced AB Whole Loan, when a related Control Appraisal Period is continuing and the events described in clause (a) above are occurring;

With respect to Excluded Loans related to the Directing Holder, a Control Termination Event shall be deemed to exist.

“Controlling Class”: As of any date of determination, the most subordinate Class of Control Eligible Certificates then-outstanding that has a then aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.08(a) of this Agreement) at least equal to 25% of the initial Certificate Balance of that Class or if no Class of Control Eligible Certificates meets the preceding requirement, the most senior Class of Control Eligible Certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such Classes, have been reduced to zero, the Controlling Class shall be the most subordinate Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” shall be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class. The Controlling Class as of the Closing Date will be the Class G-RR Certificates.

“Controlling Class Certificateholder”: Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar from time to time, upon request by any party to this Agreement.

“Controlling Companion Loan”: With respect to any Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, in accordance with the Intercreditor Agreement, will be the “Lead Note”, “Controlling Note” or similarly defined term as identified in the related Intercreditor Agreement.

“Corporate Trust Office”: The offices of the Trustee and Certificate Administrator are located, (i) with respect to the Trustee, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Computershare Corporate Trust – Benchmark 2026-V20, (ii) with respect to the Certificate Administrator, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Computershare Corporate Trust – Benchmark 2026-V20, and (iii) in the case of any surrender, transfer or exchange, at 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: CTS –

Certificate Transfers Services – Benchmark 2026-V20, or the principal trust office of any successor certificate administrator qualified and appointed pursuant to this Agreement.

“Corrected Mortgage Loan”: As defined under the definition of Specially Serviced Loan.

“Corresponding Certificates”: As defined in the Preliminary Statement with respect to any Corresponding Lower-Tier Regular Interests.

“Corresponding Lower-Tier Regular Interests”: As defined in the Preliminary Statement with respect to any Corresponding Certificates.

“CREFC®”: Commercial Real Estate Finance Council®, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Trustee, the Special Servicer and, if no Control Termination Event is continuing, the Directing Holder.

“CREFC® Advance Recovery Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC® Website.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans or Serviced Whole Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally. In connection with preparing the CREFC® Comparative Financial Status Report, the Master Servicer shall process (a) interim financial statements beginning with interim financial statements for the fiscal quarter ending June 30, 2026 (to the extent that the related Borrower provides sufficient information to report pursuant to CREFC® guidelines), and (b) annual financial statements beginning with annual financial statements for the 2026 fiscal year.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans or Serviced Whole Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally. The initial data for this report shall be provided by each Mortgage Loan Seller.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans or Serviced Whole Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan), and for any Distribution Date, the amount of interest accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same principal balance, in the same manner, and for the same number of days as any related interest payment with regards to the Mortgage Loan or REO Loan as of the close of business on the

Distribution Date which such Interest Accrual Period is computed. Any payments of the CREFC® Intellectual Property Royalty License Fee shall be made to “CRE Finance Council” and delivered by wire transfer pursuant to the following instructions (or such other instructions as may hereafter be furnished by CREFC® to the Master Servicer in writing at least two Business Days prior to the Master Servicer Remittance Date):

Account Name: Commercial Real Estate Finance Council (CREFC®)
Bank Name: JPMorgan Chase Bank, National Association
Bank Address: 80 Broadway, New York, NY 10005
Routing Number: 021000021
Account Number: 213597397

“CREFC® Intellectual Property Royalty License Fee Rate”: A rate equal to 0.00050% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package (CREFC® IRP)”:

(a)               the following eight electronic files: (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File, (vii) CREFC® Special Servicer Loan File and (viii) CREFC® Schedule AL File;

(b)               the following eleven supplemental reports: (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watch List, (vii) CREFC® Loan Level Reserve/LOC Report, (viii) CREFC® NOI Adjustment Worksheet, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report and (xi) CREFC® Reconciliation of Funds Report;

(c)               the following eight templates: (i) CREFC® Appraisal Reduction Template, (ii) CREFC® Servicer Realized Loss Template, (iii) CREFC® Reconciliation of Funds Template, (iv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CREFC® Historical Liquidation Loss Template, (vi) CREFC® Interest Shortfall Reconciliation Template, (vii) CREFC® Servicer Remittance to Trustee Template and (viii) CREFC® Significant Insurance Event Template; and

(d)               such other reports and data files as CREFC® may designate as part of the “CREFC® Investor Reporting Package (CREFC® IRP)” from time to time generally.

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve/LOC Report” available and effective from time to time on the CREFC® Website.

“CREFC® Loan Periodic Update File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC® Loan Periodic Update File” available and effective from time to time on the CREFC® Website and, provided that each CREFC® Loan Periodic Update File shall be accompanied by a CREFC® Advance Recovery Report, if such report is required for a particular month, and all references herein to “CREFC® Loan Periodic Update File” shall be construed accordingly.

“CREFC® Loan Setup File”: The data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC® Loan Setup File” available and effective from time to time on the CREFC® Website.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available and effective from time to time on the CREFC® Website.

“CREFC® Operating Statement Analysis Report”: A report (i) for single Mortgaged Property Mortgage Loans, prepared with respect to such Mortgaged Property and (ii) for Mortgage Loans secured by more than one Mortgaged Property, in the aggregate, substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available and effective from time to time on the CREFC® Website.

“CREFC® Property File”: The monthly data file substantially in the form of, and containing the information called for, in the downloadable form of the “CREFC® Property File” available and effective from time to time on the CREFC® Website.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available and effective from time to time on the CREFC® Website.

“CREFC® Schedule AL File”: The data file in the “Schedule AL File” format substantially in the form of and containing the information required by Items 1111(h)(1), 1111(h)(2) and 1111(h)(3) of Regulation AB, Item 1125 of Regulation AB and Item 601(b)(102) of Regulation S-K and otherwise called for therein, or such other form containing such required information for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available and effective from time to time on the CREFC® Website.

“CREFC® Special Servicer Loan File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available and effective from time to time on the CREFC® Website.

“CREFC® Supplemental Servicer Reports”: The CREFC® Delinquent Loan Status Report, the CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC® REO Status Report, the CREFC® Servicer Watch List, the CREFC® NOI Adjustment Worksheet, the CREFC® Comparative Financial Status Report, the CREFC® Operating Statement Analysis Report, the CREFC® Loan Level Reserve/LOC Report, the CREFC® Advance Recovery Report and the CREFC® Total Loan Report.

“CREFC® Total Loan Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available and effective from time to time on the CREFC® Website.

“CREFC® Website”: The CREFC®’s Website located at www.crefc.org or such other primary website as the CREFC® may establish for dissemination of its report forms.

“CREFI”: Citi Real Estate Funding Inc., in its capacity as a Mortgage Loan Seller, and its successors in interest.

“CREFI Indemnification Agreement”: The agreement dated as of the Pricing Date, between CREFI, the Depositor, the Underwriters and the Initial Purchasers.

“CREFI Mortgage Loans”: Each Mortgage Loan transferred and assigned to the Depositor pursuant to the CREFI Purchase Agreement.

“CREFI Purchase Agreement”: The Mortgage Loan Purchase Agreement dated and effective the Pricing Date, between CREFI and the Depositor.

“Crossover Date”: The Distribution Date, if any, on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR Certificates is (or will be) reduced to zero.

“Cumulative Appraisal Reduction Amount”: As of any date of determination as to any Mortgage Loan, the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator shall be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“Custodial Agreement”: The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Certificate Administrator, in the form agreed to by the Certificate Administrator and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof. No Custodial Agreement will be required if the Custodian is the same party as the Certificate Administrator.

“Custodian”: Any Custodian appointed pursuant to Section 3.19 of this Agreement. If a Custodian is not so appointed, then the Custodian shall be the Certificate Administrator. The Custodian may (but need not) be the Certificate Administrator, the Trustee or the Master Servicer or any Affiliate of the Certificate Administrator, the Trustee or the Master Servicer. Computershare Trust Company, National Association will perform its obligations as Custodian hereunder through its Document Custody division (including, as applicable, any agents or affiliates utilized thereby).

“Cut-off Date”: With respect to each Mortgage Loan, the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date subsequent to February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

“Cut-off Date Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan, as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBNY”: Deutsche Bank AG, acting through its New York Branch, in its capacity as the holder of the VRR Interest, and its successors in interest.

“Debt Service Coverage Ratio”: With respect to any Mortgage Loan or Serviced Whole Loan as of any date of determination and for any period, the ratio calculated by dividing the net operating income or net cash flow, as applicable, of the related Mortgaged Property or Mortgaged Properties, as the case may be, for the most recently ended 12-month trailing or one-year period for which data is available from the related Borrower (or year-to-date until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on such Mortgage Loan or Serviced Whole Loan but after funding of required reserves and “normalized” information from the CREFC® NOI Adjustment Worksheet for such Mortgaged Property by the Master Servicer or Special Servicer, if applicable, pursuant to Section 3.13 of this Agreement, by the annual debt service required by such Mortgage Loan or Serviced Whole Loan. Annual debt service shall be calculated by multiplying the Periodic Payment in effect on such date of determination for such Mortgage Loan or Serviced Whole Loan by 12 (or such fewer number of months for which related information is available).

“Default”: An event of default under the Loan Documents for any Mortgage Loan or Whole Loan, or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Loan Documents for such Mortgage Loan or Whole Loan.

“Default Interest”: With respect to any Serviced Mortgage Loan or Serviced Companion Loan, interest (other than Excess Interest) accrued on such Mortgage Loan or Serviced Companion Loan at the excess of (i) the related Default Rate over (ii) the related Mortgage Rate.

“Default Rate”: With respect to each Mortgage Loan or Serviced Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan following any event of default on such Mortgage Loan or Serviced Companion Loan, including a default in the payment of a Periodic Payment or a Balloon Payment.

“Defaulted Loan”: A Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its Balloon Payment, if any (in the case of a Balloon Payment, taking into account any extensions of such delinquency period up to 120 days in the same manner as provided in the proviso to clause (a) of the definition of “Specially Serviced Loan”), in either case such Delinquency to be determined without giving effect to any grace period permitted by the related Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Companion Loan or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

“Defeasance Account”: As defined in Section 3.26(j) of this Agreement.

“Defect”: As defined in Section 2.03(e) of this Agreement.

“Deficient Exchange Act Deliverable”: With respect to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article X of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Delinquency”: Any failure of a Borrower to make a scheduled Periodic Payment or Balloon Payment on a Due Date.

“Delinquent Loan”: A Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

“Denomination”: As defined in Section 5.01(a) of this Agreement.

“Depositor”: Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation, and its successors and assigns.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to any Distribution Date, the 11th day of the calendar month of the related Distribution Date or, if such 11th day is not a Business Day, then the next Business Day, commencing in March 2026.

“Diligence File”: With respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)               A copy of each of the following documents:

(i)                                the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Trustee or in blank and further showing a complete, unbroken chain of endorsement from the Originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)                              the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)                           assignment of the Mortgage in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan) or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)                          any related Assignment of Leases, Rents and Profits of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)                             an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan) or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)                          the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)                      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)                    the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                           any UCC financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(x)                              an original assignment in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan) or in blank of any financing statement executed and filed in favor of the applicable Mortgage Loan Seller in the relevant jurisdiction (or, if the related Mortgage Loan Seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)                           any Intercreditor Agreement relating to permitted debt of the mortgagor, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)                        any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)                     any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)                    any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)                       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the Trust is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the Trust, as the case may be;

(xvi)                    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)                 any related mezzanine intercreditor agreement;

(xviii)              all related environmental reports; and

(xix)                      all related environmental insurance policies;

(b)               a copy of any engineering reports or property condition reports;

(c)               other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)               for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller;

(e)               copies of all legal opinions (excluding attorney client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)                copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)               a copy of the appraisal for the related Mortgaged Property(ies);

(h)               for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)                 a copy of the applicable Mortgage Loan Seller’s asset summary;

(j)                 copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)               copies of any zoning reports;

(l)                 copies of financial statements of the related mortgagor;

(m)             copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)               copies of all UCC searches;

(o)               copies of all litigation searches;

(p)               copies of all bankruptcy searches;

(q)               a copy of the origination settlement statement;

(r)                a copy of the insurance consultant report;

(s)                copies of the organizational documents of the related mortgagor and any guarantor;

(t)                 copies of the escrow statements;

(u)               a copy of any closure letter (environmental);

(v)               a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)             a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that (i) with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Other Pooling and Servicing Agreement and (ii) with respect to any Servicing Shift Mortgage Loan, any assignments in favor of the trustee may be in blank and may not be recorded or filed until otherwise set forth in Section 2.01(a), in each case, to the extent that the Originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File shall include a statement to that effect; provided that the Mortgage Loan Seller shall not deliver information that is proprietary to the related Originator or Mortgage Loan Seller or any draft documents or privileged or internal communications. The Mortgage Loan Seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

“Diligence File Certification”: As defined in Section 2.01(f) of this Agreement.

“Directing Holder”: (a) With respect to each Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder; (b) with respect to each Mortgage Loan (other than any Serviced AB Mortgage Loan and any Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the Certificate Registrar from time to time (the “Trust Directing Holder”); provided, however, that (i) absent that selection, or (ii) until a Directing Holder is so selected, or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Holder; provided, however, that in the case of this clause (iii) in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there shall be no Directing

Holder until appointed in accordance with the terms of this Agreement; and (c) with respect to each Serviced AB Whole Loan, (i) for so long as no Control Appraisal Period has occurred and is continuing, the related Loan-Specific Directing Holder, and (ii) for so long as a Control Appraisal Period has occurred and is continuing, the Trust Directing Holder.

At such time as there is no Controlling Class in accordance with the definition thereof, the Directing Holder shall have no rights under this Agreement.

The identification and contact information of each initial Directing Holder as of the Closing Date is set forth on Schedule I to this Agreement. The parties to this Agreement may rely on such Schedule in accordance with Section 3.29.

For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, a Control Termination Event and a Consultation Termination Event shall not affect the rights of a Non-Directing Holder. Whenever the term “Directing Holder” is used in this Agreement without further clarification, the parties hereto intend for such reference to mean the applicable Directing Holder under the circumstances.

In the event that no Directing Holder has been appointed or identified to the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or the Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Master Servicer or the Special Servicer, as applicable, then until such time as the new Directing Holder is identified, the Master Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

“Directing Holder Asset Status Report Review Process”: As defined in Section 3.23(e) of this Agreement.

“Directly Operate”: With respect to any Serviced REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such Serviced REO Property, the holding of such Serviced REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of such Serviced REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the Serviced REO Property other than through an Independent Contractor; provided that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate a Serviced REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Serviced REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or Serviced REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or Serviced REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any Serviced REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement; provided that any compensation and other remuneration that the Master Servicer or Certificate Administrator is permitted to receive or retain pursuant to the terms of this Agreement in connection with its respective duties in such capacity as Master Servicer or Certificate Administrator under this Agreement shall not be Disclosable Special Servicer Fees.

“Disclosure Parties”: As defined in Section 3.14(e) of this Agreement.

“Dispute Resolution Consultation”: As defined in Section 2.03(l)(iii) of this Agreement.

“Dispute Resolution Cut-off Date”: As defined in Section 2.03(l)(i) of this Agreement.

“Disqualified Non-U.S. Tax Person”: With respect to a Class R Certificate, any Non-U.S. Tax Person or agent thereof other than (a) a Non-U.S. Tax Person that holds the Class R Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or applicable successor Form promulgated by the IRS for the purpose of providing and certifying the information provided on Form W-8ECI as of the Closing Date) or (b) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificate will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (a) the United States, a State or any political subdivision thereof or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel provided to the Certificate Registrar (which shall be an expense of the Trust) to the effect that any Transfer to such Person may cause any Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. For the purposes of this definition, the terms “United States,” “State” and “International

Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”: Collectively, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account and the Excess Interest Distribution Account, each of which may be sub-accounts of a single Eligible Account.

“Distribution Date”: For each Determination Date, the 4th Business Day following such Determination Date, commencing in March 2026.

“Distribution Date Statement”: As defined in Section 4.02(a) of this Agreement.

“Do Not Hire List”: The list, as may be updated at any time, provided by the Depositor to the Master Servicer, Special Servicer, the Certificate Administrator, Trustee or Operating Advisor, the Asset Representations Reviewer, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Article X of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction.

“Due Date”: With respect to (i) any Mortgage Loan or Serviced Whole Loan on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment thereon is scheduled to be first due and (ii) any Mortgage Loan or Serviced Whole Loan after the Maturity Date therefor or any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan or Serviced Whole Loan had been scheduled to be first due.

“Early Termination Notice Date”: Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. Solely for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance.

“EDGAR Compatible Format”: (a) With respect to the Initial Schedule AL File, Initial Schedule AL Additional File, CREFC® Schedule AL File, the Schedule AL Additional File and any other information required pursuant to Item 1111(h) of Regulation AB, XML Format or such other format as mutually agreed to between the Depositor, Certificate Administrator and the Master Servicer and (b) with respect to any other document or information, any format compatible with EDGAR, including, without limitation, HTML, Word, Excel or clean and searchable PDFs.

“Eligible Account”: Any of the following:

(i)                                 a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee or the Certificate Administrator), the long-term unsecured debt or deposit obligations of which are rated at least “A2” by Moody’s, “A” by Fitch and at least the equivalent by KBRA (if then rated by KBRA), if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt or deposit obligations of which have a short-term rating of not less than “P-1” from Moody’s, “F1” by Fitch and at least the equivalent by KBRA (if then rated by KBRA) if the deposits are to be held in such account for less than thirty (30) days;

(ii)                              a segregated account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long-term unsecured debt or deposit rating shall be at least “A2” by Moody’s, “A” by Fitch and at least the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the account for more than thirty (30) days) or PNC Bank, National Association’s short-term deposit or short-term unsecured debt rating shall be at least “P-1” by Moody’s, “F1” by Fitch and at least the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the account for thirty (30) days or less);

(iii)                          such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ii) above, with respect to which (A) a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, which account may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer and (B) if such other account is rated below an investment grade rating or investment grade credit assessment by Moody's or Fitch, a Rating Agency Confirmation has been obtained from KBRA;

(iv)                         any other account or accounts not listed in clauses (i) – (iii) above with respect to which (A) a Rating Agency Confirmation has been obtained from each Rating Agency and, with respect to a Serviced Whole Loan, with respect to which a Serviced Companion Loan Rating Agency Confirmation has been obtained from each Companion Loan Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, which account may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer and (B) if such other account is rated below an investment grade rating or investment grade credit assessment by Moody’s or Fitch, a Rating Agency Confirmation has been obtained from KBRA; or

(v)                            a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that has a long-term unsecured debt rating of at least “A2” from Moody’s (if the deposits are to be held in the account for more than thirty (30) days) or a short-term unsecured debt rating of at least “P-1” from Moody’s (if the deposits are to be held in the account for thirty (30) days or less) and that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b).

Eligible Accounts may bear interest.

“Eligible Asset Representations Reviewer”: An entity that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Morningstar DBRS, Fitch, KBRA, Moody’s or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which any of Morningstar DBRS, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (b) can and will make the representations and warranties of the Asset Representations Reviewer set forth in Section 2.04(g), (c) is not (and is not affiliated (including Risk Retention Affiliated) with) any Sponsor, any Mortgage Loan Seller, any Originator, the Master Servicer, the Special Servicer, the Depositor, the Third-Party Purchaser, the Certificate Administrator, the Trustee, the Trust Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (d) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any Underwriter, any party to this Agreement or the Trust Directing Holder, the Risk Retention Consultation Party or any of their respective Affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (e) does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, any Mortgage Loan, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in Section 11.04.

“Eligible Investor”: Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) (except with respect to the Class R Certificates) an Institutional Accredited Investor.

“Eligible Operating Advisor”: An entity (i) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of Park Bridge Lender Services LLC, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in Section 2.04(f) of this Agreement, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to this Agreement over the life of the Trust, (iii) that is not (and is not affiliated with (including Risk Retention Affiliated)) the Depositor, the Third-Party Purchaser, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, any Borrower Party, the Directing Holder, the Risk Retention Consultation Party, an Other Depositor, Other Trustee, Other Servicer or Other Special Servicer, or an Affiliate of the Depositor, the Trustee, the

Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, the Directing Holder or an Other Depositor, Other Trustee, Other Servicer or Other Special Servicer, or any of their respective Affiliates (including Risk Retention Affiliates), (iv) that has not been paid by the Special Servicer or successor Special Servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor Special Servicer to become the Special Servicer, (v) that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor and Asset Representations Reviewer (to the extent it also acts as the Asset Representations Reviewer).

“Enforcing Party”: The Person obligated to or that elects pursuant to the terms of this Agreement to enforce the rights of the Trust against the related Mortgage Loan Seller with respect to the Repurchase Request.

“Enforcing Servicer”: (a) With respect to a Specially Serviced Loan, the Special Servicer, and (b) with respect to a Performing Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Trust Directing Holder or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any person other than the Special Servicer, the Trust Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such Performing Loan, the Master Servicer (provided that the consent of the Special Servicer shall be required with respect to any Qualified Substitute Mortgage Loan), and (B) from and after a Resolution Failure relating to such Performing Loan, the Special Servicer.

“Environmental Insurance Policy”: With respect to any Mortgaged Property or Serviced REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgaged Property or Serviced REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

“Environmental Report”: The environmental audit report or reports with respect to each Mortgaged Property delivered to the Mortgage Loan Sellers in connection with the related Mortgage Loan.

“Equity Collateral”: As defined in Section 3.10(d).

“ERISA”: The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Plan”: As defined in Section 5.02(k) of this Agreement.

“ERISA Restricted Certificate”: Any Certificate (other than a Class S or Class R Certificate) that does not meet the requirements of U.S. Department of Labor Final Authorization Number 97-03E (as such exemption may be amended from time to time) as of the date of the acquisition of such Certificate by a Plan. As of the Closing Date, each of the Class X-E, Class E, Class F-RR and Class G-RR Certificates is an ERISA Restricted Certificate.

“Escrow Account”: As defined in Section 3.04(b) of this Agreement. Any Escrow Account may be a sub-account of the related Cash Collateral Account.

“Escrow Payment”: Any payment made by any Borrower to the Master Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock-Box Agreement, Loan Agreement or other Loan Document for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the related Mortgaged Property or related to the satisfaction of closing conditions for the related Mortgage Loan.

“Euroclear”: Euroclear Bank, as operator of the Euroclear System and its successors in interest.

“Excess Interest”: With respect to any ARD Loan, interest collected from the related Borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Loan Documents.

“Excess Interest Certificates”: Any class of commercial mortgage pass-through certificates issued under this Agreement that are designated as evidencing an interest in the Excess Interest. The Class S Certificates and the VRR Interest shall be the only Class of Excess Interest Certificates issued under this Agreement.

“Excess Interest Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(k), which shall be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 – Excess Interest Distribution Account,” and which must be an Eligible Account or a sub-account of an Eligible Account. The Excess Interest Distribution Account shall not be an asset of any Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Prepayment Interest Shortfall”: With respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any Principal Prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for such Distribution Date and that are not covered by the Master Servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Other Servicer.

“Excess Servicing Fee Rate”: With respect to each Mortgage Loan and any related Serviced Companion Loan (and any successor REO Loan with respect thereto), a rate per annum equal to the Servicing Fee Rate (subject to the rights of the Mortgage Loan Seller Sub-Servicers identified on Exhibit X to this Agreement) minus (A) with respect to any Serviced Mortgage Loan (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than the Master Servicer, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than the Master Servicer, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than the Master Servicer; or (B) with respect to any Non-Serviced Mortgage Loan, 0.000625%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

“Excess Servicing Fee Right”: With respect to each Mortgage Loan and any related Serviced Companion Loan (and any successor REO Loan with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Excess Servicing Fees”: With respect to each Mortgage Loan and any related Serviced Companion Loan (and any successor REO Loan with respect thereto), that portion of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Exchange Act”: The Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Loan, the Directing Holder or any Controlling Class Certificateholder, as applicable, in either case that is a Borrower Party with respect to such Excluded Controlling Class Loan. Immediately upon obtaining actual knowledge of any such party becoming an “Excluded Controlling Class Holder”, the Directing Holder or Controlling Class Certificateholder, as applicable, shall provide notice in the form of Exhibit L-1E hereto to the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator, which such notice shall be physically delivered in accordance with Section 11.05 of this Agreement and shall specifically identify the Excluded Controlling Class Holder and the subject Excluded Controlling Class Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit L-1F hereto, which such notice shall provide each of the CTSLink User ID’s associated with such Excluded Controlling Class Holder, and which such notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as provided in this Agreement. As of the Closing Date, there are no Excluded Controlling Class Holders related to the Trust.

“Excluded Controlling Class Loan”: Any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Holder or any Controlling Class Certificateholder is a Borrower Party. As of the Closing Date, there are no Excluded Controlling Class Loans related to the Trust.

“Excluded Information”: With respect to any Excluded Controlling Class Loan, any information and reports solely relating to such Excluded Controlling Class Loan(s) and/or the related Mortgaged Properties that is segregated on the Certificate Administrator’s Website, including, without limitation, any Asset Status Reports, Final Asset Status Reports or summaries thereof, or any appraisals, inspection reports (related to Specially Serviced Loans conducted by the Special Servicer or the Excluded Special Servicer), recoverability officer’s certificates, the Operating Advisor Annual Reports, any determination of the Special Servicer’s net present value calculation, any appraisal reduction amount calculations, environmental assessments, seismic reports and property condition reports and such other information and reports designated as Excluded Information (other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level) by the Master Servicer, the Special Servicer and the Operating Advisor, as the case may be. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Controlling Class Loan) and any Schedule AL Additional File shall not be considered “Excluded Information”. Any Excluded Information to be delivered to the Certificate Administrator by the Master Servicer, the Special Servicer or the Operating Advisor shall be delivered in accordance with Section 3.32 hereof. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.32 hereof.

“Excluded Loan”: (a) With respect to the Directing Holder, any Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or (solely in the case of the Trust Directing Holder) the holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party, or (b) with respect to the Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Risk Retention Consultation Party or the Person entitled to appoint the Risk Retention Consultation Party is a Borrower Party. For the avoidance of doubt, any Excluded Loan as to either the Directing Holder or a holder of the majority of the Controlling Class is also an Excluded Controlling Class Loan. As of the Closing Date, there are no Excluded Loans related to the Trust.

“Excluded Special Servicer”: With respect to any Excluded Special Servicer Mortgage Loan, a special servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to the special servicer set forth in this Agreement.

“Excluded Special Servicer Mortgage Loan”: Any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which, as of any date of determination, the Special Servicer has obtained knowledge that it is a Borrower Party. As of the Closing Date, there are no Excluded Special Servicer Mortgage Loans related to the Trust.

“FDIC”: The Federal Deposit Insurance Corporation or any successor thereto.

“FHLMC”: The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Fiduciary”: As defined in Section 5.02(k) of this Agreement.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, the Asset Status Report (together with such other data or supporting information provided by the

Special Servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the Special Servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the Special Servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the Special Servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described in Section 3.23(e). Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the Special Servicer.

“Final Dispute Resolution Election Notice”: As defined in Section 2.03(l)(iii) of this Agreement.

“Final Recovery Determination”: With respect to any Specially Serviced Loan, Serviced REO Loan or any Mortgage Loan subject to repurchase by the related Mortgage Loan Seller pursuant to Section 2.03(e) of this Agreement, or in the case of a Whole Loan, subject to a purchase pursuant to the applicable Intercreditor Agreement, or any Mortgage Loan or Whole Loan subject to purchase pursuant to any related mezzanine intercreditor agreement, the recovery of all Insurance Proceeds, Liquidation Proceeds, the related Purchase Price and other payments or recoveries (including proceeds of the final sale of any Serviced REO Property) which the Master Servicer (or in the case of a Specially Serviced Loan or Serviced REO Loan, the Special Servicer), in its reasonable judgment, and, if no Consultation Termination Event is continuing, in consultation with the Directing Holder, as evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Custodian (and the Master Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable. If no Control Termination Event is continuing, the Directing Holder shall have ten (10) Business Days to review and approve each such recovery determination; provided that if the Directing Holder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given. The Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as the Master Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

“Financial Market Publisher”: BlackRock Financial Management, Inc., Moody’s Analytics, KBRA Analytics, LLC, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Recursion Co., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, CRED iQ and LSEG or any successor entities thereof.

“Fitch”: Fitch Ratings, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“FNMA”: The Federal National Mortgage Association or any successor thereto.

“Form 8-K”: A current report on Form 8-K under the Exchange Act or such successor form as the Commission may specify from time to time.

“Form 8-K Disclosure Information”: As defined in Section 10.09 of this Agreement.

“GACC”: German American Capital Corporation, in its capacity as a Mortgage Loan Seller, and its successors in interest.

“GACC Indemnification Agreement”: The agreement dated as of the Pricing Date, between GACC, the Depositor, the Underwriters and the Initial Purchasers.

“GACC Purchase Agreement”: The Mortgage Loan Purchase Agreement dated and effective the Pricing Date, between GACC and the Depositor.

“Gain-on-Sale Proceeds”: With respect to any Mortgage Loan (and with respect to any Non-Serviced Mortgage Loan only the pro rata share of such proceeds allocated to the Trust pursuant to the terms of the related Intercreditor Agreement) or Serviced Companion Loan, the excess of (i) Net Liquidation Proceeds of such Mortgage Loan, Serviced Companion Loan or related Serviced REO Property, over (ii) the amount that would have been received if a principal payment and all other amounts due in full had been made with respect to such Mortgage Loan or Serviced Companion Loan on the Due Date immediately following the date on which such proceeds were received.

“Gain-on-Sale Reserve Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator for the benefit of the Certificateholders pursuant to Section 3.05(i) of this Agreement for the Certificateholders and, in the case of a Serviced Companion Loan, the Serviced Companion Loan Noteholders, which shall be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 and, if applicable, Serviced Companion Loan Noteholders, Gain-on-Sale Reserve Account.” The Gain-on-Sale Reserve Account must be an Eligible Account or a sub-account of an Eligible Account and will be an asset of the Lower-Tier REMIC.

“General Special Servicer”: As defined in Section 3.22(h) of this Agreement.

“Global Certificates”: Each of the Publicly Offered Global Certificates, Regulation S Global Certificates or Rule 144A Global Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Grantor Trust”: A segregated asset pool within the Trust Fund treated as a “grantor trust” under subpart E, part I of subchapter J of the Code, consisting of the assets described in the Preliminary Statement hereto.

“Grantor Trust Provisions”: Subpart E of part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

“GSMC”: Goldman Sachs Mortgage Company, in its capacity as a Mortgage Loan Seller, and its successors in interest.

“GSMC Indemnification Agreement”: The agreement dated as of the Pricing Date, between GSMC, the Depositor, the Underwriters and the Initial Purchasers.

“GSMC Purchase Agreement”: The Mortgage Loan Purchase Agreement dated and effective the Pricing Date, between GSMC and the Depositor.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”: With respect to any Certificate, a Certificateholder; with respect to any Lower-Tier Regular Interest, the Trustee.

“HRR Certificates”: Collectively the Class F-RR and Class G-RR Certificates.

“Impermissible Asset Representations Reviewer Affiliate”: As defined in Section 3.34 of this Agreement.

“Impermissible Operating Advisor Affiliate”: As defined in Section 3.34 of this Agreement.

“Impermissible Risk Retention Affiliate”: As defined in Section 3.34 of this Agreement.

“Impermissible TPP Affiliate”: As defined in Section 3.34 of this Agreement.

“Indemnification Agreements”: Each of the GACC Indemnification Agreement, the CREFI Indemnification Agreement, GSMC Indemnification Agreement, BMO Indemnification Agreement and BCREI Indemnification Agreement.

“Indemnified Party”: As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”: As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Independent”: When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Directing Holder, the Risk Retention Consultation Party, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Section 856(d)(3) of the Code if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and such Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee has been delivered to the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer or the Special Servicer, as applicable, on behalf of itself, the Certificate Administrator and the Trustee has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any Serviced REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Serviced REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such Serviced REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Individual Certificate”: Any Certificate in definitive, fully registered physical form without interest coupons.

“Initial Delivery Date”: As defined in Section 3.23(e) of this Agreement.

“Initial Purchasers”: Individually and collectively, as the context may require, each of Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Barclays Capital Inc., BMO Capital Markets Corp., Academy Securities, Inc. and Mischler Financial Group, Inc. and their respective successors in interest.

“Initial Rate”: The stated Mortgage Rate with respect to an ARD Loan as of the Cut-off Date.

“Initial Requesting Certificateholder”: The first Certificateholder or Certificate Owner (in each case, other than a Holder or Certificate Owner of the VRR Interest) to deliver a Repurchase Request as described in Section 2.03(k) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan, and the Holder of the VRR Interest may not be an Initial Requesting Certificateholder.

“Initial Resolution Period”: As defined in Section 2.03(e) of this Agreement.

“Initial Schedule AL Additional File”: The data file containing additional information or schedules regarding data points in the Initial Schedule AL File and filed as Exhibit 103 to the Form ABS-EE or, if applicable, Form ABS-EE/A incorporated by reference in the Prospectus.

“Initial Schedule AL File”: The data file prepared by, or on behalf of, the Depositor and filed as Exhibit 102 to the Form ABS-EE or, if applicable, Form ABS-EE/A incorporated by reference in the Prospectus.

“Inquiries”: As defined in Section 4.02(c) of this Agreement.

“Institutional Accredited Investor”: An institution that is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) under the Act.

“Insurance Proceeds”: Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan or Serviced Whole Loan (including any amounts paid by the Master Servicer pursuant to Section 3.08 of this Agreement).

“Intercreditor Agreement”: With respect to any Whole Loan, the related intercreditor, co-lender or similar agreement in effect from time to time by and between (a) the holder of the related Mortgage Loan(s) and the holder of the related Subordinate Companion Loan(s) relating to the relative rights of such holders or (b) the holders of the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) or Non-Serviced Companion Loan(s) relating to the relative rights of such holders. The intercreditor or co-lender agreements related to each Whole Loan shall each be an Intercreditor Agreement.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Non-VRR Certificates (other than the Class S Certificates), an amount equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to such Distribution Date. Calculations of interest due for each Interest Accrual Period in respect of such Classes of Non-VRR Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“Interest Accrual Period”: With respect to each Class of Certificates, for each Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

“Interest Deposit Amount”: With respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, an amount equal to two (2) days of interest at the related Net Mortgage Rate on the related Cut-off Date Balance of such Mortgage Loan (or the aggregate of such interest for all such Mortgage Loans, as the context may require), which amount is required to be delivered by the related Mortgage Loan Seller to the Depositor on the Closing Date for deposit in the Interest Reserve Account pursuant to the related Mortgage Loan Purchase Agreement, which aggregate amount is equal to $311,826.63.

“Interest Distribution Amount”: With respect to any Distribution Date and with respect to each Class of Non-VRR Certificates (other than the Class S Certificates), an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date pursuant to Section 4.01(k).

“Interest Reserve Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator for the benefit of the Certificateholders pursuant to Section 3.05(e) of this Agreement, which shall be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Interest Reserve Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

“Interest Shortfall”: On any Distribution Date for any Class of Non-VRR Certificates (other than the Class S Certificates), the amount of interest required to be distributed to the Holders of such Class pursuant to Section 4.01(b) of this Agreement on such Distribution Date minus the amount of interest actually distributed to such Holders pursuant to such Section, if any.

“Interested Person”: As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Excluded Special Servicer, if any, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Party, any Companion Loan Noteholder, any Certificateholder, any Borrower, any Mortgage Loan Seller, any holder of a related mezzanine loan, any Manager, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.15 of this Agreement, or any Person known to a Servicing Officer of the Special Servicer to be an Affiliate of any of them, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Noteholder or its representative, any holder of a related mezzanine loan.

“Intralinks Site”: The internet website, which shall initially be “www.intralinks.com”, used by the Depositor and Mortgage Loan Sellers to accept and upload the Diligence Files.

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument related to the Certificates or issued or executed by a Borrower, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.07(a) of this Agreement.

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Master Servicer or any Affiliate thereof, any Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Asset Representations Reviewer or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, or any Person on whose behalf the Master Servicer or any Affiliate thereof, any Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Asset Representations Reviewer or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, has discretion in connection with Investments.

“Investment Representation Letter”: As defined in Section 5.02(c)(i)(A) of this Agreement.

“Investor Certification”: A certificate (which may be in electronic form) substantially in the form of Exhibit L-1A, Exhibit L-1B, Exhibit L-1C or Exhibit L-1D to this Agreement or in the form of an electronic certification on the Certificate Administrator’s Website (which may be a “click-through confirmation”), representing (i) that such Person executing the certificate is a Certificateholder, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such Person is not a Certificateholder), a beneficial owner of a Certificate, a Companion Loan Noteholder, a prospective purchaser of a Certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such Person is the Risk Retention Consultation Party or is a Person who is not a Borrower Party, in which case such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder, or (b) such Person is a Borrower Party in which case (1) if such Person is the Directing Holder or a Controlling Class Certificateholder or the Risk Retention Consultation Party, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder other than any Excluded Information as set forth herein, or (2) if such Person is not the Directing Holder, a Controlling Class Certificateholder or the Risk Retention Consultation Party, such Person shall only receive access to the Distribution Date Statements prepared by the Certificate Administrator, (iii) that such Person has received a copy of the final Prospectus and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) shall be permitted to obtain, upon reasonable request in accordance with Section 4.02(b) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website on account of it constituting Excluded Information) from the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the Master Servicer or Special Servicer, as applicable and (ii) shall be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

“Investor Q&A Forum”: As defined in Section 4.02(c) of this Agreement.

“Investor Registry”: As defined in Section 4.02(d) of this Agreement.

“IO Group YM Distribution Amount”: As defined in Section 4.01(f) of this Agreement.

“IRS”: The Internal Revenue Service.

“Joint Mortgage Loan”: Any Mortgage Loan comprised of multiple Mortgage Notes that are being sold separately to the Depositor by more than one Mortgage Loan Seller. The Mortgage Loans identified on Exhibit B hereto as “CityCenter (Aria & Vdara)” and “Torrey Heights” are Joint Mortgage Loans related to the Trust.

“KBRA”: Kroll Bond Rating Agency, LLC, or its successor in interest. If neither such rating agency nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Late Collections”: With respect to any Mortgage Loan or Serviced Whole Loan, all amounts received thereon during any Collection Period (or the related grace period), whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period (including any grace period applicable under the original Mortgage Loan or Serviced Whole Loan), whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or Serviced Whole Loan by reason of default) on a Due Date in a previous Collection Period and not previously recovered. The term “Late Collections” shall specifically exclude Penalty Charges. With respect to any Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Legal Fee Reserve Account”: The account created and maintained by the Certificate Administrator pursuant to Section 3.05(l), in the name of the “Legal Fee Reserve Account”, into which the amounts set forth in Section 3.05(l) shall be deposited directly and which must be an Eligible Account.

“Liquidation Expenses”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Mortgage Loan or Serviced Whole Loan or the liquidation of a Serviced REO Property or the sale of any Mortgage Loan or

Serviced Whole Loan pursuant to Section 3.16 or Section 9.01 of this Agreement (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes).

“Liquidation Fee”: A fee payable to the Special Servicer (i) with respect to each Specially Serviced Loan or Serviced REO Loan, (ii) with respect to each Mortgage Loan repurchased by a Mortgage Loan Seller (except as specified in the following paragraph) or that is subject to a Loss of Value Payment, or (iii) with respect to each Defaulted Loan that is a Non-Serviced Mortgage Loan sold by the Special Servicer in accordance with Section 3.16(b) of this Agreement; provided, however, for clarification, should such Non-Serviced Mortgage Loan be sold by the Other Special Servicer, then the Liquidation Fee shall be paid to such Other Special Servicer, in each case as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower, a loan purchaser or which is repurchased by the related Mortgage Loan Seller outside of the applicable Cure/Contest Period, as applicable, or any Liquidation Proceeds with respect thereto (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to:

(a)               the lesser of:

(i)                                the product of 1.0% (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then such higher rate as would result in an aggregate liquidation fee equal to $25,000) and the proceeds of such full, partial or discounted payoff or the Net Liquidation Proceeds related to such liquidated or repurchased Mortgage Loan or Specially Serviced Loan, as the case may be, in each case exclusive of any portion of such payoff or Net Liquidation Proceeds that represents Penalty Charges;

(ii)                             $1,000,000; and

(iii)                          any applicable cap pursuant to Section 3.12(c) of this Agreement.

(b)               with respect to any particular liquidation (or partial liquidation), as reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Specially Serviced Loan, Serviced REO Loan or Mortgage Loan.

No Liquidation Fee shall be payable:

(a)               with respect to clause (v) of the definition of Liquidation Proceeds;

(b)               with respect to (i) any Serviced Whole Loan with a related Subordinate Companion Loan, in connection with the purchase of such Serviced Whole Loan by the holders of a Subordinate Companion Loan or (ii) any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, in connection with the purchase of the related Mortgage Loan by a mezzanine lender, in each case described in clause (b)(i) or (ii) above, if the purchase of the Mortgage Loan occurred within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable;

(c)               the purchase of the related Mortgage Loan by the related Companion Loan Noteholder pursuant to the related Intercreditor Agreement within 90 days after the first time that such Companion Loan Noteholder’s option to purchase such Mortgage Loan becomes exercisable;

(d)               in the case of a repurchase or replacement of a Mortgage Loan (other than an REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, if the applicable Mortgage Loan Seller repurchases or replaces such Mortgage Loan within the Initial Resolution Period (and giving effect to any applicable Resolution Extension Period);

(e)               with respect to any Serviced Companion Loan that is the subject of an Other Securitization, to the Special Servicer under this Agreement in connection with (A) a repurchase or replacement of such Serviced Companion Loan by the applicable Mortgage Loan Seller due to a breach of a representation or warranty or a document defect under the related mortgage loan purchase agreement related to the Other Pooling and Servicing Agreement prior to the expiration of the cure period (including any applicable extension thereof) set forth therein or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Other Pooling and Servicing Agreement;

(f)                in connection with the purchase of any Defaulted Loan by the Special Servicer, the Directing Holder or any of their respective Affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing);

(g)               in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within the Initial Resolution Period (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement); provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such Initial Resolution Period and any such extension period, a Liquidation Fee shall only be payable to the Special Servicer to the extent that (i) the Special Servicer is enforcing the related Mortgage Loan Seller’s obligations under the applicable Mortgage Loan Purchase Agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the Other Special Servicer relating to such Serviced Companion Loan or otherwise prohibited from being paid to the Special Servicer (in each case, under the related Other Pooling and Servicing Agreement); and

(h)               if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within three (3) months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the Special Servicer may collect from the related borrower and retain

(x) a liquidation fee and (y) such other fees as are provided for in the related Mortgage Loan documents).

“Liquidation Proceeds”: Cash amounts (other than Insurance Proceeds and Condemnation Proceeds and REO Proceeds) received by or paid to the Master Servicer or the Special Servicer in connection with: (i) the liquidation of a Mortgaged Property or other collateral constituting security for a Defaulted Loan, through trustee’s sale, foreclosure sale, judicial foreclosure, disposition of REO Property or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the sale of a Defaulted Loan; (iv) the repurchase of a Mortgage Loan (or related REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement; (v) the purchase of all the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01 of this Agreement; (vi) with respect to any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan by a mezzanine lender; (vii) in the case of a Mortgage Loan that is part of a Whole Loan, the purchase of such Mortgage Loan by a related Companion Loan Noteholder, or the applicable designee, as applicable, pursuant to the related Intercreditor Agreement; or (viii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.06(e) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller). With respect to the Mortgaged Property or Mortgaged Properties securing any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan will be included in Liquidation Proceeds.

“Loan Agreement”: With respect to any Mortgage Loan or Serviced Whole Loan, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan was made.

“Loan Documents”: With respect to any Mortgage Loan or Serviced Whole Loan, the documents executed or delivered in connection with the origination or any subsequent modification of such Mortgage Loan or Serviced Whole Loan or subsequently added to the related Mortgage File.

“Loan Number”: With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any sub-servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

“Loan-Specific Directing Holder”: (a) With respect to each Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan; and (b) with respect to any Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related “controlling holder”, “directing holder”, “directing lender” or any analogous concept set forth under the related Intercreditor Agreement. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the Pooling and Servicing Agreement with respect to such Servicing Shift Whole Loan. For the avoidance of doubt, as of the Closing Date, Bank of Montreal is expected to be the Loan-Specific Directing Holder with respect to the Kawasaki Motors North America Headquarters Whole Loan.

“Lock-Box Account”: With respect to any Mortgaged Property, if applicable, any account created pursuant to the related Loan Documents to receive revenues therefrom. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Whole Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the related Mortgage Loan or Serviced Whole Loan.

“Lock-Box Agreement”: With respect to any Mortgage Loan or Serviced Whole Loan, the lock-box agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.

“Loss of Value Payment”: As defined in Section 2.03(e) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.05(d) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

“Lower-Tier Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which shall be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Lower-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.01(a) of this Agreement.

“Lower-Tier Principal Balance”: With respect to each Lower-Tier Regular Interest, initially will equal the original principal balance set forth in the Preliminary Statement herein, and from time to time will equal such amount reduced by the amount of distributions of the Lower-Tier Distribution Amount allocable to principal and Realized Losses or VRR Realized Losses, as applicable, allocable thereto in all prior periods as described in Section 4.01(h) of this Agreement, such that at all times the Lower-Tier Principal Balance of a Lower-Tier Regular Interest shall equal the Certificate Balance of the Corresponding Certificates.

“Lower-Tier Regular Interests”: The Class LA-1 Interest, Class LA-2 Interest, Class LA-3 Interest, Class LA-M Interest, Class LB Interest, Class LC Interest, Class LD Interest, Class LE Interest, Class LFRR Interest, Class LGRR Interest and Class LVRR Interest issued by the Lower-Tier REMIC and held by the Trustee as assets of the Upper-Tier REMIC. Each Lower-Tier Regular Interest (i) is designated as a “regular interest” in the Lower-Tier REMIC, (ii) relates to its Corresponding Certificates, and, if applicable, Corresponding Component (iii) is uncertificated, (iv) has an initial Lower-Tier Principal Balance as set forth in the Preliminary Statement herein, (v) has a Pass-Through Rate equal to the WAC Rate, (vi) has a “latest possible maturity date,” within the meaning of Treasury Regulations Section 1.860G-1(a), that is the Rated Final Distribution Date and (vii) is entitled to the distributions in the amounts and at the times specified in Section 4.01(a) of this Agreement.

“Lower-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Mortgage Loans (exclusive of Excess Interest), collections thereon, the Trust’s interest in any REO Property acquired in respect thereof, amounts related thereto held from time to time in the Collection Account and the Lower-Tier Distribution Account, the REO Account (to the extent of the Trust Fund’s interest therein), related amounts in the Interest Reserve Account, amounts held from time to time in the Gain-on-Sale Reserve Account (to the extent of the Trust Fund’s interest therein) in respect thereof and all other property included in the Trust Fund (other than the Loss of Value Reserve Fund) that is not in the Upper-Tier REMIC or the Grantor Trust.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: Any of the following:

(1)        with respect to each Serviced Mortgage Loan and Serviced Whole Loan (other than any Serviced AB Whole Loan for so long as no related Control Appraisal Period is continuing):

(a)               any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(b)               any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding late payment charges or Default Interest) of a Serviced Mortgage Loan and any related Serviced Companion Loan or any extension of the Maturity Date of any Serviced Mortgage Loan and any related Serviced Companion Loan, in each case, to the extent the Directing Holder or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(c)               any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the Trust

Fund) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the Special Servicer is permitted to sell in accordance with the proviso in Section 3.16(b) of this Agreement, in each case for less than the applicable Purchase Price;

(d)               any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(e)               any release of collateral or any acceptance of substitute or additional collateral (other than through defeasance, provided that such defeasance does not otherwise involve a Major Decision) for a Serviced Mortgage Loan and any related Serviced Companion Loan, or any consent to either of the foregoing, other than (i) the release of non-material collateral or (ii) as required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no material lender discretion;

(f)                any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the Borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt (i) as may be effected without the consent or material discretion of the lender under the related loan agreement, (ii) where the Loan Documents include specific objective conditions that must be satisfied for such action where material lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(g)               any acceptance of an assumption agreement releasing a Borrower from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than any such action (i) as may be effected without the consent or material discretion of the lender under the related Loan Agreement, (ii) where the Loan Documents include specific objective conditions that must be satisfied for such action where material lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(h)               any acceleration of a Mortgage Loan or Serviced Whole Loan following a default or an event of default with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any initiation of judicial, bankruptcy or similar proceedings under the related Loan Documents or with respect to the related Borrower or Mortgaged Property;

(i)                 franchise changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan for which the lender is required to consent or approve under the related Loan Documents;

(j)                 any property management company changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan for which the lender is required to consent or approve under the related Loan Documents (i) with a principal balance greater than $10,000,000 or (ii) where the property management company will be an Affiliate of the related Borrower following such change;

(k)               releases or substitutions of any amount from any escrow accounts, reserve accounts, letters of credit or collateral related to hospitality property improvement plans or earnout or performance escrows, reserves or holdbacks as set forth on Schedule IX to this Agreement, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which no lender discretion is required;

(l)                 any determination of an Acceptable Insurance Default; and

(m)             any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, to the extent such modification, waiver, amendment or action would materially and adversely affect the holders of the Control Eligible Certificates; provided, however, any such modification or amendment to any such agreement that would adversely impact the Master Servicer shall additionally require the consent of the Master Servicer as a condition to its effectiveness; and

(2)       with respect to any Serviced AB Whole Loan for so long as no related Control Appraisal Period is continuing, the applicable Serviced AB Whole Loan Major Decision.

For the avoidance of doubt, the Master Servicer and the Special Servicer (each in such capacity) shall not make or be obligated to make any Major Decisions with respect to any Non-Serviced Mortgage Loans and the Trust Directing Holder shall have no consent and/or consultation rights regarding Major Decisions with respect to any Non-Serviced Mortgage Loans, any Servicing Shift Mortgage Loan and any Excluded Loans related to the Trust Directing Holder under this Agreement.

With respect to any Serviced Whole Loan, for so long as the holder of the related Serviced Companion Loan is the “Controlling Holder”, the “Directing Holder”, “Directing Lender” or any analogous concept under the related Intercreditor Agreement, then with respect to such Serviced Whole Loan, the term “Major Decision” shall mean “Major Decision”, “Major Action” or any analogous concept under the related Intercreditor Agreement.

“Major Decision Reporting Package”: As defined in Section 6.07(a) of this Agreement.

“Majority-Owned Affiliate”: “majority-owned affiliate” as defined in the Risk Retention Rules.

“Management Agreement”: With respect to any Mortgage Loan or Serviced Whole Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

“Manager”: With respect to any Mortgage Loan or Serviced Whole Loan, any property manager for the related Mortgaged Properties.

“Master Servicer”: Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, or its successor in interest, or any successor master servicer appointed as provided herein.

“Master Servicer Non-Major Decision” Any of the following:

(a)               approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases (i) equal to or less than the lesser of (A) 30,000 square feet and (B) 30% of the net rentable area at the related Mortgaged Property and (ii) which are not ground leases;

(b)               approving any waiver regarding the receipt of financial statements if such waiver does not involve permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter;

(c)               approving annual budgets for the related Mortgaged Property so long as the budget does not provide for (x) increases in operating expenses equal to or more than 110% of the amount budgeted therefor for the prior year and (y) payments to a borrower affiliate;

(d)               approving immaterial rights-of-way and immaterial easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such immaterial rights-of-way or easements;

(e)               any modification, consent to a modification or waiver of any immaterial non-monetary term (excluding the timing of payments but including late payment charges or Default Interest) of a Serviced Mortgage Loan and any related Serviced Companion Loan;

(f)                other than with respect to reserves and escrows which are addressed in clause (h) below, any release of collateral or any acceptance of substitute or additional collateral for a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to either of the foregoing, to the extent the foregoing is not otherwise a Major Decision or a Special Servicer Non-Major Decision;

(g)               any property management company changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan (i) with a principal balance less than or equal to $2,500,000 or (ii) where the property management company will not be an Affiliate of the related Borrower following such change;

(h)               releases or substitutions of any amounts from any escrow accounts, reserve accounts, letters of credit or collateral, if required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which no material lender discretion is required and other than those set forth on Schedule IX to this Agreement;

(i)                 any acceptance of an assumption agreement releasing a Borrower from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan if (i) such action may be effected without the consent or discretion of the lender under the related Loan Agreement, (ii) the Loan Documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions, to the extent the foregoing is not otherwise a Major Decision or Special Servicer Non-Major Decision;

(j)                 any modification, waiver or amendment of an Intercreditor Agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or such Serviced Whole Loan, or an action to enforce rights with respect thereto, to the extent the foregoing is not otherwise a Major Decision; and

(k)               any other action that does not constitute a Major Decision or a Special Servicer Non-Major Decision.

The Master Servicer shall process and consent to or refuse consent to, as applicable, all Master Servicer Non-Major Decisions with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan).

“Master Servicer Proposed Course of Action Notice”: As defined in Section 2.03(k)(iv) of this Agreement.

“Master Servicer Remittance Date”: With respect to any Distribution Date, the Business Day preceding such Distribution Date.

“Master Servicer Servicing Personnel”: The divisions and individuals of the Master Servicer who are involved in the performance of the duties of the Master Servicer under this Agreement.

“Master Servicer Termination Event”: As defined in Section 7.01(a) of this Agreement.

“Master Servicer Website”: The internet website maintained by the Master Servicer; initially located at “www.pnc.com/midland”.

“Master Servicing Fee”: With respect to each Mortgage Loan and for any Distribution Date, an amount per interest accrual period related to such Mortgage Loan equal to the product of (i) the respective Master Servicing Fee Rate (adjusted to a monthly rate) and (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date). For the avoidance of doubt, with respect to any Subordinate Companion Loan, no Master Servicing Fee shall accrue or be payable on the principal balance thereof.

“Master Servicing Fee Rate”: With respect to each Mortgage Loan, the rate per annum set forth on Exhibit B to this Agreement under the column labeled “Master Servicing Fee Rate”.

“Material Breach”: As defined in Section 2.03(e) of this Agreement.

“Material Defect”: As defined in Section 2.03(e) of this Agreement.

“Maturity Date”: With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan or Serviced Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Mortgage Note.

“Modification Fees”: With respect to any Serviced Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, consent fees, assumption application fees, defeasance fees, release fees, loan service transaction fees and fees similar to the foregoing). For the avoidance of doubt, Special Servicing Fees, Workout Fees and Liquidation Fees due to the Special Servicer in connection with a modification, restructure, extension, waiver or amendment shall not be considered Modification Fees. For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related Borrower shall be subject to a cap of 1.0% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap shall exist in connection with the amount of Modification Fees which may be collected from the related Borrower with respect to any Specially Serviced Loan or REO Loan.

“Modified Mortgage Loan”: Any Specially Serviced Loan which has been modified by the Special Servicer pursuant to Section 3.26 of this Agreement in a manner that:

(a)               reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Companion Loan), including any reduction in the Periodic Payment;

(b)               except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

(c)               in the reasonable good faith judgment of the Special Servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

“Moody’s”: Moody’s Investors Service, Inc., or its successor in interest. If neither such rating agency nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Morningstar DBRS”: DBRS, Inc., or its successor in interest. If neither such rating agency nor any successor remains in existence, “Morningstar DBRS” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Morningstar DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Mortgage Note.

“Mortgage File”: With respect to any Mortgage Loan and Serviced Companion Loan, collectively, the mortgage documents listed in Section 2.01(a)(i) through Section 2.01(a)(xxi) of this Agreement pertaining to such particular Mortgage Loan or Serviced Companion Loan and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement; provided that whenever the term “Mortgage File” is used to refer to documents actually received by the Depositor, Trustee, or Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

“Mortgage Loan”: Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 of this Agreement and from time to time held in the Trust Fund. The Mortgage Loans originally so transferred, assigned and held are identified on the Mortgage Loan Schedule as of the Closing Date. Such term shall include any REO Loan, Specially Serviced Loan or any Mortgage Loan that has been defeased in whole or in part. Such term shall not include the Serviced Companion Loans or the Non-Serviced Companion Loans but shall include Non-Serviced Mortgage Loans.

“Mortgage Loan Purchase Agreements”: Each of the GACC Purchase Agreement, the CREFI Purchase Agreement, the GSMC Purchase Agreement, the BMO Purchase Agreement and the BCREI Purchase Agreement.

“Mortgage Loan Schedule”: The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached as Exhibit B to this Agreement, which list shall set forth the following information with respect to each Mortgage Loan:

(a)               the Loan Number;

(b)               the Mortgage Loan Seller;

(c)               the Mortgage Loan name;

(d)               the street address (including city, state and zip code) of the related Mortgaged Property;

(e)               the Mortgage Rate in effect as of the Cut-off Date;

(f)                the Revised Rate of such Mortgage Loan, if any;

(g)               the original principal balance;

(h)               the Stated Principal Balance as of the Cut-off Date;

(i)                 the Maturity Date or Anticipated Repayment Date for each Mortgage Loan;

(j)                 the Due Date;

(k)               the amount of the Periodic Payment due on the first Due Date following the Cut-off Date (or, in the case of a Mortgage Loan that provides an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, the average of the first 12 monthly payments of principal and interest payable during the amortization period);

(l)                 the Servicing Fee Rate (separately designating the Master Servicing Fee Rate, any Primary Servicing Fee Rate, any subservicing fee rate and any Non-Serviced Mortgage Loan Primary Servicing Fee Rate);

(m)             whether the Mortgage Loan is an Actual/360 Loan;

(n)               whether any letter of credit is held by the lender as a beneficiary or is assigned as security for such Mortgage Loan;

(o)               whether the Mortgage Loan is part of a Whole Loan;

(p)               whether the Mortgage Loan is secured in any part by a leasehold interest; and

(q)               whether the Mortgage Loan has any related mezzanine debt or other subordinate debt.

Such list may be in the form of more than one list, collectively setting forth all of the information required. A comparable list shall be prepared with respect to each Serviced Companion Loan.

“Mortgage Loan Seller Sub-Servicer”: A Servicing Function Participant or Sub-Servicer required to be retained by the Master Servicer by a Mortgage Loan Seller, as listed on Exhibit X to this Agreement, or any successor thereto.

“Mortgage Loan Sellers”: Each of GACC, CREFI, GSMC, BMO and BCREI.

“Mortgage Note”: With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan or Serviced Companion Loan including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Mortgage Pool”: All of the Mortgage Loans and any successor REO Loans, collectively. The Mortgage Pool does not include the Companion Loans or any related REO Loans.

“Mortgage Rate”: With respect to each Mortgage Loan or any related Companion Loan, as applicable, and any Interest Accrual Period, the per annum rate at which interest accrues on such Mortgage Loan (which, in the case of (i) the CityCenter (Aria & Vdara) Mortgage Loan, is the weighted average of the interest rates of the respective CityCenter (Aria & Vdara) Component(s), and (ii) the Torrey Heights Mortgage Loan is the weighted average of the interest rates of the respective Torrey Heights Components) or Companion Loan, as applicable, during such period (in the absence of a default), as set forth in the related Mortgage Note from time to time, without giving effect to any Default Rate or any Revised Rate.

“Mortgaged Property”: The underlying property securing a Mortgage Loan, including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial, multifamily or manufactured housing community property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Net Condemnation Proceeds”: Condemnation Proceeds, to the extent such proceeds are not to be applied to the restoration, preservation or repair of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with the Servicing Standard.

“Net Default Interest”: With respect to any Distribution Date, an amount equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to the Mortgage Loans received during the preceding Collection Period, minus (ii) any portions thereof withdrawn from (A) the Collection Account pursuant to Section 3.06(a)(ix) of this Agreement for Advance

Interest Amounts and unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred on the related Mortgage Loan during or prior to such Collection Period and (B) each Serviced Whole Loan Collection Account pursuant to Section 3.06(b)(ix) for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses incurred on the related Serviced Whole Loan during or prior to such Collection Period.

“Net Insurance Proceeds”: Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

“Net Liquidation Proceeds”: The Liquidation Proceeds received with respect to any Mortgage Loan or Serviced Whole Loan net of the amount of (i) Liquidation Expenses incurred with respect thereto and (ii) with respect to proceeds received in connection with the taking of a Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of the related Mortgaged Property.

“Net Mortgage Rate”: With respect to each Mortgage Loan (including a Non-Serviced Mortgage Loan) on any Distribution Date, the per annum rate equal to the Mortgage Rate then in effect for such Mortgage Loan for the related Interest Accrual Period (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus, for any such Mortgage Loan, the related Administrative Cost Rate. The “Net Mortgage Rate” for purposes of calculating Pass-Through Rates and Withheld Amounts shall be the Net Mortgage Rate of such Mortgage Loan without taking into account any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the Master Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Borrower.

Notwithstanding the foregoing, if any such Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating the Pass-Through Rate on the Non-VRR Certificates (other than the Class S Certificates) and the VRR Interest (and for the purposes of calculating the Base Interest Fraction), the Net Mortgage Rate of such Mortgage Loan for any one month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan at the related Net Mortgage Rate during such one month period; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (i) prior to the Due Dates in (a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) shall be determined exclusive of any Withheld Amounts from that month, (ii) prior to the Due Date in March (or February if the related Distribution Date is the final Distribution Date), shall be determined inclusive of the Withheld Amounts from the immediately preceding February, and, if applicable, January and (iii) preceding the Due Date in March 2026, will be determined inclusive of the Interest Deposit Amount. With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Net Prepayment Interest Excess”: The excess amount, if any, that the aggregate of all Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans that the Master Servicer is servicing exceeds the aggregate of all Compensating Interest Payments for such Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans as of any related Distribution Date.

“Net Prepayment Interest Shortfall”: With respect to the Mortgage Loans or Serviced Companion Loans that the Master Servicer is servicing, the aggregate Prepayment Interest Shortfalls in excess of the Compensating Interest Payments on such Mortgage Loan or Serviced Companion Loan.

“Net REO Proceeds”: With respect to each Serviced REO Property, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.15(b) of this Agreement.

“New Lease”: Any lease of a Serviced REO Property entered into on behalf of the Lower-Tier REMIC if such Trust REMIC has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of such Trust REMIC.

“Non-Directing Holder”: With respect to any Companion Loan, the “Non-Directing Holder”, “Non-Controlling Note Holder” or any analogous concept under the related Intercreditor Agreement.

“Non-Reduced Certificates”: As of any date of determination, any Class of Principal Balance Certificates and VRR Interest then outstanding for which (a)(1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) distributed to the Holders of such Class of Certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of such date of determination and (z) any Realized Losses or VRR Realized Losses, as applicable, previously allocated to such Class of Certificates as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Certificates as of such date of determination.

“Non-Serviced Companion Loan”: Each of the Pari Passu Companion Loans and Subordinate Companion Loans, if any, identified as “Non-Serviced” and, after the related Servicing Shift Securitization Date, “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Non-Serviced Mortgage Loan”: Each of the Mortgage Loans identified as “Non-Serviced” and, after each related Servicing Shift Securitization Date, “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Non-Serviced Mortgage Loan Primary Servicing Fee Rate”: The “primary servicing fee rate” or “pari passu primary servicing rate” (each as defined or set forth in the applicable Other Pooling and Servicing Agreement) and any other servicing fee rate (other than those payable to the applicable Other Special Servicer) applicable to any Non-Serviced Mortgage

Loan. The Non-Serviced Mortgage Loan Primary Servicing Fee Rate for (A) any Servicing Shift Mortgage Loan will be such amount as set forth in the related Other Pooling and Servicing Agreement for such Servicing Shift Whole Loan and (B) each Non-Serviced Mortgage Loan as of the Closing Date, the applicable rate per annum set forth on Exhibit B to this Agreement under the column labeled “Non-Serviced Mortgage Loan Primary Servicing Fee Rate”.

“Non-Serviced Mortgage Loan Service Providers”: With respect to any Non-Serviced Mortgage Loan, the related Other Trustee, Other Servicer, Other Special Servicer and any related sub-servicer, as applicable, and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related Other Pooling and Servicing Agreement.

“Non-Serviced Whole Loan Custodian”: With respect to any Non-Serviced Mortgage Loan, the applicable other “custodian” under the Other Pooling and Servicing Agreement that governs the servicing and administration of the related Non-Serviced Whole Loan.

“Non-Serviced Whole Loans”: Each of the Whole Loans identified as “Non-Serviced” and, after each related Servicing Shift Securitization Date, “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Non-U.S. Tax Person”: A person that is not a U.S. Tax Person.

“Non-VRR Certificates”: The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class A-M, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class S Certificates.

“Non-VRR Percentage”: An amount expressed as a percentage equal to 100% less the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage shall equal 100%.

“Non-VRR Prepayment Premiums and Yield Maintenance Charges”: As defined in Section 4.01(c) of this Agreement.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance, Nonrecoverable Servicing Advance or Nonrecoverable Workout-Delayed Reimbursement Amounts.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard and Section 4.07(c), or the Trustee, in its good faith business judgment, as applicable, determines would not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan, which shall be evidenced by an Officer’s Certificate as provided by Section 4.07(c) of this Agreement.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any Serviced REO Property that the Master Servicer, the Special

Servicer, in each case in accordance with the Servicing Standard and Section 3.21(d) of this Agreement, or the Trustee, in its good faith business judgment, as applicable, determines would not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan, Serviced Whole Loan or Serviced REO Loan, which shall be evidenced by an officer certificate as provided by Section 3.21(d) of this Agreement. The determination as to the recoverability of any Servicing Advance previously made or proposed to be made in respect of any Non-Serviced Whole Loan (or related REO Property) shall be made by the applicable servicer under, and in accordance with the terms of, the related Other Pooling and Servicing Agreement. Any such determination made by any such party shall be conclusive and binding on the Certificateholders and may, in all cases, be conclusively relied upon by the Master Servicer, the Special Servicer and the Trustee, as applicable.

“Nonrecoverable Workout-Delayed Reimbursement Amounts”: Any Workout-Delayed Reimbursement Amounts when the Person making such determination in accordance with the procedures specified for Nonrecoverable Servicing Advances or Nonrecoverable P&I Advances, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late payments or any other recovery on or in respect of the related Mortgage Loan, Serviced Whole Loan or REO Loans or (b) has determined that such Workout-Delayed Reimbursement Amounts would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on all of the Mortgage Loans and REO Properties and from general principal collections in the Collection Account.

“Notice of Termination”: Any of the notices given to the Trustee, the Certificate Administrator and the Master Servicer by the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01(c) of this Agreement.

“Notional Amount”: As of any date of determination: (i) with respect to each of the Class X-A, Class X-B, Class X-D and Class X-E Certificates as a Class, the related Class X Notional Amount as of such date of determination and (ii) with respect to any Class X Certificate, the product of the Percentage Interest evidenced by such Certificate and the related Class X Notional Amount as of such date of determination.

“NRSRO”: Any nationally recognized statistical ratings organization.

“NRSRO Certification”: A certification (a) executed by an NRSRO in favor of the 17g-5 Information Provider substantially in the form attached hereto as Exhibit Z or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement, or that such NRSRO has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan, or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, such NRSRO has access to the Depositor’s

17g-5 website and such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the Master Servicer, Special Servicer, Additional Servicer, Operating Advisor or Asset Representations Reviewer customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as the case may be.

“Offsetting Modification Fees”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or Serviced REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the Trust, any and all Modification Fees collected by the Special Servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the Special Servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or Serviced REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or Serviced REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or Serviced REO Loan was a Specially Serviced Loan.

“Operating Advisor”: Park Bridge Lender Services LLC, a New York limited liability company, or its successors in interest and assigns, or any successor Operating Advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.31(c) of this Agreement.

“Operating Advisor Consultation Event”: The event that occurs upon the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such Classes) is 25% or less of the initial aggregate Certificate Balances of such Classes of Certificates or (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the second to last proviso in the definition thereof).

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consulting rights equal to $10,000 with respect to any Mortgage Loan or such lesser amount as the related Borrower pays, payable pursuant to Section 3.06 of this Agreement; provided that no such fee shall be payable unless paid by the related Borrower. The

Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction. No Operating Advisor Consulting Fee shall be payable with respect to any Subordinate Companion Loan or any Non-Serviced Whole Loan or Servicing Shift Whole Loan.

“Operating Advisor Fee”: With respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans and Servicing Shift Mortgage Loans but excluding any Companion Loans) and any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the applicable Operating Advisor Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date). Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Operating Advisor under this Agreement. The Operating Advisor Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement. For the avoidance of doubt, the Operating Advisor Fee shall be payable from the Lower-Tier REMIC. For the avoidance of doubt, no Operating Advisor Fee shall accrue on the principal balance of, or be payable with respect to, any Companion Loan.

“Operating Advisor Fee Rate”: For each Interest Accrual Period, a per annum rate equal to 0.00217% with respect to each such Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans but excluding any Companion Loans).

“Operating Advisor Standard”: The requirement that the Operating Advisor shall act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the related Companion Loan Noteholders (as a collective whole as if such Certificateholders and Companion Loan Noteholders constituted a single lender, taking into account the pari passu nature of any related pari passu Companion Loan (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)), and not to Holders of any particular Class of Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the Borrowers, Managers, any borrower sponsor or guarantor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Party, any Certificateholder or any of their respective affiliates.

“Operating Advisor Termination Event”: As defined in Section 7.07(a) of this Agreement.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the Master Servicer, as the case may be, acceptable to the Certificate Administrator and the Trustee, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of any Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), (c) qualification of the Grantor Trust as a grantor trust or (d) a resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04(b) of this Agreement, must be an opinion of counsel who is Independent of the Depositor, the Master Servicer and the Special Servicer.

“Originator”: Any of (i) the Mortgage Loan Sellers or their Affiliates and (ii) with respect to any Mortgage Loan acquired by a Mortgage Loan Seller, the originator of such Mortgage Loan.

“Other 17g-5 Information Provider”: The applicable other “17g-5 information provider” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan. The Depositor shall inform the other parties hereto of the name and contact information for any Other 17g-5 Information Provider existing as of the Closing Date. The name and contact information of any such Other 17g-5 Information Provider as of the Closing Date is set forth on Schedule VIII hereto. Each party hereto shall be entitled to conclusively rely upon the information set forth on Schedule VIII until such party receives notice of any change thereto.

“Other Asset Representations Reviewer”: The applicable other “asset representations reviewer” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Other Custodian”: The applicable other “custodian” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Other Depositor”: The applicable other “depositor” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Other Indemnified Parties”: As defined in Section 1.04 of this Agreement.

“Other Operating Advisor”: The applicable other “operating advisor” or “trust advisor” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Other Pooling and Servicing Agreement”: A pooling and servicing agreement or other applicable servicing agreement relating to a Serviced Companion Loan or a Non-Serviced Whole Loan, as applicable.

“Other Securitization”: Any commercial mortgage securitization trust that holds a Serviced Companion Loan or Non-Serviced Companion Loan or any successor REO Loan with respect thereto.

“Other Servicer”: The applicable other “master servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Other Special Servicer”: The applicable other “special servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Other Trustee”: The applicable other “trustee” or, if applicable, the other “certificate administrator” or, if applicable, the other “custodian” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Ownership Interest”: Any record or beneficial interest in a Class R Certificate.

“P&I Advance”: As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee pursuant to Section 4.07 of this Agreement. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Reimbursement Rate. Neither the Master Servicer nor the Trustee will be required to make P&I Advances with respect to any delinquent payment amounts due on any Companion Loan.

“P&I Advance Determination Date”: With respect to any Distribution Date, the second Business Day prior to such Distribution Date.

“Pari Passu Companion Loan”: Each of the Companion Loans identified as “Pari Passu” under the column entitled “Companion Loan Type” in the “Whole Loan” chart in the Preliminary Statement.

“Pass-Through Rate”: With respect to each Class of Non-VRR Certificates set forth below, the following rates:

Class	Pass-Through Rate
Class A-1	Class A-1 Pass-Through Rate
Class A-2	Class A-2 Pass-Through Rate
Class A-3	Class A-3 Pass-Through Rate
Class X-A	Class X-A Pass-Through Rate
Class X-B	Class X-B Pass-Through Rate
Class X-D	Class X-D Pass-Through Rate
Class X-E	Class X-E Pass-Through Rate
Class A-M	Class A-M Pass-Through Rate
Class B	Class B Pass-Through Rate
Class C	Class C Pass-Through Rate
Class D	Class D Pass-Through Rate
Class E	Class E Pass-Through Rate
Class F-RR	Class F-RR Pass-Through Rate
Class G-RR	Class G-RR Pass-Through Rate

None of the Class S Certificates, the Class R Certificates or the VRR Interest have Pass-Through Rates; however, the effective interest rate of the VRR Interest will be the WAC Rate for the related Distribution Date.

“Paying Agent”: The paying agent appointed pursuant to Section 5.04 of this Agreement.

“PCAOB”: The Public Company Accounting Oversight Board.

“Penalty Charges”: With respect to any Mortgage Loan or Serviced Companion Loan (or successor REO Loan), any amounts collected thereon from the Borrower that represent default charges, penalty charges, late fees and/or Default Interest, and excluding any Yield Maintenance Charge and any Excess Interest.

“Percentage Interest”: As to any Certificate (except the Class S and Class R Certificates), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class S and Class R Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates. With respect to the Class S and Class R Certificates, the percentage interest is set forth on the face thereof.

“Performance Certification”: As defined in Section 10.08 of this Agreement.

“Performing Loan”: A Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan or REO Loan.

“Performing Party”: As defined in Section 10.14 of this Agreement.

“Periodic Payment”: With respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment (but not excluding any constant Periodic Payment due on a Balloon Loan), which is payable by the related Borrower on such Due Date under the related Mortgage Note. The Periodic Payment with respect to an REO Loan is the monthly payment that would otherwise have been payable on the related Due Date had the related Mortgage Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

“Permitted Investments”: Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities:

(i)                                direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United

States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that are then rated by such Rating Agency, such class of securities) as evidenced in writing;

(ii)                              time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable Moody’s Permitted Investment Rating and the Applicable KBRA Permitted Investment Rating (or, in the case of any such Rating Agency, if permitted by the related Mortgage Loan, such lower rating as is otherwise acceptable to such Rating Agency, as confirmed in a Rating Agency Confirmation, in addition to a Rating Agency Confirmation from each Rating Agency not rating such time deposits, unsecured certificates of deposit, or bankers’ acceptances);

(iii)                            repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv)                          debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition, that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable Moody’s Permitted Investment Rating and the Applicable KBRA Permitted Investment Rating (or, in the case of any such Rating Agency, if permitted by the related Mortgage Loan, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency, in addition to a Rating Agency Confirmation from each Rating Agency not rating such debt obligations); provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)                            commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof), that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable Moody’s Permitted Investment Rating and the Applicable KBRA Permitted Investment Rating (or, in the case of any such Rating Agency, if permitted by the related

Mortgage Loan, such lower rating as is otherwise acceptable to such Rating Agency, as confirmed in a Rating Agency Confirmation, in addition to a Rating Agency Confirmation from each Rating Agency not rating such commercial paper); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vi)                           money market funds which seek to maintain a constant net asset value per share, rated at least “Aaa-mf” by Moody’s and in the highest rating category by each of Fitch and KBRA (or, if not rated by either such Rating Agency, otherwise acceptable to such Rating Agency, as confirmed in a Rating Agency Confirmation relating to the Certificates), which may include the investments referred to in clause (i) hereof if so qualified that (a) have substantially all of their assets invested continuously in the types of investments referred to in clause (i) above and (b) have net assets of not less than $5,000,000,000;

(vii)                        any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment and, with respect to a Serviced Whole Loan, a Serviced Companion Loan Rating Agency Confirmation has been obtained from each Companion Loan Rating Agency; and

(viii)                     any other demand, money market or time deposit, obligation, security or investment not listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency;

provided, however, that each investment described hereunder shall not (A) evidence either the right to receive (1) only interest with respect to such investment or (2) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations, (B) be purchased at a price greater than par, (C) be sold prior to stated maturity if such sale would result in a loss of principal on the instrument or a tax on “prohibited transactions” under Section 860F of the Code or (D) have an “r” highlighter or other comparable qualifier attached to its rating; and provided, further, that each investment described hereunder must have (X) a predetermined fixed amount of principal due at maturity (that cannot vary or change), (Y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty (30) days and (Z) except in the case of a Permitted Investment described in clause (E) of this definition, a fixed interest rate or an interest rate that is tied to a single interest rate index plus a single fixed spread and moves proportionately with that index; and provided, further, that each investment described hereunder must be a “cash flow investment” (within the meaning of the REMIC Provisions).

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, property condition report fees, customary title agent fees and insurance commissions and fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property, in each case, in accordance with Article III of this Agreement.

“Permitted Transferee”: With respect to a Class R Certificate, any Person or agent thereof that is a Qualified Institutional Buyer, other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R Certificate to such Person will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Tax Person, (d) a Plan or any Person investing the assets of a Plan, (e) an entity treated as a domestic partnership for U.S. federal income tax purposes, one or more of the direct or indirect beneficial owners (other than through a U.S. corporation) of which is (or is permitted under the applicable partnership agreement to be) a Disqualified Non-U.S. Tax Person or (f) a U.S. Tax Person with respect to whom income on the Class R Certificate is attributable to a fixed base or foreign permanent establishment, within the meaning of an applicable income tax treaty, of such transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.02(k) of this Agreement.

“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(l)(i).

“Preliminary Prospectus”: The Depositor’s Prospectus, dated January 26, 2026, relating to the offering of the Publicly Offered Certificates.

“Prepayment Assumption”: The assumption that (i) each Mortgage Loan (other than an ARD Loan) does not prepay prior to its respective Maturity Date and (ii) each ARD Loan prepays on its Anticipated Repayment Date.

“Prepayment Interest Excess”: With respect to any Distribution Date, the aggregate amount, with respect to all Mortgage Loans or Serviced Companion Loans serviced by the Master Servicer that were subject to Principal Prepayment in full or in part, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loans or Serviced Companion Loans, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Mortgage Loans or Serviced Companion Loans on the amount of such Principal Prepayments,

Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds after the Due Date relating to such Collection Period and accruing in the manner set forth in the related Loan Documents, to the extent such interest is collected by the Master Servicer or the Special Servicer (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected).

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each Mortgage Loan or Serviced Companion Loan serviced by the Master Servicer that was subject to a Principal Prepayment in full or in part and which did not include a full month’s interest, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loan or Serviced Companion Loan, in each case after the Determination Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Collection Period, the amount of interest that would have accrued at the Net Mortgage Rate for such Mortgage Loan or Serviced Companion Loan on the amount of such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds during the period commencing on the date as of which such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were applied to the unpaid principal balance of the Mortgage Loan or Serviced Companion Loan and ending on (and including) the day immediately preceding such Due Date (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected).

“Prepayment Premium”: Any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable on a Mortgage Loan or Serviced Companion Loan by a Borrower as the result of a Principal Prepayment thereon, not otherwise due thereon, in respect of principal or interest, which is intended to compensate the holder of the related Mortgage Note for prepayment.

“Pricing Date”: January 29, 2026.

“Primary Servicing Fee Rate”: With respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan), the sum of the rates per annum set forth on Exhibit B to this Agreement under the columns labeled “Serviced Loan Primary Servicing Fee Rate” and “Serviced Loan Subservicing Fee Rate”. With respect to each Servicing Shift Mortgage Loan, prior to the related Servicing Shift Securitization Date, the sum of the applicable rates per annum set forth on Exhibit B to this Agreement under the columns labeled “Serviced Loan Primary Servicing Fee Rate” and “Serviced Loan Subservicing Fee Rate”. With respect to each Non-Serviced Mortgage Loan, no Primary Servicing Fee Rate will be charged by the Master Servicer, but the Non-Serviced Mortgage Loan Primary Servicing Fee Rate (which, with respect to each such Non-Serviced Mortgage Loan as of the Closing Date, is set forth on Exhibit B to this Agreement under the column labeled “Non-Serviced Mortgage Loan Primary Servicing Fee Rate”) is charged by the applicable Other Servicer pursuant to the related Other Pooling and Servicing Agreement. With respect to each Serviced Companion Loan, the rate set forth on Exhibit B to this Agreement under the column labeled “Serviced Loan Primary Servicing Fee Rate”. For the avoidance of doubt, the Primary Servicing Fee Rate includes any fee rate payable to a Mortgage Loan Seller Sub-Servicer.

“Prime Rate”: The “Prime Rate” (and solely with respect to the Master Servicer and the Special Servicer, subject to a floor rate of 2.0%) as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time. The Certificate Administrator shall notify in writing the Master Servicer and the Special Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Balance Certificates”: The Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR Certificates.

“Principal Distribution Amount”: For any Distribution Date and the Principal Balance Certificates, the sum of (i) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date and (ii) the Principal Shortfall, if any, for the prior Distribution Date.

“Principal Prepayment”: Any payment of principal made by a Borrower on a Mortgage Loan or Serviced Companion Loan which is received in advance of its scheduled due date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Principal Shortfall”: For any Distribution Date, the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to Holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

“Private Certificate”: Each of the Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest, collectively.

“Private Global Certificate”: Each of the Regulation S Global Certificates or Rule 144A Global Certificates with respect to the Private Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Private Placement Memorandum”: The Depositor’s Private Placement Memorandum, dated January 29, 2026, relating to the offering of the Private Certificates (other than the VRR Interest).

“Privileged Information”: Any (i) correspondence or other communications between the Directing Holder or the Risk Retention Consultation Party and the Special Servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the consent or consultation rights of the Directing Holder or consultation rights of the Risk Retention Consultation Party under this Agreement or any related Intercreditor Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Borrower or other interested party and that is labeled or otherwise identified as Privileged

Information when delivered to a party to this Agreement by the Special Servicer, (iii) information subject to attorney-client privilege (and which the Special Servicer has labeled or otherwise communicated as being subject to privilege) and (iv) any Asset Status Report or Final Asset Status Report. The Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee, based on the advice of legal counsel) is required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, any Additional Servicer designated by the Master Servicer or the Special Servicer, the Operating Advisor, any Affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any Companion Loan Noteholder who provides a certification substantially in the form of Exhibit FF hereto, any Person (including the Directing Holder, the Risk Retention Consultation Party or the Holder of the VRR Interest) who provides the Certificate Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Certificate Administrator with a NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website; provided, however, that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the Special Servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder, any Excluded Information via the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement.

Notwithstanding anything to the contrary in this Agreement, if the Special Servicer obtains knowledge that it is a Borrower Party, the Special Servicer shall nevertheless be a Privileged Person; provided that the Special Servicer (i) shall not directly or indirectly provide any information solely related to the related Excluded Special Servicer Mortgage Loan (which may include any Asset Status Reports, Final Asset Status Reports (or summaries thereof), and such other information specified in this Agreement pertaining to such Excluded Special Servicer Mortgage Loan) to (A) the related Borrower Party, (B) any of the Special Servicer’s employees or personnel or any of its Affiliates involved in the management of any investment in the related

Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above; provided, further, that nothing in this Agreement shall be construed as an obligation of the Master Servicer or the Certificate Administrator to restrict the Special Servicer’s access to any information on the Master Servicer’s website or the Certificate Administrator’s Website and in no case shall the Master Servicer or the Certificate Administrator be held liable if the Special Servicer accesses any of the items listed in the definition of Excluded Information relating to the Excluded Special Servicer Mortgage Loans.

“Prohibited Party”: Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.

“Prohibited Prepayment”: As defined in the definition of “Compensating Interest Payment”.

“Property Protection Expenses”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any costs and expenses incurred by the Master Servicer or the Special Servicer pursuant to Section 3.04, Section 3.08(a), Section 3.10, Section 3.11, Section 3.15(a), Section 3.15(b), Section 3.15(c), Section 3.16(b) or Section 3.24(a) of this Agreement or indicated herein as being payable as a Servicing Advance or as a cost or expense of the Trust Fund (and, in the case of the Serviced Whole Loans, the Serviced Companion Loan Noteholders but subject to the provisions of Section 1.02(e)), the Lower-Tier REMIC or Upper-Tier REMIC to be paid out of the Collection Account.

“Proposed Course of Action”: As defined in Section 2.03(l)(i) of this Agreement.

“Proposed Course of Action Notice”: As defined in Section 2.03(l)(i) of this Agreement.

“Prospectus”: The Depositor’s Prospectus, dated January 29, 2026, relating to the offering of the Publicly Offered Certificates.

“PTCE”: Prohibited Transaction Class Exemption.

“Publicly Offered Certificates”: Each of the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class A-M, Class B and Class C Certificates.

“Publicly Offered Global Certificates”: Each of the Publicly Offered Certificates, if and so long as the applicable Class of Publicly Offered Certificates is registered in the name of the Depository.

“Purchase Price”: With respect to (i) any Mortgage Loan to be repurchased or purchased pursuant to Section 2.03(e) or Section 9.01 of this Agreement, (ii) any Specially Serviced Loan or any Serviced REO Loan to be sold pursuant to Section 3.16 of this Agreement or (iii) any Defaulted Loan that is a Non-Serviced Mortgage Loan to be sold by the Special Servicer in accordance with the proviso in Section 3.16(b) of this Agreement, an amount, calculated by the

Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans or Serviced REO Loans), as applicable, equal to:

(a)               the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this definition, any related Companion Loan) as of the date of purchase; plus

(b)               all accrued and unpaid interest on such Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this definition, any related Companion Loan) at the related Mortgage Rate in effect from time to time to but not including the Due Date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, but excluding any Default Interest or Excess Interest; plus

(c)               all related unreimbursed Servicing Advances plus accrued and unpaid interest on related Advances at the Reimbursement Rate, and all Special Servicing Fees (whether paid or unpaid) and Workout Fees and Liquidation Fees (to the extent set forth in clause (c) below) allocable to such Mortgage Loan (and, in the case of a Non-Serviced Mortgage Loan, unpaid fees payable to the applicable servicer, Other Servicer, the Other Special Servicer or the Other Trustee allocable to such Mortgage Loan) and the related REO Loan, if any; plus

(d)               any Liquidation Fee due pursuant to Section 3.12 of this Agreement allocable to such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this definition, any related Companion Loan) (which shall not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period under Section 2.03 of this Agreement); plus

(e)               all Additional Trust Fund Expenses allocable to such Mortgage Loan; plus

(f)                if such Mortgage Loan (or related REO Loan) is being purchased or substituted by a Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, to the extent not otherwise included in the amount described in clause (b) of this definition, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan or related REO Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any such expenses arising out of the enforcement of the repurchase obligation, including, without duplication, any such expenses previously reimbursed from the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, plus accrued and unpaid interest thereon at the Reimbursement Rate, to the extent payable to the Master Servicer, the Special Servicer, the Certificate Administrator, the Asset Representations Reviewer or the Trustee; provided, however, that such out-of-pocket expenses shall not include expenses incurred by Certificateholders or Certificate Owners in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in exercising such Certificateholder’s or

Certificate Owner’s, as applicable, rights under the dispute resolution mechanics pursuant to Section 2.03(k) hereof.

For purposes of this Agreement, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related Mortgage Loan Seller shall be the purchase price paid by the related Mortgage Loan Seller under the related Other Pooling and Servicing Agreement or the applicable servicing agreement, (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan shall be construed to include any related Companion Loans and (iii) with respect to any Joint Mortgage Loan, the “Purchase Price” for each of the applicable Mortgage Loan Sellers shall be its respective percentage interest as of the Closing Date of the total Purchase Price for such Joint Mortgage Loan.

“Qualified Affiliate”: Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of mortgage loans (or, in the case of the Operating Advisor, that is in the business of performing the duties of an operating advisor), and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, or by any Person or Persons who directly or indirectly own equity ownership interests in the Master Servicer, the Special Servicer or the Operating Advisor, as applicable.

“Qualified Institutional Buyer”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”: As used in Section 3.08 of this Agreement,

(i)                                 in the case of each Mortgage Loan or Serviced Pari Passu Whole Loan, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated (a) “A3” by Moody’s (or, if not rated by Moody’s, at least an equivalent rating by one NRSRO (which may include Fitch or KBRA)) and (b) “A-” by Fitch (or, if not rated by Fitch, at least “A-” or an equivalent rating as “A-” by one other NRSRO (which may include Moody’s or KBRA)),

(ii)                              in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(d) of this Agreement, an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) with at least one of the following ratings: (a) “A3” by Moody’s, (b) “A-” by S&P, (c) “A-” by Fitch, (d) “A:VIII” by A.M. Best Company, Inc. or (e) “A(low)” by Morningstar DBRS,

or, in the case of clauses (i) and (ii), such other rating as to which the related Rating Agency (and, if applicable, the related Serviced Companion Loan Rating Agency) has provided a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities (subject to the foregoing exceptions).

“Qualified Mortgage”: A Mortgage Loan that is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in this Agreement, (ii)  is not the Operating Advisor, the Asset Representations Reviewer or an affiliate of the Operating Advisor or the Asset Representations Reviewer, (iii) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, or (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) (a) has been appointed and currently serves as a special servicer on a “transaction level” basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement special servicer prior to the time of determination, (vii) has been appointed and currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

“Qualified Substitute Mortgage Loan”: A substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution shall be permitted) replacing a Mortgage Loan with respect to which a Material Breach or Material Defect exists that must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and/or interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the Removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a fixed Mortgage Rate not less than the Mortgage Rate of the Removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan); (iii) have the same Due Date and a grace period no longer than that of the Removed Mortgage Loan; (iv) accrue interest on the same basis as the Removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the Removed Mortgage Loan; (vi) have a then-current loan to value ratio equal to or less than the lesser of (1) the loan to value ratio for the Removed Mortgage Loan as of the Closing Date and (2) 75%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal prepared in accordance with the requirements of the

Financial Institutions Reform, Recovery and Enforcement Act of 1989; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Servicing File; (ix) have a then-current Debt Service Coverage Ratio at least equal to the greater of (1) the original Debt Service Coverage Ratio of the Removed Mortgage Loan as of the Closing Date and (2) 1.25x; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller’s expense) to be a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions to those of the Removed Mortgage Loan; (xiii) not be substituted for a Removed Mortgage Loan unless the Certificate Administrator and the Trustee have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, (A) for so long as no Control Termination Event is continuing, by the Directing Holder, and (B) during any such time that the Master Servicer is the Enforcing Servicer, by the Special Servicer; (xv) prohibit defeasance within two years after the Closing Date; (xvi) not be substituted for a Removed Mortgage Loan if it would result in an Adverse REMIC Event or the imposition of tax other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel (at the cost of the applicable Mortgage Loan Seller); (xvii) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that one or more mortgage loans are substituted for one or more Removed Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (ii) through (xviii) above, except the rates referred to in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) shall be lower than the highest Pass-Through Rate (that is a fixed rate not subject to a cap equal to or based on the WAC Rate) of any Class of Principal Balance Certificates having an outstanding Certificate Balance. When a Qualified Substitute Mortgage Loan is substituted for a Removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Trustee and, for so long as no Consultation Termination Event is continuing, the Directing Holder.

“Quorum”: In connection with any solicitation of votes in connection with the replacement of the Special Servicer pursuant to Section 3.22 of this Agreement (other than as a result of the replacement of the Special Servicer at the recommendation of the Operating Advisor) or the Asset Representations Reviewer pursuant to Section 11.05(b) of this Agreement, the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates pursuant to Section 4.08 of this Agreement, except in the case of the termination of the Asset Representations Reviewer pursuant to Section 11.05(b) of this Agreement) of all Principal Balance Certificates and the VRR Interest on an aggregate basis.

“RAC No-Response Scenario”: As defined in Section 3.30(a) of this Agreement.

“Rated Final Distribution Date”: The Distribution Date in February 2059. None of the Class G-RR, Class S or Class R Certificates or the VRR Interest will have a Rated Final Distribution Date.

“Rating Agency”: Any of Moody’s, Fitch or KBRA; provided that with respect to any matter affecting a Non-Serviced Mortgage Loan or any Serviced Whole Loan, “Rating Agency” shall also refer to any rating agency engaged to rate the Serviced Companion Loan Securities related to such Serviced Whole Loan or securities related to such Non-Serviced Mortgage Loan, as applicable.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates if then rated by the Rating Agency; provided that a written waiver or other acknowledgment from any Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from such Rating Agency with respect to such matter. At any time during which no Certificates are rated by a Rating Agency, no Rating Agency Confirmation shall be required from that Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation shall also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such loan with respect to such rating organizations’ respective ratings of such securities.

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 3.14(d) of this Agreement.

“Real Property”: Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

“Realized Loss”: With respect to the Mortgage Loans and any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

“Reassignment of Assignment of Leases, Rents and Profits”: As defined in Section 2.01(a)(viii) of this Agreement.

“Record Date”: With respect to each Distribution Date, the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs.

“Regular Certificates”: The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR Certificates and the VRR Interest.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein.

“Regulation D”: Regulation D under the Act.

“Regulation S”: Regulation S under the Act.

“Regulation S Global Certificate”: Each of the Class X-D, Class X-E, Class D and Class E Certificates issued as such on the Closing Date.

“Regulation S Investor”: With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

“Regulation S Transfer Certificate”: As defined in Section 5.02(c)(i)(B) of this Agreement.

“Regulatory Agencies” As defined in the definition of “Risk Retention Rule”.

“Reimbursement Rate”: The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.21(e) and P&I Advances in accordance with Section 4.07(h), which rate per annum shall equal the Prime Rate, compounded annually. Interest at the Reimbursement Rate will accrue from (and including) the date on which the related Advance is made or the related expense incurred to (but excluding) the date on which such amounts are recovered out of amounts received on the Mortgage Loan as to which such Advances were made or servicing expenses incurred or the first Master Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made; provided that such interest at the Reimbursement Rate will continue to accrue to the extent funds are not available in the Collection Accounts for such reimbursement of such Advance; provided, further, that no interest will accrue on any P&I Advance (i) made with respect to a Mortgage Loan until after the related Due Date has passed and any applicable grace period has expired or (ii) if the related Periodic Payment is received after the Determination Date but on or prior to the Business Day immediately prior to the related Distribution Date.

“Relevant Distribution Date”: With respect to (a) any Significant Obligor with respect to the Trust, the Distribution Date, and (b) any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization holding a Serviced Companion Loan, the “Distribution Date” (or analogous concept) under the related Other Pooling and Servicing Agreement.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee on Schedule II to this Agreement). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, the term “Relevant Servicing Criteria” refers to the items of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and the REMIC Provisions.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Removed Mortgage Loan”: A Mortgage Loan which is repurchased from the Trust Fund pursuant to the terms hereof or as to which one or more Qualified Substitute Mortgage Loans are substituted.

“Rents from Real Property”: With respect to any Serviced REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(a)               except as provided in Section 856(d)(4) or Section 856(d)(6) of the Code, any amount received or accrued, directly or indirectly, with respect to such Serviced REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(b)               any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and Section 856(d)(5) of the Code;

(c)               any amount received or accrued, directly or indirectly, with respect to such Serviced REO Property if any Person Directly Operates such Serviced REO Property;

(d)               any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such Serviced REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(e)               rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such Serviced REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”: As defined in Section 3.15(b) of this Agreement.

“REO Loan”: Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) or Serviced Whole Loan as to which the related Mortgaged Property has become an REO Property.

“REO Proceeds”: With respect to any Serviced REO Property and the related Serviced REO Loan, all revenues received by the Special Servicer with respect to such Serviced REO Property or Serviced REO Loan which do not constitute Liquidation Proceeds.

“REO Property”: A Mortgaged Property title to which has been acquired by the Special Servicer on behalf of the Trust Fund through foreclosure, deed-in-lieu of foreclosure or otherwise, or in the case of a Non-Serviced Mortgage Loan, the Trust Fund’s beneficial interest in the Mortgaged Property acquired by the Other Trustee pursuant to the Other Pooling and Servicing Agreement.

“Replacement Mortgage Loan”: Any Qualified Substitute Mortgage Loan that is substituted for one or more Removed Mortgage Loans.

“Reporting Servicer”: As defined in Section 10.12 of this Agreement.

“Repurchase”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Communication”: For purposes of Section 2.03(d) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Request”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Recipient”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Rejection”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Withdrawal”: As defined in Section 2.03(d) of this Agreement.

“Request for Release”: A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E to this Agreement.

“Requesting Certificateholder”: As defined in Section 2.03(l)(iii) of this Agreement.

“Requesting Holders”: As defined in Section 4.08(b) of this Agreement.

“Requesting Investor”: As defined in Section 5.05(a) of this Agreement.

“Requesting Party”: As defined in Section 5.05(a) of this Agreement.

“Reserve Accounts”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account may be a sub-account of a related Cash Collateral Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Whole Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or the Collection Account or for the purposes set forth under the related Loan Documents for the related Mortgage Loan or Serviced Whole Loan.

“Resolution Extension Period” shall mean:

(a)               for purposes of remediating a Material Breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

(b)               for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Performing Loan at the commencement of, and does not become a Specially Serviced Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

(c)               for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Performing Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of the end of such Initial Resolution Period and the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

(d)               for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days; provided that, if the applicable Mortgage Loan Seller did not receive written notice from the Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause (c) of this definition will be deemed to apply.

“Resolution Failure”: As defined in Section 2.03(k) of this Agreement.

“Resolved”: With respect to a Repurchase Request, (i) that the related Defect or Breach has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller made the Loss of Value Payment, (v) a contractually binding agreement entered into between the Enforcing Servicer, on behalf of the Trust, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Trust as a result of a sale or other disposition in accordance with this Agreement.

“Responsible Officer”: When used with respect to the Trustee or the Certificate Administrator, any officer of the Trustee or the Certificate Administrator, as the case may be, assigned to the Corporate Trust Office of such party; in each case, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the Master Servicer by the Trustee and the Certificate Administrator, as such list may from time to time be amended.

“Restricted Mezzanine Holder”: A holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Restricted Party”: As defined in the definition of “Privileged Information Exception”.

“Restricted Period”: The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Initial Purchasers and any other distributor (as defined in Regulation S) of the Certificates and (b) the Closing Date.

“Retained Certificate”: Individually and collectively, as the context may require, (i) the HRR Certificates and (ii) the VRR Interest.

“Retained Defeasance Rights and Obligations”: Any of the rights and obligations defined in Section 3.26(i).

“Retained Interest Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be deemed to be owned by the Holder(s) of the Retained Certificates in proportions equal to their respective Percentage Interests.

“Retaining Party”: Any Holder of a Retained Certificate and any successor Holder of such Retained Certificate.

“Retaining Sponsor”: GACC.

“Revised Rate”: With respect to those Mortgage Loans on the Mortgage Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

“Risk Retention Affiliate” or “Risk Retention Affiliated”: An “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. §244.2 of the Risk Retention Rule.

“Risk Retention Consultation Party”: The party selected by DBNY as the Holder of the VRR Interest. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of the Risk Retention Consultation Party from DBNY, as confirmed by the Certificate Registrar. Notwithstanding the foregoing, the Risk Retention Consultation Party shall not have any consultation rights with respect to any Excluded Loan related to the Risk Retention Consultation Party. The initial Risk Retention Consultation Party shall be DBNY.

In the event that no Risk Retention Consultation Party has been appointed or identified to the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or the Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Master Servicer or the Special Servicer, as applicable, then until such time as a new Risk Retention Consultation Party is identified, the Master Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of the Risk Retention Consultation Party, as the case may be.

“Risk Retention Rule”: The Credit Risk Retention regulations, 79 Fed. Reg. 77601, pages 77740-77766 (Dec. 24, 2014), jointly promulgated by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Securities and Exchange Commission, and the Department of Housing and Urban Development (the “Regulatory Agencies”) to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934 (as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), as such regulations may be amended from time to time by such Regulatory Agencies, and subject to such clarification and interpretation as have been provided by such Regulatory Agencies, whether in the adopting release, or as may be provided by any such Regulatory Agency or its staff from time to time, in each case, as effective from time to time as of the applicable compliance date specified therein.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Global Certificate”: Each of the Class X-D, Class X-E, Class D and Class E Certificates issued as such on the Closing Date.

“Rule 15Ga-1 Notice”: As defined in Section 2.03(d) of this Agreement.

“Rule 15Ga-1 Notice Provider”: As defined in Section 2.03(d) of this Agreement.

“S&P”: S&P Global Ratings, a Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successor in interest. If neither such rating agency nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 10.08 of this Agreement.

“Schedule AL Additional File”: With respect to each CREFC® Schedule AL File prepared by the Master Servicer pursuant to Section 3.13(a), any data file containing additional information or schedules regarding data points in such CREFC® Schedule AL File required by Items 1111(h)(4) and/or 1111(h)(5) of Regulation AB and Item 601(b)(103) of Regulation S-K.

“Scheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of the following: (a) all Periodic Payments (excluding Balloon Payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced pursuant to Section 4.07 in respect of a preceding Distribution Date (and not previously distributed to Certificateholders), prior to, the related Collection Period, and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent either (i) paid by the related Borrower as of the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the Master Servicer Remittance Date) or (ii) advanced by the Master Servicer or the Trustee, as applicable, pursuant to Section 4.07 in respect of such Distribution Date, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business

Day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above.

“Secure Data Room”: The “Secure Data Room” tab, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”) on the page relating to this transaction.

“Securities Legend”: As defined in Section 5.02(c)(iii) of this Agreement.

“Serviced AB Mortgage Loan”: Any Mortgage Loan serviced pursuant to this Agreement comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. For the avoidance of doubt, there are no Serviced AB Mortgage Loans related to the Trust.

“Serviced AB Whole Loan”: Any Whole Loan serviced pursuant to this Agreement comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. For the avoidance of doubt, there are no Serviced AB Whole Loans related to the Trust.

“Serviced AB Whole Loan Major Decision”: With respect to any Serviced AB Whole Loan, shall have the meaning assigned to the term “Major Decision” in the related Intercreditor Agreement.

“Serviced Companion Loan”: Each of the Pari Passu Companion Loans and Subordinate Companion Loans, if any, identified as “Serviced” and, prior to the related Servicing Shift Securitization Date, “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Serviced Companion Loan Noteholder”: Any holder of a Serviced Companion Loan; provided that for so long as a Serviced Companion Loan is included in an Other Securitization, for purposes of providing or distributing any reports, statements, notices or other information required or permitted to be provided to a Serviced Companion Loan Noteholder hereunder, “Serviced Companion Loan Noteholder” shall also include the related Other Servicer.

“Serviced Companion Loan Noteholder Register”: As defined in Section 3.27(b) of this Agreement.

“Serviced Companion Loan Rating Agency”: With respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

“Serviced Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Serviced Companion Loan or Serviced REO Loan as to which any Serviced Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Serviced Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of such Serviced Companion Loan Securities (if then rated by such Serviced Companion Loan Rating

Agency); provided that upon receipt of a written waiver or other acknowledgment from a Serviced Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Serviced Companion Loan Rating Agency Confirmation is sought (such written notice, a “Serviced Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.30 of this Agreement, the requirement for the Serviced Companion Loan Rating Agency Confirmation from the applicable Serviced Companion Loan Rating Agency with respect to such matter shall not apply.

“Serviced Companion Loan Securities”: With respect to any Serviced Companion Loan so long as the related Mortgage Loan or any successor Serviced REO Loan is part of the Mortgage Pool, any class of securities backed by such Serviced Companion Loan. Any reference herein to a “series” of Serviced Companion Loan Securities shall refer to separate securitizations of one or more of the Serviced Companion Loans.

“Serviced Companion Loan Service Provider”: With respect to any Serviced Mortgage Loan, any related Other Trustee, Other Servicer, Other Special Servicer and any related sub-servicer, as applicable, and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related Other Pooling and Servicing Agreement.

“Serviced Mortgage Loan”: Any Mortgage Loan that is included in the Trust and serviced under this Agreement. For the avoidance of doubt, “Serviced Mortgage Loans” exclude any Non-Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan”: A Pari Passu Companion Loan that is part of a Serviced Whole Loan.

“Serviced Pari Passu Companion Loan Noteholder”: Any holder of a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Whole Loan”: Each of the Whole Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement that has at least one Serviced Pari Passu Companion Loan.

“Serviced REO Loan”: Any REO Loan that is serviced by the Special Servicer pursuant to this Agreement.

“Serviced REO Property”: Any REO Property that is serviced by the Special Servicer pursuant to this Agreement.

“Serviced Subordinate Companion Loan”: With respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan. With respect to each of the Whole Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, the related Companion Loans identified as “Subordinate” under the column entitled “Companion Loan Type” shall be Serviced Subordinate Companion Loans related to the Trust.

“Serviced Whole Loan”: Each of the Whole Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Serviced Whole Loan Collection Account”: With respect to each Serviced Whole Loan, the separate account, sub-account or ledger account created and maintained by the Master Servicer pursuant to Section 3.05(g) on behalf of the Certificateholders and the related Serviced Companion Loan Noteholders, which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, and the Serviced Companion Loan Noteholders, Serviced Whole Loan Collection Account.” Amounts in any Serviced Whole Loan Collection Account applicable to the related Serviced Companion Loans shall not be assets of the Trust Fund, but instead shall be held by the Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and, the related Serviced Companion Loan Noteholders. Any such account or sub-account or ledger account shall be an Eligible Account or a sub-account or ledger account of an Eligible Account (including a sub-account or ledger account of the Collection Account).

“Serviced Whole Loan Remittance Amount”: For each distribution date that a Master Servicer is required to make a distribution to a Serviced Companion Loan Noteholder pursuant to Section 3.05(h) and with respect to each Serviced Whole Loan and related Mortgaged Property (if it becomes a Serviced REO Property), any amount received by the Master Servicer (or, with respect to a Serviced REO Property, the Special Servicer) during the related Collection Period that is payable to the Serviced Companion Loan Noteholder(s) pursuant to the related Intercreditor Agreement or to be remitted to the Collection Account.

“Serviced Whole Loan Remittance Date”: With respect to any Serviced Companion Loan, (x) prior to contribution of such Serviced Companion Loan to an Other Securitization, a date as set forth in the related Intercreditor Agreement (or if no such date is specified, the Master Servicer Remittance Date) and (y) following contribution of such Serviced Companion Loan to an Other Securitization, the earlier of (A) the Master Servicer Remittance Date or (B) the Business Day immediately succeeding the “determination date” set forth in the related Other Pooling and Servicing Agreement, or such earlier date as required by the related Intercreditor Agreement; provided, however, that, unless otherwise required under the related Intercreditor Agreement, no remittance is required to be made until two (2) Business Days after receipt of the related Periodic Payment with respect to the related Serviced Whole Loan.

“Serviced Whole Loan REO Account”: As defined in Section 3.15(b) of this Agreement.

“Serviced Whole Loan Special Servicer”: Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Serviced Whole Loan or any related Serviced REO Property.

“Service(s)(ing)”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is referenced in the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicer Termination Event”: A Master Servicer Termination Event or Special Servicer Termination Event, as applicable.

“Servicing Advance”: All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the Master Servicer, the Special Servicer, Certificate Administrator, or the Trustee, as applicable, in connection with the servicing and administering of (a) a Serviced Mortgage Loan and any related Serviced Companion Loan, in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) a Mortgaged Property securing a Serviced Mortgage Loan or an REO Property, including, in the case of each of such clause (a) and clause (b), but not limited to, (x) the cost of (i) compliance with the Master Servicer’s obligations set forth in Section 3.04, (ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Servicing Advance”. Notwithstanding anything to the contrary, “Servicing Advances” shall not include allocable overhead of the Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property. None of the Master Servicer, the Special Servicer or the Trustee shall make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Companion Loan under the related Intercreditor Agreement or this Agreement.

“Servicing Compensation”: With respect to any Collection Period, the related Servicing Fee, Net Prepayment Interest Excess, if any, and any other fees, charges or other amounts payable to the Master Servicer under this Agreement for such period.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time.

“Servicing Fee”: With respect to each Mortgage Loan, Serviced Companion Loan and any REO Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Servicing Fee Rate (adjusted to a monthly rate) and (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Companion Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Serviced Companion Loan on such Due Date). The Servicing Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement. For the avoidance of doubt, with respect to each Mortgage Loan, the Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Servicing Fee Amount”: With respect to the Master Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan, Serviced Companion Loan and any REO Loan, (a) the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan as of the end of the immediately preceding Collection Period and (b) the difference between the Servicing Fee Rate for such Mortgage Loan, Serviced Companion Loan or REO Loan over the servicing fee rate (if any) applicable to such Mortgage Loan, Serviced Companion Loan or REO Loan as specified in any Sub-Servicing Agreement related to such Mortgage Loan, Serviced Companion Loan or REO Loan. With respect to each Sub-Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan, Serviced Companion Loan or REO Loan serviced by such Sub-Servicer, (a) the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan as of the end of the immediately preceding Collection Period and (b) the servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan, Serviced Companion Loan or REO Loan.

“Servicing Fee Rate”: (A) With respect to each Mortgage Loan, the sum of the Master Servicing Fee Rate and the related Primary Servicing Fee Rate, if any, which rates per annum are set forth on Exhibit B to this Agreement, and (B) with respect to each Serviced Companion Loan, the rate set forth on Exhibit B to this Agreement under the column labeled “Serviced Loan Primary Servicing Fee Rate”.

“Servicing File”: As defined in the related Mortgage Loan Purchase Agreement and including any original or copy of any replacement comfort letter related to any hospitality property following receipt thereof by the Master Servicer.

“Servicing Function Participant”: Any Person, other than the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer, that, within the meaning of Item 1122 of Regulation AB, is performing activities that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance) or the Master Servicer has assumed responsibility for the servicing activity of such Person, as provided for under Regulation AB. No Non-Serviced Mortgage Loan Service Provider shall be a Servicing Function Participant retained by any Servicing Function Participant that is a party to this Agreement, unless such party is a Servicing Function Participant in connection with its servicing obligations under this Agreement. The Servicing Function Participants as of the Closing Date are (i) each party to an Other Pooling and Servicing Agreement that is performing activities that address the Servicing Criteria unless such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with Article X and (ii) each other Person listed on Exhibit Y hereto.

“Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans and/or Serviced Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Shift Lead Note”: With respect to any Servicing Shift Whole Loan, as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of the related Borrower under the related Servicing Shift Whole Loan including any amendments or modifications, or any renewal or substitution notes, as of such date, the sale of which to the related Other Securitization will cause servicing to shift from this Agreement to the related Other Pooling and Servicing Agreement pursuant to the terms of the related Intercreditor Agreement for such Servicing Shift Whole Loan.

“Servicing Shift Mortgage Loan” With respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the Trust Fund that will be serviced under this Agreement as of the Closing Date, but the servicing of which is expected to shift to the pooling and servicing agreement entered into in connection with the securitization of the related Controlling Companion Loan on and after the date of such securitization. Each of the Mortgage Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement will be a Servicing Shift Mortgage Loan related to the Trust as of the Closing Date.

“Servicing Shift Securitization Date”: With respect to any Servicing Shift Whole Loan, the date on which the related Servicing Shift Lead Note (or Controlling Companion Loan) is included in a related Other Securitization, provided that such holder of such Servicing Shift Lead Note (or Controlling Companion Loan) provides each of the parties to this Agreement (in each case only to the extent such party will not also be a party to the related Other Securitization) with notice in accordance with the terms of the related Intercreditor Agreement that such Servicing Shift Lead Note (or Controlling Companion Loan) is to be included in such Other Securitization, which notice shall include contact information for each party to the related Other Pooling and Servicing Agreement and the identity of the other related “controlling class representative” (or analogous term).

“Servicing Shift Whole Loan”: A Whole Loan that is serviced and administered pursuant to this Agreement as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the Trust Fund and one or more Pari Passu Companion Loans not included in the Trust Fund, but the servicing of which is expected to shift to the pooling and servicing agreement or other servicing agreement entered into in connection with the securitization of the related Servicing Shift Lead Note on and after the date of such Securitization. As of the Closing Date, such Whole Loan identified as a “Servicing Shift Whole Loan” under the heading “Whole Loan Type” in the Preliminary Statement hereto is a Serviced Whole Loan. After the related Servicing Shift Securitization Date, such Servicing Shift Whole Loan will cease to be a Serviced Whole Loan. Each of the Whole Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement will be a Servicing Shift Whole Loan related to the Trust as of the Closing Date.

“Servicing Standard”: With respect to the Master Servicer and the Special Servicer, to diligently service and administer the applicable Serviced Mortgage Loans and any related Serviced Companion Loans, Specially Serviced Loans and Serviced REO Loans for which each is responsible in the best interests of and for the benefit of all of the Certificateholders and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with any related Subordinate Companion Loan(s), taking into account the subordinate nature of such Subordinate Companion Loan(s)), as determined by the Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment) in accordance with applicable law, the terms of this Agreement, the applicable Loan Documents and any related Intercreditor Agreement, and to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(a)               the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(b)               the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans owned, if any, by the Master Servicer or the Special Servicer, as the case may be.

In either case, with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or Serviced Whole Loans or, in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, if the Loan Documents are silent, at the Calculation Rate) on the applicable Mortgage Loans or Serviced Companion Loans, and the best interests of the Trust and the Certificateholders (as a collective whole, as if such Certificateholders constituted a single lender) (and, in the case of any Serviced Whole Loan, the best interests of the Trust, the Certificateholders and the related Serviced Companion Loan Noteholders) (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender) (taking into account the pari passu nature (or, in the case of a Serviced Whole Loan with a related Subordinate Companion Loan, the subordinate nature of any Companion Loan)), as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment, in either case, giving due consideration to the customary and usual standards of practice of prudent institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any potential conflict of interest arising from (a) any relationship that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer, may have with the related Borrower, any Mortgage Loan Seller, the Originators, any other party to this Agreement or any Affiliate of the foregoing; (b) the ownership of any Certificate or any interest in any Companion Loan or any mezzanine loan or subordinate debt relating to a Mortgage Loan by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; (c) the Master Servicer’s obligation, if any, to make Advances; (d) the Master Servicer’s or the Special Servicer’s, as the case may be, right to receive compensation or reimbursement of costs for its services hereunder or with respect to any particular transaction; (e) the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or mortgaged properties not covered by this Agreement by the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable; (f) any debt that the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable, has extended to any Borrower or an Affiliate of any Borrower (including, without limitation, any mezzanine financing); (g) any option to purchase any Mortgage Loan or the related Companion Loan the Master Servicer or Special Servicer, as the case may be, or any of its affiliates may have; and (h) any obligation of the Master Servicer, the Special Servicer or one of their respective Affiliates, to repurchase or substitute for a Mortgage Loan as Mortgage Loan Seller (if the Master Servicer or the Special Servicer or one of their respective affiliates is a Mortgage Loan Seller).

“Servicing Transfer Event”: An event specified in the definition of Specially Serviced Loan.

“Significant Obligor”: (a) Any obligor (as defined in Item 1101(i) of Regulation AB) or group of affiliated obligors on any Mortgage Loan or group of Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by principal balance as of the Cut-off Date); or (b) any single Mortgaged Property or group of Mortgaged Properties securing any Mortgage Loan or group of cross-collateralized and/or cross-defaulted Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by principal balance as of the Cut-off Date). For the avoidance of doubt, as of the Closing Date, there are no Significant Obligors relating to the Trust.

“Significant Obligor NOI Quarterly Filing Deadline”:  With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Relevant Distribution Date occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the related lender under the related Loan Documents.

“Significant Obligor NOI Yearly Filing Deadline”:  With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.02(k) of this Agreement.

“Small Loan Appraisal Estimate”: With respect to any Serviced Mortgage Loan and any related Serviced Companion Loan having a Stated Principal Balance of less than $2,000,000, the Special Servicer’s good faith estimate of the value of the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan, as certified to the Master Servicer by the Special Servicer.

“Sole Certificateholder”: Any Holder (or Holders, provided that they act in unanimity) holding 100% of the then outstanding Certificates (including Certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class S and Class R Certificates) or an assignment of the Voting Rights thereof; provided that the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of

the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates have been reduced to zero.

“Special Notice”: Any (a) notice transmitted to Certificateholders pursuant to Section 5.05(c) of this Agreement, (b) notice of any request by at least 25% of the Voting Rights of the Certificates to terminate and replace the Special Servicer pursuant to Section 3.22(d) of this Agreement, (c) notice of any request by at least 15% of the Voting Rights of the Certificates to terminate and replace the Operating Advisor pursuant to Section 7.07(b) of this Agreement and (d) notice transmitted to Certificateholders pursuant to Section 3.22(c) of this Agreement.

“Special Servicer”: With respect to each of the Serviced Mortgage Loans (other than any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans, Rialto Capital Advisors, LLC, a Delaware limited liability company, or its successor in interest, or any successor special servicer appointed as provided herein, and (ii) with respect to any Excluded Special Servicer Mortgage Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 3.22(j) of this Agreement, as applicable and as the context may require.

“Special Servicer Non-Major Decision”: Any of the following:

(a)               approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases in excess of the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area at the related Mortgaged Property;

(b)               approving material rights-of-way and material easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such material rights-of-way or easements;

(c)               agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the Borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable Loan Documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision;

(d)               approving any waiver regarding the receipt of financial statements that involves permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter;

(e)               any requests for the disbursement of (i) earnouts or holdback amounts with respect to any Specially Serviced Loan that is not otherwise a Major Decision and (ii) amounts from (A) any escrow accounts, reserve accounts, letters of credit or other collateral related to hospitality property improvement plans or (B) earnout or performance escrows, reserves or holdbacks, in the case of clause (ii)(A) and (ii)(B), relating to certain Mortgage Loans set forth on Schedule IX of this Agreement;

(f)                approving any proposed modification or waiver of any material provision in the related loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(g)               approving any casualty insurance settlements or condemnation settlements, and determining whether to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(h)               approving annual budgets for the related Mortgaged Property if the budget provides for (x) increases in operating expenses equal to or more than 110% of the amount budgeted therefor for the prior year and (y) payments to a borrower affiliate;

(i)                 agreeing to any modification or amendment to any ground lease or any subordination, non-disturbance and attornment agreement relating to any ground lease or any entry into a new ground lease with respect to a Mortgaged Property or determining whether to cure any default by a Borrower under a ground lease;

(j)                 approving any transfers of an interest in the Borrower, unless such transfer (i) is permitted under the terms of the related Loan Documents without the exercise of any lender approval or material lender discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Loan Documents that do not include any other approval or exercise of material discretion, including a consent to transfer to any subsidiary or Affiliate of such Borrower or to a Person acquiring less than a majority interest in such Borrower, and (ii) does not involve incurring new mezzanine financing or a change in control of the Borrower;

(k)               any consent to a transfer of the Mortgaged Property or interests in the Borrower where (i) such transfer may be effected without the consent or material discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where material lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions;

(l)                 any consent to the incurrence of additional debt where (i) such incurrence of debt may be effected without the consent or material discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where material lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions; and

(m)             any determination that a “cash sweep period”, “cash trap period” or other similar term under the Mortgage Loan documents with respect to any Serviced Mortgage Loan has terminated;

provided, however, with respect to clauses (c)(i) and (c)(ii) of this definition the Master Servicer shall evaluate and process requests for any modifications described in such clauses and obtain the consent or deemed consent of the Special Servicer as provided in this Agreement.

Notwithstanding the foregoing, the Master Servicer and Special Servicer may mutually agree as provided in this Agreement that the Master Servicer shall process any of the foregoing matters (as well as any Major Decision) with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan). If the Master Servicer and Special Servicer mutually agree that the Master Servicer shall process a Special Servicer Non-Major Decision, the Master Servicer shall obtain the Special Servicer’s prior consent to such Special Servicer Non-Major Decision.

“Special Servicer Servicing Personnel”: The divisions and individuals of any Special Servicer who are involved in the performance of the duties of such Special Servicer under this Agreement.

“Special Servicer Termination Event”: As defined in Section 7.01(b) of this Agreement.

“Special Servicing Compensation”: With respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and any other fees, charges or other amounts which shall be due to the Special Servicer that are expressly provided for in Section 3.12 of this Agreement.

“Special Servicing Fee”: With respect to each Specially Serviced Loan (or Serviced REO Loan) for each calendar month (or portion thereof), the fraction of the Special Servicing Fee Rate applicable to such month, or portion thereof (determined using the same interest accrual methodology that is applied with respect to the Mortgage Rate for such Mortgage Loan for such month) multiplied by the Stated Principal Balance of such Specially Serviced Loan as of the Due Date (without giving effect to all payments of principal on such Specially Serviced Loan or Serviced REO Loan on such Due Date) in the Collection Period prior to such Distribution Date (or, in the event that a Principal Prepayment in full or an event described in clauses (i)-(vii) under the definition of Liquidation Proceeds has occurred with respect to any such Specially Serviced Loan or Serviced REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or Liquidation Proceeds event in a month consisting of 30 days), with a minimum monthly fee of $5,000. For the avoidance of doubt, the Special Servicing Fee shall be deemed to be paid from the Lower-Tier REMIC with respect to the Mortgage Loans.

“Special Servicing Fee Rate”: A rate equal to (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Loan that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Loan shall be the higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan or REO Loan.

“Specially Serviced Loan”: Subject to Section 3.23 of this Agreement, any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan with respect to which:

(a)               either (i) with respect to such Mortgage Loan or Serviced Companion Loan, other than a Balloon Loan, a payment default shall have occurred on such Mortgage Loan or Serviced Companion Loan at its Maturity Date or, if the Maturity Date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance herewith, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended Maturity Date or (ii) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided that if (A) the related Borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or before the related Maturity Date or extended Maturity Date, a statement to that effect, and delivers, on or before the related Maturity Date or extended Maturity Date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the Master Servicer (who shall promptly deliver a copy to the Special Servicer) or the Special Servicer (who shall promptly deliver to the Master Servicer), in each case, who shall promptly deliver a copy to the Operating Advisor (if a Control Termination Event has occurred and is continuing) and the Directing Holder (but only for so long as no Consultation Termination Event is continuing), (B) the related Borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event shall have occurred with respect to such Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date or extended Maturity Date and (2) the termination of such refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement

(b)               any Periodic Payment (other than a Balloon Payment or any other payment due under clause (a)(i) above in this definition), or any amount due on a monthly basis as an Escrow Payment or reserve funds, is 60 days or more delinquent;

(c)               the Master Servicer or the Special Servicer (and, in the case of a determination by the Special Servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related Borrower within 60 days or, except as provided in clause (a)(ii) above, in the case of a Balloon Payment, for at least 30 days;

(d)               the related Borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(e)               the related Borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower of or relating to all or substantially all of its property;

(f)                the related Borrower (i) admits in writing its inability to pay its debts generally as they become due, or (ii) files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(g)               a default, of which the Master Servicer or Special Servicer has notice (other than a failure by such related Borrower to pay principal or interest) and which in the opinion of the Master Servicer or Special Servicer (and, in the case of the Special Servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder and, with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan Noteholders (to the extent provided for in the related Intercreditor Agreement)) materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Loan Documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(h)               the Master Servicer or Special Servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (a) through (h), a “Servicing Transfer Event”);

provided that such Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Mortgage Loan”) (i) with respect to the circumstances described in clauses (a) and (b) above, when the related Borrower thereunder has brought such Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of such Mortgage Loan or Serviced Companion Loan, (ii) with respect to the circumstances described in clauses (c), (d), (e), (f) and (h) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, or (iii) with respect to the circumstances described in clause (g) above, when such default is cured (as determined by the Special Servicer in accordance with the Servicing Standard) or waived by the Special Servicer; provided that, in each case, at that time no circumstance exists (as described above) that would cause such Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan.

If a Servicing Transfer Event exists with respect to any Mortgage Loan included in a Serviced Whole Loan, then it will also be deemed to exist with respect to the related Serviced Companion Loans, and vice versa.

“Sponsor”: Each of GACC, GSMC, CREFI, BMO and BCREI.

“Startup Day”: In the case of the Upper-Tier REMIC and the Lower-Tier REMIC, the day designated as such pursuant to Section 2.06(a) of this Agreement.

“Stated Principal Balance”: With respect to any Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, on any date of determination, the principal balance as of the Cut-off Date of such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan (or in the case of a Replacement Mortgage Loan, the outstanding principal balance as of the related date of substitution and after application of all scheduled payments of principal and interest due on or before the related Due Date in the month of substitution, whether or not received), as reduced (to not less than zero) on each Distribution Date by (i) all payments (or P&I Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 of this Agreement to, principal of or with respect to such Mortgage Loan, the Serviced Companion Loan or Serviced Whole Loan, as applicable, that are distributed to the Certificateholders on such Distribution Date or Serviced Companion Loan Noteholders on the related remittance date in the same calendar month as such Distribution Date or applied to any other payments required under this Agreement or related Intercreditor Agreement on or prior to such Distribution Date, and (ii) any principal forgiven by the Special Servicer (or with respect to a Non-Serviced Mortgage Loan, by the related Other Special Servicer or other applicable servicer) and other principal losses realized in respect of such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan during the related Collection Period (or with respect to a Non-Serviced Mortgage Loan, other principal losses realized in respect of such Non-Serviced Mortgage Loan during the related Collection Period as determined in accordance with the terms of the Other Pooling and Servicing Agreement).

A Mortgage Loan or any related REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which Liquidation Proceeds, if any, are to be (or, if no such Liquidation Proceeds are received, would have been) distributed to Certificateholders. The Stated Principal Balance of any Mortgage Loan or Serviced Whole Loan with respect to which the Master Servicer or Special Servicer has made a Final Recovery Determination is zero.

“Sub-Servicer”: Any Person engaged by the Master Servicer or the Special Servicer (including, for the avoidance of doubt, each Mortgage Loan Seller Sub-Servicer and any primary servicer) to perform servicing activities with respect to one or more Mortgage Loans or REO Loans.

“Sub-Servicing Agreement”: The written contract between the Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Mortgage Loans as provided in Section 3.01(c) of this Agreement.

“Sub-Servicing Entity”: As defined in Section 7.01(a)(ix) of this Agreement.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer or a Servicing Function Participant.

“Subject Loans”: As defined in Section 11.02(a) of this Agreement.

“Subordinate Companion Loan”: With respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan, which is subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement, which are identified as “Subordinate” in the chart entitled “Whole Loans” in the Preliminary Statement.

“Subsequent Asset Status Report”: As defined in Section 3.23(e) of this Agreement.

“Subsequent Notice”: As defined in Section 3.23(e) of this Agreement.

“Substitution Shortfall Amount”: In connection with the substitution of one or more Replacement Mortgage Loans for one or more Removed Mortgage Loans, the amount, if any, by which the Purchase Price or aggregate Purchase Price, as the case may be, for such Removed Mortgage Loan(s) exceeds the initial Stated Principal Balance or aggregate initial Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

“Tax Returns”: The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed by the Certificate Administrator on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions and the federal income tax return to be filed by the Certificate Administrator on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal law or Applicable State and Local Tax Law.

“Terminated Party”: As defined in Section 7.01(e) of this Agreement.

“Terminating Party”: As defined in Section 7.01(e) of this Agreement.

“Termination Date”: The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01 of this Agreement.

“Test”: As defined in Section 11.01(b)(iv) of this Agreement.

“Third Party Appraiser”: A Person performing an Appraisal.

“Third-Party Purchaser”: RREF V – D AIV RR L, LLC, a Delaware limited liability company, or any Person that purchases any portion of the HRR Certificates in accordance with this Agreement and applicable laws and regulations.

“Third Party Reports”: With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report, engineering report, structural report, property condition report or similar report, if any.

“Transfer”: Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R Certificate.

“Transfer Restriction Period”: The period from the Closing Date to the conclusion of the earliest of:

(a)               the latest of (i) the date on which the aggregate unpaid principal balance of all outstanding Mortgage Loans has been reduced to 33.0% of the aggregate Cut-off Date Balance of the Mortgage Loans; (ii) the date on which the aggregate outstanding Certificate Balance of the Principal Balance Certificates and the VRR Interest has been reduced to 33.0% of the aggregate outstanding Certificate Balance of the Principal Balance Certificates and the VRR Interest as of the Closing Date; and (iii) two years after the Closing Date; and

(b)               subject to the consent of the Retaining Sponsor (which consent shall not be unreasonably withheld, delayed or conditioned), the date on which the Risk Retention Rule has been officially abolished or officially determined by the Regulatory Agencies to be no longer applicable to this securitization or the HRR Certificates;

provided, that the Transfer Restriction Period relating to the Third-Party Purchaser shall also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §244.7(b)(8)(i) of the Risk Retention Rule.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferee Affidavit”: As defined in Section 5.02(l)(ii) of this Agreement.

“Transferor”: Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Transferor Letter”: As defined in Section 5.02(l)(ii) of this Agreement.

“Trust” or “Trust Fund”: The corpus of the trust created hereby and to be administered hereunder, consisting of (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any

Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. For the avoidance of doubt, no Retained Defeasance Rights and Obligations will be an asset of the Trust.

“Trust Directing Holder”: The Directing Holder under clause (b) of the definition of “Directing Holder”.

At such time as there is no Controlling Class in accordance with the definition thereof, the Trust Directing Holder (in such capacity) shall have no rights under this Agreement.

“Trust Ledger”: Amounts deposited in the Collection Account or a Serviced Whole Loan Collection Account and attributable to the Mortgage Loans or related Serviced Whole Loan, respectively, which are maintained pursuant to Section 3.06(a) and Section 3.06(b) of this Agreement, as applicable, and held on behalf of the Trustee on behalf of the Certificateholders or held on behalf of the Trustee on behalf of the Certificateholders and related Companion Loan Noteholders, as applicable.

“Trust REMICs”: The Lower-Tier REMIC and the Upper-Tier REMIC.

“Trustee”: Computershare Trust Company, National Association, a national banking association, in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided. Computershare Trust Company, National Association will perform its obligations as Trustee hereunder through its Computershare Corporate Trust division (including, as applicable, any agents or affiliates utilized thereby).

“Trustee Personnel”: The divisions and individuals of the Trustee who are involved in the performance of the duties of the Trustee under this Agreement.

“UCC”: Uniform Commercial Code.

“Underwriters”: Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Barclays Capital Inc., BMO Capital Markets Corp., Academy Securities, Inc. and Mischler Financial Group, Inc. and their respective successors in interest.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(a) of this Agreement, as applicable, but that has not been recovered from the related Borrower or otherwise from collections on or the proceeds of the Mortgage Loan or the applicable Serviced Whole Loan or Serviced REO Property in respect of which the Advance was made.

“Unscheduled Payments”: With respect to a Mortgage Loan and a Collection Period, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan, the Purchase Price of any Mortgage Loan that is repurchased or purchased pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement, the Substitution Shortfall Amount with respect to any substitution pursuant to Section 2.03(g) of this Agreement and any other payments under or with respect to such Mortgage Loan not scheduled to be made, including Principal Prepayments received by the Master Servicer (but excluding Prepayment Premiums or Yield Maintenance Charges, if any) during such Collection Period.

“Unscheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the following: (a) all Principal Prepayments received on such Mortgage Loan on or prior to the Determination Date and (b) the principal portion of any other collections (exclusive of payments by Borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of principal of the related Mortgage Loan for which no Advance was previously made; provided that all such Liquidation Proceeds and Insurance Proceeds and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

“Updated Appraisal”: An Appraisal of a Mortgaged Property or Serviced REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Servicing Advance by the Master Servicer. Updated Appraisals shall be conducted by an Independent MAI appraiser selected by the Special Servicer.

“Updated Valuation”: With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan having a Stated Principal Balance of $2,000,000 or higher, an Updated Appraisal. With respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, an updated Small Loan Appraisal Estimate or an Updated Appraisal.

“Upper-Tier Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(f) of this Agreement, which shall be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Computershare Trust

Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Upper-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Upper-Tier Distribution Account shall be an asset of the Upper-Tier REMIC.

“Upper-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests, the Upper-Tier Distribution Account and amounts held therein from time to time.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificateholder or Class of Certificates. At all times during the term of this Agreement, the percentage of Voting Rights assigned to each Class shall be allocated among the various Classes of Certificateholders as follows: (1) 2% in the case of the Class X Certificates (allocated pro rata based upon their respective Notional Amounts as of the date of determination); and (2) in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(a) and the Operating Advisor pursuant to Section 7.07(a), taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.08(a) hereof) of such Class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(a) and the Operating Advisor pursuant to Section 7.07(a), taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date. Neither the Class S nor the Class R Certificates shall be entitled to any Voting Rights.

“VRR Allocation Percentage”: A fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

“VRR Available Funds”: With respect to any Distribution Date, an amount equal to the product of the VRR Percentage multiplied by the Aggregate Available Funds for such Distribution Date.

“VRR Interest”: The VRR Interest represents a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions. The VRR Interest also represents undivided beneficial interests in the VRR Percentage of the Class S Specific Grantor Trust Assets.

“VRR Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (A) the VRR Allocation Percentage and (B) the aggregate amount of interest distributed to the Holders of the Non-VRR Certificates pursuant to Section 4.01(b)(i), (iv), (vii), (x), (xiii), (xvi), (xix) and (xxii) on such Distribution Date.

“VRR Interest Upper-Tier Regular Interest”: The uncertificated interest (i) constituting a “regular interest” in the Upper-Tier REMIC, (ii) having an interest rate equal to the WAC Rate and (iii) having a Certificate Balance as described herein, in each case, for purposes of the REMIC Provisions.

“VRR Percentage”: As of any date of determination, a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

“VRR Principal Distribution Amount”: With respect to any Distribution Date and the VRR Interest, an amount equal to the product of (A) the VRR Allocation Percentage and (B) the aggregate amount of principal distributed to the Holders of the Non-VRR Certificates pursuant to Section 4.01(b)(ii), (v), (viii), (xi), (xiv), (xvii), (xx) and (xxiii) on such Distribution Date.

“VRR Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

“VRR Realized Loss Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (A) the VRR Allocation Percentage and (B) the aggregate amount of interest on unreimbursed Realized Losses distributed to the Holders of the Non-VRR Certificates pursuant to Section 4.01(b)(iii), (vi), (ix), (xii), (xv), (xviii), (xxi) and (xxiv) on such Distribution Date.

“VRR Retaining Party”: Any Holder of any portion of the VRR Interest. Initially, the VRR Retaining Party shall be DBNY, as the Holder of the VRR Interest.

“WAC Rate”: With respect to any Distribution Date, a per annum rate equal to the fraction (expressed as a percentage) the numerator of which is the sum for all Mortgage Loans of the product of (i) the Net Mortgage Rate for each such Mortgage Loan as of the first day of the related Collection Period and (ii) the Stated Principal Balance of each such Mortgage Loan as of the first day of the related Collection Period, and the denominator of which is the sum of the Stated Principal Balances of all Mortgage Loans as of the first day of the related Collection Period (after giving effect to any payments received during any applicable grace period).

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations Section 1.671-5, as amended.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Whole Loan”: With respect to any Mortgage Loan with a related Companion Loan and/or a related Subordinate Companion Loan, such Mortgage Loan and its related Companion Loan(s), collectively, as identified in the “Whole Loan” chart in the Preliminary Statement. With respect to each Whole Loan, references herein to each such Whole Loan shall be construed to refer to the aggregate indebtedness under the related Mortgage Loan and the related Companion Loan(s).

“Withheld Amount”: With respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, and with respect to each Distribution Date occurring in any January of each calendar year that is not a leap year and February of each calendar year, unless in either case such Distribution Date is the final Distribution Date, an amount equal to one day’s interest at the Net Mortgage Rate on the respective Stated Principal Balance as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans.

The Withheld Amount for each applicable Distribution Date for each Mortgage Loan that does not accrue interest on a 30/360 basis will be equal to 1/31 of the interest accrued in respect of the immediately preceding Due Date, to the extent a Periodic Payment or P&I Advance is made in respect thereof.

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan or, with respect to Servicing Advances, any Serviced Whole Loan, the amount of any Advance made with respect to such Mortgage Loan or Serviced Whole Loan, as applicable, on or before the date such Mortgage Loan or Serviced Whole Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Serviced Whole Loan becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the related Borrower to pay such amount under the terms of the modified Loan Documents.

“Workout Fee”: An amount equal to the lesser of (1) 1.0% of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a Mortgage Loan Seller of a Mortgage Loan due to a Material Defect or a Material Breach shall not be considered a prepayment for purposes of this definition), Balloon Payments and payments at maturity, but excluding late payment charges, Default Interest and Excess

Interest) received on a Specially Serviced Loan that becomes a Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c) of this Agreement and (2) $1,000,000, in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that in the event the Workout Fee with respect to a Corrected Mortgage Loan is less than $25,000, then the Special Servicer shall be entitled to an amount from the final payment on the related Corrected Mortgage Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the Special Servicer in respect of that Corrected Mortgage Loan (including any related Serviced Companion Loan) to be equal to $25,000; provided, further, that the Workout Fee with respect to any Corrected Mortgage Loan shall be capped in accordance with Section 3.12(c) of this Agreement; provided, further that no Workout Fee shall be payable by the Trust with respect to any Corrected Mortgage Loan if and to the extent that the Corrected Mortgage Loan became a Specially Serviced Loan under clause (c) of the definition of “Specially Serviced Loan” (and no other clause of such definition) and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the Special Servicer in accordance with the terms of this Agreement; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the Special Servicer shall not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the Special Servicer may collect from the related Borrower and retain (x) a workout fee and (y) such other fees as are provided for in the related Mortgage Loan documents; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the Special Servicer shall be entitled to an amount from the final payment on the related Corrected Mortgage Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the Special Servicer in respect of that Corrected Mortgage Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the Trust with respect to such Corrected Mortgage Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Mortgage Loan continues to perform throughout its term in accordance with the terms of the related workout) shall be reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Corrected Mortgage Loan; provided that the Special Servicer shall be entitled to collect such Workout Fees from the Trust until such time it has been fully paid such reduced amount. For the avoidance of doubt, the applicable Mortgage Loan Seller will be required to pay a Workout Fee in connection with a repurchase or substitution to the extent the Special Servicer was entitled to such a fee and such fee was unpaid immediately prior to such repurchase or substitution or was previously paid by the Trust and was not reimbursed by the related Borrower immediately prior to such repurchase or substitution. In furtherance of the foregoing, upon a Specially Serviced Loan becoming a Corrected Mortgage Loan, the Special Servicer shall provide the Master Servicer with a calculation of the total amount of Workout Fees expected to be payable by the Trust with respect to such Corrected Mortgage Loan throughout its term (which calculation shall be reasonably acceptable to the Master Servicer) and the total amount of related Offsetting Modification Fees received by the Special Servicer.

“Yield Maintenance Charge”: With respect to any Mortgage Loan or Serviced Companion Loan, the yield maintenance charge set forth in the related Loan Documents; provided that, amounts shall be considered Yield Maintenance Charges pursuant to the allocation set forth under Section 1.02(f) or Section 1.02(g), as applicable.

Section 1.02        Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

(a)               All calculations of interest with respect to the Mortgage Loans and Serviced Companion Loans (other than the Actual/360 Loans) and of Advances in respect thereof provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest with respect to the Actual/360 Loans and of Advances provided in respect thereof provided for herein shall be made as set forth in the Loan Documents for such Mortgage Loans and, if applicable, Serviced Companion Loans, with respect to the calculation of the related Mortgage Rate. The Servicing Fee, the Certificate Administrator/Trustee Fee, the CREFC® Intellectual Property Royalty License Fee and the Operating Advisor Fee for each Mortgage Loan or Serviced Whole Loan, as applicable, shall accrue on the same basis as interest accrues on such Mortgage Loan or Serviced Whole Loan, as applicable.

(b)               Any Mortgage Loan or Serviced Whole Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Certificate Administrator; provided that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan or Serviced Whole Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan on which interest accrues.

(c)               Except as otherwise provided in the related Loan Documents or Intercreditor Agreement, any amounts received in respect of a Mortgage Loan or Serviced Whole Loan as to which a default has occurred and is continuing in excess of Periodic Payments shall be applied to Default Interest and other amounts due on such Mortgage Loan or Serviced Whole Loan prior to the application to late fees.

(d)               Allocations of payments between a Mortgage Loan and the related Serviced Companion Loans in a Whole Loan shall be made in accordance with the related Intercreditor Agreement.

(e)               If an expense under this Agreement relates in the reasonable judgment of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Paying Agent, as applicable, primarily to the administration of the Trust Fund, any Trust REMIC, the Grantor Trust or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, or Grantor Trust tax or expense or this Agreement states that any expense is solely “an expense of the Trust Fund” or words of similar import, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against any Serviced Companion Loan Noteholder and such Serviced Companion Loan Noteholder shall not suffer any adverse consequences as a result of the payment of such expense.

(f)                All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan (other than an REO Loan) in the form of payments from the related Borrower, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds (excluding, if applicable, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, of any amounts payable to the holder of the related Serviced Companion Loan, pursuant to the related Intercreditor Agreement) shall be allocated to amounts due and owing under the related Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Loan Documents and, with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the related Intercreditor Agreement; provided that, absent such express provisions, all such amounts collected (exclusive, if applicable, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, of any amounts payable to the holder of the related Serviced Companion Loan pursuant to the related Intercreditor Agreement) shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)                                as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to such Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to the related Mortgage Loan;

(ii)                             as a recovery of Nonrecoverable Advances and any interest at the Reimbursement Rate thereon to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

(iii)                           to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of Default Interest and Excess Interest) (or, with respect to the Torrey Heights Mortgage Loan, on each Torrey Heights Component) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable interest accrual period for the related Mortgage Loan, over (B) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the Torrey Heights Components to be applied sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order);

(iv)                          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if such Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance) (with respect to the Torrey Heights Mortgage Loan, such principal to be applied to the Torrey Heights Components sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order, in each case until the outstanding principal balance of each Torrey Heights Component is reduced to zero);

(v)                            as a recovery of (i) accrued and unpaid interest on such Mortgage Loan (or, with respect to the Torrey Heights Mortgage Loan, on each Torrey Heights Component) to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates) (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the Torrey Heights Components to be applied sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order);

(vi)                         as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

(vii)                      as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

(viii)                   as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

(ix)                           as a recovery of any late payment charges and Default Interest then due and owing under such Mortgage Loan;

(x)                               as a recovery of any Assumption Fees and Modification Fees then due and owing under such Mortgage Loan;

(xi)                           as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

(xii)                         as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance (with respect to the Torrey Heights Mortgage Loan, such principal to be applied to the Torrey Heights Components sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order, in each case until the outstanding principal balance of each Torrey Heights Component is reduced to zero); and

(xiii)                      in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued and unpaid Excess Interest;

provided that, to the extent required under the REMIC Provisions, payments or proceeds received (or receivable by exercise of the Mortgage Loan Seller’s rights under the related Loan Documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan (or Serviced Whole Loan) exceeds 125% or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the Stated Principal Balance of the Mortgage Loan (or Serviced Whole Loan) in the manner permitted by the REMIC Provisions. Interest received on the Torrey Heights Mortgage Loan pursuant to this Section 1.02(f) shall be applied to the Torrey Heights Components sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order, in each case to pay all accrued and outstanding interest in the Torrey Heights Mortgage Loan. Principal received on the Torrey Heights Mortgage Loan pursuant to the foregoing shall be applied to the Torrey Heights Components sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order, in each case until the outstanding principal balance of each Torrey Heights Component is reduced to zero.

(g)               Collections by or on behalf of the Trust in respect of any REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of an REO Property related to a Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Serviced Companion Loan pursuant to the related Intercreditor Agreement) shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)                                 as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to such Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to such Mortgage Loan;

(ii)                              as a recovery of Nonrecoverable Advances and any interest at the Reimbursement Rate thereon to the extent previously allocated to principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

(iii)                           to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of Default Interest and Excess Interest) (or, with respect to the Torrey Heights Mortgage Loan, on each Torrey Heights Component) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable interest accrual period for the related Mortgage Loan, over (B) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below or Section 1.02(f)(v) on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the Torrey Heights Components to be applied sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order);

(iv)                          to the extent not previously allocated pursuant to clause (i)-(ii) above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance (with respect to the Torrey Heights Mortgage Loan, such principal to be applied to the Torrey Heights Components sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order, in each case until the outstanding principal balance of each Torrey Heights Component is reduced to zero);

(v)                             as a recovery of (i) accrued and unpaid interest on the related Mortgage Loan (or, with respect to the Torrey Heights Mortgage Loan, on each Torrey Heights Component) to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest pursuant to this clause (v) or Section 1.02(f)(v) on earlier dates) (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the Torrey Heights Components to be applied sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order);

(vi)                          as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under the related Mortgage Loan;

(vii)                       as a recovery of any late payment charges and Default Interest then due and owing under the related Mortgage Loan;

(viii)                     as a recovery of any Assumption Fees and Modification Fees then due and owing under the related Mortgage Loan;

(ix)                            as a recovery of any other amounts then due and owing under the related Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

(x)                                in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Interest received on the Torrey Heights Mortgage Loan pursuant to this Section 1.02(g) shall be applied to the Torrey Heights Components sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order, in each case to pay all accrued and outstanding interest in the Torrey Heights Mortgage Loan. Principal received on the Torrey Heights Mortgage Loan pursuant to the foregoing shall be applied to the Torrey Heights Components sequentially to Torrey Heights Component A and Torrey Heights Component B, in that order, in each case until the outstanding principal balance of each Torrey Heights Component is reduced to zero.

(h)               [Reserved].

(i)                 [Reserved].

(j)                 The applications of amounts received in respect of any Mortgage Loan pursuant to paragraph (f) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any Mortgage Loan or any REO Property pursuant to paragraph (g) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(k)               All net present value calculations and determinations made hereunder with respect to the Mortgage Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made in accordance with the Loan Documents or, if the Loan Documents are silent, using the Calculation Rate.

(l)                 For purposes of calculations required herein, Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related Loan Documents may provide otherwise.

Section 1.03        Certain Constructions. For purposes of this Agreement, references to the most or next most subordinate Class of Non-VRR Certificates outstanding at any time shall mean the most or next most subordinate Class of Non-VRR Certificates then outstanding as among the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR Certificates. For purposes of this Agreement, each Class of Non-VRR Certificates and the VRR Interest shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero. For purposes of this Agreement, the Excess Interest Certificates shall be outstanding so long as any ARD Loan is outstanding. For purposes of this Agreement, the Class R Certificates shall be outstanding so long as the Trust Fund has not been terminated pursuant to Section 9.01 of this Agreement or any other Class of Certificates remains outstanding. For purposes of this Agreement, each of the Class X-A, Class X-B, Class X-D and Class X-E

Certificates shall be deemed to be outstanding until their respective Notional Amounts have been reduced to zero.

Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, each reference to any action by the Master Servicer or Special Servicer that is subject to the consent or approval of the Directing Holder or consultation with the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor, shall in each case be further subject to the determination by the Master Servicer or the Special Servicer that taking or refraining from taking the action as proposed by the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor, or not taking such action as proposed by the Master Servicer or the Special Servicer if the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor fails to grant its consent or approval, or if the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor, as applicable, fail to express their concurrence, to any action proposed to be taken by the Master Servicer or the Special Servicer, in each case, is consistent with the Servicing Standard. In each case, (a) if the response by the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor hereunder is inconsistent with the Servicing Standard, the Master Servicer or the Special Servicer, as applicable, shall take such action as is consistent with the Servicing Standard, and (b) if the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholders, (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)), and the Master Servicer or the Special Servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor, as applicable, it may take such action without waiting for a response from the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor, as applicable; provided that the Master Servicer or the Special Servicer, as applicable, shall provide the Directing Holder or the Risk Retention Consultation Party (or the Operating Advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

Section 1.04        Certain Matters Relating to the Non-Serviced Mortgage Loans. Each Other Servicer, Other Special Servicer, Other Depositor, Other Operating Advisor, Other Asset Representations Reviewer and Other Trustee, and any of their respective directors, officers, employees or agents (as and to the same extent the securitization trust formed under the related Other Pooling and Servicing Agreement is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Other Pooling and Servicing Agreement pursuant to the terms of the Other Pooling and Servicing Agreement) and each Other Securitization (collectively, the “Other Indemnified Parties”), shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the related Intercreditor Agreement) of any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of or any actual or threatened legal action or claim relating to the related Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Other Pooling and Servicing Agreement, this Agreement or the related Intercreditor Agreement (but excluding any such losses allocable to the related Companion Loans); provided that such indemnification will not extend to any losses, liabilities, costs or expenses: (i) specifically required to be borne by such party, without right of reimbursement, pursuant to the terms of the related Other Pooling and Servicing Agreement; (ii) incurred in connection with any legal action or claim against such party resulting from any breach of a representation or warranty made by such person under the related Other Pooling and Servicing Agreement or (iii) incurred in connection with any legal action or claim against such party resulting from any willful misfeasance, bad faith or negligence in the performance of such Person’s obligations and duties under the related Other Pooling and Servicing Agreement or the related Intercreditor Agreement or resulting from negligent disregard of such obligations and duties.

In connection with the securitization of any Serviced Companion Loan while it is a Serviced Companion Loan, upon the request of (and at the expense of) the related Companion Loan Noteholders, each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Companion Loan Noteholders in attempting to cause the related Borrower to provide information relating to the related Serviced Whole Loan and the related notes, and that such holders reasonably determine to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

On the related Servicing Shift Securitization Date for any Servicing Shift Whole Loan (i) the Custodian shall, upon receipt of a Request for Release, transfer the related Mortgage File (other than the note(s) designating such Servicing Shift Mortgage Loan, the original of which shall be retained by the Custodian) for such Servicing Shift Whole Loan to the related Other Trustee under the related Other Pooling and Servicing Agreement and retain a copy of such Mortgage File and (ii) the Master Servicer shall, upon receipt of notice from the applicable Mortgage Loan Seller or the holder of the applicable Controlling Companion Loan that the related Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File for such Servicing Shift Whole Loan, and any Escrow Payments, reserve funds and originals of items specified in Section 2.01(a)(xix) and Section 2.01(a)(xx) for such Servicing Shift Whole Loan, to the related Other Servicer on the related Servicing Shift Securitization Date.

Upon receipt of notice from the applicable Mortgage Loan Seller or the holder of the applicable Controlling Companion Loan that such Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, the Master Servicer shall provide the Custodian with a Request for Release of the Mortgage File on such related Servicing Shift Securitization Date and transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File to the related Other Servicer identified to it pursuant to the related notice from the related Mortgage Loan Seller on such related Servicing Shift Securitization Date.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01        Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements. (a)  The Depositor, concurrently with the execution and delivery hereof on the Closing Date, does hereby establish a trust designated as “Benchmark 2026-V20 Mortgage Trust,” appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and a security interest in all Reserve Accounts, Lock-Box Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders. Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans after the Cut-off Date and, in the case of a Mortgage Loan included in a Whole Loan, is subject to the related Intercreditor Agreement. Transfer and assignment of a Non-Serviced Mortgage Loan and the right to service a Non-Serviced Mortgage Loan is further subject to the terms and conditions of the Other Pooling and Servicing Agreement and the related Intercreditor Agreement. The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein), for the benefit of the Certificateholders and the Serviced Companion Loan Noteholders, all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase Agreements as provided therein (excluding Sections 6(e)-(g) of each Mortgage Loan Purchase Agreement, the representations, warranties and covenants in favor of the Depositor set forth in clause (viii) of Section 4(b) of each Mortgage Loan Purchase Agreement and the Depositor’s rights and remedies with respect to a breach thereof, and excluding the Depositor’s rights and remedies under the Indemnification Agreements) to the extent related to any Mortgage Loan. The Depositor shall cause the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts relating to the Mortgage Loans to be transferred to and held in the name of the Master Servicer on behalf of the Trustee as successor to the Mortgage Loan Sellers.

With respect to any Mortgage Loan that is subject to an Intercreditor Agreement, the parties hereto intend that the provisions of this Section 2.01(a) serve as an assignment and assumption agreement between the Depositor, as the assignor, and the Trustee on behalf of the Trust, as the assignee. Accordingly, the Depositor hereby (and in accordance with and subject to all other applicable provisions of this Agreement) assigns, grants, sells, transfers, delivers, sets over, and conveys to the Trustee all right, title and interest of the Depositor in, to and arising out of the related Intercreditor Agreement and the Trustee on behalf of the Trust hereby accepts (subject to applicable provisions of this Agreement) the foregoing assignment and assumes all of the rights and obligations of the Depositor with respect to related Intercreditor Agreement from and after the Closing Date. In addition, the Trustee acknowledges that any such Mortgage Loan that is part of a Serviced Whole Loan shall be serviced pursuant to the terms of this Agreement.

In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Custodian, with copies to the Master Servicer and the Special Servicer, the following documents or instruments with respect to each Mortgage Loan and each Serviced Companion Loan (which, except for the Mortgage Note referred to in clause (i) below, relate to the Serviced Whole Loan) so assigned (provided that the original of documents specified in Section 2.01(a)(xix) and Section 2.01(a)(xx) shall be delivered to the Master Servicer):

(i)                                 (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the Originator or to the order of the Trustee in the following form: “Pay to the order of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, without recourse”; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)                              (A) the original of the Mortgage or a certified copy thereof from the applicable recording office (or a copy thereof from the applicable recording office if (to the knowledge of the applicable Mortgage Loan Seller or its third-party vendor, as certified by such party to the Custodian in writing) it is not the practice of such office to provide certified copies, provided that the Custodian may conclusively rely on any such certification by such Mortgage Loan Seller or third-party vendor and shall not be required to investigate whether any recording office cannot provide a certified copy) and, (B) if applicable, the originals or certified copies thereof from the applicable recording office (or copies thereof from the applicable recording office if (to the knowledge of the applicable Mortgage Loan Seller or its third-party vendor, as certified by such party to the Custodian in writing) it is not the practice of such office to provide certified copies, provided that the Custodian may conclusively rely on any such certification by such Mortgage Loan Seller or third-party vendor and shall not be required to investigate whether any recording office cannot provide a certified copy) of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

(iii)                          an original or copy (if the related Mortgage Loan Seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an Assignment of Mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20” (in such capacity and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders);

(iv)                         (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20” (in such capacity and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(v)                            (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related Mortgage Loan Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the Trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related Mortgage Loan Seller, an assignment of UCC financing statement by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20” (in such capacity and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders); provided that other evidence of filing or recording reasonably acceptable to the Trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)                          the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

(vii)                       the original or a copy of the lender’s title insurance policy (which may be in electronic form) issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)                    (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related Mortgage Loan Seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (a “Reassignment of Assignment of Leases, Rents and Profits”) (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20” (in such capacity and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(ix)                           the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)                              copies of the currently effective Management Agreements, if any, for the Mortgaged Properties;

(xi)                           if the Borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the Borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)                         if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the Trustee;

(xiii)                      if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20” (in such capacity and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders));

(xiv)                    originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)                        the original or a copy of any guaranty of the obligations of the Borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

(xvi)                     the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related Borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the Borrower pursuant to such power of attorney;

(xvii)                  with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of the related Other Pooling and Servicing Agreement;

(xviii)              with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the Master Servicer;

(xix)                       the original (or copy, if the original is held by the Master Servicer or applicable Other Servicer pursuant to Section 2.01(c) of this Agreement) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)                          the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the Master Servicer or applicable Other Servicer pursuant to Section 2.01(c) of this Agreement) which entitles the Master Servicer on behalf of the Trust and the Companion Loan Noteholders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)                        with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement.

The original assignments referred to in clauses (iii), (iv)(B), (viii)(B) and (xv)(B), may be in the form of one or more instruments in recordable form in any applicable filing or recording offices.

Notwithstanding anything to the contrary contained in this Section 2.01(a) or in Section 2.01(b), Section 2.01(c), or Section 2.02, in connection with any Servicing Shift Whole Loan (1) instruments of assignment to the Trustee may be in blank and need not be recorded or filed pursuant to this Agreement until the earliest of (i) the related Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Other Pooling and Servicing Agreement, (ii) the date such Servicing Shift Whole Loan becomes a Specially Serviced Loan, in which case assignments and recordations shall be effected in accordance with this Section 2.01(a), and (iii) 90 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with this Section 2.01(a), (2) no letter of credit need be amended (including, without limitation, to change the beneficiary thereon) until the earliest of (i) the related Servicing Shift Securitization Date, in which case such amendment shall be in accordance with the related Other Pooling and Servicing Agreement and (ii) the date such Servicing Shift Whole Loan becomes a Specially Serviced Loan, in which case such amendment shall be effected in accordance with the terms of this Section 2.01, and (iii) 90 days following the Closing Date, in which case such amendment shall be effected in accordance with the terms of this Section 2.01, and (3) on and following the related Servicing Shift Securitization Date, the Person selling the related Servicing Shift Lead Note to the related Other Depositor, at its own expense, shall be (a) entitled to direct in writing, which may be conclusively relied upon by the Custodian, the Custodian to deliver the originals of all the Loan Documents relating to such Servicing Shift Whole Loan in its possession (other than the original Note(s) evidencing such Servicing Shift Mortgage Loan) to the related Other Trustee or the related Other Custodian, (b) if the right under clause (a) is exercised, required to cause the retention by or delivery to the Custodian of photocopies of Loan Documents related to such Servicing Shift Whole Loan so delivered to such Other Trustee or such Other Custodian, (c) entitled to cause the completion (or, in the event of a recordation as contemplated by clause (1)(ii) of this paragraph, the preparation, execution and delivery) and recordation of instruments of assignment in the name of the related Other Trustee or related Other Custodian, (d) if the right under clause (c) is exercised, required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded, and (e) entitled to require the Master Servicer to transfer, and to cooperate with all reasonable requests in connection with the transfer of, the Servicing File, and any Escrow Payments, reserve funds and items specified in clauses (xix) and (xx) of Section 2.01(a) for such Servicing Shift Whole Loan to the related Other Servicer.

With respect to Serviced Whole Loans, except for the Mortgage Note referred to in clause (i)(B) of the second preceding paragraph, only a single original set of the Loan Documents specified above is required to be delivered. Notwithstanding anything herein to the contrary, with respect to a Non-Serviced Mortgage Loan, any assignments or other transfer documents referred to in the third preceding paragraph as being in favor of the Trustee shall instead be in favor of the applicable Other Trustee and (1) if the Custodian is not also the related Non-Serviced Whole Loan Custodian, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller to the Custodian of copies of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing a Non-Serviced Mortgage Loan, with respect to which the originals shall be required), including a copy of the Mortgage securing the applicable Non-Serviced Mortgage Loan and copies of the companion notes or (2) if the Custodian is also the related Non-Serviced Whole Loan Custodian, the preceding document delivery requirements shall be met by the delivery by the Mortgage Loan Seller to the Custodian of only the original Mortgage Note and intervening endorsements evidencing such Non-Serviced Mortgage Loan (and, if any document specified in Section 2.01(a) of this Agreement was not required to be delivered in connection with the related Other Securitization, a copy of such document); provided that with respect to such Non-Serviced Mortgage Loan, if Computershare Trust Company, National Association ceases to be Custodian with respect to such Non-Serviced Mortgage Loan, it shall, upon receipt of a request for release, provide the original note, allonge and intercreditor agreement and copies of all other Loan Documents specified above to the successor Custodian.

With respect to the Mortgage Loans, within 45 days after the Closing Date or, without limiting the requirements of the third paragraph of Section 2.01(b), after such later date on which the Mortgage Loan Seller has received all the missing recording/filing information, each Mortgage Loan Seller will, or will at the expense of such Mortgage Loan Seller retain a third party vendor to, except in the case of any Mortgage Loan that is a Non-Serviced Mortgage Loan, (1) complete (to the extent necessary) and submit for recording in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20” (and with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholders) in the appropriate public recording office (a) each Assignment of Mortgage referred to in Section 2.01(a)(iii) which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(a)(viii)(B) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) complete (to the extent necessary) and file in the appropriate public filing office each UCC assignment of financing statement referred to in Section 2.01(a)(v)(B) and (xiii) which has not yet been submitted for filing or recording. Each such document shall reflect that the recorded original should be returned by the public recording office to the Custodian or its designee (or to the Mortgage Loan Seller or its designee as an alternative) following recording, and each such document shall reflect that the file copy thereof should be returned to the Custodian or its designee (or to the Mortgage Loan Seller or its designee as an alternative) following filing; provided that in those instances where the public recording office retains the original Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, the Custodian shall use commercially reasonable efforts to obtain therefrom a certified copy of the recorded original, at the expense of the Depositor. In the event that any such document or instrument in respect of any Mortgage Loan is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the related Mortgage Loan Seller shall promptly prepare or cause the preparation of a substitute thereof or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Custodian or such other third party vendor as retained by the Mortgage Loan Seller for recording or filing, as appropriate, at such Mortgage Loan Seller’s expense (as set forth in the related Mortgage Loan Purchase Agreement). In the event that any Mortgage Loan Seller receives the original recorded or filed copy, each Mortgage Loan Seller will, promptly upon receipt of the original recorded or filed copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian, with evidence of filing or recording thereon. Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations of the related Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall be deemed to have been satisfied upon delivery to the Custodian of a copy of the recorded original of such Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable.

If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender’s title insurance policy referred to in Section 2.01(a)(vii) solely because such policy has not yet been issued, the delivery requirements of this Section 2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the related Mortgage File by delivery to the Custodian of a binder marked as binding and countersigned by the title insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an acknowledged closing instruction or escrow letter, and the Mortgage Loan Seller will be required to deliver to the Custodian, promptly following the receipt thereof, the original related lender’s title insurance policy (or a copy thereof). Copies of recorded or filed Assignments of Mortgage, Reassignments of Assignment of Leases, Rents and Profits and UCC assignments of financing statements shall be held by the Custodian.

Subject to the third preceding paragraph, all original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Depositor or the Master Servicer (or a sub-servicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders and, insofar as they also relate to the Serviced Companion Loans, on behalf of and for the benefit of the related Serviced Companion Loan Noteholders. In the event that any such original document, or in the case of a Serviced Companion Loan, the original Mortgage Note, is required pursuant to the terms of this Section to be a part of a Mortgage File in order to effectuate the purposes of this Agreement, such document shall be delivered promptly to the Custodian.

(b)               In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with or cause to be delivered to and deposited with, (i) the Custodian, on or before the Closing Date, subject to Section 2.01(a), for each Mortgage Loan so assigned the Mortgage Note (or a copy of the Mortgage Note evidencing each related Serviced Companion Loan), the original or a copy of the related Mortgage, the original or a copy of the title policy for each Mortgage Loan (subject to the second-to-last paragraph under Section 2.01(a)), a copy of the related ground lease (or, with respect to a leasehold interest with respect to a space lease or air rights, a copy of the related space lease or air rights lease), if applicable, for each Mortgage Loan and an original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(c) or the Mortgage Loan is a Non-Serviced Mortgage Loan) of any letters of credit held by the lender as beneficiary or assigned as security for the Mortgage Loan, and, except as otherwise provided in the following paragraph, within 30 days following the Closing Date, the remaining applicable documents referred to in Section 2.01(a) for each such Mortgage Loan or Serviced Companion Loan, in each case, with copies to the Master Servicer and (ii) the Master Servicer, on or before the Closing Date, all documents and records that are part of each applicable Servicing File. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and an indemnification in favor of the Certificate Administrator, the Trustee and the Custodian.

If the applicable Mortgage Loan Seller or the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan (subject to any qualifications provided for herein or in the related Mortgage Loan Purchase Agreement with respect to a Non-Serviced Mortgage Loan), the original or a copy of any of the documents and/or instruments referred to in Section 2.01(a)(ii), Section 2.01(a)(iii), Section 2.01(a)(v), Section 2.01(a)(viii), Section 2.01(a)(xiv) and Section 2.01(a)(xvi) and the UCC financing statements and UCC assignments of financing statements referred to in Section 2.01(a)(xiii), with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded or filed document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the applicable public recording or filing office, the applicable title insurance company or the related Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian within 60 days after the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 180 days after the Closing Date (or within such longer period after the Closing Date so long as the related Mortgage Loan Seller has provided the Custodian with evidence of such recording or filing, as the case may be, or has certified to the Custodian as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Custodian no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder’s or filing office such original or copy, provided such extensions do not exceed 24 months in the aggregate).

(c)               Notwithstanding anything herein to the contrary, with respect to the documents referred to in Section 2.01(a)(xix) and Section 2.01(a)(xx) of this Agreement, the Master Servicer shall hold (or the applicable Other Servicer with respect to any Non-Serviced Mortgage Loan will hold) the original of each such document in trust on behalf of the Trust (or the applicable Other Securitization with respect to any Non-Serviced Mortgage Loan) in order to draw on such letter of credit on behalf of the Trust (or the applicable Other Securitization with respect to any Non-Serviced Mortgage Loan) and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01 of this Agreement by delivering the original of each such document to the Master Servicer (or the applicable Other Servicer with respect to any Non-Serviced Mortgage Loan) who shall forward a copy of the applicable document to the Custodian (or the custodian in the applicable Other Securitization with respect to any Non-Serviced Mortgage Loan). The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter of credit (which amendment shall change the beneficiary of the letter of credit to the Trust (or the applicable Other Securitization with respect to any Non-Serviced Mortgage Loan) in care of the Master Servicer (or the applicable Other Servicer with respect to any Non-Serviced Mortgage Loan)) required in order for the Master Servicer (or the applicable Other Servicer with respect to any Non-Serviced Mortgage Loan) to draw on such letter of credit on behalf of the Trust (or the applicable Other Securitization with respect to any Non-Serviced Mortgage Loan). In the event that the documents specified in Section 2.01(a)(xx) of this Agreement are missing with respect to any Serviced Mortgage Loan because the related assignment or amendment documents have not been completed, the applicable Mortgage Loan Seller shall take all necessary steps to enable the Master Servicer to draw on the related letter of credit on behalf of the Trust including, if necessary, drawing on the letter of credit in its own name pursuant to written instructions from the Master Servicer and immediately remitting such funds (or causing such funds to be remitted) to the Master Servicer.

(d)               With respect to each of the Serviced Mortgage Loans secured by the Mortgaged Properties identified as Loan No. 12 (Holman Hotel), No. 14 (Fairfield & Residence Inn San Antonio), Loan No. 20 (Courtyard Murfeesboro) and Loan No. 28 (Motel 6 Tewksbury) on the Mortgage Loan Schedule, each of which is subject to a franchise agreement with a related comfort letter in favor of the respective Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any related comfort letter to the Trust or otherwise have a new comfort letter issued in the name of the Trust, the related Mortgage Loan Seller or its designee will be required to provide any such required notice or make any such required request to the related franchisor, with a copy of such notice or request to the Master Servicer and Special Servicer, or take any such other required action, in any event, within 45 days of the Closing Date (or any shorter period if required by the applicable comfort letter), notify the related franchisor that such Mortgage Loan has been transferred to the Trust and request a replacement comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter), and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter).

(e)               Notwithstanding anything to the contrary contained herein, with respect to any Joint Mortgage Loan, the obligations of the related Mortgage Loan Seller to deliver a Note to the Trustee, or a Custodian on its behalf, shall be limited to delivery of only the Note held by such party to the Trustee, or Custodian on its behalf. With respect to any Joint Mortgage Loan, the obligations of each Mortgage Loan Seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto shall be joint and several, provided that either of the related Mortgage Loan Sellers may deliver one Mortgage File or one of any other document required to be delivered with respect to any Joint Mortgage Loan hereunder and such delivery shall satisfy such delivery requirements for each of the related Mortgage Loan Sellers.

(f)                Each Mortgage Loan Purchase Agreement shall provide that within 60 days after the Closing Date, each Mortgage Loan Seller shall deliver or cause to be delivered an electronic copy of the Diligence File for each of its Mortgage Loans to (or as instructed by) the Depositor, together with an index identifying each such document delivered, each such Diligence File being organized and categorized in accordance with the electronic file structure reasonably agreed to by the Depositor and the related Mortgage Loan Seller. Each Mortgage Loan Purchase Agreement shall further provide that within 60 days after the Closing Date, the applicable Mortgage Loan Seller shall provide to the Depositor (together with copies (which may be sent by electronic mail) to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Asset Representations Reviewer) with a certificate stating that (i) the applicable Mortgage Loan Seller has delivered or caused to be delivered an electronic copy of the Diligence File for each of its Mortgage Loans, (ii) the Diligence File contains all documents and information required under the definition of “Diligence File” and (iii) the Diligence File is organized and categorized in accordance with the electronic file structure reasonably agreed to by the Depositor and the related Mortgage Loan Seller (the “Diligence File Certification”).

(g)               On or before the Closing Date, the Depositor shall deliver to the Master Servicer the Initial Schedule AL File and the Initial Schedule AL Additional File in XML Format and Excel format and the Annex A-1 to the Prospectus at the following email address: “NoticeAdmin@pnc.com”.

(h)               Notwithstanding anything else in this Agreement, the parties acknowledge that the trust established under this Agreement is intended to be treated as a bare trust for Canadian federal income tax purposes. Accordingly, the parties to this Agreement agree not to make any Canadian tax filing or take any Canadian tax position that is inconsistent with the treatment of the trust as a bare trust. For the avoidance of doubt, none of the Trustee, the Certificate Administrator or any other party to this Agreement is responsible for any Canadian tax administration, or has any liability for any Canadian tax consequences.

Section 2.02        Acceptance by Custodian and the Trustee. By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and Serviced Companion Loan Noteholders.

The Custodian hereby certifies to each of the Directing Holder, the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor and each Mortgage Loan Seller that except as identified in the Custodian’s closing date certification, which shall be delivered no later than two Business Days after the Closing Date substantially in the form attached as Exhibit N-1 to this Agreement, (i) each Mortgage Note (or copy thereof, with respect to any Serviced Companion Loan) is in its possession and has been reviewed by the Custodian and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan and (ii) each of the documents specified in Section 2.01(a)(ii), Section 2.01(a)(vii), Section 2.01(a)(xi) and Section 2.01(a)(xix) of this Agreement have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. If the Custodian does not send a closing date certification on the Closing Date, it shall send an email confirmation to the Trustee that it has received all of the Mortgage Notes (or copies or lost note affidavits as permitted), subject to any exceptions noted therein, on the Closing Date.

On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the applicable Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian shall review each Mortgage File and shall certify to each of the Directing Holder, the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and each Mortgage Loan Seller in the form attached as Exhibit N-2 to this Agreement that all documents (other than documents referred to in clauses (xix) and (xx) of Section 2.01(a) of this Agreement, which shall be delivered to the Master Servicer, and the documents referred to in clauses (iii), (iv)(B), (v)(B) and (viii)(B) of Section 2.01(a) of this Agreement and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) of this Agreement, which shall be delivered for filing or recording by the related Mortgage Loan Seller as provided herein) referred to in Section 2.01(a) above (in the case of the documents referred to in Section 2.01(a)(iv), Section 2.01(a)(vi), Section 2.01(a)(viii), Section 2.01(a)(ix), Section 2.01(a)(x), Section 2.01(a)(xi), Section 2.01(a)(xii) through Section 2.01(a)(xvi) and Section 2.01(a)(xviii) through Section 2.01(a)(xx) of this Agreement, as identified to it in writing as a document required to be delivered by the related Mortgage Loan Seller) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. With respect to any Non-Serviced Mortgage Loan, the Custodian shall only be required to certify to each of the Directing Holder, the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and each Mortgage Loan Seller that the document set forth in Section 2.01(a)(i) has been received, subject to the preceding provisions of this Section 2.02.

If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify (in the form attached as Exhibit M to this Agreement) the Trustee, the Directing Holder (but only if no Consultation Termination Event is continuing), the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the related Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document. The Depositor shall or shall cause the related Mortgage Loan Seller to deliver to the Custodian an executed, recorded or undamaged document, as applicable, or, if the failure to deliver such document in such form constitutes a Material Defect, the Depositor shall cause the related Mortgage Loan Seller to cure, repurchase or substitute for the related Mortgage Loan in the manner provided in Section 2.03(e) of this Agreement. None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report or for any failure by the Depositor to use its best efforts to deliver any such document.

The Depositor shall cause each Mortgage Loan Purchase Agreement to require the applicable Mortgage Loan Seller, upon written request from the Master Servicer or the Special Servicer, to deliver a power of attorney substantially in the form of Exhibit C to the applicable Mortgage Loan Purchase Agreement to the Master Servicer and Special Servicer, that permits such parties to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. Pursuant to the related Mortgage Loan Purchase Agreement, each of the Mortgage Loan Sellers will be required to effect (at the expense of the applicable Mortgage Loan Seller) the assignment and recordation of its respective Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

In reviewing any Mortgage File pursuant to the third preceding paragraph or Section 2.01 of this Agreement, the Master Servicer shall have no responsibility to cause the Custodian or Trustee to, and the Custodian or Trustee will have no responsibility to, examine any opinions or determine whether any document is legal, valid, binding, sufficient, duly authorized or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of “instruments” (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect in Minnesota on the date hereof) in Minnesota and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Minnesota unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Minnesota) that if the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

Section 2.03        Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans. (a)  The Depositor hereby represents and warrants that:

(i)                                  The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)                              The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(iii)                           This Agreement has been duly and validly executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors’ rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iv)                           The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)                              The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

(A)             to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal with the following: (I) “fully-modified pass-through” certificates (“GNMA Certificates”) issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association (“GNMA”), a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title III of the National Housing Act of 1934; (II) Guaranteed Mortgage Pass-Through Certificates (“FNMA Certificates”) issued and guaranteed as to timely payment of principal and interest by FNMA; (III) Mortgage Participation Certificates (“FHLMC Certificates”) issued and guaranteed as to timely payment of interest and ultimate or full payment of principal by FHLMC; (IV) any other participation certificates, pass-through certificates or other obligations or interests backed directly or indirectly by mortgage loans and issued or guaranteed by GNMA, FNMA or FHLMC (collectively with the GNMA Certificates, FNMA Certificates and FHLMC Certificates, the “Agency Securities”); (V) mortgage-backed securities, which securities need not be issued or guaranteed, in whole or in part, by any governmental entity, issued by one or more private entities (hereinafter referred to as “Private Securities”); (VI) mortgage loans secured by first, second or more junior liens on one-to-four family residential properties, multifamily properties that are either rental apartment buildings or projects containing five or more residential units or commercial properties, regardless of whether insured or guaranteed in whole or in part by any governmental entity, or participation interests or stripped interests in such mortgage loans (“Mortgage Loans”); (VII) conditional sales contracts and installment sales or loan agreements or participation interests therein secured by manufactured housing (“Contract”); and (VIII) receivables of third-parties or other financial assets of third-parties, either fixed or revolving, that by their terms convert into cash within a finite time period (“Other Assets”);

(B)              to loan its funds to any person under loan agreements and other arrangements which are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

(C)              to authorize, issue, sell and deliver bonds or other evidences of indebtedness that are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

(D)             to authorize, issue, sell and deliver certificates evidencing beneficial ownership interests in pools of Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets; and

(E)              to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

Capitalized terms defined in this clause (v) shall apply only to such clause;

(vi)                           There is no action, suit, proceeding or investigation pending or threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

(vii)                         No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

(viii)                      The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

(b)               The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

(i)                                  Immediately prior to the transfer and assignment to the Trustee by the Depositor, the Mortgage Note and the Mortgage were not subject to an assignment or pledge, and the Depositor had good title to, and was the sole owner of, the Mortgage Loan and had full right to transfer and sell the Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest; provided that, in the case of a Non-Serviced Mortgage Loan, the related Mortgage has been (or will be) assigned to the Other Trustee under the Other Pooling and Servicing Agreement for the benefit of the holders of securities issued in connection with the related Other Securitization, as applicable;

(ii)                               The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan;

(iii)                            The related Assignment of Mortgage constitutes the legal, valid and binding assignment of such Mortgage from the Depositor to the Trustee, and any related Reassignment of Assignment of Leases, Rents and Profits constitutes the legal, valid and binding assignment from the Depositor to the Trustee; and

(iv)                            No claims have been made by the Depositor under the lender’s title insurance policy, and the Depositor has not done anything which would impair the coverage of such lender’s title insurance policy.

(c)               It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, any Serviced Companion Loan Noteholders, Certificate Administrator, the Trustee, the Custodian, the Master Servicer and the Special Servicer.

(d)               If the Master Servicer or the Special Servicer (i) receives a Repurchase Communication of a request or demand for repurchase or replacement of a Mortgage Loan because of a Breach or a Defect (each as defined below) (any such request or demand, a “Repurchase Request”, and the Master Servicer or the Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request); (ii) receives a Repurchase Communication of a withdrawal of a Repurchase Request by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), (iii) receives a Repurchase Communication that any Mortgage Loan that was subject to a Repurchase Request has been repurchased or replaced (a “Repurchase”), or (iv) receives a Repurchase Communication of the rejection of a Repurchase Request (a “Repurchase Request Rejection”), then such Person shall deliver written notice of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection (each such notice, a “Rule 15Ga-1 Notice”) to the Depositor, the Master Servicer, the Special Servicer and the related Mortgage Loan Seller, in each case within ten Business Days from such party’s receipt of a Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable; provided, however, if the Master Servicer or the Special Servicer receives notice of a Repurchase Request Withdrawal or Repurchase Request Rejection from the Special Servicer or the Master Servicer, as applicable, then such receiving party shall have no obligation to deliver such notice to any other party.

Each Rule 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the Repurchase Communication of the Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, was received and (iii) in the case of a Repurchase Request, (A) the identity of the Person making such Repurchase Request, (B) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (C) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.

No Person that is required to provide a Rule 15Ga-1 Notice pursuant to this Section 2.03(d) (a “Rule 15Ga-1 Notice Provider”) shall be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. Each Mortgage Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.03(d) is so provided only to assist the related Mortgage Loan Seller, the Depositor and its Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Rule 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(d) by a Rule 15Ga-1 Notice Provider, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Rule 15Ga-1 Notice Provider may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

In the event that the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, then such party shall promptly forward such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal to the Master Servicer, if relating to a Performing Loan, or to the Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence: “This is a “Repurchase Request [Withdrawal]” under Section 2.03(d) of the Pooling and Servicing Agreement relating to the Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 requiring action by you as the recipient of such Repurchase Request or Repurchase Request Withdrawal thereunder”. Upon receipt of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal by the Master Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient of such Repurchase

Communication of such Repurchase Request or Repurchase Request Withdrawal, and such party shall comply with the procedures set forth in this Section 2.03(d) with respect to such Repurchase Request or Repurchase Request Withdrawal. In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

(e)               A “Defect” shall exist with respect to a Mortgage Loan if any document constituting a part of the related Mortgage File that is required to be delivered by the related Mortgage Loan Seller has not been delivered within the time periods provided for in the related Mortgage Loan Purchase Agreement, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule. A “Breach” shall mean a breach of any representation or warranty of any Mortgage Loan Seller made pursuant to the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan. If any party hereto discovers or receives notice of a Defect or a Breach, and if such Defect is a Material Defect or such Breach is a Material Breach, as applicable, then such party, on behalf of the Trust Fund, shall give prompt written notice thereof (which notice shall be accompanied by a written demand to cure, repurchase or substitute in accordance with the applicable Mortgage Loan Purchase Agreement) to the related Mortgage Loan Seller, the other parties hereto, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the related Serviced Companion Loan Noteholder (if any) and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder. If any such Defect or Breach materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholders in any Mortgage Loan or Mortgaged Property, or causes the related Mortgage Loan to be other than a Qualified Mortgage, then such Defect shall constitute a “Material Defect” or such Breach shall constitute a “Material Breach,” as the case may be; provided that if any of the documents specified in Section 2.01(a)(i), Section 2.01(a)(ii), Section 2.01(a)(vii), Section 2.01(a)(xi) and Section 2.01(a)(xix) of this Agreement are not delivered as required in the related Mortgage Loan Purchase Agreement, it shall be deemed a Material Defect. The Custodian, the Certificate Administrator and the Trustee shall not be required to make any such determination. Promptly upon receiving written notice of any such Material Defect or Material Breach with respect to a Mortgage Loan, accompanied by a written demand to take the actions contemplated by this sentence from the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian, on behalf of the Trust Fund, the applicable Mortgage Loan Seller shall, not later than 90 days from the applicable Mortgage Loan Seller’s receipt of such notice of such Material Defect or Material Breach, as the case may be (or, in the case of a Material Defect or Material Breach relating to a Mortgage Loan not being a Qualified Mortgage, not later than 90 days after the Mortgage Loan Seller or any party hereto discovering such Material Defect or Material Breach, provided that the related Mortgage Loan Seller has received notice in accordance with the terms of the related Mortgage Loan Purchase Agreement) (any such 90-day period, the “Initial Resolution Period”), (i) cure the same in all material respects, at its own expense, (ii) repurchase the affected Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable portion thereof) or REO Loan at the applicable Purchase Price in conformity with the applicable Mortgage Loan Purchase Agreement or (iii) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (provided that, in no event shall such substitution occur later than the second anniversary of the Closing Date) and pay to the Master Servicer for deposit into the Collection Account (or, with respect to any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account) any Substitution Shortfall Amount in connection therewith; provided, however, that if (i) such Material Defect or Material Breach is capable of being cured but not within the Initial Resolution Period or, with respect to the immediately preceding proviso, the time period set forth therein, (ii) such Material Defect or Material Breach is not related to any Mortgage Loan’s not being a Qualified Mortgage, (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach within the Initial Resolution Period and (iv) the Mortgage Loan Seller has delivered to the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Certificate Administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the Trustee, the Operating Advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reason the cure was not effected within the initial 90-day period, then the Mortgage Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, failing such cure, to repurchase the Mortgage Loan and the related REO Loan (or, in the case of a Joint Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a Borrower), healthcare facility, nursing home, assisted living facility, theatre or fitness center (operated by a Borrower), then the failure to deliver to the Custodian copies of the UCC financing statements with respect to such Mortgage Loan shall not be a Material Defect. With respect to any Joint Mortgage Loan, each applicable Mortgage Loan Seller’s obligation shall be such Mortgage Loan Seller’s pro rata share based on such Mortgage Loan Seller’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan. With respect to the Non-Serviced Mortgage Loans, the related Mortgage Loan Seller agrees that any Defect as such term is defined in the related Other Pooling and Servicing Agreement (other than a Defect related to the promissory note for the related Companion Loan) will constitute a Defect under the related Mortgage Loan Purchase Agreement.

Notwithstanding the foregoing, if there is a Material Breach or Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable portion thereof) and such Material Breach or Material Defect will be considered Resolved if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Loan Documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such release would not cause an Adverse REMIC Event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If a Mortgage Loan Seller, in connection with a Material Defect or a Material Breach (or an allegation of a Material Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer on behalf of the Trust (and, for so long as no Control Termination Event is continuing, only if such Mortgage Loan Seller is not affiliated with the

Directing Holder, and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or any Servicing Shift Mortgage Loan, with the consent of the Directing Holder) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.06(e) of this Agreement. In connection with any such determination with respect to any Performing Loan, the Master Servicer shall promptly provide the Special Servicer, but in any event within the time frame and in the manner set forth in Section 3.23, with the Servicing File and all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically) relating to such Mortgage Loan or Serviced Whole Loan, as applicable, and reasonably requested by the Special Servicer pursuant to Section 2.03 in order to permit the Special Servicer to calculate the Loss of Value Payment. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Breach or Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Trust, provided that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Trustee from exercising any of its rights related to a Material Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan); (ii) such Loss of Value Payment shall not be greater than the Purchase Price of the affected Mortgage Loan; and (iii) a Material Defect or a Material Breach as a result of a Mortgage Loan not constituting a Qualified Mortgage may not be cured by a Loss of Value Payment. With respect to any Joint Mortgage Loan, each applicable Mortgage Loan Seller’s obligation shall be such Mortgage Loan Seller’s pro rata share based on such Mortgage Loan Seller’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan.

If any Breach pertains to a representation or warranty to the effect that the related Loan Documents or any particular Loan Document requires the related Borrower to bear the costs and expenses associated with any particular action or matter under such Loan Document(s), then the related Mortgage Loan Seller shall cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust Fund (by wire transfer of immediately available funds) the reasonable amount of any such costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Trust Fund that are incurred as a result of such Breach and have not been reimbursed by the related Borrower; provided, however, that in the event any such costs and expenses exceed $10,000, the related Mortgage Loan Seller shall have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses and upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Borrower, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the related Borrower shall promptly be returned to the related Mortgage Loan Seller. With respect to any Joint Mortgage Loan, each applicable Mortgage Loan Seller’s obligation shall be such Mortgage Loan Seller’s pro rata share based on such Mortgage Loan Seller’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan.

(f)                In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.03, (A) the Custodian, the Master Servicer (with respect to any Performing Loan) and the Special Servicer (with respect to any Specially Serviced Loan) shall each tender to the applicable Mortgage Loan Seller all portions of the Mortgage File (in the case of the Custodian) and the Servicing File (in the case of the Master Servicer and the Special Servicer, as applicable) and other documents pertaining to such Mortgage Loan possessed by it (other than attorney-client communications that are privileged communications), upon delivery (i) to each of the Master Servicer or the Special Servicer, as applicable, of a trust receipt and (ii) to the Custodian by the Master Servicer or the Special Servicer, as applicable, of a Request for Release and an acknowledgement by the Master Servicer or Special Servicer, as applicable, of its receipt of the Purchase Price or the Substitution Shortfall Amount from the applicable Mortgage Loan Seller, (B) each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned without recourse in the form of endorsement or assignment provided to the Custodian by the applicable Mortgage Loan Seller, as the case may be, to the applicable Mortgage Loan Seller as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of such Mortgage Loan to the extent such ownership was transferred to the Trustee (provided that the Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to cooperate in furnishing necessary information to the extent in its possession to the Mortgage Loan Seller in connection with such Mortgage Loan Seller’s preparation of such endorsement or assignment) and (C) the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall release, or cause a release of, any escrow payments and reserve funds held by the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, or on the Trustee’s, the Certificate Administrator’s, the Master Servicer’s and the Special Servicer’s, as applicable, behalf, in respect of such Mortgage Loan to the applicable Mortgage Loan Seller.

(g)               The Enforcing Servicer shall, for the benefit of the Certificateholders and the Trustee, use reasonable efforts to enforce the obligations of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in accordance with the Servicing Standard. The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement: first, pursuant to Section 3.06 of this Agreement (with respect to the related Mortgage Loan), out of the related Purchase Price or Substitution Shortfall Amount, as applicable, to the extent that such expenses are a specific component thereof; and second, if at the conclusion of such enforcement action it is determined that the amounts described in clause first are insufficient, then pursuant to Section 3.06 of this Agreement, out of general collections on the Mortgage Loans on deposit in the Collection Account in each case with interest thereon at the Reimbursement Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed. To the extent the applicable Mortgage Loan Seller prevails in such proceeding, such Mortgage Loan Seller shall be entitled to reimbursement from the Trust for all necessary and reasonable costs and expenses incurred in connection with such proceeding, including reasonable attorneys’ fees.

So long as document exceptions are outstanding, on each anniversary of the Closing Date, the Custodian shall prepare and forward to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Directing Holder (as identified to the Custodian by the Certificate Administrator) and the applicable Mortgage Loan Seller, a document exception report setting forth the then current status of any Defects related to the Mortgage Files pertaining to the Mortgage Loans sold by such Mortgage Loan Seller.

As to any Qualified Substitute Mortgage Loan, the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties) shall direct the related Mortgage Loan Seller to deliver to the Custodian for such Qualified Substitute Mortgage Loan (with a copy to the Master Servicer), the related Mortgage File with the related Mortgage Note endorsed as required by Section 2.01(a)(i) hereof. Periodic Payments due with respect to Qualified Substitute Mortgage Loans in or prior to the month of substitution shall not be part of the Trust Fund and, if received by the Master Servicer, shall be remitted by the Master Servicer to the related Mortgage Loan Seller on the next succeeding Distribution Date. For the month of repurchase or substitution, distributions to Certificateholders will include the Periodic Payment(s) due on the related Removed Mortgage Loan, if and to the extent received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, as applicable, and such Mortgage Loan Seller shall be entitled to retain all amounts received thereafter in respect of such Removed Mortgage Loan.

In any month in which a Mortgage Loan Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Removed Mortgage Loans, the Master Servicer shall determine the applicable Substitution Shortfall Amount and promptly notify the Certificate Administrator thereof. Promptly upon receipt of such notice, the Certificate Administrator shall direct such Mortgage Loan Seller to deposit into the Collection Account and/or the applicable Serviced Whole Loan Collection Account, as applicable, cash equal to such amount concurrently with the delivery of the Mortgage Files for such Qualified Substitute Mortgage Loans, without any reimbursement thereof. The Certificate Administrator shall also direct such Mortgage Loan Seller to give written notice to the Depositor, the Trustee and the Master Servicer of such deposit. The Certificate Administrator shall cause its Distribution Date Statement to reflect the removal of each Removed Mortgage Loan and, if applicable, the substitution of the Qualified Substitute Mortgage Loan. Upon any such substitution, the Qualified Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects.

It is understood and agreed that Section 6 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders and the Trustee on behalf of the Certificateholders respecting any Breach (including a Breach with respect to a Mortgage Loan failing to constitute a Qualified Mortgage) or any Defect.

(h)               In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor’s representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the Master Servicer, the Special Servicer or the Directing Holder, unless such defense results in any liability of the Master Servicer, the Special Servicer or the Directing Holder, as applicable.

(i)                 If for any reason a Mortgage Loan Seller fails to fulfill its obligations under the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, the Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts in enforcing any obligation of such Mortgage Loan Seller (including but not limited to) to cure, repurchase or substitute for such Mortgage Loan under the terms of the related Mortgage Loan Purchase Agreement all at the expense of such Mortgage Loan Seller.

(j)                 Notwithstanding anything to the contrary contained in this Agreement, for the purposes of Section 2.03 of this Agreement and any provision relating to repurchase and substitution obligations for a Material Breach or Material Defect, with respect to any Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to repurchase or substitute such Joint Mortgage Loan shall be limited to a repurchase, substitution or Loss of Value Payment with respect to the Note it sold to the Depositor in accordance with the related Mortgage Loan Purchase Agreement. With respect to any Joint Mortgage Loan, any cure by either of the applicable Mortgage Loan Sellers with respect to the Note sold by it to the Depositor in accordance with the related Mortgage Loan Purchase Agreement that also cures the Material Defect or Material Breach with respect to the entire related Joint Mortgage Loan shall satisfy the cure obligations of both Mortgage Loan Sellers with respect to such Joint Mortgage Loan.

(k)               (i) In the event an Initial Requesting Certificateholder delivers a written request to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Breach or Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), such party shall promptly forward that Certificateholder Repurchase Request to the Master Servicer and the Special Servicer, and the Enforcing Servicer shall promptly forward that Repurchase Request to the related Mortgage Loan Seller and each other party to this Agreement and take the actions required under Section 2.03(e). Subject to Section 2.03(l), the Enforcing Servicer shall be the Enforcing Party with respect to the Certificateholder Repurchase Request. If a Resolution Failure occurs with respect to the Certificateholder Repurchase Request, the provisions described below under Section 2.03(l) shall apply.

(ii)                               In the event that the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) has knowledge of a Material Breach or Material Defect with respect to a Mortgage Loan, that party shall deliver prompt written notice of such Material Breach or Material Defect to the Master Servicer and the Special Servicer, and the Enforcing Servicer shall promptly forward to each other party to this Agreement and the related Mortgage Loan Seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). Subject to Section 2.03(l), the Enforcing Servicer shall be the Enforcing Party with respect to the PSA Party Repurchase Request. If a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under Section 2.03(l) shall apply.

(iii)                            In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (such event, a “Resolution Failure”), and for all purposes herein, such Resolution Failure shall be deemed to have occurred. Receipt of the Repurchase Request shall be deemed to occur two (2) Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller.

(iv)                           Within two (2) Business Days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the Special Servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Trust Directing Holder or a Controlling Class Certificateholder, in each case, related to a Performing Loan, the Master Servicer shall send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the Special Servicer, indicating the Master Servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the Servicing File and all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Performing Loan and, if applicable, the related Serviced Companion Loan, either in the Master Servicer’s possession or otherwise reasonably available to the Master Servicer, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder to the extent set forth hereunder for such Performing Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such Servicing File, the Special Servicer shall become the Enforcing Servicer with respect to such Repurchase Request.

(v)                              In the event a Repurchase Request is Resolved in a manner contemplated by clause (v) of the definition thereof, in the event the Enforcing Servicer determines in its reasonable judgment that such a contractually binding agreement to be entered into between the Enforcing Servicer, on behalf of the Trust, and the related Mortgage Loan Seller could reasonably be expected to result in losses or other shortfalls on or in respect of the related Mortgage Loan directly attributable to the contractually binding agreement, then the Enforcing Servicer shall, prior to the occurrence of a Control Termination Event, obtain the consent of the Directing Holder before entering into such contractually binding agreement; provided, however, no such consent will be required (i) if the related Mortgage Loan is an Excluded Loan with regard to the Directing Holder, or (ii) if no such determination is made by the Enforcing Servicer.

(l)                 (i)  After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to this Agreement), the Enforcing Servicer shall send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator, who shall make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s Website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the Master Servicer is the Enforcing Servicer, the Master Servicer may (but shall not be obligated to) consult with the Special Servicer and (for so long as no Consultation Termination Event is continuing) the Trust Directing Holder regarding any Proposed Course of Action. Such notice shall include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) shall be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the Certificate Administrator. The Certificate Administrator shall within three (3) Business Days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The Certificate Administrator shall only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language shall not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The Certificate Administrator shall be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the Certificate Administrator’s obligations in connection with this Section 2.03(l) shall be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation shall not be construed to impose any enforcement obligation on the Certificate Administrator. The Enforcing Servicer may conclusively rely (without investigation) on the Certificate Administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses shall be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

(ii)                               If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer shall be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Trust Directing Holder pursuant to Section 6.08.

(iii)                            Promptly and in any event within 10 Business Days following receipt of a Preliminary Dispute Resolution Election Notice from (a) the Initial Requesting Certificateholder, if any, or (b) any other Certificateholder or Certificate Owner (each of clauses (a) and (b), a “Requesting Certificateholder”; provided that the Holder of the VRR Interest may not be a Requesting Certificateholder), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 Business Days following the Dispute Resolution Cut-off Date. The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 Business Days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

(iv)                           If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and will remain obligated under this Agreement to determine a course of action, including but not limited to, enforcing the rights of the Trust with respect to the Repurchase Request and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration.

(v)                              If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder shall become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of this Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party shall terminate and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer shall take no further action with respect to the Repurchase Request, then the related Material Breach or Material Defect shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement; provided, however, that such Material Breach or Material Defect shall not be deemed waived with respect a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer shall again become the Enforcing Party and, as such, shall be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller.

(vi)                           Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(l) will not apply, and the Enforcing Servicer shall remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

(vii)                        In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Trust, shall remain a party to any proceedings against the related Mortgage Loan Seller; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer (in consultation with the Trust Directing Holder for so long as no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective Affiliates shall not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

(viii)                     The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

(ix)                             If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Breach or Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the provisions of this Agreement, then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Breach or Material Defect unless there is a material change in the facts and circumstances known to such party.

(x)                              The Depositor, the Mortgage Loan Seller and any of their respective Affiliates shall not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

(m)              If the Enforcing Party selects mediation (including nonbinding arbitration), the following provisions shall apply:

(i)                                The mediation shall be administered by a nationally recognized mediation services provider selected by the related Mortgage Loan Seller in accordance with published mediation procedures promulgated by a nationally recognized mediation services provider selected by the Mortgage Loan Seller (such provider, the “Mediation Services Provider”).

(ii)                             The mediator shall be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation, and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions, and who will be appointed from a list of neutrals maintained by the Mediation Services Provider. Upon being supplied a list of at least ten potential qualified mediators by the Mediation Services Provider each party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential mediators in order of preference. The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)                          The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within 10 Business Days of the selection of the mediator and to conclude the mediation within 60 days thereafter.

(iv)                         The expenses of any mediation shall be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

(n)                 If the Enforcing Party selects third-party arbitration, the following provisions will apply:

(i)                                The arbitration shall be administered by a nationally recognized arbitration services provider selected by the related Mortgage Loan Seller in accordance with published arbitration procedures promulgated by a nationally recognized arbitration services provider selected by the Mortgage Loan Seller (such provider, the “Arbitration Services Provider”).

(ii)                             The arbitrator shall be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions, and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider. Upon being supplied a list of at least ten potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference. The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)                          Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)                         After consulting with the parties at an organizational conference held not later than 10 Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 120 days. The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and will do so by reasoned decision on the motion of any party to the arbitration.

(v)                            Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: (A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions, provided that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)                         The arbitrator shall make its final determination no later than 30 days after the conclusion of the hearings and submission of any post-hearing submissions. The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them. Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the Prime Rate. In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies will be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vii)                      By selecting arbitration, the selecting party is giving up the right to sue in court, including the right to a trial by jury.

(viii)                   No person may bring a putative or certificated class action to arbitration.

(o)               The following provisions will apply to both mediation and third-party arbitration:

(i)                                Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties.

(ii)                             If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District if such court shall have subject matter jurisdiction, or if the Southern District has no jurisdiction, then it the Supreme Court of the State of New York for the County of New York. The arbitration proceedings shall not be stayed unless so ordered by the court.

(iii)                          The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03). Such information will be kept strictly confidential and will not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with a reasonable opportunity to object to the production of its confidential information.

(iv)                         In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall be required contain an acknowledgment that the Trust, or the Enforcing Servicer on its behalf, shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceedings shall be determined by such Enforcing Servicer in consultation with the Trust Directing Holder, provided that a Consultation Termination Event is not continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party shall be paid to the Trust, or the Enforcing Servicer on its behalf, and deposited in the Collection Account.

The agreement with the arbitrator or mediation, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Trust nor the Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

(v)                            In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder shall be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

(vi)                         The Trust (or the Trustee or the Enforcing Party acting on its behalf), the Depositor or any Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, however, that the Certificateholders shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 5.06.

(vii)                      For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

(viii)                   For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under this Agreement shall be reimbursable as Additional Trust Fund Expenses.

Section 2.04        Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Asset Representations Reviewer. (a) The Master Servicer, as Master Servicer, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)                                The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, and the Master Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                             The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or its financial condition;

(iii)                          The Master Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)                         This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                            The Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Master Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Master Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)                         No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)                      No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the consummation of the transactions of the Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Master Servicer to perform its obligations hereunder;

(viii)                   Each officer and employee of the Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement or the Master Servicer self-insures for such risks in compliance with the requirements of Section 3.08(d) of this Agreement; and

(ix)                           To the actual knowledge of the Master Servicer, the Master Servicer is not a Risk Retention Affiliate of the Third-Party Purchaser.

(b)               The Special Servicer, as Special Servicer, hereby represents and warrants to and covenants with the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)                                The Special Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Special Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                             The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)                          The Special Servicer has the full limited liability company power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)                         This Agreement, assuming due authorization, execution and delivery by the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Master Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                            The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Special Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)                         No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vii)                      No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder; and

(viii)                   Each officer and employee of the Special Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement or the Special Servicer self-insures for such risks in compliance with the requirements of Section 3.08(d) of this Agreement.

(c)               [Reserved].

(d)               The Trustee hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Serviced Companion Loan Noteholders as of the Closing Date, that:

(i)                                The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement;

(ii)                             This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(iii)                          Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound which, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

(iv)                         The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties;

(v)                            No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Trustee’s ability to perform its obligations hereunder;

(vi)                         To the best of the Trustee’s knowledge, no litigation is pending or threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated and effective the Pricing Date, between the Trustee, the Depositor, the Underwriters and the Initial Purchasers; and

(vii)                     To the actual knowledge of the Trustee, the Trustee is not a Risk Retention Affiliate of the Third-Party Purchaser.

(e)               The Certificate Administrator hereby represents and warrants to the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)                                The Certificate Administrator is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement;

(ii)                             This Agreement has been duly authorized, executed and delivered by the Certificate Administrator and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Certificate Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(iii)                          Neither the execution and delivery of this Agreement by the Certificate Administrator nor the consummation by the Certificate Administrator of the transactions herein contemplated to be performed by the Certificate Administrator, nor compliance by the Certificate Administrator with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Certificate Administrator or its properties or the organizational documents of the Certificate Administrator or the terms of any material agreement, instrument or indenture to which the Certificate Administrator is a party or by which it is bound which, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement;

(iv)                         The Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Certificate Administrator or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that are likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement;

(v)                            No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Certificate Administrator of or compliance by the Certificate Administrator with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Certificate Administrator’s ability to perform its obligations hereunder;

(vi)                         To the best of the Certificate Administrator’s knowledge, no litigation is pending or threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated and effective the Pricing Date, between the Certificate Administrator, the Depositor, the Underwriters and the Initial Purchasers; and

(vii)                      To the actual knowledge of the Certificate Administrator, the Certificate Administrator is not a Risk Retention Affiliate of the Third-Party Purchaser.

(f)                The Operating Advisor hereby represents and warrants to the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)                                The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement;

(ii)                             The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)                          The Operating Advisor has the full limited liability company power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)                         This Agreement, assuming due authorization, execution and delivery by the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, and the Depositor, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                            The Operating Advisor is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Operating Advisor’s reasonable judgment, is likely to materially and adversely affect the financial condition or operations of the Operating Advisor or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)                         No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the

Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vii)                      No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Operating Advisor, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder; and

(viii)                   The Operating Advisor is an Eligible Operating Advisor.

(g)               The Asset Representations Reviewer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)                                The Asset Representations Reviewer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York, and the Asset Representations Reviewer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                             The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not (A) violate the Asset Representations Reviewer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Asset Representations Reviewer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or its financial condition;

(iii)                          The Asset Representations Reviewer has the full limited liability company power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)                         This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                            The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(vi)                         No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer, which would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(vii)                      No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Asset Representations Reviewer of, or compliance by the Asset Representations Reviewer with, this Agreement or the consummation of the transactions of the Asset Representations Reviewer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Asset Representations Reviewer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Asset Representations Reviewer to perform its obligations hereunder; and

(viii)                   The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

(h)               It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the respective Mortgage Files to the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Serviced Companion Loan Noteholders and the Master Servicer or Special Servicer, as the case may be. Upon discovery by the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Certificate Administrator, the Master Servicer, Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Serviced Companion Loan Noteholders or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, the Serviced Companion Loan Noteholders and the Mortgage Loan Sellers.

Section 2.05        Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests. The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 of this Agreement and, concurrently with such delivery, (i) acknowledges and hereby declares that it holds the Mortgage Loans (excluding Excess Interest) for the benefit of (y) the Holders of the Class R Certificates (in respect of the Class LTR Interest) and (z) the Holder of the Lower-Tier Regular Interests; (ii) acknowledges and hereby declares that it holds the Excess Interest for the benefit of the Holders of the Excess Interest Certificates; (iii) in exchange for the Mortgage Loans, acknowledges the issuance of the Lower-Tier Regular Interests and the Class LTR Interest represented by the Class R Certificates; (iv) acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Regular Certificates and the VRR Interest Upper-Tier Regular Interests; and (v) in exchange for the Lower-Tier Regular Interests, has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the VRR Interest Upper-Tier Regular Interests, the Regular Certificates and the Class UTR Interest, each represented by the Class R Certificates, in authorized denominations; and the Depositor hereby acknowledges the receipt by it or its designees of the Certificates, which Certificates evidence ownership of the entire Trust Fund.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Excess Interest and any other property constituting the Grantor Trust to the Trustee for the benefit of the Holders of the Excess Interest Certificates. The Trustee (i) acknowledges the assignment to it of the Class S Specific Grantor Trust Assets, (ii) declares that it holds and will hold such Class S Specific Grantor Trust Assets in trust for the exclusive use and benefit of all present and future Holders of the Excess Interest Certificates, and (iii) has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, in exchange for the Class S Specific Grantor Trust Assets, and the Depositor hereby acknowledges the receipt by it or its designees of, the Excess Interest Certificates in authorized Denominations.

Section 2.06        Miscellaneous REMIC and Grantor Trust Provisions. (a) The Lower-Tier Regular Interests issued hereunder are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LTR Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Regular Certificates are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class UTR Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” of the Lower-Tier REMIC and the Upper-Tier REMIC for purposes of Section 860G(a)(l) of the Code is the Rated Final Distribution Date.

(b)               None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

(c)               Each Class of Excess Interest Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class S Specific Grantor Trust Assets with the corresponding alphabetic or alphanumeric designation. The Grantor Trust shall be treated as a “grantor trust” within the meaning of the Grantor Trust Provisions. The Class S Certificates shall each represent undivided beneficial interests in the Class S Specific Grantor Trust Assets.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE TRUST FUND

Section 3.01        The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans and the Serviced Companion Loans. (a) The Master Servicer (generally with respect to Serviced Mortgage Loans and any related Serviced Companion Loans that are not Specially Serviced Loans) and the Special Servicer (generally with respect to Specially Serviced Loans and Serviced REO Loans), each as an independent contractor servicer, shall service and administer the Serviced Mortgage Loans and any related Serviced Companion Loans on behalf of the Trust Fund and the Trustee (as Trustee for the Certificateholders) and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholder(s), (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholder(s), as applicable, constituted a single lender (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan)), in each case, in accordance with the Servicing Standard.

The Master Servicer’s or Special Servicer’s liability for actions and omissions in its capacity as Master Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof). Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph (c) of this Section 3.01, to the related sub-servicing agreement with each sub-servicer and to Section 3.02 of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders, including, without limitation, with respect to each Serviced Mortgage Loan and, in the case of any Serviced Whole Loan, in the best interests of the Certificateholders and the Serviced Companion Loan Noteholder(s), as a collective whole as if such Certificateholders and (with respect to a Serviced Whole Loan) Serviced Companion Loan Noteholder(s) constituted a single lender (and with respect to any Serviced Whole Loan with any related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) to prepare, execute and deliver, on behalf of the

Certificateholders and Serviced Companion Loan Noteholders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to such Mortgage Loans and the Mortgaged Properties. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Section 3.03, Section 3.09, Section 3.10, Section 3.24, Section 3.25, Section 3.26 and Section 3.27 hereof. The Master Servicer (with respect to Serviced Mortgage Loans and any related Serviced Companion Loans that are Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans and Serviced REO Loans) shall provide to the Borrowers related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Loan Documents. Subject to Section 3.11 of this Agreement, the Trustee shall, (i) within 10 Business Days following the Closing Date, furnish to the Master Servicer and the Special Servicer, as applicable, ten (10) original powers of attorney in the form of Exhibit DD-1 or Exhibit DD-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and (ii) upon request, furnish, or cause to be furnished, to the Master Servicer or the Special Servicer, as applicable, any powers of attorney in the form of Exhibit DD-1 or Exhibit DD-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and other documents (including but not limited to other powers of attorney) prepared by the Master Servicer and Special Servicer, as applicable, and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer, as applicable, to carry out their servicing and administrative duties hereunder. The Trustee shall not be held liable for any misuse of any such power of attorney or such other documents by the Master Servicer and Special Servicer, as applicable. Notwithstanding anything contained herein to the contrary, none of the Master Servicer or the Special Servicer shall, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or the Special Servicer’s, as the case may be, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Master Servicer or the Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Master Servicer or the Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Master Servicer’s or the Special Servicer’s, as applicable, representative capacity); or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

(b)               Unless otherwise provided in the related Mortgage Note or related Intercreditor Agreement, the Master Servicer shall apply any partial Principal Prepayment received on a Serviced Mortgage Loan or Serviced Companion Loan, as applicable, on a date other than a Due Date to the Stated Principal Balance of such Serviced Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the date of receipt of such partial

Principal Prepayment. Unless otherwise provided in the related Mortgage Note or related Intercreditor Agreement, the Master Servicer shall apply any amounts received on U.S. Treasury obligations in respect of a Serviced Mortgage Loan or Serviced Companion Loan, as applicable, being defeased pursuant to its terms to the Stated Principal Balance of and interest on such Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the receipt of such amounts.

(c)               The Master Servicer and the Special Servicer, may enter into Sub-Servicing Agreements with third parties with respect to any of its respective obligations hereunder, provided that (i) any such agreement requires the Sub-Servicer to comply in all material respects with all of the applicable terms and conditions of this Agreement and shall be consistent with the provisions of this Agreement, the terms of the respective Loan Documents and, in the case of a Serviced Companion Loan, the related Intercreditor Agreement, (ii) if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, any such agreement provides that (x) the failure of such Sub-Servicer to comply with any of the requirements under Article X of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports or certificates at the time such report or certification is required under Article X and (y) the failure of such Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute an event of default by such Sub-Servicer upon the occurrence of which (following the expiration of any applicable grace period) the Master Servicer shall (and the Depositor may) immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement, which termination shall be deemed for cause, (iii) no Sub-Servicer retained by the Master Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan or Serviced Companion Loan, as applicable, or foreclose any Mortgage without the approval of the Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.09, Section 3.10, Section 3.24, Section 3.25, Section 3.26, Section 3.27, (as applicable), (iv) such Sub-Servicing Agreement shall be consistent with the Servicing Standard, (v) such Sub-Servicing Agreement shall be terminable if at any time the related Sub-Servicer is a Risk Retention Affiliate of the Third-Party Purchaser and such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB, and (vi) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or Subcontractors so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of this Section 3.01(c) (including, for the avoidance of doubt, that no such agent or Subcontractor is a Prohibited Party, if such agent or Subcontractor would be a Servicing Function Participant, at the time the related sub-servicing agreement is entered into). Any monies received by a Sub-Servicer pursuant to a Sub-Servicing agreement (other than sub-servicing fees) shall be deemed to be received by the Master Servicer on the date received by such Sub-Servicer.

Any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed or terminated by the Trustee (in its sole discretion, but must be assumed with respect to any Mortgage Loan Seller Sub-Servicer so long as such Mortgage Loan Seller Sub-Servicer is not in default under the applicable Sub-Servicing Agreement) if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, respectively, or any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02 (it being understood that any such obligations shall be the obligations of the terminated Master Servicer or Special Servicer, as applicable, only).

Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans or the Serviced Companion Loans involving a Sub-Servicer, shall be deemed to be between the Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Trust Fund, the Operating Advisor, the Asset Representations Reviewer, the Certificateholders and, if applicable, Serviced Companion Loan Noteholders shall not be deemed parties thereto and shall have no claims, rights (except as specified below), obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(c)(ii) and Section 3.01(d).

Any Sub-Servicing Agreement as to which a Mortgage Loan Seller required the Master Servicer to enter into shall provide that the Master Servicer (and any successor Master Servicer) or Trustee may only terminate the related Mortgage Loan Seller Sub-Servicer for cause pursuant to such Sub-Servicing Agreement and as otherwise specified in such Sub-Servicing Agreement.

Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, without the consent of the Directing Holder for so long as no Control Termination Event is continuing, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

The Master Servicer or the Special Servicer, as applicable, shall monitor the performance and enforce the obligations of each Mortgage Loan Seller Sub-Servicer and each Sub-Servicer that it retains under a related Sub-Servicing Agreement, except that the Master Servicer shall only be required to use commercially reasonable efforts to cause any Mortgage Loan Seller Sub-Servicer to comply with Article X hereof. No Sub-Servicer shall be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Loan Documents, without the consent of the Master Servicer or Special Servicer, as applicable. The Master Servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Except with respect to the Special Servicer, no party shall enter into a Sub-Servicing Agreement with a Sub-Servicer that is a Risk Retention Affiliate of the Third-Party Purchaser if such Sub-Servicer would be a servicer as contemplated by Item 1108(a)(2) of Regulation AB. Notwithstanding the preceding sentence, the parties to this Agreement, absent actual knowledge to the contrary, may conclusively rely upon a representation of any Mortgage Loan Seller Sub-Servicer that such Sub-Servicer is not, to its actual knowledge, a Risk Retention

Affiliate of the Third-Party Purchaser. If at any time a party to this transaction obtains actual knowledge that such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB and is a Risk Retention Affiliate of the Third-Party Purchaser, such party shall terminate such Sub-Servicer in accordance with the related Sub-Servicing Agreement.

(d)               If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to the extent necessary to permit the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, succeed to all of the rights and obligations of the Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c). In such event, such successor shall be deemed to have assumed all of the Master Servicer’s or the Special Servicer’s interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Master Servicer or the Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to such successor, except that the Master Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of such successor.
If the Trustee or any successor Master Servicer or Special Servicer, as applicable, assumes the servicing obligations of the Master Servicer or the Special Servicer, as applicable, then upon request of such successor, the Master Servicer or Special Servicer, as applicable, shall at its own expense (except (i) in the event that the Special Servicer is terminated pursuant to Section 3.22(b), at the expense of the Certificateholders effecting such termination, as applicable; or (ii) in the event that the Master Servicer or the Special Servicer is terminated pursuant to Section 6.04(c), at the expense of the Trust) deliver to such successor all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans and/or the Serviced Companion Loans, as applicable, then being serviced hereunder or thereunder and an accounting of amounts collected and held by it, if any, and shall otherwise use commercially reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to such successor. The Master Servicer shall not be required to assume the obligations of the Special Servicer and nothing in this paragraph shall imply otherwise.

(e)               The parties hereto acknowledge that each Whole Loan is subject to the terms and conditions of the related Intercreditor Agreement and, with respect to a Non-Serviced Mortgage Loan, further subject to the servicing under and all other terms and conditions of the Other Pooling and Servicing Agreement. The parties hereto further recognize the respective rights and obligations of each Companion Loan Noteholder under the related Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Whole Loan) on or in respect of the related Mortgage Loan and (B) the allocation of Default Interest on or in respect of the related Mortgage Loan.

Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to the Serviced Whole Loans are limited by and subject to the terms of the related Intercreditor Agreement and, with respect to any Non-Serviced Mortgage Loan, the rights of the Other Servicer and the Other Special Servicer under the Other Pooling and Servicing Agreement. The Master Servicer shall, consistent with the applicable Servicing Standard, enforce the rights of the Trustee (as holder of a Non-Serviced Mortgage Loan) under the related Intercreditor Agreement and the Other Pooling and Servicing Agreement. The parties hereto acknowledge that each Non-Serviced Whole Loan and any related REO Property are being serviced and administered under the related Other Pooling and Servicing Agreement and the Other Servicer will make any Servicing Advances required thereunder in respect of such Non-Serviced Whole Loan and remit collections on the Non-Serviced Mortgage Loan to or on behalf of the Trust. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall have any obligation or authority to supervise the related Other Servicer, the related Other Special Servicer or the related Other Trustee or to make Servicing Advances with respect to any such Non-Serviced Whole Loan. Although each Non-Serviced Whole Loan is being serviced under the related Other Pooling and Servicing Agreement, the Directing Holder may have certain information and consultation rights relating to the servicing of the Non-Serviced Whole Loan pursuant to the terms of the related Intercreditor Agreement and the related Other Pooling and Servicing Agreement. Any obligation of the Master Servicer or Special Servicer, as applicable, to provide information and collections to the Trustee, the Certificate Administrator and the Certificateholders with respect to any Non-Serviced Whole Loan shall be dependent on its receipt of the corresponding information and collections from the related Other Servicer or the related Other Special Servicer. Nothing herein shall be deemed to override the provisions of an Intercreditor Agreement with respect to the rights of the related noteholders thereunder and with respect to the servicing and administrative duties and obligations with respect to such Non-Serviced Whole Loans. In the event of any inconsistency or discrepancy between the provisions, terms or conditions of an Intercreditor Agreement related to a Non-Serviced Whole Loan and the provisions, terms or conditions of this Agreement, the related Intercreditor Agreement shall govern.

If any Mortgage Loan included in any Serviced Whole Loan is no longer part of the Trust Fund and the servicing and administration of such Serviced Whole Loan is to be governed by a separate servicing agreement and not by this Agreement, the Master Servicer and, if such Serviced Whole Loan is then being specially serviced hereunder, the Special Servicer, shall continue to act in such capacities under such separate servicing agreement, which agreement shall be reasonably acceptable to the Master Servicer and/or the Special Servicer, as the case may be, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except that such Serviced Whole Loan and the related Mortgaged Property shall be serviced as if they were the sole assets serviced and administered thereunder and the sole source of funds thereunder and except that there shall be no further obligation of any Person to make P&I Advances. All amounts due the Master Servicer, the Trustee and the Special Servicer (including Advances and interest thereon) pursuant to this Agreement and the applicable Intercreditor Agreement shall be paid to the Master Servicer, the Trustee and the Special Servicer by the successor Master Servicer or Special Servicer, as applicable, or as an Additional Trust Fund Expense on the first Master Servicer Remittance Date following termination. In addition, until such time as a separate servicing agreement with respect to such Serviced Whole Loan and any related Serviced REO Property has been entered into and, notwithstanding that neither such Mortgage Loan nor any related Serviced REO Property is part of the Trust Fund, the Custodian shall continue to hold the Mortgage File and the Master Servicer and, if applicable, the Special Servicer shall (subject to the preceding sentence) continue to service such Serviced Whole Loan or any related Serviced REO Property, as the case may be, under this Agreement as if it were a separate servicing agreement; provided that, the Master Servicer shall have no obligation to make any Advance on the related Serviced Mortgage Loan on or after the date the related Serviced Mortgage Loan ceases to be part of the Trust Fund; provided, however, that if, in the case of any Serviced Pari Passu Whole Loan, the related Serviced Companion Loan continues to be included in an Other Securitization, then for so long as a separate servicing agreement (pursuant to the related Intercreditor Agreement) has not been entered into, the Master Servicer shall inform the related Other Servicer of any need to make Servicing Advances with respect to a Serviced Whole Loan within three (3) Business Days of determining that such an Advance is necessary or being notified that such an Advance is necessary, or in the case of a Servicing Advance that needs to be made on an emergency or urgent basis, within one (1) Business Day. With respect to Servicing Advances made by any Other Servicer as contemplated in the proviso to the preceding sentence, the Master Servicer shall, from collections on the related Serviced Whole Loan (but never out of general collections on the Mortgage Loans and REO Properties) received by the Master Servicer, reimburse the Other Servicer for such Servicing Advances in the same manner and on the same level of priority as if such Servicing Advances had been made by the Master Servicer hereunder. Nothing herein shall be deemed to override the provisions of an Intercreditor Agreement with respect to the rights of the related noteholders thereunder and with respect to the servicing and administrative duties and obligations with respect to such Serviced Whole Loans. In the event of any inconsistency or discrepancy between the provisions, terms or conditions of an Intercreditor Agreement related to a Serviced Whole Loan and the provisions, terms or conditions of this Agreement, the related Intercreditor Agreement shall govern, and as to any matter on which such Intercreditor Agreement is silent or makes reference to this Agreement, this Agreement shall govern.

Section 3.02        Liability of the Master Servicer and the Special Servicer When Sub-Servicing. Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer or Special Servicer, as applicable, and any Person acting as sub-servicer (or its agents or Subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Master Servicer or the Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee (on behalf of the Certificateholders), the Certificateholders and, with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders, for the servicing and administering of the Mortgage Loans and Serviced Companion Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or Subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer or the Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans and Serviced Companion Loans. Each of the Master Servicer and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Master Servicer or the Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03        Collection of Mortgage Loan and Serviced Companion Loan Payments. The Master Servicer (with respect to all the Serviced Mortgage Loans and any related Serviced Companion Loans (other than Specially Serviced Loans) that the Master Servicer is servicing) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to collect all payments called for under the terms and provisions of the Serviced Mortgage Loans and any related Serviced Companion Loans each is obligated to service hereunder, and shall follow the Servicing Standard with respect to such collection procedures; provided that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectability of the Mortgage Loans or the Serviced Companion Loans; provided, further, that with respect to such Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, that have Anticipated Repayment Dates, so long as the related Borrower is in compliance with each provision of the related Loan Documents, the Master Servicer and Special Servicer (including the Special Servicer in its capacity as a Certificateholder, if applicable) shall not take any enforcement action with respect to the failure of the related Borrower to make any payment of Excess Interest, other than requests for collection, until the final maturity date of such Mortgage Loan or Serviced Whole Loan, as applicable, or the outstanding principal balance of such Mortgage Loan or Serviced Whole Loan, as applicable, has been paid in full, however, consistent with the applicable Servicing Standard, the Master Servicer, or the Special Servicer each may in its discretion waive the Excess Interest (even at the final maturity date) in connection with any Mortgage Loan it is obligated to service hereunder if taking such action is in the best interest of the Certificateholders as a collective whole. With respect to each Performing Loan (other than a Non-Serviced Mortgage Loan), the Master Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents and the terms hereof. The Master Servicer shall provide at least 90 days’ notice (with a copy to the Special Servicer) to the Borrowers of Balloon Payments coming due on Performing Loans (other than a Non-Serviced Mortgage Loan). Consistent with the foregoing, the Master Servicer (with respect to each Performing Loan) or the Special Servicer (with respect to Specially Serviced Loans) may in their discretion waive any late payment charge or Default Interest it is entitled to receive in connection with any delinquent Periodic Payment or Balloon Payment with respect to any Mortgage Loan or Serviced Companion Loan that it is servicing. In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and the Serviced Companion Loans as are permitted or required under this Agreement.

Section 3.04        Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a)  The Master Servicer, in the case of all Serviced Mortgage Loans that it is servicing, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto. With respect to each Specially Serviced Loan, the Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents. The Special Servicer, in the case of Serviced REO Loans, and the Master Servicer, in the case of all Serviced Mortgage Loans that it is servicing, shall use reasonable efforts consistent with the Servicing Standard to, from time to time, (i) obtain all bills for the payment of such items

(including renewal premiums), and (ii) effect, or, if the Special Servicer, to use reasonable efforts to cause the Master Servicer to effect, payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Loan Documents for the related Mortgage Loan or Serviced Companion Loan. If a Borrower under a Serviced Mortgage Loan fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Servicing Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement). The Master Servicer shall be entitled to reimbursement of Servicing Advances, with interest thereon at the Reimbursement Rate, that it makes pursuant to this Section 3.04 of this Agreement from amounts received on or in respect of the related Mortgage Loan or Serviced Whole Loan respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the amount owing under the related Mortgage Loans or Serviced Companion Loans, notwithstanding that the terms of such Mortgage Loans or Serviced Companion Loans so permit.

The parties acknowledge that with respect to Non-Serviced Mortgage Loans, the Other Servicer is obligated to make (or any other service provider provided for in the related Other Pooling and Servicing Agreement may make) Servicing Advances with respect to such Non-Serviced Mortgage Loans pursuant to the related Other Pooling and Servicing Agreement. The Other Servicer (or other service provider) shall be entitled to reimbursement for nonrecoverable Servicing Advances (as such term or similar term may be defined in the related Other Pooling and Servicing Agreement) with, in each case, any accrued and unpaid interest thereon provided for under the related Other Pooling and Servicing Agreement in the manner set forth in such Other Pooling and Servicing Agreement, the related Intercreditor Agreement and Section 3.06(a)(v) of this Agreement.

(b)               The Master Servicer shall segregate and hold all funds collected and received pursuant to any Serviced Mortgage Loan or any Serviced Companion Loan that it is servicing constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt of properly identified funds and maintained in accordance with the requirements of the related Mortgage Loan or Serviced Whole Loan, as applicable, and in accordance with the Servicing Standard. The Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments to the extent required pursuant to Section 3.07(b) of this Agreement and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan or Serviced Whole Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account); provided that, if the ratings of the financial institution holding such account are downgraded to a ratings level below that of an Eligible Account (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account), the Master Servicer shall have 30 days (or such longer time as confirmed by a Rating Agency Confirmation, obtained at the expense of the Master Servicer relating to the Certificates and any related Serviced Companion Loan Securities) to transfer such account to an Eligible Account. Escrow Accounts shall be entitled, “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 and various Borrowers and, if applicable, Serviced Companion Loan Noteholders”. Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)                                to effect timely payments of items constituting Escrow Payments for the related Mortgage;

(ii)                             to transfer funds to the Collection Account and/or the applicable Serviced Whole Loan Collection Account (or any sub-account thereof) to reimburse the Master Servicer or the Trustee for any Servicing Advance (with interest thereon at the Reimbursement Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan and/or Serviced Whole Loan, as applicable, which represent late collections of Escrow Payments thereunder;

(iii)                          for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and/or Serviced Whole Loan, as applicable, and the Servicing Standard;

(iv)                         to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan and/or Serviced Whole Loan, as applicable;

(v)                            to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Loan Documents for such Mortgage Loan or Serviced Whole Loan, or otherwise to the Master Servicer; or

(vi)                         to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to Borrowers determined to be overages.

(c)               The Master Servicer shall, as to each Serviced Mortgage Loan and each Serviced Companion Loan that it is servicing, (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for such Mortgage Loans and Serviced Companion Loans that require the related Borrower to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment for which it is responsible, the Master Servicer shall apply

Escrow Payments as allowed under the terms of the related Loan Documents for such Mortgage Loan and Serviced Companion Loan (or, if such Mortgage Loan or Serviced Companion Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to comply with the requirement of the related Loan Documents that the Borrower make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items). Subject to Section 3.21 of this Agreement, the Master Servicer shall timely make a Servicing Advance with respect to the Serviced Mortgage Loans and any related Serviced Companion Loans that it is servicing, if any, to cover any such item which is not so paid, including any penalties or other charges arising from the Borrower’s failure to timely pay such items.

Section 3.05        Collection Accounts; Gain-on-Sale Reserve Account; Distribution Accounts; Interest Reserve Account and Serviced Whole Loan Collection Accounts. (a)  The Master Servicer shall establish and maintain a Collection Account, on behalf of the Trustee as the Holder of the Lower-Tier Regular Interests with respect to the Mortgage Loans that it is servicing and for the benefit of the Certificateholders. The Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to Excess Interest will be assets of the Grantor Trust. Amounts attributable to the Companion Loans will not be assets of the Trust Fund.

Within two (2) Business Days following receipt of properly identified funds, the Master Servicer shall deposit or cause to be deposited in the Collection Account the following payments and collections received or made by or on behalf of it on or with respect to the Mortgage Loans subsequent to the Cut-off Date:

(i)                                all payments on account of principal on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), including the principal component of all Unscheduled Payments;

(ii)                             all payments on account of interest on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Excess Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments;

(iii)                          any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement, in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(iv)                         all Net REO Proceeds withdrawn from the related REO Account (other than the Serviced Whole Loan REO Account) pursuant to Section 3.15(b) of this Agreement;

(v)                            any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), to the extent not permitted to be retained by the Master Servicer as provided herein;

(vi)                         all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan) or any REO Property (other than a Serviced REO Property related to a Serviced Whole Loan), other than Gain-on-Sale Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01 of this Agreement, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of the related Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan); provided that any Liquidation Proceeds related to a sale, pursuant to Section 3.16 hereof or pursuant to the related Intercreditor Agreement, of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Aggregate Available Funds;

(vii)                      Penalty Charges on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to Section 3.12(d) of this Agreement;

(viii)                   any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) of this Agreement in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan);

(ix)                           any other amounts required by the provisions of this Agreement (including without limitation any amounts to be transferred from the Serviced Whole Loan Collection Account pursuant to Section 3.06(b)(i)(B) and, with respect to the Companion Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable, other than in respect of a Serviced Whole Loan) to be deposited into the Collection Account by the Master Servicer or Special Servicer;

(x)                              any Compensating Interest Payments in respect of the Mortgage Loans that the Master Servicer is servicing (other than any Non-Serviced Mortgage Loan or any Mortgage Loan related to a Serviced Whole Loan) pursuant to Section 3.17(b) of this Agreement;

(xi)                           any Loss of Value Payments, as set forth in Section 3.06(e) of this Agreement; and

(xii)                        in the case of any Mortgage Loan that is part of a Serviced Whole Loan, the amounts to be withdrawn from the related Serviced Whole Loan Collection Account and deposited into the Collection Account pursuant to Section 3.06(b)(i).

In the case of Gain-on-Sale Proceeds, the Master Servicer shall make appropriate ledger entries received with respect thereto, which the Master Servicer shall hold for (i) the Trustee for the benefit of the Lower-Tier Regular Interests, (ii) for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests, and (iii) for the benefit of any Serviced Companion Loan Noteholder entitled thereto. Any Gain-on-Sale Proceeds shall be identified separately from any other amounts held in the Collection Account (with amounts attributable to each Class or Classes and any Serviced Companion Loan also identified separately).

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 and the related Intercreditor Agreement), Assumption Fees, assumption application fees, Modification Fees and consent fees, release fees, loan service transaction fees, defeasance fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans that it is servicing as additional compensation.

If the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i), (ii), (v) and (vi) above with respect to any Specially Serviced Loan which is not a Serviced REO Loan, the Special Servicer shall remit such amounts within one Business Day after receipt thereof (except, if such amounts are not properly identified, the Special Servicer shall promptly identify such amounts and shall remit such amounts within one Business Day after such identification) to the Master Servicer for deposit into the Collection Account in accordance with the second paragraph of this Section 3.05 of this Agreement, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to a Serviced REO Property (other than any Serviced REO Property related to the Serviced Whole Loans) shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Collection Account pursuant to Section 3.15(b) of this Agreement. With respect to any related Serviced Whole Loan, the Special Servicer shall comply with Section 3.05(g) of this Agreement. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier.

(b)               The Certificate Administrator shall establish and maintain the Lower-Tier Distribution Account in its own name for the benefit of the Trustee, for the benefit of the Certificateholders (other than the Holders of the Excess Interest Certificates) and the Trustee as the Holder of the Lower-Tier Regular Interests. The Lower-Tier Distribution Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

(c)               With respect to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator on or before the Master Servicer Remittance Date the funds then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06(a) of this Agreement and deposits from the Serviced Whole Loan Collection Account pursuant to Section 3.06 of this Agreement. Upon receipt from the Master Servicer of such amounts held in the Collection Account, the Certificate Administrator shall deposit in (A) the Lower-Tier Distribution Account, (i) the amount of Aggregate Available Funds to be distributed pursuant to Section 4.01 of this Agreement on such Distribution Date and (ii) the amount of Gain-on-Sale Proceeds allocable to any Mortgage Loan to be deposited into the Lower-Tier Distribution Account (which the Certificate Administrator shall then deposit in the Gain-on-Sale Reserve Account) pursuant to Section 3.06 of this Agreement, (B) the Interest Reserve Account as part of the Lower-Tier REMIC, the amount of any Withheld Amounts to be deposited pursuant to Section 3.05(e) of this Agreement and (C) the Excess Interest Distribution Account, the Excess Interest to be distributed to the Holders of the Excess Interest Certificates.

(d)               If any Loss of Value Payments are received in connection with a Material Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(e) of this Agreement, the Master Servicer shall establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Master Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it and shall remit or apply as set forth in Section 3.06(e). The Certificate Administrator shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC or the Grantor Trust. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as contributed to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

(e)               The Certificate Administrator shall establish and maintain the Interest Reserve Account in its own name for the benefit of the Trustee, for the benefit of the Certificateholders (other than the Holders of the Excess Interest Certificates) and the Trustee as the Holder of the Lower-Tier Regular Interests. The Interest Reserve Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

On each Master Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in either case such Master Servicer Remittance Date is the final Master Servicer Remittance Date, the Certificate Administrator shall calculate the Withheld Amounts. On each such Master Servicer Remittance Date, the Certificate Administrator shall, with respect to each Mortgage Loan that does not accrue interest on the basis of a 360-day year of twelve 30-day months, withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts with respect to the Mortgage Loans, as calculated in accordance with the previous sentence. If the Certificate

Administrator shall deposit in the Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account any provision herein to the contrary notwithstanding. On or prior to the Master Servicer Remittance Date in March of each calendar year (or in February if the final Distribution Date will occur in such month), the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account with respect to the Mortgage Loans. With respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, an amount equal to the Interest Deposit Amount shall be required to be delivered by the related Mortgage Loan Seller to the Depositor on the Closing Date, and the Depositor shall forward such amount to the Certificate Administrator on the Closing Date for deposit into the Interest Reserve Account.

(f)                The Certificate Administrator shall establish and maintain the Upper-Tier Distribution Account in its own name for the benefit of the Trustee and for the benefit of the Certificateholders (other than the Holders of the Excess Interest Certificates). The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a sub-account of an Eligible Account. Promptly on each Distribution Date, the Certificate Administrator shall withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Upper-Tier Distribution Account on or before such date the Lower-Tier Distribution Amount, and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) and Section 4.01(b), as applicable, of this Agreement on such date.

For the avoidance of doubt, for federal income tax purposes, the Collection Account (other than the Serviced Whole Loan Collection Account, if it is a sub-account of the Collection Account), the Lower-Tier Distribution Account, the Gain-on-Sale Reserve Account, any Escrow Account, the REO Accounts, and the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC; the Serviced Whole Loan Collection Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Companion Loan Noteholders, as applicable; the Upper-Tier Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Upper-Tier REMIC.

(g)               With respect to each Serviced Whole Loan or any related Serviced REO Property, the Master Servicer shall maintain, or cause to be maintained, a Serviced Whole Loan Collection Account in which the Master Servicer shall deposit or cause to be deposited within two Business Days following receipt of properly identified and available funds the following payments and collections received or made by or on behalf of it on such Serviced Whole Loan or Serviced REO Property subsequent to the Cut-off Date:

(i)                                all payments on account of principal on such Serviced Whole Loan, including the principal component of Unscheduled Payments;

(ii)                             all payments on account of interest on such Serviced Whole Loan (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments;

(iii)                          any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in such Serviced Whole Loan Collection Account;

(iv)                         all Net REO Proceeds withdrawn from the related REO Account in respect of such Serviced Whole Loan pursuant to Section 3.15(b);

(v)                            any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to such Serviced Whole Loan, to the extent not permitted to be retained by the Master Servicer as provided herein;

(vi)                         all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of such Serviced Whole Loan or any related Serviced REO Property (other than Gain-on-Sale Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01), together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of such Serviced Whole Loan; provided that (1) any Liquidation Proceeds related to a sale pursuant to Section 3.16 hereof or pursuant to the related Intercreditor Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Aggregate Available Funds; and (2) any Liquidation Proceeds related to a sale of a related Serviced Companion Loan included in a Serviced Whole Loan shall be deposited into the Serviced Whole Loan Collection Account and applied solely to pay expenses relating to that Serviced Companion Loan and to pay amounts due to the related Serviced Companion Loan Noteholder;

(vii)                      Penalty Charges on such Serviced Whole Loan to the extent required to offset interest on Advances and debt service advances made by a Serviced Companion Loan Service Provider and Additional Trust Fund Expenses pursuant to Section 3.12(d);

(viii)                   any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) in connection with losses resulting from a deductible clause in a blanket or master force placed policy in respect of such Serviced Whole Loan;

(ix)                           any other amounts required by the provisions of this Agreement (including with respect to the Companion Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable) to be deposited into the applicable Serviced Whole Loan Collection Account by the Master Servicer or the Special Servicer;

(x)                              any cure payments remitted by any Serviced Companion Loan Noteholder pursuant to the related Intercreditor Agreement; and

(xi)                           any Compensating Interest Payments in respect of such Serviced Whole Loan pursuant to Section 3.17(c).

The foregoing requirements for deposits into the applicable Serviced Whole Loan Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, assumption application fees, Modification Fees, consent fees, release fees, loan service transaction fees, defeasance fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited into the applicable Serviced Whole Loan Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Serviced Whole Loans as additional compensation. If the Master Servicer deposits in the applicable Serviced Whole Loan Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Serviced Whole Loan Collection Account, any provision herein to the contrary notwithstanding.

Each Serviced Whole Loan Collection Account shall be maintained as a segregated account, separate and apart from any trust fund created for mortgage backed securities of other series and the other accounts of the Master Servicer; provided that such Serviced Whole Loan Collection Account may be a sub-account of the Master Servicer’s Collection Account or may be maintained on a ledger basis but shall, for purposes of this Agreement, be treated as a separate account. Each Serviced Whole Loan Collection Account shall be established and maintained as an Eligible Account or as a sub-account or ledger account of an Eligible Account.

Upon receipt of any of the foregoing amounts described in clauses (i), (ii), (v) and (vi) above with respect to each Serviced Whole Loan for so long as it is a Specially Serviced Loan but is not a Serviced REO Loan, the Special Servicer shall remit within one Business Day such properly identified amounts to the Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account in accordance with the first paragraph of this Section 3.05(g), unless the Special Servicer determines, consistent with the applicable Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to a Serviced REO Property related to any Serviced Whole Loan shall initially be deposited by the Special Servicer into the related Serviced Whole Loan REO Account and remitted to the Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account pursuant to Section 3.15(b). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer (A) with respect to any Specially Serviced Loan shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier and (B) with respect to any REO Loan shall deposit such check into the applicable REO Account.

(h)               Except as otherwise set forth in Section 3.06(b), with respect to each Due Date and any related Serviced Companion Loan, on each Serviced Whole Loan Remittance Date, the Master Servicer shall remit, from amounts on deposit in the applicable Serviced Whole Loan Collection Account in accordance with Section 3.06(b)(i)(A), to the applicable Serviced Companion Loan Noteholder by wire transfer in immediately available funds to the account of such Serviced Companion Loan Noteholder or an agent therefor appearing on the Serviced Companion Loan Noteholder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first class mail to the address of such Serviced Companion Loan Noteholder or its agent appearing on the Serviced Companion Loan Noteholder Register) the portion of the applicable Serviced Whole Loan Remittance Amount allocable to such Serviced Companion Loan Noteholder.

(i)                 Prior to the Master Servicer Remittance Date relating to any Collection Period in which Gain-on-Sale Proceeds are received, the Certificate Administrator shall establish and maintain the Gain-on-Sale Reserve Account, which may have one or more sub-accounts, to be held in its own name for the benefit of the Trustee, for the benefit of the Certificateholders (other than the Holders of the Excess Interest Certificates), and with respect to each Serviced Whole Loan, the related Serviced Companion Loan Noteholders, and the Trustee as holder of the Lower-Tier Regular Interests. Each account that constitutes a Gain-on-Sale Reserve Account shall be an Eligible Account or a sub-account of an Eligible Account. On each Master Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account or, if allocable to any Serviced Whole Loan, the Master Servicer shall withdraw from the applicable Serviced Whole Loan Collection Account, and remit to the Certificate Administrator (i) in the case of the Mortgage Loans (other than the Serviced Whole Loans), for deposit in the Lower-Tier Distribution Account, as applicable (which the Certificate Administrator shall then deposit in the Gain-on-Sale Reserve Account), and (ii) in the case of the Serviced Whole Loans, for deposit in the Gain-on-Sale Reserve Account, all Gain-on-Sale Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Master Servicer Remittance Date which are allocable to a Mortgage Loan or Serviced Whole Loan; provided that on the Business Day prior to the final Distribution Date, the Certificate Administrator shall withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier Distribution Account (after allocation to any related Serviced Companion Loan as provided in Section 4.01(g)), for distribution on such Distribution Date, any and all amounts then on deposit in the Gain-on-Sale Reserve Account attributable to the Mortgage Loans.

(j)                 Funds in the Collection Account, the Serviced Whole Loan Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07 of this Agreement; provided, however, that for so long as Computershare Trust Company, National Association is the Certificate Administrator, funds on deposit in the Distribution Accounts, the Interest Reserve Account and the Gain-on-Sale Reserve Account shall not be invested.

The Master Servicer shall give written notice to the Depositor, the Trustee, the Certificate Administrator and the Special Servicer of the location and account number of the Collection Account and, if applicable, the Serviced Whole Loan Collection Accounts as of the Closing Date and shall notify the Depositor, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, in writing on or prior to the Closing Date and prior to any subsequent change thereof. In addition, the Master Servicer shall provide notice to each affected holder of a Serviced Companion Loan of the location and account number of the relevant Serviced Whole

Loan Collection Account as well as notice in writing on or prior to the Closing Date and prior to any subsequent change thereof. The Certificate Administrator shall give written notice to the Depositor, the Trustee, the Special Servicer and the Master Servicer of the location and account number of the Interest Reserve Account and the Distribution Accounts as of the Closing Date and shall notify the Depositor, the Trustee, the Special Servicer and the Master Servicer, as applicable, in writing prior to any subsequent change thereof.

(k)               The Certificate Administrator shall establish and maintain the Excess Interest Distribution Account, in its own name, for the benefit of the Holders of the Excess Interest Certificates, with respect to the Excess Interest, which shall be an asset of the Grantor Trust and beneficially owned by the Holders of the Excess Interest Certificates and shall not be an asset of any Trust REMIC. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account or as a subaccount of an Eligible Account. Following the distribution of the applicable portions of Excess Interest to the Holders of the Excess Interest Certificates on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(l)                 The Certificate Administrator shall establish and maintain the Legal Fee Reserve Account. On the Closing Date, the Depositor shall deposit $150,000 with the Certificate Administrator, to be credited to the Legal Fee Reserve Account. Funds held in the Legal Fee Reserve Account shall remain uninvested. Annually, on or about April 1, beginning 2026, upon receipt by the Certificate Administrator from the Depositor of a legal invoice related to Commission compliance matters, the Certificate Administrator shall pay such legal invoice from and solely to the extent of funds then on deposit in the Legal Fee Reserve Account. Any such instruction shall be sent by email to CCTCMBSBondAdmin@computershare.com, along with a copy of the invoice, and a subject line reference of “Benchmark 2026-V20 – Legal Fee Reserve Account”. The Legal Fee Reserve Account will not be a part of the Trust Fund, any Trust REMIC or the Grantor Trust. The Depositor will be the beneficial owner of the Legal Fee Reserve Account for all federal income tax purposes, and shall be taxable on all income earned therefrom.

Upon the depletion of the Legal Fee Reserve Account, or if there are insufficient funds to pay any invoice, the Certificate Administrator shall notify the Depositor, and thereafter the Depositor shall pay any additional legal invoices from its own funds and the Certificate Administrator shall have no responsibility in connection therewith.

The Certificate Administrator shall have no responsibility for verifying the accuracy, reasonableness, or appropriateness of any invoice received. On the final Distribution Date, the Certificate Administrator shall pay to the Depositor any funds then remaining in the Legal Fee Reserve Account in accordance with directions provided by the Depositor.

(m)             [Reserved].

(n)               The Certificate Administrator shall establish (upon written notice from the Special Servicer to the Master Servicer (who shall notify the Certificate Administrator, which notice may be in the form of the Master Servicer remitting the applicable Gain-on-Sale Proceeds to the Certificate Administrator) of an event occurring that generates Gain-on-Sale Proceeds) and maintain the Gain-on-Sale Reserve Account for the benefit of the Certificateholders. The Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass through certificates of other series administered by the Certificate Administrator.

Section 3.06        Permitted Withdrawals from the Collection Accounts, the Serviced Whole Loan Collection Accounts and the Distribution Accounts; Trust Ledger. (a)  The Master Servicer shall maintain a separate Trust Ledger with respect to the Mortgage Loans that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto. On each Master Servicer Remittance Date (or such other date as may be specified below or on which funds are available for such purpose as specified below), with respect to each Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan unless otherwise specified in clauses (i), (ii), (v), (vi), (x), (xi), (xii), (xiii), (xv), (xvi) and (xvii) of this Section 3.06(a)), the Master Servicer shall make withdrawals from amounts allocated thereto in the Collection Account (and may debit the Trust Ledger) for the purposes listed below (the order set forth below not constituting an order of priority for such withdrawals):

(i)                                on or before 3:00 p.m. (New York City time) on each Master Servicer Remittance Date, to remit to the Certificate Administrator the amounts to be deposited into the Lower-Tier Distribution Account (including any amount transferred from the Serviced Whole Loan Collection Account in respect of each Mortgage Loan that is part of a Serviced Whole Loan) (including without limitation the aggregate of the Available Funds, Prepayment Premiums, Yield Maintenance Charges and Gain-on-Sale Proceeds) which the Certificate Administrator shall then deposit into the Upper-Tier Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account, pursuant to Section 3.05(e), Section 3.05(f) and Section 3.05(i) of this Agreement, respectively;

(ii)                             to pay (A) itself unpaid Servicing Fees (or, with respect to any Excess Servicing Fee Rights, to pay any Excess Servicing Fees to the holder of such Excess Servicing Fee Rights pursuant to Section 3.12(a) of this Agreement); the Operating Advisor, unpaid Operating Advisor Fees; and the Special Servicer, unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan, Specially Serviced Loan and Serviced REO Loan (exclusive of each Mortgage Loan or Serviced REO Loan included in a Serviced Whole Loan), as applicable, the Master Servicer’s, the Operating Advisor’s or Special Servicer’s, as applicable, rights to payment of Servicing Fees, Operating Advisor Fees and Special Servicing Fees, Liquidation Fees and Workout Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, Specially Serviced Loan or Serviced REO Loan (exclusive of each Mortgage Loan or Serviced REO Loan included in a Serviced Whole Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan, Specially Serviced Loan or REO Loan, as applicable (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) the Special Servicer, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or Serviced REO Loan, as applicable, remaining unpaid out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties, but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders), (C) each month to the Other Servicer or Other Special Servicer (or Other Indemnified Party under Section 1.04 of this Agreement), as applicable, the Trust’s pro rata portion (based on the related Mortgage Loan’s Stated Principal Balance) of any unpaid special servicing fees, liquidation fees, workout fees and additional trust expenses in respect of a Non-Serviced Mortgage Loan remaining unpaid (including amounts payable to such parties and Other Indemnified Parties under Section 1.04 of this Agreement), out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties, (D) the Operating Advisor, any unpaid Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees were received from the related Borrower) and (E) the Asset Representations Reviewer, the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the Trust Fund) payable in connection with any Asset Review that was performed as a result of an Affirmative Asset Review Vote;

(iii)                          to reimburse the Trustee or itself, in that order, for unreimbursed P&I Advances (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below, and exclusive of the Mortgage Loans or Serviced REO Loans included in the Serviced Whole Loans) the Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections for the applicable Mortgage Loan (exclusive of the Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan; provided that to the extent such amounts are insufficient to repay such P&I Advances on any Mortgage Loan as to which there is a related Serviced Subordinate Companion Loan, such P&I Advances may be reimbursed, on a pro rata basis with any reimbursement to the related Serviced Companion Loan Service Provider for unreimbursed principal and/or interest advances with respect to any related Serviced Pari Passu Companion Loan, from collections on the related Serviced Whole Loan allocable to such Serviced Subordinate Companion Loan) during the applicable period; provided, further, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of all of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

(iv)                         to reimburse the Trustee or itself, in that order, (with respect to any Mortgage Loan or Serviced REO Property) (exclusive of the Mortgage Loans or Serviced REO Loans included in the Serviced Whole Loans or any Serviced REO Property securing any Serviced Whole Loan), for unreimbursed Servicing Advances, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan or Serviced REO Property being limited to, as applicable, payments received from the related Borrower which represent reimbursements of such Servicing Advances, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds with respect to the applicable Mortgage Loan or Serviced REO Property; provided that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

(v)                            (A) to reimburse the Trustee or itself, in that order (with respect to any Mortgage Loan or Serviced REO Property), (1) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds, if any, received on the related Mortgage Loan and related REO Properties, second, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and then, to the extent the principal portion of general collections is insufficient and with respect to such deficiency only, subject to any election at its sole discretion (or at the Trustee’s sole discretion for the reimbursement of the Trustee) to defer reimbursement thereof pursuant to this Section 3.06(a) of this Agreement, out of other collections on the Mortgage Loans and REO Properties; and (2)  with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to the preceding clause (1) above, but in the case of either clause (1) or (2) above with respect to each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion (or such other amount as may be set forth in the related Intercreditor Agreement) of such amount representing Servicing Advances allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders); and (B) to pay itself or the Special Servicer out of general collections on the Mortgage Loans and REO Properties, with respect to any Mortgage Loan or Serviced REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or Serviced REO Property and the deposit into the Collection Account of all amounts received in connection therewith, but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related

Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders) and (C) to reimburse the related Other Servicer, the related Other Special Servicer and the related Other Trustee, as applicable, out of general collections on the Mortgage Loans and REO Properties for the Trust’s pro rata portion (based on the related Non-Serviced Mortgage Loan’s Stated Principal Balance) of nonrecoverable servicing advances (and interest thereon at the Reimbursement Rate) previously made with respect to the related Non-Serviced Mortgage Loans;

(vi)                         (A) at such time as it reimburses the Trustee or itself, in that order (with respect to any Mortgage Loan or Serviced REO Property), for (1) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan pursuant to clause (iii) above, to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, (2) any unreimbursed Servicing Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan or Serviced REO Property pursuant to clause (iv) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (3) any Nonrecoverable P&I Advances made with respect to a Mortgage Loan or Serviced REO Property and any Nonrecoverable Servicing Advances made with respect to a Mortgage Loan or REO Property or any Workout-Delayed Reimbursement Amounts pursuant to clause (v) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, in each case, first, from Penalty Charges as provided in Section 3.12(d) and then, from general collections, but in the case of a Serviced Whole Loan only to the extent that such Nonrecoverable Advance has been reimbursed and only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount representing Advance Interest Amounts on Servicing Advances allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders) and (B) at such time as it reimburses the related Other Servicer, the related Other Special Servicer and the related Other Trustee, as applicable, for any nonrecoverable servicing advances made with respect to any related Non-Serviced Mortgage Loan or the related REO Property pursuant to clause (v) above, to pay the related Other Servicer, the related Other Special Servicer and the related Other Trustee, as applicable, any interest accrued and payable thereon;

(vii)                      to reimburse itself, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller or any other obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the performance of its duties under Section 2.03 of this Agreement or out of the enforcement of the repurchase or substitution obligation of the applicable Mortgage Loan Seller or any other obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, together with interest thereon at the Reimbursement Rate, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Whole Loan) subject to the following: (a) if the Purchase Price is paid for such Mortgage Loan then such Person’s right to reimbursement shall be limited to that portion of the Purchase Price that represents such expense in accordance with clause (f) of the definition of Purchase Price, or (b) if no Purchase Price is paid or if an amount less than the Purchase Price is paid and proceedings are instituted to enforce the related Mortgage Loan Seller’s payment or performance pursuant to the applicable Mortgage Loan Purchase Agreement or if a Loss of Value Payment is made, then such Person shall be entitled to reimbursement from the Trust following the adjudication of such proceedings in favor of such Mortgage Loan Seller, settlement of the Breach or Defect claim, or payment of such Loss of Value Payment, as the case may be;

(viii)                   to pay itself all Prepayment Interest Excesses on the Mortgage Pool (exclusive of any Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan) not required to be used pursuant to Section 3.17(b) of this Agreement;

(ix)                           (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a) of this Agreement, (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Collection Account as provided in Section 3.12(b) of this Agreement (but only to the extent of the net investment earnings with respect to such Collection Account for any period from any Distribution Date to the immediately succeeding Master Servicer Remittance Date) and (2) Penalty Charges on the Mortgage Loans that are Performing Loans (exclusive of any Mortgage Loan or Serviced REO Loan included in a Serviced Whole Loan), but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or pay or reimburse the Trust for Additional Trust Fund Expenses incurred with respect to such Mortgage Loan during or prior to the related Collection Period (including Special Servicing Fees, Workout Fees or Liquidation Fees); and (B) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.12(b), Net Default Interest and any other Penalty Charges on Specially Serviced Loans (exclusive of any Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan), but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances or Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees or Liquidation Fees), all in accordance with Section 3.12;

(x)                              to pay itself, the Special Servicer, the Depositor, the Operating Advisor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) of this Agreement (and in the case of a Serviced Whole Loan, only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders)); provided that for the purposes of allocating Additional Trust Fund Expenses, any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xi)                           to pay for the cost of the Opinions of Counsel contemplated by Section 3.10(d), Section 3.10(e), Section 3.15(a), Section 3.15(b) and Section 12.08 of this Agreement (and in the case of a Serviced Whole Loan, only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders)); provided that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xii)                        to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on any Trust REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer or the Trustee is liable therefor pursuant to this Agreement, except to the extent such amounts relate solely to the Serviced Whole Loans, in which case, such amounts will be reimbursed, first, out of the related Serviced Whole Loan Collection Account from collections on the related Serviced Companion Loan and the related Mortgage Loan on a pro rata basis by principal balance, and second, to the extent any such costs and expenses remain unreimbursed, out of the Collection Account; provided that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xiii)                     to reimburse the Trustee, the Custodian or the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund, except to the extent such amounts relate solely to a Serviced Whole Loan, in which case, such amounts will be reimbursed first, from the applicable Serviced Whole Loan Collection Account(s) in accordance with Section 3.06(b) and then, out of general collections on the Mortgage Loans; provided that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xiv)                    to pay any Person permitted to purchase a Mortgage Loan under Section 3.16 of this Agreement with respect to each Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Whole Loan), if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xv)                       (A) to pay to itself, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Asset Representations Reviewer or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(a) of this Agreement and (B) to reimburse or pay any party to this Agreement any unpaid expenses specifically reimbursable from the Collection Account under this Agreement (and, in the case of an amount specifically related to a Serviced Whole Loan, only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders)), it being acknowledged that this clause (xv) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made; provided that (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xvi)                    to withdraw from the Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto (including any amounts relating to a Mortgage Loan that is part of a Serviced Whole Loan);

(xvii)                 to pay from time to time to itself in accordance with Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account;

(xviii)              to transfer Gain-on-Sale Proceeds allocable to Mortgage Loans to the Lower-Tier Distribution Account for deposit by the Certificate Administrator into the Gain-on-Sale Reserve Account in accordance with Section 3.05(i) of this Agreement;

(xix)                      to pay itself, the Special Servicer or the related Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(g) of this Agreement;

(xx)                         to pay to the Certificate Administrator, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(d) of this Agreement; provided that any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xxi)                      pursuant to the CREFC® License Agreement, to pay the CREFC® Intellectual Property Royalty License Fee to CREFC® on a monthly basis; and

(xxii)                   to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

The Master Servicer shall also be entitled to make withdrawals from time to time, from the Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the applicable Non-Serviced Mortgage Loan Service Providers and the related trust of the applicable Other Securitization by the holder of a Non-Serviced Mortgage Loan pursuant to the applicable Intercreditor Agreement and the applicable Other Pooling and Servicing Agreement.

The Master Servicer shall pay to the Special Servicer from the Collection Account amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and Serviced REO Loan and any related Serviced Companion Loan, on a loan-by-loan and, if appropriate, property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account.

The Master Servicer shall keep and maintain separate accounting records, on a Mortgage Loan by Mortgage Loan basis, reflecting amounts allocable to each Mortgage Loan, and on a property-by-property basis when appropriate, for the purpose of justifying any withdrawal, debit or credit from the Collection Account or the Trust Ledger. Upon written request, the Master

Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to (i) the Lower-Tier REMIC with respect to the Mortgage Loans, (ii) the Excess Interest and (iii) the Companion Loans.

The Master Servicer shall pay to the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer, the Other Trustee, the Other Servicer or the Other Special Servicer, from the Collection Account amounts permitted to be paid to such Person therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee, a responsible officer of the Other Trustee, a Responsible Officer of the Certificate Administrator, a certificate of an officer of the Operating Advisor, a certificate of an officer of the Asset Representations Reviewer, a certificate of a Servicing Officer or a certificate of the Other Servicer or Other Special Servicer, as applicable, describing the item and amount to which such Person is entitled (unless such payment to the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer, the Other Trustee, the Other Servicer or Other Special Servicer, as the case may be, is specifically required pursuant to this Agreement and the timing and the amount of payment is specified in, or calculable pursuant to, this Agreement, in which case a certificate is not required). The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Custodian, the Special Servicer, the Master Servicer, CREFC®, the Operating Advisor, the Asset Representations Reviewer and the Non-Serviced Mortgage Loan Service Providers (to the extent specified in Section 12.12) shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Certificate Administrator/Trustee Fees, Special Servicing Compensation (including investment income), the CREFC® Intellectual Property Royalty License Fee, the Operating Advisor Fees, Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees are actually received from the Borrowers), the Asset Representations Reviewer Asset Review Fee (to the extent owed by the Trust pursuant to Section 11.02(c) of this Agreement), Advances, Advance Interest Amounts, their respective indemnification payments (if any) pursuant to Section 6.03, Section 8.05 or Section 12.02 of this Agreement (for each of such Persons other than CREFC®), their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement. For the avoidance of doubt, any fees or expenses (including legal fees) for which a party is to be indemnified pursuant to Section 6.03 herein may be submitted directly to the Trust Fund and paid from amounts on deposit in the Collection Account on behalf of such party pursuant to this Agreement. In addition, the Certificate Administrator, the Trustee, the Special Servicer, the Master Servicer, the Operating Advisor and the Asset Representations Reviewer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement and payment of any federal, state or local taxes imposed on any Trust REMIC.

Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans (or with respect to Servicing

Advances, the Serviced Whole Loans) deposited in the Collection Account and available for distribution on the next Distribution Date, the Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a) or Section 3.06(b) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months (with the consent of the Directing Holder, for so long as no Control Termination Event is continuing, for any deferral in excess of 6 months). If the Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized (in its sole discretion) to wait for principal collections on the Mortgage Loans and Serviced Companion Loans, as applicable, to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance (or portion thereof) until the end of such Collection Period; provided that the Master Servicer or the Trustee shall use reasonable efforts to give notice of its election to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), at least 15 days prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or the Trustee that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer or the Trustee has not timely received from the Certificate Administrator information requested by the Master Servicer or the Trustee to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer or the Trustee shall give notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). Neither the Master Servicer nor the Trustee shall have any liability for any loss, liability or expense resulting from any notice provided to each Rating Agency contemplated by the immediately preceding sentence.

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Section 3.06(a) or to comply with the terms of this Section 3.06(a) and the other provisions of this Agreement that apply once such an election, if any, has been made. If the Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that it should recover the Nonrecoverable Advances without deferral as described above, then the Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the Collection Accounts for such Distribution Date. Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The Master Servicer’s or the Trustee’s, as applicable, election to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and, as applicable, the Serviced Companion Loan Noteholders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders or the Serviced Companion Loan Noteholders. Nothing herein shall be deemed to create in the Certificateholders or the Serviced Companion Loan Noteholders a right to prior payment of distributions over the Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise). In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and neither the Master Servicer, the Trustee nor the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Serviced Companion Loan Noteholders for any such election that such party makes as contemplated by this Section 3.06(a) or for any losses, damages or other adverse economic or other effects that may arise from such an election.

None of the Master Servicer, the Special Servicer or the Trustee shall be permitted to reverse any other Person’s determination, or to prohibit any such other authorized Person from making a determination, that an Advance constitutes, or would constitute a Nonrecoverable Advance.

If the Master Servicer, the Trustee or any Non-Serviced Mortgage Loan Service Provider, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any Advance Interest Amount), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made: first, out of the Principal Distribution Amount, which, but for its application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date and, second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date.

If and to the extent that any payment is deemed to be applied as contemplated in the paragraph above to reimburse a Nonrecoverable Advance or to pay the Advance Interest Amount, then the Principal Distribution Amount for such Distribution Date shall be reduced, to not less than zero, by the amount of such reimbursement. If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance, (ii) such Advance and/or the Advance Interest Amount is reimbursed out of the Principal Distribution Amount as contemplated above and (iii) the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and (B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Advance and/or the payment of the Advance Interest Amount.

(b)               The Master Servicer shall maintain a separate Trust Ledger with respect to each Serviced Whole Loan that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto. On each Master Servicer Remittance Date (or such other date as may be specified below or on which funds are available for such purpose as specified below), with respect to each Serviced Whole Loan, the Master Servicer shall make withdrawals from amounts allocated thereto in the related Serviced Whole Loan Collection Account (and may debit the Trust Ledger) for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)                                to make remittances each month in an aggregate amount of immediately available funds equal to the allocable portion of the applicable Serviced Whole Loan Remittance Amount (A) to the related Serviced Companion Loan Noteholders within the time frame specified in, and otherwise in accordance with Section 3.05(h), and (B) to the Collection Account for the benefit of the Trust in respect of amounts allocable to the related Mortgage Loan, in each case in accordance with the related Intercreditor Agreement (after taking into account the amounts permitted to be withdrawn from the Serviced Whole Loan Collection Account pursuant to this Section 3.06(b)); provided that Liquidation Proceeds relating to the repurchase of any Serviced Companion Loan by the related seller thereof shall be remitted solely to the holder of such Serviced Companion Loan, as the case may be, and Liquidation Proceeds relating to the repurchase of a Mortgage Loan related to a Serviced Whole Loan by the related Mortgage Loan Seller shall be remitted solely to the Collection Account;

(ii)                             to pay (A) to itself unpaid Servicing Fees (or, with respect to any Excess Servicing Fee Rights, to pay any Excess Servicing Fees to the holder of such Excess Servicing Fee Rights pursuant to Section 3.12(a) of this Agreement) and to the Special Servicer unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan or related Serviced REO Loan, as applicable, the Master Servicer’s or the Special Servicer’s, as applicable, rights to payment of Servicing Fees, Special Servicing Fees, Liquidation Fees and Workout Fees, as applicable, pursuant to this clause (ii)(A) with respect to such Serviced Whole Loan or related Serviced REO Loan, as applicable, being limited to amounts received on or in respect of such Serviced Whole Loan (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), or such Serviced REO Loan (whether in the form of REO Proceeds, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) to the Special Servicer, each month to the extent not covered by clause (ii)(A) above, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan or related Serviced REO Loan, as applicable, remaining unpaid out of general collections in the Collection Account as provided in Section 3.06(a)(ii) of this Agreement;

(iii)                          to reimburse the Trustee or itself, in that order, for unreimbursed P&I Advances with respect to the applicable Mortgage Loan and to reimburse the related Serviced Companion Loan Service Provider for unreimbursed principal and/or interest advances with respect to the applicable Serviced Companion Loan, the Master Servicer’s, the Trustee’s and the applicable Serviced Companion Loan Service Provider’s right to reimbursement pursuant to this clause (iii) being limited to amounts received in the applicable Serviced Whole Loan Collection Account which represent Late Collections received in respect of such Mortgage Loan, or Serviced Companion Loan, as applicable (as allocable thereto pursuant to the related Loan Documents and the related Intercreditor Agreement), during the applicable period; provided that to the extent such amounts are insufficient to repay such P&I Advances on any Mortgage Loan as to which there is a related Serviced Subordinate Companion Loan, such P&I Advances may be reimbursed, from collections on the related Serviced Whole Loan allocable to such Subordinate Companion Loan; provided, further, that if such P&I Advance on the applicable Mortgage Loan becomes a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed in accordance with clause (v) below;

(iv)                         to reimburse the Trustee, the Special Servicer or itself, in that order, as applicable (with respect to such Serviced Whole Loan or Serviced REO Property), for unreimbursed Servicing Advances with respect to such Serviced Whole Loan or related Serviced REO Property, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) being limited to, as applicable, related payments by the applicable Borrower with respect to such Servicing Advance, Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds and REO Proceeds with respect to such Serviced Whole Loan; provided that if such Servicing Advance becomes a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed in accordance with clause (v) below;

(v)                            (A) to reimburse the Trustee or itself, in that order, (with respect to such Serviced Whole Loan or related REO Property), as applicable (x) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Serviced Whole Loan and related REO Properties, and second, out of general collections in the Collection Account as provided in Section 3.06(a) and (y) with respect to the Workout-Delayed Reimbursement Amounts, first, out of the principal portion of the general collections on the Serviced Whole Loan and related REO Properties, net of such amounts being reimbursed pursuant to the subclause first in the preceding clause (x) above and second out of general collections in the Collection Account as provided in Section 3.06(a); provided that in the case of both clause (x) and clause (y) of this clause (v), prior to making any reimbursement from general collections, such reimbursements shall be made first, from collections on, and proceeds of the applicable Subordinate Companion Loan, if any, and then from collections on, and proceeds of the related Mortgage Loan, or in the case of a Serviced Pari Passu Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the Mortgage Loan and any related Serviced Pari Passu Companion Loans (based on the Mortgage Loan’s Stated Principal Balance or related Serviced Pari Passu Companion Loan’s principal balance) and then from general collections of the Trust (provided that, in the case of a Servicing Advance that is a Nonrecoverable Advance, the

Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders) or (B) to pay itself or the Special Servicer out of general collections on such Serviced Whole Loan and related REO Properties, any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Serviced Whole Loan or related REO Property and the deposit into the applicable Serviced Whole Loan Collection Account of all amounts received in connection therewith; provided that, notwithstanding the foregoing, such party’s rights to reimbursement pursuant to this clause (v) with respect to any such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount that is a P&I Advance, being limited (except to the extent set forth in Section 3.06(a)) to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Intercreditor Agreement) in the related Serviced Whole Loan as to which such Nonrecoverable Advance or such Workout-Delayed Reimbursement Amount were incurred (provided that to the extent such amounts are insufficient to repay such Advances on any Mortgage Loan as to which there is a related Subordinate Companion Loan, such P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such Subordinate Companion Loan);

(vi)                         at such time as it reimburses the Trustee or itself, in that order, as applicable, for (A) any unreimbursed P&I Advance with respect to the applicable Mortgage Loan (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) or any unreimbursed principal and/or interest advance with respect to the related Serviced Companion Loan pursuant to clause (iii) above, to pay itself, the Trustee or such Serviced Companion Loan Service Provider, as applicable, any Advance Interest Amounts accrued and payable thereon, (B) any unreimbursed Servicing Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (C) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer, the Trustee or any Serviced Companion Loan Service Provider, as the case may be, any Advance Interest Amounts accrued and payable thereon, with such amounts payable in the case of clauses (A), (B) and (C) above, first, from Penalty Charges pursuant to Section 3.12(d), then, from collections on, and proceeds of the applicable Subordinate Companion Loan, if any, and then, from collections on, and proceeds of on a pro rata basis as between the Mortgage Loan and any related other Serviced Pari Passu Companion Loans (based on the Mortgage Loan’s Stated Principal Balance or related Serviced Pari Passu Companion Loan’s principal balance), provided that, notwithstanding the foregoing, such party’s rights to reimbursement pursuant to this clause (vi) with respect to any such interest on P&I Advances (including any such P&I Advance that is a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount) being limited to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Intercreditor Agreement) in the related Serviced Whole Loan as to which such advance relates (provided that any Mortgage Loan as to which there is a related Subordinate Companion Loan, such interest on P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such Subordinate Companion Loan);

(vii)                      to reimburse itself, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as the case may be, as applicable, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect with respect to the Mortgage Loan giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement or, with respect to a Serviced Companion Loan, under the related mortgage loan purchase agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to such Serviced Whole Loan being limited to that portion of the Purchase Price paid for the related Mortgage Loan that represents such expense in accordance with clause (e) of the definition of Purchase Price (or, with respect to a Serviced Companion Loan, a comparable expense);

(viii)                   to pay itself all Prepayment Interest Excesses on any related Mortgage Loan or Serviced Companion Loan included in the Serviced Whole Loans not required to be used pursuant to Section 3.17(c) of this Agreement;

(ix)                           (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a), (1) interest and investment income earned in respect of amounts relating to such Serviced Whole Loan held in the applicable Serviced Whole Loan Collection Account as provided in Section 3.07(b) (but only to the extent of the net investment earnings with respect to such Serviced Whole Loan Collection Account for any period from any Distribution Date to the immediately succeeding Master Servicer Remittance Date) and (2) any Penalty Charges on the related Mortgage Loan and Serviced Companion Loan (except to the extent prohibited by the related Intercreditor Agreement and other than Specially Serviced Loans) but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the Serviced Whole Loans have been paid and are not needed to pay Advance Interest Amounts, interest on debt service advances made by the related Serviced Companion Loan Service Provider and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Intercreditor Agreement; and (B) to pay the Special Servicer, as additional servicing compensation in accordance with the second paragraph of Section 3.12, the portion of any Penalty Charges on the related Mortgage Loan and Serviced Companion Loan (except to the extent prohibited by the related Intercreditor Agreement), during the period it is a Specially Serviced Loan (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances, interest on debt service advances made by the related Serviced Companion Loan Service Provider and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Intercreditor Agreement);

(x)                              to recoup any amounts deposited in or transferred to such Serviced Whole Loan Collection Account in error;

(xi)                           to pay itself, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) or 6.03(b), to the extent that such amounts relate to such Serviced Whole Loan;

(xii)                        to pay for the cost of the Opinions of Counsel contemplated by Section 3.10(d), Section 3.10(e), Section 3.15(a), Section 3.15(b) and Section 12.08 to the extent that such opinions specifically relate to such Serviced Whole Loan;

(xiii)                     to pay out of general collections on such Serviced Whole Loan and related Serviced REO Property any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, in each case to the extent that neither the Master Servicer, the Special Servicer, the Certificate Administrator nor the Trustee is liable therefor pursuant to this Agreement and only to the extent that such amounts relate to the related Mortgage Loan or to the related Serviced Companion Loans (but only to the extent that any related Serviced Companion Loan is included in a REMIC);

(xiv)                    to reimburse the Trustee and the Certificate Administrator out of general collections on such Serviced Whole Loan and related REO Properties for expenses incurred by and reimbursable to it by the Trust Fund specifically related to such Serviced Whole Loan;

(xv)                       to pay any Person permitted to purchase a Mortgage Loan under Section 3.16 with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xvi)                    to deposit in the Interest Reserve Account the amounts with respect to the Mortgage Loan included in such Serviced Whole Loan required to be deposited in the Interest Reserve Account pursuant to Section 3.05(e);

(xvii)                 to pay to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer or the Depositor, as the case may be, to the extent that such amounts relate to the Mortgage Loan included in such Serviced Whole Loan, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(b), it being acknowledged that this clause (xvii) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement or in the related Intercreditor Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

(xviii)              to pay the related Mortgage Loan Seller with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(g); and

(xix)                      to clear and terminate such Serviced Whole Loan Collection Account at the termination of this Agreement pursuant to Section 9.01.

In the case of the amounts payable as set forth above in this Section 3.06(b) with respect to any Serviced Whole Loan, if such amount is not specifically payable, pursuant to the terms of this Agreement or the related Intercreditor Agreement, out of collections or proceeds allocable to any particular note that is a part of such Serviced Whole Loan, such amount shall be paid from collections on, and proceeds of the related Serviced Subordinate Companion Loan, if any, and then, from collections on, and proceeds of, on a pro rata basis as between, the related Mortgage Loan and any related Serviced Pari Passu Companion Loans (based on the related Mortgage Loan’s principal balance or the related Serviced Pari Passu Companion Loan’s principal balance), and then, to the extent provided for in this Agreement, from general collections.

The Master Servicer shall keep and maintain separate accounting records, on a loan by loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from any Serviced Whole Loan Collection Account. All withdrawals with respect to any Serviced Whole Loan shall be made first, from the applicable Serviced Whole Loan Collection Account and then, from the Master Servicer’s Collection Account to the extent permitted by Section 3.06(a). Upon request, the Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to the Lower-Tier REMIC and the Companion Loans.

The Master Servicer shall pay to the Special Servicer from the Serviced Whole Loan Collection Accounts amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of such Special Servicer describing the item and amount to which the Special Servicer is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan included in the Serviced Whole Loan and related REO Loan, on a loan-by-loan and, if appropriate, property-by-property basis, for the purpose of justifying any request for withdrawal from any Serviced Whole Loan Collection Account.

Any permitted withdrawals under this Section 3.06(b) with respect to reimbursement for advances or other amounts payable to an Other Trustee shall, if applicable, also be deemed to be a permitted withdrawal for similar amounts owed to the fiscal agent of the Other Trustee, if any.

Notwithstanding anything to the contrary contained herein, with respect to each Serviced Companion Loan, the Master Servicer shall withdraw from the related Serviced Whole Loan Collection Account and remit to the related Serviced Companion Loan Noteholders, within (x) with respect to any Serviced Subordinate Companion Loan, if required pursuant to the terms of the related Intercreditor Agreement, two (2) Business Days of receipt of properly identified funds and (y) with respect to any Serviced Pari Passu Companion Loan, one (1) Business Day of receipt of properly identified funds, any amounts that represent Late Collections or Principal Prepayments on such Serviced Companion Loan or any successor REO Loan with respect thereto, that are received by the Master Servicer prior to 3:00 p.m. (New York City time) on any given Business Day (and to the extent any such amounts are received after 3:00 p.m. Eastern Time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to remit such Late Collections or Principal Prepayments to the related Serviced Companion Loan Noteholders within one (1) Business Day of receipt of properly identified funds but, in any event, the Master Servicer shall remit such amounts within two (2) Business Days of receipt of properly identified funds) (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with the related Intercreditor Agreement or this Agreement), unless such amount would otherwise be included in the monthly remittance to the holder of such Serviced Companion Loan for such month.

If the Master Servicer fails, as of 5:00 p.m. (New York City time) on any Master Servicer Remittance Date, any related Serviced Whole Loan Remittance Date or any other date a remittance is required to be made, as applicable, to remit to the Certificate Administrator (in respect of the related Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of any related Serviced Companion Loan) any amounts required to be so remitted hereunder by such date (including any P&I Advance pursuant to Section 4.07 and any Gain-on-Sale Proceeds allocable to the Serviced Companion Loans pursuant to Section 4.01(g)), the Master Servicer shall pay to the Certificate Administrator (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loan), for the account of the Certificate Administrator (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loans), interest, calculated at the Prime Rate, on such amount(s) not timely remitted, from the time such payment was required to be made (without regard to any grace period) until (but not including) the date such late payment is received by the Certificate Administrator or the Serviced Companion Loan Noteholders, as applicable.

(c)               On each Master Servicer Remittance Date, all net income and gain realized from investment of funds to which the Master Servicer or the Special Servicer is entitled pursuant to Section 3.07(b) of this Agreement shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable.

(d)               With respect to the Serviced Whole Loans, if amounts required to pay the expenses allocable to any related Serviced Companion Loan exceed amounts on deposit in the Serviced Whole Loan Collection Account, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, may seek reimbursement from the Trust Fund with respect to such expenses allocable to such Serviced Companion Loan. The Master Servicer shall seek (on behalf of the Trust Fund, subject to the related Intercreditor Agreement) payment or reimbursement from the holder of the related Serviced Subordinate Companion Loan, if any, and then for the pro rata portion of such expenses allocable to a related Serviced Pari Passu

Companion Loan from the related Serviced Companion Loan Noteholder or, if such Serviced Companion Loan has been deposited into a securitization, out of general collections in the collection account established pursuant to the related Other Pooling and Servicing Agreement.

(e)               If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then upon written direction from the Special Servicer (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such liquidation event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five (5) Business Days’ prior notice of such final Distribution Date), the Master Servicer shall transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund into the Collection Account for the following purposes:

(i)                                to reimburse the Master Servicer or the Trustee, in accordance with Section 3.06(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with the Advance Interest Amount);

(ii)                             to pay, in accordance with Section 3.06(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

(iii)                          to offset any portion of Realized Losses and VRR Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)                         following the occurrence of a liquidation event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan or related Serviced REO Property, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

(v)                            On the final Distribution Date after all distributions have been made as set forth in clauses (i)-(iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses and VRR Realized Losses, that are attributable to such Mortgage Loan or related REO Property, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

(f)                The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes (the order set forth below shall not indicate any order of priority), in each case to the extent not previously paid from the Collection Account:

(i)                                to make deposits of the Lower-Tier Distribution Amount and the amount of any Prepayment Premium and Yield Maintenance Charges distributable pursuant to Section 4.01(a) of this Agreement in the Upper-Tier Distribution Account, and to make distributions on the Class R Certificates in respect of the Class LTR Interest pursuant to Section 4.01(a) of this Agreement;

(ii)                             to pay itself, the Trustee and the Custodian respective portions of any accrued but unpaid Certificate Administrator/Trustee Fees;

(iii)                          to pay itself an amount equal to all net income and gain realized from investment of funds in the Lower-Tier Distribution Account pursuant to Section 3.07(b) of this Agreement;

(iv)                         to pay to itself, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(b), Section 8.05(c) and Section 8.05(d) of this Agreement;

(v)                            to recoup any amounts deposited in the Lower-Tier Distribution Account in error; and

(vi)                         to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

(g)               The Certificate Administrator may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

(i)                                to make distributions to Certificateholders (other than the Holders of the Excess Interest Certificates) on each Distribution Date pursuant to Section 4.01 or Section 9.01 of this Agreement (in the case of Holders of the Class R Certificates, in respect of the Class UTR Interest), as applicable;

(ii)                             to recoup any amounts deposited in the Upper-Tier Distribution Account in error; and

(iii)                          to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

Section 3.07        Investment of Funds in the Collection Accounts, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts. (a)  The Master Servicer (with respect to the Collection Account, any Loss of Value Reserve Fund and any Serviced Whole Loan Collection Account and any Borrower Accounts (as defined below and subject to the second succeeding sentence)), the Special Servicer (with respect to any REO Account) and the Certificate Administrator (with respect to the Distribution Accounts, the Interest Reserve Account and the Gain-on-Sale Reserve Account) may direct any depository institution maintaining the Collection Account, any Serviced Whole Loan Collection Account, the Gain-on-Sale Reserve Account, any Borrower Accounts, any REO Account, any Loss of Value Reserve Fund, the Interest Reserve Account and the Distribution Accounts (each such account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any investment of funds on deposit in an Investment Account by the Master Servicer, the Special Servicer or the Certificate Administrator shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Escrow Account, Lock-Box Account, Cash Collateral Account or Reserve Account (the “Borrower Accounts”), the Master Servicer shall act upon the written request of the related Borrower or Manager to the extent that the Master Servicer is required to do so under the terms of the respective Loan Documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Certificate Administrator shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer or the Special Servicer, with respect to any REO Accounts, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Certificate Administrator or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. Neither the Certificate Administrator nor the Trustee shall have any responsibility or liability with respect to the investment directions of the Master Servicer, the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Master Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Special Servicer shall have no responsibility or liability with respect to the investment directions of the Master Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an

Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) shall:

(i)                                consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(ii)                             demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)               All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the related Loan Documents for the Mortgage Loan or applicable law, (ii) any REO Account, which shall be for the benefit of the Special Servicer or (iii) the Gain-on-Sale Reserve Account, the Interest Reserve Account and the Distribution Accounts, which shall be for the benefit of the Certificate Administrator) and, if held in the Collection Account, any Serviced Whole Loan Collection Account, REO Account or Distribution Account shall be subject to withdrawal by the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06 or Section 3.15(b) of this Agreement, as applicable. The Master Servicer, or with respect to any REO Account, the Special Servicer, or with respect to the Gain-on-Sale Reserve Account or the Distribution Accounts, the Certificate Administrator, shall deposit from its own funds into the Collection Account, applicable Serviced Whole Loan Collection Account, any REO Account or Loss of Value Reserve Fund, the Gain-on-Sale Reserve Account, the Interest Reserve Account or the Distribution Accounts, as applicable, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss; provided that the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Master Servicer shall also deposit from its own funds in any Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested at the direction of or for the benefit of the Borrower under the terms of the related Loan Documents for the Mortgage Loan, Serviced Whole Loan or applicable law; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company has satisfied the qualifications set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency.

(c)               Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, in either case as a result of an action or inaction of the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, the Trustee may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. If the Trustee takes any such action, (i) the Master Servicer, if such Permitted Investment was for the benefit of the Master Servicer, (ii) the Special Servicer, if such Permitted Investment was for the benefit of the Special Servicer or (iii) the Certificate Administrator, if such Permitted Investment was for the benefit of the Certificate Administrator, shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.

Section 3.08        Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage. (a)  In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any REO Loan), the Master Servicer shall use commercially reasonable efforts consistent with the Servicing Standard to cause the related Borrower, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loans that it is servicing, to maintain the following insurance coverage (including identifying the extent to which such Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the Master Servicer will itself cause to be maintained with Qualified Insurers) for the related Mortgaged Property: (x) except where the Loan Documents permit a Borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or Serviced Whole Loan, as applicable, and (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including, but not limited to, coverage for acts of terrorism) that is required, subject to applicable law, under the related Loan Documents; provided that:

(i)                                the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the Trustee has an insurable interest and (x) such insurance policy was in effect at the time of the origination of the related Mortgage Loan or Serviced Whole Loan, as applicable, or (y) such insurance policy was required by the related Loan Documents and is available at commercially reasonable rates, provided that the Master Servicer shall require the related Borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the Trustee has an insurable interest;

(ii)                             if and to the extent that any Loan Document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the Master Servicer shall (to the extent consistent with the Servicing Standard) require the related Borrower to obtain the requisite insurance coverage from Qualified Insurers;

(iii)                          the Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause any Borrower to maintain the insurance required to be maintained under the Loan Documents; provided that this clause shall not limit the Master Servicer’s obligation to obtain and maintain a force-placed insurance policy, as provided herein;

(iv)                         except as provided below (including under clause (vi) below), in no event shall the Master Servicer be required to cause the Borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such Borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the Special Servicer);

(v)                            to the extent that the Master Servicer itself is required to maintain insurance that the Borrower does not maintain, the Master Servicer will not be required to maintain insurance other than what is available to the Master Servicer on a force-placed basis at commercially reasonable rates, and only to the extent the Trust as lender has an insurable interest thereon; and

(vi)                         any explicit terrorism insurance requirements contained in the related Loan Documents shall be enforced by the Master Servicer in accordance with the Servicing Standard (unless the Special Servicer, with the consent of, if no Control Termination Event is continuing, the Directing Holder, and after non-binding consultation with the Risk Retention Consultation Party and the Operating Advisor pursuant to Section 6.07, has consented to a waiver (including a waiver to permit the Master Servicer to accept insurance that does not comply with specific requirements contained in the Loan Documents) in writing of that provision in accordance with the Servicing Standard); provided that the Special Servicer shall promptly notify the Master Servicer in writing of such waiver.

During the period that the Master Servicer or the Special Servicer is evaluating the availability of such insurance or waiting for a response from the Directing Holder or to consult with the Risk Retention Consultation Party pursuant to Section 6.08, neither the Master Servicer nor the Special Servicer shall be liable for any loss related to its failure to require the Borrower to maintain such insurance and neither shall be in default of its obligations as a result of such failure unless the Master Servicer or the Special Servicer is required to take any immediate action pursuant to the Servicing Standard or other servicing requirements of this Agreement.

With respect to each CREFI Mortgage Loan, the Master Servicer shall not permit the related Borrower to maintain a “Non-Conforming Policy” (as such term is defined in the related Loan Agreement) unless a Rating Agency Confirmation has been obtained.

The Master Servicer shall notify the Special Servicer, the Certificate Administrator, the Trustee and the Directing Holder if the Master Servicer determines in accordance with the Servicing Standard that a Borrower under a Serviced Mortgage Loan has failed to maintain insurance required under the Loan Documents and such failure materially and adversely affects the interests of the Certificateholders or if a Borrower under a Serviced Mortgage Loan has notified the Master Servicer in writing that the Borrower does not intend to maintain such insurance and that the Master Servicer has determined in accordance with the Servicing Standard that such failure materially and adversely affects the interests of the Certificateholders.

Subject to Section 3.15(b) of this Agreement, with respect to each Serviced REO Property, the Special Servicer shall use reasonable efforts and only if the Trustee has an insurable interest, consistent with the Servicing Standard, to maintain (subject to the right of the Special Servicer to direct the Master Servicer to make a Servicing Advance for the costs associated with coverage that the Special Servicer determines to maintain, in which case the Master Servicer shall make such Servicing Advance) with Qualified Insurers to the extent reasonably available at commercially reasonable rates and to the extent the Trustee has an insurable interest, (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan, Serviced REO Loan or the Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Loan Documents (unless such amount is not available or, if no Control Termination Event is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1.0 million per occurrence, and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months; provided that the Special Servicer shall not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rate and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the Special Servicer. The Special Servicer (at the expense of the Trust) shall be entitled to rely on insurance consultants in making such determinations.

All such insurance policies maintained as described above shall contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the Master Servicer (on behalf of the Trustee on behalf of Certificateholders and, with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholders), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (on behalf of Certificateholders and, with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholders) (in the case of insurance maintained in respect of an REO Property). Any amounts collected by the Master Servicer or Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or Serviced REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account (or, in the case of the Serviced Whole Loans, in the applicable Serviced Whole Loan Collection Account), subject to withdrawal pursuant to Section 3.06 of this Agreement, in the case of amounts received in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan, or in the applicable REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.15 of this Agreement, in the case of amounts received in respect of a Serviced REO Property. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the Stated Principal Balance of the related Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan so permit; provided that this sentence shall not limit the rights of the Master Servicer or Special Servicer on behalf of the Trust Fund to enforce any obligations of the related Borrower under such Serviced Mortgage Loan and any related Serviced Companion Loan.

Any costs incurred by the Master Servicer in maintaining any such insurance policies in respect of the Mortgage Loans or Specially Serviced Loans (other than REO Properties) (i) if the Borrower defaults on its obligation to do so, shall be advanced by the Master Servicer as a Servicing Advance and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. Any cost incurred by the Special Servicer in maintaining any such insurance policies with respect to Serviced REO Properties shall be an expense of the Trust Fund (and in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement) payable out of the related REO Account (or Serviced Whole Loan REO Account, as applicable) or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Servicing Advance (or paid from the Collection Account if the Master Servicer determines such Advance would be a Nonrecoverable Advance, subject to Section 3.21(d) of this Agreement).

(b)               If either:

(x)                              the Master Servicer or Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Serviced Mortgage Loans and any related Serviced Companion Loans or Serviced REO Properties, as applicable, then, to the extent such policy:

(i)                                is obtained from a Qualified Insurer, and

(ii)                             provides protection equivalent to the individual policies otherwise required, or

(y)                             the Master Servicer or the Special Servicer (or, in each case, its corporate parent), as applicable, has long-term unsecured debt obligations or deposit accounts that are rated at least “A3” by Moody’s, “A-” by Fitch (if rated by Fitch) or its equivalent by KBRA (if then rated by KBRA) and the Master Servicer or Special Servicer self-insures for its obligation to maintain the individual policies otherwise required, then the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or Serviced REO Properties, as applicable.

Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or Special Servicer, as the case may be, that maintains such policy shall, if there shall not have been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or Serviced REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.08(a) of this Agreement, and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection Account (or, in the case of a Serviced Whole Loan, in the related Serviced Whole Loan Collection Account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Master Servicer and Special Servicer shall prepare and present, on behalf of itself, the Trustee, Certificateholders and, if applicable the Serviced Companion Loan Noteholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy. If the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property securing a Serviced Mortgage Loan or Serviced REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or Serviced REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or Serviced REO Property is covered thereby) shall be paid as a Servicing Advance.

(c)               With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan that is subject to an Environmental Insurance Policy, if the Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Specially Serviced Loan and Serviced REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust, on behalf of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders (giving due regard to the junior nature of the related Subordinate Companion Loan, if any), is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Servicing Advance.

(d)               The Master Servicer and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or Serviced REO Properties as to which it is the Special Servicer are included in the Trust Fund) keep in force with a Qualified Insurer, a fidelity bond in such form and amount as are consistent with the Servicing Standard. The Master Servicer and Special Servicer, as applicable, shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer and Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without ten days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations or deposit accounts of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated at least “A3” by Moody’s, “A-” by Fitch (if rated by Fitch) or its equivalent by KBRA (if then rated by KBRA), the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

The Master Servicer and Special Servicer, as applicable, shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or Serviced REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with their servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard. The Master Servicer or the Special Servicer, as applicable, shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations or deposit accounts of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated at least “A3” by Moody’s, “A-” by Fitch (if rated by Fitch) or its equivalent by KBRA (if then rated by KBRA), the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

Section 3.09        Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions. (a) If any Serviced Mortgage Loan and any related Serviced Companion Loan contains a provision in the nature of a “due-on-sale” clause (including, without limitation, sales or transfers of Mortgaged Properties (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners), which by its terms:

(i)                                provides that such Serviced Mortgage Loan and any related Serviced Companion Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property (including, without limitation, the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners),

(ii)                             provides that such Serviced Mortgage Loan and any related Serviced Companion Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, or

(iii)                          provides that such Serviced Mortgage Loan and any related Serviced Companion Loan may be assumed or transferred without the consent of the mortgagee, provided certain conditions set forth in the Loan Documents are satisfied, then, the Master Servicer (with respect to Performing Loans (other than Non-Serviced Mortgage Loans), to the extent such action is not a Major Decision or a Special Servicer Non-Major Decision) or the Special Servicer (with respect to Specially Serviced Loans and, to the extent such action is a Major Decision or a Special Servicer Non-Major Decision, Performing Loans (other than Non-Serviced Mortgage Loans)) shall determine, in each case in a manner consistent with the Servicing Standard, on behalf of the Trustee as the mortgagee of record, whether to (a) exercise any right it may have with respect to such Serviced Mortgage Loan or Serviced Whole Loan to (x) accelerate the payments thereon or (y) grant or withhold its consent to any sale or transfer, or (b) waive any right to exercise such rights; provided that, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to itself taking such an action, the Master Servicer or the Special Servicer, as applicable, shall obtain, other than during the continuance of a Control Termination Event, the prior written consent (or deemed consent) of the Directing Holder pursuant to Section 6.07 (or (A) upon consultation with the Directing Holder ((1) after the occurrence and during the continuance of a Control Termination Event, but other than during a Consultation Termination Event and (2) other than with respect to any applicable Excluded Loan) pursuant to Section 6.07 and (B) after the occurrence and during the continuance of an Operating Advisor Consultation Event, upon consultation with the Operating Advisor pursuant to Section 6.07) and (ii) the Master Servicer or the Special Servicer processing such action, prior to consenting to such action, shall obtain, a Rating Agency Confirmation from each Rating Agency with respect to the Certificates and Serviced Companion Loan Securities, if any, in the case of any such Mortgage Loan that (1) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (2) has a Stated Principal Balance that is more than $35,000,000, (3) represents one of the ten largest Mortgage Loans or groups of cross-collateralized Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, or (4) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten (10) largest mortgage loans in the related Other Securitization (provided that the Master Servicer or Special Servicer, as applicable, shall be entitled to request and reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable Other Securitization as to whether such Serviced Companion Loan is one of the ten (10) largest mortgage loans in such Other Securitization, or if no timely response is received, entitled to reasonably rely on the most recent CREFC® reports related to the applicable Other Securitization). In addition, with respect to a Serviced Companion Loan, the Special Servicer or the Master Servicer, as applicable, shall not waive any rights under a due-on-sale clause unless it first obtains a Rating Agency Confirmation with respect to the related Serviced Companion Loan Securities. The Master Servicer and the Special Servicer shall be entitled to rely on the master servicer and/or the special servicer of the Other Securitization to determine whether a Rating Agency Confirmation is required with respect to the Serviced Companion Loans under the Other Securitization.

The Master Servicer or the Special Servicer processing such action shall notify the Trustee, the Certificate Administrator, the Directing Holder, the Operating Advisor and the Master Servicer or the Special Servicer, as applicable, that any such assumption or substitution agreement has been completed by forwarding to the Custodian (with a copy to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Directing Holder, as applicable) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. To the extent not precluded by the Loan Documents, neither the Master Servicer nor the Special Servicer shall approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, if the related Borrower is required but fails to pay such fees, such fees shall be an expense of the

Trust Fund (and in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement); provided that in the case of a Serviced Whole Loan the Master Servicer (if such Serviced Whole Loan is a Performing Loan) or the Special Servicer (if such Serviced Whole Loan is a Specially Serviced Loan) shall be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the Trust Fund the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loan from the holders of such Companion Loan.

Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan relating to the Directing Holder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.07 for consulting with the Operating Advisor.

The Master Servicer (with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) shall be responsible for processing any such transaction without the consent or approval of the Special Servicer.

(b)               If any Serviced Mortgage Loan and any related Serviced Companion Loan contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms:

(i)                                provides that such Serviced Mortgage Loan and any related Serviced Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property or any direct or indirect ownership interest in the borrower (including, unless specifically permitted, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners),

(ii)                             requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), or

(iii)                          provides that such Mortgaged Property may be further encumbered without the consent of the mortgagee (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), provided certain conditions set forth in the Loan Documents are satisfied, then, the Master Servicer (with respect to Performing Loans (other than Non-Serviced Mortgage Loans), to the extent such action is not a Major Decision or a Special Servicer Non-Major Decision) or the Special Servicer (with respect to Specially Serviced Loans and, to the extent such action is a Major Decision or a Special Servicer Non-Major Decision, Performing Loans (other than Non-Serviced Mortgage Loans)) shall determine, in each case in a manner consistent with the Servicing Standard, on behalf of the Trustee as the mortgagee of record, whether to (a) exercise any right it may have with respect to such Serviced Mortgage Loan or Serviced Whole Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any additional lien or other encumbrance or (b) grant or waive its right to exercise such rights; provided that, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to itself taking such an action, the Master Servicer or the Special Servicer, as applicable, shall obtain, other than during the continuance of a Control Termination Event, the prior written consent (or deemed consent) of the Directing Holder pursuant to Section 6.07 (or (A) upon consultation with the Directing Holder ((1) after the occurrence and during the continuance of a Control Termination Event, but other than during a Consultation Termination Event and (2) other than with respect to any applicable Excluded Loan) pursuant to Section 6.07 and (B) after the occurrence and during the continuance of an Operating Advisor Consultation Event, upon consultation with the Operating Advisor pursuant to Section 6.07) and (ii) the Master Servicer or the Special Servicer processing such action, prior to consenting to such action, shall obtain, a Rating Agency Confirmation from each Rating Agency with respect to the Certificates and Serviced Companion Loan Securities, if any, in the case of any such Mortgage Loan that (1) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (2) has a Stated Principal Balance that is more than $35,000,000, (3) represents one of the ten largest Mortgage Loans or groups of cross-collateralized Mortgage Loans based on Stated Principal Balance, (4) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (5) has an aggregate Debt Service Coverage Ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x or (6) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten (10) largest mortgage loans in the related Other Securitization based on outstanding principal balance (provided that the Special Servicer and the Master Servicer, as applicable, shall be entitled to request and reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable Other Securitization as to whether such Serviced Companion Loan is one of the ten (10) largest mortgage loans in such Other Securitization, or if no timely response is received, entitled to reasonably rely on the most recent CREFC® reports related to the applicable Other Securitization); provided that with respect to clauses (1), (3), (4) and (5), such Mortgage Loan shall have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. In addition, with respect to each Serviced Companion Loan, the Special Servicer or Master Servicer, as applicable, shall not waive any rights under a due-on-encumbrance clause unless it first obtains a Rating Agency Confirmation with respect to the related Serviced Companion Loan Securities.

The Master Servicer or the Special Servicer processing such action shall notify the Trustee, the Certificate Administrator, the Directing Holder, the Operating Advisor and the Master Servicer or the Special Servicer, as applicable, that the creation of any lien or other encumbrance has been completed by forwarding to the Custodian (with a copy to the Master Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Directing Holder, as applicable) the original copy (if available, and otherwise, a copy) of the document creating such lien or encumbrance, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. To the extent not precluded by the Loan Documents, neither the Master Servicer nor the Special Servicer shall approve the creation of any lien or other encumbrance without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, if the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund (and in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement); provided that in the case of a Serviced Whole Loan the Master Servicer (if such Serviced Whole Loan is a Performing Loan) or the Special Servicer (if such Serviced Whole Loan is a Specially Serviced Loan) shall be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the Trust Fund the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loan from the holders of such Companion Loan. The Special Servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision or a Special Servicer Non-Major Decision, each non-Specially Serviced) and the Master Servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision or a Special Servicer Non-Major Decision) shall be responsible for determining whether (i) to enforce any such due-on-encumbrance clauses or (ii) to provide its consent to such a lien or due-on-encumbrance, and for the handling of all related processing and documentation or, if mutually agreed to by the Master Servicer and the Special Servicer, the Master Servicer shall be required to process such request subject to the consent of the Special Servicer.

Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan relating to the Directing Holder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.07 for consulting with the Operating Advisor.

The Master Servicer (with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) shall be responsible for processing any such transaction without the consent or approval of the Special Servicer.

Notwithstanding the foregoing but subject to other conditions contained in this Agreement regarding Rating Agency Confirmations, without any other approval, consent or consultation, (i) the Master Servicer may grant and process a Borrower’s request for any Master Servicer Non-Major Decision relating to a non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and (ii) the Special Servicer may grant and process a Borrower's request for any matter relating to a Specially Serviced Loan that is not a Major Decision.

(c)               Notwithstanding any other provision of this Agreement, neither the Master Servicer nor the Special Servicer may waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause relating to any Mortgage Loan without, if no Control Termination Event is continuing, the consent of the Directing Holder. The Directing Holder shall have 10 Business Days (or longer period provided by the related Intercreditor Agreement) after receipt of notice along with the Special Servicer’s or the Master Servicer’s, as applicable, recommendation and analysis with respect to such waiver and any additional information the Directing Holder may reasonably request from the Special Servicer or the Master Servicer, as applicable, of a proposed waiver or consent under any “due-on-sale” or “due-on-encumbrance” clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing Holder in writing within such period, then the Directing Holder shall be deemed to have consented to such proposed waiver or consent).

(d)               The Master Servicer and the Special Servicer, as applicable, shall provide copies of any waivers that it processes pursuant to Section 3.09(a) or (b) of this Agreement to the other party, the 17g-5 Information Provider (who shall promptly post such waivers to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and the related Other 17g-5 Information Provider (if any) with respect to each Mortgage Loan or Serviced Whole Loan.

(e)               Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(f)                In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of any Serviced Mortgage Loan and any related Serviced Companion Loan or the related Mortgage Note, other than pursuant to Section 3.26 hereof, as applicable.

(g)               With respect to any Serviced Mortgage Loan and any related Serviced Companion Loan which permits release of Mortgaged Properties through defeasance:

(i)                                Subject to the consent rights and processes set forth in Section 6.07 with respect to Major Decisions and Section 3.26(m) with respect to actions that are Major Decisions and Special Servicer Non-Major Decisions, the Master Servicer shall process all defeasances of Serviced Mortgage Loans and Serviced Companion Loans in accordance with the terms of the related Loan Documents, and shall be entitled to any defeasance fees paid relating thereto (provided that for the avoidance of doubt, any such defeasance fee shall not include the Special Servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the Special Servicer is entitled to under this Agreement). Notwithstanding anything herein to the contrary, the Master Servicer shall process such defeasances without the consent of the Special Servicer (or Directing Holder, if applicable), subject only to the Special Servicer’s consent rights (including any required Directing Holder approval of Special Servicer actions) with respect to any modification, waiver or amendment that constitutes a Major Decision or Special Servicer Non-Major Decision.

(ii)                             If such Serviced Mortgage Loan and any related Serviced Companion Loan requires that the lender purchase the required government securities, then the Master Servicer shall purchase, or shall cause the purchase of, such obligations on behalf of the Trust, at the related Borrower’s expense, in accordance with the terms of such Mortgage

Loan; provided that the Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until acceptable government securities have been identified.

(iii)                          To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the Master Servicer shall require the related Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to each Rating Agency.

(iv)                         To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the Master Servicer shall require a certificate at the related Borrower’s expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Loan Documents.

(v)                            Prior to permitting the release of any Mortgaged Property through defeasance, the Master Servicer shall obtain, to the extent permissible under the related Loan Documents and at the related Borrower’s expense, a Rating Agency Confirmation; provided that the Master Servicer shall not be required to obtain such Rating Agency Confirmation from any Rating Agency if such Mortgage Loan at the time of such defeasance is not (x) a Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) is one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance equal to or greater than $35,000,000 or (z) a Mortgage Loan that represents 5% or more of the Stated Principal Balance of all Mortgage Loans.

(vi)                         Prior to permitting release of any Mortgaged Property through defeasance, the Master Servicer shall require an Opinion of Counsel to the effect that such release will not cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions; provided that to the extent not inconsistent with the Mortgage Loan or Serviced Whole Loan, the related Borrower shall pay the cost related to the Opinion of Counsel (and shall otherwise be a Servicing Advance).

(vii)                      No defeasance shall occur on or prior to the second anniversary of the Startup Day of the Trust REMICs, or in the case of any Companion Loan, the later of the second anniversary of the Startup Day of the Trust REMICs and the second anniversary of the startup day of any REMIC holding such Companion Loan.

(viii)                   The Trustee shall at the expense of the related Borrower (to the extent not inconsistent with the related Loan Documents) hold the U.S. government securities as pledgee for the benefit of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, and the Certificate Administrator shall apply payments of principal and interest received on the government obligations to the Collection Account (or Serviced Whole Loan Collection Account) in respect of the defeased Mortgage Loan or Serviced Whole Loan according to the payment schedule existing immediately prior to the defeasance.

(ix)                           The Master Servicer shall, in accordance with the Servicing Standard, enforce provisions in the Mortgage Loans that it is servicing requiring Borrowers to pay all reasonable expenses associated with a defeasance.

(x)                              To the extent not inconsistent with such Mortgage Loan, or to the extent the related Loan Documents provide the lender with discretion, the Master Servicer shall require a single purpose entity, formed solely for the purpose of owning and pledging the government securities related to one or more of the Mortgage Loans, to act as a successor borrower.

(xi)                           The Master Servicer may accept as defeasance collateral of any “government security,” within the meaning of Treasury Regulations Section 1.860G-(2)(a)(8)(ii), notwithstanding any more restrictive requirements in the Loan Documents; provided that the Master Servicer has received an Opinion of Counsel that acceptance of such defeasance collateral will not cause an Adverse REMIC Event.

(xii)                        Neither the Master Servicer nor the Special Servicer shall charge a fee for defeasance in excess of that permitted under the Loan Documents in the event that the Loan Documents provide for such a fee limitation.

(h)               When the Special Servicer’s consent is requested under this Section 3.09, such consent shall be deemed given 15 Business Days (or such longer time period pursuant to the terms of the related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval) after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably requested by the Special Servicer.

Section 3.10        Appraisals; Realization upon Defaulted Loans. (a)  Other than with respect to a Non-Serviced Mortgage Loan and only to the extent the Special Servicer has knowledge of the following, contemporaneously with the earliest of (i) the effective date of any (A) modification of the Maturity Date or extended Maturity Date, a Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term of a Mortgage Loan or Serviced Whole Loan, (B) extension of the Maturity Date or extended Maturity Date of a Mortgage Loan or Serviced Whole Loan as described below in Section 3.26 of this Agreement, or (C) consent to the release of any Mortgaged Property from the lien of the related Mortgage other than pursuant to the terms of the related Mortgage Loan or Serviced Whole Loan, (ii) the occurrence of an Appraisal Reduction Event, (iii) a default in the payment of a Balloon Payment for which an extension is not granted, or (iv) the date on which the Special Servicer, consistent with the Servicing Standard, requests an Updated Valuation, the Special Servicer shall use commercially reasonable efforts to obtain an Updated Valuation (or a letter update for an existing appraisal which is less than two years old) within 60 days of such request, the cost of which shall constitute a Servicing Advance; provided that the Special Servicer shall not be required to obtain an Updated Valuation pursuant to clauses (i) through (iv) above with respect to any Mortgaged Property for which there exists an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate which is less than nine months old unless the Special Servicer has actual knowledge of a material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Appraisal, Updated Appraisal or Small Loan Appraisal Estimate. For so long as such Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (i) the Special Servicer shall, within 30 days of the end of each 9-month period following the related Appraisal Reduction Event, use commercially reasonable efforts to order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Master Servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the Trust paid out of the Collection Account), or to conduct an internal valuation, as applicable, and (ii) the Master Servicer shall recalculate the Appraisal Reduction Amount prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the same Mortgage Loan or Serviced Whole Loan. Subject to any required consent from the Directing Holder and consultation with the Risk Retention Consultation Party and the Operating Advisor pursuant to Section 6.07, nothing herein is intended to limit the Special Servicer’s ability to pursue multiple strategies contemporaneously if the Special Servicer deems such actions appropriate under the Servicing Standard. The Special Servicer shall update, in accordance with the timing described above, each Small Loan Appraisal Estimate or Updated Appraisal for so long as an Appraisal Reduction Event exists with respect to the related Mortgage Loan or Serviced Whole Loan and the Master Servicer shall recalculate the Appraisal Reduction Amount based on such updated Small Loan Appraisal Estimate or Updated Appraisal and receipt of information reasonably requested by the Master Servicer from the Special Servicer to the extent such information is in the possession of the Special Servicer, reasonably necessary to calculate the Appraisal Reduction Amount. Prior to the occurrence of a Consultation Termination Event and other than with respect to any applicable Excluded Loan, the Special Servicer shall consult with the Directing Holder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. The Special Servicer shall send all such letter updates and Updated Valuations to the Master Servicer, the Trustee, the Operating Advisor, the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the related Serviced Companion Loan Noteholder (if any), the Risk Retention Consultation Party and, for so long as no Consultation Termination Event is continuing, the Directing Holder. None of the Special Servicer, the Trustee or the Certificate Administrator shall calculate or verify any Appraisal Reduction Amounts.

The Special Servicer shall monitor each Specially Serviced Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the Borrower if, in the Special Servicer’s judgment, cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of a Mortgage Loan or Serviced Whole Loan) as are consistent with the Servicing Standard. If, in the Special Servicer’s judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Loan has not been released from the Trust Fund pursuant to any provision hereof, and except as otherwise specifically provided in Section 3.09(a) and 3.09(b) of this Agreement, the Special Servicer may, to the extent consistent with the Asset Status Report (and with the consent of the Directing Holder, if no Control Termination Event is continuing, and after consultation with the Risk Retention Consultation Party pursuant to Section 6.07) and with the Servicing Standard, accelerate such Specially Serviced Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property or Mortgaged Properties, provided that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders and, if applicable, Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders, constituted a single lender) (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan) on a present value basis (discounting at the related Calculation Rate) than would a waiver of such default or an extension or modification in accordance with the provisions of Section 3.26 hereof. In connection with causing the Trust to foreclose on collateral that consists of multiple properties held for sale to customers by the related Borrower (such as unsold condominium units in a single project), the Special Servicer directing such foreclosure shall consider the effect of the bidding price for the properties on the tax basis of such properties if such properties are likely to be treated in the hands of the Trust as properties held for sale to customers. The Master Servicer shall pay the costs and expenses in any such proceedings as a Servicing Advance unless the Master Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Servicing Advance would constitute a Nonrecoverable Advance; provided that, if such Servicing Advance would constitute a Nonrecoverable Advance but the Special Servicer determines that such payment would be in the best interests of the Certificateholders and, if applicable, Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender) (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) (with the Master Servicer permitted to conclusively rely upon any such determination by the Special Servicer), the Special Servicer shall direct the Master Servicer to make such payment from the Collection Account (or, if applicable, the applicable Serviced Whole Loan Collection Account), which payment shall be an Additional Trust Fund Expense. The Trustee shall be entitled to conclusively rely (and with respect to the Special Servicer, shall rely) upon any determination of the Master Servicer or Special Servicer that a Servicing Advance, if made, would constitute a Nonrecoverable Advance. If the Master Servicer does not make such Servicing Advance in violation of the second preceding sentence, the Trustee shall make such Servicing Advance, unless the Trustee determines that such Servicing Advance would be a Nonrecoverable Advance. The Master Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Servicing Advances (with interest at the Reimbursement Rate) made pursuant to this paragraph to the extent permitted by Section 3.06 of this Agreement.

(b)               If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if (i) the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or (ii) if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Trustee and the Certificate Administrator.

(c)               In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee (on behalf of the Trust Fund), or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee as Holder of the Lower-Tier Regular Interests and the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Serviced Whole Loan, as applicable, such Mortgage Loan or Serviced Whole Loan, as applicable, shall (except for purposes of Section 9.01 of this Agreement) be considered to be a Serviced REO Loan until such time as the related Serviced REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan or Serviced Whole Loan, as applicable, shall be considered to be an outstanding Mortgage Loan or Serviced Whole Loan, as applicable:

(i)                                it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Mortgage Note shall have been discharged, such Mortgage Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title shall remain in effect; and

(ii)                             subject to Section 1.02(g) of this Agreement, Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Mortgage Note(s) in accordance with the terms of such Mortgage Note(s) and any applicable Intercreditor Agreement. In the absence of such terms, Net REO Proceeds shall, subject to Section 1.02(g) of this Agreement, be deemed to have been received first, in payment of the accrued interest that remained unpaid on the date that the related Serviced REO Property was acquired by the Trust Fund; second, in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan or Serviced Companion Loan, as applicable, deemed to be due and payable in accordance with the terms of such Mortgage Note(s) and such amortization schedule until such principal has been paid in full and then to other amounts due under such Mortgage Loan or Serviced Companion Loan, as applicable. If such Net REO Proceeds exceed the Periodic Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable.

(d)               Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)                                such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)                             the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Lower-Tier REMIC) to the effect that the holding of such personal property by the Lower-Tier REMIC will not cause the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding (and such Opinion of Counsel may be premised on the designation hereby of any such personal property as being deemed part of an “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) with the owner of such personal property for federal income tax purposes to be designated at such time).

Notwithstanding any provision herein to the contrary, the Special Servicer shall not foreclose upon or otherwise cause the Trust to acquire ownership of any equity interest in a partnership, trust or limited liability company (“Equity Collateral”) on behalf of any Trust REMIC unless both (A) the Special Servicer obtains all of the Equity Collateral so that such acquired entity becomes disregarded as an entity separate from the holder of such equity for U.S. federal income tax purposes and (B) the assets of such entity consists of “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code). Notwithstanding the foregoing, the Special Servicer may, on behalf of the Trust Fund but not on behalf of any Trust REMIC, obtain title to Equity Collateral for which the foregoing requirements are not satisfied if (i) such Equity Collateral would not be deemed to be an asset of any Trust REMIC, (ii) all amounts received with respect to such Equity Collateral or the sale of such Equity Collateral would be (1) treated as payable to the Trust REMICs as credit enhancement amounts within the meaning of the REMIC Provisions or (2) applied towards the repayment of the related Mortgage Loan and (iii) the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Lower-Tier REMIC) to the effect that the holding of such Equity Collateral by the Lower-Tier REMIC will not cause an Adverse REMIC Event.

(e)               Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund (and in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement)) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(f)                Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not cause the Trustee, on behalf of the Trust Fund, to obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, to obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, have a receiver of rents appointed with respect to, and shall not otherwise cause the Trustee to acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund, the Certificateholders or Serviced Companion Loan Noteholders, if applicable, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits (which report shall be an expense of the Trust), performed within six months prior to any such acquisition of title or other action that:

(i)                                such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

(ii)                             there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), to take such actions with respect to the affected Mortgaged Property.

In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

(g)               The environmental assessment contemplated by Section 3.10(f) of this Agreement shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard. Upon the written direction of the Special Servicer and delivery by the Special Servicer to the Master Servicer of pertinent back-up information the Master Servicer shall advance the cost of preparation of such environmental assessments as a Servicing Advance unless the Master Servicer determines, in its good faith judgment, that such Servicing Advance would be a Nonrecoverable

Advance. The Master Servicer shall be entitled to reimbursement of Servicing Advances (with interest at the Reimbursement Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06. The Special Servicer shall provide written reports and a copy of any environmental assessments in electronic format to the Directing Holder (if no Consultation Termination Event is continuing), the Risk Retention Consultation Party, the Operating Advisor, the Master Servicer, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Loan or defaulted Serviced Companion Loan as to which the environmental testing contemplated by Section 3.10(f) of this Agreement has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of (i) satisfaction of both such conditions, (ii) repurchase of the related Mortgage Loan by the Mortgage Loan Seller or (iii) release of the lien of the related Mortgage on such Mortgaged Property.

(h)               If the Special Servicer determines pursuant to Section 3.10(f)(i) of this Agreement that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(ii) of this Agreement that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall (with the consent of the Directing Holder (if no Control Termination Event has occurred and is continuing) and after consultation with the Risk Retention Consultation Party and the Operating Advisor pursuant to Section 6.07) take such action as it deems to be in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), but only if the Certificate Administrator has mailed notice to the Holders of the Regular Certificates and the related Serviced Companion Loan Noteholders of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Certificate Administrator does not receive, within 30 days of such notification, instructions from the Holders of the Regular Certificates entitled to a majority of the Voting Rights and, with respect to Serviced Whole Loans, the applicable Serviced Companion Loan Noteholders directing the Special Servicer not to take such action.

Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee and the Certificate Administrator setting forth the basis for such determination, then the Special Servicer may take or cause to be taken such action to remedy such condition as may be consistent with the Servicing Standard. None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(g) at the direction of the Certificateholders entitled to Voting Rights or with respect to any Serviced Whole Loan, at the direction of the Certificateholders entitled to Voting Rights and the related Serviced Companion Loan Noteholders unless the Certificateholders entitled to Voting Rights and, with respect to any Serviced Companion Loan, the Serviced Companion Loan Noteholders agree to indemnify the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer with respect to such action or inaction. The Master Servicer shall advance the cost of any such compliance, containment, clean-up or remediation as a Servicing Advance unless the Master Servicer determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance.

(i)                 The Special Servicer shall notify the Master Servicer of any Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) which is abandoned or foreclosed that requires reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Borrower, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099C or Form 1099A, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer. The Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(j)                 The costs of any Updated Valuation obtained pursuant to this Section 3.10 shall be paid by the Master Servicer as a Servicing Advance (or from the Collection Account upon a non-recoverability determination) and shall be reimbursable from the Collection Account or, with respect to the Serviced Whole Loans, first, from the applicable Serviced Whole Loan Collection Account and second, to the extent amounts in the Serviced Whole Loan Collection Accounts are insufficient therefor, from the Collection Account in accordance with Section 3.06(a); provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders.

Section 3.11        Custodian to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Serviced Whole Loan, or the receipt by the Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the related Mortgage File. Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the related Borrower shall be chargeable to the Trust Fund. The Master Servicer agrees to use reasonable efforts in accordance with the Servicing Standard to enforce any provision in the relevant Loan Documents that require the Borrower to pay such amounts. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be an expense of the Custodian.

From time to time upon request of the Master Servicer or the Special Servicer and delivery to the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or the Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or the Serviced Whole Loan into a Serviced REO Property, or in the event of a substitution of a Mortgage Loan pursuant to Section 2.03 of this Agreement, or receipt by the Custodian of a certificate of a Servicing Officer stating that such Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, have been so deposited, or that such Mortgage Loan or Serviced Whole Loan has become a Serviced REO Property, or that the Master Servicer has received a Qualified Substitute Mortgage Loan and the applicable Substitution Shortfall Amount, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or the Special Servicer, as applicable. If from time to time, pursuant to the terms of the applicable Intercreditor Agreement or Other Pooling and Servicing Agreement, and as appropriate for enforcing the terms of the related Non-Serviced Mortgage Loan, the Other Servicer or the Other Special Servicer requests delivery to it of the original Mortgage Note by providing the Trustee and the Custodian a Request for Release, then the Custodian shall release or cause the release of such original Mortgage Note to the Other Servicer or the Other Special Servicer or its designee.

Within five (5) Business Days (or, in case of an emergency, within such shorter period as is reasonable under the circumstances) after receipt of a written certification of a Servicing Officer, the Trustee shall execute and deliver to the Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans and REO Loans) any court pleadings, requests for a trustee’s sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, that the proposed action is consistent with the Servicing Standard and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

With respect to any Servicing Shift Whole Loan, on and after the related Servicing Shift Securitization Date, if pursuant to the related Intercreditor Agreement and the related Other Pooling and Servicing Agreement, and as appropriate for enforcing the terms of such Servicing

Shift Whole Loan, as applicable, the related Other Servicer requests in writing delivery to it of the related original Note, then the Custodian shall release or cause the release of such related original Note to the related Other Servicer or its designee.

Section 3.12        Servicing Fees, Certificate Administrator/Trustee Fees and Special Servicing Compensation. (a) As compensation for its activities hereunder, the Master Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan, Serviced Companion Loan and REO Loan. The Master Servicer’s rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer’s responsibilities and obligations under this Agreement or as provided in the second succeeding paragraph with respect to the Excess Servicing Fee.

In addition, the Master Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent not prohibited by applicable law and the related Loan Documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account (and with respect to each Serviced Whole Loan, the related Serviced Whole Loan Collection Account) and certain Reserve Accounts (to the extent consistent with the related Loan Documents); (ii) any Net Default Interest and any other Penalty Charges collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Performing Loan (and the related Serviced Companion Loan, if applicable), in each case, remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Performing Loan and to pay or reimburse the Trust for any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) relating to such Performing Loan incurred during or prior to such Collection Period, and, in the case of the Serviced Whole Loans, to the extent allocated to the related Mortgage Loan in the related Intercreditor Agreement and as further described in Section 3.12(d); (iii) any amounts collected for checks returned for insufficient funds (with respect to any Performing Loan or Specially Serviced Loan) on accounts maintained by the Master Servicer; and (iv) (A) 100% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, releases, extensions or amendments of any Serviced Mortgage Loans (and any related Serviced Companion Loan) that are Performing Loans and that do not involve a Major Decision or Special Servicer Non-Major Decision, (B) 50% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, releases, extensions or amendments of any Serviced Mortgage Loans (and any related Serviced Companion Loan) that are Performing Loans that involve one or more Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the Special Servicer), (C) 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee shall not include the Special Servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the Special Servicer is entitled to under this Agreement), (D) 100% of Assumption Fees or processing fees (or similar fees) with respect to Serviced Mortgage Loans (and any related Serviced Companion Loan) that is a Performing Loan that do not involve a Major Decision or Special Servicer Non-Major Decision, (E) 100% of loan service transaction fees on any Mortgage Loan that is a Performing Loan with respect to actions that do not involve a Major Decision or Special Servicer Non-Major Decision, (F) 50% of Assumption Fees or processing fees (or similar fees) with respect to Performing Loans (and any related Serviced Companion Loan) that involve a Major Decision or Special Servicer Non-Major Decision (whether or not processed by the Special Servicer), (G) 100% of beneficiary statement charges actually received from the Borrowers to the extent such beneficiary statements are prepared by the Master Servicer (but not including Prepayment Premiums or Yield Maintenance Charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are Performing Loans, (H) 100% of assumption application fees with respect to Serviced Mortgage Loans (and any related Serviced Companion Loan) for which the Master Servicer is processing the underlying assumption-related transaction (whether or not the consent of the Special Servicer is required), and (I) 0% of assumption application fees with respect to Specially Serviced Loans and Performing Loans for which the Special Servicer is processing the related assumption transaction, in each case to the extent received and not required to be deposited or retained in the Collection Account (or Serviced Whole Loan Collection Account), in each case pursuant to Section 3.05 of this Agreement. The Master Servicer shall also be entitled pursuant to, and to the extent provided in, Section 3.06(a)(viii) or Section 3.07(b) of this Agreement, as applicable, to withdraw from the Collection Account and to receive from any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law), Net Prepayment Interest Excess, if any, that accrue on the Mortgage Loans that it is servicing and any interest or other income earned on deposits therein. In addition, the Master Servicer shall be entitled to (i) the portion of Net Default Interest and any late payment fees or penalty charges collected by the Other Servicer servicing a Non-Serviced Mortgage Loan that are allocated to such Non-Serviced Mortgage Loan pursuant to the related Intercreditor Agreement and remaining after application thereof to reimburse interest on related P&I Advances and to reimburse the Trust for certain expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) of the Trust, if applicable, as provided in this Agreement and (ii) (A) with respect to non-Specially Serviced Loans, 100% of any fee paid in connection with any Master Servicer Non-Major Decision and to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision or Special Servicer Non-Major Decision and (B) with respect to Specially Serviced Loans, 0% of any such fee. Except as specified in the preceding sentence and except with respect to clause (i) in this paragraph, the Master Servicer will not be entitled to the compensation set forth in clauses (iii) and (iv) in this paragraph with respect to a Non-Serviced Mortgage Loan.

Notwithstanding anything to the contrary, the Master Servicer and the Special Servicer will each be entitled to charge the related Borrower reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Loan Documents and are actually paid by or on behalf of the related Borrower.

For the avoidance of doubt, the Master Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

The Master Servicer and any successor holder of the Excess Servicing Fee Rights that relate to the Mortgage Loans (and any successor REO Loans with respect to such Mortgage Loans) shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws and is otherwise made in accordance with the Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit AA-1 hereto and (iii) the prospective transferee shall have delivered to the Master Servicer and the Depositor a certificate substantially in the form attached as Exhibit AA-2 hereto. None of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. The Master Servicer and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and the Master Servicer hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Master Servicer, the Certificate Registrar, the Operating Advisor, the Asset Representations Reviewer and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Master Servicer with respect to the related Mortgage Loan or successor REO Loan with respect thereto to which the Excess Servicing Fee Right relates, shall pay, out of each amount paid to the Master Servicer as Servicing Fee with respect to such Mortgage Loan or REO Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fee to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Asset Representations Reviewer, the Depositor, the Special Servicer or the Trustee shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

As compensation for its activities hereunder on each Distribution Date, the Certificate Administrator shall be entitled with respect to each Mortgage Loan to its portion of the Certificate Administrator/Trustee Fee, which shall be payable from amounts on deposit in the Lower-Tier Distribution Account. The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Certificate Administrator/Trustee Fee. The Certificate Administrator’s rights to the Certificate Administrator/Trustee Fee may not be transferred in whole or in part except in connection with the transfer of all of its responsibilities and obligations under this Agreement.

Except as otherwise provided herein, the Master Servicer shall pay all of its overhead expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it (but excluding Mortgage Loan Seller Sub-Servicers).

Except as otherwise provided herein, the Trustee and the Certificate Administrator shall each pay all expenses incurred by it in connection with its activities hereunder.

(b)               As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and Serviced REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the Collection Account or the Serviced Whole Loan Collection Account, as applicable, as set forth in Section 3.06 of this Agreement. The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, (i) any Net Default Interest and any other Penalty Charges collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Specially Serviced Loan remaining after application thereof during such Collection Period (and in the case of the Serviced Whole Loans, as set forth in and subject to the terms of the related Intercreditor Agreement) and as further described in Section 3.12(d) herein to pay the Advance Interest Amount relating to such Specially Serviced Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred during or prior to such Collection Period on such related Specially Serviced Loan (but not nonsufficient funds check fees and the like, which shall be paid to the Master Servicer) as further described below in this subsection (b); (ii) (A) 100% of any Modification Fees and consent fees (or similar fees, including release fees) related to any Specially Serviced Loan, (B) 50% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans which involve one or more Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the Special Servicer) and (C) 0% of any Modification Fees and consent fees (or similar fees) on Mortgage Loans (and the related Serviced Companion Loans) that are Performing Loans which do not involve a Major Decision or Special Servicer Non-Major Decision, (iii) (A) 100% of any Assumption Fees, processing fees or loan service transaction fees (or similar fees) on Specially Serviced Loans, (B) 50% of any Assumption Fees and processing fees (or similar fees) on Mortgage Loans (and the related Serviced Companion Loans) that are Performing Loans which involve a Major Decision or Special Servicer Non-Major Decision (whether or not processed by the Special Servicer) and (C) 0% of any Assumption Fees and consent fees on Mortgage Loans (and the related Serviced Companion Loans) that are Performing Loans which do not involve a Major Decision or Special Servicer Non-Major Decision, (iv) 100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the Special Servicer is processing the underlying assumption related transaction and 100% of such fees for Specially Serviced Loans, (v) 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the Special Servicer (but not including Prepayment Premiums or Yield Maintenance Charges) on Specially Serviced Loans, (vi) any interest or other income earned on deposits in the REO Accounts and (vii) (A) with respect to non-Specially Serviced Loans, 0% of any fee paid in connection with any Master Servicer Non-Major Decision and, to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision or Special Servicer Non-Major Decision and (B) with respect to Specially Serviced Loans, 100% of any such fees.

Notwithstanding anything to the contrary, the Master Servicer and the Special Servicer will each be entitled to charge the related Borrower reasonable review fees in connection with any borrower request.

For the avoidance of doubt, the Special Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

With respect to any of the fees set forth in the preceding Section 3.12(a) and this Section 3.12(b) as to which both the Master Servicer and the Special Servicer are entitled to receive a portion thereof (other than a split fee with respect to Penalty Charges), the Master Servicer and the Special Servicer shall each have the right, in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the Master Servicer nor the Special Servicer shall have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the Master Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee shall not have any right to share in any part of the other party’s portion of such fee. If the Master Servicer decides not to charge any fee (other than Penalty Charges), the Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Special Servicer would have been entitled if the Master Servicer had charged a fee and the Master Servicer shall not be entitled to any of such fee charged by the Special Servicer. If the Special Servicer decides not to charge any fee (other than Penalty Charges), the Master Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Master Servicer would have been entitled if the Special Servicer had charged a fee and the Special Servicer shall not be entitled to any of such fee charged by the Master Servicer.

For the avoidance of doubt, the Special Servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the Master Servicer, waive any or all related late Penalty Charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such Penalty Charges allocated to additional servicing compensation shall be shared pro rata by the Master Servicer and Special Servicer based on the respective portions of such Penalty Charges to which each would otherwise have been entitled.

In addition, the Special Servicer shall be entitled to the portion of Net Default Interest and any other Penalty Charges collected by the Other Special Servicer servicing the related Non-Serviced Mortgage Loan and that are allocated to such Non-Serviced Mortgage Loan remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Non-Serviced Mortgage Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred during or prior to such Collection Period on such related Non-Serviced Mortgage Loan (but not nonsufficient funds check fees and similar fees, which shall be paid to the Master Servicer) as provided in this Agreement. Except as specified in the preceding sentence, the Special Servicer will not be entitled to the compensation set forth in this Section 3.12(b) with respect to a Non-Serviced Mortgage Loan.

(c)               In addition, a Workout Fee will be payable to the Special Servicer with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan that ceases to be a Specially Serviced Loan pursuant to the definition thereof. As to each such Mortgage Loan or Serviced Whole Loan, the Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Mortgage Loan or Serviced Whole Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any such Mortgage Loan or Serviced Whole Loan will cease to be payable if such loan again becomes a Specially Serviced Loan or if the related Mortgaged Property becomes a Serviced REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loans again ceases to be a Specially Serviced Loan. If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to the Mortgage Loans that cease to be a Specially Serviced Loan during the period that it had responsibility for servicing such Specially Serviced Loan (or for any Specially Serviced Loan that had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

A Liquidation Fee will be payable to the Special Servicer, except as described below, with respect to (i) each Mortgage Loan repurchased by a Mortgage Loan Seller after the Initial Resolution Period (and giving effect to any Resolution Extension Period) in accordance with Section 2.03(e) of this Agreement or that is subject to a Loss of Value Payment, (ii) each Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower, (iii) any Specially Serviced Loan or Serviced REO Property as to which the Special Servicer recovered any Liquidation Proceeds and (iv) each Defaulted Loan that is a Non-Serviced Mortgage Loan sold by the Special Servicer in accordance with the proviso in Section 3.16(b) of this Agreement as to which the Special Servicer recovered any Liquidation Proceeds; provided, however, for clarification, in the case of clause (iv), should the Non-Serviced Mortgage Loan be sold by the Other Special Servicer, then the Liquidation Fee shall be paid to such Other Special Servicer. As to each such Mortgage Loan repurchased by a Mortgage Loan Seller after the Initial Resolution Period (and giving effect to any Resolution Extension Period) in accordance with Section 2.03(e) of this Agreement or Specially Serviced Loan and Serviced REO Property, the Liquidation Fee will be payable from the related payment or proceeds. Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds to the extent set forth in the definition of “Liquidation Fee” herein. With respect to any future mezzanine debt, to the extent not prohibited by the Loan Documents, the Master Servicer or Special Servicer, as applicable, shall require that the related mezzanine intercreditor agreement provide that if a Mortgage Loan is purchased by the related mezzanine lender on a date that is more than 90 days following the date that the related option first becomes exercisable, such mezzanine lender shall be required to pay a Liquidation Fee equal to the amount that the Special Servicer would otherwise be entitled to under this Agreement with respect to a liquidation of such Mortgage Loan (provided that such Liquidation Fee shall in all circumstances be payable by the related mezzanine lender and shall not, under any circumstances, be payable out of the Trust unless the Master Servicer fails to require the related mezzanine intercreditor agreement to require the mezzanine lender to pay such amounts in breach of its obligation to do so under this paragraph). If Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or any Specially Serviced Loan. If (i) the Special Servicer resigns or has been terminated, and (ii) either prior or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or modified pursuant to an action plan submitted by the initial Special Servicer and approved (or deemed approved) by the Directing Holder or the Special Servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the Special Servicer subsequently became a Corrected Mortgage Loan, then in either such event the Special Servicer shall be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the Trust with respect to each Mortgage Loan, Serviced Whole Loan or Serviced REO Loan through the period such Mortgage Loan is an asset of the Trust shall be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a Special Servicer and a Mortgage Loan, Serviced Whole Loan or Serviced REO Loan, only the Workout Fees and Liquidation Fees paid to such Special Servicer with respect to such Mortgage Loan, Serviced Whole Loan or Serviced REO Loan shall be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or Serviced REO Loans shall not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer or Other Special Servicer shall also not be taken into account).

The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, any amounts, other than management fees in respect of REO Properties, due and owing to any of its sub-servicers, any amounts due and owing to any of its Affiliates, and the premiums for any blanket insurance policy obtained by it insuring against hazard losses pursuant to Section 3.08 of this Agreement, except to the extent such premiums are reimbursable pursuant to Section 3.08 of this Agreement), if and to the extent such expenses are not expressly payable directly out of the Collection Account or if a Serviced Whole Loan is involved, the applicable Serviced Whole Loan Collection Account or the applicable REO Account or as a Servicing Advance, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Whole Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(d)               In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan or, unless prohibited by the related Intercreditor Agreement to be so applied, any Serviced Companion Loan, during the related Collection Period shall be applied (as between Default Interest and late payment charges, in the priority set forth in the definition of “Advance Interest Amount”) to reimburse (i) the Master Servicer or the Trustee for interest on Advances at the Reimbursement Rate with respect to such Mortgage Loan that accrued in the period that such Penalty Charges were collected and advance interest to any related Serviced Companion Loan Service Provider for any debt service advance made by such party with respect to any related Serviced Companion Loan that accrued in the period that such Penalty Charges were collected, (ii) the Trust Fund for all interest on Advances with respect to such Mortgage Loan or Serviced Whole Loan previously paid to the Master Servicer, the Trustee or to any Serviced Companion Loan Service Provider pursuant to Section 3.06(a)(vi) or Section 3.06(b)(vi) of this Agreement and (iii) the Trust Fund for any Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan paid in or prior to the Collection Period that such Penalty Charges were collected and not previously paid out of Penalty Charges, and any Penalty Charges remaining thereafter shall be distributed pro rata to the Master Servicer and the Special Servicer based upon the amount of Penalty Charges the Master Servicer or the Special Servicer would otherwise have been entitled to receive during such period with respect to such Mortgage Loan or Serviced Whole Loan without any such application. Except as set forth in this Agreement, the Special Servicer shall not be entitled to any Special Servicing Fees, Workout Fees or Liquidation Fees with respect to any Non-Serviced Mortgage Loan or any related REO Property. For the avoidance of doubt, the portion of Penalty Charges allocated to a Mortgage Loan that is part of a Non-Serviced Whole Loan (in accordance with the applicable Intercreditor Agreement and, if applicable, the Other Pooling and Servicing Agreement) shall be allocated in accordance with clauses (i), (ii) and (iii) above (except that, Advances in clauses (i) and (ii) shall mean P&I Advances).

If any Servicing Shift Whole Loan becomes a Specially Serviced Loan prior to the related Servicing Shift Securitization Date, the Special Servicer shall service and administer such Servicing Shift Whole Loan and any related REO Property in the same manner as any other Specially Serviced Loan or Serviced REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Whole Loan as Special Servicer of such Serviced Whole Loan. With respect to any Servicing Shift Mortgage Loan, prior to the related Servicing Shift Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. If such Servicing Shift Whole Loan is still a Specially Serviced Loan on the related Servicing Shift Securitization Date, the Other Special Servicer and the Special Servicer shall be entitled to compensation with respect to such Servicing Shift Whole Loan as if the Special Servicer were being terminated as the Special Servicer with respect to such Servicing Shift Whole Loan and the Other Special Servicer were replacing the Special Servicer as the successor Special Servicer with respect to such Servicing Shift Whole Loan.

If any Servicing Shift Whole Loan is being specially serviced on the related Servicing Shift Securitization Date, the Special Servicer shall be entitled to compensation for the period during which it acted as Special Servicer with respect to such Servicing Shift Whole Loan, including its share of any liquidation or workout fees and any additional servicing compensation as well as all surviving indemnity and other rights in respect of such special servicing role under this Agreement.

(e)               The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to reimbursement from the Trust Fund (and, prior to recovery from the Trust Fund, in the case of any Serviced Whole Loans, subject to the related Intercreditor Agreement, first, from the related Subordinate Companion Loan up to the full principal balance thereof, if any, and second, to the extent any such costs and expenses remain unreimbursed, from the related Mortgage Loan and the Collection Account, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, first, out of the related Serviced Whole Loan Collection Account from collections on the related Serviced Pari Passu Companion Loan and the related Mortgage Loan on a pro rata basis by principal balance, and second, to the extent any such costs and expenses remain unreimbursed, out of the Collection Account) for the costs and expenses incurred by them in the performance of their duties under this Agreement which are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(xv) of this Agreement. All such costs and expenses shall be treated as costs and expenses of the Lower-Tier REMIC and the related Serviced Whole Loan, if applicable.

(f)                No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s, the Asset Representations Reviewer’s or the Trustee’s good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, the cost of which would not be an expense of the Trust Fund or any Serviced Companion Loan Noteholder hereunder, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the

Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower, such Certificateholder, or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s, the Asset Representations Reviewer’s or the Trustee’s reasonable expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

Section 3.13        Reports to the Certificate Administrator; Collection Account Statements. (a) The Master Servicer shall deliver to the Certificate Administrator no later than 3:00 p.m. (New York City time) one Business Day prior to the Master Servicer Remittance Date prior to each Distribution Date (beginning March 2026), the CREFC® Appraisal Reduction Template, if any for such Distribution Date and the CREFC® Loan Periodic Update File with respect to the Mortgage Loans that it is servicing (and, if applicable, the related REO Properties), for the related Distribution Date (which shall include, without limitation, the amount of Available Funds allocable to the Mortgage Loans) including information therein that states the anticipated P&I Advances in respect of such Mortgage Loans for the related Distribution Date. The Master Servicer’s responsibilities under this Section 3.13(a) with respect to Serviced REO Loans shall be subject to the satisfaction of the Special Servicer’s obligations under Section 3.23 of this Agreement. The Master Servicer shall (no later than the applicable Serviced Whole Loan Remittance Date) make available to each Serviced Companion Loan Noteholder with respect to the related Whole Loan or, if such Serviced Companion Loan is securitized, the respective Other Servicer and Other Trustee, the CREFC® Investor Reporting Package (CREFC® IRP) (excluding any templates) pursuant to the terms of this Agreement on a monthly basis.

No later than 5:00 p.m. (New York City time) two (2) Business Days following each Distribution Date beginning March 2026, the Master Servicer shall deliver to the Certificate Administrator a single CREFC® Schedule AL File (with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period covered by the Form 10-D required to be filed with respect to the subject Distribution Date pursuant to Section 10.06) and the related Schedule AL Additional File, in each case, in EDGAR Compatible Format and Excel format; provided, however, that the Master Servicer shall have no obligation to prepare or deliver the CREFC® Schedule AL File or the Schedule AL Additional File unless and until the Master Servicer receives the Initial Schedule AL File and the Initial Schedule AL Additional File from the Depositor in EDGAR Compatible Format and Excel format; and provided, further, that, if the Master Servicer has not received the Initial Schedule AL File and the Initial Schedule AL Additional File from the Depositor prior to the time it would need the Initial Schedule AL File and the Initial Schedule AL Additional File in order for the Master Servicer to prepare the CREFC® Schedule AL File with respect to the first Distribution Date, the Master Servicer shall request the Initial Schedule AL File and the Initial Schedule AL Additional File from the Depositor, including by email to the email addresses for the Depositor set forth in Section 12.05. If the CREFC® Schedule AL File is not provided by the Master Servicer to the Certificate Administrator by 5:00 p.m. (New York city time) two (2) Business Days following any Distribution Date, the Certificate

Administrator shall notify the Depositor in writing and also request such CREFC® Schedule AL File from the Master Servicer via email to NoticeAdmin@pnc.com. The Master Servicer shall be entitled to conclusively rely, absent manifest error, without any due diligence, investigation or verification, on the content, completeness and accuracy of the Initial Schedule AL File and the Initial Schedule AL Additional File, in each case, as of the Closing Date. Any Schedule AL Additional File that the Master Servicer determines, in accordance with the Servicing Standard, to deliver in connection with any CREFC® Schedule AL File prepared by the Master Servicer pursuant to this paragraph shall be delivered in EDGAR Compatible Format and in Excel format to the Certificate Administrator concurrently with the delivery of the related CREFC® Schedule AL File. With respect to each Non-Serviced Mortgage Loan, the Master Servicer shall include the analogous CREFC® Schedule AL File and/or Schedule AL Additional File, as applicable, information that it receives from the related Other Servicer under the applicable Other Pooling and Servicing Agreement in the single CREFC® Schedule AL File and/or Schedule AL Additional File, as applicable, that it delivers to the Certificate Administrator for the subject Distribution Date.

In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, any information and reports delivered to it by any third party, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and any information provided by the Trustee, without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(b)               For so long as the Master Servicer makes deposits into or credits to and withdrawals or debits from the Collection Account or any Serviced Whole Loan Collection Account, not later than 15 days after each Distribution Date, the Master Servicer shall forward to the Certificate Administrator and, upon request (but not more frequently than once per month), each Serviced Companion Loan Noteholder with respect to the related Whole Loan and related Serviced Whole Loan Collection Account (or, if such Serviced Companion Loan is securitized, the respective Other Servicer and Other Trustee) a statement prepared by the Master Servicer setting forth the status of each of the Collection Account and each Serviced Whole Loan Collection Account as of the close of business on the last Business Day of the prior Collection Period and showing the aggregate amount of deposits into and withdrawals from the Collection Account and each Serviced Whole Loan Collection Account of each category of deposit (or credit) specified in Section 3.05 of this Agreement and each category of withdrawal (or debit) specified in Section 3.06 of this Agreement for the related Collection Period, in each case for the Mortgage Loans (including the Non-Serviced Mortgage Loans). The Trustee and the Certificate Administrator and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Master Servicer solely relating to the Mortgage Loans and the performance of its duties hereunder.

(c)               Beginning in March 2026, no later than 4:00 p.m. (New York City time) on each Master Servicer Remittance Date, the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator (who shall promptly post such reports to the Certificate Administrator’s Website pursuant to Section 4.02(b)(iii)(B) of this Agreement), the Serviced Companion Loan Noteholders and the Operating Advisor the following reports (in electronic form) with respect to the Mortgage Loans that it is servicing (and, if applicable, the related REO Properties), providing the required information as of the immediately preceding Determination

Date: (i) to the extent the Master Servicer has received the most recent CREFC® Special Servicer Loan File from the Special Servicer at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC® Loan Setup File (with respect to the first Distribution Date) and CREFC® REO Status Report, (ii) the most recent CREFC® Property File, CREFC® Financial File, CREFC® Comparative Financial Status Report and the CREFC® Loan Level Reserve/LOC Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File), (iii) the CREFC® Servicer Watch List with information that is current as of such Determination Date and (iv) the CREFC® Advance Recovery Report.

The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer (other than information as to which the Master Servicer has the primary responsibility to generate) no later than the related Determination Date in the form required by Section 3.13(g) of this Agreement or shall be provided by means of such reports so delivered by the Special Servicer to the Master Servicer in the form so required. In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports and any information provided by the Certificate Administrator or the Trustee without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(d)               The Master Servicer shall deliver to the Certificate Administrator and deliver or make available to the Trustee, the Serviced Companion Loan Noteholders, the Underwriters, the Initial Purchasers and the Operating Advisor the following materials, in each case to the extent that such materials or the information on which they are based have been received by the Master Servicer with respect to the Mortgage Loans that the Master Servicer is servicing:

(i)                                Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending June 30, 2026, with respect to each Serviced Mortgage Loan, Specially Serviced Loan and Serviced REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or Serviced REO Loan) (and the Borrower provides sufficient information to report pursuant to CREFC® guidelines), a CREFC® Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar quarter (i) for single Mortgaged Property Mortgage Loans, prepared with respect to such Mortgaged Property and (ii) for Mortgage Loans secured by more than one Mortgaged Property, in the aggregate, together with, upon request, copies of the related operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent received by the Special Servicer); provided that, to the extent the annual CREFC® Operating Statement Analysis Report is delivered as described under clause (ii) below, then such delivery shall satisfy the requirement under this clause (a) to deliver a quarterly CREFC® Operating Statement Analysis Report for the quarter ending

June 30 of each year, commencing in 2027. The Master Servicer (or the Special Servicer in the case of Specially Serviced Loans and Serviced REO Properties) shall use commercially reasonable efforts to obtain said quarterly and other periodic operating statements and related rent rolls in accordance with the Servicing Standard. Commencing with the quarter ending June 30, 2026, upon receipt of such quarterly and other periodic operating statements (including year-to-date statements) and related rent rolls, the Master Servicer shall promptly update the CREFC® Operating Statement Analysis Report (to the extent that the related Borrower provides sufficient information to report pursuant to CREFC® guidelines); provided, however, that any analysis or update with respect to the first calendar quarter of each year shall not be required to the extent such analysis or update is not required to be provided under the then current applicable CREFC® guidelines. The Master Servicer shall deliver, upon request of any Rating Agency, copies of any of the foregoing items so collected thereby to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d)).

(ii)                             At least annually, on or before June 30 of each year, beginning with June 30, 2027, with respect to each Serviced Mortgage Loan, Specially Serviced Loan and Serviced REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or Serviced REO Loan), a CREFC® Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (initially, year-end 2026), together with, upon request, copies of the related operating statements and related rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and related rent rolls for Specially Serviced Loans and REO Properties, only to the extent received by the Special Servicer) for the current trailing 12 months, if available, or year-to-date, provided, however, that with respect to any obligation of the Master Servicer or Special Servicer, as applicable, to provide a year-end analysis or update, such analysis or update shall not be required to the extent such analysis or update is not required to be provided under the then current applicable CREFC® guidelines. The Master Servicer (or the Special Servicer in the case of Specially Serviced Loans and Serviced REO Properties) shall use commercially reasonable efforts to obtain said annual operating statements and related rent rolls in accordance with the Servicing Standard. Commencing with the year ending December 31, 2026, upon receipt of such annual operating statements and related rent rolls, the Master Servicer shall promptly update the CREFC® Operating Statement Analysis Report (to the extent that the related Borrower provides sufficient information to report pursuant to CREFC® guidelines). The Master Servicer shall deliver, upon request of any Rating Agency, copies of any of the foregoing items so collected thereby to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d)).

(iii)                          Within 45 days after receipt by the Special Servicer (in the case of a Specially Serviced Loan or Serviced REO Property) or the Master Servicer (in the case of any Mortgage Loan that is not a Specially Serviced Loan) of any annual year-end operating statements or related rent rolls with respect to any Mortgaged Property (except with respect to any Non-Serviced Mortgage Loan) or Serviced REO Property (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Loan or

Serviced REO Property), commencing within 45 days of receipt of such statements for year-end 2026, a CREFC® NOI Adjustment Worksheet for such Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit). The Master Servicer will use the “Normalized” column from the CREFC® NOI Adjustment Worksheet to update the full year-end data on any CREFC® Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property (other than any Mortgaged Property which is a Serviced REO Property or constitutes security for a Specially Serviced Loan or a Non-Serviced Mortgage Loan) to update the CREFC® Operating Statement Analysis Report for such Mortgaged Property; provided, however, that any analysis or update with respect to the year-end or first quarter of each year shall not be required to the extent such analysis or update is not required to be provided under the then current applicable CREFC® guidelines.

Notwithstanding anything to the contrary in this Agreement, the Master Servicer, upon request by a Rating Agency, shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Master Servicer shall maintain one CREFC® Operating Statement Analysis Report for each Mortgaged Property (and shall not be required to maintain any such report for a Mortgaged Property securing a Non-Serviced Mortgage Loan) and Serviced REO Property (to the extent prepared by and received from the Special Servicer in the case of any Serviced REO Property or any Mortgaged Property constituting security for a Specially Serviced Loan) relating to a Mortgage Loan that it is servicing. The CREFC® Operating Statement Analysis Report for each Mortgaged Property (other than any such Mortgaged Property that secures a Non-Serviced Mortgage Loan or that is a Serviced REO Property or constitutes security for a Specially Serviced Loan) is to be updated with trailing 12-month information, as available, or year-to-date information until 12-month trailing information is available by the Master Servicer, and the Master Servicer shall deliver (or make available) such updated report to the Trustee, the Certificate Administrator, the Operating Advisor, the Directing Holder and any related Serviced Companion Loan Noteholder in the calendar month following receipt by the Master Servicer of such updated trailing or year-to-date operating statements and related rent rolls for such Mortgaged Property, and upon request.

The Special Servicer shall pursuant to Section 3.13(h) of this Agreement, deliver to the Master Servicer the information required of it pursuant to this Section 3.13(d) with respect to Specially Serviced Loans and Serviced REO Loans.

(e)               In connection with their servicing of the Serviced Mortgage Loans and Serviced REO Properties, the Master Servicer and the Special Servicer, as applicable, shall provide to each other and to the Trustee and the Certificate Administrator, written notice of any event that comes to their knowledge with respect to a Mortgage Loan or Serviced REO Property that the Master Servicer or the Special Servicer, respectively, determines, in accordance with the Servicing Standard, would have a material adverse effect on such Mortgage Loan or Serviced REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

(f)                The Master Servicer or the Special Servicer, as applicable, shall make available to the Directing Holder copies of all rent rolls, operating statements and financial statements actually provided by each Borrower, including any monthly or quarterly statements or rent rolls, within 15 Business Days of receipt.

(g)               On or before 2:00 p.m. Central Time on each Determination Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Directing Holder or any Rating Agency, to such requesting party, the CREFC® Special Servicer Loan File with respect to the Specially Serviced Loans (and, if applicable, the related Serviced REO Properties), providing the required information as of the Determination Date (or, upon the reasonable request of any Master Servicer, data files in a form acceptable to the Master Servicer), which CREFC® Special Servicer Loan File shall include data, to enable the Master Servicer to produce the CREFC® Supplemental Servicer Reports. Such reports or data shall be presented in writing and in an electronic format acceptable to the Master Servicer.

(h)               The Special Servicer shall deliver or cause to be delivered to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Directing Holder or any Rating Agency, to such requesting party, without charge, the following materials for Specially Serviced Loans or Serviced REO Properties, as applicable, in each case to the extent that such materials or the information on which they are based have been received by the Special Servicer:

(i)                                At least annually, on or before June 1 of each year, commencing in 2027, with respect to each Specially Serviced Loan and Serviced REO Loan, a CREFC® Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (initially year-end December 31, 2026) together with copies of the operating statements and related rent rolls for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information and, with respect to operating statements and related rent rolls for Specially Serviced Loans and Serviced REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date. The Special Servicer shall use its reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each Serviced REO Property.

(ii)                             Within 45 days of receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property relating to a Specially Serviced Loan or Serviced REO Property, a CREFC® NOI Adjustment Worksheet for such Mortgaged Property or Serviced REO Property (with the annual operating statements attached thereto as an exhibit); provided that, with the consent of the Master Servicer, the Special Servicer may instead provide data files in a form acceptable to the Master Servicer. The Special Servicer will use the “Normalized” column from the CREFC® NOI Adjustment Worksheet to update the full year-end data on any CREFC® Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property relating to a Specially Serviced Loan or Serviced REO Property to update the CREFC® Operating Statement Analysis Report for such Mortgaged Property.

Notwithstanding anything to the contrary in this Agreement, upon request for receipt of any such items from any Rating Agency, the Special Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Special Servicer shall maintain one CREFC® Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and each Serviced REO Property. The CREFC® Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and each Serviced REO Property is to be updated by the Special Servicer and such updated report delivered to the Master Servicer within 45 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property; provided that, the Special Servicer may instead provide data files in an electronic form acceptable to the Special Servicer. The Special Servicer shall provide each such report to the Master Servicer in the then applicable CREFC® format.

(i)                 If the Master Servicer or the Special Servicer, as applicable, is required to deliver any statement, report or information under any provision of this Agreement (including Section 3.14), the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) delivering such statement, report or information in a commonly used electronic format or (y) making such statement, report or information available on the Master Servicer’s website, unless this Agreement expressly specifies a particular method of delivery or such statement, report or information must be filed with the Commission as contemplated in Article X; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x).

(j)                 The Master Servicer may, but is not required to, make any of the reports or files it delivers pursuant to this Section 3.13 available each month on the Master Servicer’s website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, and has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer. In connection with providing access to the Master Servicer’s website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom.

(k)               With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Master Servicer within two Business Days following the Determination Date and the Master Servicer shall, to the extent it has received, deliver to the Certificate Administrator, without charge and on the same day as the Master Servicer is required to deliver the CREFC® Investor Reporting Package, an electronic report which may include html, word or excel compatible format, clean and searchable pdf. format or such other format as mutually agreeable between the Certificate Administrator and the Special Servicer (or Master Servicer on its behalf) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period; provided that no report regarding Disclosable Special Servicer Fees shall be required to be delivered if there are no Disclosable Special Servicer Fees for the related Collection Period. Such report may omit any such information that has previously been delivered to the Certificate Administrator by the Master Servicer or the Special Servicer.

Section 3.14        Access to Certain Documentation. (a) The Master Servicer and Special Servicer, as applicable, shall provide to any Certificateholders and any Serviced Companion Loan Noteholders that are federally insured financial institutions, the Operating Advisor (but only if an Operating Advisor Consultation Event has occurred and is continuing), the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder or Serviced Companion Loan Noteholder is subject, access to the documentation regarding the Mortgage Loans or the Whole Loans, as applicable, that it is servicing required by applicable regulations of the Federal Reserve Board, FDIC, Office of the Comptroller of the Currency or any such federal or state banking or regulatory authority, such access being afforded without charge but only upon reasonable written request and during normal business hours at the offices of the Master Servicer or Special Servicer, as applicable. At the election of the Master Servicer, the Special Servicer or the Certificate Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and the Master Servicer, the Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Directing Holder and the Trustee and the Certificate Administrator on its own behalf or on behalf of the Certificateholders, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian. In addition, upon reasonable prior written notice to the Master Servicer or the Special Servicer, as the case may be, the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor or their accountants or other representatives shall have reasonable access to review the documents, correspondence and records in the possession of the Master Servicer or the Special Servicer, as the case may be, as they relate to a Mortgaged Property and any Serviced REO Property during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be. Nothing in this Section 3.14 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.14 as a result of such obligation shall not constitute a breach of this Section 3.14.

(b)               In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, Serviced Companion Loan Noteholder or any regulatory authority that may exercise authority over a Certificateholder or Serviced Companion Loan Noteholder, the Master Servicer and the Special Servicer may each require payment from such Certificateholder or Serviced Companion Loan Noteholder (to the extent permitted in the related Intercreditor Agreement) of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law. In connection with providing Certificateholders or Serviced Companion Loan Noteholders access to the information described in the preceding paragraph the Master Servicer and the Special Servicer, as applicable, may require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or Serviced Companion Loan Noteholder or a regulator or governmental body and will keep such information confidential.

(c)               Upon the reasonable request of (1) any Certificateholder identified to the Master Servicer to the Master Servicer’s reasonable satisfaction (or, with respect to any Serviced Companion Loan, the request of any Serviced Companion Loan Noteholder), the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder or Serviced Companion Loan Noteholder) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer, or (2) any Controlling Class Certificateholder identified to the Master Servicer (in the case of a Performing Loan) or the Special Servicer (in the case of a Specially Serviced Loan) to the Master Servicer’s or Special Servicer’s reasonable satisfaction, as applicable, the Master Servicer or Special Servicer, as applicable, shall provide (or forward electronically) (at the expense of such Controlling Class Certificateholder) any Excluded Information in the Master Servicer’s or Special Servicer’s, as applicable, possession (available on the Certificate Administrator’s Website but not accessible to such Controlling Class Certificateholder through the Certificate Administrator’s Website on account of it constituting Excluded Information) relating to any Excluded Controlling Class Loan in which such Controlling Class Certificateholder is not an Excluded Controlling Class Holder; provided that, in connection therewith, the Master Servicer or Special Servicer, as applicable, may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is a Holder of Certificates or a Serviced Companion Loan Noteholder or a beneficial holder of Book-Entry Certificates or a regulator or a governmental body and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under this Agreement. For the avoidance of doubt, the Master Servicer shall not make any Asset Status Reports available to any Certificateholders on its website. None of the parties to this Agreement shall provide any Asset Status Report or any Final Asset Status Report to the Certificate Administrator.

(d)               The 17g-5 Information Provider shall make available solely to the Depositor and to any NRSRO that delivers an NRSRO Certification to the 17g-5 Information Provider the following items to the extent such items are delivered to it via electronic mail at 17g5informationprovider@computershare.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto) in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “Benchmark 2026-V20 Mortgage Trust, Series 2026-V20”

and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial (provided that, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format):

(i)                                any waivers delivered to the 17g-5 Information Provider pursuant to Section 3.09 of this Agreement;

(ii)                             any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance delivered to the 17g-5 Information Provider pursuant to Section 3.21(d) or Section 4.07(c) of this Agreement and notice of determination not to refrain from reimbursement of all Nonrecoverable Advances;

(iii)                          any Asset Status Report delivered by the Special Servicer pursuant to Section 3.23(e) of this Agreement;

(iv)                         any environmental reports delivered by the Special Servicer pursuant to Section 3.10(g) of this Agreement;

(v)                            any annual statements as to compliance and related Officer’s Certificates delivered pursuant to Section 10.11 and Section 10.12 of this Agreement;

(vi)                         any annual independent public accountants’ attestation reports delivered pursuant to Section 10.13 of this Agreement;

(vii)                      any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.10 of this Agreement;

(viii)                   any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without receiving a Rating Agency Confirmation from any Rating Agency as set forth in the definition of “Rating Agency Confirmation” pursuant to Section 3.30 of this Agreement;

(ix)                           copies of any questions or requests submitted by the Rating Agencies directed toward the Master Servicer, Special Servicer, Certificate Administrator or Trustee;

(x)                              any requests for a Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.30 of this Agreement;

(xi)                           any notice of resignation of the Trustee or Certificate Administrator and any notice of the acceptance of appointment by the successor Trustee or successor Certificate Administrator pursuant to Section 8.07 or Section 8.08 of this Agreement;

(xii)                        any notice of resignation or assignment of the rights of the Master Servicer or the Special Servicer pursuant to Section 6.04 of this Agreement;

(xiii)                     any notice of Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.03 of this Agreement;

(xiv)                    any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09 of this Agreement;

(xv)                       any notice of the merger or consolidation of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer pursuant to Section 6.02 of this Agreement;

(xvi)                    any notice of any amendment that modifies the procedures herein relating to Exchange Act Rule 17g-5 pursuant to Section 12.08 of this Agreement;

(xvii)                 any notice or other information provided by the Master Servicer pursuant to Section 12.07 of this Agreement;

(xviii)              any summary of oral communication with the Rating Agencies delivered to the 17g-5 Information Provider pursuant to Section 3.14(f) of this Agreement; provided that the summary of such oral communication shall not attribute which Rating Agency the communication was with;

(xix)                      the Rating Agency Q&A Forum and Document Request Tool; and

(xx)                         such information as is delivered to the 17g-5 Information Provider by the Depositor in mutually agreeable electronic format within fifteen (15) days of the Closing Date.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website (a link to which shall be provided on the Depositor’s website at www.intralinks.com or such other website as the Depositor may notify the parties hereto in writing). Information will be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (Eastern Time) or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. New York City time. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be or whether such information (other than (solely with respect to the 17g-5 Information Provider’s obligation to post such information) the information set forth in clauses (i) through (xx) above) is required to be posted on the 17g-5 Information Provider’s Website pursuant to this Agreement or Rule 17g-5. If any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the 17g-5 Information Provider’s Website. Access will be provided by the 17g-5 Information Provider to the Rating Agencies, and to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit Z hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). If a Rating Agency requests access to the 17g-5 Information Provider’s Website, access will be provided by the 17g-5 Information Provider on the same Business Day provided such request is made prior to 2:00 p.m., on such Business Day, or, if received after 2:00 p.m., on the following Business Day. Questions regarding delivery of information to the 17g-5 Information Provider may be directed to CCTCMBSExcludedInformation@computershare.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto).

Upon delivery by the Depositor to the 17g-5 Information Provider (in an electronic format mutually agreed upon by the Depositor and the 17g-5 Information Provider) of information designated by the Depositor as having been previously made available to NRSROs by the Depositor (the “Pre-Closing 17g-5 Information”), the 17g-5 Information Provider shall make such Pre-Closing 17g-5 Information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant this Section 3.14(b).The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-Closing 17g-5 Information or any other information on the 17g-5 Information Provider’s Website to any designee or other third party.

The 17g-5 Information Provider shall notify any party that delivers information to the 17g-5 Information Provider under this Agreement that such information was received and that it has been posted. The 17g-5 Information Provider shall notify each NRSRO that has provided a NRSRO Certification each time a document is posted to the 17g-5 Information Provider’s Website and such notice shall specifically identify such document. The 17g-5 Information Provider shall send such notice to such Persons to the email address that has been provided by and is used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general email address if such general email address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit Z hereto.

The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where Rating Agencies and NRSROs may (i) submit Inquiries to the Certificate Administrator relating to the Distribution Date Statement, submit Inquiries to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 4.02(d), the Serviced Mortgage Loans or the Mortgaged Properties or submit inquiries to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights pursuant to Section 6.07, whether or not referenced in such Operating Advisor Annual Report, (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto and (iii) submit requests for loan-level reports and information. Upon receipt of an Inquiry for the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Inquiry to the Certificate Administrator, Operating Advisor, the Master Servicer or the Special Servicer, as applicable, and in the case of an inquiry relating to any Non-Serviced Mortgage Loan, to the applicable party under the related Other Pooling and Servicing Agreement, in each case within a commercially reasonable period following receipt thereof. Following receipt of an Inquiry or request relating to the subject matters described in clauses (i) or (iii) above, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Certificate Administrator, the Operating Advisor, Master Servicer or Special Servicer shall be by email to the 17g-5 Information

Provider. The 17g-5 Information Provider shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer (or reports, as applicable) to the 17g-5 Information Provider’s Website. Any report posted by the 17g-5 Information Provider in response to a request may be posted on a page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) the question is beyond the scope outlined above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders or would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Loan Documents, (iii) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or answering such inquiry is otherwise not advisable or (iv) (A) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator or the Operating Advisor) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Operating Advisor, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Inquiry and, in the case of the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, shall promptly notify the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such Inquiry on the Rating Agency Q&A Forum and Document Request Tool together with a statement that such Inquiry was not answered. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters, the Initial Purchasers, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee or any of their respective Affiliates and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications between the 17g-5 Information Provider and any Person which are not submitted via the 17g-5 Information Provider’s Website.

In connection with providing access to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, the Certificate Administrator and/or the 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The Certificate Administrator and the 17g-5 Information Provider, as the case may be, shall not be liable for the dissemination of information in accordance with the terms of this Agreement, make no representations or warranties as to the accuracy or completeness of such information being made available, and assume no responsibility for such information; provided that it is acknowledged and agreed that the 17g-5 Information Provider shall not be charged with knowledge of any of the contents of such information solely by virtue of its compliance with its obligations to post such information to the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall not be liable for its failure to make any information available to the NRSROs unless such information was delivered to the 17g-5 Information Provider at the email address set forth herein in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, with a subject heading of “Benchmark 2026-V20 Mortgage Trust, Series 2026-V20” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Information Provider’s Website; provided that, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format.

The 17g-5 Information Provider shall not be responsible or have any liability for any act, omission or delay attributable to the failure of any other party to this Agreement to timely deliver information to be posted on the 17g-5 Information Provider’s Website or for any errors or defects in the information supplied by any such party.

The 17g-5 Information Provider’s obligations in respect of Rule 17g-5 or any other law or regulation related thereto shall be limited to the specific obligations contained in this Agreement and the 17g-5 Information Provider makes no representations or warranties as to the compliance of the Depositor with Rule 17g-5 or any other law or regulation related thereto.

With respect to each Non-Serviced Mortgage Loan, each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall provide to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website, promptly upon receipt from a Non-Serviced Mortgage Loan Service Provider, all reports, statements, documents, notices and other information it receives in respect of such Non-Serviced Mortgage Loan that such party would otherwise have been required to be submitted to the 17g-5 Information Provider under this Agreement for posting had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website all such information it receives in accordance with this Agreement.

Upon delivery by the Depositor to the 17g-5 Information Provider (in an electronic format mutually agreed upon by the Depositor and the 17g-5 Information Provider) of information designated by the Depositor as having been previously made available to NRSROs by the Depositor (the “Pre-Closing 17g-5 Information”), the 17g-5 Information Provider shall make such Pre-Closing 17g-5 Information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant this Section 3.14(b). The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-Closing 17g-5 Information or any other information on the 17g-5 Information Provider’s Website to any designee or other third party.

(e)               Each of the Master Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information identified in Section 3.14(d) of this Agreement relating to the Mortgage Loans or Whole Loans, the Mortgaged Properties or the related Borrowers, for review by the Depositor, the Underwriters, the Initial Purchasers and any other Persons who deliver an Investor Certification in accordance with this Section 3.14, the related Serviced Companion Loan Noteholder (if any), the Directing Holder and the Rating Agencies (collectively, the “Disclosure Parties”) (only to the extent such additional information is simultaneously or previously delivered to the 17g-5 Information Provider in accordance with the provisions of Section 3.14(d) of this Agreement, who shall post such additional information on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.14(d) of this Agreement), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the related Loan Documents. Each of the Master Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, enter into an Investor Certification or other confidentiality agreement acceptable to the Master Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Master Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Master Servicer’s or the Special Servicer’s website, the Master Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 3.14(e) to current or prospective Certificateholders the form of confidentiality agreement used by the Master Servicer or the Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder (or a licensed or registered investment advisor acting on behalf of such Certificateholder), an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein (or a licensed or registered investment advisor acting on behalf of such prospective purchaser), an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators). In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.14 unless (i) the Master Servicer or Special Servicer, as applicable, is the original source for such information and (ii) such failure to deliver complete and accurate information is by reason of such party’s willful misconduct, bad faith, fraud and/or negligence.

In connection with the delivery by the Master Servicer or the Special Servicer, as applicable, to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Master Servicer or the Special Servicer, as applicable, of when such information, report, notice or document has been posted to the 17g-5 Information Provider’s Website. The Master Servicer

or the Special Servicer, as applicable, may, but is not obligated to, send such information report, notice or other document to the applicable Rating Agency or Rating Agencies following the earlier of (a) receipt of notification from the 17g-5 Information Provider that such information, report, notice or other document has been posted to the Rule 17g-5 Information Provider’s Website and (b) 12:00 p.m. on the first Business Day following the date the Master Servicer or the Special Servicer, as applicable, has provided such information, report, notice or other document to the 17g-5 Information Provider.

(f)                The Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall be permitted (but shall not be required) to orally communicate with the Rating Agencies regarding any Mortgage Loan, Serviced Whole Loan, any Certificateholder, any Serviced Companion Loan Noteholder, any Mortgaged Property or any REO Property; provided that such party summarizes the information provided to the Rating Agencies in such communication and provides the 17g-5 Information Provider and the related Other 17g-5 Information Provider (if any) with such summary in accordance with the procedures set forth in Section 3.14(d) of this Agreement the same day such communication takes place; provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.14(d) of this Agreement.

(g)               None of the foregoing restrictions in this Section 3.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, (ii) such Rating Agency’s or NRSRO’s approval of the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s or NRSRO’s evaluation of the Master Servicer’s, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer’s, as applicable, servicing operations in general; provided that the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Borrower, property and other deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or the Master Servicer or Special Servicer, as applicable, has in fact provided such information to such Rating Agency in accordance with Section 3.14(e); or (z) the Rating Agency confirms in writing that it does not intend to use such information in undertaking credit rating surveillance with respect to the Certificates; provided, however, that the Rating Agencies may use information delivered under this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement or any other confidentiality agreement to which such Rating Agency is subject) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 3.14(g).

(h)               The costs and expenses of compliance with this Section 3.14 by the Depositor, the Master Servicer, the Special Servicer, the Trustee and any other party hereto shall not be Additional Trust Fund Expenses.

Section 3.15        Title and Management of REO Properties and REO Accounts. (a) If title to any Mortgaged Property (other than with respect to a Non-Serviced Mortgage Loan) is acquired for the benefit of the Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise in the name of the Trustee, or its nominee (which shall not include the Master Servicer), or a separate Trustee or co-Trustee, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders). The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any Serviced REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such Serviced REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such Serviced REO Property within the applicable extension period or if the Special Servicer has applied for extension as provided in this clause (i) but such request has not yet been granted or denied, the additional time specified in such request, or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund and, in the case of a Serviced Whole Loan, such expenses shall be allocated in accordance with the allocation provisions set forth in the related Intercreditor Agreement), addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Trust Fund of such Serviced REO Property for an additional specified period will not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any Serviced REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which such Serviced REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.16 hereof. In the case of the Trust Fund’s beneficial interest in any REO Property acquired by the Other Trustee pursuant to an Other Pooling and Servicing Agreement, the Special Servicer shall coordinate with the Other Special Servicer with respect to any REO extension on behalf of the Trust Fund. The Special Servicer shall manage, conserve, protect and operate each Serviced REO Property for the Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) solely for the purpose of its prompt disposition and sale in a manner which does not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) and such that income from the operation or sale of such property does not result in receipt by the Trust Fund of any income from non-permitted assets as described in Section 860F(a)(2)(B) of the Code with respect to such property.

(b)               The Special Servicer shall have full power and authority, subject only to the Servicing Standard and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any Serviced REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such Serviced REO Property any “net income from foreclosure property,” within the meaning of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee and the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) than an alternative method of operation or rental of such Serviced REO Property that would not be subject to such a tax.

The Special Servicer shall segregate and hold all revenues received by it with respect to any Serviced REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any Serviced REO Property a segregated custodial account (each, an “REO Account”), for the benefit of the Certificateholders, each of which shall be an Eligible Account and shall be entitled “Rialto Capital Advisors, LLC, as Special Servicer, on behalf of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, REO Account”. With respect to a Serviced REO Property securing a Serviced Whole Loan, the Special Servicer shall establish an REO Account solely with respect to such property (each such account, a “Serviced Whole Loan REO Account”), each of which shall be an Eligible Account and shall be entitled “Rialto Capital Advisors, LLC, as Special Servicer, on behalf of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 and the related Serviced Companion Loan Noteholders REO Account”, to be held for the benefit of the Certificateholders and the related Serviced Companion Loan Noteholders. The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account or a Serviced Whole Loan REO Account to the extent provided in Section 3.07(b) of this Agreement. The Special Servicer shall deposit or cause to be deposited REO Proceeds in the REO Account or the applicable Serviced Whole Loan REO Account within two Business Days after receipt of such properly identified and available REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such Serviced REO Property and for other Property Protection Expenses with respect to such Serviced REO Property, including:

(i)                                all insurance premiums due and payable in respect of any Serviced REO Property;

(ii)                             all real estate taxes and assessments in respect of any Serviced REO Property that may result in the imposition of a lien thereon;

(iii)                          all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any Serviced REO Property including, if applicable, the payments of any ground rents in respect of such Serviced REO Property; and

(iv)                         any taxes imposed on the Lower-Tier REMIC in respect of net income from foreclosure property in accordance with Section 4.05, and with respect to a Serviced Whole Loan, such expenses shall be allocated pro rata to the Mortgage Loan and any related Serviced Companion Loans based on each loan’s Stated Principal Balance and only to the extent any such Serviced Companion Loan is included in a REMIC.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the Master Servicer shall make such Advance unless the Master Servicer or the Special Servicer determines, in accordance with the Servicing Standard, that such Servicing Advance would constitute a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement) and if the Master Servicer does not make any such Advance, the Trustee, to the extent the Trustee has actual knowledge of the Master Servicer’s failure to make such Advance, shall make such Advance, unless in each case, the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the Master Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance, and in the case of such determination by the Special Servicer, shall be bound by such determination. The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall use its good faith business judgment. The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Reimbursement Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06 of this Agreement. The Special Servicer shall withdraw from each REO Account or Serviced Whole Loan REO Account, as applicable, and remit to the Master Servicer for deposit into the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on a monthly basis on the later of the date that is (x) on or prior to the related Determination Date or (y) two (2) Business Days after such amounts are received and properly identified and determined to be available, the Net REO Proceeds received or collected from each Serviced REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account or Serviced Whole Loan REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

Notwithstanding the foregoing, the Special Servicer shall not:

(i)                            permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)                         permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)                      authorize or permit any construction on any Serviced REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)                     Directly Operate or allow any Person to Directly Operate any Serviced REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund and, in the case of a Serviced Whole Loan with a Serviced Companion Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement) to the effect that such action will not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of the Serviced Whole Loans, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement) and payable out of REO Proceeds, for the operation and management of any Serviced REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any Serviced REO Property other than through an Independent Contractor shall not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code) (which opinion shall be an expense of the Trust Fund, and in the case of a Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement), provided that:

(1)	the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;
(2)	any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such Serviced REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than 30 days following the receipt thereof by such Independent Contractor;

(3)	none of the provisions of this Section 3.15(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders and, in the case of a Serviced Whole Loan, the related Companion Loan Noteholders, with respect to the operation and management of any such Serviced REO Property; and
(4)	the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such Serviced REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)               Promptly following any acquisition by the Special Servicer of a Serviced REO Property on behalf of the Trust Fund, the Special Servicer shall notify the Master Servicer thereof, and, upon delivery of such notice, the Special Servicer shall obtain an Updated Valuation thereof, but only if any Updated Valuation with respect thereto is more than 9 months old and the Special Servicer has no actual knowledge of any material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Updated Valuation, in order to determine the fair market value of such Serviced REO Property and shall notify the Depositor and the Master Servicer and with respect to a Serviced Whole Loan, the holder of the related Companion Loan, if any, and of the results of such Updated Valuation. Any such Updated Appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be an expense of the Trust Fund and allocated to Classes of Principal Balance Certificates and the VRR Interest (in the same manner as Realized Losses and VRR Realized Losses as set forth in Section 4.01(b) of this Agreement). In the case of any Serviced Whole Loan such expenses shall be allocated in accordance with the allocation provisions set forth in the related Intercreditor Agreement. The Special Servicer shall obtain a new Updated Valuation or a letter update every 9 months thereafter until the Serviced REO Property is sold.

(d)               When and as necessary, the Special Servicer shall send to the Certificate Administrator a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any Serviced REO Property in accordance with Section 3.15(a) and Section 3.15(b) of this Agreement.

(e)               Upon the disposition of any Serviced REO Property in accordance with this Section 3.15, the Special Servicer shall calculate the Gain-on-Sale Proceeds allocable to a

Mortgage Loan or the applicable Serviced Whole Loan, if any, realized in connection with such sale and remit such funds to the Master Servicer on the later of (x) the date that is on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified, along with a notation of the amount of Gain-on-Sale Proceeds in the CREFC® REO Liquidation Report.

Section 3.16        Sale of Specially Serviced Loans and REO Properties. (a)  The parties hereto may sell or purchase, or permit the sale or purchase of, a Serviced Mortgage Loan and any related Serviced Companion Loan only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in or contemplated by Section 2.03(e) and Section 9.01 of this Agreement or in an applicable Intercreditor Agreement. The Special Servicer may only sell a Serviced Subordinate Companion Loan together with the related Mortgage Loan if it has received consent of the holder of the related Subordinate Companion Loan.

(b)               If the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders or, in the case of a Serviced Whole Loan, the Certificateholders and the related Serviced Pari Passu Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender) (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than any Non-Serviced Mortgage Loan) and any related Pari Passu Companion Loan, the Special Servicer shall use reasonable efforts to solicit offers for each such Defaulted Loan on behalf of the Certificateholders and, if applicable, the related Serviced Pari Passu Companion Loan Noteholders in such manner as will be reasonably likely to realize a fair price. In the case of a Non-Serviced Mortgage Loan, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the Other Special Servicer for the related Non-Serviced Whole Loan and, if permitted under the related Intercreditor Agreement, the Special Servicer shall be entitled to sell (with the consent of the Directing Holder (if no Control Termination Event has occurred and is continuing)) and after consulting on a non-binding basis with the Risk Retention Consultation Party pursuant to Section 6.07) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and shall be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this Section 3.16, the Special Servicer shall accept the first cash offer received from any Person that constitutes a fair price for such Defaulted Loan. Subject to Section 3.16(k), if the Special Servicer receives more than one cash offer that constitutes a fair price for such Defaulted Loan during the period designated by the Special Servicer for receipt of offers, the Special Servicer shall accept the highest price.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor, the Directing Holder (other than in respect of any applicable Excluded Loan) and the Risk Retention Consultation Party not less than ten (10) Business Days’ prior written notice of its intention to sell any such Defaulted Loan, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any such Defaulted Loan pursuant to this Agreement.

(c)               Whether any cash offer constitutes a fair price for such Defaulted Loan, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided that no offer from an Interested Person shall constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the Trustee shall be supplied with and shall rely on the most recent Appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such Appraisal, on a narrative appraisal prepared by an Independent MAI appraiser selected by (i) the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to such Defaulted Loan, (ii) by the Master Servicer if the Special Servicer is making such an offer unless the Master Servicer and Special Servicer are Affiliates or (iii) the Operating Advisor if the Master Servicer and Special Servicer are Affiliates and the Special Servicer is making an offer. The cost of any such Updated Appraisal or narrative appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance. In addition, the Trustee shall be permitted to retain, at the expense of the related Interested Person, an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine such fair price and will be permitted to conclusively rely on the opinion of such third party’s determination. Any costs and fees of the Trustee in connection with an offer by an Interested Person and the Trustee’s duties therewith shall be paid in advance of any such determination by such Interested Person.

In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal, Updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Loan, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the Delinquency on such Defaulted Loan, the period and amount of the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from such Defaulted Loan if the Special Servicer were to pursue a workout strategy, and the time and expense associated with a purchaser’s foreclosing on the related Mortgaged Property.

In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer’s reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal. Furthermore, the Special Servicer may consider available objective third party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing Standard, conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Specially Serviced Loan, selected with reasonable care by the Special Servicer, in making such determination. All reasonable costs and expenses incurred by the Special Servicer pursuant to this Section 3.16(c) shall constitute, and be reimbursable as, Servicing Advances. The other parties to this Agreement shall cooperate with all reasonable requests for information made by the Special Servicer in order to allow the Special Servicer to perform its duties pursuant to this Section 3.16(c).

The Purchase Price (which, in connection with the administration of a Defaulted Loan related to a Serviced Whole Loan, shall be construed and calculated as if the loans in such Serviced Whole Loan together constitute a single Mortgage Loan thereunder) for any such Defaulted Loan shall in all cases be deemed a fair price.

(d)               Subject to subsection (c) above, the Special Servicer shall act on behalf of the Trustee (for the benefit of the Certificateholders and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders) in negotiating and taking any other action necessary or appropriate in connection with the sale of any such Defaulted Loan, and the applicable collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the REO Account the Collection Account or, in the case of any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account. Any sale of such Defaulted Loan shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee shall have any liability to any Certificateholder or Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(e)               Any sale of such Defaulted Loan shall be for cash only.

(f)                The parties hereto may sell or purchase, or permit the sale or purchase of, a Serviced REO Property only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in an applicable Intercreditor Agreement.

(g)               The Special Servicer shall use reasonable efforts to solicit offers for each Serviced REO Property on behalf of the Certificateholders and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.15(a) of this Agreement. The Special Servicer (with the consent of the Directing Holder for so long as no Control Termination Event is continuing) shall accept the first cash offer received from any Person that constitutes a fair price for such Serviced REO Property. Subject to Section 3.16(k), if the Special Servicer receives more than one cash offer that constitutes a fair price for such Serviced REO Property during the period designated by the Special Servicer for receipt of offers, the Special Servicer shall accept the highest price. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any Serviced REO Property within the time constraints imposed by Section 3.15(a) of this Agreement, then the Special Servicer (with the consent of the Directing Holder for so long as no Control Termination Event is continuing) shall dispose of such Serviced REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless of from whom received.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Directing Holder, not less than ten (10) Business Days’ prior written notice of its intention to sell any Serviced REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Serviced REO Property pursuant to this Agreement.

(h)               Whether any cash offer constitutes a fair price for any Serviced REO Property, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided that no offer from an Interested Person shall constitute a fair price unless it is the highest offer received. In determining whether any offer received from an Interested Person represents a fair price for any such Serviced REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to a Serviced REO Property (or by the Master Servicer if the Special Servicer is making such an offer). The cost of any such Updated Appraisal or narrative appraisal and any related costs and fees of the Trustee shall be covered by, and shall be reimbursable as, a Servicing Advance. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Serviced REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Serviced REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property or Serviced REO Property, the state of the local economy and the obligation to dispose of any Serviced REO Property within the time period specified in Section 3.15(a) of this Agreement. The Purchase Price (which, in connection with the administration of a Serviced REO Property related to a Serviced Whole Loan, shall be construed and calculated as if the loans in such Serviced Whole Loan together constitute a single Mortgage Loan thereunder) for any Serviced REO Property shall in all cases be deemed a fair price. In addition, the Trustee shall be permitted to retain, at the expense of the related Interested Person, an independent third party to determine such fair price and will be permitted to conclusively rely on the opinion of such third party’s determination. Any costs and fees of the Trustee in connection with an offer by an Interested Person and the Trustee’s duties therewith shall be paid in advance of any such determination by such Interested Person.

(i)                 Subject to subsections (g) and (h) above, the Special Servicer shall act on behalf of the Trustee (for the benefit of the Certificateholders and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders) in negotiating and taking any other action necessary or appropriate in connection with the sale of any Serviced REO Property, and the applicable collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, in the case of any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account. Any sale of a Serviced REO Property shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder or Serviced Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(j)                 Any sale of a Serviced REO Property shall be for cash only.

(k)               Notwithstanding any of the foregoing paragraphs of this Section 3.16, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan or unless a Consultation Termination Event exists), the Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) (which consultation shall be non-binding) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Noteholder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), and the Special Servicer may accept a lower cash offer (from any Person other than itself or its Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable) and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender) (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan).

(l)                 With respect to each defaulted Serviced Companion Loan, the Special Servicer shall sell such defaulted Serviced Companion Loan together with the related Mortgage Loan pursuant to the terms of the related Intercreditor Agreement and this Agreement as if such Mortgage Loan and Serviced Companion Loans were one whole loan on behalf of the Certificateholders and the related Serviced Companion Loan Noteholders. The Special Servicer

shall provide notice and other information required under the related Intercreditor Agreement to the applicable Other Special Servicer as soon as practicable following its decision to attempt to sell, and prior to commencement or marketing of, any Serviced Companion Loan. With respect to Serviced Whole Loans, the Special Servicer shall be required to obtain the consent of any holder of a related Serviced Companion Loan prior to a sale of such Serviced Whole Loan, unless (i) such holder is the related Borrower or an Affiliate or agent of the related Borrower or (ii) the Special Servicer delivers to such holders of the related Serviced Companion Loans: (A) at least fifteen (15) Business Days’ prior written notice of any decision to attempt to sell the related Serviced Whole Loan; (B) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (C) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for such Serviced Whole Loan, and any documents in the servicing file reasonably requested by the holders of the applicable Serviced Companion Loans that are material to the sale price of such Serviced Whole Loan; and (D) until the sale is completed, and a reasonable period of time (but not less time than is afforded to other offerors, the Directing Holder and the Risk Retention Consultation Party) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Special Servicer in connection with the proposed sale. The holders of the Serviced Companion Loans (or, in any case, their respective representatives) shall be permitted to submit an offer at any sale of such related Serviced Whole Loan; however, the related Borrower and its agents and Affiliates shall not be permitted to submit an offer at such sale.

(m)             With respect to any Servicing Shift Mortgage Loan, if the related Servicing Shift Mortgage Loan becomes a Defaulted Loan, the Special Servicer (or, on or after the related Servicing Shift Securitization Date, the Other Special Servicer under the Other Pooling and Servicing Agreement related to such Servicing Shift Mortgage Loan) will be required to sell such Servicing Shift Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and this Agreement or the related Other Pooling and Servicing Agreement, as the case may be.

Section 3.17        Additional Obligations of the Master Servicer and the Special Servicer; Inspections. (a) The Master Servicer (at its own expense) (or, with respect to Specially Serviced Loans and Serviced REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property securing a Serviced Mortgage Loan that it is servicing at such times and in such manner as is consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property with a Stated Principal Balance (or in the case of a Mortgage Loan secured by more than one Mortgaged Property, having an Allocated Loan Amount) of (A) $2,000,000 or more at least once every 12 months (commencing in 2027) and (B) less than $2,000,000 at least once every 24 months (commencing in 2027) (or, in each case, at such decreased frequency as each Rating Agency shall have provided a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any); provided that if a physical inspection has been performed by the Special Servicer in the previous twelve (12) months and the Master Servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection, the Master Servicer will not be required to perform or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than sixty (60) days delinquent on the related Mortgage Loan, the Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Loan. The reasonable cost of each such inspection performed in accordance with the Servicing Standard by the Special Servicer shall be paid by the Master Servicer as a Servicing Advance; provided, that if such Advance would be a Nonrecoverable Advance, then the cost of such inspections shall be an expense of the Trust payable out of general collections. With respect to a Serviced Whole Loan, the costs described in the preceding sentence above that relate to the applicable Serviced Whole Loan shall be paid out of amounts on deposit in the Serviced Whole Loan Collection Account related to such Serviced Whole Loan (allocated in accordance with the expense allocation provision of the related Intercreditor Agreement). If funds in the applicable Serviced Whole Loan Collection Account relating to a Serviced Whole Loan are insufficient, then any deficiency shall be paid from amounts on deposit in the Collection Account; provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the related Companion Loan Noteholders. With respect to any Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holder(s) of the related Mortgage Loan and the related pari passu Companion Loans (if any), pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The Master Servicer or the Special Servicer, as applicable, shall prepare a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property securing a Mortgage Loan that it is servicing and specifying the existence of any material vacancies in such Mortgaged Property, any sale, transfer or abandonment of such Mortgaged Property of which it has actual knowledge, any material adverse change in the condition of the Mortgaged Property, or any visible material waste committed on applicable Mortgaged Property. The Master Servicer or Special Servicer, as applicable, shall send such reports to the 17g-5 Information Provider (who shall promptly post such reports to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the related Other 17g-5 Information Provider (if any) and, upon request, to the Underwriters and the Initial Purchasers within 20 days of completion and receipt (by the Master Servicer or Special Servicer, as applicable, or, if earlier, any sub-servicer on their behalf) of the inspection report, each inspection report.

(b)               With respect to each Serviced Mortgage Loan and any related Companion Loan, the Master Servicer (or the Special Servicer, in the case of a Specially Serviced Loan) shall exercise the Trustee’s rights, in accordance with the Servicing Standard, with respect to the Manager under the related Loan Documents and Management Agreement, if any.

(c)               The Master Servicer shall deliver all Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) to the Certificate Administrator for deposit in the Lower-Tier Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement therefor. The Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan to the holder of the Serviced Companion Loan on each Master Servicer Remittance Date, without any right of reimbursement therefor.

(d)               The Master Servicer shall, as to each Serviced Mortgage Loan and any related Serviced Companion Loan that is secured by the interest of the related Borrower under a ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease), promptly (and in any event within 60 days) after the Closing Date notify the related ground lessor of the transfer of such Mortgage Loan or Serviced Whole Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, the related space lease or air rights lease) should thereafter be forwarded to the Master Servicer.

(e)               The Master Servicer shall, to the extent consistent with the Servicing Standard and permitted by the related Loan Documents, not apply any funds with respect to a Mortgage Loan or Serviced Whole Loan (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the related Mortgage Loan or Serviced Whole Loan prior to an event of default or reasonably foreseeable event of default with respect to such Mortgage Loan or Serviced Whole Loan. Prior to an event of default or reasonably foreseeable event of default any such amounts described in the immediately preceding sentence shall be held by the Master Servicer as additional collateral for the related Mortgage Loan or Serviced Whole Loan.

Section 3.18        Authenticating Agent. The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Certificate Administrator shall serve as the initial Authenticating Agent.

Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Depositor and the Master Servicer. The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Master Servicer. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.18, the Certificate Administrator may appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein.

No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.18.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator, as applicable.

Section 3.19        Appointment of Custodians. The Certificate Administrator shall be the initial Custodian hereunder. The Certificate Administrator may appoint one or more additional Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Depositor. The Certificate Administrator agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. The Certificate Administrator shall not be liable for any act or omission of the Custodian under the Custodial Agreement. Each Custodian (other than the initial Custodian) shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least “Baa2” from Moody’s, “BBB” from Fitch and an equivalent rating by KBRA (if rated by KBRA). Each Custodial Agreement may be amended only as provided in Section 12.08 of this Agreement. Any compensation paid to the Custodian shall be an unreimbursable expense of the Certificate Administrator. If the Custodian is an entity other than the Certificate Administrator, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.19 shall be issued by a Qualified Insurer.

Section 3.20        Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. The Master Servicer shall administer each Lock-Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any relating to the Serviced Mortgage Loans and any related Serviced Companion Loans it is servicing.

Section 3.21        Servicing Advances. (a) The Master Servicer (or, to the extent provided in Section 3.21(c) of this Agreement, the Trustee) to the extent specifically provided for in this Agreement, shall make any Servicing Advances as and to the extent otherwise required pursuant to the terms hereof with respect to the Serviced Mortgage Loans and any related Serviced Companion Loans that it is servicing. For purposes of distributions to Certificateholders and compensation to the Master Servicer, the Special Servicer or the Trustee, Servicing Advances shall not be considered to increase the Stated Principal Balance of any such Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loans so provide. Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall have no obligation to make any Servicing Advances under this Agreement, but may make a Servicing Advance on an urgent or emergency basis in its discretion.

(b)               Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall give the Master Servicer not less than five Business Days’ written notice with respect to any Servicing Advance to be made on any Specially Serviced Loan, before the date on which the Master Servicer is required to make such Servicing Advance with respect to such Specially Serviced Loan or Serviced REO Loan; provided that the Special Servicer shall be required to provide the Master Servicer with only two Business Days’ written notice in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments). If the Master Servicer or the Trustee makes a Servicing Advance with respect to any Serviced Whole Loan then it shall provide written notice to the related Other Servicer, Other Special Servicer and Other Trustee of the amount of such Servicing Advance with respect to such Serviced Whole Loan as part of its monthly report following the making of such Servicing Advance.

(c)               The Master Servicer shall notify the Trustee and the Certificate Administrator in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Servicing Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Servicing Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Servicing Advance, and shall set forth therein information and instructions for the payment of such Servicing Advance, and, on the date specified in such notice for the payment of such Servicing Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.21(d) of this Agreement, shall pay the amount of such Servicing Advance in accordance with such information and instructions.

(d)               The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. Notwithstanding anything to the contrary in this Agreement, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer or Trustee, as applicable.

Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if the Person otherwise required to make such Servicing Advance determines that such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In addition, neither the Master Servicer nor the Trustee shall make any Servicing Advance to the extent that it has received written notice that the Special Servicer has determined that such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In making such recoverability determination, such Person will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) (among other things) future expenses, (v) estimate and consider (among other things) the timing of recoveries and (vi) consider any non-recoverability determination of the Other Servicer or Other Trustee under the Other Pooling and Servicing Agreement relating to a P&I Advance for a Non-Serviced Companion Loan.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Servicing Advances. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9-month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement).

Any determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as the case may be, has made a Servicing Advance that is a Nonrecoverable Servicing Advance or any determination by the Master Servicer, the Special Servicer or the Trustee that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance shall be evidenced in the case of the Master Servicer or the Special Servicer by a certificate of a Servicing Officer delivered to the other, to the Trustee, the Directing Holder (but only if no Consultation Termination Event is continuing), the Operating Advisor, the Certificate Administrator, any related Companion Loan Noteholder(s) and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Directing Holder (but only if no Consultation Termination Event is continuing), the Operating Advisor, the Certificate Administrator, any related Companion Loan Noteholder(s), the Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Certificate Administrator, the Directing Holder (but only with respect to a Specially Serviced Loan and if no Consultation Termination Event is continuing), the Operating Advisor, the Trustee, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), notice of such determination. Any such determination may be relied upon by and shall be binding on the Master Servicer and the Trustee. Notwithstanding the foregoing, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer or the Trustee, as applicable. If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance, the Master Servicer and the Trustee shall each have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance.

Any such Person may update or change its non-recoverability determinations at any time (but not reverse any other Person’s determination or prohibit any such other authorized Person from making a determination, that a Servicing Advance is a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust (and, in the case of a Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders and the Serviced Companion Loan Noteholders.

The Trustee, in determining whether or not a Servicing Advance previously made is, or a proposed Servicing Advance, if made, would be, a Nonrecoverable Servicing Advance shall use its reasonable judgment.

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the Master Servicer determines that a Servicing Advance of such amounts would constitute a Nonrecoverable Advance, the Master Servicer shall deliver notice of such determination to the Trustee, the Certificate Administrator and the Special Servicer. Upon receipt of such notice, the Master Servicer (with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan that is a Performing Loan) and the Special Servicer (with respect to any Specially Serviced Loan or REO Property) shall determine (with the reasonable assistance of the Master Servicer) whether the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loans, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)). If the Master Servicer or the Special Servicer determines that the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Noteholder (and in the case of a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), the Special Servicer (in the case of a determination by the Special Servicer) shall direct the Master Servicer in writing to make such payment and the Master Servicer shall make such payment, to the extent of available funds, from amounts in the Collection Account or, if a Serviced Whole Loan is involved, from amounts in the applicable Serviced Whole Loan Collection Account.

Notwithstanding anything to the contrary contained in this Section 3.21, the Master Servicer may elect (but shall not be required) to make a payment out of the Collection Account to pay for certain expenses specified in this sentence notwithstanding that the Master Servicer has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Loans or Serviced REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, the Master Servicer determines in accordance with the Servicing Standard (as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Certificate Administrator) that making such expenditure is in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)). The Master Servicer may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust Fund in accordance with Section 3.06 of this Agreement.

(e)               The Master Servicer, the Special Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Servicing Advances made by any of them to the extent permitted pursuant to Section 3.06 of this Agreement, if applicable, together with any related Advance Interest Amount in respect of such Servicing Advances, and the Master Servicer, the Special Servicer and the Trustee each hereby covenants and agrees to promptly seek and effect the reimbursement of such Servicing Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

The parties acknowledge that, pursuant to the applicable Other Pooling and Servicing Agreement, the applicable Other Servicer is obligated to make Servicing Advances with respect to the related Non-Serviced Mortgage Loan. The Other Servicer, the Other Special Servicer (to the extent it has made an advance), the Other Trustee or fiscal agent or other Persons making advances under the applicable Other Pooling and Servicing Agreement shall be entitled to reimbursement in accordance with Section 3.06(b) of this Agreement for the pro rata portion (based on Stated Principal Balance) of the related Mortgage Loan (after amounts allocated to the related Subordinate Companion Loan, if any) with respect to any Servicing Advance that is nonrecoverable (with, in each case, any pro rata portion of accrued and unpaid interest thereon provided for under the Other Pooling and Servicing Agreement) in the manner set forth in the Other Pooling and Servicing Agreement and the related Intercreditor Agreement, as applicable.

With respect to any Serviced Whole Loan, if the Master Servicer, the Special Servicer or Trustee, as applicable, determines that a proposed Servicing Advance with respect to such Serviced Whole Loan, if made, or any outstanding Servicing Advance with respect to any such Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer or Trustee, as applicable, shall provide the Other Servicer, Other Special Servicer and the Other Trustee under each related Other Pooling and Servicing Agreement with written notice of such determination, together with supporting evidence for such determination within two (2) Business Days after such determination or such longer time period permitted by the applicable Intercreditor Agreement.

Section 3.22        Appointment and Replacement of Special Servicer. (a) Rialto Capital Advisors, LLC is hereby appointed as the initial Special Servicer to service each Specially Serviced Loan and related REO Property.

(b)               For so long as no Control Termination Event is continuing, the Directing Holder shall be entitled to terminate the rights and obligations (subject to Section 3.05, Section 3.12 and Section 6.03(a) of this Agreement) of the Special Servicer under this Agreement, with or without cause, and appoint a successor Special Servicer pursuant to Section 7.02 of this Agreement, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Paying Agent, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided that, with respect to any Serviced Whole Loan, the related Directing Holder’s right to terminate the rights and obligations of the Special Servicer under this Agreement with respect to such Serviced Whole Loan shall be subject to the limitations set forth in the related Intercreditor Agreement; provided, further, that with respect to any Servicing Shift Whole Loan, the limitations on termination without cause set forth in clause (b) shall not apply to the related Loan-Specific Directing Holder’s right to terminate the Special Servicer’s rights and obligations under this Agreement without cause with respect to such Servicing Shift Whole Loan pursuant to the terms of the related Intercreditor Agreement. The recommendation of replacement of the Special Servicer by the Operating Advisor and the approval of the Certificateholders of a Qualified Replacement Special Servicer shall not be construed to preclude the Directing Holder from appointing a replacement special servicer, provided that such replacement may not be the removed Special Servicer or its Affiliate.

(c)               If at any time the Operating Advisor determines, in its sole discretion exercised in good faith, that (i) the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, and (ii) the replacement of the Special Servicer would be in the best interest of the Certificateholders as a collective whole, then the Operating Advisor shall deliver to the Trustee and to the Certificate Administrator, with a copy to the Special Servicer, a written report setting forth the reasons supporting its recommendation (along with any information the Operating Advisor considered relevant to its recommendation) and recommending a replacement special servicer (which must be a Qualified Replacement Special Servicer); provided that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement. In such event, the Certificate Administrator shall promptly post notice to each Certificateholder of such recommendation and the related report on the Certificate Administrator’s Website, and by mail (or through the DTC system, as applicable), and shall conduct the solicitation of votes of all Voting Rights in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice, and if not so received, such votes shall be null and void ab initio. Upon (i) the affirmative vote of Holders of Principal Balance Certificates and the VRR Interest representing a majority of the aggregate outstanding Certificate Balance of all Principal Balance Certificates and the VRR Interest whose holders voted on the matter; provided that the Holders of Principal Balance Certificates and the VRR Interest that so voted on the matter (A) hold Principal Balance Certificates and VRR Interest representing at least 20% of the outstanding Certificate Balance of all Principal Balance Certificates and the VRR Interest on an aggregate basis (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) and (B) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other and (ii) receipt of a Rating Agency Confirmation from each Rating Agency with respect to the Certificates and, if such successor Special Servicer shall also specially service a Serviced Whole Loan, any related class of Serviced Companion Loan Securities, by the Trustee following satisfaction of the foregoing clause (i), the Trustee (upon receipt of written confirmation from the Certificate Administrator, if the Certificate Administrator and the Trustee are different entities) shall (x) terminate all of the rights and obligations of the applicable Special Servicer under this Agreement and appoint such successor Special Servicer; provided that such termination is subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination and (y) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses associated with administering such vote shall be an Additional Trust Fund Expense. If the Trustee does not receive the affirmative vote of Holders of Principal Balance Certificates and the VRR Interest representing a majority of the aggregate outstanding Certificate Balance of all Principal Balance Certificates and the VRR Interest whose holders voted on the matter described in clause (i) of the preceding sentence within 180 days after the notice is posted to the Certificate Administrator’s Website, then the Trustee shall not remove the Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder. In the event the Special Servicer is terminated pursuant to this Section 3.22(c), the Directing Holder shall not subsequently reappoint such terminated Special Servicer or any Risk Retention Affiliate thereof. No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22(c).

(d)               If at any time a Control Termination Event that relates to any Mortgage Loan has occurred and is continuing, upon (a) the written direction of Holders of Principal Balance Certificates and the VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Principal Balance Certificates and the VRR Interest pursuant to Section 4.08 of this Agreement) of the Principal Balance Certificates and the VRR Interest requesting a vote to replace the Special Servicer (other than with respect to a Non-Serviced Whole Loan or any Servicing Shift Whole Loan) with a new special servicer designated in such written direction, (b) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and (c) delivery by such Holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation from each Rating Agency with respect to the Certificates and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and, if such successor Special Servicer shall also specially service a Serviced Whole Loan, any related Serviced Companion Loan Securities, the Certificate Administrator shall promptly notify the Special Servicer by e-mail and provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website, and by mail (or through the DTC system, as applicable), and conduct the solicitation of all Voting Rights in such regard. Subsequently, if a Control Termination Event has occurred and is continuing, upon the written direction of (i) Holders of Principal Balance Certificates and the VRR Interest evidencing at least 66-2/3% of a Quorum or (ii) Holders of Principal Balance Certificates and the VRR Interest evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer (other than with respect to any Servicing Shift Whole Loan) under this Agreement and appoint the successor Special Servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, provided that such termination is subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination and (y) promptly notify such outgoing Special Servicer of the effective date of such termination; provided that if such written direction is not provided within 180 days of the notice from the Certificate Administrator of the request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect. The reasonable fees and out-of-pocket costs associated with administering such vote shall be an Additional Trust Fund Expense. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Certificate Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Certificate Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices. Notwithstanding the foregoing, the Certificateholders’ direction to replace the Special Servicer shall not apply to any Serviced AB Whole Loan unless a related Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement. The related Noteholder of the Serviced Subordinate Companion Loan shall have the right, other than during the continuance of such related Control Appraisal Period to replace the Special Servicer solely with respect to such Serviced AB Whole Loan.

(e)               The Trustee shall, promptly after receiving any removal notice pursuant to Section 3.22(b) of this Agreement or direction to terminate pursuant to Section 3.22(c) or Section 3.22(d) of this Agreement, so notify the Certificate Administrator, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). The termination of the Special Servicer and appointment of a successor Special

Servicer pursuant to this Section 3.22 shall not be effective until (i) the Trustee receives from each Rating Agency a Rating Agency Confirmation and, if such successor Special Servicer shall also specially service a Serviced Whole Loan, a Serviced Companion Loan Rating Agency Confirmation, (ii) the successor special servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee, (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms, (iv) the replacement Special Servicer certifies that such replacement special servicer satisfies all related qualifications set forth in the Intercreditor Agreement relating to such Serviced Companion Loan and (v) receipt by the Certificate Administrator (with a confirmation of such receipt delivered to the Trustee) of notice and information required to be delivered by the successor Special Servicer under Section 10.03 of this Agreement. Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) of this Agreement mutatis mutandis. Further, such successor Special Servicer shall be a Person satisfies the criteria set forth in the definition of Qualified Replacement Special Servicer. In addition, any replacement Special Servicer that will service any Serviced Whole Loan shall meet any requirements specified in the related Intercreditor Agreement or, if applicable, the related Other Pooling and Servicing Agreement.

The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person’s becoming the Special Servicer hereunder; provided that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus the right to receive any Workout Fee specified in Section 3.12(c) of this Agreement if the Special Servicer is terminated and any indemnification rights that the Special Servicer is entitled to pursuant to Section 6.03(a) of this Agreement) notwithstanding any such removal. Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer’s responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans and, if applicable, Whole Loans.

(f)                The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided that none of the Trustee, the Master Servicer or the previous special servicer shall be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination for breach of this Agreement) shall be paid by the Certificateholders or the Directing Holder, as applicable, so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund or any Serviced Companion Loan Noteholder (unless such Serviced Companion Loan Noteholder is the Directing Holder).

(g)               If a replacement special servicer is appointed with respect to a Serviced Whole Loan or any related Serviced REO Property in accordance with this Section 3.22 such that there are multiple parties acting as Special Servicer hereunder, then, unless the context clearly requires otherwise: (i) when used in the context of imposing duties and obligations on the Special Servicer hereunder or the performance of such duties and obligations, the term “Special Servicer” shall mean the applicable Serviced Whole Loan Special Servicer, insofar as such duties and obligations relate to the subject Serviced Whole Loan or any related Serviced REO Property, and shall mean the General Special Servicer (as defined below in clause (h)), in all other cases (provided that in Section 3.14 and Article VII of this Agreement, the term “Special Servicer” shall mean each of the Serviced Whole Loan Special Servicers and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term “Special Servicer” shall mean the applicable Serviced Whole Loan Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the subject Serviced Whole Loan or any related Serviced REO Property, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase Defaulted Loans pursuant to Section 3.16 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (iv) when used in the context of granting the Special Servicer the right to purchase all of the Mortgage Loans and all other property held by the Trust Fund pursuant to Section 9.01 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (v) when used in the context of the Special Servicer being replaced pursuant to this Section 3.22 by the applicable Directing Holder, the term “Special Servicer” shall mean the General Special Servicer or the Serviced Whole Loan Special Servicer, if applicable; (vi) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term “Special Servicer” shall mean each of the Serviced Whole Loan Special Servicers and the General Special Servicer; and (vii) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term “Special Servicer” shall mean the applicable Serviced Whole Loan Special Servicer or the General Special Servicer, as applicable.

(h)               References in this Section 3.22 to “General Special Servicer” mean the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of any Whole Loan or related REO Property as to which a different Serviced Whole Loan Special Servicer has been appointed with respect thereto). For the avoidance of doubt, as of the Closing Date, the General Special Servicer shall be Rialto Capital Advisors, LLC.

(i)                 No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22. All costs and expenses of any such termination made without cause shall be paid by the Controlling Class Certificateholders.

(j)                 Notwithstanding anything to the contrary contained in this Section 3.22, with respect to any Excluded Special Servicer Mortgage Loan, if any, the Special Servicer shall resign with respect to such Excluded Special Servicer Mortgage Loan.

In the event the Special Servicer is required to resign as Special Servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a

Borrower Party other than during the continuance of a Control Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan applicable to the Directing Holder, the Trust Directing Holder shall be entitled to appoint (and replace with or without cause) the Excluded Special Servicer, as successor to the resigning Special Servicer, in accordance with this Agreement for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan applicable to the Directing Holder, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder shall be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, the resigning Special Servicer shall use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan.

In the event the Special Servicer is required to resign as Special Servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Control Termination Event is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning Special Servicer shall use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The Special Servicer shall not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If (i) at any time the Special Servicer that had acted as the Special Servicer for an Excluded Special Servicer Mortgage Loan prior to it becoming an Excluded Special Servicer Mortgage Loan or (ii) an Excluded Special Servicer was appointed on the Closing Date, and, in either case, the Special Servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming REO Property) with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer shall resign, (2) the related Mortgage Loan shall no longer be an Excluded Special Servicer Mortgage Loan, (3) such Special Servicer shall become the Special Servicer again for such related Mortgage Loan and (4) such original Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer shall perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the Special Servicer shall remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time).

If a Servicing Officer of the Master Servicer, a related Excluded Special Servicer, or the Special Servicer, as applicable, has actual knowledge that a Mortgage Loan is no longer an Excluded Loan, an Excluded Controlling Class Loan or an Excluded Special Servicer Mortgage Loan, as applicable, the Master Servicer, the related Excluded Special Servicer or Special Servicer, as applicable, shall provide prompt written notice thereof to each of the other parties to this Agreement.

(k)               No removal or replacement of the Special Servicer as contemplated by this Agreement shall become effective until (i) a successor Special Servicer shall have assumed the resigning or terminated Special Servicer’s responsibilities, duties, liabilities and obligations hereunder, (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 10.09, (iii) any other information required under Section 10.03 or Section 10.09 has been delivered to any applicable Other Depositor with respect to any related Companion Loan, and (iv) as to any resignation, removal, succession, merger or consolidation of the Special Servicer that would constitute a Reportable Event, upon at least 4 Business Days prior notice of the anticipated effective date of such event, the Certificate Administrator and the Depositor shall cooperate in a timely manner with the Special Servicer or any other Person pursuing such resignation, removal, succession, merger or consolidation, as applicable, in connection with the Depositor’s or the Certificate Administrator’s obligation to file any related required Form 8-K relating to this Trust on the anticipated effective date of such event.

Section 3.23        Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report. (a) Upon the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan of which the Master Servicer may have notice, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the related Mortgage Loan Seller, if no Consultation Termination Event is continuing, the Directing Holder and, if applicable, the related Serviced Companion Loan Noteholders and shall use efforts in accordance with the Servicing Standard to provide the Special Servicer with the Servicing File and all other information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically) relating to such Mortgage Loan or Serviced Whole Loan, as applicable, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The Master Servicer shall use efforts in accordance with the Servicing Standard to comply with the preceding sentence within five Business Days of the date it has notice of the occurrence of any event specified in the definition of Specially Serviced Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan or Serviced Whole Loan, until the Special Servicer has commenced the servicing of such Mortgage Loan or Serviced Whole Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Mortgage Loan or Serviced Whole Loan that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan or Serviced Whole Loan to the Master Servicer. The Master Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Loan to the Special Servicer, who shall send such notice to the related Borrower.

Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall promptly give notice thereof to the Master Servicer, and upon giving such notice, such Mortgage Loan or Serviced Whole Loan shall cease to be a Specially

Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loan, the Special Servicer’s obligation to service such Mortgage Loan or Serviced Whole Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan or Serviced Whole Loan as a Mortgage Loan or Serviced Whole Loan that is a Performing Loan shall resume.

(b)               In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including written correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)               Not later than two Business Days preceding each date on which the Master Servicer is required to furnish a report under Section 3.13(a) of this Agreement to the Certificate Administrator, the Special Servicer shall deliver to the Certificate Administrator, with a copy to the Trustee, the Operating Advisor and the Master Servicer, a written statement describing, on a loan by loan basis, (i) the amount of all payments received on each Specially Serviced Loan, including Principal Prepayments, on each Specially Serviced Loan, the amount of Net Insurance Proceeds and Net Liquidation Proceeds received with respect to each Specially Serviced Loan, and with respect to REO Properties, the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the Serviced REO Property relating to each applicable Specially Serviced Loan, in each case in accordance with Section 3.15 of this Agreement (it being understood and agreed that to the extent this information is provided in accordance with Section 3.13(g) of this Agreement, this Section 3.23(c) shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Loans as the Master Servicer, the Operating Advisor, the Certificate Administrator or the Trustee reasonably requests, to enable it to perform its duties under this Agreement. Such statement and information shall be furnished to the Master Servicer in writing and/or in such electronic media as is acceptable to the Master Servicer.

(d)               Notwithstanding the provisions of the preceding Section 3.23(c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans relating to a Mortgage Loan that it is servicing and shall provide the Special Servicer and the Operating Advisor with any information reasonably required by the Special Servicer or the Operating Advisor to perform its duties under this Agreement. The Special Servicer shall provide the Master Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement.

(e)               No later than 60 days after a Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan becomes a Specially Serviced Loan (the “Initial Delivery Date”), the Special Servicer shall deliver a report (the “Asset Status Report”) with respect to such Mortgage Loan or Serviced Whole Loan and the related Mortgaged Property. Subsequent to the issuance of a Final Asset Status Report, the Special Servicer shall prepare one or more additional Asset Status Reports with respect to such Specially Serviced Loan (each such report a “Subsequent

Asset Status Report”) to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the strategy reflected in the initial Final Asset Status Report (or subsequent Final Asset Status Reports) are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard. The Special Servicer shall deliver each Asset Status Report to the Master Servicer, the Directing Holder (but (i) only if no Consultation Termination Event has occurred and is continuing and (ii) not with respect to any applicable Excluded Loan), the Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan), with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan, the Operating Advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only if an Operating Advisor Consultation Event has occurred and is continuing), the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), each related Serviced Companion Loan Noteholder, and upon request, the Underwriters and the Initial Purchasers; provided that the Special Servicer shall not be required to deliver an Asset Status Report to the Directing Holder if the Special Servicer and the Directing Holder are the same entity. A summary of each Final Asset Status Report shall be provided to the Certificate Administrator and the Trustee. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)                                summary of the status of such Specially Serviced Loan and any negotiations with the related Borrower;

(ii)                             a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan or Serviced Whole Loan and whether outside legal counsel has been retained;

(iii)                          the most current rent roll and income or operating statement available for the related Mortgaged Property;

(iv)                         (A) the Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or Serviced REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(v)                            the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

(vi)                         a description of any amendment, modification or waiver of a material term of any ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, any such space lease or air rights lease) or franchise agreement;

(vii)                      the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(viii)                   an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions;

(ix)                           the appraised value of the related Mortgaged Property (and a copy of the last obtained Appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the Special Servicer together with an explanation of those adjustments; and

(x)                              such other information as the Special Servicer deems relevant in light of the Servicing Standard.

As provided in Section 3.12(d), if any Servicing Shift Whole Loan becomes a Specially Serviced Loan prior to the related Servicing Shift Securitization Date, the Special Servicer shall service and administer such Servicing Shift Whole Loan and related REO Property in the same manner as any other Specially Serviced Loan or Serviced REO Property, shall be entitled to all Special Servicing Compensation earned with respect to such Serviced Whole Loan and shall have all the rights and obligations with respect to such Serviced Whole Loan as Special Servicer of such Serviced Whole Loan.

With respect to any Mortgage Loan other than an applicable Excluded Loan, for so long as no Control Termination Event is continuing, if within 10 Business Days of receiving an Asset Status Report, the Directing Holder does not disapprove such Asset Status Report in writing, or if the Special Servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the Special Servicer within such 10-Business Day period) is not in the best interest of all the Certificateholders (taken as a collective whole) (or, with respect to any Serviced Whole Loan, the best interests of the Certificateholders and the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)), then the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided that such Special Servicer may not take any action that is contrary to applicable law, this Agreement, the Servicing Standard (taking into consideration the best interests of all the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender) (and with respect to any Serviced Whole

Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)), the terms of the applicable Loan Documents or any related Intercreditor Agreement. For so long as no Control Termination Event is continuing, if the Directing Holder disapproves such Asset Status Report within such 10 Business Day period and the Special Servicer has not made the affirmative determination described above, the Special Servicer will revise such Asset Status Report and deliver to the Directing Holder, the Master Servicer, the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and each related Serviced Companion Loan Noteholder, a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this Section 3.23(e) until the Directing Holder fails to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the Special Servicer within such 10-Business Day period) is not in the best interests of all the Certificateholders (taken as a collective whole) (or, with respect to any Serviced Whole Loan, the best interests of the Certificateholders and the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)). In any event, for so long as no Control Termination Event is continuing, if the Directing Holder does not approve an Asset Status Report within 60 Business Days from the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”. Prior to an Operating Advisor Consultation Event, the Special Servicer shall promptly deliver each Final Asset Status Report to the Operating Advisor following the completion of the Directing Holder Asset Status Report Review Process.

The Special Servicer shall notify the Operating Advisor as to whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Special Servicer and the Operating Advisor.

The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section, and in particular, shall modify and resubmit such Asset Status Report to the Directing Holder (with a copy to the Trustee and the Certificate Administrator) if (i) the estimated sales proceeds, foreclosure proceeds, workout or restructure terms or anticipated debt forgiveness varies materially from the amount on which the original report was based or (ii) the related Borrower becomes the subject of bankruptcy proceedings. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)), and it has made a reasonable effort to contact the Directing Holder and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interests of all the Certificateholders (taken as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)) and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)) pursuant to the Servicing Standard, and, upon making such determination, shall implement the recommended action outlined in the Asset Status Report. The Asset Status Report is not intended to replace or satisfy any specific consent or approval right which the Directing Holder may have. Any Asset Status Report delivered with respect to an Excluded Controlling Class Loan shall be sent via email (or such other electronic means mutually acceptable to the parties) in one or more separate files labeled by the Special Servicer “Excluded Information” followed by the applicable loan number and loan name to CCTCMBSExcludedInformation@computershare.com.

The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the Servicing Standard and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard, this Agreement, applicable law or the related Loan Documents.

During the continuance of an Operating Advisor Consultation Event, the Special Servicer shall promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the Operating Advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan applicable to the Directing Holder and only for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder). During the continuance of an Operating Advisor Consultation Event, the Operating Advisor shall provide comments to the Special Servicer in respect of each Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interests of the Certificateholders and the related Companion Loan Noteholders, as a collective whole (taking into account the pari passu and/or subordinate nature of such Companion Loan, as applicable)). The Special Servicer shall consider such alternative courses of action, if any, and any other feedback provided by the Operating Advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan applicable to the Directing Holder and only for so long as no

Consultation Termination Event is continuing, the Directing Holder) in connection with the Special Servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The Special Servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan applicable to the Directing Holder and only for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder), to the extent the Special Servicer determines that the Operating Advisor’s and/or the Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the subordinate or pari passu nature of such Companion Loan)). If the Special Servicer determines to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor or the Directing Holder, the Special Servicer shall promptly deliver to the Operating Advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”.

After the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any applicable Excluded Loan applicable to the Directing Holder), the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.23. After the occurrence and during the continuance of a Control Termination Event but other than during the continuance of a Consultation Termination Event, the Directing Holder (except with respect to any applicable Excluded Loan) shall be entitled to consult with the Special Servicer (on a non-binding basis) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and may propose alternative courses of action and provide such other feedback as the Directing Holder determines in respect of any Asset Status Report. In addition, during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the Operating Advisor shall consult on a non-binding basis with the Special Servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback as the Operating Advisor determines in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to Asset Status Reports and the Special Servicer shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above. The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Holder. The Special Servicer shall implement the Final Asset Status Report.

Notwithstanding the foregoing, with respect to each Serviced AB Whole Loan, other than during the continuance of a related Control Appraisal Period, the related Loan-Specific

Directing Holder, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report.

In addition, with respect to a Serviced Whole Loan, such Asset Status Reports are subject to any non-binding consultation rights, if any, that the holders of the related Pari Passu Companion Loans have pursuant to the related Intercreditor Agreement.

If neither the Operating Advisor nor the Directing Holder proposes alternative courses of action within ten (10) Business Days after receipt of such Asset Status Report (or, in the case of the Operating Advisor, the later of (i) receipt of such Asset Status Report and (ii) receipt of such additional information reasonably requested by the Operating Advisor), the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer.

No direction, advice, consent, approval or disapproval of the Directing Holder, the Operating Advisor or the Risk Retention Consultation Party shall (a) require, permit or cause the Special Servicer to violate the terms of a Specially Serviced Loan, any related Intercreditor Agreement, applicable law or any provision of this Agreement, including, but not limited to, Section 3.09, Section 3.16, Section 3.18 and Section 3.25 and the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of the Lower-Tier REMIC and the Upper-Tier REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “contribution” tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Trust Fund, the Certificate Administrator, the Paying Agent, the Operating Advisor, the Asset Representations Reviewer, the Trustee or their respective officers, directors, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer’s, Certificate Administrator’s, Trustee’s or the Master Servicer’s responsibilities or materially reduce such parties’ rights under this Agreement. The Special Servicer shall not be required to follow any direction of the Directing Holder described in this paragraph.

(f)                Unless a Control Termination Event has occurred and is continuing, the Special Servicer shall deliver to the Operating Advisor only each Final Asset Status Report promptly following the approval or deemed approval of the Directing Holder.

Section 3.24        Special Instructions for the Master Servicer and/or Special Servicer. (a) Prior to taking any action with respect to a Mortgage Loan or a Serviced Whole Loan secured by Mortgaged Properties located in a “one-action” state, the Master Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement).

(b)               The Master Servicer shall send written notice to each Borrower (other than with respect to a Non-Serviced Mortgage Loan) and the related Manager and clearing bank relating to a Serviced Mortgage Loan that it is servicing that, if applicable, it and/or the Trustee has been appointed as the “Designee” of the “Lender” under any related Lock-Box Agreement.

(c)               Without limiting the obligations of the Master Servicer hereunder with respect to the enforcement of a Borrower’s obligations under the related Loan Documents, the

Master Servicer agrees that it shall, in accordance with the Servicing Standard, enforce the provisions of the Loan Documents relating to the Serviced Mortgage Loan that it is servicing with respect to the collection of Prepayment Premiums and Yield Maintenance Charges.

(d)               If a Rating Agency shall charge a fee in connection with providing a Rating Agency Confirmation, the Master Servicer shall require the related Borrower (other than with respect to a Non-Serviced Mortgage Loan) to pay such fee to the extent not inconsistent with the applicable Loan Documents. If such fee remains unpaid, such fee shall be an expense of the Trust Fund (allocated as an Additional Trust Fund Expense in the same manner as Realized Losses as set forth in Section 4.01(h) of this Agreement) and, (1) in the case of a Serviced Pari Passu Whole Loan with a Serviced Pari Passu Companion Loan (but not a Subordinate Companion Loan), allocated in accordance with the allocation provisions of the related Intercreditor Agreement, the costs of which may be advanced as a Servicing Advance.

(e)               The Master Servicer shall, in accordance with the Servicing Standard, use commercially reasonable efforts to exercise on behalf of the Trust any right of the Trust to recover any amounts owed by the Serviced Companion Loan Noteholders to the Trust Fund pursuant to the related Intercreditor Agreement (but in the case of any Serviced Subordinate Companion Loan, subject to Section 1.02). The cost of such enforcement on behalf of the Trust shall be paid and reimbursable as a Servicing Advance.

(f)                With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a Stated Principal Balance equal to or greater than the lesser of 5% of the Stated Principal Balance of all Mortgage Loans held by the Trust Fund and $35,000,000, or with respect to any Mortgage Loan that is one of the ten largest Mortgage Loans based on Stated Principal Balance, to the extent not inconsistent with the related Mortgage Loan or Serviced Whole Loan, the Master Servicer or Special Servicer, as applicable, shall not consent to a change of franchise affiliation with respect to a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) serviced hereunder or the property manager with respect to a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) serviced hereunder unless the Master Servicer or Special Servicer, as applicable, obtains a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any.

Section 3.25        Certain Rights and Obligations of the Master Servicer and/or the Special Servicer. (a) Notwithstanding any other provision of this Agreement, neither the Master Servicer nor the Special Servicer shall be required to take or refrain from taking any action pursuant to instructions from the Directing Holder or a Non-Controlling Note Holder, or due to any failure to approve an action by the Directing Holder, or due to any objection by the Directing Holder or a Non-Controlling Note Holder that would (i) cause any one of them to violate applicable law, the terms of any Loan Documents, any Intercreditor Agreement, this Agreement, including the Servicing Standard, or the REMIC Provisions, (ii) expose the Master Servicer, the Special Servicer, the Depositor, the Paying Agent, a Mortgage Loan Seller, the Trust Fund, the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator (in any of its capacities), or the Custodian or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (iii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities or materially reduce such parties’ rights, or (iv) cause the

Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

(b)               Upon request, the Master Servicer and the Special Servicer, as applicable, shall discuss with the Directing Holder (for so long as no Consultation Termination Event is continuing and other than with respect to any applicable Excluded Loan) and the Operating Advisor, on a monthly basis, the performance of any Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan, which is delinquent, has been placed on a “Watch List” or has been identified by the Master Servicer or the Special Servicer as exhibiting deteriorating performance.

Section 3.26        Modification, Waiver, Amendment and Consents. (a) Subject to Section 3.25, Section 3.26(f) and Section 3.27, and, if applicable, each Intercreditor Agreement, (i) with respect to any Performing Loan (other than a Non-Serviced Mortgage Loan) and actions that do not involve Major Decisions or Special Servicer Non-Major Decisions (other than items listed in clauses (c)(i) and (c)(ii) of Special Servicer Non-Major Decisions, which the Master Servicer shall process, subject to the Special Servicer’s consent or deemed consent as set forth in Section 3.09 and Section 3.26(m)), the Master Servicer, or (ii) (A) with respect to any Specially Serviced Loan or (B) as to Major Decisions or Special Servicer Non-Major Decisions (other than items listed in clauses (c)(i) and (c)(ii) of Special Servicer Non-Major Decisions, which Master Servicer shall process, subject to the Special Servicer’s consent or deemed consent as set forth in Section 3.09 and Section 3.26(m)) irrespective of whether the related Mortgage Loan is a Performing Loan, the Special Servicer, in each case subject to (x) the rights of the Directing Holder and (y) with respect to a Serviced Whole Loan with a Subordinate Companion Loan, the rights of the holder of the related Subordinate Companion Loans, and, after consultation with the Operating Advisor (if an Operating Advisor Consultation Event has occurred and is continuing and to the extent the Operating Advisor has consultation rights pursuant to Section 3.23(e), Section 3.31 and Section 6.07 of this Agreement) and the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party has consultation rights pursuant to Section 6.07 of this Agreement), may modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of such Mortgage Loan or Serviced Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause an Adverse REMIC Event; provided, however, that notwithstanding the foregoing, the Master Servicer and Special Servicer may mutually agree that the Master Servicer will process any of the foregoing matters that are Major Decisions or Special Servicer Non-Major Decisions with respect to any Mortgage Loan that is not a Specially Serviced Loan. If the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Major Decision or Special Servicer Non-Major Decision with respect to a Performing Loan, the Master Servicer shall obtain the consent (or deemed consent) of the Special Servicer as provided in Section 3.26(m). Each of the Master Servicer and the Special Servicer may conclusively rely on an Opinion of Counsel in meeting this requirement. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, shall observe the REMIC Provisions with respect to a required payment of principal if the loan-to-value ratio immediately after the release exceeds 125% with respect to the related real property collateral. In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged

Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan or Serviced Whole Loan, then such calculation shall exclude the value of any personal property and going concern value, if any. If, following any such release or taking, the loan-to-value ratio as so calculated is greater than 125%, the Master Servicer or Special Servicer, as applicable, shall require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or successor provisions, unless the related Borrower provides an Opinion of Counsel that if such amount is not paid the related Mortgage Loan will not fail to be a Qualified Mortgage.

Upon receiving a request for any matter that constitutes a Special Servicer Non-Major Decision or a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, (other than with respect to the items listed in clauses (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the Master Servicer shall process, subject to Special Servicer consent or deemed consent as provided in this Agreement), the Master Servicer shall forward such request to the Special Servicer and, unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process such request, the Special Servicer will be required to process such request and the Master Servicer will have no further obligation with respect to such request or the Special Servicer Non-Major Decision or Major Decision other than providing the Special Servicer with any reasonably requested information or documentation. In addition, the Master Servicer shall provide the Special Servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the Special Servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

(b)               Neither the Master Servicer nor the Special Servicer may permit an extension of, forbearance, amendment, waiver or modification that would extend (or have the effect of extending) the Maturity Date of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan beyond the date that is the date occurring later than the earlier of (1) five years prior to the Rated Final Distribution Date, and (2) in the case of a Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan secured solely or primarily by the related Borrower’s interest in a ground lease (or, with respect to a leasehold interest where the related Borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date that is 20 years prior to the expiration date of such ground lease (or, with respect to a leasehold interest where the related Borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) (or 10 years prior to the expiration date of such lease if the Master Servicer or the Special Servicer, as applicable gives due consideration to the remaining term of such ground lease (or, with respect to a leasehold interest where the Borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and, with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholder (as a collective whole as if such Certificateholders and (with respect to a Serviced Whole Loan) Serviced Companion Loan Noteholder constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)) and, (A) if no Control

Termination Event has occurred and is continuing, with the consent of the Directing Holder and (B) to the extent such extension constitutes a Major Decision, after consultation with the Risk Retention Consultation Party pursuant to Section 6.07).

(c)               Subject to Section 3.30(b) hereof, neither the Master Servicer nor the Special Servicer shall permit any Borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the Master Servicer or the Special Servicer, as applicable, shall have obtained a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any.

(d)               Any payment of interest, which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders or, if applicable, Serviced Companion Loan Noteholders, be added to the unpaid principal balance of the related Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan or such modification, waiver or amendment so permit.

(e)               Except for waivers of Penalty Charges and waivers of notice periods, all material modifications, waivers and amendments of the Serviced Mortgage Loans and any related Serviced Companion Loans in accordance with this Section 3.26 or Section 3.27 of this Agreement (with respect to Serviced Whole Loans) shall be in writing.

(f)                The Master Servicer or the Special Servicer, as applicable, shall notify each other, the Trustee, the Certificate Administrator, the Risk Retention Consultation Party, the Directing Holder (other than if a Consultation Termination Event has occurred and is continuing), the Operating Advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the Depositor, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan processed by such servicer and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof. With respect to the processing of any modification, waiver or consent related to any Borrower incurring Additional Secured Debt, the Special Servicer (if the Special Servicer processes such modification, waiver or consent pursuant to Section 3.26 or Section 3.09(b)) or the Master Servicer (if the Master Servicer processes such modification, waiver or consent pursuant to Section 3.26 or Section 3.09(b)) shall, on or before the later of (i) 3:00 p.m. on the related Master Servicer Remittance Date and (ii) five (5) Business Days immediately following the Master Servicer or the Special Servicer, as the case may be, obtaining actual knowledge of the incurrence of such Additional Secured Debt, deliver notice of the Borrower’s incurrence of such debt, substantially in the form of Exhibit OO, to !nacctsecnotifications@computershare.com and an Additional Disclosure Notification in the form attached hereto as Exhibit CC. The notice contemplated in the preceding sentence shall set forth, to the extent the Special Servicer or Master Servicer, as the case may be, has the requisite information or can reasonably obtain such information, (1) the amount of Additional Secured Debt that was incurred in the related Collection Period, (2) the total Debt Service Coverage Ratio calculated on the basis of such Mortgage Loan and Additional Secured Debt, and (3) the aggregate loan-to-value ratio calculated on the basis of such Mortgage Loan and Additional Secured Debt. In the event that either (i) the CREFC® Investor Reporting Package is amended to include such information set forth above, in a manner reasonably acceptable to the Master Servicer, the Special Servicer and Certificate Administrator, as applicable, and the Master Servicer confirms with the Certificate Administrator that such amended CREFC® Investor Reporting Package enables the Certificate Administrator to include such information on Form 10-D in a manner reasonably acceptable to the Certificate Administrator, or (ii) the Trust is no longer subject to the Exchange Act, the additional report in the form of Exhibit OO shall no longer be required hereunder.

(g)               The Master Servicer or the Special Servicer may (subject to the Servicing Standard), as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Serviced Whole Loan and is permitted by the terms of this Agreement and applicable law, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request (provided that the charging of such fee would not constitute a “significant modification” of the related Mortgage Loan or Serviced Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it. In no event shall the Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

(h)               Notwithstanding the foregoing, the Master Servicer shall not permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or Serviced Whole Loan (or any portion thereof), if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8) and satisfies the conditions set forth in Section 3.09(f) of this Agreement.

(i)                 Notwithstanding anything herein or in the related Loan Documents to the contrary (but subject to the consent rights and process set forth in Section 6.07 with respect to Major Decisions or Special Servicer Non-Major Decisions related to a defeasance transaction, if any), the Master Servicer may permit the substitution of direct, non-callable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) (including U.S. government agency securities if such securities are eligible defeasance collateral under then current guidelines of the Rating Agencies) for any Mortgaged Property pursuant to the defeasance provisions of any Serviced Mortgage Loan and any related Serviced Companion Loan (or any portion thereof) in lieu of the defeasance collateral specified in the related Loan Documents; provided that, the Master Servicer reasonably determines that allowing their use would not cause a default or event of default under the related Loan Documents to become reasonably foreseeable and the Master Servicer receives an Opinion of Counsel (at the expense of the Borrower to the extent permitted under the Loan Documents) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Serviced Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause an Adverse

REMIC Event and provided that the requirements set forth in Section 3.09(f) of this Agreement are satisfied.

Notwithstanding the foregoing, with respect to the Mortgage Loans identified on Schedule X that are subject to defeasance, the related Mortgage Loan Seller has transferred to a third party or has retained on behalf of itself or an Affiliate the right to establish or designate the successor borrower and/or to purchase or cause to be purchased the related defeasance collateral (any such right or obligation, the “Retained Defeasance Rights and Obligations”). In the event the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan, which such Mortgage Loan provides for Retained Defeasance Rights and Obligations in the related Loan Documents, the Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to the related Mortgage Loan Seller. Until such time as the related Mortgage Loan Seller provides the Master Servicer with written notice to the contrary, the notice of a defeasance of a Mortgage Loan with Retained Defeasance Rights and Obligations shall be delivered to the related Mortgage Loan Seller at its address for notices set forth in Section 12.05. With respect to any Mortgage Loan that is subject to defeasance, if the successor borrower is not designated or formed by the related Mortgage Loan Seller or any Affiliate or successor thereto, the successor borrower shall be reasonably acceptable to the Master Servicer in accordance with the Servicing Standard.

(j)                 If required under the related Loan Documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts, which may be sub-accounts of the Collection Account (the “Defeasance Accounts”), into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Loan Documents. Each Defeasance Account shall at all times be an Eligible Account. Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of 12 months, unless such amounts are reinvested by the Master Servicer in “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii). To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account or, if a Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account and treat any such payments as payments made on the Mortgage Loan or Serviced Whole Loan, as applicable, in advance of its Due Date in accordance with clause (a) of the definition of Principal Distribution Amount, and not as a prepayment of the related Mortgage Loan or Serviced Whole Loan. Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account or, if a Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account for a period in excess of 365 days.

(k)               Any right to take any action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Directing Holder under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Directing Holder by written notice given to the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable. Upon delivery of any such notice of waiver given by the Directing Holder, any time period (exclusive or otherwise) afforded the Directing Holder to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired with the same force and effect as if the specific time period set forth in this Agreement applicable thereto had itself expired. If the Master Servicer or Special Servicer determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder would cause the Master Servicer or Special Servicer, as applicable, to violate applicable law, the terms of the applicable Loan Documents, any related Intercreditor Agreements, the REMIC Provisions or the terms of this Agreement, including without limitation, the Servicing Standard, the Master Servicer or Special Servicer shall disregard such refusal to consent or advice and notify the Directing Holder, the Trustee, the Certificate Administrator, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) of its determination, including a reasonably detailed explanation of the basis therefor.

(l)                 Any modification, waiver or amendment of, or consents or approvals relating to, a Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan or Serviced REO Loan (i) shall be performed by the Special Servicer and not the Master Servicer, (ii) to the extent provided in this Agreement and/or the applicable Intercreditor Agreement, shall be subject to the consent of the related Directing Holder and (iii) shall be structured so as to be consistent with the allocation and payment priorities in the related Loan Documents and Intercreditor Agreement, if any, such that neither the Trust as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Loan Documents and Intercreditor Agreement. Neither the Master Servicer nor the Special Servicer shall enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the Master Servicer or Special Servicer in a higher priority than that which is provided in the allocation and payment priorities set forth in Section 1.02(f) hereof or in the related Intercreditor Agreement.

(m)             In addition, with respect to a Performing Loan (other than a Non-Serviced Mortgage Loan), the Master Servicer, prior to taking action with respect to any Major Decision or Special Servicer Non-Major Decision (or making a determination not to take action with respect to a Major Decision or Special Servicer Non-Major Decision), shall refer the request to the Special Servicer, which shall process the request directly or, if mutually agreed to by the Special Servicer and the Master Servicer, the Master Servicer shall (subject to the consent of the Special Servicer) process such request (other than the items listed in clauses (c)(i) and (c)(ii) of Special Servicer Non-Major Decisions, which the Master Servicer shall process, subject to the Special Servicer’s consent or deemed consent as set forth in Section 3.09 and this Section 3.26(m)). If the Master Servicer processes such request, the Master Servicer shall prepare and submit its written recommendation and analysis to the Special Servicer with all information in the Master Servicer’s possession that the Special Servicer may reasonably request in order to withhold or grant its consent, and in all cases the Special Servicer shall be entitled (subject to the non-binding consultation rights of the Operating Advisor and Risk Retention Consultation Party or the consent or consultation rights of the Directing Holder pursuant to Section 6.07) to approve or disapprove any modification, waiver or amendment that constitutes a Major Decision or Special Servicer Non-Major Decision. When the Special Servicer’s consent is required hereunder, such consent shall be deemed given 15 Business Days, or such longer time period pursuant to the terms of the related

Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval, (or in connection with an Acceptable Insurance Default, 60 days) after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed Major Decision or Special Servicer Non-Major Decision together with such other information reasonably requested by the Special Servicer and reasonably available to the Master Servicer. Other than during the continuance of a Control Termination Event, neither the Master Servicer (with respect to any Major Decision processed by the Master Servicer) nor the Special Servicer (with respect to any Major Decision processed by the Special Servicer) will be permitted to take any action constituting a Major Decision, and the Special Servicer will not be permitted to consent to the Master Servicer’s taking any action that constitutes a Major Decision, as to which the Directing Holder has objected in writing within 10 Business Days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt by the Directing Holder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation together with such other information reasonably requested by the Directing Holder; provided that if such written objection has not been received by the Master Servicer or the Special Servicer, as applicable, within such 10-Business Day (or 30-day) period, the Directing Holder will be deemed to have approved such action.

(n)               For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to (i) any Specially Serviced Loan shall be processed by the Special Servicer and (ii) Non-Specially Serviced Loans, shall be processed by the Master Servicer (if such request is a Master Servicer Non-Major Decision) or by the Special Servicer (if such request is a Special Servicer Non-Major Decision or a Major Decision). For purposes of this Agreement, “disbursement of earnouts or holdback amounts” shall mean the disbursement or funding to a Borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the applicable Mortgage Loan until certain conditions precedent thereto relating to the satisfaction of performance-related criteria (i.e., project reserve thresholds, lease-up requirements, sales requirements, etc.), as set forth in the applicable Loan Documents, have been satisfied.

(o)               The Master Servicer shall provide the Special Servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan includes the ground lease, and the Special Servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

(p)               With respect to any Borrower request or other action on a Performing Loan that is not a Major Decision or a Special Servicer Non-Major Decision, the Master Servicer shall not be required to obtain the consent of or consult with the Special Servicer or the Directing Holder.

Section 3.27        Certain Intercreditor Matters Relating to the Whole Loans. (a) With respect to Serviced Whole Loans, except for those duties to be performed by, and notices to be furnished by, the Trustee under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall perform such duties and furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the Trust, or the obligation of the master servicer or the special servicer, as applicable, following securitization, under the related Intercreditor Agreement.

(b)               The Master Servicer shall maintain a register (the “Serviced Companion Loan Noteholder Register”) on which the Master Servicer shall record the names and addresses of the Serviced Companion Loan Noteholders and wire transfer instructions for such Serviced Companion Loan Noteholders from time to time, to the extent such information is provided in writing to the Master Servicer by a Serviced Companion Loan Noteholder. Each Serviced Companion Loan Noteholder has agreed to inform the Master Servicer of its name, address, taxpayer identification number and wiring instructions (to the extent the foregoing information is not already contained in the related Intercreditor Agreement) and of any transfer thereof (together with any instruments of transfer). The name and address of each initial Serviced Companion Loan Noteholder as of the Closing Date is set forth on Schedule VII hereto. The Master Servicer shall be entitled to conclusively rely upon the information delivered by any Serviced Companion Loan Noteholder until it receives notice of transfer or of any change in information.

In no event shall the Master Servicer be obligated to pay any party the amounts payable to a Serviced Companion Loan Noteholder hereunder other than the Person listed as the applicable Serviced Companion Loan Noteholder on the Serviced Companion Loan Noteholder Register. In the event that a Serviced Companion Loan Noteholder transfers the related Serviced Companion Loan without notice to the Master Servicer, the Master Servicer shall have no liability whatsoever for any misdirected payment on such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

The Master Servicer shall promptly provide the names and addresses of any Serviced Companion Loan Noteholder to any party hereto, any related Companion Loan Noteholder or any successor thereto upon written request, and any such party or successor may, without further investigation, conclusively rely upon such information. The Master Servicer shall have no liability to any Person for the provision of any such names and addresses.

(c)               The Directing Holder shall not owe any fiduciary duty to the Trustee, any Master Servicer, any Special Servicer, any Certificateholder (including the Directing Holder, if applicable) or any noteholder of a Serviced Whole Loan. The Directing Holder will not have any liability to the Certificateholders (including the Directing Holder, if applicable) or any other noteholder of a Serviced Whole Loan, as applicable, for any action taken, or for refraining from the taking of any action or the giving of any consent, pursuant to this Agreement, or for errors in judgment.

(d)               With respect to any Serviced Whole Loan, the Directing Holder shall be entitled to exercise the consent rights, cure rights and purchase rights, as applicable, to the extent set forth in the applicable Intercreditor Agreement, in accordance with the terms of the related Intercreditor Agreement and this Agreement.

(e)               The Special Servicer (if any Serviced Companion Loan is a Specially Serviced Loan or has become a Serviced REO Loan) or the Master Servicer (otherwise), as applicable, shall take all actions relating to the servicing and/or administration of, and (subject to Section 3.13 and Section 3.17 of this Agreement and the following paragraph) the preparation and delivery of reports and other information with respect to, the Serviced Whole Loan related to any Serviced Companion Loan or any related Serviced REO Property required to be performed by the holder of the related Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to and as required by each related Intercreditor Agreement and/or any related mezzanine intercreditor agreement existing on the Closing Date and any related Intercreditor Agreement or mezzanine intercreditor agreement not existing on the Closing Date that is provided to the Master Servicer or Special Servicer, as applicable. In addition notwithstanding anything herein to the contrary, the following considerations shall apply with respect to the servicing of a Serviced Companion Loan:

(i)                                none of the Master Servicer, the Special Servicer or the Trustee shall make any P&I Advance with respect to any Serviced Companion Loan; and

(ii)                             the Master Servicer and the Special Servicer shall each consult with and obtain the consent of the related Serviced Companion Loan Noteholder(s) to the extent required by the related Intercreditor Agreement.

The Master Servicer or Special Servicer, as applicable, shall timely provide to each related Serviced Companion Loan Noteholder any reports or notices required to be delivered to such Serviced Companion Loan Noteholder pursuant to the related Intercreditor Agreement. The Special Servicer shall reasonably cooperate with the Master Servicer and the Master Servicer shall reasonably cooperate with the Special Servicer in preparing/delivering any such report or notice with respect to special servicing matters.

If any Serviced Companion Loan or any portion thereof or any particular payments thereon are included in a REMIC or a “grantor trust” (within the meaning of the Grantor Trust Provisions), then neither the Master Servicer nor the Special Servicer shall knowingly take any action that would result in the equivalent of an Adverse REMIC Event with respect to such REMIC or adversely affect the tax status of such grantor trust as a grantor trust.

The parties hereto acknowledge that a Serviced Companion Loan Noteholder shall not (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or any Certificateholder or (2) have any liability to the Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Intercreditor Agreement or the giving of any consent or for errors in judgment. Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Serviced Companion Loan Noteholder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the Certificateholders and shall be deemed to have agreed to take no action against a Serviced Companion Loan Noteholder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

The parties hereto recognize and acknowledge the respective rights of each Serviced Companion Loan Noteholder under the related Intercreditor Agreement. Each of the rights of a Serviced Companion Loan Noteholder under or contemplated by this Section 3.27(e) may be exercisable by a designee thereof on its behalf; provided that the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee are provided with written notice by the related Serviced Companion Loan Noteholder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

Notwithstanding anything herein or in the Intercreditor Agreement to the contrary, no direction or objection by the Serviced Companion Loan Noteholder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any Mortgage Loan, applicable law, this Agreement, any Intercreditor Agreement or the REMIC Provisions, including without limitation the Master Servicer’s or Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Operating Advisor, the Asset Representations Reviewer, the Paying Agent, the Trust Fund, the Certificate Administrator (in any of its capacities) or the Trustee to liability, or materially expand the scope of the Master Servicer’s or Special Servicer’s responsibilities or materially reduce such parties’ rights hereunder.

Any reference to servicing any of the Mortgage Loans in accordance with any of the related Loan Documents (including the related Mortgage Note and Mortgage) shall also mean, in the case of a Serviced Whole Loan, in accordance with the related Intercreditor Agreement.

To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Intercreditor Agreement for a Serviced Whole Loan or a Non-Serviced Whole Loan are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

For purposes of exercising any rights that the Directing Holder of the Mortgage Note for any Mortgage Loan in a Serviced Whole Loan may have under the related Intercreditor Agreement, the Directing Holder shall be the designee of the Trust, as such noteholder, and the Trustee shall, upon request, take such actions as may be necessary under the related Intercreditor Agreement to effect such designation. The Certificate Administrator shall provide notice of the identity of the Directing Holder (to the extent the Certificate Administrator has received notice of a change in the identity of the Directing Holder), upon request, to the other parties to the related Intercreditor Agreement, to the extent the identity and contact information of such parties to such Intercreditor Agreement are actually known to the Certificate Administrator.

With respect to a Non-Serviced Mortgage Loan, the Master Servicer shall deliver information comparable to the above described information in Section 3.13(c) and Section 3.13(d) hereof to the same Persons as described above in Section 3.13(c) and Section 3.13(d) and according to the same time frames as described above in Section 3.13(c) and Section 3.13(d), to the extent such Master Servicer has timely received such information from the Other Servicer under the Other Pooling and Servicing Agreement.

Promptly following the Closing Date or, as applicable, upon the receipt of notice by the Certificate Administrator of the related Servicing Shift Securitization Date, the Certificate Administrator shall send written notice (which notice may be by email) substantially in the form of Exhibit EE hereto, accompanied by a copy of an executed version of this Agreement, with respect to each Non-Serviced Mortgage Loan to each applicable Other Depositor, Other Servicer, Other Special Servicer, Other Trustee, Other Operating Advisor and Other Asset Representations Reviewer stating that, as of the Closing Date, or, as applicable, the related Servicing Shift

Securitization Date, the Trustee is the holder of the applicable Non-Serviced Mortgage Loan and directing each such recipient to remit to the Master Servicer no later than one (1) Business Day after each Determination Date all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer no later than one (1) Business Day after each Determination Date all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the applicable Non-Serviced Mortgage Loan under the related Intercreditor Agreement and Other Pooling and Servicing Agreement. Such notice shall also provide contact information for the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Directing Holder, the 17g-5 Information Provider and the Rating Agencies.

With respect to a Non-Serviced Mortgage Loan, if the applicable Other Servicer, Other Special Servicer or Other Trustee shall be replaced in accordance with the terms of the related Other Pooling and Servicing Agreement, promptly upon notice thereof, the applicable party to this Agreement that receives such notice shall, upon request, acknowledge such successor as the successor to the Other Servicer, Other Special Servicer or Other Trustee, as the case may be.

With respect to a Non-Serviced Mortgage Loan, upon its receipt of written notice of the replacement of the Master Servicer, the Special Servicer or the Trustee, the Certificate Administrator shall give prompt written notice thereof to each related Other Servicer, Other Special Servicer, Other Trustee and Other Operating Advisor, together with relevant contact information of the successor Master Servicer, Special Servicer or Trustee, as applicable.

With respect to each Serviced Whole Loan, the Master Servicer or the Special Servicer, as applicable, shall provide each Companion Loan Noteholder and, if applicable, related Non-Directing Holder (or its designee or representative), within the same time frame and to the same extent it is required to provide such information and materials to the Certificateholders or the Directing Holder, as applicable (but without regard to whether or not the Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event), hereunder with (1) copies of each financial statement received by the Master Servicer pursuant to the terms of the related Loan Documents, (2) copies of any notice of default sent to the Borrower and (3) subject to the terms of the Loan Documents, copies of any other documents or information relating to the Serviced Whole Loan (including, without limitation, property inspection reports, loan servicing statements, Borrower requests and asset status reports) that the Master Servicer delivers to the related Directing Holder and copies of any other notice, information or report that it is required to provide to the Directing Holder pursuant to this Agreement with respect to any Major Decision or with respect to any “major decisions” or “major actions” as set forth in the related Intercreditor Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Whole Loan. Any copies to be furnished by the Master Servicer or the Special Servicer may be furnished by hard copy or electronic means.

(f)                With respect to each Whole Loan, if any Serviced Companion Loan becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement) pursuant to the related Other Pooling and Servicing Agreement, the Master Servicer, the Special Servicer, the Trustee and the Custodian shall reasonably cooperate with the Other Asset Representations Reviewer or any other party to the Other Pooling and

Servicing Agreement in connection with such asset review by providing the Other Asset Representations Reviewer or such other requesting party with any documents reasonably requested by the Other Asset Representations Reviewer or such other requesting party (not at its own expense or the expense of the Trust but at the expense of the related mortgage loan seller, such Other Asset Representations Reviewer or such other requesting party to the Other Pooling and Servicing Agreement), but only to the extent that (i) Other Asset Representations Reviewer or such other requesting party has not been able to obtain such documents from the related mortgage loan seller or any party to the related Other Pooling and Servicing Agreement, and (ii) such documents are in the possession of the Master Servicer, the Special Servicer, the Trustee or the Custodian, as the case may be. For the avoidance of doubt, none of the Master Servicer, the Special Servicer, the Trustee or the Custodian (i) shall have any further obligations with respect to any such asset review nor shall any such party be bound by the results of any such asset review, or (ii) shall be obligated to provide such documents if providing such documents, in its reasonable determination, would be a violation of this Agreement or any related Intercreditor Agreement.

(g)               To the extent that the Other Pooling and Servicing Agreement or Intercreditor Agreement relating to any Non-Serviced Whole Loan permits the holder of the related Non-Serviced Mortgage Loan to terminate the related Other Servicer or Other Special Servicer or appoint a sub-servicer or replacement therefor, the Trustee may, and at the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates (or the Depositor with respect to any such right arising from such Other Servicer’s or Other Special Servicer’s failure to comply with Exchange Act reporting obligations) upon five (5) Business Days’ notice, shall, exercise the right to terminate the related Other Servicer or Other Special Servicer or appoint a sub-servicer or replacement therefor, as applicable.

(h)               To the extent of any conflict between this Agreement and any Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

Section 3.28        Directing Holder Contact with the Master Servicer and the Special Servicer. Each of the Master Servicer and the Special Servicer shall, not more frequently than once per month, without charge, make a knowledgeable Servicing Officer via telephone available during normal business hours to verbally answer questions from the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) and the Operating Advisor (for so long as an Operating Advisor Consultation Event has occurred and is continuing), in each case, upon the reasonable request of the Directing Holder or the Operating Advisor, as the case may be, regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

Section 3.29        Controlling Class Certificateholders, the Directing Holder and the Risk Retention Consultation Party; Certain Rights and Powers of the Directing Holder and the Risk Retention Consultation Party. (a) Each Certificateholder and Certificate Owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Registrar and to notify the Certificate Registrar of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of a Directing Holder or the resignation or removal thereof. Any such Certificateholder (or Certificate Owner) or its designee at any time appointed Directing Holder is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Registrar when such Certificateholder (or Certificate Owner) or designee is appointed Directing Holder and when it is removed or resigns. Upon receipt of such notice, the Certificate Registrar shall notify the Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Trustee, each Serviced Companion Loan Noteholder of the identity of the Directing Holder, any resignation or removal thereof and/or any new Holder or Certificate Owner of a Control Eligible Certificate.

On the Closing Date, the initial Directing Holder shall execute a certification substantially in the form of Exhibit L-1G to this Agreement. Upon the resignation or removal of the existing Directing Holder, any successor Directing Holder shall also execute and deliver a certification substantially in the form of Exhibit L-1G to this Agreement to the parties to this Agreement prior to being recognized as the new Directing Holder. Upon the resignation or removal of the Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall execute and deliver a certification substantially in the form of Exhibit L-1H to this Agreement prior to being recognized as the new Risk Retention Consultation Party. The parties hereto shall be entitled to assume that the Risk Retention Consultation Party has not changed absent such notice.

In addition, upon the request of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or, for so long as no Consultation Termination Event is continuing, the Directing Holder, the Certificate Registrar shall promptly (but no later than five (5) Business Days after such request) provide to the requesting party the identity of the then-current Controlling Class and a list of the Holders of Certificates of the Controlling Class. However, if any Certificate of the Controlling Class is a Global Certificate, then the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository, with the assistance of the Trustee, the list of Depository Participants for the Controlling Class and make reasonable efforts to obtain a list of Certificate Owners from such Depository Participants, and the Certificate Administrator shall provide such list of Depository Participants and such list of Certificate Owners (to the extent the Certificate Administrator obtains such list of Certificate Owners), to the requesting party promptly upon receipt. The Certificate Administrator shall be entitled to conclusively rely on the list of Depository Participants for the Controlling Class provided by the Depository and the list of Certificate Owners provided by any Depository Participant and shall not have any liability for such reliance; provided that, if any Certificate of the Controlling Class is a Global Certificate and the Certificate Administrator has actual knowledge of the identity of the related Certificate Owner(s), then the Certificate Administrator shall include such Certificate Owner in the list provided to any requesting party pursuant to first sentence of this paragraph. The Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Directing Holder shall be entitled to conclusively rely on any such information so provided. Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement or the related Other Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation, if any, under this Agreement to deliver a copy of the Operating Advisor Annual Report to the Directing Holder and (ii) the requesting party has not been notified of the identity of the Directing Holder or reasonably believes that the identity of the Directing Holder has changed, then such expenses shall be at the expense of the Trust.

To the extent the Master Servicer has actual knowledge of any change in the identity of a Holder (or Certificate Owner(s)) of the Controlling Class, then the Master Servicer shall promptly notify the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Special Servicer thereof, who may rely conclusively on such notice from the Master Servicer.

(b)               The initial Directing Holder on the Closing Date with respect to clause (b) of the definition of “Directing Holder” shall be RREF V – D AIV RR L, LLC. The Certificate Registrar shall be entitled to assume each such Directing Holder or subsequent Directing Holder selected in accordance with this Agreement and notified to the Certificate Registrar thereof in writing, is the Directing Holder appointed by the Holder (or Certificate Owner) of each Class of Control Eligible Certificates until the Certificate Registrar receives (i) written notice of a replacement Directing Holder from a majority of the Controlling Class Certificateholders by Certificate Balance, (ii) written notice from a majority of the Controlling Class Certificateholders by Certificate Balance, that a Directing Holder is no longer designated, (iii) written notice from a Directing Holder of the resignation of such Directing Holder, or (iv) written notice that the Holder (or Certificate Owner) of a majority of the applicable Class of Control Eligible Certificates is no longer the Holder (or Certificate Owner) of a majority of the applicable Class of Control Eligible Certificates due to a transfer of those Certificates (or a beneficial ownership interest in those Certificates). Upon the resignation of a Directing Holder, the Certificate Administrator shall request the Controlling Class Certificateholders to select a new Directing Holder.

In the event either (y) the Certificate Registrar receives notice identified in any of clause (ii) through (iv) of the immediately preceding paragraph and no successor Directing Holder is then identified to the Certificate Registrar or (z) a party to this Agreement requests from the Certificate Administrator the identity of the Directing Holder and such identity is not known to the Certificate Administrator, then the Certificate Administrator shall promptly deliver a notice of such event (the “Initial Notice”) to all the Certificateholders via the Depository (and a copy of such Initial Notice shall be simultaneously sent to each of the Master Servicer, the Special Servicer, the Trustee and the Operating Advisor), which notice shall include a request that the Controlling Class Certificateholder that believes it may own the largest aggregate Certificate Balance of the Controlling Class represent in writing to the Certificate Administrator that it owns the largest aggregate Certificate Balance of the Controlling Class (with evidence of its ownership) and provide its contact information. Upon receipt of such written representation (and any subsequent written representation), the Certificate Administrator shall deliver a notice (the “Subsequent Notice”) to all the Certificateholders via the Depository of such representation (and a copy of such Subsequent Notice shall be simultaneously sent to each of the Master Servicer, the Special Servicer, the Trustee and the Operating Advisor) and so long as another party holding an equal or larger aggregate Certificate Balance of the Controlling Class does not provide a written representation within thirty (30) days from the date of delivery of the latest Subsequent Notice, the party making the original assertion shall become the Controlling Class Certificateholder until replaced by another party pursuant to the terms of this Agreement. Notwithstanding the foregoing, Controlling Class Certificateholder(s) providing notice that it (or they) are the Holders of a majority of the Controlling Class by Certificate Balance, shall have the right to select the Directing Holder at any time without regard to such 30-day period, and a Directing Holder selected by the Holders of a majority of the Controlling Class by Certificate Balance, shall be recognized as such immediately upon being selected in accordance with this Agreement whether or not such 30-day period has expired.

In the event that a Directing Holder is selected pursuant to this Section 3.29(b) or there is deemed to be no Directing Holder pursuant to this Section 3.29(b), the Certificate Registrar shall notify the Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Operating Advisor, the Asset Representations Reviewer and the Trustee of the identity of the new Directing Holder or the absence of a Directing Holder, as applicable.

At any time more than 50% of the Percentage Interest of the Controlling Class Certificateholders direct the Certificate Administrator in writing to hold an election for a Directing Holder, the Certificate Administrator shall hold such election as soon as practicable at the expense of such requesting Certificateholders.

(c)               The Master Servicer, Special Servicer, Trustee, Operating Advisor and Asset Representations Reviewer shall be entitled to request that the Certificate Administrator provide, and the Certificate Administrator shall promptly (but no later than five (5) Business Days after such request) provide (i) for so long as no Consultation Termination Event has occurred and is continuing, the identity of the Directing Holder, including names and contact information and, to the extent reasonably available, a list of Controlling Class Certificateholders and (ii) confirmation as to whether a Control Termination Event, Consultation Termination Event or Operating Advisor Consultation Event has occurred in the 12 months preceding any such request or any other period specified in such request. In addition to the foregoing, (i) within two (2) Business Days of receiving notice of the selection of a new Directing Holder or the existence of a new Controlling Class Certificateholder or (ii) within ten (10) days of the commencement or cessation of any Consultation Termination Event, Control Termination Event or Operating Advisor Consultation Event, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer and post notice on the Certificate Administrator’s Website. Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement or the related Other Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation, if any, under this Agreement to deliver a copy of the Operating Advisor Annual Report to the Directing Holder and (ii) the requesting party has not been notified of the identity of the Directing Holder or reasonably believes that the identity of the Directing Holder has changed, then such expenses shall be at the expense of the Trust.

The Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall be entitled to assume RREF V – D AIV RR L, LLC is the Trust Directing Holder appointed by the

Holder (or Certificate Owner) of each Class of Control Eligible Certificates until such party receives notice to the contrary. At any time that a party to this Agreement receives notice of the selection of a Directing Holder from the Certificate Registrar, the Certificate Administrator or a majority of the Controlling Class Certificateholders by Certificate Balance, then such party to this Agreement shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Directing Holder. The Special Servicer shall have no obligation to obtain the consent of or consult with any entity appointed as a successor Directing Holder until the Special Servicer receives written notice of such successor Directing Holder’s identity and contact information.

Additionally, once a successor Risk Retention Consultation Party has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless the Holder of the VRR Interest or the Risk Retention Consultation Party shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, in writing, of the selection of the new Risk Retention Consultation Party.

(d)               If to the extent the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of such event.

(e)               Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates or Companion Loan Noteholders; (ii) the Directing Holder may act solely in the interests of the Holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders); (iii) the Directing Holder does not have any liability or duties to the Holders of any Class of Certificates other than (in the case of the Trust Directing Holder) the Controlling Class; (iv) the Directing Holder may take actions that favor the interests of the Directing Holder or one or more Classes of the Certificates including the Holders of the Controlling Class (or, in the case of a Whole Loan, one or more Companion Loan Noteholders) over the interests of the Holders of one or more Classes of Certificates and other Companion Loan Noteholders; and (v) the Directing Holder shall have no liability whatsoever to any Certificateholder (other than to a Controlling Class Certificateholder in the case of the Trust Directing Holder), the Trust, any Companion Loan Noteholder any party hereto or any other Person (including any Borrower under a Mortgage Loan) for having so acted as set forth in clauses (i) through (iv) of this paragraph, and no Certificateholder (other than a Controlling Class Certificateholder in the case of the Trust Directing Holder) or Companion Loan Noteholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal thereof for having so acted.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that the Risk Retention Consultation Party: (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates other than the Holder of the VRR Interest; (ii) may act solely in the interests of the Holder of the VRR Interest; (iii) does not have any liability or duties to the Holders of any Class or Classes of Certificates other than the Holder of the VRR Interest; (iv) may take actions that favor interests of the Holders of the

Certificates over the interests of the Holders of one or more other Classes of Certificates; and (v) shall have no liability whatsoever for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder (other than the Holder of the VRR Interest) may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

(f)                The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator or any Certificateholder and provide such information to the requesting party.

(g)               [Reserved].

(h)               The Directing Holder shall not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either the Directing Holder or, except in the case of any Servicing Shift Mortgage Loan, or, for so long as no related Control Appraisal Period is continuing, any related Serviced AB Mortgage Loan, the Holder of the majority of the Controlling Class. Likewise, the Risk Retention Consultation Party shall not have any consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to the Risk Retention Consultation Party. In the case of an Excluded Loan relating to the Directing Holder, in respect of the servicing of any such Excluded Loan, a Control Termination Event and Consultation Termination Event shall be deemed to have occurred with respect to such Excluded Loan.

(i)                 At any time that the Controlling Class Certificateholder is the Holder of a majority of the Class E Certificates and the Class E Certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Holder and (b) to exercise any of the Directing Holder’s rights set forth in this Agreement by irrevocable written notice delivered to the Depositor, Certificate Administrator, Master Servicer, Special Servicer and Operating Advisor. During such time, the Special Servicer shall consult with only the Operating Advisor in connection with Asset Status Reports and material special servicing actions to the extent set forth in this Agreement, and no Controlling Class Certificateholder will be recognized or have any right to replace the Special Servicer or approve or be consulted with respect to Asset Status Reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the Certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class E Certificates, the successor Class E Certificateholder that is the Controlling Class Certificateholder shall be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor Certificateholder that was the Controlling Class Certificateholder. The successor Class E Certificateholder that is the Controlling Class Certificateholder shall also have the right to irrevocably waive its right to appoint the Directing Holder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E Certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this subsection (i), the successor Controlling Class Certificateholder that purchased such Class E Certificates, even if it does not waive its rights as described in the preceding sentence, shall not have any consent rights with respect to any Mortgage

Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E Certificates and had not become a Corrected Mortgage Loan prior to such purchase until such Mortgage Loan becomes a Corrected Mortgage Loan.

Section 3.30        Rating Agency Confirmation. (a) Notwithstanding the terms of any related Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party shall be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s Website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario.” Once the Requesting Party has sent a request for a Rating Agency Confirmation to the 17g-5 Information Provider, such Requesting Party, may, but shall not be obligated to send such request directly to the Rating Agencies in accordance with the procedures set forth in Section 3.14.

If there is no response to such Rating Agency Confirmation request within 5 Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Loan Document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency and the Master Servicer or the Special Servicer, as the case may be, may then take such action if the Master Servicer or the Special Servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be deemed not to apply (as if such requirement did not exist) if (i) (a) it has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) it is not a master servicer or special servicer, as applicable, that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency.

Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

Promptly following the Master Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.30(a) following any requirement to obtain a Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist), the Master Servicer or Special Servicer, as the case may be, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

(b)               Notwithstanding anything to the contrary in this Section 3.30, for purposes of the provisions of any Loan Document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, in the event of a RAC No-Response Scenario, any Rating Agency Confirmation requirement in the Loan Documents with respect to which the Master Servicer or Special Servicer would have been required to make the determination described in Section 3.30(a) (as a result of such RAC No-Response Scenario) shall be deemed not to apply regardless of any such determination by the Requesting Party (or, if the Requesting Party is the related Borrower, the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans and Serviced REO Loans), as applicable); provided that the Requesting Party (or the Master Servicer or the Special Servicer, as applicable) shall in any event review the other conditions required under the related Loan Documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied.

(c)               For all other matters or actions not specifically discussed in Section 3.30(a) above, the applicable Requesting Party shall deliver a Rating Agency Confirmation from each Rating Agency.

(d)               Notwithstanding the terms of the related Loan Documents, the other provisions of this Agreement or the applicable Intercreditor Agreement, with respect to any Serviced Companion Loan as to which there exists Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Whole Loan or any related REO Property (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action shall also require delivery of a Serviced Companion Loan Rating Agency Confirmation as a condition precedent to such action from each related Serviced Companion Loan Rating Agency. Each Serviced Companion Loan Rating Agency Confirmation shall be sought by the Master Servicer or Special Servicer, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Serviced Companion Loan Rating Agency Confirmation with respect to any Serviced Companion Loan Securities will be subject to, will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided that the Master Servicer or Special Servicer, as applicable, depending on which is seeking the subject Serviced Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterparts (i.e., the Other Servicer or Other Special Servicer, as applicable), the Other 17g-5 Information Provider, or such other party or parties as are agreed to by the Master Servicer or the Special Servicer, as applicable, and the applicable parties for the related Other Securitization, at the expense of the Other Securitization to the extent not borne by the related Borrower, and in such format as the sender and recipient may reasonably agree, (i) the request for such Serviced Companion Loan Rating Agency Confirmation, (ii) all materials forwarded to the 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider and (iii) any other materials that the applicable Serviced Companion Loan Rating Agency may reasonably request in connection with such Serviced Companion Loan Rating Agency Confirmation promptly following receipt of such request from the Other Trustee.

The Certificate Administrator shall, promptly following receipt of written request from the Master Servicer or the Special Servicer, as applicable, provide to the Master Servicer or the Special Servicer, as applicable, the contact information for the Other Servicer, the Other Special Servicer, the Other Trustee and the Other 17g-5 Information Provider for the Other Securitization, solely to the extent in its possession.

Section 3.31        Appointment and Duties of the Operating Advisor. (a) The Operating Advisor shall review (i) in accordance with the Operating Advisor’s obligations provided under Section 3.23(e), Section 3.31 and Section 6.07, the actions of the Special Servicer with respect to any Specially Serviced Loan and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the Special Servicer with respect to Major Decisions relating to any Performing Loan; (ii) all reports by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s Website with respect to the Special Servicer, assets on the CREFC® Servicer Watch List, Specially Serviced Loans; and (iii) each Asset Status Report after the occurrence and during the continuance of an Operating Advisor Consultation Event and each Final Asset Status Report delivered or made available to the Operating Advisor. The Operating Advisor shall perform its duties hereunder in accordance with the Operating Advisor Standard.

In addition and for the avoidance of doubt, although the Operating Advisor may have certain consultation duties with the Master Servicer with respect to certain Major Decisions processed by the Master Servicer, the Operating Advisor will have no obligations or responsibility at any time to review or assess the actions of the Master Servicer for compliance with the Servicing Standard, and the Operating Advisor will not be required to consider such Master Servicer actions in connection with any Operating Advisor Annual Report.

(b)               The Operating Advisor and its Affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the Special Servicer or Directing Holder in connection with the Directing Holder’s exercise of its rights under this Agreement (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with this transaction, except under the circumstances described in Section 3.31(i) and subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)               Based on the Operating Advisor’s review of (A) any assessment of compliance, any attestation report, Asset Status Report and other information (other than any communications between the Directing Holder and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year, (B) for so long as no Operating Advisor Consultation Event is continuing, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package approved or deemed approved by the Directing Holder and (C) after the occurrence and during the continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the Operating Advisor shall (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision) deliver to the Depositor, the Special Servicer, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 4.02(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d)) within one hundred twenty (120) days of the end of the prior calendar year, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit BB (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement) that (A) sets forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties pursuant to this Agreement with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on Performing Loans) during the prior calendar year on an Asset-Level Basis and (B) identifies (1) which, if any, standards the

Operating Advisor believes, in its sole discretion exercised in good faith, the Special Servicer has failed to comply and (2) any material deviations from the Special Servicer’s obligations hereunder with respect to the resolution or liquidation of any Specially Serviced Loan that the Special Servicer is responsible for servicing under this Agreement or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or the Servicing Shift Mortgage Loan); provided, however, that in the event the Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to the entity that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report; provided, further, that the Operating Advisor shall prepare a separate Operating Advisor Annual Report relating to the Excluded Special Servicer and any Excluded Special Servicer Mortgage Loan(s) serviced by such Excluded Special Servicer. Subject to the restrictions in this Agreement, each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the Special Servicer is responsible for servicing under this Agreement (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in this Agreement and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions). In preparing the Operating Advisor Annual Report, the Operating Advisor shall not be required to (A) report on any instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial or (B) provide or obtain a legal opinion, legal review or legal conclusion. Such Operating Advisor Annual Report shall be delivered to the Depositor, the Special Servicer, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 4.02(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d)); provided, however, that the Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to such Operating Advisor Annual Report’s delivery to the Depositor, the Certificate Administrator and the 17g-5 Information Provider. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the Special Servicer. Each Operating Advisor Annual Report shall be required to comply with the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of the Risk Retention Rule.

In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report and the Operating Advisor shall not be subject to any liability arising from such limitations and prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the Operating Advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the Operating Advisor from performing its duties under this Agreement, the Operating Advisor shall not be subject to any liability arising from its lack of access to such Privileged Information.

(d)               [Reserved].

(e)               With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the calculation has been finalized (but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts, (ii) Collateral Deficiency Amounts or (iii) net present value in accordance with Section 1.02(k)), the Master Servicer (with respect to clauses (i) and (ii)) or the Special Servicer (with respect to clause (iii)), as applicable, shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor from the Master Servicer or the Special Servicer, as applicable, to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the Master Servicer has provided such information to the Special Servicer) to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and review for accuracy and consistency with this Agreement of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

In connection with this Section 3.31(e), if the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount, Collateral Deficiency Amount or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and the Master Servicer or the Special Servicer, as applicable, shall consult with each other in order to resolve any material inaccuracy in such mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. The Special Servicer shall cooperate with the Master Servicer and provide any information reasonably requested by the Master Servicer necessary for the calculation of the Appraisal Reduction Amount or Collateral Deficiency Amount that is in the Special Servicer’s possession. If the Operating Advisor and the Master Servicer or the Special Servicer, as applicable, are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, and determine which calculation is to apply (and shall provide prompt written notice of such determination to the Operating Advisor, the Master Servicer and the Special Servicer, as applicable). In making such determination, the Certificate Administrator may hire an independent third party to assist with any such calculation at the expense of the Trust and shall be entitled to conclusively rely on such third party’s determination (provided such third party has been selected with reasonable care by the Certificate Administrator).

(f)                Notwithstanding the foregoing, with respect to the Operating Advisor’s review of Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations as required above, the Operating Advisor’s recalculation shall not take into account the reasonableness of the Master Servicer’s or Special Servicer’s, as applicable, property and borrower performance assumptions or other similar discretionary portions of the net present value calculation, Collateral Deficiency Amount or Appraisal Reduction Amount calculation.

(g)               For so long as no Operating Advisor Consultation Event is continuing, the Operating Advisor’s review shall be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and materials reviewed by the Operating Advisor), and, therefore, it shall have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the Special Servicer may perform under this Agreement and shall have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the Operating Advisor’s review of the net present value calculations, the Operating Advisor review shall be limited to the mathematical accuracy of the calculations and the Operating Advisor’s recalculation will not take into account the reasonableness of the Master Servicer’s or Special Servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

(h)               Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.02(c) of this Agreement.

(i)                 The Operating Advisor and its Affiliates shall keep all information appropriately labeled as “Privileged Information” confidential and shall not, without the prior written consent of the Special Servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Party (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such labeled Privileged Information to any Person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by this Agreement, to the other parties to this Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the Special Servicer’s obligations under this Agreement (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor to replace the Special Servicer. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer and, unless a Control Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder. In addition and for the avoidance of doubt, while the

Operating Advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations shall not be imputed to employees of the Operating Advisor involved in this securitization.

(j)                 On each Master Servicer Remittance Date, the Operating Advisor shall be paid the applicable Operating Advisor Fee from amounts on deposit in the Collection Account pursuant to Section 3.06 of this Agreement, as applicable. In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation rights. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.06 of this Agreement, but with respect to the Operating Advisor Consulting Fee only to the extent such Operating Advisor Consulting Fee is actually received from the related Borrower. When the Operating Advisor has consultation rights with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer processing the Major Decision shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Borrower in connection with such Major Decision, but only to the extent not prohibited by the related Loan Documents; but in no event shall the Master Servicer or the Special Servicer, as applicable, take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The Master Servicer or the Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the Master Servicer or the Special Servicer, as applicable, shall consult on a non-binding basis with the Operating Advisor prior to any such waiver or reduction.

(k)               The Operating Advisor may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Agreement, and to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for any actions required to be performed hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement.

(l)                 Upon receipt of written notice of such acts by a Responsible Officer of the Trustee, the Trustee shall provide the Operating Advisor with prompt notice upon its termination pursuant to this Section 3.31(l). The Master Servicer and the Special Servicer shall be entitled to request that the Certificate Administrator provide, and the Certificate Administrator shall promptly (but no later than five (5) Business Days after such request) provide, confirmation of whether a termination pursuant to this Section 3.31(l) has occurred.

Section 3.32        Delivery of Excluded Information to the Certificate Administrator. (a) Any Excluded Information that the Master Servicer, the Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate

Administrator’s Website shall be delivered to the Certificate Administrator via e-mail (or such other electronic means as is mutually acceptable to the parties) in one or more separate files labeled “Excluded Information” followed by the applicable loan name and loan file to CCTCMBSExcludedInformation@computershare.com. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.32 shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 4.02(b). When so posted, Excluded Controlling Class Holders shall be prohibited from the access of Excluded Information with respect to any Excluded Controlling Class Loans on the Certificate Administrator’s Website (unless loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)). None of the Master Servicer, the Special Servicer or the Operating Advisor shall have any obligations to separately label and deliver any Excluded Information in accordance with this Section 3.32 until such party has received notice with respect to the related Excluded Controlling Class Loan in the form of Exhibit L-1E to this Agreement. Nothing set forth in this Agreement shall prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available on the Certificate Administrator’s Website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan shall be permitted to obtain such information upon reasonable request in accordance with Section 3.14(c) and the Master Servicer and the Special Servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Section 3.33        Certain Matters with Respect to Joint Mortgage Loans. (a) If a Mortgage Loan Seller of a Joint Mortgage Loan (a “Repurchasing Seller”) repurchases, or substitutes for, the Note(s) (a “Repurchased Note”) related to such Joint Mortgage Loan that it sold to the Depositor, but the other Mortgage Loan Seller(s) of such Joint Mortgage Loan does not repurchase, or substitute for, the Note(s) related to such Joint Mortgage Loan that it sold to the Depositor, the provisions of this Section 3.33 shall apply prior to the adoption, pursuant to Section 12.08, of any amendment to this Agreement that provides otherwise. Each Mortgage Loan Seller of a Joint Mortgage Loan has agreed pursuant to the terms of the related Mortgage Loan Purchase Agreement that the terms set forth in this Section 3.33 with respect to the servicing and administration of such Joint Mortgage Loan shall apply if one or more of the Notes related to such Joint Mortgage Loan has been repurchased or, by way of substitution, otherwise removed from the Trust and at least one other Note related to such Joint Mortgage Loan is included in the Trust until such time as all of the Notes related to such Joint Mortgage Loan are no longer included in the Trust. For purposes of this Section 3.33 and Section 12.08 only, “Note” shall mean with respect to any Joint Mortgage Loan, each original promissory note and all allonges that collectively represents the Note with respect to such Joint Mortgage Loan and shall not be a collective reference to such promissory notes.

(b)               Custody of and record title under the Loan Documents with respect to the applicable Joint Mortgage Loan shall be held exclusively by the Trustee or the Custodian as provided under this Agreement, except that the Repurchasing Seller shall hold and retain title to its original Repurchased Note and any related endorsements thereof.

(i)                                All of the Notes with respect to any Joint Mortgage Loan shall be of equal priority, and no portion of any Note shall have priority or preference over any other portion of the other Notes or security therefor. Payments from the related Borrower (including, without limitation, any late fees) or any other amounts received with respect to each Note shall be collected as provided in this Agreement by the Master Servicer and shall be applied upon receipt by the Master Servicer pro rata to each related Note based on its respective Repurchased Percentage Interest, subject to Section 3.33(b)(ii). Payments or any other amounts received with respect to the related Repurchased Note shall be held for the benefit of the applicable Repurchasing Seller and remitted (net of its pro rata share of any Master Servicing Fees, Special Servicing Fees, Operating Advisor Fees and any other amounts due to the Master Servicer or the Special Servicer) to the applicable Repurchasing Seller or its designee by the Master Servicer on each Distribution Date pursuant to instructions provided by the applicable Repurchasing Seller and deposited and applied in accordance with this Agreement, subject to (ii). If any Joint Mortgage Loan to which this Section 3.33 applies becomes REO Loans, payments or any other amounts received with respect to any such Joint Mortgage Loan shall be collected and shall be applied upon receipt by the Master Servicer pro rata to each related Note based on its respective Repurchased Percentage Interest, subject to Section 3.33(b)(ii). Any Appraisal Reduction Amounts calculated with respect to any Joint Mortgage Loan subject to this Section 3.33 shall be allocated to each related Note pro rata based upon the respective Stated Principal Balances thereof.

(ii)                             If the Master Servicer or the Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under any such Joint Mortgage Loan at any particular time, the applicable Repurchasing Seller shall receive from the Master Servicer an amount equal to such Repurchasing Seller’s Repurchased Percentage Interest of such payment. All expenses, losses and shortfalls relating solely to such Joint Mortgage Loan including, without limitation, losses of principal or interest, Nonrecoverable Advances, interest on Advances, Operating Advisor expenses, Special Servicing Fees, Workout Fees and Liquidation Fees (including any such fees related to the applicable Notes), shall be allocated between the holders of the related Notes pro rata based upon the respective Stated Principal Balances thereof. In no event shall any costs, expenses, fees or any other amounts related to any Mortgage Loan or Joint Mortgage Loan other than the applicable Joint Mortgage Loan be deducted from payments or any other amounts received with respect to such Joint Mortgage Loan and payable to the applicable Repurchasing Seller. For purposes of (i), this (ii) and Section 3.33(g), “Repurchased Percentage Interest” shall mean the percentage interest of the applicable Mortgage Loan Seller in the applicable Joint Mortgage Loan.

(iii)                          A Joint Mortgage Loan to which this Section 3.33 applies shall be serviced for the benefit of the applicable Repurchasing Seller and the Certificateholders pursuant to the terms and conditions of this Agreement in accordance with the Servicing Standard and in accordance with the provisions herein as if (A) such Joint Mortgage Loan were a Serviced Whole Loan, (B) the related Note(s) not repurchased were (1) a Mortgage Loan serviced pursuant to this Agreement and (2) the only Mortgage Loan that is part of such

Joint Mortgage Loan, and (C) the related Repurchased Note were a Serviced Companion Loan. No Repurchasing Seller shall be permitted to terminate the Master Servicer, the Special Servicer or the Operating Advisor as servicer, special servicer or operating advisor, respectively, of the related Repurchased Note. All rights of the mortgagee under each such Joint Mortgage Loan shall be exercised by the Master Servicer or the Special Servicer, on behalf of the Trust to the extent of its interest therein and the applicable Repurchasing Seller in accordance with this Agreement.

(iv)                         The related Repurchasing Seller shall be treated hereunder as if it were a Serviced Companion Loan Noteholder on a pari passu basis. Funds collected by the Master Servicer or the Special Servicer, as applicable, and applied to the applicable Notes shall be deposited and disbursed in accordance with the provisions hereof relating to Serviced Companion Loan Noteholders. Compensation shall be paid to the Master Servicer, the Special Servicer and the Operating Advisor with respect to each Repurchased Note as provided in this Agreement as if each such Note were a Serviced Companion Loan. None of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor shall have any obligation to make P&I Advances with respect to any Repurchased Note or, if no related Note is part of the Trust, any Advance with respect to any Repurchased Note. Except as otherwise specified herein, the Master Servicer and the Special Servicer shall have no reporting requirement with respect to any Repurchased Note other than to deliver to the related Repurchasing Seller any document as is required to be delivered to a Serviced Companion Loan Noteholder hereunder.

(c)               If any non-repurchased Note relating to a Joint Mortgage Loan to which this Section 3.33 applies is considered a Specially Serviced Loan, then any related Repurchased Note shall also be a Specially Serviced Loan under this Agreement. The Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the applicable Repurchasing Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Workout Fee or Liquidation Fee payable to the Special Servicer under this Agreement as with respect to a Serviced Companion Loan.

(d)               If (A) the Master Servicer shall pay any amount to any Repurchasing Seller pursuant to the terms hereof in the belief or expectation that a related payment has been made or will be received or collected in connection with either or both of the applicable Notes and (B) such related payment is not received or collected by the Master Servicer, then the applicable Repurchasing Seller shall promptly on demand by the Master Servicer return such amount to the Master Servicer. If the Master Servicer determines at any time that any amount received or collected by the Master Servicer in respect of any Joint Mortgage Loans to which this Section 3.33 applies must be returned to the related Borrower or paid to any other person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, the Master Servicer shall not be required to distribute any portion thereof to the related Repurchasing Seller, and such Repurchasing Seller shall promptly on demand by the Master Servicer repay (which obligation shall survive the termination of this Agreement) any portion thereof that the Master Servicer shall have distributed to such Repurchasing Seller, together with interest thereon at such rate, if any, as the Master Servicer may pay to the related Borrower or such other person or entity with respect thereto.

(e)               Subject to this Agreement (including, without limitation, the consent and consultation rights of the Directing Holder and any consultation rights of the Operating Advisor), the Master Servicer or the Special Servicer, as applicable, on behalf of the holders of any of the Repurchased Notes, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding the related Joint Mortgage Loan and (ii) enforce the applicable Loan Documents as provided hereunder. Without limiting the generality of the preceding sentence, the Master Servicer or the Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of the related Borrower on or any guarantor of any Joint Mortgage Loan it is required to service and administer as contemplated by this Section 3.33, without the consent of the related Repurchasing Seller, subject, however, to the terms of this Agreement as they pertain to a Serviced Companion Loan.

(f)                In taking or refraining from taking any action permitted hereunder, the Master Servicer and the Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Joint Mortgage Loan to which this Section 3.33 applies as is consistent with this Agreement; and shall be liable to any Repurchasing Seller only to the same extent as set forth herein with respect to any holder of a Serviced Companion Loan.

(g)               If the Trustee, the Master Servicer or the Special Servicer has made an Advance with respect to any Repurchased Note which would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the applicable Repurchasing Seller shall reimburse the Trust in an amount equal to such Repurchasing Seller’s Repurchased Percentage Interest of such Nonrecoverable Advance with interest thereon at the Reimbursement Rate; provided that, if the Repurchasing Seller does not reimburse the Trustee, the Master Servicer or the Special Servicer, as applicable, the Master Servicer shall reimburse the Trustee, itself and/or the Special Servicer, as applicable, for such amounts from the Collection Account. Notwithstanding the foregoing, the applicable Repurchasing Seller shall not be obligated to reimburse the Trustee, the Master Servicer or the Special Servicer (and amounts due to the applicable Repurchasing Seller shall not be offset) for Advances or interest thereon or any amounts related to any Mortgage Loans or any other Joint Mortgage Loan other than such amounts relating to the applicable Repurchased Note. To the extent that the applicable Repurchasing Seller reimburses any such Nonrecoverable Advances and such amounts are subsequently recovered, the applicable Repurchasing Seller shall receive a reimbursement from such recovery based on its Repurchased Percentage Interest of such recovery. This reimbursement right shall not limit the Trustee’s, the Master Servicer’s or the Special Servicer’s rights to reimbursement under this Agreement. Notwithstanding anything to the contrary contained herein, the total liability of each Repurchasing Seller shall not exceed an amount equal to its Repurchased Percentage Interest of the amount to be reimbursed.

(h)               Each Repurchasing Seller shall have the right to assign the related Repurchased Note; provided that the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

(i)                 The Master Servicer and the Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the

Servicing Standard to execute and deliver, on behalf of each Repurchasing Seller as a holder of a pari passu interest in the applicable Joint Mortgage Loan, any and all financing statements, continuation statements and other documents and instruments necessary to maintain the lien created by any Mortgage or other security document related to the applicable Joint Mortgage Loan on the related Mortgaged Property and related collateral, any and all modifications, waivers, amendments or consents to or with respect to the related Joint Mortgage Loan documents, and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the related Mortgaged Property all in accordance with, and subject to, the terms of this Agreement. Each Repurchasing Seller agrees to furnish, or cause to be furnished, to the Master Servicer and the Special Servicer any powers of attorney or other documents necessary or appropriate to enable the Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to the applicable Joint Mortgage Loan; provided, however, that such Repurchasing Seller shall not be liable, and shall be indemnified by the Master Servicer or the Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicer or the Special Servicer, as the case may be; and further provided that the Master Servicer or the Special Servicer, without the written consent of the applicable Repurchasing Seller, shall not initiate any action in the name of such Repurchasing Seller without indicating its representative capacity or take any action with the intent to cause and that actually causes, such Repurchasing Seller to be registered to do business in any state.

(j)                 Pursuant to the related Mortgage Loan Purchase Agreement, the applicable Repurchasing Seller is required to deliver to the Master Servicer or the Special Servicer, as applicable, the Loan Documents related to the applicable Repurchased Note, any requests for release and any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of the related Mortgaged Property or to any legal action or to enforce any other remedies or rights provided by the Note(s) or the Mortgage(s) or otherwise available at law or equity with respect to the related Repurchased Note.

Section 3.34        Resignation Upon Prohibited Risk Retention Affiliation. Under the Risk Retention Rule, any Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a Servicing Officer of the Master Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice by any other party to this Agreement, the Third-Party Purchaser, any Mortgage Loan Seller, any Underwriter or any Initial Purchaser that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third-Party Purchaser or any other party to this Agreement (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible

Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate shall be required to promptly notify the Retaining Sponsor and the other parties to this Agreement and resign in accordance with Section 6.04, Section 8.07 or Section 11.03, as applicable. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and each Rating Agency in connection with such resignation as and to the extent required under this Agreement; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Trust.

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01        Distributions. (a) REMIC-Related Deemed Deposits and Distributions. On each Distribution Date, amounts held in the Lower-Tier Distribution Account shall be withdrawn (to the extent of the Aggregate Available Funds, including or reduced by, to the extent required by Section 3.05(e) of this Agreement, the Withheld Amounts, plus any amount withdrawn from the Gain-on-Sale Reserve Account pursuant to Section 3.05(i) of this Agreement) in the case of all Classes of Lower-Tier Regular Interests (such amount, the “Lower-Tier Distribution Amount”). On each Distribution Date, distributions in respect of principal shall be deemed to have been made on each Lower-Tier Regular Interest in an amount equal to the amount of principal actually distributed on its respective Corresponding Certificate(s) as provided in Section 4.01(b) of this Agreement. As of any date, the principal balance of each Lower-Tier Regular Interest shall equal the Lower-Tier Principal Balance thereof. On each Distribution Date, distributions of interest made in respect of any Class of Non-VRR Certificates (excluding the Class S Certificates) or the VRR Interest Upper-Tier Regular Interests pursuant to Section 4.01(b) or Section 9.01 of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement; provided that each Lower-Tier Regular Interest shall be deemed to have received distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of the Class X-A Strip Rate, Class X-B Strip Rate, Class X-D Strip Rate or Class X-E Strip Rate of its corresponding Class X Component, as applicable, in each case to the extent actually distributed to the Corresponding Certificate(s) as provided in Section 4.01(b) of this Agreement.

All distributions of reimbursements of Realized Losses or VRR Realized Losses, as applicable, and Additional Trust Fund Expenses made in respect of any Class of Principal Balance Certificates or the VRR Interest Upper-Tier Regular Interests on each Distribution Date pursuant to Section 4.01 of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement; provided that distributions of reimbursements of Realized Losses or VRR Realized Losses, as applicable, and Additional Trust Fund Expenses shall be made in sequential order of the priority set forth in Section 4.01(b) and Section 4.01(d) for principal distributions, up to the amount of Realized Losses or VRR Realized

Losses, as applicable and Additional Trust Fund Expenses previously allocated to a particular Lower-Tier Regular Interest corresponding to such Class of Certificates.

On each Distribution Date, the Certificate Administrator shall apply amounts related to each Prepayment Premium and Yield Maintenance Charge then on deposit in the Lower-Tier Distribution Account and received during or prior to the related Collection Period to the Lower-Tier Regular Interests in proportion to the amount of principal deemed distributed to each Lower-Tier Regular Interest on such Distribution Date, pursuant to this Section 4.01(a).

The Certificate Administrator shall be deemed to deposit the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and any Yield Maintenance Charges distributed to the Upper-Tier REMIC pursuant to this Section 4.01(a) into the Upper-Tier Distribution Account. Any amount in respect of the Mortgage Pool that remains in the Lower-Tier Distribution Account on each Distribution Date after the deemed distribution described in the preceding sentence shall be distributed to the Holders of the Class R Certificates (in respect of the Class LTR Interest) (but only to the extent of such amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

(b)               Distributions of Available Funds. On each Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account to the extent of the Available Funds in respect of such Distribution Date pursuant to Section 4.01(a) of this Agreement, and distribute such amount to the Holders of the Non-VRR Certificates and the Class R Certificates in the amounts and in the order of priority set forth below:

(i)                                First, to the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D and Class X-E Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for those Classes;

(ii)                             Second, to the Class A-1, Class A-2 and Class A-3 Certificates, in reduction of the Certificate Balances thereof, prior to the Crossover Date, in the following priority:

(A)             first, to the Class A-1 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(B)              second, to the Class A-2 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1 Certificates pursuant to (A) above in this clause 4.01(b)(ii)) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero; and

(C)              third, to the Class A-3 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-2 Certificates pursuant to (B) above in this clause 4.01(b)(ii)) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(iii)                          Third, to the Class A-1, Class A-2 and Class A-3 Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to those Classes of Certificates;

(iv)                         Fourth, to the Class A-M Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(v)                            Fifth, to the Class A-M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class A-M is reduced to zero;

(vi)                         Sixth, to the Class A-M Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

(vii)                      Seventh, to the Class B Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(viii)                   Eighth, to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(ix)                           Ninth, to the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

(x)                              Tenth, to the Class C Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(xi)                           Eleventh, to the Class C Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class C is reduced to zero;

(xii)                        Twelfth, to the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

(xiii)                    Thirteenth, to the Class D Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(xiv)                    Fourteenth, to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xv)                       Fifteenth, to the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

(xvi)                    Sixteenth, to the Class E Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(xvii)                 Seventeenth, to the Class E Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount, less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xviii)              Eighteenth, to the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

(xix)                      Nineteenth, to the Class F-RR Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(xx)                        Twentieth, to the Class F-RR Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxi)                     Twenty-first, to the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

(xxii)                  Twenty-second, to the Class G-RR Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(xxiii)               Twenty-third, to the Class G-RR Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxiv)              Twenty-fourth, to the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

(xxv)                 Twenty-fifth, to the Class R Certificates (in respect of the Class UTR Interest), any amounts of Available Funds remaining in the Upper-Tier Distribution Account.

Notwithstanding the foregoing, on each Distribution Date occurring on and after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed pursuant to Section 4.01(b)(ii) to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class of Certificates is reduced to zero.

(c)               [Reserved].

(d)               Distributions of VRR Available Funds. On each Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts on deposit therein, to the extent of the VRR Available Funds for such Distribution Date, and shall distribute such amounts to the Holder of the VRR Interest in accordance with this section (c).

On each Distribution Date, the Certificate Administrator shall apply the then applicable VRR Available Funds for such Distribution Date to make distributions to the Holder of the VRR Interest for the following purposes and in the following order of priority:

(i)                                  first, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

(ii)                             second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date until the outstanding Certificate Balance of the VRR Interest has been reduced to zero; and

(iii)                          third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided that, with respect to any Distribution Date, to the extent that VRR Available Funds for such Distribution Date exceeds the distributions to the Holder of the VRR Interest on such Distribution Date pursuant to the immediately preceding clauses (i) through (iii), the Certificate Administrator shall distribute such excess to the Holders of the Class R Certificates.

(e)               [Reserved].

(f)                Distributions of Prepayment Premiums and Yield Maintenance Charges. On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) of this Agreement, the Certificate Administrator shall make distributions of any Prepayment Premiums and Yield Maintenance Charges collected on the Mortgage Loans during the related Collection Period from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(f) of this Agreement, as follows:

On any Distribution Date, any Non-VRR Percentage of Prepayment Premiums and Yield Maintenance Charges collected on the Mortgage Loans during the related Collection Period (such portion of such Prepayment Premiums and Yield Maintenance Charges, the “Non-VRR Prepayment Premiums and Yield Maintenance Charges”) shall be distributed to the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates in an amount equal to, in the case of each such Class, the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Principal Balance Certificates on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of such Non-VRR Prepayment Premiums and Yield Maintenance Charges.

Any Yield Maintenance Charges or Prepayment Premiums collected on the Mortgage Loans collected during the related Collection Period and remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) shall be allocated and distributed in the following manner:

(i)                                to the Class X-A Certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distributed on the Class A-1, Class A-2, Class A-3 and Class A-M Certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(ii)                             to the Class X-B Certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distributed on the Class B and Class C Certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(iii)                          to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates as described in (i) and (ii) above.

On each Distribution Date, amounts on deposit in the Upper-Tier Distribution Account that represent the VRR Percentage of such Prepayment Premiums and Yield Maintenance Charges collected on the Mortgage Loans during the related Collection Period shall be distributed by the Certificate Administrator to the Holder of the VRR Interest.

(g)               Gain-on-Sale Accounts. On each Master Servicer Remittance Date, the Certificate Administrator shall determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any Gain-on-Sale Proceeds therein) would be sufficient to pay all interest and principal due and owing to reimburse all previously allocated Realized Losses reimbursable to the Holders of the Non-VRR Certificates on such Distribution Date pursuant to Section 4.01(b). If the Certificate Administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator shall withdraw from the Gain-on-Sale Reserve Account (or sub-account thereof) and shall deposit in the Lower-Tier Distribution Account on the applicable Master Servicer Remittance Date an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the Non-VRR Certificates) equal to the lesser of (i) the amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause (A).

Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions on any Distribution Date that (A) are allocable to the Mortgage Loans shall be held and maintained in such account and applied to offset future Realized Losses and VRR Realized Losses, as applicable, and Additional Trust Fund Expenses from time to time; and (B) are allocable to the Serviced Companion Loans, shall be remitted within one Business Day after each such

Distribution Date by the Certificate Administrator to the Master Servicer (which shall remit to the Serviced Companion Loan Noteholders in accordance with Section 3.05(h)).

On each Distribution Date, immediately after giving effect to the operation of the two preceding paragraphs, amounts held in the Gain-on-Sale Reserve Account (other than amounts allocable to any related Serviced Companion Loan pursuant to the terms of any related Intercreditor Agreement) that exceed amounts reasonably required (as determined by the Certificate Administrator) to offset future Realized Losses and VRR Realized Losses, as applicable, and Additional Trust Fund Expenses, shall be distributed to the Holders of the Class R Certificates (in respect of the Class LTR Interest) and, upon termination of the Trust Fund, any amounts remaining in the Gain-on-Sale Reserve Account (other than amounts allocable to any related Serviced Companion Loan pursuant to the terms of any related Intercreditor Agreement) shall be distributed by the Certificate Administrator to the Class R Certificates (in respect of the Class LTR Interest). Amounts paid with respect to the Mortgage Loans from the Gain-on-Sale Reserve Account pursuant to the preceding clauses (i) and (ii) shall first be deemed to have been distributed to the Lower-Tier Regular Interests in reimbursement of Realized Losses and VRR Realized Losses, as applicable, and Additional Trust Fund Expenses previously allocated thereto in the same manner as provided in Section 4.01(a) of this Agreement. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Certificate Balances of any Class of Non-VRR Certificates or the VRR Interest receiving such distributions.

(h)               Realized Losses. On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01(b), the Certificate Administrator shall calculate the amount, if any, of the Realized Loss and VRR Realized Loss for such Distribution Date. Any allocation of Realized Losses to any Class of Principal Balance Certificates and VRR Realized Losses to the VRR Interest shall be made by reducing the Certificate Balance thereof by the amount so allocated. The allocation of Realized Losses and VRR Realized Losses shall constitute allocations of losses and other shortfalls experienced by the Trust Fund.

The Certificate Balances of each Class of Principal Balance Certificates will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Losses allocated to such Class of Certificates with respect to such date. Any such write-offs will be applied to the Classes of Principal Balance Certificates in the following order, in each case until the Certificate Balance of such Class is reduced to zero: first, to the Class G-RR Certificates; second, to the Class F-RR Certificates; third, to the Class E Certificates; fourth, to the Class D Certificates; fifth, to the Class C Certificates, sixth, to the Class B Certificates; seventh, to the Class A-M Certificates; and finally, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata, based on their respective Certificate Balances.

Any Realized Losses so allocated to any Class of Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

On each Distribution Date, any VRR Realized Loss for such Distribution Date shall be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance shall be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

Distributions in reimbursement of Realized Losses or VRR Realized Losses, as applicable, previously allocated to the respective Classes of the Principal Balance Certificates and distributions in reimbursement of VRR Realized Losses previously allocated to the VRR Interest shall be made in the amounts and manner specified in Section 4.01(b) or Section 4.01(c), as applicable. Additional Trust Fund Expenses and shortfalls in Aggregate Available Funds due to extraordinary expenses of the Trust Fund (including indemnification expenses), a reduction in the Mortgage Rate on a Mortgage Loan by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers, or otherwise, shall be treated as and allocated in the same manner as Realized Losses and VRR Realized Losses. Reimbursement of previously allocated Realized Losses and VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates or VRR Interest Upper-Tier Regular Interests in respect of which any such reimbursement is made.

If and to the extent that any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery shall be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed VRR Realized Losses previously allocated to the VRR Interest Upper-Tier Regular Interest, and the interest payable on the VRR Interest Upper-Tier Regular Interest will be deemed increased by the VRR Allocation Percentage of any contemporaneous increases in interest payable on the Certificates pursuant to clause (ii) of this sentence, (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions pursuant to Section 4.01(b), in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-VRR Certificates, and (iii) the Interest Shortfall with respect to each affected Class of Non-VRR Certificates for the next Distribution Date will be increased by the aggregate amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Principal Balance Certificates had never been written down. To the extent that the Certificate Balance of, and/or any interest payable on, any Class of Non-VRR Certificates or the VRR Interest Upper-Tier Regular Interest is so increased, an identical increase shall be deemed made to the Lower-Tier Principal Balance of, and any interest payable on, the Corresponding Lower-Tier Regular Interest. If the Certificate Balance of any Class of Principal Balance Certificates or the VRR Interest (or the Lower-Tier Principal Balance of any Lower-Tier Regular Interest) is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable of such Class of Principal Balance Certificates or the VRR Interest (or such Lower-Tier Regular Interest) shall be decreased by such amount, and any interest accrued on the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, so decreased shall be deemed not to exist.

With respect to any Distribution Date, any Realized Losses or VRR Realized Losses, as applicable, allocated pursuant to this Agreement with respect to such Distribution Date shall reduce the Lower-Tier Principal Balances of the Lower-Tier Regular Interests as a write-off and shall be allocated among the Lower-Tier Regular Interests in the same priority as the Corresponding Certificates.

(i)                 All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

(j)                 Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, as soon as reasonably practicable within the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

(A)             the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(B)              if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided that the Class R Certificates shall remain outstanding until no other Class of Certificates or Lower-Tier Regular Interests are outstanding.

Any funds not distributed to any Holder or Holders of such Classes of Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(j) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such

Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Holder on any amount held hereunder or by the Certificate Administrator as a result of such Holder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(j). Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

(k)               The Non-VRR Percentage of the Excess Prepayment Interest Shortfalls allocated to the Mortgage Loans, if any, for each Distribution Date shall be allocated (and the Non-VRR Percentage of Compensating Interest Payments shall be deemed distributed) among the various Classes of Non-VRR Certificates, and the VRR Percentage of the Excess Prepayment Interest Shortfalls allocated to the Mortgage Loans, if any, for each Distribution Date shall be deemed allocated (and the VRR Percentage of Compensating Interest Payments shall be deemed distributed) to the VRR Interest Upper-Tier Regular Interests and, in each case, correspondingly to the respective Class or Classes of Corresponding Lower-Tier Regular Interests, pro rata, based upon the Interest Accrual Amount distributable to each such Class of Certificates prior to reduction by such Excess Prepayment Interest Shortfalls. Compensating Interest Payments shall be deposited by the Master Servicer into the Collection Account on or prior to the Master Servicer Remittance Date.

(l)                 On the final Master Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to the Collection Account on the immediately preceding Master Servicer Remittance Date in accordance with Section 3.06(e)(v) of this Agreement.

(m)             On each Distribution Date, the Certificate Administrator shall withdraw from the Excess Interest Distribution Account any amounts on deposit therein that represent Excess Interest received with respect to each ARD Loan during the related Collection Period and the Certificate Administrator shall distribution such amounts (i) to the Holders of the Class S Certificates in an amount equal to the Non-VRR Percentage of such Excess Interest; and (ii) to the Holder of the VRR Interest, in an amount equal to the VRR Percentage of such Excess Interest.

Section 4.02        Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others. (a) On each Distribution Date,

the Certificate Administrator shall prepare and make available on the Certificate Administrator’s Website to each Certificateholder a statement (substantially in the form set forth as Exhibit K to this Agreement and based on the information set forth in (i) the CREFC® Investor Reporting Package (CREFC® IRP) prepared by the Master Servicer (other than the CREFC® Special Servicer Loan File) and the other reports prepared by the Master Servicer, Certificate Administrator and Special Servicer relating to such Distribution Date, including the CREFC® Special Servicer Loan File, upon which information the Certificate Administrator may conclusively rely, in accordance with CREFC® guidelines and (ii) the CREFC® Reconciliation of Funds Template prepared by the Certificate Administrator) as to distributions made on such Distribution Date (each, a “Distribution Date Statement”) setting forth (with respect to each Class of Certificates) the following information as it relates to the Certificates:

(i)                                 the Record Date, Interest Accrual Period, and Determination Date for such Distribution Date;

(ii)                              the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates with a Certificate Balance in reduction of the Certificate Balance of those Certificates;

(iii)                           the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Non-VRR Certificates (other than the Class S Certificates) and the VRR Interest Upper-Tier Regular Interests allocable to (A) the Interest Accrual Amount, (B) Interest Shortfalls, and/or (C) the VRR Interest Distribution Amount;

(iv)                          the aggregate amount of Advances made in respect of the Distribution Date and the amount of interest paid on Advances since the prior Distribution Date (including, to the extent material, the general use of funds advanced and general source of funds for reimbursements);

(v)                             the aggregate amount of compensation, if any, paid to the Trustee, the Certificate Administrator, CREFC®, the Operating Advisor and the Asset Representations Reviewer and servicing compensation, if any, paid to the Master Servicer and the Special Servicer for the related Determination Date and any other fees or expenses accrued and paid from the Trust Fund;

(vi)                          (A) the Aggregate Available Funds for the Distribution Date, (B) the total amount of all principal and/or interest distributions, as well as any other distributions (other than Yield Maintenance Charges), properly made on or in respect of any Class of Non-VRR Certificates and the VRR Interest with respect to such Distribution Date and (C) any other cash flows received on the Mortgage Loans and applied to pay fees and expenses (including the components of the Aggregate Available Funds or such other cash flows);

(vii)                       the amount of the distribution on the Distribution Date to the holders of any Class of Non-VRR Certificates and the VRR Interest allocable to Prepayment Premiums and Yield Maintenance Charges;

(viii)                    the accrued Interest Accrual Amount in respect of each Class of Non-VRR Certificates and the VRR Interest for such Distribution Date;

(ix)                            the Pass-Through Rate for each Class of Non-VRR Certificates and the VRR Interest for the Distribution Date and the next succeeding Distribution Date;

(x)                               the Principal Distribution Amount for the Distribution Date;

(xi)                            the aggregate Certificate Balance or aggregate Notional Amount, as the case may be, of each Class of Certificates (other than the Class S and Class R Certificates) immediately before and immediately after such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance (or, if applicable, the aggregate Notional Amount) of each such Class as a result of the allocation of any Realized Losses or VRR Realized Losses, as applicable, and/or Additional Trust Fund Expenses on such Distribution Date;

(xii)                         the fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then related Certificate Balance, and the denominator of which is the related initial aggregate Certificate Balance, for each Class of Non-VRR Certificates and the VRR Interest immediately following the Distribution Date;

(xiii)                      the amount of any Appraisal Reduction Amounts, Collateral Deficiency Amounts and Cumulative Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis; and the total Appraisal Reduction Amounts, Collateral Deficiency Amounts and Cumulative Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

(xiv)                     the number and related Stated Principal Balance of any Mortgage Loans modified, extended or waived on a loan-by-loan basis since the previous Determination Date (including a description of any material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the Collection Period or that have cumulatively become material over time);

(xv)                        the amount of any remaining unpaid Interest Shortfalls for each Class of Non-VRR Certificates and the VRR Interest as of the Distribution Date;

(xvi)                     a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment (other than Liquidation Proceeds and Insurance Proceeds) during the related Collection Period and the amount of Principal Prepayment occurring, together with the aggregate amount of Principal Prepayments made during the related Collection Period;

(xvii)                  a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date;

(xviii)               the amount of the distribution to the holders of each Class of Certificates on the Distribution Date attributable to reimbursement of Realized Losses or VRR Realized Losses, as applicable;

(xix)                       as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Collection Period, (A) the Loan Number of the related Mortgage Loan and (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Aggregate Available Funds for such Distribution Date;

(xx)                          the amount on deposit in each of the Interest Reserve Account and the Gain-on-Sale Reserve Account before and after giving effect to the distribution made on such Distribution Date (and any material account activity since the prior Distribution Date);

(xxi)                       the then-current credit support levels for each Class of Certificates (other than the Class X, Class S and Class R Certificates);

(xxii)                    the original and then-current ratings of each Class of Certificates (other than the Class S and Class R Certificates);

(xxiii)                 with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio and the current Stated Principal Balance;

(xxiv)                with respect to any REO Property included in the Trust Fund at the close of business on the related Determination Date (A) the Loan Number of the related Mortgage Loan and (B) the value of such REO Property based on the most recent Appraisal or valuation;

(xxv)                   with respect to any Serviced REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Loan Number of the related Mortgage Loan, (B) the Realized Losses and VRR Realized Loss attributable to the related Mortgage Loan, (C) the amount of sale proceeds and other amounts, if any, received in respect of such Serviced REO Property during the related Collection Period and the portion thereof included in the Aggregate Available Funds for such Distribution Date, (D) the date of the Final Recovery Determination and (E) the balance of the Gain-on-Sale Reserve Account for such Distribution Date;

(xxvi)                the amount of the distribution on the Distribution Date to the holders of the Class R Certificates and the Excess Interest Certificates;

(xxvii)             material breaches of Mortgage Loan representations and warranties or any covenants under this Agreement of which the Certificate Administrator has received or delivered written notice;

(xxviii)          the identity of the Operating Advisor;

(xxix)                  the amount of Realized Losses, VRR Realized Losses, Additional Trust Fund Expenses and Interest Shortfalls, if any, incurred with respect to the Mortgage Loans during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid);

(xxx)                     an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(xxxi)                  the identity of the Controlling Class;

(xxxii)               the identity of the Directing Holder; and

(xxxiii)            such other information as contemplated by Exhibit K to this Agreement.

In the case of information furnished pursuant to sub-clauses (ii), (iii), (v), (vii), (viii), (xv) and (xviii) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Amount, as the case may be.

The Master Servicer may omit from the reports that it delivers to the Certificate Administrator (and the Special Servicer may omit from the reports it delivers to the Master Servicer) in connection with the preparation of the Distribution Date Statement any information that the Master Servicer or the Special Servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. None of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower, a Mortgage Loan Seller, the Depositor, any Sponsor, any party to this Agreement or a master servicer, a special servicer or other similar party under an Other Pooling and Servicing Agreement or other third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable.

If and for so long as the Trust is subject to the reporting requirements of the Exchange Act, no Distribution Date Statement that is part of any Commission filing shall include references to the Rating Agencies or any ratings ascribed by any Rating Agency to any Class of Certificates.

On each Distribution Date, the Certificate Administrator shall make available to each Holder of a Class R Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R Certificates on such Distribution Date. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information only by virtue of its receipt and posting of such information to the Certificate Administrator’s Website or filing such information pursuant to this Agreement, including, but not limited to, filing via through the EDGAR system, unless the Certificate Administrator has an explicit obligation to review or prepare such information.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (ii) and (iii) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

On each Distribution Date, the Certificate Administrator shall deliver the related Distribution Date Statement to the Depositor in electronic format to dbinvestor@list.db.com (or to such other address as the Depositor shall specify by written notice to the Certificate Administrator).

Upon receipt of any Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 11.01(b)(viii), the Certificate Administrator shall include such summary in Item 1B on the Form 10-D for such period in which the Asset Review Report Summary was delivered.

(b)               The Certificate Administrator shall make available via the Certificate Administrator’s Website, to any Privileged Person (provided that the Prospectus, the Distribution Date Statements and the Commission filings will be made available to the general public, and provided, further, that any Privileged Person that is a Borrower Party shall only be entitled to access documents made available to the general public) the following items, in each case to the extent received by the Certificate Administrator:

(i)                                 the following “deal documents”:

(A)             the Prospectus;

(B)              this Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

(C)              the CREFC® Loan Setup File delivered to the Certificate Administrator by the Master Servicer;

(ii)                              the following “SEC EDGAR filings”:

(A)             any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)                           the following “periodic reports”:

(A)             the Distribution Date Statements;

(B)              the supplemental reports and the CREFC® data files identified as such in the definition of “CREFC® Investor Reporting Package (CREFC® IRP)” (other than the CREFC® Loan Setup File and the CREFC® Special Servicer Loan File), to the extent it has received or prepared such report or file; and

(C)              any Operating Advisor Annual Reports.

(iv)                          the following “additional documents”:

(A)             the summary of any Final Asset Status Report delivered to the Certificate Administrator in electronic format;

(B)              any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(C)              the CREFC® Appraisal Reduction Template; and

(D)             any documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post to the “additional documents” tab;

(v)                             the following “special notices”:

(A)             any notice with respect to a release pursuant to Section 3.10(g);

(B)              all Special Notices;

(C)              notice of any waiver, modification or amendment of any term of any Mortgage Loan;

(D)             notice of final payment on the Certificates;

(E)              all notices of the occurrence of any Servicer Termination Events (or any analogous servicer termination event under any Other Pooling and Servicing Agreement relating to any Non-Serviced Whole Loan) received by the Certificate Administrator;

(F)              notice of termination or resignation of the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee);

(G)             any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

(H)             any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer;

(I)                notice of the Certificate Administrator’s determination that an Asset Review Trigger is in effect and any other notice required to be delivered to the Certificateholders pursuant to Section 11.01;

(J)                any Asset Review Report Summary received by the Certificate Administrator;

(K)             any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, the Trustee’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(L)              any notice of the termination of the Trust;

(M)            any notice of the occurrence and continuance or the termination of a Control Termination Event or an Operating Advisor Consultation Event;

(N)             any notice of the occurrence of a Consultation Termination Event;

(O)             any notice of the occurrence of an Operating Advisor Termination Event;

(P)              any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(Q)             any Proposed Course of Action Notice;

(R)              all of the annual compliance statements and annual assessments as to compliance delivered to the Certificate Administrator since the Closing Date pursuant to Section 10.11 and Section 10.12 of this Agreement;

(S)              all of the annual independent public accountants’ servicing reports caused to be delivered to the Certificate Administrator since the Closing Date pursuant to Section 10.13 of this Agreement; and

(T)              any notice or documents provided by the Depositor or the Master Servicer directing the Certificate Administrator to post to the “special notices” tab;

(vi)                          the Investor Q&A Forum;

(vii)                       solely to Certificateholders and Certificate Owners, the Investor Registry; and

(viii)                    the “U.S. Risk Retention Special Notices” tab on the Certificate Administrator’s Website, to which the Certificate Administrator shall post the disclosure required pursuant to 12 C.F.R. §244.4(c)(1)(ii) of the Risk Retention Rule;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the Certificate Administrator shall only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Loan.

The Certificate Administrator shall, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described in clause (viii) above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, all Excluded Information shall be made available under a separate tab or heading designated “Excluded Information” (and not under any of the tabs or headings described in items (i) through (vii) above) and made available to Privileged Persons other than Excluded Controlling Class Holders (unless loan-by-loan segregation is later performed by the Certificate Administrator in which case such access by an Excluded Controlling Class Holder shall only be prohibited with respect to the related Excluded Controlling Class Loans). The “U.S. Risk Retention Special Notices” tab shall be available to Privileged Persons (other than any Financial Market Publisher).

Any Person that is a Borrower Party shall only be entitled to access (a) the Distribution Date Statements, and the following items made available to the general public: the Prospectus, this Agreement, the Mortgage Loan Purchase Agreements and the Commission filings on the Certificate Administrator’s Website, and (b) in the case of the Directing Holder or a Controlling Class Certificateholder, if any such Person becomes an Excluded Controlling Class Holder, upon delivery to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in physical form of an investor certification substantially in the forms of Exhibit L-1D and Exhibit L-1E and upon delivery to the Certificate Administrator in physical form of an investor certification substantially in the form of Exhibit L-1F, which shall include each of the CTSLink User ID’s associated with such Excluded Controlling Class Holder, all information (other than Excluded Information) available on the Certificate Administrator’s Website (unless loan-by-loan segregation is later performed by the Certificate Administrator in which case such access by an Excluded Controlling Class Holder shall only be prohibited with respect to the related Excluded Controlling Class Loans).

In the case of the Directing Holder or a Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an investor certification substantially in the form of Exhibit L-1B hereto, such Directing Holder or Controlling Class Certificateholder shall be entitled to access all information on the Certificate Administrator’s Website. The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee may each rely on (i) an investor certification in the form of Exhibit L-1B hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder and (ii) an investor certification in the form of Exhibit L-1E hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Loan(s). In the event the Directing Holder or a Controlling Class Certificateholder becomes an Excluded Controlling Class Holder, such party shall promptly notify each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit L-1E that such party is an Excluded Controlling Class Holder and identify the Excluded Controlling Class Loan(s) and thereafter shall not be entitled to any Excluded Information related to such Excluded Controlling Class Loan(s) and made available on the Certificate Administrator’s Website. With respect to any Excluded Information, each of the Master Servicer, the Special Servicer and the Operating Advisor shall mark or label such information as “Excluded Information” prior to delivery to the Certificate Administrator, and the Certificate Administrator shall segregate on the Certificate Administrator’s Website such Excluded Information (and may be segregated on loan-by-loan basis) from information relating to other Mortgage Loans. Notwithstanding anything herein to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively assume that the Directing Holder and all beneficial owners of the Certificates of the Controlling Class are not Excluded Controlling Class Holders except to the extent that the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator, as applicable, has received such notice from the Directing Holder or a Controlling Class Certificateholder that it has become an Excluded Controlling Class Holder. None of the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator shall be liable for any communication to the Directing Holder or Controlling Class Certificateholder or disclosure of Excluded Information if the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator, as applicable, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Loan (including, in the case of a summary of an Asset Status Report or Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and/or any failure to label any such information provided to the Certificate Administrator).

Each of the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on (i) any written notice from the Directing Holder or a Controlling Class Certificateholder that it is no longer an Excluded Controlling Class Holder and (ii) any certification delivered by the Directing Holder or a Controlling Class Certificateholder, as applicable, substantially in the form of Exhibit L-1B that such Person is no longer an Excluded Controlling Class Holder. To the extent the Directing Holder or a Controlling Class Certificateholder receives access pursuant to this Agreement to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, such Directing Holder or Controlling Class Certificateholder, as applicable, shall be deemed to have agreed that it (i) will not directly or indirectly provide any information related to the Excluded Controlling Class Loan to the related Borrower or to any Excluded Controlling Class Holder or (A) any employees or personnel of such Directing Holder or Controlling Class Certificateholder, as applicable, or any Affiliate involved in the management of any investment in the related Borrower or the related Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

To the extent the Risk Retention Consultation Party or the Holder of the VRR Interest receives access pursuant to this Agreement to any information solely related to a Mortgage Loan with respect to which such party is a Borrower Party (which shall include any Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the Special Servicer or any Excluded Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding the Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations, and any Officer’s Certificates delivered by the Trustee, the Master Servicer or the Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, but in each case other than information with respect to such Mortgage Loan that is aggregated with information of other Mortgage Loans at a pool level), on the Certificate Administrator’s Website or otherwise receives access to such information, the Risk Retention Consultation Party or Holder of the VRR Interest shall be deemed to have agreed that it (i) will not directly or indirectly provide any such information to (A) the related Borrower Party, (B) any employees or personnel of the Risk Retention Consultation Party or Holder of the VRR Interest or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above. For the avoidance of doubt, for the purposes of this paragraph, any file or report contained in the CREFC® Investor Reporting Package (“CREFC® IRP”) (other than the CREFC® Special Servicer Loan File relating to any such Excluded Loan) shall be considered information that is aggregated with information of other Mortgage Loans at a pool level.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of such information and assumes no responsibility therefor. In addition, the Certificate Administrator may disclaim responsibility for any information distributed or filed by the Certificate Administrator for which it is not the original source. The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by the Master Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or Special Servicer, as applicable, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein. In connection with providing access to the Certificate Administrator’s Internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any Excluded Information to the extent such information was included in any summary of an Asset Status Report or Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as Excluded Information.

The Certificate Administrator shall have no liability for access by an Excluded Controlling Class Holder to the Certificate Administrator’s Website of any information with respect to which such Excluded Controlling Class Holder is prohibited from accessing pursuant to this Agreement if such Excluded Controlling Class Holder provided an Investor Certification but did not indicate it was a Borrower Party.

The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

(c)               The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and Certificate Owners who are Privileged Persons may (A) submit questions to the Certificate Administrator relating to the Distribution Date Statement, (B) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 4.02(c), the Mortgage Loans or the Mortgaged Properties (other than a Non-Serviced Mortgage Loan), and (C) submit questions to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Reports or other reports prepared by the Operating Advisor (collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Master Servicer, the Special Servicer or the Operating Advisor, the Certificate Administrator shall forward the Inquiry to the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (and in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the Other Pooling and Servicing Agreement) in each case within a commercially reasonable period following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Master Servicer, the Special Servicer (other than with respect to the Non-Serviced Mortgage Loans or related Mortgaged Properties) or the Operating Advisor, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Master Servicer, Special Servicer or the Operating Advisor shall be sent by email to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Investor Q&A Forum. If the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope outlined above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, this Agreement or the applicable Loan Documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) answering such inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) answering such inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (vii) answering any Inquiry is otherwise not advisable for any reason, it shall not be required to answer such Inquiry and, in the case of the Master Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator, and the Certificate Administrator

shall not post such Inquiry on the Investor Q&A Forum. In addition, no party shall post or otherwise disclose information known to such party to be Privileged Information as part of its response to any Inquiry. The Certificate Administrator shall notify the Person who submitted such Inquiry if the Inquiry will not be answered. The Certificate Administrator shall not be required to post to the Investor Q&A Forum any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications between the Certificate Administrator or other Person which are not submitted via the Investor Q&A Forum. In addition, no party is permitted to post or otherwise disclose direct communication with the Directing Holder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its response to any questions. In the case of an Inquiry relating to a Non-Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the related non-serviced master servicer or the related non-serviced special servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer.

(d)               The Certificate Administrator shall make available to any Certificateholder, and Certificate Owner, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Certificate Owners can register and thereafter obtain contact information with respect to any other Certificateholder or Certificate Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Certificate Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders and registered Certificate Owners. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Certificate Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(e)               The Master Servicer may at its sole cost and expense, but is not required to, make any of the reports or files it delivers pursuant to this Agreement available on the Master Servicer’s website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer. In connection with providing access to the Master Servicer’s website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom. The Master Servicer shall not be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report. Notwithstanding anything herein to the contrary, the Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information the Master Servicer is required or permitted to provide to any Borrower with respect to such Borrower’s Mortgage Loan or Serviced Whole Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the related Loan Documents or applicable law. If the Master Servicer is required to deliver any statement, report or other information under any provision of this Agreement, then, the Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on its website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y) or, upon request, clause (z).

(f)                Subject to Section 3.13, the Special Servicer shall from time to time (and, in any event, as may be reasonably requested by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be reasonably necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator. Neither the Certificate Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer. Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and allocating Realized Losses to the Certificates in accordance with Section 4.01 of this Agreement and preparing the statements to Certificateholders required by Section 4.02(a) of this Agreement.

(g)               As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Certificate Administrator shall provide the requesting Certificateholder with such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(h)               The Certificate Administrator shall make available at its offices, during normal business hours, upon not less than two Business Days prior notice, for review by any

Privileged Person and any Serviced Companion Loan Noteholder that is a Privileged Person (solely with respect to items (ii) and (iii), to the extent such information relates to the related Serviced Companion Loan), originals or copies of documents relating to the Mortgage Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or under any of the related Loan Documents):

(i)                                 any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.10(f) of this Agreement revealed that neither of the conditions set forth in clauses (i) and (ii) thereof was satisfied;

(ii)                              the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries and retail sales information, if any, received from the Master Servicer or the Special Servicer in respect to each Mortgaged Property;

(iii)                           the Mortgage File, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan or Serviced Whole Loan entered into by the Master Servicer and/or the Special Servicer and delivered to the Certificate Administrator; and

(iv)                          any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

The Certificate Administrator may require a Privileged Person to execute an Investor Certification prior to granting access to such information, which may be in the form of a “click-through” confirmation. Copies of any and all of the foregoing items will be available from the Certificate Administrator upon request. The Certificate Administrator will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof. The Certificate Administrator’s obligation under this Section 4.02(h) to make available any document is subject to the Certificate Administrator’s receipt of such document.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

(i)                                 The Depositor hereby authorizes the Certificate Administrator to make available to any Financial Market Publisher or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification substantially in the form of Exhibit L-2 to this Agreement, all the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to this Section 4.02 to Privileged Persons.

Section 4.03        Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders and other payees of interest, original issue discount or other amounts that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for any such withholding. If the

Paying Agent or its agent withholds any amount from interest, original issue discount payments or other amounts or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder or payee. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

Section 4.04        REMIC Compliance. (a) The parties intend that the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions at all times any Certificates are outstanding, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each Trust REMIC and shall on behalf of each Trust REMIC:

(i)                                 make or cause to be made an election, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions;

(ii)                              prepare and timely file, or cause to be prepared and timely filed, and cause the Trustee to sign (and the Trustee shall sign), all required Tax Returns for the Lower-Tier REMIC and the Upper-Tier REMIC, using a calendar year as the taxable year for each Trust REMIC as required by the REMIC Provisions and other applicable federal, state or local income tax laws;

(iii)                           prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions;

(iv)                          if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or comparable provisions of state and local law;

(v)                             within 30 days of the Closing Date, obtain a taxpayer identification number for each of the Lower-Tier REMIC and the Upper-Tier REMIC on IRS Form SS-4 and (in the case of the Upper-Tier REMIC only), furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Certificateholders may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer, the Special Servicer or the Certificate Administrator and necessary to make such filing); and

(vi)                          maintain such records relating to the Lower-Tier REMIC and the Upper-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Certificate Administrator shall be designated as the “partnership representative” within the meaning of Section 6223 of the Code of each Trust REMIC. Each Holder of a Percentage Interest in the Class R Certificates, by acceptance hereof, is deemed to have consented to such designation and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Certificate Administrator has actual knowledge that such action or omission (as the case may be) would cause the termination of the REMIC status of the Lower-Tier REMIC or the Upper-Tier REMIC or the imposition of tax on the Lower-Tier REMIC or the Upper-Tier REMIC (other than a tax on income expressly permitted to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Trustee, the Master Servicer or the Special Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the first paragraph of this Section 4.04(a) or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard the Certificate Administrator shall (i) exercise reasonable care not to allow the occurrence of any “prohibited transactions” within the meaning of Section 860F(a) of the Code, unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject the Lower-Tier REMIC or the Upper-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (C) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). None of the Master Servicer, the Special Servicer, the Trustee or the Depositor shall be (i) permitted to take any action that the Certificate Administrator would not be permitted to take pursuant to the preceding two sentences or (ii) responsible or liable (except in connection with taking any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04. The Depositor, the Trustee, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Trustee’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

The Certificate Administrator shall be responsible for the preparation of IRS Form W-9, if requested. The Trustee shall be entitled to rely on any information contained therein and is hereby directed to execute such IRS Form W-9, Form 8811 and any other tax form reasonably requested by the Certificate Administrator; provided that the Certificate Administrator shall be directed to execute such IRS Form W-9 (or any other tax forms as may be necessary) (in lieu of the Trustee) if permitted by applicable Treasury Regulations.

The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Section 6221 of the Code (or successor provisions) to any Trust REMIC and (ii) to avoid payment by any Trust REMIC under Section 6226 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of any Class R Certificate, past or present. A Holder of any Class R Certificate agrees, by acquiring such interest, to any such elections and to the Certificate Administrator’s designation as “partnership representative” of each REMIC under Section 6223 of the Code.

(b)               The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans will prepay in accordance with the Prepayment Assumption; (ii) none of the Sole Certificateholder, the Master Servicer, the Special Servicer and the Certificateholder owning a majority of the Percentage Interests in the Controlling Class will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to the terms of the related Mortgage Loan Purchase Agreement.

Section 4.05        Imposition of Tax on the Trust Fund. If any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided that any taxes imposed on any net income from foreclosure property pursuant to Section 860G(d) of the Code or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related Serviced REO Property in determining Net REO Proceeds with respect to the Serviced REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account (and, in the case of any Serviced Whole Loan, from amounts in the Serviced Whole Loan REO Account) allocable to the Mortgage Loans and transfer to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, which the Certificate Administrator shall maintain in a separate, non-interest-bearing account, and the Certificate Administrator shall send to the Special Servicer for deposit in the REO Account (or, if applicable, the Serviced Whole Loan REO Account) the excess determined by the Certificate Administrator from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Aggregate Available Funds as provided in Section 3.06(a)(xii) or, in the case of any Serviced Whole Loan, in Section 3.06(b)(xiii), and the next sentence. Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from Aggregate Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable Trust REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balances)) any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings. The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Mortgage Loans from any “prohibited transaction” under Section 860F(a) of the Code or (ii) the amount of any contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the related Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Collection Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account). To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Non-VRR Certificates and the VRR Interest, or the Trustee as Holder of the Lower-Tier Regular Interests, until they are fully reimbursed and then to the Holders of the Class R Certificates. Neither the Master Servicer, the Special Servicer, the Certificate Administrator, nor the Trustee shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty or the negligence or willful misconduct of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.03 of this Agreement, in the case of the Master Servicer, Section 4.04 of this Agreement, in the case of the Trustee or Section 4.04 of this Agreement, in the case of the Certificate Administrator in accordance with the standard of liability set forth in those sections. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Trustee’s or the Certificate Administrator’s breaches, acts or omissions, the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer or the Special Servicer and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer or the Special Servicer.

Section 4.06        Remittances. On the Master Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer with respect to the Mortgage Loans that it is servicing shall:

(i)                                 remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to Prepayment Premiums and Yield Maintenance Charges, and, for deposit in accordance with Section 3.05(i) of this Agreement,

Gain-on-Sale Proceeds, in each case received by the Master Servicer in its Collection Period preceding such Distribution Date;

(ii)                              remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the aggregate of the Aggregate Available Funds for such Distribution Date;

(iii)                           remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest for the benefit of the Holders of the Excess Interest Certificates received by the Master Servicer in the Collection Period preceding such Distribution Date; and

(iv)                          remit to CREFC® the CREFC® Intellectual Property Royalty License Fee.

Section 4.07        P&I Advances. (a)  On or before 3:00 p.m. (New York City time) on each Master Servicer Remittance Date, the Master Servicer shall in the case of all Mortgage Loans either (i) remit to the Certificate Administrator for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, with respect to the Mortgage Loans to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account or the applicable Serviced Whole Loan Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances; provided that such amounts in the applicable Serviced Whole Loan Collection Account shall only be applied up to the related Mortgage Loan’s pro rata share of the amounts held therein on such date, or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Master Servicer, except that the portion of such P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee for each such Mortgage Loan shall not be remitted to the Certificate Administrator but shall instead be remitted to CREFC®. Any amounts held in the Collection Account or any Serviced Whole Loan Collection Account, as applicable, for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through either (x) the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made or (y) the deposit of Periodic Payments collected prior to the expiration of any applicable grace period that ends after the P&I Advance Determination Date in respect of which such P&I Advances were made). The Master Servicer shall notify the Trustee and the Certificate Administrator of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before the P&I Advance Determination Date. If the Master Servicer fails to make a required P&I Advance by 3:00 p.m. (New York City time) on any Master Servicer Remittance Date, then the Trustee shall make such P&I Advance pursuant to Section 7.06 of this Agreement by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the Master Servicer shall have cured such failure (and shall have provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such P&I Advance, if made, would be a Nonrecoverable Advance. Neither the Master Servicer nor the Trustee shall be required to make principal or interest advances with respect to any delinquent payment amounts due on any Companion Loan.

If the Master Servicer or the Trustee makes a P&I Advance with respect to any Mortgage Loan that is part of a Whole Loan with a related Serviced Companion Loan or Non-Serviced Companion Loan, then it shall provide written notice to the related Other Servicer, Other Special Servicer and Other Trustee of the amount of such P&I Advance with respect to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

(b)               Subject to Section 4.07(c) and 4.07(d) below, the aggregate amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date shall equal the aggregate of: (i) the Periodic Payments (other than any Balloon Payment) (net of related Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable Other Pooling and Servicing Agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) during the related Collection Period and delinquent as of the P&I Advance Determination Date (or not advanced by any Sub-Servicer on behalf of the Master Servicer) and (ii) with respect to each Mortgage Loan delinquent in respect of its Balloon Payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) as to which the related Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances, with respect to the Mortgage Loans that it is servicing, is mandatory, and with respect to any applicable Mortgage Loan or REO Loan (excluding any portion of an REO Loan related to any other Companion Loan), shall continue until (but not including) the Distribution Date on which Liquidation Proceeds or REO Proceeds, if any, are to be distributed. The Periodic Payment or Assumed Scheduled Payment shall be reduced, for purposes of P&I Advances, by any modifications pursuant to Section 3.26 of this Agreement or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers.

(c)               Notwithstanding anything herein to the contrary, no P&I Advance shall be required hereunder if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In addition, neither the Master Servicer nor the Trustee shall make any P&I Advance to the extent that it has received written notice that the Special Servicer has determined (if no Consultation Termination Event has occurred and is continuing, in consultation with the Directing Holder) that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In making such recoverability determination, the Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed, (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the Whole Loan, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged

Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) (among other things) future expenses, (v) estimate and consider (among other things) the timing of recoveries, and (vi) with respect to a Non-Serviced Whole Loan, consider any nonrecoverability determination of the Other Servicer or Other Trustee relating to a principal and interest advance for a Non-Serviced Companion Loan.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior P&I Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed P&I Advances. None of the Master Servicer or Trustee shall make any P&I Advances with respect to delinquent amounts due on any Companion Loan. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9-month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (subject, in the case of any Serviced Whole Loan, to the allocation provisions of the related Intercreditor Agreement).

Any such determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as applicable, has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance shall be evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer, any related Serviced Pari Passu Companion Loan Noteholder(s), the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing) and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing) (and, with respect to a Serviced Mortgage Loan, to any Other Servicer or Other Special Servicer under the pooling and servicing agreement into which the related Companion Loan is deposited), the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), notice of such determination, together with a certificate of a Servicing Officer and the supporting information described above. Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.

Any such Person may update or change its non-recoverability determinations at any time (but not reverse any other Person’s determination or prohibit any such other authorized Person from making a determination, that a P&I Advance constitutes, or would constitute a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust Fund (subject, in the case of any Serviced Whole Loan, to the allocation provisions of the related Intercreditor Agreement), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders.

Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on and be bound by any determination by the Master Servicer or the Special Servicer, as applicable, that a P&I Advance, if made, would be a Nonrecoverable P&I Advance and (ii) the Master Servicer shall be entitled to rely conclusively on and be bound by any determination of the Special Servicer that a P&I Advance, if made, would be a Nonrecoverable P&I Advance (but this statement shall not be construed to entitle the Special Servicer to reverse any other authorized Person’s determination, or to prohibit any such other authorized Person from making a determination that an advance constitutes, or would constitute a Nonrecoverable Advance). The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable P&I Advance shall use its good faith business judgment. The Special Servicer shall promptly furnish the Master Servicer and the Trustee with any information in its possession regarding the Specially Serviced Loans and REO Properties as each such party may reasonably request for purposes of making recoverability determinations.

(d)               In connection with the recovery of any P&I Advance out of the Collection Account pursuant to Section 3.06(a) of this Agreement or any Serviced Whole Loan Collection Account pursuant to Section 3.06(b) of this Agreement, the Master Servicer shall be entitled to pay itself or the Trustee, as the case may be (in reverse of such order with respect to any Mortgage Loan or REO Property) out of any amounts then on deposit in the Collection Account or the applicable Serviced Whole Loan Collection Account (subject to the provisions of Section 3.06) (to the extent amounts therein relate to the Mortgage Loans, taking into account the related Intercreditor Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement with respect to the Mortgage Loan that the Master Servicer is servicing; provided, however, that no interest will accrue on any P&I Advance (i) made with respect to a Mortgage Loan until after the related Due Date has passed and any applicable grace period has expired or (ii) if the related Periodic Payment is received after the Determination Date but on or prior to the Business Day immediately prior to the related Distribution Date. The Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds available for such purpose are deposited in the Collection Account or the applicable Serviced Whole Loan Collection Account with respect to the Mortgage Loan that the Master Servicer is servicing.

Notwithstanding anything to the contrary contained in Section 4.06 of this Agreement, (i) neither the Master Servicer nor the Trustee shall make an advance for Yield Maintenance Charges, Excess Interest or Penalty Charges and (ii) if the Master Servicer receives notice of an Appraisal Reduction Event and the related Appraisal Reduction Amount, the interest portion of any P&I Advance with respect to a Serviced Mortgage Loan as to which there has been an Appraisal Reduction Amount will be an amount equal to the product of (x) the amount required to be advanced without giving effect to the Appraisal Reduction Amount and (y) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Determination Date less any Appraisal Reduction Amount applicable to such Mortgage Loan and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of such Determination Date. All P&I Advances for any Mortgage Loans that have been modified shall be calculated on the basis of their terms as modified. With respect to any Non-Serviced Mortgage Loan, if the Master Servicer or the Trustee, as applicable, does not receive notice of an Appraisal Reduction Event and the related Appraisal Reduction Amount from the related Other Servicer, then the Master Servicer or the Trustee, as applicable, shall have no obligation to proportionately reduce the interest portion of any P&I Advance required to be made by the Master Servicer or the Trustee, as applicable. With respect to any Non-Serviced Companion Loan that has already been securitized prior to the Closing Date, the Certificate Administrator, on behalf of the Trust, shall notify each Other Servicer and each Other Trustee of a Non-Serviced Mortgage Loan that (a) such Non-Serviced Mortgage Loan has been included in this Trust and (b) upon (i) the existence of an Appraisal Reduction Event and/or (ii) the related calculation of any Appraisal Reduction Amount (or receipt of notice of any such calculation), such Other Servicer shall provide the Master Servicer (who shall promptly provide to the Special Servicer and so long as no Consultation Termination Event is continuing, to the Directing Holder) and the Trustee with prompt notice of the existence of any such Appraisal Reduction Event and/or any such Appraisal Reduction Amount once calculated. With respect to any Serviced Companion Loan, the Master Servicer shall notify the related Other Servicer and Other Trustee of the existence of an Appraisal Reduction Event and any related Appraisal Reduction Amount. The Master Servicer shall be deemed to have delivered notice of any such Appraisal Reduction Event and any related Appraisal Reduction Amount if the Master Servicer includes such event and/or amount in its monthly servicer statements provided to the other servicer.

The portion of any Insurance Proceeds and Net Liquidation Proceeds in respect of a Mortgage Loan or any REO Loan allocable to principal shall equal the total amount of such proceeds minus (i) any portion thereof payable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee pursuant to this Agreement and (ii) a portion thereof equal to the interest component of the Periodic Payment(s), as accrued at the related Net Mortgage Rate from the date as to which interest was last paid by the Borrower up to but not including the Due Date in the Collection Period in which such proceeds are received; provided that, if the interest portion(s) of one or more P&I Advances with respect of such Mortgage Loan or REO Loan, as applicable, were reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal shall be increased by such amount, and if the amount of the Net Liquidation Proceeds to be applied to principal has been applied to pay the principal of such Mortgage Loan or REO Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest of such Mortgage Loan or REO Loan.

(e)               With respect to any Non-Serviced Mortgage Loan, the Master Servicer, the Special Servicer and the Trustee will each be permitted to make its determination that the Master Servicer or the Trustee has made a P&I Advance on such Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.07(a) independently of any determination made by the Other Servicer (or any master servicer with respect to a commercial mortgage securitization holding another Non-Serviced Companion Loan related to such Non-Serviced Mortgage Loan, if any) under the Other Pooling and Servicing Agreement (or any pooling and servicing agreement with respect to a commercial mortgage securitization holding another Non-Serviced Companion Loan related to such Non-Serviced Mortgage Loan, if any). If the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that a proposed P&I Advance with respect to any Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to any Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer, the Special Servicer or the Trustee, as applicable, shall provide the Other Servicer (and any master servicer with respect to a commercial mortgage securitization holding another Non-Serviced Companion Loan related to such Non-Serviced Mortgage Loan, if any), the Other Special Servicer and Other Trustee with written notice of such determination, promptly and in any event within two (2) Business Days after such determination or such longer time period permitted by the applicable Intercreditor Agreement. If the Master Servicer receives written notice from an Other Servicer (relating to the Other Pooling and Servicing Agreement that governs the servicing and administration of the related Non-Serviced Whole Loan) that it has determined, with respect to the related Non-Serviced Companion Loan, that any proposed advance of principal and/or interest with respect to the related Non-Serviced Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, such determination shall not be binding on the Certificateholders, the Master Servicer or the Trustee; provided that, with respect to each Non-Serviced Whole Loan, each of the Master Servicer and the Trustee shall be entitled to conclusively rely on any such nonrecoverability determination.

If the Master Servicer receives notice from a Rating Agency that it is no longer approved as a master servicer for commercial mortgage securitizations, it shall promptly notify the Trustee, any Other Trustee, any Other Servicer and any other trustee or master servicer with respect to each commercial mortgage securitization that holds a Non-Serviced Companion Loan related to a Non-Serviced Mortgage Loan, if any.

(f)                With respect to any Serviced Whole Loan that has a Serviced Companion Loan, the Master Servicer, the Special Servicer and the Trustee will be permitted to make its determination that the Master Servicer or the Trustee has made a P&I Advance on the related Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.07(a) independently of any determination made in respect of the related Serviced Companion Loan, by the master servicer under the related Other Pooling and Servicing Agreement. In addition, neither the Master Servicer nor the Trustee shall make any P&I Advance with respect to a Mortgage Loan or Servicing Advance with respect to a Serviced Whole Loan to the extent that it has received written notice that the Special Servicer has determined that such Advance would, if made, constitute a Nonrecoverable Advance. If the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that a proposed P&I Advance with respect to any Mortgage Loan, if made, or any outstanding P&I Advance with respect to any such Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance or if the Master Servicer, the Special Servicer or the Trustee, as applicable, subsequently determines that a proposed Servicing Advance would be a Nonrecoverable Advance or an outstanding Servicing Advance is or would be a Nonrecoverable Advance, the Master Servicer or Trustee, as applicable, shall provide the Other Servicer, Other Special Servicer and the Other Trustee under each related Other Pooling and Servicing Agreement with written notice of such determination, promptly and in any event within two (2) Business Days after such determination or such longer time period permitted by the applicable Intercreditor Agreement. If the Master Servicer receives written notice from any master servicer under any such Other Pooling and Servicing Agreement that such master servicer has determined, with respect to the related Serviced Companion Loan, that any proposed advance of principal and/or interest with respect to such Serviced Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, such determination shall not be binding on the Certificateholders, the Master Servicer or the Trustee; provided that, with respect to each Non-Serviced Whole Loan, each of the Master Servicer and the Trustee shall be entitled to conclusively rely on any such nonrecoverability determination.

(g)               If the Master Servicer receives notice from a Rating Agency that it is no longer approved as a master servicer for commercial mortgage securitizations, it shall promptly notify the Trustee, any Other Trustee, any Other Servicer and any other trustee or master servicer with respect to each commercial mortgage securitization that holds a Serviced Pari Passu Companion Loan related to any Serviced Whole Loan, if any.

(h)               The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.06 of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.06 of this Agreement and the Master Servicer and the Special Servicer each hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan and this Agreement.

Section 4.08        Appraisal Reductions; Collateral Deficiency Amounts. (a) For purposes of (x) determining the Non-Reduced Certificates, the Controlling Class and whether a Control Termination Event has occurred and is continuing, and (y) determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer, the VRR Percentage of the Appraisal Reduction Amounts allocated to the Mortgage Loans will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance of the VRR Interest. The Non-VRR Percentage of the Appraisal Reduction Amounts allocated to the Mortgage Loans will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class of Certificates is reduced to zero (i.e., first, to the Class G-RR Certificates, second, to the Class F-RR Certificates, third, to the Class E Certificates, fourth, to the Class D Certificates, fifth, to the Class C Certificates, sixth, to the Class B Certificates, seventh, to the Class A-M Certificates, and eighth, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata, based on their Certificate Balances).

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Master Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the Special Servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the Master Servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer shall (i) promptly request from the related Other Servicer, Other Special Servicer and Other Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Other Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to this Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party shall promptly notify the Master Servicer thereof. The Special Servicer, upon reasonable prior written request, shall provide the Master Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. Upon reasonable prior written request, the Special Servicer shall use reasonable efforts to assist the Master Servicer in obtaining information reasonably required to calculate or recalculate any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan in the event that the Master Servicer is unsuccessful in obtaining such information from the related Other Servicer, Other Special Servicer or Other Trustee. None of the Special Servicer, the Trustee or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts shall be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero.

For purposes of determining the Controlling Class and whether a Control Termination Event is continuing, Collateral Deficiency Amounts allocated to an AB Modified Loan will be allocated by applying the Non-VRR Percentage of the Collateral Deficiency Amounts to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class of Control Eligible Certificates is reduced to zero. For the avoidance of doubt, for purposes of determining the Controlling Class or whether a Control Termination Event is continuing, any Class of Control Eligible Certificates shall be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which shall constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with this Section 4.08(a).

With respect to (i) any Appraisal Reduction Amount calculated for the purposes of determining the Non-Reduced Certificates or determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence of a Control Termination Event is continuing, the appraised value of the related Mortgaged Property shall be determined on an “as is” basis.

The Master Servicer shall promptly notify the Certificate Administrator and the Special Servicer of the amount of any Appraisal Reduction Amount (which notification shall be made by delivery of the CREFC® Loan Periodic Update File in accordance with Section 3.13(a)), any Collateral Deficiency Amount and any resulting Cumulative Appraisal Reduction Amount allocated to each Mortgage Loan, AB Modified Loan or Serviced Whole Loan if any (which notification shall be satisfied through the delivery of such information included in the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package (or such other form as agreed to by the Certificate Administrator and the Master Servicer), which shall be delivered simultaneously with the CREFC® Loan Periodic Update File in accordance with Section 3.13(a)). Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class. Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall notify the Master Servicer, the Special Servicer and the Operating Advisor of such event, including the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from the Depository being an expense of the Trust).

(b)               The Holders of the majority (by Certificate Balance) of any Class of Control Eligible Certificates whose aggregate Certificate Balance, as notionally reduced by Appraisal Reduction Amounts or Collateral Deficiency Amounts allocated thereto, is less than 25% of the initial Certificate Balance of such Class (such Class, an “Appraised-Out Class”) as a result of an allocation of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class shall have the right, at their sole expense, to require the Special Servicer to order a supplemental Appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such Holders, the “Requesting Holders”), and use its reasonable efforts to obtain an Appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the Special Servicer within 60 days from receipt of the Requesting Holders’ written request. Any Appraised-Out Class for which the Requesting Holders are challenging the Appraisal Reduction Amount or Collateral Deficiency Amount determination shall not exercise any rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

In addition, the Requesting Holders of any Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer shall use reasonable efforts to obtain an Appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the Special Servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the Special Servicer shall not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the Special Servicer to order an additional appraisal as described in this paragraph shall be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Upon receipt of any such supplemental Appraisal the Special Servicer shall send the Appraisal to the Master Servicer, and the Master Servicer shall recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental Appraisal and receipt of information reasonably requested by the Master Servicer from the Special Servicer, to the extent such information is in the possession of the Special Servicer, and is reasonably necessary to make such recalculation. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class.

Appraisals that are permitted to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class shall be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or this Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

(c)               An appraisal for any Mortgage Loan that has not been brought current for at least three consecutive Periodic Payments (or paid in full, liquidated, repurchased or otherwise disposed of) will be updated every 9 months for so long as an Appraisal Reduction Event or Collateral Deficiency Amount exists.

(d)               Notwithstanding the foregoing, within 60 days after an Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event) (i) with respect to Serviced Mortgage Loans and any related Serviced Companion Loans having a Stated Principal Balance of $2,000,000 or higher, the Special Servicer shall order and use efforts consistent with the Servicing Standard to obtain an Updated Appraisal or (ii) with respect to Serviced Mortgage Loans and any related Serviced Companion Loans having a Stated Principal Balance of less than $2,000,000, the Special Servicer, at its option, shall (A) provide a Small Loan Appraisal Estimate within the same time period as an Appraisal would otherwise be required and such Small Loan Appraisal Estimate shall be used in lieu of an Updated Appraisal to calculate the Appraisal Reduction Amount for such Mortgage Loans or applicable Serviced Whole Loans; or (B) order and use efforts consistent with the Servicing Standard to obtain an Updated Appraisal.

(e)               The Special Servicer, upon reasonable request, shall deliver to the Master Servicer any information in the Special Servicer’s possession reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount.

On the first Determination Date occurring at least 10 Business Days after the later of (i) date the Master Servicer receives from the Special Servicer the related Updated Appraisal or the Special Servicer’s Small Loan Appraisal Estimate, as applicable, and (ii) the occurrence of an Appraisal Reduction Event, the Master Servicer shall adjust the Appraisal Reduction Amount to take into account such Updated Appraisal or Small Loan Appraisal Estimate, as applicable and any information reasonably requested by the Master Servicer from the Special Servicer, to the extent such information is in the possession of the Special Servicer, necessary to calculate the Appraisal Reduction Amount. Each Appraisal Reduction Amount shall also be adjusted to take into account any subsequent Small Loan Appraisal Estimate or Updated Appraisal, as applicable, and any letter updates, as of the date of each such subsequent Small Loan Appraisal Estimate, Updated Appraisal or letter update, as applicable, and receipt of information reasonably requested by the Master Servicer from the Special Servicer, to the extent such information is in the possession of the Special Servicer and is reasonably necessary to calculate the Appraisal Reduction Amount. Such report shall also be forwarded by the Master Servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the Master Servicer.

Section 4.09        Grantor Trust Reporting. The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of the Grantor Trust.

(a)               The parties intend that the Grantor Trust shall be treated as a “grantor trust” under the Code, and the provisions thereof shall be interpreted consistently with this intention. In furtherance of such intention, none of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall vary the assets of the Grantor Trust so as to take advantage of market fluctuations or so as to improve the rate of return of the Excess Interest Certificates, and shall otherwise comply with Treasury Regulations Section 301.7701-4(c). Within 30 days of the Closing Date, the Certificate Administrator shall obtain a taxpayer identification number for the Grantor Trust on IRS Form SS-4. The Certificate Administrator shall file or cause to be filed with the IRS Form 1041 (or, if the Grantor Trust is a WHFIT, information will be provided on Form 1099) or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the Excess Interest Certificates their allocable share of income and expense with respect to the Class S Grantor Trust Assets with the corresponding alphabetic or alphanumeric designation and proceeds thereof, as such amounts are received or accrue, as applicable.

(b)               The Grantor Trust will not be treated as a WHFIT that is a WHMT so long as the Excess Interest Certificates are not treated as held through a “middleman” for federal income tax purposes. If the Grantor Trust is treated as a WHFIT that is a WHMT, the Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate Administrator is hereby directed to assume that Cede & Co., Embassy & Co. and Hare & Co. are the only “middlemen” as defined by the WHFIT Regulations unless the Depositor provides the Certificate Administrator with the identities of other “middlemen” that are Certificateholders. The Certificate Administrator shall be entitled to rely on the first sentence of this Section 4.09(b), and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the IRS makes a determination that any such notice is incorrect.

(i)                                      The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via the Certificate Administrator’s Website) WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(ii)                                   The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(iii)                                To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on the Certificate Administrator’s Website the CUSIPs for the Certificates that represent ownership of a WHFIT. The CUSIPs so published will represent the Rule 144A CUSIPs. The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

Section 4.10        Secure Data Room. (a)  The Certificate Administrator shall create the Secure Data Room and the Depositor shall, upon receipt of each Mortgage Loan Seller’s Diligence File Certification, deliver to the Certificate Administrator within 120 days following the Closing Date an electronic copy of the Diligence Files for the Mortgage Loans that have been uploaded by the Mortgage Loan Sellers to the Intralinks Site. Upon receipt thereof, the Certificate Administrator shall promptly upload the contents of each Diligence File to the Secure Data Room. Access to the Secure Data Room shall be granted by the Certificate Administrator to (i) the Asset Representations Reviewer and (ii) any other Person at the direction of the Depositor, in each case, upon the occurrence of an Affirmative Asset Review Vote and receipt by the Certificate Administrator of a certification substantially in the form of Exhibit KK hereto (which shall be sent via email to trustadministrationgroup@computershare.com or submitted electronically via the Certificate Administrator’s website). In no case whatsoever shall Certificateholders be permitted to access the Secure Data Room. For the avoidance of doubt, the Certificate Administrator shall be under no obligation to post any documents or information to the Secure Data Room other than the contents of the Diligence Files initially delivered to it by the Depositor.

(b)               The Certificate Administrator shall not have any obligation or duty to verify, review, confirm or otherwise determine whether the type, number or contents of any Diligence File delivered to the Certificate Administrator is accurate, complete, or relates to the transaction or confirm that all documents and information constituting any Diligence File have actually been delivered to the Certificate Administrator. In no case shall the Certificate Administrator be deemed to have obtained actual or constructive knowledge of the contents of, or information contained in, any Diligence File by virtue of posting such Diligence File to the Secure Data Room. In the event that any document or information is posted in error, the Certificate Administrator may remove such document or information from the Secure Data Room. The Certificate Administrator shall not have any obligation to produce physical or electronic copies of any document or information provided to it for posting to the Secure Data Room. The Certificate Administrator shall not be responsible or held liable for any other Person’s use or dissemination of the documents or information contained on the Secure Data Room; provided that such event or occurrence is not also a result of its own negligence, bad faith or willful misconduct. The Certificate Administrator shall not be required to restrict access to the Secure Data Room on a loan-by-loan basis and any Person with access to the Secure Data Room shall covenant to access only the information necessary to perform its duties and responsibilities under this Agreement.

(c)               Upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07, the Certificate Administrator shall transfer electronic copies of the Diligence Files to a successor certificate administrator designated in writing by the Depositor, and all costs and expenses associated with the transfer of the Diligence Files shall be payable as part of the costs and expenses associated with the transfer of its responsibilities upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07. Following the date on which any Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust, the Master Servicer or the Special Servicer, as applicable, may (but shall not be obligated to) direct the Certificate Administrator in writing to delete the Diligence File related to such Mortgage Loan from the Secure Data Room; provided that absent such direction, the Certificate Administrator shall not be obligated to delete any Diligence File from the Secure Data Room. Following the termination of the Trust pursuant to Section 9.01, the Certificate Administrator shall be permitted to delete all files from the Secure Data Room. Upon deletion pursuant to this Section 4.10, in no event shall the Certificate Administrator be obligated to reproduce or retrieve such deleted files.

ARTICLE V

THE CERTIFICATES

Section 5.01        The Certificates. (a) The Certificates consist of the Class A-1 Certificates, Class A-2 Certificates, the Class A-3 Certificates, the Class A-M Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-D Certificates, the Class X-E Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F-RR Certificates, the Class G-RR Certificates, the Class S Certificates, Class R Certificates and the VRR Interest.

The Class A-1, Class A-2, Class A-3, Class A-M, Class X-A, Class X-B, Class X-D, Class X-E, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest will be substantially in the forms for such Class of Certificates as set forth next to such Classes in the Table of Exhibits to this Agreement. The Certificates of each Class (other than the Class S and Class R Certificates) will be issuable in registered form only, in minimum denominations of authorized Certificate Balance or Notional Amount, as applicable, is not a multiple of $1). The VRR Interest will be issuable in one or more Individual Certificates, in minimum denominations of authorized Certificate Balance as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance or Notional Amount, as applicable, is not a multiple of $1)). With respect to any Certificate or any beneficial interest in a Certificate, the “Denomination” thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or indirect participating brokerage firm, as applicable, (ii) expressed in terms of Certificate Balance or Notional Amount, as applicable, and (iii) be in an authorized denomination, as set forth below:

Class	Minimum Denomination	Aggregate Denomination of all Certificates of Class
A-1	$10,000	$4,488,000
A-2	$10,000	$150,000,000
A-3	$10,000	$453,030,000
A-M	$10,000	$85,704,000
B	$10,000	$43,394,000
C	$10,000	$33,630,000
X-A	$100,000	$693,222,000
X-B	$100,000	$77,024,000
X-D	$1,000,000	$29,291,000
X-E	$1,000,000	$18,443,000
D	$100,000	$29,291,000
E	$100,000	$18,443,000
F-RR	$100,000	$13,018,000
G-RR	$100,000	$36,885,584
VRR Interest	$10,000	$18,978,856
Each Certificate will share ratably in all rights of the related Class.

The Class S and Class R Certificates will be issuable in one or more Individual Certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Certificate Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

The Retained Certificates shall each be issuable in one or more Individual Certificates at all times during the Transfer Restriction Period.

(b)               Except insofar as pertains to any Individual Certificate, the Trust Fund, the Certificate Administrator, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Certificate Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided that, for purposes of transmitting communications pursuant to Section 5.05(a) of this Agreement, to the extent that the Depositor has provided the Certificate Administrator with the names of Certificate Owners (even if such Certificateholders hold their Certificates through the Depository) the Certificate Administrator shall provide such information to such Certificate Owners directly. The rights of Certificate Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants. Except as set forth in Section 5.01(e) below, Certificate Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Certificate Owners. Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Certificate Owners. Subject to the restrictions on transfer set forth in this Section 5.01 of this Agreement and Applicable Procedures, the holder of a beneficial interest in a Private Global Certificate may request that the Certificate Administrator cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Upon receipt of such a request and payment by the related Certificate Owner of any attendant expenses, the Certificate Administrator shall cause the issuance and delivery of such Individual Certificates. The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date. Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Certificate Owners.

(c)               Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

(d)               The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository’s instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation

(“DTC”), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

(e)               If (i) the Depository advises the Certificate Administrator in writing that the Depository is no longer willing or able properly to discharge its responsibilities as Depository, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class, the Certificate Administrator shall notify the affected Certificate Owner or Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Certificate Owners requesting them. Upon surrender to the Certificate Administrator of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Administrator shall issue the Individual Certificates. Neither the Trustee, the Certificate Administrator, the Certificate Registrar, the Master Servicer, the Special Servicer nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions. Upon the issuance of Individual Certificates, the Trustee, the Certificate Administrator, the Certificate Registrar and the Master Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

(f)                If the Trustee, its agents, the Certificate Administrator, its agents or the Master Servicer or Special Servicer have instituted or have been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer have been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer to obtain possession of the Certificates, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer may in their sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates. In such event, the Certificate Administrator or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Certificate Administrator or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

(g)               If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Certificate Administrator shall make available to each Holder and Certificate Owner of a Class of Certificates, upon request of such a Holder, information, to the extent such information is in its possession, substantially equivalent in scope to the information currently filed by the Certificate Administrator with the Commission pursuant to the Exchange Act, plus additional information required to be provided for securities qualifying for resales under Rule 144A under the Act.

For so long as either the Class S or Class R Certificates remain outstanding, none of the Depositor, the Trustee or the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to Section 15(d) of the Exchange Act.

(h)               Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Certificate Administrator or the Authenticating Agent and delivered to, or at the order of, the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Certificate Administrator or Authenticating Agent shall bind the Certificate Administrator or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibit A-1 through Exhibit A-17 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

(i)                 If, in connection with any Distribution Date, the Certificate Administrator shall have reported the amount of an anticipated distribution to the Depository based on the expected receipt of any monthly payment based on information set forth in any report of the Master Servicer or the Special Servicer, or any other monthly payment, Balloon Payment or prepayment expected to be or which is paid on the last two Business Days preceding such Distribution Date, and the related Borrower fails to make such payments at such time, the Certificate Administrator shall use commercially reasonable efforts to cause the Depository to make the revised distribution on a timely basis on such Distribution Date. The Trustee, the Certificate Administrator (in any of its capacities), the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer shall not be liable or held responsible for any resulting delay (or claims by the Depository resulting therefrom) in the making of such distribution to Certificateholders. Any out-of-pocket costs incurred by the Certificate Administrator as a consequence of a Borrower failing to make such payments shall be reimbursable to the Certificate Administrator as an expense of the Trust Fund.

(j)                 During the Transfer Restriction Period, each Retained Certificate shall only be held as Individual Certificates in the Retained Interest Safekeeping Account by the Certificate Administrator (and each Retaining Party’s respective interest shall be tracked in the form of an entry in the Certificate Administrator’s trust accounting system under the Retained Interest

Safekeeping Account), for the benefit of the Holder of the related Certificate. The Certificate Administrator shall hold such Retained Certificates in safekeeping and shall release the same only upon receipt of (i) written instructions from the holder of the Retained Certificates and the Retaining Sponsor, and in accordance with any authentication procedures as may be utilized by the Certificate Administrator and in accordance with this Agreement, and (ii) any certifications or other requirements governing transfers of the Retained Certificate required under Section 5.02(m). There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Retained Interest Safekeeping Account” and into which the Retained Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Retained Interest Safekeeping Account for each Retaining Party. The Retained Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the Retained Certificates shall be remitted to the Retained Interest Safekeeping Account, but shall be remitted directly to each Retaining Party in accordance with written instructions provided separately by each Retaining Party to the Certificate Administrator. Under no circumstances by virtue of safekeeping the Retained Certificates shall the Certificate Administrator be obligated to bring legal action or institute proceedings against any person on behalf of the Retaining Parties. During the Transfer Restriction Period and for such longer time as the applicable Retaining Party may request, the Certificate Administrator shall hold the Retained Certificates in definitive, fully registered form without interest coupons at the below location, or any other location; provided that the Certificate Administrator has given notice to each of the Retaining Parties of such new location:

Computershare Corporate Trust
Attn: Trust Vault St. Paul
1505 Energy Park Drive
St. Paul, MN 55108

The Certificate Administrator shall make available to each VRR Retaining Party its respective account information as mutually agreed upon by the Certificate Administrator and such VRR Retaining Party, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of a Certificate evidencing the VRR Interest shall be subject to this Article V. During the Transfer Restriction Period, unless the Retaining Sponsor and the Depositor otherwise consent in writing, the Certificate Administrator shall not permit any Person to copy (other than for internal purposes), and shall not itself provide to any Person copies of, the executed Certificates held by it in the Retained Interest Safekeeping Account.

Section 5.02        Registration, Transfer and Exchange of Certificates. (a) The Certificate Administrator shall keep or cause to be kept at its offices books (the “Certificate Register”) for the registration, transfer and exchange of Certificates (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). The Depositor, the Trustee, the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided that, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Participants holding beneficial interests in the Trust Fund through the Depository. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Master Servicer, Special Servicer, the Trustee, the Certificate Administrator, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Section 5.01(h) and Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement. Upon request of the Certificate Administrator, the Certificate Registrar shall provide the Certificate Administrator with the names, addresses and Percentage Interests of the Holders. In its capacity as Certificate Registrar, the Certificate Administrator shall be responsible for, among other things, holding each HRR Certificate and each Certificate evidencing the VRR Interest as Individual Certificates on behalf of each Holder of such Certificates in accordance with Section 5.01(j).

(b)               Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of this Agreement. Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement.

(c)               In addition to the provisions of Sections 5.01(h) and (j) and 5.02(d), (e), (f), (g), (h) and (i) of this Agreement and the rules of the Depository, the exchange, transfer and registration of transfer of Private Certificates that are Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

(i)                                 Transfers between Holders of Individual Certificates. With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in a Class of Private Certificates to a transferee that takes delivery in the form of an Individual Certificate (other than transfers of the Class S or Class R Certificates, which may be made only in accordance with Section 5.02(i) of this Agreement, and transfers of any Retained Certificate, which may only be made in accordance with Section 5.02(c)(iv) or Section 5.02(m) of this Agreement and during the Transfer Restriction Period in accordance with Section 5.01(j)):

(A)             Other than the initial transfer from the Initial Purchasers to an initial investor, the Certificate Registrar shall register the transfer of such Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 to this Agreement (an “Investment Representation Letter”), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

(B)              Other than the initial transfer from the Initial Purchasers to an initial investor, the Certificate Registrar shall register the transfer of such Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of Exhibit G to this Agreement (a “Regulation S Transfer Certificate”), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter; or

(C)              Other than the initial transfer from the Initial Purchasers to an initial investor, the Certificate Registrar shall register the transfer of such Individual Certificate if prior to the transfer such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor or to an Affiliated Person in accordance with an applicable exemption under the Act, and (2) in the case of a transfer to an Affiliated Person, an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act;

and, in each case, the Certificate Registrar shall register the transfer of such Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor’s expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a commercial mortgage-backed securitization transaction not subject to, the registration requirements of the Act and other applicable laws.

(ii)                              Transfers within the Private Global Certificates. Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within such Global Certificate shall only be made in accordance with this Section 5.02(c)(ii).

(A)             Rule 144A Global Certificate to Regulation S Global Certificate During the Restricted Period. If, during the Restricted Period, a Certificate Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Certificate Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the “Applicable Procedures”), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A). Upon receipt by the

Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit H to this Agreement given by the Certificate Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(B)              Rule 144A Global Certificate to Regulation S Global Certificate After the Restricted Period. If, after the Restricted Period, a Certificate Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit I to this Agreement given by the Certificate Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(C)              Regulation S Global Certificate to Rule 144A Global Certificate. If the Certificate Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Certificate Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit J to this Agreement given by the holder of such beneficial interest or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

(iii)                           Transfers from the Private Global Certificates to Individual Certificates. Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit F to this Agreement (the “Securities Legend”), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

(A)             Transfers of a beneficial interest in a Private Global Certificate to an Institutional Accredited Investor will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(C) of this Agreement.

(B)              Transfers of a beneficial interest in a Private Global Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Section 5.02(c)(i)(A) or (B) of this Agreement, respectively.

(C)              Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to Subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof. Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.

(iv)                          Transfers of Individual Certificates to the Private Global Certificates. If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv) (other than with respect to any Retained Certificate during the Transfer Restriction Period, which shall be held as an Individual Certificate pursuant to Section 5.01(j)). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.05(a) of this Agreement, (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member’s account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred,

(3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder’s transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate, other than the initial transfer from the Initial Purchasers to an initial investor.

(v)                             All Transfers. An exchange of a beneficial interest in a Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificates, so long as the Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures (other than with respect to any Retained Certificate during the Transfer Restriction Period, which shall be held as an Individual Certificate pursuant to Section 5.01(j)).

(d)               If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Act, the Risk Retention Rule or that such Certificate is not a “restricted security” within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

(e)               Subject to the restrictions on transfer and exchange set forth in Section 5.01(i) and in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the office of the Certificate Administrator or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange, in the case of exchange. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such office of the Certificate Administrator or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the office of the Certificate Administrator or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the office of the Certificate Administrator or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

(f)                An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to Section 5.01 of this Agreement) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors, as described herein. In the event that a Responsible Officer of the Certificate Registrar has actual knowledge that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

(g)               Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(h)               No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

(i)                 Subject to Section 5.02(e) of this Agreement, transfers of the Class S or Class R Certificates may be made only in accordance with this Section 5.02(i). The Certificate Registrar shall register the transfer of a Class R Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter. The Certificate Registrar shall register the transfer of a Class S Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer or an Affiliated Person or an Institutional Accredited Investor and (y) prior to such transfer, the transferee has furnished to the Certificate Registrar an Investment Representation Letter substantially in the form of Exhibit D-1. In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor’s expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

(j)                 No transfer, sale, pledge or other disposition of any Class of Private Certificates or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws, or is otherwise made in accordance with the Act and such state securities laws. Neither the Depositor, the Master Servicer, the Certificate Administrator, the Trustee nor the Certificate Registrar are obligated to register or qualify the Private Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Private Certificates without registration or qualification. Any Certificateholder desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

(k)               No transfer of any ERISA Restricted Certificate shall be made to (i) an employee benefit plan or other plan or retirement arrangement, including an individual retirement account or Keogh plan, which is subject to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (each, a “Plan”) or (ii) any person acting on behalf of any such Plan or using the assets of any such Plan (including any entity whose underlying assets include plan assets by reason of a Plan’s investment in the entity (within the meaning of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA)), other than (except with respect to the VRR Interest, Class S or Class R Certificates)

an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company will be exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and Code Section 4975 under Sections I and III of PTCE 95-60, or, in the case of a plan subject to Similar Law, where the acquisition, holding and disposition of such ERISA Restricted Certificate will not constitute or result in a non-exempt violation under Similar Law. Except in connection with the transfer thereof by the Depositor or a Retaining Party (provided that, in the case of a Retaining Party, such exception shall apply only with respect to the transfer thereof on the Closing Date), each prospective transferee of an ERISA Restricted Certificate shall either (A) deliver to the Depositor, the Certificate Registrar and the Certificate Administrator, a transfer or representation letter, substantially in the form of Exhibit D-2 to this Agreement, stating that the prospective transferee is not and will not become a Person referred to in (i) or (ii) above or (B) if the transferee is such an entity specified in (i) or (ii) above (except in the case of the VRR Interest, a Class S Certificate or a Class R Certificate, which may not be transferred unless the transferee represents it is not such an entity), such entity, at its own expense, shall provide any opinion of counsel, officers’ certificates or agreements as may be required by, and in form and substance satisfactory to, the Depositor, the Certificate Administrator and the Certificate Registrar, to the effect that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code or a non-exempt violation of any Similar Law, and will not subject the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Depositor, the Certificate Administrator, the Trustee, the Underwriters, the Initial Purchasers or the Certificate Registrar to any obligation or liability. Neither the Certificate Administrator nor the Certificate Registrar shall register a Class S or Class R Certificate in any Person’s name unless such Person has provided the letter referred to in clause (A) of the preceding sentence. The transferee of a beneficial interest in a Global Certificate that is an ERISA Restricted Certificate shall be deemed to represent that it is not and will not become a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than (with respect to transfers of beneficial interests in Global Certificates which are ERISA Restricted Certificates other than the VRR Interest or the Class S or Class R Certificates) an insurance company using the assets of its general account under circumstances whereby the purchase and holding by such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or, in the case of a plan subject to Similar Law, where the acquisition, holding and disposition of such ERISA Restricted Certificate will not constitute a non-exempt violation under Similar Law. Any transfer of an ERISA Restricted Certificate that would constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or violate any Similar Law shall be deemed absolutely null and void ab initio.

Each purchaser of Certificates that is a Plan subject to ERISA and/or Section 4975 of the Code (an “ERISA Plan”) or is acting on behalf of or using the assets of an ERISA Plan will be deemed to have represented and warranted that (i) none of the Depositor, the Trust, the Trustee, any Initial Purchaser, any Underwriter, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Borrower, or any borrower sponsor or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan

(“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

(l)                 Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

(i)                                 Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

(ii)                             No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the proposed transferee or any other U.S. Tax Person and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and (y) other than in connection with the initial issuance of the Class R Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)                           Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

Neither the Certificate Administrator nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate (including, without limitation, the Securities Legend), or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register. The Certificate Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Certificate Owners made in violation of applicable restrictions.

Upon written notice to the Certificate Registrar, or upon the Certificate Registrar having actual knowledge, that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Certificate Administrator, the Certificate Registrar and the Certificate Administrator may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided that such Persons shall in no event be excused from furnishing such information.

(m)             At all times during the Transfer Restriction Period, if a Transfer of any Retained Certificate after the Closing Date is to be made, then, upon receipt of: (i) a certification from such Certificateholder’s prospective Transferee substantially in the form attached hereto as Exhibit C-3 or Exhibit C-5, as applicable, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor, (ii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit C-4 or Exhibit C-6, as applicable, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor, (iii) a W-9 completed by the Transferee and (iv) wire instructions and contact information of the Transferee, the Certificate Administrator (which may conclusively rely upon such certifications) shall instruct the Certificate Registrar to register such Transfer.  Upon receipt of the Certificate Administrator’s instruction, the Certificate Registrar shall, subject to Section 5.02(e), register the Transfer of the Retained Certificate and reflect such Retained Certificate in the name of the prospective Transferee and shall deliver written confirmation substantially in the form of Exhibit MM to this Agreement. The Certificate Registrar shall not register a Transfer of any Retained Certificate after the Closing Date during the Transfer Restriction Period unless it is so instructed by the Certificate Administrator. After the termination of the Transfer Restriction Period, if a transfer of a Retained Certificate is to be made and such Retained Certificate is in Retained Interest Safekeeping Account, then upon receipt of: (i) a certification from such Certificateholder’s prospective Transferee substantially in the form attached hereto as Exhibit C-3 or Exhibit C-5, as applicable, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor and (ii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit C-4 or Exhibit C-6, as applicable, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor, the Certificate Administrator (which may conclusively rely upon such certifications) shall instruct the Certificate Registrar to register such Transfer, and upon receipt of the Certificate Administrator’s instruction, the Certificate Registrar shall register the Transfer of the Retained Certificate and reflect such Retained Certificate in the name of the prospective Transferee. After the termination of the Transfer Restriction Period, if a transfer of a Retained Certificate is to be made and such Retained Certificate is in the Retained Interest Safekeeping Account, the Certificate Registrar shall not register a Transfer of such Retained Certificate unless it is so instructed by the Certificate Administrator. For the avoidance of doubt, in no event shall a Retained Certificate be held as a Book-Entry Certificate during the Transfer Restriction Period. After the Transfer Restriction Period, a Retained Certificate may be transferred subject to the restrictions on transfer set forth in this Article V. Any transfer of an interest in a Retained Certificate that is not in compliance with this Section 5.02 shall be null and void ab initio to the extent permitted under applicable law.

Section 5.03        Mutilated, Destroyed, Lost or Stolen Certificates. If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it and the Certificate Administrator harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Administrator or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04        Appointment of Paying Agent. The Certificate Administrator may appoint a paying agent (a “Paying Agent”) for the purpose of making distributions to Certificateholders pursuant to Section 4.01 of this Agreement. The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator, the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Certificate Administrator. Except for the Certificate Administrator, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least “Baa2” from Moody’s, “A” from Fitch and an equivalent rating from KBRA (if rated by KBRA), or shall be otherwise acceptable to each Rating Agency, as confirmed by a receipt of a Rating Agency Confirmation.

Section 5.05        Access to Certificateholders’ Names and Addresses; Special Notices. (a) If any Certifying Certificateholder (for purposes of this Section 5.05, an “Applicant”) applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders with respect to its rights under this Agreement, the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to a current list of the Certificateholders related to the Class of Certificates held by such Certificateholder.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of this Agreement (such party, a “Requesting Investor”) may deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator. Any Communication Request shall contain the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a Class of Certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2026-V20 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document reasonably acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). The Certificate Administrator shall not be permitted to require any information other than the foregoing in verifying a Certificateholder’s or Certificate Owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator. Upon receipt of such request, the Certificate Administrator shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date.

(b)               Every Certificateholder, by receiving and holding its Certificate, agrees with the Certificate Administrator and the Certificate Registrar that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

(c)               Upon the written request of any Certifying Certificateholder that (a) states that such Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact and (b) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall deliver such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering with any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.06        Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided that, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and the Trustee and, when required, to the Master Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee and the Master Servicer, if made in the manner provided in this Section.

(b)               The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator or the Trustee deems sufficient.

(c)               Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Certificate Administrator or the Trustee or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)               The Certificate Administrator, the Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

Section 5.07        Rule 144A Information. The Certificate Administrator shall, upon request of any Certifying Certificateholder that is a Holder of a Private Certificate or any beneficial owner of such a Certificate, furnish to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner who is a Qualified Institutional Buyer the information required to be delivered under Rule 144A(d)(4) under the Act, to the extent such information has been provided to the Certificate Administrator and has been identified as Rule 144A information (which shall include all information on the Certificate Administrator’s Website and all information currently required to be made available to Certificateholders, as well as any other specifically identified information herein), if at the time of such request periodic reports are not being filed with respect to the Trust under Section 13 or Section 15(d) of the Exchange Act.

Section 5.08        Voting Procedures. With respect to any matters submitted to Certificateholders for a vote, the Certificate Administrator shall administer such vote through the Depository with respect to Book-Entry Certificates and directly with registered Holders by mail with respect to Individual Certificates. In each case, such vote shall be administered in accordance with the following procedures, unless different procedures are otherwise described herein with respect to a specific vote:

(a)               Any matter submitted to Certificateholders for a vote shall be announced in a notice prepared by the Certificate Administrator. Such notice shall include the record date determined by the Certificate Administrator for purposes of the vote and a voting deadline which shall be no less than thirty (30) days and no later than sixty (60) days after the date such notice is distributed. The notice and related ballot shall be sent to Holders of Book-Entry Certificates through the Depository and by mail to the registered Holders of Individual Certificates. In addition, the notice and related ballot shall be posted to the Certificate Administrator’s Website. Notices delivered in this manner shall be considered delivered to all Holders regardless of whether any Holder actually receives the notice and ballot.

(b)               In connection with any vote administered pursuant to this Agreement, voting Holders shall be required to certify their holdings in the manner set forth on the ballot, unless a specific manner is otherwise provided herein. Holders may only vote in accordance with their Voting Rights. Voting Rights with respect to any outstanding Class of Certificates shall be calculated by the Certificate Administrator in accordance with the definition of Voting Rights as of the record date for the vote. Only Classes with an outstanding Certificate Balance greater than zero as of the record date of the vote shall be permitted to vote. Once a Holder has cast its vote, the vote may be changed or retracted on or before the vote deadline. Any changes or retractions shall be communicated by the Certificateholder to the Certificate Administrator in writing on a ballot. After the vote deadline has passed, votes may not be changed or retracted by any Holder unless the Holder wishing to change or retract its vote holds a sufficient portion of the Voting Rights such that the Holder, by its vote alone, could approve or deny the proposition subject to a vote without taking into consideration the votes cast by any other Holder. Transferees or purchasers of any Class of Certificates are subject to and shall be bound by all votes of Holders initiated or conducted prior to its acquisition of such Certificate.

(c)               The Certificate Administrator may take up to fifteen (15) Business Days to tabulate the results of any vote. The Certificate Administrator shall use its reasonable efforts to resolve any illegible or incomplete ballots received prior to the voting deadline. Illegible or incomplete ballots that are received on the voting deadline or that cannot be resolved by the voting deadline shall not be counted. Promptly after the votes are tabulated, the Certificate Administrator shall prepare a notice announcing the results of the vote. Such notice shall include the percentage of Voting Rights in favor of the proposition, the percentage against the proposition and the percentage abstaining. In addition, the notice will announce whether the proposition has been adopted by Certificateholders. The notice shall be distributed in accordance with the methods described in Section 5.08(a) above. The Certificate Administrator shall also include such notice on the Form 10-D prepared in connection with the distribution period that corresponds with the date such notice is distributed. All vote tabulations shall be final and the Certificate Administrator shall not, absent manifest error, retabulate the votes or conduct a new vote for the same proposition.

(d)               Unless otherwise paid for by any Holder pursuant to Section 8.01 or Section 8.02, or clause (e) below, any and all reasonable expenses incurred by the Certificate Administrator in connection with administering any vote shall be borne by the Trust. The Certificate Administrator is under no obligation to advise Holders about the matter being voted on or answer questions other than process-related questions regarding the administration of the vote.

(e)               If any party to this Agreement believes a vote of Certificateholders is needed for some matter related to the administration of the Trust that is not specifically contemplated herein, such party may request the Certificate Administrator to conduct a vote and the Certificate Administrator will conduct the requested vote in accordance with these procedures. Unless specifically provided herein, all such votes require a majority of Certificateholders to carry a proposition.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
DIRECTING HOLDER, The risk retention consultation party, THE
OPERATING ADVISOR AND THE ASSET REPRESENTATIONS REVIEWER

Section 6.01        Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.02        Merger or Consolidation of the Master Servicer, the Special Servicer, the Depositor, the Asset Representations Reviewer or the Operating Advisor. Subject to the following paragraph, each of the Master Servicer and the Special Servicer shall keep in full effect its existence, rights and good standing as a national banking association under the laws of the United States of America or a limited liability company under the laws of the State of Delaware, respectively, and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties securing the Mortgage Loans that it is servicing are located or to protect the validity and enforceability of this Agreement, the Certificates or any of such Mortgage Loans that it is servicing and to perform its respective duties under this Agreement. In addition, subject to the following paragraph, the Operating Advisor and the Asset Representations Reviewer shall keep in full effect its existence, rights and good standing as a limited liability company under the laws of the State of New York and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of such Mortgage Loans and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or commercial mortgage surveillance, as the case may be) to any Person, in which case any Person into which the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer is a party, or any Person succeeding to the business of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer, shall be the successor of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer, as applicable, hereunder, if each of the Rating Agencies has provided a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any; provided that none of the Master Servicer, the Special Servicer or the Operating Advisor shall be required to obtain a Rating Agency Confirmation from any Rating Agency if the Master Servicer, Special Servicer or Operating Advisor, as applicable, is merged into or consolidated with a Qualified Affiliate or transfers all or substantially all of its assets to a Qualified Affiliate; provided, further, if the Master Servicer, the Special Servicer or the Operating Advisor enters into a merger and the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, is the surviving entity under applicable law, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation or obtain the consent of the Depositor. Notwithstanding the foregoing, no Master Servicer, Special Servicer, the Operating Advisor or the Asset Representations Reviewer may remain the Master Servicer, Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

Section 6.03        Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others. (a) None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer nor any Affiliates, partners, shareholders, directors, officers, employees, members, managers, representatives or agents (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer shall be under any liability to the Trust Fund, the Certificateholders or any Serviced Companion Loan Noteholders, any party hereto or any third party beneficiary for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement (including actions taken or not taken at the direction of the Directing Holder), or for errors in judgment; provided that this provision shall not protect the Depositor, the Master

Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, or any Affiliate, representative, member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, against any breach of warranties or representations made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence (or in the case of (x) the Master Servicer or Special Servicer, by reason of any specific liability imposed hereunder for a breach of the Servicing Standard, (y) the Operating Advisor, by reason of any specific liability imposed hereunder for a breach of the Operating Advisor Standard or (z) the Asset Representations Reviewer, by reason of any specific liability imposed hereunder for a breach of the Asset Review Standard) in the performance of duties or by reason of negligent disregard of obligations or duties hereunder. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any Affiliate, representative, member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. In addition, in no event shall the Depositor be obligated to cause any party to perform or comply with the obligations to remit the CREFC® Intellectual Property Royalty License Fee to CREFC®, to report any such CREFC® Intellectual Property Royalty License Fee so paid or to make available any Distribution Date Statement to the general public (or in particular, CREFC®).

The Trust Fund and each Serviced Companion Loan Noteholder shall be indemnified and held harmless by each of the Master Servicer, the Special Servicer and the Operating Advisor (severally and not jointly) for any loss, liability or expense (including legal fees and expenses) incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment or liability relating to this Agreement or the Certificates, incurred by the Trust Fund or such Serviced Companion Loan Noteholder, as applicable, by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder, or by reason of negligent disregard of obligations and duties thereunder, on the part of such indemnifying party.

The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any Affiliates, directors, officers, employees, members, managers, representatives and agents (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be indemnified and held harmless by the Trust Fund for any loss, liability or expense (including legal fees and expenses (including any such expenses incurred in enforcing this indemnity)) incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to this Agreement or the Certificates, other than any loss, liability or expense (including legal fees and expenses (including any such expenses incurred in enforcing this indemnity)) (i) incurred by such party by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations and duties thereunder or (ii) in the case of the Depositor and any of its Affiliates, directors, officers, representatives, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law; provided that such indemnified parties shall be paid out of the Collection Account in accordance with Section 3.06(a) of this Agreement; provided, further, that if such matter relates directly to any Serviced Whole Loan, such indemnified parties shall be paid first out of the applicable Serviced Whole

Loan Collection Account (allocated in accordance with the expense allocation provision of the related Intercreditor Agreement), and then, if funds therein are insufficient, out of the Collection Account; provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders.

The Depositor shall indemnify the Asset Representations Reviewer and the Operating Advisor and each of their respective Affiliates and each of their respective directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Depositor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Depositor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

The Operating Advisor shall indemnify the Asset Representations Reviewer and the Depositor and each of their respective Affiliates and each of their respective directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Operating Advisor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Operating Advisor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

The Asset Representations Reviewer shall indemnify the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Operating Advisor and the Trust and each of their Affiliates and any partner, director, officer, shareholder, member, manager, employee, representative or agent thereof, and hold them harmless, from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith, fraud or negligence of the Asset Representations Reviewer in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Asset Representations Reviewer of its duties and obligations hereunder.

(b)               None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer shall be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective duties under this Agreement or (ii) in its opinion, may expose it to any expense or liability not recoverable from the

Trust Fund; provided that each of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may in its discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and holders of Serviced Companion Loan Securities, if applicable, hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to be reimbursed therefor from the Collection Account in accordance with Section 3.06(a) of this Agreement, no later than 60 days after submitting such expenses or costs for reimbursement, provided that a failure to reimburse such parties within such 60 days will not affect or limit such parties’ rights to receive reimbursement hereunder; provided, further, that in the case of any Serviced Whole Loan, such amounts shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement, and such parties shall be entitled to be reimbursed first, from the applicable Serviced Whole Loan Collection Account and then, from the Collection Account, all in accordance with Section 3.06(a) of this Agreement and the related Intercreditor Agreement.

(c)               The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

(d)               For the avoidance of doubt, with respect to any indemnification provisions in this Agreement providing that the Trust Fund or a party to this Agreement is required to indemnify another party to this Agreement for costs, fees and expenses, such costs, fees and expenses shall include costs (including, but not limited to reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Section 6.04        Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer, the Special Servicer and the Operating Advisor. (a) Each of the Master Servicer, the Special Servicer and the Operating Advisor may assign their respective rights and delegate their respective duties and obligations under this Agreement in connection with the sale or transfer of a substantial portion of their commercial mortgage servicing, asset management or (solely with respect to the Operating Advisor) commercial mortgage surveillance, portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution (or, in the case of the Operating Advisor, an Eligible Operating Advisor), organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the Master Servicer, Special Servicer or Operating Advisor or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this Agreement, (B) shall be acceptable to each Rating Agency as confirmed in a Rating Agency Confirmation delivered to the Trustee and the Certificate Administrator relating to the Certificates and Serviced Companion Loan Securities, if any, (C) shall execute and deliver to the Trustee and the Certificate Administrator an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer, Special Servicer or Operating Advisor, as applicable under this Agreement from and after the date of such agreement and (D) shall not be a Prohibited Party;

(ii) the Master Servicer, the Special Servicer or the Operating Advisor shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iii) the rate at which the Servicing Compensation, Special Servicing Compensation or Operating Advisor Fee, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect and (iv) the resigning Master Servicer, Special Servicer or Operating Advisor, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer, Special Servicer or Operating Advisor, as applicable, hereunder.

(b)               Except as provided in Section 6.02 of this Agreement and this Section 6.04, the Master Servicer, the Special Servicer and the Operating Advisor shall not resign from its respective obligations and duties hereby imposed on it except (i) upon determination that such duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, (ii) in connection with the assignment of rights and delegation of duties as set forth in Section 6.04(a), or (iii) solely with respect to the Operating Advisor, pursuant to Section 6.04(e). Any such determination described in clause (i) above permitting the resignation of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer’s, Special Servicer’s or Operating Advisor’s expense) to such effect delivered to the Trustee and the Certificate Administrator.

(c)               The Trustee shall be permitted to remove the Master Servicer or the Special Servicer upon a Master Servicer Termination Event or Special Servicer Termination Event, as applicable. Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the Master Servicer or the Special Servicer has been paid any unpaid Servicing Compensation or Special Servicing Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Master Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the Master Servicer, the successor Master Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Master Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Master Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Master Servicer had immediately prior to its termination without regard to the operation of this paragraph.

(d)               No resignation or removal of the Master Servicer, the Special Servicer or the Operating Advisor as contemplated by the preceding paragraphs of this Section 6.04 shall become effective until (i) the Trustee or a successor Master Servicer, Special Servicer or Operating Advisor shall have assumed the resigning or terminated Master Servicer’s, Special Servicer’s or Operating Advisor’s responsibilities, duties, liabilities and obligations hereunder, (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 10.09, (iii) any other information required under Section 10.03 or Section 10.09 has been delivered to any applicable Other Depositor with respect to any related Companion Loan, and (iv) as to any resignation, removal, succession, merger or consolidation of the Master Servicer or the Special Servicer that would constitute a Reportable Event, upon at least 4 Business Days prior notice of the anticipated effective date of such event, the Certificate Administrator and the Depositor shall cooperate in a timely manner with the Master Servicer, the Special Servicer or any other Person pursuing such resignation, removal, succession, merger or consolidation, as applicable, in connection with the Depositor’s or the Certificate Administrator’s obligation to file any related required Form 8-K relating to this Trust on the anticipated effective date of such event. If no successor Master Servicer, Special Servicer or Operating Advisor can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer, Special Servicer or Operating Advisor would have been entitled, additional amounts payable to such successor Master Servicer, Special Servicer or Operating Advisor shall be treated as Realized Losses.

(e)               The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days’ prior written notice to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer, the Risk Retention Consultation Party and the Directing Holder, if applicable, and (b) upon the appointment of, and the acceptance of such appointment by, a successor Operating Advisor that is an Eligible Operating Advisor. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. The resigning Operating Advisor shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 6.04(e).

Section 6.05        Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer. Solely with respect to their performance of their respective duties under this Agreement, the Master Servicer and the Special Servicer shall afford the Depositor, the Underwriters, the Initial Purchasers, the Certificate Administrator, the Trustee and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon written request, the Master Servicer and/or the Special Servicer, as applicable, shall furnish to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee its most recent publicly available financial statements (or, with respect to the Master Servicer, those of its ultimate parent) and such other non-proprietary information as the Master Servicer or the Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise any rights of such Person hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. If the Depositor or its designee undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Accounts (or with respect to a Serviced Whole Loan, to the extent such reimbursement is allocable to such Serviced Whole Loan Collection Account), as provided in Section 3.06 and Section 6.03(a) hereof to the extent not recoverable from the Master Servicer or Special Servicer, as applicable. None of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer (solely with respect to any action or failure to act by the Special Servicer) or the Special Servicer (solely with respect to any action or failure to act by the Master

Servicer) shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and no such party is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06        The Master Servicer or Special Servicer as Owners of a Certificate. The Master Servicer or an Affiliate of the Master Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate, Certificate Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Certificate Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may, but will not be required to, seek the approval of the Certificateholders to such action (or inaction) by delivering to the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer and (iii) describes in reasonable detail the action (or inaction) that the Master Servicer or the Special Servicer proposes to take (or refrain from taking). The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine. If at any time Certificateholders holding a majority of the Voting Rights of all Certificateholders and, if no Control Termination Event is continuing, the Directing Holder (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as applicable) shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07        The Directing Holder, the Operating Advisor, and the Risk Retention Consultation Party. (a) For so long as no Control Termination Event has occurred and is continuing, the Directing Holder shall be entitled to advise (1) the Special Servicer with respect to all Specially Serviced Loans (other than any applicable Excluded Loan) as to all Major Decisions, and (2) the Special Servicer with respect to Performing Loans (other than any applicable Excluded Loan or any Non-Serviced Mortgage Loan) with respect to Major Decisions.

Notwithstanding anything herein to the contrary, except as set forth in this Section 6.07, both (1) the Master Servicer, solely to the extent it is permitted to take any action constituting a Major Decision or Special Servicer Non-Major Decision as set forth in Section 3.26 hereof, shall not be permitted to take any action constituting a Major Decision or Special Servicer Non-Major Decision unless it has obtained the prior written consent of the Special Servicer and (2) for so long as no Control Termination Event has occurred and is continuing, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any actions that constitute Major Decisions nor shall the Master Servicer or the Special Servicer itself be permitted to take any action constituting a Major Decision, as to which the Directing Holder has objected in writing within ten (10) Business Days (or 30 days with respect to clause (l) of the definition of “Major Decision”) after receipt of the written recommendation and analysis together with such other information reasonably requested by the Directing Holder and reasonably available to the Master Servicer or the Special Servicer, as applicable, in order to grant or withhold such consent (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the Master Servicer or the Special Servicer, as applicable, within such ten (10) Business Day period (or 30 days with respect to clause (l) of the definition of “Major Decision” or such longer period provided for in any related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval), then the Directing Holder shall be deemed to have approved such action). Notwithstanding anything to the contrary in this Agreement, if the Special Servicer or Master Servicer (if the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to the matters described in Section 6.07 (a), (b) or (c) that requires the consent or consultation of the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor, or any other matter requiring consent or consultation of the Directing Holder in this Agreement, is necessary to protect the interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan) and the Master Servicer or the Special Servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the Operating Advisor or the Risk Retention Consultation Party, as applicable, the Master Servicer or the Special Servicer, as applicable, may take any such action without waiting for the Directing Holder’s, the Operating Advisor’s or the Risk Retention Consultation Party’s response, as applicable.

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, neither the Master Servicer nor the Special Servicer, as applicable, shall be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but shall consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the Special Servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the Master Servicer or the Special Servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the Master Servicer or the Special Servicer. In the event the Master Servicer or the Special Servicer, as applicable, receives no response from the Directing Holder within 10 Business Days following the

Master Servicer’s or the Special Servicer’s written request for input (which request shall include the related Major Decision Reporting Package) on any required consultation, the Master Servicer or the Special Servicer, as applicable, shall not be obligated to consult with the Directing Holder on the specific matter.

(b)               In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan with respect to the Risk Retention Consultation Party), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan with respect to the Risk Retention Consultation Party), upon request of the Risk Retention Consultation Party, the Master Servicer and the Special Servicer, as applicable, shall consult with the Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of the Risk Retention Consultation Party pursuant to this Agreement) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with the Risk Retention Consultation Party); provided that in the event the Master Servicer or Special Servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the Master Servicer’s or the Special Servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information in the possession of the Master Servicer or the Special Servicer, as applicable, reasonably requested by the Risk Retention Consultation Party related to the subject matter of such consultation, the Master Servicer or the Special Servicer, as applicable, shall not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. For the avoidance of doubt, (x) the Risk Retention Consultation Party shall not have any consultation rights with respect to any related Excluded Loan and (y) any consultation with the Risk Retention Consultation Party under this Agreement shall occur only upon request of the Risk Retention Consultation Party, and any such consultation shall be on a strictly non-binding basis and shall be subject to all limitations with respect to the procedures and timing for such consultation set forth in this Section 6.07.

The Risk Retention Consultation Party acting in its capacity as Risk Retention Consultation Party shall not have liability to the Trust Fund, any party to this Agreement, any Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, or for errors in judgment.

(c)               Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Special Servicer shall provide (solely with respect to each Specially Serviced Loan) each Major Decision Reporting Package prepared by the Special Servicer to the Operating Advisor promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the Master Servicer or the Special Servicer, as applicable, shall provide each Major Decision Reporting Package to the Operating Advisor simultaneously with the Master

Servicer’s or the Special Servicer’s, as applicable, written request for the Operating Advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by Master Servicer or the Special Servicer to the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, shall make available to the Operating Advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the Master Servicer or the Special Servicer shall consult with the Operating Advisor in connection with any proposed Major Decision that it is processing as to which it has delivered to the Operating Advisor a Major Decision Reporting Package (and any other actions which otherwise require consultation with the Operating Advisor) and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis. In the event that the Master Servicer or the Special Servicer, as applicable, receives no response from the Operating Advisor within ten (10) days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the Master Servicer or the Special Servicer shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve the Master Servicer or the Special Servicer, as applicable, from its obligation to use reasonable efforts to consult with the Operating Advisor on any future matter with respect to the applicable Mortgage Loan or any other Mortgage Loan. Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan related to the Directing Holder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Master Servicer, the Special Servicer or the related Excluded Special Servicer, as applicable, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in this Section 6.07 for consulting with the Operating Advisor.

(d)               The failure of any of the Directing Holder, the Operating Advisor or the Risk Retention Consultation Party to respond to any request for consent or consultation shall not relieve the Master Servicer or the Special Servicer from using reasonable efforts to seek the consent of or consult with, as applicable, the Directing Holder, the Operating Advisor or the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

In addition, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan as the Directing Holder may deem advisable or as to which provision is otherwise made herein; provided that, notwithstanding anything herein to the contrary, no such direction from the Directing Holder and no advice from the Risk Retention Consultation Party or the Operating Advisor, and no objection contemplated by the preceding paragraph or this paragraph, may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any Mortgage Loan, applicable law, this Agreement, any Intercreditor Agreement or the REMIC Provisions, including without limitation the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Paying Agent, the Trust Fund, the Certificate Administrator or the Trustee to liability, or materially expand the scope of the Special Servicer’s or Master Servicer’s responsibilities or materially reduce such parties’ rights hereunder.

If the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Holder, or any advice from the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor, would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan, any Intercreditor Agreement, applicable law, the REMIC Provisions or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advice and notify the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor, the Trustee, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder, the Risk Retention Consultation Party or the Operating Advisor that does not violate any law or the Servicing Standard or any other provisions of this Agreement or any Intercreditor Agreements will not result in any liability on the part of the Master Servicer or the Special Servicer.

Notwithstanding anything to the contrary contained in this Agreement, with respect to the Non-Serviced Mortgage Loans, (i) at all times when no Consultation Termination Event has occurred and is continuing, the Directing Holder shall be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Intercreditor Agreement and (ii) at no time shall the Operating Advisor be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Intercreditor Agreement.

The Directing Holder shall have no liability to the Trust Fund, any party to this Agreement, any Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided that the Directing Holder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties.

(e)               Subject to the terms and conditions of this Section 6.07, (a) the Special Servicer shall process all requests for any matter that constitutes a Major Decision with respect to any Specially Serviced Loan, (b) the Special Servicer shall process all requests for any matter that constitutes a Major Decision with respect to any Performing Loan (other than a Non-Serviced Mortgage Loan) unless the Master Servicer and the Special Servicer have mutually agreed to have the Master Servicer process such request in accordance with the terms and conditions reasonably agreed to by the Master Servicer and Special Servicer and (c) the Master Servicer shall only process a request for a matter that constitutes a Major Decision with respect to any Performing Loan (other than a Non-Serviced Mortgage Loan) if the Master Servicer and the Special Servicer have mutually agreed to have the Master Servicer process such request in accordance with the terms and conditions reasonably agreed to by the Master Servicer and Special Servicer. Upon receiving a request for any matter that constitutes a Major Decision or Special Servicer Non-Major Decision (other than with respect to the items listed in clauses (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the Master Servicer shall process, subject to Special Servicer consent or deemed consent as provided in this Agreement), unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer shall process such request in accordance with the terms and conditions reasonably agreed to by the Master Servicer and Special Servicer, the Master Servicer shall forward such request to the Special Servicer and the Special Servicer shall process such request and the Master Servicer shall have no further obligation with respect to such request or the related Major Decision or Special Servicer Non-Major Decision.

With respect to any Borrower request or other action on Performing Loans that is not a Major Decision or a Special Servicer Non-Major Decision, the Master Servicer shall not be required to obtain the consent of or consult with the Special Servicer or the Directing Holder.

(f)                Notwithstanding anything to the contrary contained herein (i) if a Control Termination Event has occurred and is continuing, the Directing Holder shall have no right to consent to any action taken or not taken by any party to this Agreement; (ii) if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing, the Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Directing Holder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) if a Consultation Termination Event has occurred and is continuing, the Directing Holder shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, Voting Rights given to all Certificateholders and rights to receive reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder.

(g)               The Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, may from time to time request that the Certificate Administrator provide the name of the then-current Trust Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) provide the name of the then-current Trust Directing Holder to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, but only to the extent the Certificate Administrator has actual knowledge of the identity of the then-current Trust Directing Holder; provided that if the Certificate Administrator does not have actual knowledge of the identity of the then-current Trust Directing Holder, then the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) (i) determine which Class is the Controlling Class, and (ii) request from the Controlling Class Certificateholders the identity of the Trust Directing Holder. Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Trust Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement or in connection with a request made by the Operating Advisor in connection with its obligation, if any, under this Agreement to deliver a copy of the Operating Advisor Annual Report to the Trust Directing Holder, and (ii) the requesting party has not been notified of the identity of the Trust Directing Holder or reasonably believes that the identity of the Trust Directing Holder has changed, then such expenses shall be at the expense of the Trust. The Master Servicer, the Special Servicer, the Trustee and the Operating Advisor, shall be entitled to conclusively rely on any such information so provided.

To the extent the Master Servicer or the Special Servicer has written notice of any change in the identity of a Trust Directing Holder or the list of Holders (or Certificate Owners, if applicable) of the Controlling Class, then the Master Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer thereof, who may rely conclusively on such notice from the Master Servicer or the Special Servicer, as applicable.

(h)               DBNY shall be the initial Risk Retention Consultation Party and shall remain so until a successor is appointed pursuant to the terms of this Agreement. Upon the resignation or removal of the existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit L-1H to this Agreement prior to being recognized as the new Risk Retention Consultation Party. The parties hereto shall be entitled to assume that the Risk Retention Consultation Party has not changed absent such notice.

(i)                 Once the Risk Retention Consultation Party has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless DBNY shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, in writing, of the selection of such new Risk Retention Consultation Party (including the new contact information).

Section 6.08        Rights of Non-Directing Holders. With respect to each Serviced Whole Loan, the Master Servicer or the Special Servicer, as applicable, shall:

(a)               consult with the related Non-Directing Holder (or its designee or representative) on a strictly non-binding basis, to the extent that such Non-Directing Holder (or its designee or representative) requests consultation with respect to any “major decision” or “major action” set forth in the related Intercreditor Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to the Serviced Whole Loan, and to consider alternative actions recommended by such Non-Directing Holder (or its designee or representative); provided that after the expiration of a period of ten (10) Business Days (or such shorter period as provided in the related Intercreditor Agreement) from the delivery to the related Non-Directing Holder (or its designee or representative) of written notice of a proposed action, together with copies of the related notice, information or report, the Master Servicer or Special Servicer, as applicable, shall no longer be obligated to consult with the applicable Non-Directing Holder (or its designee or representative) (unless the Master Servicer or Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period (or such shorter period as provided in the related Intercreditor Agreement) shall begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the foregoing non-binding consultation rights of the Non-Directing Holder, the Master Servicer or the Special Servicer, as applicable, may take any “major decision” or “major action” set forth in the related Intercreditor Agreement or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period (or such shorter period as provided in the related Intercreditor Agreement) if the Master Servicer or the Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholder and the related Companion Loan Noteholder. Unless specified otherwise in the related Intercreditor Agreement, neither the Master Servicer or the Special Servicer shall be obligated at any time to follow or take any alternative actions recommended by the Non-Directing Holder; and

(b)               in addition to the foregoing non-binding consultation rights, if provided for in the related Intercreditor Agreement, the Non-Directing Holder shall have the right to annual conference calls with the Master Servicer or the Special Servicer at the offices of the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.

ARTICLE VII

SERVICER AND OPERATING ADVISOR TERMINATION

Section 7.01        Servicer Termination Events. (a) “Master Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)                                 any failure by the Master Servicer (A) to make a required deposit to the Collection Account or the related Serviced Whole Loan Collection Account for any Serviced Whole Loan on the day and by the time such deposit was first required to be made under the terms of this Agreement, which failure is not remedied within one Business Day, (B) to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted (including, without limitation, any required P&I Advance, unless the Master Servicer determines such P&I Advance is a Nonrecoverable Advance), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the Master Servicer does not timely make such remittance to the Certificate Administrator, the Master Servicer shall pay the Certificate Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made), or (C) to remit to any holder of a Serviced Companion Loan, as and when required by this Agreement or the related Intercreditor Agreement, any amount required to be so remitted (which failure continues for one Business Day);

(ii)                              any failure on the part of the Master Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (or (A) with respect to any year that a report on Form 10-K is required to be filed, five (5) Business Days in the case of the Master Servicer’s obligations contemplated by Article X (except as otherwise provided under clause (x) of this definition of “Master Servicer Termination Event”), or (B) 15 days in the case of the Master Servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Master Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer, by (a) any other party hereto, with a copy to each other party to this Agreement, (b) the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (c) an affected Serviced Companion Loan Noteholder; provided that, if such failure is capable of being cured and the Master Servicer is diligently pursuing such cure, such 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting contemplated by Article X;

(iii)                           any breach on the part of the Master Servicer of any representation or warranty contained in Section 2.04(a) of this Agreement, which materially and adversely affects the interests of any Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given (a) to the Master Servicer by any party hereto or (b) to the Master Servicer, the Special Servicer, the Depositor and the Trustee (x) by the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (y) by an affected Serviced Companion Loan Noteholder; provided that, if such breach is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)                          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)                             the Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property;

(vi)                          the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)                       either Moody’s or KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, as applicable, or (B) placed one or more Classes of Certificates or Serviced Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by Moody’s or KBRA, as applicable (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency, as applicable), within sixty (60) days of such rating action) and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Master Servicer as the sole or a material factor in such rating action;

(viii)                    the Master Servicer is no longer rated at least “CMS3” by Fitch and such Master Servicer is not reinstated to at least that rating within sixty (60) days of the delisting; or

(ix)                            subject to Section 10.16(c), any failure by the Master Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Master Servicer to the Trustee or the Certificate Administrator under Article X by the time required under Article X or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Master Servicer (but excluding any Mortgage Loan Seller Sub-Servicer) is required to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (ix)), which failure, with respect to clauses (a) and (b), (other than in the case of Form 8-K reporting requirements) is not remedied within three (3) Business Days;

then, and in each and every such case, so long as a Master Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of (x) the Holders of at least 25% of the aggregate Voting Rights of all Certificates, or (y) the Depositor with respect to clause (ii) above (to the extent such Master Servicer Termination Event relates to the obligations regarding Exchange Act reporting contemplated by Article X) or clause (ix) above upon five (5) Business Days’ notice, shall, terminate all of the rights and obligations of the Master Servicer (other than as set forth in Section 7.01(d)). In the case of clause (vii) or (viii), the Certificate Administrator shall notify Certificateholders and Serviced Companion Loan Noteholders of such Master Servicer Termination Event and request whether such Certificateholders and, if applicable, Serviced Companion Loan Noteholders favor such termination.

If the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01(a), then the Master Servicer shall also be terminated as Special Servicer.

If the Master Servicer receives notice of termination under this Section 7.01(a) solely due to a Master Servicer Termination Event under Section 7.01(a)(vii) or (viii) and if the Master Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to serve as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(a). Upon receipt of the “request for proposal” materials, the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer) solicit good faith bids for the rights to service the Mortgage Loans and Serviced Companion Loans under this Agreement from at least three (3) Persons qualified to act as Master Servicer hereunder in accordance with Section 6.02 and 7.02 of this Agreement (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee’s request, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans and Serviced Companion Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer. The materials provided to the Trustee shall provide for soliciting bids: (i) on the basis of such successor Master Servicer retaining all Sub-Servicers to continue the primary servicing of the Mortgage Loans and Serviced Companion Loans pursuant to the terms of the respective Sub-Servicing Agreements and entering into a Sub-Servicing Agreement with the terminated Master Servicer to service each of the Mortgage Loans and Serviced Companion Loans for which it was the Master Servicer and not subject to a Sub-Servicing Agreement with a cashiering Sub-Servicer at a sub-servicing fee rate per annum equal to, for each Mortgage Loan and Serviced Companion Loan serviced, the Primary Servicing Fee Rate (each, a “Servicing Retained Bid”); and (ii) on the basis of terminating each Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.01(c) of this Agreement (each, a “Servicing Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing Retained Bid (or, if none, the highest cash Servicing Released Bid from any Person qualified to act as a Master Servicer) (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided that if the Trustee does not receive a Rating Agency Confirmation in accordance with the procedures set forth in Section 3.30 of this Agreement with respect to such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above described 45 day time period) until such Rating Agency Confirmation is obtained. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer; provided that the initial Master Servicer may request and obtain, with the prior written consent of the Directing Holder, an additional 20 days for such sale and assumption to be completed so long as the initial Master Servicer delivers to the Trustee an Officer’s Certificate stating that the sale and assumption of the right to service the Mortgage Loans and Serviced Companion Loans cannot be completed in the initial 45-day period and specifying the reasons therefor.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing Retained Bid, to the Master

Servicer to be terminated pursuant to this Section 7.01(a), the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing Released Bid, to the Master Servicer and each terminated Sub-Servicer its respective Bid Allocation.

The Master Servicer to be terminated pursuant to this Section 7.01(a) shall be responsible for all out of pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans and Serviced Companion Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above described time period or no Successful Bidder was identified within the above described time period, the Master Servicer to be terminated pursuant to Section 7.01(a) of this Agreement shall reimburse the Trustee for all reasonable “out of pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(a). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02 of this Agreement.

Notwithstanding anything to the contrary in this Article VII, if the Master Servicer shall timely deliver the notice and request for proposal materials referred to in the fourth preceding paragraph, no resignation or termination of the Master Servicer shall be effective in connection with a Master Servicer Termination Event under Section 7.01(a)(vii) or (viii) of this Agreement, and the Master Servicer shall continue to perform as such and to collect the servicing fee until the conclusion of the process described in this clause (a).

(b)               “Special Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)                                 any failure by the Special Servicer to deposit into the REO Account at or within the time specified by this Agreement and such failure continues unremedied for one Business Day, or any failure by the Special Servicer to remit to Master Servicer for deposit into, the Collection Account (or, in the case of a Serviced Whole Loan, the related Serviced Whole Loan Collection Account) any amount required to be so remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; provided that the failure of the Special Servicer to remit such amount to the Master Servicer shall not be a Special Servicer Termination Event if such failure is remedied within two Business Days and if the Special Servicer has compensated the Master Servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the Master Servicer due to and caused by the late remittance of the Special Servicer and reimburse the Trust for any resulting Advance Interest Amount due to the Master Servicer;

(ii)                              any failure on the part of the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (or (A) with respect to any year that a report on Form 10-K is required to be filed, five (5) Business Days in the case of the Special Servicer’s obligations contemplated by Article X (except as otherwise provided under clause (x) of this definition of “Special Servicer Termination Event”), or (B) 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Special Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer, by (a) any other party hereto, with a copy to each other party to this Agreement, (b) the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (c) an affected Serviced Companion Loan Noteholder; provided that, if such failure is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting contemplated by Article X;

(iii)                           any breach on the part of the Special Servicer of any representation or warranty contained in Section 2.04(b) of this Agreement, which materially and adversely affects the interests of any Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given (a) to the Special Servicer by any party hereto, or (b) to the Master Servicer, the Special Servicer, the Depositor and the Trustee (x) by the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (y) by an affected Serviced Companion Loan Noteholder; provided that, if such breach is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)                          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)                             the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property;

(vi)                          the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)                       either Moody’s or KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, as applicable, or (B) placed one or more Classes of Certificates or Serviced Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by Moody’s or KBRA, as applicable (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency, as applicable), within sixty (60) days of such rating action) and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Special Servicer as the sole or a material factor in such rating action;

(viii)                    the Special Servicer is no longer rated at least “CSS3” by Fitch and such Special Servicer is not reinstated to at least that rating within 60 days of the delisting; or

(ix)                            subject to Section 10.16(c), any failure by the Special Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Special Servicer to the Trustee or the Certificate Administrator under Article X by the time required under Article X or (b) any Exchange Act reporting items that a Sub-Servicing Entity retained by the Special Servicer (but excluding any Mortgage Loan Seller Sub-Servicer) is required to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (ix)), which failure, with respect to clauses (a) and (b), (other than in the case of Form 8-K reporting requirements) is not remedied within three (3) Business Days;

then, and in each and every such case, so long as a Special Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of (x) the Holders of at least 25% of the aggregate Voting Rights of all Certificates, (y) for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, or (z) the Depositor with respect to clause (ii) above (to the extent such Special Servicer Termination Event relates to the obligations regarding Exchange Act reporting contemplated by Article X) or clause (ix) above upon five (5) Business Days’ notice, shall, terminate all of the rights and obligations of the Special Servicer (other than the rights to indemnification provided in Section 6.03(a) of this Agreement and compensation provided in Section 3.12(c) of this Agreement). In the case of clause (vii) or (viii) above, the Trustee shall, upon actual knowledge by a Responsible Officer of such Special Servicer Termination Event, notify the Special Servicer and the Certificate Administrator, and the Certificate Administrator, upon receipt of such notice or upon actual knowledge by a Responsible Officer of such Special Servicer Termination Event, shall notify the Certificateholders and Serviced Companion Loan Noteholders of such Special Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, favor such termination.

(c)               Notwithstanding Section 7.01(a), (i) if any Master Servicer Termination Event occurs that affects a Serviced Companion Loan and the Master Servicer is not otherwise terminated or (ii) if an NRSRO engaged to rate a Serviced Companion Loan Security qualifies, downgrades or withdraws its rating of such Serviced Companion Loan Security, publicly citing servicing concerns with the Master Servicer as the sole or a material factor in such rating action and that rating action is not withdrawn within 60 days, then the Trustee, at the direction of the Companion Loan Noteholder, shall direct the Master Servicer to appoint a sub-servicer (or if a sub-servicer is then sub-servicing such Serviced Whole Loan, to appoint a new sub-servicer to service such Serviced Whole Loan, but only if such existing sub-servicer is in default after any applicable cure periods under the related sub-servicing agreement, and the Master Servicer shall be permitted to terminate the sub-servicing agreement due to such default) with respect all of the rights and obligations of the Master Servicer under this Agreement related to such Serviced Whole Loan. The Master Servicer shall appoint a replacement sub-servicer with respect to such Serviced Whole Loan; provided that such sub-servicer meets the eligibility requirements of a successor master servicer under Section 7.02 (including receipt of a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any) and the eligibility requirements of each Other Pooling and Servicing Agreement.

(d)               Notwithstanding Section 7.01(b), (i) if any Special Servicer Termination Event occurs that affects a Serviced Companion Loan and the Special Servicer is not otherwise terminated or (ii) if an NRSRO engaged to rate a Serviced Companion Loan Security qualifies, downgrades or withdraws its rating of such Serviced Companion Loan Security, publicly citing servicing concerns with the Special Servicer as the sole or a material factor in such rating action and that rating action is not withdrawn within 60 days, then the Trustee, at the direction of the Companion Loan Noteholder, shall terminate the Special Servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

(e)               If the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the “Terminating Party”) shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Terminated Party has to Excess Servicing Fees, any rights it has hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Reimbursement Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement notwithstanding any such termination), and with respect to the Special Servicer, the right to receive any Workout Fee subsequent to its termination as Special Servicer, pursuant to Section 3.12(c) of this Agreement. No successor Special Servicer shall be entitled to such Workout Fee received by the terminated Special Servicer. On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder if and to the extent that it is a Certificateholder), the Mortgage Loans, the Serviced Companion Loans or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, the applicable Serviced Whole Loan Collection Account, any REO Account, the Loss of Value Reserve Fund, any Gain-on-Sale Reserve Account, Lock-Box Account or Cash Collateral Account or which shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Master Servicer or successor Special Servicer (which may include the Trustee) all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Master Servicer or Special Servicer shall reasonably request (including electronic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder. All reasonable costs and expenses of the Terminating Party (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

In no event shall the Trustee or the Certificate Administrator be deemed to have knowledge of, or be aware of, any Master Servicer Termination Event or Special Servicer Termination Event until a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has received written notice thereof or has actual knowledge thereof.

No removal or replacement of the Master Servicer or the Special Servicer as contemplated by this Agreement shall become effective until (i) the Trustee or a successor Master Servicer or Special Servicer shall have assumed the resigning or terminated Master Servicer’s or Special Servicer’s responsibilities, duties, liabilities and obligations hereunder, (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 10.09, (iii) any other information required under Section 10.03 or Section 10.09 has been delivered to any applicable Other Depositor with respect to any related Companion Loan, and (iv) as to any resignation, removal, succession, merger or consolidation of the Master Servicer or the Special Servicer that would constitute a Reportable Event, upon at least 4 Business Days prior notice of the anticipated effective date of such event, the Certificate Administrator and the Depositor shall cooperate in a timely manner with the Master Servicer, the Special Servicer or any other Person pursuing such resignation, removal, succession, merger or consolidation, as applicable, in connection with the

Depositor’s or the Certificate Administrator’s obligation to file any related required Form 8-K relating to this Trust on the anticipated effective date of such event.

Section 7.02        Trustee to Act; Appointment of Successor. Upon the receipt of a notice of termination by the Master Servicer or the Special Servicer pursuant to Section 7.01 of this Agreement, the Terminating Party (subject to Section 7.01(a) and Section 7.01(c)) shall be its successor, until a successor is appointed by the Directing Holder as provided in this Section 7.02 or Section 3.22(b), as applicable, in all respects in its capacity as the Master Servicer or the Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof, provided that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a termination event for such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as the Master Servicer or the Special Servicer. The Terminating Party shall not be liable for any of the representations and warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan or any Serviced Companion Loan hereunder. As compensation therefor, the Terminating Party as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Compensation or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans or the Serviced Companion Loans that accrue after the date of the Terminating Party’s succession to which such predecessor Master Servicer or Special Servicer would have been entitled if such predecessor Master Servicer or Special Servicer, as applicable, had continued to act hereunder. If any Advances made by the Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall if it is unable to so act or if the Holders of Certificates entitled to (i) in the case of the Master Servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event is continuing, the Directing Holder), or (ii) in the case of the Special Servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder), so request in writing to the Trustee, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan Noteholder so requests in writing to the Trustee, or if the Trustee is not an “approved” servicer by any of the Rating Agencies for mortgage pools similar to the Trust Fund, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval shall not be unreasonably withheld in the case of the appointment of a successor Master Servicer) to act as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder; provided that the Trustee shall obtain a Rating Agency Confirmation with respect to the Certificates and any Serviced Companion Loan Securities. No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder, which appointment has been approved, if no Control Termination Event has occurred and is continuing, by the Directing Holder, such approval not to be unreasonably withheld. Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided. Pending the appointment of a successor to the Special Servicer, the Trustee shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans, Serviced Companion Loans or otherwise as it and such successor shall agree; provided that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, unless no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, in which case additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses and VRR Realized Losses. Any successor Special Servicer shall be subject to the rights of the Directing Holder under Section 3.22(b) of this Agreement. The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03        Notification to Certificateholders and Other Persons. (a) Upon its receipt of written notice of any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the Operating Advisor, the Asset Representations Reviewer and to each Serviced Companion Loan Noteholder at its address appearing in the Serviced Companion Loan Noteholder Register.

(b)               Within 30 days after the occurrence of any Servicer Termination Event (or any analogous servicer termination event under any Other Pooling and Servicing Agreement relating to any Non-Serviced Whole Loan), Operating Advisor Termination Event or Asset

Representations Reviewer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to the Depositor, the Certificate Administrator (who shall then notify all Holders of Certificates), the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and each Serviced Companion Loan Noteholder, notice of such Servicer Termination Event, Operating Advisor Termination Event or Asset Representations Reviewer Termination Event, unless such Servicer Termination Event, Operating Advisor Termination Event or Asset Representations Reviewer Termination Event shall have been cured or waived.

Section 7.04        Other Remedies of Trustee. During the continuance of any Servicer Termination Event, so long as the Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01 of this Agreement, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and, in the case of any Serviced Companion Loan, of the related Serviced Companion Loan Noteholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (and, in the case of any Serviced Whole Loan, such amounts shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event.

Section 7.05        Waiver of Past Servicer Termination Events and Operating Advisor Termination Events; Termination. The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, together with each affected Serviced Companion Loan Noteholder (to the extent they are adversely affected by such Servicer Termination Event or Operating Advisor Termination Event, as applicable), on behalf of all Holders of Certificates waive any termination event with respect to the Master Servicer, the Special Servicer or the Operating Advisor (within 20 days of the receipt of notice from the Certificate Administrator of the occurrence of an Operating Advisor Termination Event) in the performance of its obligations hereunder and its consequences, except a termination event with respect to making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account, any Serviced Whole Loan Collection Account or the Lower-Tier Distribution Account, or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past termination event, such termination event shall cease to exist, and any Servicer Termination Event or Operating Advisor Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other termination event or impair any right consequent thereon. Notwithstanding the foregoing, a Master Servicer Termination Event under Section 7.01(a)(ii) (to the extent such Master Servicer Termination Event relates to the obligations regarding Exchange Act reporting contemplated by Article X) or Section 7.01(a)(ix) or a Special Servicer Termination Event under Section 7.01(b)(ii) (to the extent such Special Servicer

Termination Event relates to the obligations regarding Exchange Act reporting contemplated by Article X) or Section 7.01(b)(ix) of this Agreement may be waived only with the consent of the Depositor and each affected Other Depositor.

Section 7.06        Trustee as Maker of Advances. If the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days of the Master Servicer Termination Event resulting from such failure by the Master Servicer with respect to Servicing Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by 12:00 noon (New York City time) on the related Distribution Date with respect to P&I Advances pursuant to the Trustee’s receipt of notice of failure pursuant to Section 4.07(a) of this Agreement unless the Trustee has received notice that such failure has been cured by 11:00 a.m. on such Distribution Date. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by the Master Servicer’s failure to perform its obligations hereunder); provided that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance or any determination of nonrecoverability in connection therewith by the Master Servicer hereunder.

Section 7.07        Termination of the Operating Advisor. (a)  An “Operating Advisor Termination Event” means any one of the following events whether any such event shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                                 any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Operating Advisor by any party hereto or to the Operating Advisor, the Certificate Administrator and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)                              any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure shall continue unremedied for a period of

30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(iii)                           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(iv)                          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)                             the Operating Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(vi)                          the Operating Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders electronically by posting such notice on the Certificate Administrator’s Website and by mail, unless the Certificate Administrator has received notice that it has been remedied. If an Operating Advisor Termination Event has occurred then, and in each and every such case, so long as such Operating Advisor Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Certificates, the Trustee shall, terminate all of the rights and obligations of the Operating Advisor under this Agreement, other than rights and obligations accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Operating Advisor; provided that no such termination shall be effective until a successor Operating Advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Operating Advisor Termination Event of which the Depositor has actual knowledge.

The holders of Voting Rights representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating

Advisor Termination Event within twenty (20) days of the receipt of notice from the Certificate Administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(b)               With respect to any Serviced Mortgage Loan, upon (i) the written direction of holders of Certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Operating Advisor and to all Certificateholders by (i) posting such notice on the Certificate Administrator’s Website and (ii) mail at their addresses appearing in the Certificate Register. Upon the written direction of Holders of Certificates evidencing more than 50% of the Voting Rights that exercise their right to vote (provided that Holders of at least 50% of the Voting Rights exercise their right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor with respect to the Mortgage Loans under this Agreement (other than rights and obligations accrued prior to such termination including the right to receive all amounts accrued and owing to it under this Agreement and other than indemnification rights arising out of events occurring prior to such termination) by written notice to the Operating Advisor, and the proposed successor operating advisor will be appointed. The provisions set forth in the foregoing sentences of this Section 7.07(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions other than may arise, as a result of the failure to comply with the above described voting procedures. As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor.

The provisions set forth in the foregoing sentences of this Section 7.07(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions other than may arise, as a result of the failure to comply with the above described voting procedures. As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor.

(c)               On or after the receipt by the Operating Advisor of such written notice of termination, subject to the foregoing, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Operating Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 15 Business Days after (1) the Operating Advisor resigns pursuant to Section 6.04(a) of this Agreement or (2) the Certificate Administrator delivers such written notice of termination to the Operating Advisor, the Trustee shall upon the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Certificates appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an Affiliate of the Trustee and shall be the proposed Operating Advisor in the case of a termination pursuant to Section 7.07(b) of this Agreement; provided that if the Trustee is acting as the successor Master Servicer or successor Special Servicer, neither the Trustee nor any of its Affiliates shall be the successor Operating Advisor. The Trustee shall provide written notice of the appointment of a successor Operating Advisor to the Master Servicer, the Special Servicer and the Certificate Administrator (and the Certificate Administrator shall promptly provide such notice to the Directing Holder, each Serviced Companion Loan Noteholder and each Certificateholder) within one Business Day of such appointment. The Operating Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, an Other Depositor, an Other Servicer, an Other Special Servicer or an Affiliate of any of them. If any of such entities becomes the Operating Advisor, including by means of an Affiliation arising after the date hereof, the Operating Advisor shall immediately resign or cause an assignment under Section 6.04 of this Agreement and the Trustee shall upon the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Certificates appoint a successor Operating Advisor subject to and in accordance with this Section 7.07(c), which successor Operating Advisor may be an Affiliate of the Trustee.

(d)               Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Certificateholders, any Serviced Companion Loan Noteholder, the Risk Retention Consultation Party, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and, if no Consultation Termination Event is continuing, the Directing Holder. If the Operating Advisor is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

(e)               The parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) subject to Article VI, the Operating Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular Class of Certificates or particular Certificateholders, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

ARTICLE VIII

CONCERNING THE TRUSTEE AND CERTIFICATE ADMINISTRATOR

Section 8.01        Duties of Trustee and Certificate Administrator. (a)  Each of the Trustee and the Certificate Administrator undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and 7.05 of this Agreement shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)               The Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, which are specifically required to be furnished to the Trustee or the Certificate Administrator pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed in Article II, any CREFC® reports, and any information delivered for posting to the Certificate Administrator’s Website), shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided that, the Trustee or the Certificate Administrator, as applicable, shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to such Trustee’s or such Certificate Administrator’s reasonable satisfaction, such Trustee or such Certificate Administrator will provide notice thereof to the Certificateholders.

(c)               None of the Trustee, the Certificate Administrator or any of their officers, directors, employees, agents or “control” persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee, the Certificate Administrator or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)                                 The Trustee’s and the Certificate Administrator’s duties and obligations shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in regard to such party in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, as the case may be, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate

Administrator, as the case may be, that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

(ii)                              [Reserved];

(iii)                           Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 25% of the Percentage Interests (or such other higher or lower percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as the case may be, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as the case may be, under this Agreement;

(iv)                          Neither the Trustee nor the Certificate Administrator nor any of their directors, officers, employees, Affiliates, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee or Certificate Administrator, respectively, and that is selected other than by the Trustee or Certificate Administrator, respectively, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)                             Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee or Certificate Administrator in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund (and, in the case of any Whole Loan, any such costs and expenses shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement), and the Trustee or the Certificate Administrator, as applicable, shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the Collection Account (and with respect to any Serviced Whole Loan, the related Serviced Whole Loan Collection Account) or the Distribution Account and identified on the Trust Ledger), unless such legal action arises out of the negligence or bad faith of the Trustee or Certificate Administrator, as applicable, or any breach of a representation or warranty of the Trustee or Certificate Administrator, as applicable, contained herein; and

(vi)                          Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee or Certificate Administrator, as applicable, may be required to act, unless a Responsible Officer of the Trustee or Certificate Administrator, as applicable, obtains actual knowledge of such act, failure or breach. Neither the Trustee nor the Certificate Administrator shall be deemed to have actual knowledge of the Master Servicer’s or the

Special Servicer’s failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee or Certificate Administrator, as applicable, pursuant to this Agreement.

None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee or the Certificate Administrator, in its capacity as Certificate Administrator, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as the case may be, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator, as the case may be, to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer under this Agreement, except, in the case of the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement. Neither the Trustee nor the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement. Notwithstanding any other provision hereof, when acting as the Master Servicer or the Special Servicer hereunder, the Trustee shall comply with the Servicing Standard.

Section 8.02        Certain Matters Affecting the Trustee and the Certificate Administrator.

(a)               Except as otherwise provided in Section 8.01 of this Agreement:

(i)                               The Trustee and the Certificate Administrator may request and/or conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, direction of the Depositor, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)                              Each of the Trustee and the Certificate Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with the written advice of such counsel or such Opinion of Counsel;

(iii)                           (A) Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the

Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as the case may be, security or indemnity reasonably satisfactory to the Trustee or the Certificate Administrator, as the case may be, against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of a Servicer Termination Event (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; and (B) the right of the Trustee and the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee or the Certificate Administrator, as the case may be, shall not be answerable for other than its own negligence or willful misconduct or bad faith in the performance of any such act;

(iv)                          None of the Trustee, the Certificate Administrator or any of their directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act shall be personally liable (A) for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, unless it shall be proved that the Trustee or the Certificate Administrator, as the case may be, was negligent in ascertaining the pertinent facts or (B) for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as the case may be, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)                             Neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to greater than 25% (or such other percentage as is specified herein) of the Percentage Interests of each affected Class; provided that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as the case may be, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as the case may be, not reasonably assured to the Trustee or the Certificate Administrator, as the case may be, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as the case may be, may require indemnity reasonably satisfactory to it from such requesting Holders against such cost, expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, if a Servicer Termination Event or Operating Advisor Termination Event shall be continuing relating to the Master Servicer, the Special Servicer or the Operating Advisor, respectively, and otherwise by the Certificateholders requesting the investigation;

(vi)                          The Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder and the Trustee and the Certificate Administrator may perform any duties hereunder either directly or by or through agents, Affiliates, nominees, custodians or attorneys but shall not be relieved of the obligations hereunder; provided that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party;

(vii)                       Other than in the case of actual fraud (as determined by a non-appealable final court order), in no event shall the Trustee or the Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to lost profits), even if the Trustee or the Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action;

(viii)                    In no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct;

(ix)                            Except as otherwise expressly set forth in this Agreement, Computershare Trust Company, National Association acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Computershare Trust Company, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Computershare Trust Company, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Computershare Trust Company, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers, provided in any event, however, the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions, and the knowledge of employees performing master servicing functions shall not be imputed to employees performing special servicing functions;

(x)                               Nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law; and

(xi)                            Nothing herein shall be construed as an obligation of the parties to this Agreement to advise the Certificateholders with respect to their rights and protections relative to the Trust.

(b)               Following the Startup Day, the Trustee and the Certificate Administrator shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause an Adverse REMIC Event.

(c)               All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee and the Certificate Administrator, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee and the Certificate Administrator shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)               Neither the Trustee nor the Certificate Administrator shall have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

(e)               Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).

(f)                In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Certificate Administrator and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Certificate Administrator or the Trustee. Accordingly, each of the parties hereto agrees to provide to the Certificate Administrator and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator and the Trustee to comply with Applicable Law.

Section 8.03        Trustee and Certificate Administrator Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, or the Special Servicer and the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer assume no responsibility for their correctness. The Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any offering document used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan, or related document. Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for: (i) the existence, condition and ownership of any Mortgaged Property; (ii) the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) or the enforceability thereof; (iii) the existence of any Mortgage Loan or the contents of the related

Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement); (iv) the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; (v) the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement); (vi) the compliance by the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of written notice or other discovery of any non-compliance therewith or any breach thereof; (vii) any investment of monies by or at the direction of the Master Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Certificate Administrator, the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any sub-servicer or any Borrower; any action of the Master Servicer or Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any sub-servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; (viii) the failure of the Master Servicer or the Special Servicer or any sub-servicer to act or perform any duties required of them on behalf of the Trust Fund or the Trustee hereunder; or (ix) any action by or omission of the Trustee or the Certificate Administrator taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) unless the taking of such action is not permitted by the express terms of this Agreement; provided that the foregoing shall not relieve the Trustee or the Certificate Administrator of their respective obligations to perform their duties as specifically set forth in this Agreement. The Trustee or the Certificate Administrator shall not be accountable for the use or application by the Depositor, the Certificate Administrator (in the case of the Trustee only), the Trustee (in the case of the Certificate Administrator only), the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Certificate Administrator (in the case of the Trustee only), the Trustee (in the case of the Certificate Administrator only), the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, any Serviced Whole Loan Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock-Box Account, the Cash Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Gain-on-Sale Reserve Account or any other account maintained by or on behalf of the Certificate Administrator, the Master Servicer or the Special Servicer, other than any funds held by the Trustee or the Certificate Administrator. Neither the Trustee nor the Certificate Administrator shall have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee or the Certificate Administrator, as the case may be, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law. The Depositor is not obligated to monitor or supervise the performance of the Trustee or the Certificate Administrator under this Agreement or otherwise.

Section 8.04        Trustee and Certificate Administrator May Own Certificates. The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee, Certificate Administrator or such agent, as the case may be.

Section 8.05        Payment of Trustee’s and Certificate Administrator’s Fees and Expenses; Indemnification. (a) On each Distribution Date, prior to the distribution of amounts to the Certificateholders, the Certificate Administrator shall be entitled to withdraw and pay the Trustee and itself its respective portion of the Certificate Administrator/Trustee Fee, as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), for all services rendered in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee and the Certificate Administrator at the Certificate Administrator/Trustee Fee Rate. The Trustee’s fee shall be paid as a portion of the Certificate Administrator/Trustee Fee.

(b)               If the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (other than the rights of the Special Servicer to receive any Workout Fee specified in Section 3.12(c) of this Agreement if the Special Servicer is terminated).

(c)               The Trustee, the Custodian and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee, the Custodian or the Certificate Administrator pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which the Certificate Administrator will be entitled to withdraw from the Distribution Accounts prior to the distribution to Certificateholders to the extent set forth herein and to the extent such payments are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith; provided that, subject to the last paragraph of Section 8.01 and Section 8.02(a)(iii) of this Agreement, the Trustee, the Custodian or the Certificate Administrator shall not refuse to perform any of their respective duties hereunder solely as a result of the failure to be paid their respective portion of the Certificate Administrator/Trustee Fee, or the Trustee’s, Custodian’s or Certificate Administrator’s previously-incurred expenses, as applicable. The term “unanticipated expenses incurred by the

REMIC” shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to the Lower-Tier REMIC or the Upper-Tier REMIC and the losses, liabilities, damages, claims or expenses (including reasonable attorneys’ fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or Special Servicer (except in the case of removal of the Special Servicer without cause), as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence, willful misconduct or bad faith of the Trustee.

(d)               Each of the Certificate Administrator, the Custodian, the Paying Agent, the Trustee, the Depositor, the Master Servicer and the Special Servicer (each, for purposes of this Section 8.05(d), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trustee (both in its capacity as Trustee and individually), the Asset Representations Reviewer and the Certificate Administrator (in its capacity as Certificate Administrator, Custodian, Paying Agent and individually) and each of their Affiliates and each of the partners, shareholders, members, managers, directors, officers, employees, representatives and agents of the Trustee and the Certificate Administrator and each of their Affiliates (each, for purposes of this Section 8.05(d), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer, any agent of the Master Servicer or sub-servicer).

The Trust Fund shall indemnify each Indemnified Party and the Custodian from, and hold it harmless against, any and all losses, liabilities, damages, penalties, fines, forfeitures, judgments, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement, the Mortgage Loans or the Certificates other than (i) resulting from the willful misconduct, bad faith, fraud or negligence of the Indemnified Party or the Custodian, as applicable, in the performance of its obligations and duties under this Agreement, (ii) by reason of its negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the Indemnified Party or the Custodian, as applicable, made in this Agreement and (iii) as to which such Indemnified Party or the Custodian, as applicable, is entitled to indemnification pursuant to this Section 8.05(d). The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders.

For the avoidance of doubt, with respect to any indemnification provisions in this Agreement providing that the Trust or a party to this Agreement is required to indemnify another party to this Agreement for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

(e)               Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation, removal or termination of the Trustee or the Certificate Administrator, as the case may be, regarding rights accrued prior to such resignation, removal or termination and (with respect to any acts or omissions during its respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Certificate Registrar or the Custodian.

(f)                This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

(g)               Each of the Certificate Administrator, the Custodian, the Paying Agent and the Trustee (in each case with respect to itself only, for purposes of this Section 8.05(g), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trust Fund, the Depositor, the Master Servicer, the Special Servicer and each other, and each of their respective Affiliates and each of the partners, shareholders, members, managers, directors, officers, employees, representatives and agents of the Master Servicer and the Special Servicer and their respective Affiliates (each, for purposes of this Section 8.05(g), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

(h)               The Certificate Administrator (for purposes of this Section 8.05(h), the “Indemnifying Party”) shall, solely in its capacity as the 17g-5 Information Provider, indemnify each Mortgage Loan Seller and Deutsche Bank Securities Inc. (each, for purposes of this Section 8.05(h), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to (i) the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder or (ii) a determination by any Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard referred to in clause (i) above by the Indemnifying Party.

(i)                 Each of the Certificate Administrator, the Custodian, the Paying Agent, the Authenticating Agent, the Certificate Registrar and the Trustee (in each case with respect to itself only, for purposes of this Section 8.05(i), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trust Fund, the Depositor and the Retaining Sponsor and each other, and each of their respective Affiliates and each of the partners, shareholders, members, managers, directors, officers, employees, representatives and agents of the Depositor and the Retaining Sponsor and their respective Affiliates (each, for purposes of this Section 8.05(i), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) that the Indemnified Party may sustain as a result of or relating to a violation of the Exchange Act or Risk Retention Rule if such violation, in whole or in part, arises out of or results from the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties or by reason of negligent disregard of its obligations and duties, in each case, as set forth under Section 5.01(j) and Section 5.02(m) of this Agreement.

Section 8.06        Eligibility Requirements for Trustee and Certificate Administrator. The Trustee and Certificate Administrator hereunder shall at all times:

(i)                                 be a corporation, national bank, national banking association or a trust company organized and doing business under the laws of any state or the United States of America,

(ii)                              be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement,

(iii)                           have a combined capital and surplus of at least $100,000,000,

(iv)                          be subject to supervision or examination by federal or state authority and, solely in the case of the Trustee, shall not be an Affiliate of the Master Servicer or the Special Servicer (except, in the case of the Trustee, during any period when the Trustee has assumed the duties of the Master Servicer or Special Servicer, as the case may be, pursuant to Section 7.02 of this Agreement),

(v)                             not be a Prohibited Party, and

(vi)                          (A) in the case of the Certificate Administrator, an institution whose long term senior unsecured debt is rated at least “Baa3” by Moody’s or which has an issuer credit rating of at least “Baa3” by Moody’s, and (B) in the case of the Trustee, an institution whose long-term senior unsecured debt or issuer credit rating is at least (x) “A2” by Moody’s or which has a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the Trustee may maintain a long-term senior unsecured debt rating or an issuer credit rating of at least “Baa3” by Moody’s for so long as the Master Servicer is an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s or whose long-term counterparty risk assessment is rated at least “A2(cr)” by Moody’s, (y) “A” by Fitch (or a short-term rating of “F1” by Fitch) (provided, however, that the Trustee may maintain a rating of at least “BBB-” by Fitch as long as the Master Servicer has a short-term rating of at least “F1” by Fitch or a long-term senior unsecured debt rating of at least “A” by Fitch) and (z) if rated by KBRA, “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, which may include Moody’s or Fitch), or in the case of each of the Certificate Administrator and Trustee, such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation).

Notwithstanding the foregoing, if the Trustee or the Certificate Administrator meets the provisions of clauses (i) through (iii), (v) and (vi) above, but does not meet the provisions of clause (iv) above, the Trustee or the Certificate Administrator, as the case may be, shall be deemed to meet the provisions of such clause (iv) if it appoints a fiscal agent as a back-up liquidity provider, provided that such fiscal agent meets the provisions of clauses (i) through (vi) above and shall have assumed in writing all obligations of the Trustee or the Certificate Administrator, as the case may be, to make Advances under this Agreement as and when required of the Trustee or the Certificate Administrator, as the case may be. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of any Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement, (ii) pay such tax and continue as Trustee or (iii) administer the Trust REMICs from a state and local jurisdiction that does not impose such a tax. If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement.

Section 8.07        Resignation and Removal of Trustee and Certificate Administrator. The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee, the Depositor, the Certificate Administrator, as applicable, all Certificateholders, the Operating Advisor, the Asset Representations Reviewer, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Directing Holder and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). Upon notice of resignation from the Trustee, the Depositor shall use its reasonable best efforts to promptly appoint a successor trustee, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement and shall be, if no Control Termination Event has occurred and is continuing, reasonably acceptable to the Directing Holder. Upon notice of resignation from the Certificate Administrator, the Trustee shall promptly appoint a successor certificate administrator, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor. The Trustee or the Certificate Administrator, as applicable, shall bear all reasonable out of pocket costs and expenses of each other party hereto and each Rating Agency in connection with its resignation.

If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 of this Agreement and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as the case may be (or of its property), shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as the case may be (or of its property or affairs), for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Certificate Administrator (if different than the Trustee) shall fail (other than by reason of the failure of either the Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee’s or Certificate Administrator’s, as applicable, reasonable control), to timely publish any report to be delivered, published or otherwise made available by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Certificate Administrator fails to make distributions required pursuant to Section 4.01 or Section 9.01, then the Depositor may remove the Trustee or the Certificate Administrator, as the case may be, and the Depositor shall promptly appoint a successor acceptable to the Master Servicer by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as the case may be, so removed and to the successor.

The Holders of Certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the Trustee or the Certificate Administrator and appoint a successor by written instrument or instruments, in eight originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator and the successor trustee or certificate administrator, as applicable.

In addition, if the Trustee or the Certificate Administrator is terminated without cause, the terminating party shall pay all of the expenses of the Trustee or the Certificate Administrator, as the case may be, necessary to affect the transfer of its responsibilities to the successor.

If the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses, indemnities, and other amounts accrued or owing to it under this Agreement, plus interest at the Reimbursement Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

If the Certificate Administrator is terminated or removed pursuant to this Section 8.07, (i) all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, indemnities, expenses and other amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination or removal) and (ii) such resignation, termination, or removal shall be effective with respect to each of its other capacities hereunder, including, without limitation, its capacities as Certificate Registrar, 17g-5 Information Provider, Paying Agent, Authenticating Agent and Custodian. Notwithstanding the foregoing, if the Certificate Administrator and Trustee are the same party, then a resignation by the Certificate Administrator or the Trustee in such capacity shall only be effective as to such capacity and will not be deemed a resignation in any other capacity except as described in the sentence above with respect to the Certificate Administrator.

Upon the resignation, assignment, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee, at its own expense without right to reimbursement therefor, shall (A) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing Trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 or in blank, and (B) in the case of the other assignable Loan Documents (to the extent such other Loan Documents were assigned to the outgoing Trustee), assign and record such Loan Documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing Trustee, the Custodian shall deliver such Mortgage Note to the successor trustee and the Custodian shall cooperate with any successor trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor trustee, as trustee for the registered Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 or in blank. If any assignable Loan Document (other than the Mortgage Note) was not assigned to the outgoing Trustee or if the Trustee is removed pursuant to Section 8.07 without cause, with respect to the Loan Documents identified in clause (B) of the preceding sentence, the Custodian shall deliver such Loan Document to the successor trustee and, if appropriate, such Loan Documents shall be recorded at the expense of the Trust (i) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder, (ii) after the occurrence and continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, after consultation with the Directing Holder and the Operating Advisor and (iii) after the continuance of a Consultation Termination Event, after consultation with the Operating Advisor and the reasonable cooperation (as determined by the Depositor) of the Depositor.

Section 8.08        Successor Trustee and Certificate Administrator. (a) Any successor trustee or certificate administrator shall execute, acknowledge and deliver to the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator) and the Trustee, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein; provided that such successor shall satisfy the requirements contained in Section 8.06 of this Agreement and the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 10.09. The predecessor Trustee or Certificate Administrator, as applicable, shall deliver to its successor all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor all such rights, powers, duties and obligations. No successor trustee or certificate administrator, as the case may be, shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor shall be eligible under the provisions of Section 8.06 of this Agreement.

Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be so mailed at the expense of the Depositor.

(b)               Any successor trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

(c)               Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor trustee or certificate administrator.

Section 8.09        Merger or Consolidation of Trustee or Certificate Administrator. Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator, shall be the successor of the Trustee or the Certificate Administrator, as the case may be, hereunder; provided that such Person shall be eligible under the provisions of Section 8.06 of this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Trustee or the Certificate Administrator, as applicable, shall notify the other parties hereto of any such event, and the Certificate Administrator shall post notice of such merger or consolidation to the Certificate Administrator’s Website in accordance with Section 3.14(d) of this Agreement and provide notice of such event to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

Section 8.10        Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, or for enforcement actions, or where a conflict of interest exists, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trust) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Servicer Termination Event shall be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them. Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

ARTICLE IX

TERMINATION

Section 9.01        Termination. (a) The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created hereby with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of this Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of this Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

For purposes of this Section 9.01, the Sole Certificateholder shall have the first option to terminate the Trust Fund, pursuant to Section 9.01(g), and then the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer and the Master Servicer, in that order, shall have the option to terminate the Trust Fund pursuant to subsection (c). For purposes of this Section 9.01, the Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

(b)               The Trust Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a “plan of complete liquidation” within the meaning of Section 860F(a)(4)(A) of the Code providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust

Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) of this Agreement shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Certificate Administrator in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC. Notwithstanding the termination of the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for each such Trust REMIC and the Grantor Trust for the period ending with such termination, and shall retain books and records with respect to such Trust REMICs and the Grantor Trust for the same period of retention for which it maintains its own tax returns or such other reasonable period. The Trustee shall sign all Tax Returns and other reports required by this Section.

(c)               The Certificateholder owning a majority of the Percentage Interest of the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(i)                                100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(ii)                              the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(iii)                           all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

(iv)                          the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

If the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer purchases all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund in accordance with this Section 9.01(c), the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, shall deposit in the Lower-Tier Distribution Account, as applicable, not later than the Master Servicer Remittance Date relating to the Anticipated Termination Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a) of this Agreement, which portion shall be deposited in the Collection Account). In addition, the Master Servicer shall transfer to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, as applicable, all amounts required to be transferred thereto on the Master Servicer Remittance Date from the Collection Account, together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation by the Master Servicer in writing that it has transferred all such amounts to the Certificate Administrator, the Custodian shall release or cause to be released to the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, the Mortgage Files for the remaining Mortgage Loans and the Trustee shall execute all assignments, endorsements and other instruments furnished to it by such purchasing party as shall be necessary to effectuate transfer of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.

For purposes of this Section 9.01, the Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Trustee and the Certificate Administrator an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a “qualified liquidation” under Section 860F(a)(4)(A) of the Code. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

(d)               If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made to the Holders of outstanding Certificates and the VRR Interest Upper-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance of each Class of Certificates, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01(b) of this Agreement; provided that, if no such Classes of Certificates are then outstanding, the final distribution shall be made (i) to the Holders of the Class R Certificates (in respect of the Class LTR Interest) of any amount remaining in the Collection Accounts, the Lower-Tier Distribution Account, and (ii) to the Holders of the Class R Certificates (in respect of the Class UTR Interest) of any amount remaining in the Upper-Tier Distribution Account.

(e)               Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to Certificateholders (with a copy to the Trustee, the Master Servicer, the Special Servicer, the Mortgage Loan Sellers, the Operating Advisor, the Asset Representations Reviewer, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement)), at their addresses shown in the Certificate Registrar not more than 30 days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Certificate Administrator to Certificateholders shall:

(i)                                 specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)                              specify the amount of any such final distribution, if known; and

(iii)                           state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each Certificateholder.

(f)                Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01. Any amounts remaining in the Excess Interest Distribution Account representing Excess Interest shall be distributed to the Holders of the Excess Interest Certificates.

(g)               Following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount and the Class X-D Notional Amount, and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Sole Certificateholder pays to the Certificate Administrator as additional compensation an amount equal to one day of interest calculated at the Prime Rate on the aggregate Certificate Balance of the Principal Balance Certificates as of the first day of the current calendar month and such Sole Certificateholder pays to the Master Servicer as additional compensation an amount equal to (i) the product of (a) the Prime Rate, (b) the aggregate Certificate Balance of the then outstanding Certificates (other than any Class of Class X Certificates and the Class S and Class R Certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the Trust Fund and such payments shall be treated as made by the Sole Certificateholder directly to the Certificate Administrator and the Master Servicer and not through or by either of the Trust REMICs. If the Sole Certificateholder elects to exchange all of the then-outstanding Certificates (other than the Class S and Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.06(a) of this Agreement or that may be withdrawn from the Distribution Accounts pursuant to Section 3.06(g) of this Agreement, but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, the Master Servicer shall transfer all amounts required to be transferred to the Certificate Administrator for deposit in the Lower-Tier Distribution Account on such Master Servicer Remittance Date from the Collection Account pursuant to Section 3.05 of this Agreement. Upon confirmation from the Certificate Administrator that such final deposits have been made and following the surrender of all the then-outstanding Certificates (other than the Class S and Class R Certificates) on the final Distribution Date to the Certificate Administrator, the Custodian shall upon receipt of a Request for Release from the Master Servicer, release to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and the Trustee shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund and the Trust Fund shall be liquidated in accordance with this Article IX. The remaining Mortgage Loans and REO Properties are deemed distributed to the Sole Certificateholder in liquidation of the Trust Fund pursuant to this Article IX. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the Class S and Class R Certificates), plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of the Lower-Tier Regular Interests and such Certificates.

(h)               [Reserved].

(i)                 The duties of the Operating Advisor under this Agreement will terminate, without cost or expense to the Operating Advisor, upon termination of the Trust Fund.

ARTICLE X

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01    Intent of the Parties; Reasonableness. Except with respect to Section 10.08, Section 10.11, Section 10.13, Section 10.14, Section 10.15, Section 10.16 and Section 10.17, the parties hereto acknowledge and agree that the purpose of this Article X is to facilitate compliance by the Depositor (and any Other Depositor of any Other Securitization that includes a Serviced Companion Loan) with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Depositor, the Certificate Administrator or the Trustee shall exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply, subject to Section 10.02, with reasonable requests made by the Depositor (or any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan), the Certificate Administrator or the Trustee in reasonable good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered” and do not mandate compliance). In connection with the Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 and any Other Securitization subject to Regulation AB that includes a Serviced Companion Loan, subject to the preceding sentence, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, the Trustee and any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan, as applicable, to deliver or make available to the Depositor, the Certificate Administrator, the Trustee and any such Other Depositor or Other Trustee, as applicable (including any of their assignees or designees), any and all information in its possession and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, the Trustee or such Other Depositor or Other Trustee, as applicable, to permit the Depositor or such Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosure relating to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee, as applicable, and any Servicing Function Participant, or the Servicing of the Serviced Mortgage Loans and any related Serviced Companion Loans, reasonably believed by the Depositor, the Certificate Administrator, the Trustee or the related Other Depositor or the related Other Trustee, as applicable, in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 10.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor, the Certificate Administrator or the Trustee, as applicable, to satisfy any related filing requirements.

For purposes of this Article X, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 10.02    Notification Requirements and Deliveries in Connection with securitization of a Serviced Companion Loan. (a)  Any other provision of this Article X to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article X, in connection with the requirements contained in this Article X that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Trustee of any Other Securitization that includes a Serviced Companion Loan and is subject to Regulation AB, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Trustee until the Other Depositor or Other Trustee of such Other Securitization has provided each party hereto with not less than 10 Business Days’ (or such shorter period as required for such Other Depositor or Other Trustee to comply with related filing obligations, provided that (i) such Other Depositor or Other Trustee, as applicable, has provided written notice as soon as reasonably practicable and, concurrently with such written notice, obtained verbal confirmation of receipt of such written notice, in each case, in accordance with Section 11.05 of this Agreement, (ii) such period shall not be less than 3 Business Days’) written notice (which shall only be required to be delivered once) stating that such Other Securitization is subject to Regulation AB and that the Other Securitization is subject to Exchange Act reporting, and (iii) specifying in reasonable detail the information and other items requested to be delivered (insofar as such information or other items are not expressly identified herein); provided that if Exchange Act reporting is being requested, such Other Depositor or Other Trustee is only required to provide a single written notice to such effect. Any reasonable cost and expense of the Master Servicer, Special Servicer, Operating Advisor, the Asset Representations Reviewer, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Trustee of such Other Securitization (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization. The parties hereto shall have the right to request written confirmation from the Other Depositor or Other Trustee of such Other Securitization as to whether Regulation AB or the Exchange Act requires the delivery of the items identified in this Article X to such Other Depositor and Other Trustee of such Other Securitization prior to providing any of the reports or other information required to be delivered under this Article X in connection therewith and if any such party makes such a request, then (i) upon such requesting party’s receipt of such written confirmation, such requesting party shall comply with the deadlines for delivery set forth in this Article X with respect to such Other Securitization and (ii) until such requesting party’s receipt of such written confirmation, such party shall not be required to deliver such items. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Trustee and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization.

(b)               Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of (a) above, and subject to a right of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, to review and approve such disclosure materials, permit a holder of a related Serviced Companion Loan to use such party’s description contained in the Prospectus (updated as appropriate by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable) for inclusion in the disclosure materials relating to any securitization of a Serviced Companion Loan.

(c)               The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, shall each timely provide (to the extent the reasonable out-of-pocket cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to any Other Securitization that includes a Serviced Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in (b) with respect to such party, substantially identical to those, if any, delivered by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, or their respective legal counsel, as the case may be). Neither the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be obligated to deliver any such item with respect to the securitization of a Serviced Companion Loan if it did not deliver a corresponding item with respect to this Trust.

(d)               Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, shall provide (to the extent the reasonable out-of-pocket cost thereof is paid or caused to be paid by the applicable party set forth below in this (d)) to the Other Depositor and the Other Trustee under the Other Pooling and Servicing Agreement related to any Other Securitization the following: (i) any information (including, but not limited to, disclosure information) required for such Other Securitization to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K and (ii) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization in connection with the closing of this Benchmark 2026-V20 Mortgage Trust securitization transaction, the reasonable out-of-pocket cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this (d) shall be paid or caused to be paid (pursuant to a payment arrangement reasonably acceptable to the delivering party and the receiving party and agreed to as a condition precedent to delivery of such items) by the applicable mortgage loan seller that transferred the related Serviced Companion Loan to the related Other Depositor for inclusion in such Other Securitization.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization as a result of the termination, removal, resignation or any other replacement of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator under this Agreement, the out-of-pocket cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this Section 10.02(d) shall be paid or caused to be paid by the same party or parties required to pay the costs and expenses relating to such termination, removal, resignation or other replacement pursuant to this Agreement.

Section 10.03    Information to be Provided by the Master Servicer and the Special Servicer. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any Other Securitization that includes a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.09) in connection with the succession to the Master Servicer, Special Servicer or any Servicing Function Participant (if such Servicing Function Participant is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) as servicer or Sub-Servicer under or as contemplated by this Agreement or any related Other Pooling and Servicing Agreement by any Person (i) into which the Master Servicer, Special Servicer or such Servicing Function Participant may be merged or consolidated, (ii) which may be appointed as a sub-servicer (other than the appointment of a Mortgage Loan Seller Sub-Servicer) by a Master Servicer or Special Servicer, or (iii) that is appointed as a successor Master Servicer or successor Special Servicer pursuant to Section 3.22 or Section 7.02, the Master Servicer, the Special Servicer or any Servicing Function Participant (with respect to the foregoing clauses (i) and (ii)) or the successor Master Servicer or the successor Special Servicer (with respect to the foregoing clause (iii)) shall, as a condition to such succession and at the reasonable expense of the same party or parties required to pay the costs and expenses relating to such succession pursuant to this Agreement, provide to the Depositor and to any Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, at least 5 Business Days (other than a succession or appointment pursuant to Section 7.01(b) for which notice shall be delivered as soon as reasonably practicable) prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than the Business Day following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Trustee, the Certificate Administrator and the Depositor (and any Other Trustee and Other Depositor related to any Other Securitization that includes a Serviced Companion Loan) of such succession or appointment, (y) in writing and in form and substance reasonably satisfactory to the Trustee, the Certificate Administrator and the Depositor (and any Other Trustee and Other Depositor of any Other Securitization that includes a Serviced Companion Loan), all information relating to such successor reasonably requested by the Depositor (or such Other Depositor) so that it may comply with its reporting obligation under Items 1.01 and 6.02 of Form 8-K with respect to any Class of Certificates or Serviced Companion Loan Securities and (z) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the Master Servicer or the Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust.

Section 10.04    Information to be Provided by the Trustee. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act, (in addition to any requirements contained in Section 10.09) in connection with the succession to the Trustee as Trustee or appointment of a co-Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, (ii) which may be appointed as a co-Trustee or separate Trustee pursuant to Section 8.10, or (iii) that is appointed as a successor Trustee pursuant Section 8.08, the Trustee (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee (with respect to the foregoing clause (iii)) shall, as a condition to such succession and at the reasonable expense of the same party or parties required to pay the costs and expenses relating to such succession pursuant to this Agreement, provide to the Depositor and to the Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, at least 5 calendar days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Depositor, and to the Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, of such succession or appointment, (y) in writing and in form and substance reasonably satisfactory to the Depositor, and to the Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, all information reasonably requested by the Depositor, or such Other Depositor, so that it may comply with its reporting obligation under Items 1.01 and 6.02 of Form 8-K with respect to any Class of Certificates or Serviced Companion Loan Securities and (z) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the Trustee or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust.

Section 10.05    Filing Obligations. (a) Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall, and each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Serviced Mortgage Loan to, reasonably cooperate with the Certificate Administrator and the Depositor (and any Other Trustee or Other Depositor related to any Other Securitization that includes a Serviced Companion Loan) in connection with the Certificate Administrator’s and Depositor’s (or such Other Trustee’s or Other Depositor’s) good faith efforts to satisfy the Trust’s (or such Other Securitization’s) reporting requirements under the Exchange Act.

(b)               With respect to any Mortgaged Property that secures a Serviced Companion Loan that the applicable Other Depositor has notified the Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the Relevant Distribution Date) with respect to an Other Securitization that includes such Serviced Companion Loan, to the extent that the Master Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Borrower, beginning with the first calendar quarter following receipt of such notice from the Other Depositor, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year following such notice from the Other Depositor, as applicable, the Master Servicer shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the Master Servicer in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the related Borrower in such financial statements.

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the Other Depositor with respect to such Other Securitization that includes the related Companion Loan (or shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to notify such Other Depositor) that it has not received such financial information.  The Master Servicer (in the case of Performing Loans) or the Special Servicer (in the case of Specially Serviced Loans and REO Properties, and upon notice from the Master Servicer of any such request from the Other Depositor) shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements required to be delivered by the related Borrower under the related Loan Documents.

The Master Servicer or the Special Servicer, as applicable, shall (or shall cause any related Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Borrower related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, no less than five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the certificate administrator and Other Depositor related to such Other Securitization. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 10.06    Form 10-D and Form ABS-EE Filings. Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D and Form ABS-EE required by the Exchange Act and the rules and regulations of the Commission thereunder, in form and substance as required by the Exchange Act and such rules and regulations; provided that, in connection with the filing of the Prospectus and the Preliminary Prospectus with respect to the Publicly Offered Certificates, the Depositor shall file any related Form ABS-EE required to be filed with the Commission and incorporated by reference into each such document. A duly authorized representative of the Depositor shall sign each Form 10-D filed on behalf of the Trust. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto; provided that the Certificate Administrator shall redact from such Distribution Date Statement any information relating to the ratings of the Certificates and the identity of the Rating Agencies. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D and/or Form ABS-EE (“Additional Form 10-D Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule IV and directed to the Certificate Administrator and the Depositor for approval by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule IV) absent such reporting, direction and approval after the date hereof. The Certificate Administrator shall include in any Form 10-D filed by it, without limitation, to the extent such information is provided to the Certificate Administrator by the Depositor for inclusion therein, (i) the information required by Rule 15Ga-1(a) under the Exchange Act concerning all assets of the Trust that were subject of a demand to repurchase or replace for breach of the representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the Depositor and each Mortgage Loan Seller, if applicable, and the Commission assigned “Central Index Key” number for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures shall be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period). The Certificate Administrator and the Depositor shall be entitled together to determine the manner of the presentation of such information (including the dates as of which such information is presented) in accordance with applicable laws and regulations.

For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any Other Securitization that includes a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, within five calendar days after the related Distribution Date, (i) the parties listed on Schedule IV hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the Master Servicer) (and to any Other Trustee or Other Depositor related to any Other Securitization that includes a Serviced Companion Loan), to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in house legal department of such party), in EDGAR Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Other Trustee and Other Depositor) and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule IV applicable to such party, (ii) the parties listed on Schedule IV hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit CC and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party. No later than the 7th calendar day after the Distribution Date, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D or (in the case of asset-level information required by Item 1A on Form 10-D) Form ABS-EE with respect to the Trust; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-D Disclosure. Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule IV of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D or (in the case of asset-level information required by Item 1A on Form 10-D) Form ABS-EE with respect to the Trust pursuant to this paragraph.

After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Certificate Administrator shall use its reasonable best efforts to provide such copy to the Depositor by the 8th day after the Distribution Date. No later than the end of business on the 4th Business Day prior to the filing date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and no later than the 2nd Business Day prior to the filing, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-D, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (ii) if agreed to prior to the time set forth in clause (i) above, such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on the Certificate Administrator’s website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.06 related to the timely preparation and filing of Form 10-D is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 10.06. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Certificate Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.” The Depositor shall notify the Certificate Administrator in writing via email to !nacctsecnotifications@computershare.com, no later than the 5th calendar day after the related Distribution Date during any year in which the Trust is required to file a Form 10-D if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, then the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such notifications in preparing, executing and/or filing any Form 10-D.

With respect to any Mortgage Loan that permits Additional Secured Debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it, to the extent such information is received by the Certificate Administrator from the Master Servicer or the Special Servicer, as applicable, substantially in the form of Exhibit OO (A) the amount of any such Additional Secured Debt, as applicable, that is incurred during the related Collection Period, (B) the total Debt Service Coverage Ratio calculated on the basis of the Mortgage Loan and such Additional Secured Debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and such Additional Secured Debt.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Forms 10-D and ABS-EE for each reporting period: Name: Lainie Kaye, Telephone: (212) 504-6678. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

Upon receipt of an Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 11.01(b), the Certificate Administrator shall include such Asset Review Report Summary under Item 1B on the Form 10-D for such reporting period in which the Asset Review Report Summary was received by the Certificate Administrator.

To the extent the Certificate Administrator receives a Communication Request from any Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners pursuant to Section 5.05, the Certificate Administrator shall include under Item 1B on the Form 10-D relating to the reporting period in which such request was received a Special Notice regarding the request to communicate, and such Special Notice is required to include the following and no more than the following: (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner. It is hereby understood that a disclosure in substantially the following form shall be deemed to satisfy the requirements in the preceding sentence:

On [date], the Certificate Administrator received from [name], a Certificateholder or Certificate Owner, a request to communicate with other Certificateholders and Certificate Owners in the securitization transaction to which this report on Form 10-D relates

(the “Securitization”). The requesting Certificateholder or Certificate Owner is interested in communicating with other Certificateholders and Certificate Owners with regard to the possible exercise of rights under the pooling and servicing agreement governing the Securitization. Other Certificateholders and Certificate Owners may contact the requesting Certificateholder or Certificate Owner at [telephone number], [email address] and/or [mailing address].

At the time required under Section 10.06, the Certificate Administrator shall file each Form ABS-EE with a copy of the related CREFC® Schedule AL File received by the Certificate Administrator pursuant to Section 3.13(a) as Exhibit 102 thereto. To the extent the Certificate Administrator receives any Schedule AL Additional File with respect to such Form ABS-EE pursuant to Section 3.13(a), the Certificate Administrator shall file such Schedule AL Additional File as Exhibit 103 to such Form ABS-EE. The Certificate Administrator shall not be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or Schedule AL Additional File. The Certificate Administrator shall not be deemed to have actual knowledge of the contents of any CREFC® Schedule AL File or Schedule AL Additional File solely by its receipt thereof.

After preparing the Forms 10-D and ABS-EE with respect to the Trust, the Certificate Administrator shall forward electronically copies of such Forms 10-D and ABS-EE (together with the related CREFC® Schedule AL File and any Schedule AL Additional File received by the Certificate Administrator) to the Depositor for review no later than seven (7) calendar days after the related Distribution Date or, if the 7th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day. The Master Servicer shall reasonably cooperate with the Depositor to answer any questions that the Depositor may pose to the Master Servicer regarding the data or information contained in, or omitted from, any CREFC® Schedule AL File or Schedule AL Additional File (other than questions regarding (1) the accuracy as of the Closing Date of data that had been included in the Initial Schedule AL File, the Initial Schedule AL Additional File or the Annex A-1 to the Prospectus or (2) changes made to such CREFC® Schedule AL File or Schedule AL Additional File by the Certificate Administrator following receipt from the Master Servicer). Any such questions for the Master Servicer related to the filing shall be directed to Midland Loan Services, a Division of PNC Bank, National Association at the email address provided with the submission of the CREFC® Schedule AL File and Schedule AL Additional File (or such other email address or phone number provided to the Certificate Administrator and the Depositor by written notice from the Master Servicer). The Certificate Administrator, the Master Servicer and the Depositor shall each, to the extent related to such party’s obligations hereunder, reasonably cooperate to remedy any filing errors regarding any CREFC® Schedule AL File or any Schedule AL Additional File as soon as possible. Within four (4) Business Days after receipt of copies of such Forms 10-D and ABS-EE from the Certificate Administrator, but no later than two (2) Business Days prior to the 15th calendar day after the related Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and Form ABS-EE, respectively, and an officer of the Depositor shall sign the Form 10-D and Form ABS-EE with respect to the Trust and return an electronic or fax copy of each of the signed Form 10-D and Form ABS-EE (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Upon receipt of such signed Form 10-D and Form ABS-EE (in electronic form or by fax copy), the Certificate Administrator shall deem such reports to be approved by the Depositor and shall proceed with filing such reports with the Commission. If a Form 10-D or Form ABS-EE with respect to the Trust cannot be filed on time or if a previously filed Form 10-D or Form ABS-EE with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b) of this Agreement. Promptly after filing with the Commission, the Certificate Administrator will make available on its internet website a final executed copy of each Form 10-D and Form ABS-EE with respect to the Trust prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 1 Columbus Circle, New York, New York 10019, Attention: Lainie Kaye, with a copy via email to cmbs.requests@db.com, with a copy by email to DBCMBSnotices@sidley.com, or such other address as the Depositor may direct. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.06 related to the timely preparation and filing of Form 10-D and Form ABS-EE with respect to the Trust is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.06. The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any Form 10-D or Form ABS-EE with respect to the Trust, where such failure results because required disclosure information was either not delivered to the Certificate Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.07    Form 10-K Filings. Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing with fiscal year 2026, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)                                 an annual compliance statement for each applicable Certifying Servicer, as described under Section 10.11;

(ii)                              (A) the annual reports on assessment of compliance with servicing criteria for each applicable Reporting Servicer, as described under Section 10.12, and (B) if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 10.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance (including whether such instance of noncompliance involved the servicing of the assets backing the Certificates issued pursuant to this Agreement and any steps taken to remedy such instance of noncompliance), or if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 10.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

(iii)                           (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.13, and (B) if any registered public accounting firm attestation report described under Section 10.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

(iv)                          a Sarbanes-Oxley Certification as described in Section 10.08.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V hereto to the Depositor and the Certificate Administrator (and to any Other Depositor or Other Trustee related to any Other Securitization that includes a Serviced Companion Loan) and approved by the Depositor (and such Other Depositor), and the Certificate Administrator (or such Other Trustee) will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule V) absent such reporting and approval.

Not later than 10 Business Days after the end of each fiscal year for which the Trust (or any Other Securitization that includes a Serviced Companion Loan) is required to file a Form 10-K, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall provide the other parties to this Agreement and the Mortgage Loan Sellers (and the parties to any Other Pooling and Servicing Agreement with respect to any Other Securitization that includes such Serviced Companion Loan) with written notice of the name and address of each Servicing Function Participant retained by such party. Not later than the end of each year for which the Trust is required to file a Form 10-K, (i) the Certificate Administrator shall upon request provide to each Mortgage Loan Seller, Other Depositor and Other Trustee written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement and (ii) the Master Servicer or the Special Servicer, as applicable, shall provide to each related Mortgage Loan Seller, Other Depositor and Other Trustee written notice of any change in the identity of any Sub-Servicer that is a Servicing Function Participant or an Additional Servicer engaged by the Master Servicer or the Special Servicer, as applicable, including the name and address of any new Sub-Servicer that is a Servicing Function Participant or an Additional Servicer.

With respect to any Other Securitization that includes a Serviced Companion Loan, not later than the end of each year for which the Other Securitization trust is required to file a Form 10-K, (i) the Certificate Administrator shall upon request provide to each mortgage loan seller with respect to such Other Securitization written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement and (ii) the Master Servicer or the Special Servicer, as applicable, shall provide to each such mortgage loan seller written notice of any change in the identity of any Sub-Servicer that is a Servicing Function Participant or an Additional Servicer engaged by the Master Servicer or the Special Servicer for the servicing of such Serviced Whole Loan, as applicable, including the name and address of any new Sub-Servicer that is a Servicing Function Participant or an Additional Servicer.

For so long as the Trust (or any Other Securitization that includes a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, by March 1st, commencing in March 2027 (i) the parties listed on Schedule V hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the Master Servicer) (and to any Other Depositor or Other Trustee related to any Other Securitization that includes a Serviced Companion Loan), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Items 1117 and 1119 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or any lawyer in the in house legal department of such party), in EDGAR Compatible Format (to the extent available to such party in such format), or in such other form as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Other Trustee and Other Depositor) and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule V applicable to such party, (ii) the parties listed on Schedule V hereto shall include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit CC and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party. No later than March 10th, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-K Disclosure. Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

After preparing the Form 10-K, on or prior to the 6th Business Day prior to the 10-K Filing Deadline, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review and approval. Within three Business Days after receipt of such copy, but no later than March 24th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approved of such Form 10-K. No later than 5:00 p.m., New York City time, on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 10-K Filing Deadline or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 10-K prepared and filed by the

Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article X. The Certificate Administrator shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Certificate Administrator’s inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.” The Depositor shall notify the Certificate Administrator in writing via email to !nacctsecnotifications@computershare.com, no later than the 15th calendar day of March during any year in which the Trust is required to file a Form 10-K if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, then the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such notifications in preparing, executing and/or filing any Form 10-K.

Section 10.08    Sarbanes-Oxley Certification. Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”), as set forth in Exhibit W attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting Servicer shall, and each Reporting Servicer shall use commercially reasonable efforts to cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Serviced Mortgage Loans, to provide to the Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization that includes a Serviced Companion Loan (each such Person, a “Certifying Person”), by March 1st of each year (commencing in 2027) in which the Trust is subject to the reporting requirements of the Exchange Act and of each year in which any Other Securitization that includes a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, a certification (each, a “Performance Certification”), in the form attached hereto as Exhibit O, Exhibit P, Exhibit Q, Exhibit R, Exhibit T, Exhibit U or Exhibit V, as applicable, upon which each Certifying Person, the entity for which such Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Persons, “Certification Parties”) can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust. The Certifying Person at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 1 Columbus Circle, New York, New York 10019, Attention: Lainie Kaye, with a copy to Salvatore Palazzolo, Esq. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement, such Reporting Servicer shall provide a Performance Certification to each Certifying Person pursuant to this Section 10.08 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement. Notwithstanding the foregoing, the Trustee shall not be required to deliver a Performance Certification with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Notwithstanding the foregoing, nothing in this Section 10.08 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (other than a Sub-Servicer, Additional Servicer or any other third party retained by it that is not a Sub-Servicer listed on Exhibit X or a Sub-Servicer appointed pursuant to Section 3.01(c)), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 10.11, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 10.12 and (iii) registered public accounting firm attestation report provided pursuant to Section 10.13.

For so long as the Trust is subject to the reporting obligations of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to procure a Sarbanes-Oxley back-up certification from the Non-Serviced Mortgage Loan Service Providers, in form and substance similar to a Performance Certification or to the form, if any, provided in the Other Pooling and Servicing Agreement. The Master Servicer shall promptly forward to the Certificate Administrator and the Depositor any such Sarbanes-Oxley back-up certification received by the Master Servicer.

Section 10.09    Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure (the “8-K Filing Deadline”) under Form 8-K (each a “Reportable Event”), to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall, at the direction of the Depositor, prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act and shall provide notice thereof to the Depositor, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule VI to which such Reportable Event relates and such Form 8-K Disclosure Information shall be delivered to the Depositor and the Certificate Administrator (and to any Other Depositor and Other Trustee related to any Other Securitization that includes a Serviced Companion Loan) in EDGAR Compatible Format and approved by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule VI) absent such reporting and approval.

For so long as the Trust (or any Other Securitization that includes a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule VI hereto shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge, use their commercially reasonable efforts to provide to the Depositor and the Certificate Administrator (and to any Other Depositor and Other Trustee related to any Other Securitization that includes a Serviced Companion Loan) within 1 Business Day after the occurrence of the Reportable Event, but shall provide in no event later than the end of business (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, the form and substance of the Form 8-K Disclosure Information described on Schedule VI as applicable to such party, in EDGAR Compatible Format, or in such other format as otherwise agreed to in advance by the Certificate Administrator and the Depositor (and such Other Trustee and Other Depositor) and such party and accompanied by an Additional Disclosure Notification in the form attached hereto as Exhibit CC. The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K by the end of business on the 2nd Business Day after the Reportable Event; provided that if the Certificate Administrator does not receive a response from the Depositor by such time as required under this Agreement the Depositor will be deemed to have consented to such Form 8-K Disclosure Information. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule VI of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8-K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

After preparing the Form 8-K, the Certificate Administrator shall, no later than the end of the Business Day (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to the Form 8-K. No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 8-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Certificate Administrator will, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.09 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.09. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive approved Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 10.09 and not resulting from the Certificate Administrator’s own negligence, bad faith or willful misconduct (provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement).

In addition to the foregoing, as to any resignation, removal, succession, merger or consolidation of the Master Servicer or the Special Servicer that would constitute a Reportable Event, upon at least 4 Business Days prior notice of the anticipated effective date of such event, the Certificate Administrator and the Depositor shall cooperate in a timely manner with the Master Servicer, the Special Servicer or any other Person pursuing such resignation, removal, succession, merger or consolidation, as applicable, in connection with the Depositor’s or the Certificate Administrator’s obligation to file any related required Form 8-K relating to this Trust on the anticipated effective date of such event.

For so long as the Trust is subject to the reporting obligations of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and Servicing Agreement, no resignation, removal or replacement of any party to such Other Pooling and Servicing Agreement that would be required to be reported on a Form 8-K relating to this Trust shall become effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to this Section 10.09.

Section 10.10    Suspension of Exchange Act Filings; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports. (a) If at any time the Trust is permitted to suspend its reporting obligations under the Exchange Act, on or before January 30 of the first year in which the Certificate Administrator is able to do so under applicable law, the Depositor shall direct the Certificate Administrator to prepare and file any form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, except with respect to the Other Securitizations, the obligations of the parties to this Agreement under Section 10.01, Section 10.03, Section 10.06, Section 10.07, Section 10.08 and Section 10.09 with respect to the Trust shall be suspended. The Certificate Administrator shall provide prompt notice to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer and the Mortgage Loan Sellers that such form has been filed.

(b)               If the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D, Form ABS-EE or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly notify (which notice (which may be sent by fax or by email notwithstanding the provisions of Section 12.04) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such delivery. In the case of Form 10-D, Form ABS-EE and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Certificate Administrator to prepare and file a Form 12b-25 and a Form 10-D/A, Form ABS-EE/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D, Form ABS-EE that is required to be filed on behalf of the Trust. In the event that any previously filed Form 8-K, Form 10-D, Form ABS-EE or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A, Form ABS-EE/A or Form 10-K/A. In the event that any Reporting Servicer receives notice from the applicable parties to any Other Securitization that any previously filed Form 8-K, Form 10-D, Form ABS-EE or Form 10-K needs to be amended, such party shall cooperate in preparation of any necessary Form 8-K/A, Form 10-D/A, Form ABS-EE/A or Form 10-K/A. Any Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K shall be signed by the Depositor. The parties to this agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.10 related to the timely preparation and filing of a Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K is contingent upon the Master Servicer, the Special Servicer and the Depositor performing their duties under this Section. The Certificate Administrator shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 12b-25 or any amendments to Forms 8-K, Form 10-D, Form ABS-EE or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.11    Annual Compliance Statements. (a) The Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator, any Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (each, a “Certifying Servicer”) shall deliver (and the Master Servicer, the Special Servicer, the Custodian and the Certificate Administrator shall use commercially reasonable efforts to cause each Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Serviced Mortgage Loans, to deliver) to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor (in the case of the Special Servicer only), each Other Trustee, each Other Depositor and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) on or before March 1st of each year, commencing in 2027, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during a reporting period consisting of the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) that, to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such reporting period, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(b)               With respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to procure an Officer’s Certificate as described in this Section from the Non-Serviced Mortgage Loan Service Providers in form and substance similar to the Officer’s Certificate described in this Section.

(c)               Promptly after receipt of each such Officer’s Certificate, the Depositor (and each Other Depositor for any Other Securitization that includes a Serviced Companion Loan) shall have the right to review such Officer’s Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer’s obligations hereunder or under the applicable sub-servicing agreement. None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer’s Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor (and the Other Depositor for any Other Securitization that includes a Serviced Companion Loan) that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a Serviced Companion Loan, the related Other Securitization that includes such Serviced Companion Loan) for the preceding calendar year. If any Certifying Servicer is terminated or resigns pursuant to the terms of this Agreement or any applicable Sub-Servicing Agreement, as the case may be, such Certifying Servicer shall provide the Officer’s Certificate pursuant to this Section 10.11 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement, as the case may be.

(d)               Each of the Operating Advisor, the Master Servicer and the Special Servicer may at any time request from the Certificate Administrator confirmation of whether a Control Termination Event or Consultation Termination Event occurred during the previous calendar year, and upon such request the Certificate Administrator shall deliver such confirmation to the Operating Advisor, the Master Servicer or Special Servicer, as applicable, within fifteen (15) days of such request.

Section 10.12    Annual Reports on Assessment of Compliance with Servicing Criteria. By March 1st of each year, commencing in March 2027, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Custodian, the Trustee (only with respect to any period during which any Relevant Servicing Criteria was applicable to it), the Operating Advisor and each Servicing

Function Participant (each, a “Reporting Servicer”), each at its own expense, shall furnish (and each Reporting Servicer, as applicable, shall use commercially reasonable efforts to cause, by March 1st each Servicing Function Participant (other than a party to this Agreement), with which it has entered into a servicing relationship with respect to the Serviced Mortgage Loans to furnish, each at its own expense, to the Trustee, the Certificate Administrator, the Depositor (and to the Other Depositor and Other Trustee for any Other Securitization that includes a Serviced Companion Loan) and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement) in an EDGAR Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Other Trustee and Other Depositor, as applicable)) a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 10.12 shall be made available to any Privileged Person by the Certificate Administrator pursuant to Section 4.02(c) of this Agreement and to any Rating Agency and NRSRO by the 17g-5 Information Provider pursuant to Section 3.16(d) of this Agreement.

No later than 10 Business Days after the end of each fiscal year for the Trust (and for any Other Securitization that includes a Serviced Companion Loan) for which a Form 10-K is required to be filed, the Master Servicer, the Special Servicer and the Operating Advisor shall each forward to the Certificate Administrator and the Depositor (and to the Other Depositor and Other Trustee for any Other Securitization that includes a Serviced Companion Loan) the name and contact information of each Servicing Function Participant engaged by it during such year or portion thereof (except with respect to any Mortgage Loan Seller Sub-Servicer) and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor and each Servicing Function Participant submit their respective assessments by March 1st, as applicable, to the Certificate Administrator (and each Other Trustee), each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 10.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Certificate Administrator (and such Other Trustee).

Promptly after receipt of each such report on assessment of compliance, (i) the Depositor (and any Other Depositor for any Other Securitization that includes a Serviced Companion Loan) shall have the right to review each such report and, if applicable, consult with the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Trustee or any Servicing Function Participant, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually, address the Relevant Servicing Criteria for each party as set forth on Schedule II and notify the Depositor (and each Other Depositor for an Other Securitization that includes a Serviced Companion Loan) of any exceptions; provided that the Certificate Administrator shall not be responsible for confirming whether any such party has certified to all the Relevant Servicing Criteria applicable to it. None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor (and the Other Depositor for any Other Securitization that includes a Serviced Companion Loan) that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a Serviced Companion Loan, the related Other Securitization that includes such Serviced Companion Loan) for the preceding calendar year. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement, as the case may be, such Reporting Servicer shall provide the reports and statements pursuant to this Section 10.12 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement, as the case may be.

The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 10.12 by the Master Servicer or the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian shall not, as a result of being so reported, in and of itself, constitute a breach of such parties’ obligations or a Servicer Termination Event or Operating Advisor Termination Event, as applicable, under this Agreement unless otherwise provided for in this Agreement.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to procure an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.13 from the Non-Serviced Mortgage Loan Service Providers in form and substance similar to the annual report on assessment of compliance described in this Section (or in such Other Pooling and Servicing Agreement, as the case may be) and the attestation described in Section 10.13. The Master Servicer shall promptly forward to the Certificate Administrator and the Depositor any such assessment of compliance received by the Master Servicer. Until such time as the Certificate Administrator receives notice that the Non-Serviced Mortgage Loan Service Providers no longer have a continuing obligation under the Other Pooling and Servicing Agreement related to an Other Securitization that includes the related Non-Serviced Companion Loan to provide to the Trust an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.13 for any year that the Trust formed under this Agreement is not subject to the reporting requirements of the Exchange Act, the Certificate Administrator shall notify the Non-Serviced Mortgage Loan Service Providers if such parties fail to deliver to the Certificate Administrator such assessment of compliance and attestation within the time frame required by such Other Pooling and Servicing Agreement.

Section 10.13    Annual Independent Public Accountants’ Servicing Report. By March 1st, of each year, commencing in March 2027, each Reporting Servicer, each at its own expense, shall cause, and each Reporting Servicer, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than a party to this Agreement) with which it has entered into a servicing relationship with respect to the Serviced Mortgage Loans, each at such Servicing Function Participant’s own expense, a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Operating Advisor and such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator, the Depositor (and to any Other Depositor and Other Trustee for any Other Securitization that includes a Serviced Companion Loan), the Operating Advisor (in the case of the Special Servicer only) and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement) to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria in all material respects, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language. Notwithstanding the foregoing, the Trustee shall not be required to deliver an annual independent public accountants’ servicing report with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Promptly after receipt of such report from each Reporting Servicer, (i) the Depositor (and any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) shall have the right to review the report and, if applicable, consult with the related Reporting Servicer as to the nature of any material instance of noncompliance by such Reporting Servicer with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of such Reporting Servicer’s obligations hereunder or under any applicable sub-servicing agreement or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 10.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor (and any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) of any exceptions; provided that the Certificate Administrator shall not be responsible for confirming whether any particular Reporting Servicer has certified to all of the Relevant Servicing Criteria applicable to it. No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a Serviced Companion Loan, the related Other Securitization that includes such Serviced Companion Loan) for the preceding calendar year. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide the report pursuant to this Section 10.13 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Section 10.14    Exchange Act Reporting Indemnification. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian (if not the Certificate Administrator), the Certificate Administrator and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor (and any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan), their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of (i) the failure to perform its obligations to the Depositor (or any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) or Certificate Administrator (or any Other Trustee related to an Other Securitization that includes a Serviced Companion Loan) under this Article X by the time required, (ii) any untrue statement or alleged untrue statement of a material fact contained in any information (x) regarding such party or any Servicing Function Participant, Additional Servicer or subcontractor engaged by it (other than any Mortgage Loan Seller Sub-Servicer), (y) prepared by any such party described in clause (x) or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party in connection with the performance of such party’s obligations described in this Article X, or the omission or alleged omission to state in any such information a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the applicable party shall be entitled to participate in any action arising out of the foregoing and the Depositor shall consult with such party with respect to any litigation or audit strategy, as applicable, in connection with the foregoing and any potential settlement terms related thereto, (iii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer) to perform its obligations to the Depositor (or any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) or Certificate Administrator (or any Other Trustee related to an Other Securitization that includes a Serviced Companion Loan) under this Article X by the time required or (iv) any Deficient Exchange Act Deliverable.

In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor (and each Other Depositor) as necessary for the Depositor (and such Other Depositor) to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor or any Other Depositor from the Commission regarding information (x) delivered by the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee, a Servicing Function Participant or an Additional Servicer,

as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information, which information is contained in a report filed by the Depositor or such Other Depositor, as applicable, under the Reporting Requirements and which comments are received subsequent to the Depositor’s or such Other Depositor’s, as applicable, filing of such report, the Depositor shall (or such Other Depositor may) promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Upon receipt of such comments, such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission for inclusion in the Depositor’s or such Other Depositor’s, as applicable, response to the Commission, unless such Affected Reporting Party elects, with the consent of the Depositor or such Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission and negotiate a response and/or resolution with the Commission; provided, however, if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the Master Servicer, the Master Servicer shall receive copies of all material communications pursuant to this Section 10.14. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission in a timely manner; provided that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor or such Other Depositor, as applicable, informed of its progress with the Commission and copy the Depositor or such Other Depositor, as applicable, on all correspondence with the Commission and provide the Depositor or such Other Depositor, as applicable, with the opportunity to participate (at the Depositor’s or such Other Depositor’s expense, as applicable) in any telephone conferences and meetings with the Commission and (ii) the Depositor or such Other Depositor, as applicable, shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission with respect to any comments from the Commission relating to such Affected Reporting Party and to notify the Commission of such authorization. The Depositor (or such Other Depositor, as applicable) and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or such Other Depositor, as applicable (including reasonable legal fees and expenses of outside counsel to the Depositor or such Other Depositor, as applicable), in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or such Other Depositor’s expense, as applicable and as set forth above) and any amendments to any reports filed with the Commission related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or such Other Depositor, as applicable. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause any Servicing Function Participant or Additional Servicer retained by it to comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Serviced Mortgage Loans to indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement, as applicable or (ii) any Deficient Exchange Act Deliverable.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall, and the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant with which it has entered into a servicing relationship (other than a party to this Agreement) with respect to the Serviced Mortgage Loans to contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article X. The Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Serviced Mortgage Loans to agree to the foregoing indemnification and contribution obligations.

Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party. In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (which approval shall not be unreasonably withheld or delayed), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties and, in the case of an investigation by the Commission, any parties that are, or whose reporting materials are, the subject of such investigation) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party fails within a reasonable period of time to designate counsel that is reasonably satisfactory to the indemnified party (which approval shall not be unreasonably withheld or delayed). In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement. If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

Section 10.15    Amendments. This Article X may be amended by the written consent of all the parties hereto pursuant to Section 12.07 for purposes of complying with Regulation AB without, in each case, any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 10.16    Exchange Act Report Signatures; Delivery of Notices. (a) Each Form 8-K report, Form 10-D report, Form 10-K report and Form ABS-EE shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Certificate Administrator. The signing party at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 1 Columbus Circle, New York, New York 10019, Attention: Lainie Kaye, with a copy to Salvatore Palazzolo.

(b)               Notwithstanding anything in Section 12.04 to the contrary, any notice required to be delivered to (i) the Depositor under this Article X shall be properly given if sent by email to cmbs.request@db.com, with a copy by email to DBCMBSnotices@sidley.com (or such other email address as the Depositor may instruct) and (ii) to the Certificate Administrator under this Article X shall be properly given if sent by email to !nacctsecnotifications@computershare.com (or such other email address as the Certificate Administrator may instruct).

(c)                              For the avoidance of doubt:

(i)                                 Neither Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event, as applicable, pursuant to the second clause of the definition of “Master Servicer Termination Event” or “Special Servicer Termination Event,” as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in such second clause; provided that if any such party fails to comply with the requirements of this Article X by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event with respect to such party;

(ii)                              Neither Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event, as applicable, pursuant to the last clause of the definition of “Master Servicer Termination Event” or “Special Servicer Termination Event,” as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article X by the time required hereunder with respect to any reporting period for which the Trust and each Other Securitization is not required to file Exchange Act reports.

(d)               If the Certificate Administrator or the Depositor does not receive the report on assessment of compliance and/or attestation report pursuant to Section 10.12 and 10.13, respectively, with respect to any Servicing Function Participant, or with respect to any Servicing Function Participant retained or engaged by a party hereto that is actually known by a Responsible Officer of the Certificate Administrator or the Depositor, as the case may be, by March 1st of any year during which an Annual Report on Form 10-K is required to be filed with the Commission with respect to the Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Servicing Function Participant or the party hereto that retained or engaged such Servicing Function Participant, as the case may be, with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Article X and Section 7.01 of this Agreement, a “Servicer Notice” shall constitute either any writing forwarded to such party or, in the case of the Master Servicer and the Special Servicer, notwithstanding the provisions of Section 12.05, e-mail notice or fax notice which, in the case of an email transmission, shall be forwarded to all of the following e-mail addresses for the applicable party: in the case of the Master Servicer and the Special Servicer, to the applicable email address as provided in writing by the Master Servicer or the Special Servicer, as applicable, upon request, or such other e-mail addresses as are provided in writing by the Master Servicer or the Special Servicer, as applicable, to the Certificate Administrator and the Depositor (but any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to the Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirements as set forth in the preceding sentence and/or under the provisions of Section 7.01). Notwithstanding anything herein to the contrary, the forwarding of a Servicer Notice shall not relieve the Master Servicer or the Special Servicer, as applicable, of any liability under Section 7.01(a)(ix) or Section 7.01(b)(ix), respectively, for the failure of any Servicing Function Participant or Sub-Servicing Entity to deliver any Exchange Act reporting items pursuant to this Article X.

Section 10.17    Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may direct the Trustee to, and the Trustee shall upon such direction, terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor certificate administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K, Form 10-D or Form ABS-EE or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K, Form 10-D or Form ABS-EE or any amendments to such forms or any Form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) the Certificate Administrator may not be terminated if, following the Certificate Administrator’s failure to comply with any of such obligations under Section 10.06, Section 10.07, Section 10.09, Section 10.11, Section 10.12 or Section 10.13 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.17 and (d) the Certificate Administrator may not be terminated if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 10.17 on the date on which such Form 8-K, Form 10-D, Form ABS-EE or Form 10-K is so filed.

ARTICLE XI

THE ASSET REPRESENTATIONS REVIEWER

Section 11.01    Asset Review. (a) On or prior to each Distribution Date, based either on the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File, the Certificate Administrator shall determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator shall promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, the Trust Directing Holder, all Certificateholders and each other party to this Agreement. Any notice required to be delivered to the Certificateholders pursuant to this Article XI shall be delivered by the Certificate Administrator by posting such notice on the Certificate Administrator’s Website, by mailing such notice to their addresses appearing in the Certificate Register in the case of Individual Certificates and by delivering such notice via the Depository in the case of Book-Entry Certificates. The Certificate Administrator shall include in the Form 10-D relating to the reporting period in which the Asset Review Trigger occurred the following date a statement describing the events that caused the Asset Review Trigger to occur: “As of the [Date of Distribution], the following mortgage loans identified below are 60 or more days delinquent and an Asset Review Trigger as defined in the Pooling and Servicing Agreement has occurred.” On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer or the Special Servicer, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) substantially in the form attached hereto as Exhibit LL within 2 Business Days to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trust Directing Holder.

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (such written direction, the “Asset Review Vote Election”), then upon receipt of the Asset Review Vote Election, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of the Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Holders of Certificates evidencing at least a majority of an Asset Review Quorum within 150 days of receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Risk Retention Consultation Party, the Trust Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the Certificate Administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) in this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Trust from the Collection Account. The Certificate Administrator shall be entitled to administer any vote in connection with the foregoing through an agent.

(b)               (i) Upon receipt of such notice of an Affirmative Asset Review Vote (the “Asset Review Notice”), the Custodian (with respect to clauses (1) – (5) for all Mortgage Loans), the Master Servicer (with respect to clauses (6) and (7) for Performing Loans) and the Special Servicer (with respect to clauses (6) and (7) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 Business Days (except with respect to clause (7)) after receipt of such notice from the Certificate Administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement, the “Review Materials”):

(1)               a copy of an assignment of the Mortgage in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan), with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(2)               a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced

Mortgage Loan), with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(3)               a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (1) or (2) above;

(4)               a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(5)               a copy of an assignment in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan) of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(6)               a copy of any notice previously delivered by the Master Servicer or the Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(7)               any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the Asset Representations Reviewer’s completion of any Asset Review and that are that are reasonably requested by the Asset Representations Reviewer in the time frames and as otherwise described below.

(ii)                              If, as part of an Asset Review of any Mortgage Loan, the Asset Representations Reviewer determines that it is missing any documents that are required to be a part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan, in each case that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the Asset Representations Reviewer shall promptly, but in no event later than 10 Business Days after receipt of the Review Materials identified in clauses (1) through (6) above, notify (in writing) that the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with this Agreement) that the Master Servicer or the Special Servicer, as applicable, promptly, but in no event later than 10 Business Days after receipt of such notification from the Asset Representations Reviewer, to deliver to the Asset Representations Reviewer such missing documents to the extent in its possession; provided that any such notification and/or request shall be in writing, specifically identify the documents being requested and sent to the notice address for the related party set forth in Section 12.05 of this Agreement. In the event any such missing documents are not provided by the Master Servicer or Special Servicer, as applicable, within such 10 Business Day period, the Asset Representations Reviewer shall request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related

Mortgage Loan Purchase Agreement to deliver such additional documents only to the extent in the possession of such Mortgage Loan Seller; provided that the Mortgage Loan Seller shall not be required to deliver information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications.

(iii)                           The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this Agreement or the related Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in each case in accordance with its good faith and sole discretion to be relevant to the Asset Review conducted pursuant to this Section 11.01 hereof (such information, “Unsolicited Information”).

(iv)                          Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Diligence File posted to the Secure Data Room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, shall commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan in accordance with the Asset Review Standard and the procedures set forth on Exhibit JJ hereto (such review, the “Asset Review”). The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Loan in accordance with the procedures set forth on Exhibit JJ (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in Exhibit JJ, if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or again become a Delinquent Loan at a time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such new Asset Review Trigger.

(v)                             The Asset Representations Reviewer will not be permitted to review any information other than (x) the Review Materials, and (y) if applicable, Unsolicited Information.

(vi)                          The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

(vii)                       If the Asset Representations Reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the Asset Representations Reviewer by the applicable Mortgage Loan Seller, the Master

Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans) within 10 days of the written request by the Asset Representations Reviewer, then the Asset Representations Reviewer shall list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the Asset Representations Reviewer has so concluded) that the absence of such documents shall be deemed to be a failure of such Test. The Asset Representations Reviewer shall provide such preliminary report to the Master Servicer or the Special Servicer, as applicable, and to the related Mortgage Loan Seller no later than 60 days after the date on which access to the Diligence Files in the Secure Data Room is made available to the Asset Representations Reviewer by the Certificate Administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related Mortgage Loan Seller shall have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test shall be promptly delivered by the related Mortgage Loan Seller to the Asset Representations Reviewer. The Asset Representations Reviewer will not be required to prepare a preliminary report in the event the Asset Representations Reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

(viii)                    The Asset Representations Reviewer shall, within the later of (x) 60 days after the date on which access to the Diligence Files in the Secure Data Room is made available to the Asset Representations Reviewer by the Certificate Administrator or (y) 10 days after the expiration of the Cure/Contest Period, complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to this Agreement and the applicable Mortgage Loan Seller for each Delinquent Loan and the Trust Directing Holder and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to this Agreement and the applicable Mortgage Loan Seller, if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loan and/or the Mortgaged Property or Mortgaged Properties. In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Material Breach or Material Defect, or whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each case, shall be a responsibility of the Enforcing Servicer pursuant to Section 2.03(g) of this Agreement.

(ix)                            In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer or the Special

Servicer, as applicable, or the related Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report (as such date may have been extended pursuant to this Agreement), the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the documentation received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer shall have no responsibility to independently obtain any such documentation from any party to this Agreement.

(x)                               Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Master Servicer (with respect to any Performing Loan) or the Special Servicer (with respect to Specially Serviced Loans) shall determine whether at that time, based on the Servicing Standard, whether there exists a Material Breach or Material Defect with respect to such Mortgage Loan. If the Master Servicer (with respect to any Performing Loan) or the Special Servicer (with respect to any Specially Serviced Loan) determines that a Material Breach or Material Defect exists, the Enforcing Servicer shall enforce the obligations of the related Mortgage Loan Seller with respect to such Material Breach or Material Defect in accordance with Section 2.03(d).

(c)               The Asset Representations Reviewer and its Affiliates shall keep all information appropriately labeled as “Privileged Information” confidential and shall not disclose such Privileged Information to any Person (including Certificateholders), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception. The Asset Representations Reviewer shall keep all documents and information received by the Asset Representations Reviewer in connection with an Asset Review that are provided by the applicable Mortgage Loan Seller, the Master Servicer and the Special Servicer confidential and shall not disclose such documents or information except (i) for purposes of complying with its duties and obligations under this Agreement, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the Asset Representations Reviewer, (iii) if it is reasonable and necessary for the Asset Representations Reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the Asset Representations Reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the Asset Representations Reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

(d)               The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 11.01; provided that no agent or subcontractor may (1) be affiliated with any Mortgage Loan Seller, Master Servicer, Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder or any of their respective Affiliates or (2) have been paid any fees, compensation or other remuneration by an Underwriter, Master Servicer, Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement. The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 11.02    Payment of Asset Representations Reviewer Asset Review Fees and Expenses; Limitation of Liability. (a) As compensation for the performance of its duties hereunder, upon the completion of any Asset Review with respect to each Delinquent Loan that is subject to an Asset Review, the Asset Representations Reviewer shall be entitled to a fee that is a reasonable and customary hourly fee charged by the Asset Representations Reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the Asset Representations Reviewer shall not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”). With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” shall equal the sum of: (i) $22,500 multiplied by the number of Subject Loans, plus (ii) $2,250 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $3,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,750 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

(b)               [Reserved].

(c)               The related Mortgage Loan Seller with respect to each Delinquent Loan that is subject to an Asset Review shall pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan(s) contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the Asset Representations Reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each Mortgage Loan Seller’s required payment shall be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all Mortgage Loan Sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related Mortgage Loan Seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible

Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, fails to pay such amount within 90 days of written request by the Asset Representations Reviewer following its completion of the applicable Asset Review, such fee shall be paid by the Trust following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Master Servicer or the Special Servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Trust to the Asset Representations Reviewer, such fee shall remain an obligation of the related Mortgage Loan Seller and the Master Servicer or the Special Servicer, as applicable, shall, to the extent consistent with the Servicing Standard, pursue remedies against such Mortgage Loan Seller in order to seek recovery of such amounts from such Mortgage Loan Seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan shall be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller.

(d)               The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

(e)               The Asset Representations Reviewer may assign its rights and obligations under this Agreement in connection with the sale or transfer of all or substantially all of its Asset Representations Reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under this Agreement, (B) executes and delivers to the Trustee and the Certificate Administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under this Agreement from and after the date of such agreement and (C) is not be a prohibited party under this Agreement; (ii) the Asset Representations Reviewer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated shall not exceed the rate then in effect and (iv) the resigning Asset Representations Reviewer shall be responsible for the reasonable costs and expenses of each other party to this Agreement and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall provide notice to each party to this Agreement and then will be the successor asset representations reviewer hereunder.

Section 11.03    Resignation of the Asset Representations Reviewer. (a) The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and the 17g-5 Information Provider. Upon such notice of resignation, the Depositor shall promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer and give written notice thereof to the other parties to this Agreement. If no successor Asset Representations Reviewer shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible

Asset Representations Reviewer. The Asset Representations Reviewer will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its resignation.

Section 11.04    Restrictions of the Asset Representations Reviewer. Neither the Asset Representations Reviewer nor any of its Affiliates shall make any investment in any Class of Certificates; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker-dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 11.05    Termination of the Asset Representations Reviewer.

(a)               An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                                 any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the Holders of Certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the Asset Representations Reviewer is diligently pursuing such cure, such 30 day period shall be extended by an additional 30 days;

(ii)                              any failure by the Asset Representations Reviewer to perform its obligations set forth in this Agreement in accordance with the Asset Review Standard in any material respect, which failure shall continue unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iii)                           any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iv)                          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)                             the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

(vi)                          the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of written notice (which shall be simultaneously delivered to the Asset Representations Reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders in accordance with the notice distribution procedures described in Section 11.01(a), unless the Certificate Administrator has received written notice that such Asset Representations Reviewer Termination Event has been remedied. If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights shall, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer. The Asset Representations Reviewer shall bear all reasonable costs and expenses of itself and of each other party to this Agreement in connection with its termination due to an Asset Representations Reviewer Termination Event. Notwithstanding anything herein to the contrary, the Depositor and each Sponsor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.

(b)               Upon (i) the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Certificateholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to the Asset Representations Reviewer. Upon the written direction of Holders of Certificates evidencing at least 75% of a Certificateholder Quorum, the

Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer and appoint the proposed successor. As between the Asset Representations Reviewer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. In the event that Holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer shall be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

(c)               On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 11.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 30 days after (1) the Asset Representations Reviewer resigns pursuant to Section 11.03 of this Agreement or (2) the Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Trustee shall appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Directing Holder and each Certificateholder within one Business Day of such appointment.

The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer and if the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately resign under Section 11.03 of this Agreement and the Trustee shall use commercially reasonable efforts to appoint a successor Asset Representations Reviewer subject to and in accordance with this Section 11.05. Notwithstanding the foregoing, if the Trustee is unable to find a successor Asset Representations Reviewer within 30 days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted to find a replacement. The Trustee shall not be liable for any failure to identify and appoint a successor asset representations reviewer so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor asset representations reviewer and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

(d)               Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders), the Operating Advisor, the Sponsors, the Depositor and, other than during the continuance of a Consultation Termination Event, the Directing Holder and each Rating Agency. In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01    Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 12.02    Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates, shall be construed so as to constitute the Certificateholders from time to time as partners or members of an association; and no Certificateholder shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under Section 2.03(k)(i), no Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Intercreditor Agreement, any Mortgage Loan, or with respect to the Certificates, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee and the Certificate Administrator a written notice of default, and of the continuance thereof, as herein before provided, or of the need to institute such suit, action or proceeding on behalf of the Trust and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of such indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.02, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

No Certificateholder shall be a “Party in Interest” as described under 11 U.S.C. Section 1109(b) solely by virtue of its ownership of a Certificate.

Section 12.03    Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 12.04    Waiver of Jury Trial; Consent to Jurisdiction. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE

PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.

TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING INVOLVING SUCH CLAIMS IN ANY SUCH COURT; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 12.05    Notices. Any communication provided for or permitted hereunder shall be in writing and, unless otherwise specified in this agreement, shall be deemed to have been given if (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid, and received by the addressee, (c) sent by courier and received by the addressee, or (d) transmitted by email or facsimile transmission (or any other type of electronic transmission agreed upon by the parties), to, as follows:

If to the Trustee, to:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Computershare Corporate Trust (CMBS) – Benchmark 2026-V20

with copies to:

CCTCMBSBondAdmin@computershare.com; and
trustadministrationgroup@computershare.com.

If to the Certificate Administrator, to:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Computershare Corporate Trust (CMBS) – Benchmark 2026-
V20

with copies to:

CCTCMBSBondAdmin@computershare.com; and
trustadministrationgroup@computershare.com.

If to the Certificate Registrar in connection with a transfer, exchange or surrender of any Certificate, including any Retained Certificate:

Computershare Trust Company, National Association
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS – Certificate Transfers Services (CMBS) – Benchmark
2026-V20

With a copy to, for transfer, exchange or surrender of any Retained
Certificate:

CCTRiskRetentionCustody@computershare.com

If to the Custodian, to:

Computershare Trust Company, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Benchmark 2026-V20 – Document Custody Group
Email: CMBSCustody@computershare.com.

If to the Depositor, to:

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com;

and a copy via email to: DBCMBSnotices@sidley.com

If to the Operating Advisor, to:

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance Manager

with a copy sent contemporaneously via email to:
cmbs.notices@parkbridgefinancial.com

If to the Asset Representations Reviewer, to:

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance Manager

with a copy sent contemporaneously via email to:
cmbs.notices@parkbridgefinancial.com

If to the Master Servicer, to:

Midland Loan Services, a Division of PNC Bank, National Association

10851 Mastin Street, Suite 700

Overland Park, Kansas 66210

Attention: Executive Vice President – Division Head

Facsimile: (888) 706-3565

Email: NoticeAdmin@pnc.com

with a copy to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106-2150

Attention: Kenda K. Tomes

Email: kenda.tomes@stinson.com

Fax Number: (816)-412-9338

If to the Special Servicer, to:

Rialto Capital Advisors, LLC

Southeast Financial Center

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller

Facsimile number: (305) 229-6425

Email: liat.heller@rialtocapital.com

with copies to:

Jeff Krasnoff

Facsimile number: (305) 229-6425

Email: jeff.krasnoff@rialtocapital.com

Niral Shah

Facsimile number: (305) 229-6426

Email: niral.shah@rialtocapital.com

Adam Singer

Facsimile number: (305) 229-6425

Email: adam.singer@rialtocapital.com

If to German American Capital Corporation, as Mortgage Loan Seller or the
Retaining Sponsor, to:

German American Capital Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com;

and a copy via email to: DBCMBSnotices@sidley.com

If to Citi Real Estate Funding Inc., as Mortgage Loan Seller, to:

Citi Real Estate Funding Inc.
388 Greenwich Street, 6th Floor
New York, New York 10013
Attention: Richard Simpson
Fax number: (646) 328-2943

with a copy to:

Citi Real Estate Funding Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Raul Orozco
Fax number: (347) 394-0898

with a copy to:

Citi Real Estate Funding Inc.
388 Greenwich Street, 17th Floor
New York, New York 10013
Attention: Ryan M. O’Connor
Fax number: (646) 862-8988

with copies by electronic mail to:

Richard Simpson at richard.simpson@citi.com
Ryan M. O’Connor at ryan.m.oconnor@citi.com

and, in the case of each Rule 15Ga-1 Notice, cmbs.notice@citi.com

If to Goldman Sachs Mortgage Company, as Mortgage Loan Seller, to:

Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: Scott Epperson
Email: scott.epperson@gs.com and gs-refgsecuritization@gs.com with copies by electronic mail to:

Structured Finance Legal (REFG)
gs-refglegal@gs.com

If to Bank of Montreal, as Mortgage Loan Seller, to:

Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Michael Birajiclian and David Schell
Email: Michael.Birajiclian@bmo.com and David.Schell@bmo.com

with a copy to:

Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Legal Department
Email: BMOCMBSNotices@bmo.com

If to Barclays Capital Real Estate Inc., as Mortgage Loan Seller, to:

Barclays Capital Real Estate Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Daniel Schmidt, Managing Director
Email: RRcmbs@barclays.com

with a copy to:

Barclays Capital Real Estate Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Legal Department
Email: SPLegalNotices@barclays.com

If to Deutsche Bank Securities Inc., as Initial Purchaser or Underwriter, to:

Deutsche Bank Securities Inc.
Commercial Mortgage-Backed Securities
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com

If to Goldman Sachs & Co. LLC, as Initial Purchaser or Underwriter, to:

Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Attention: Scott Epperson
Email: scott.epperson@gs.com and gs-refgsecuritization@gs.com with a copies by electronic mail to:

Structured Finance Legal (REFG)
gs-refglegal@gs.com

If to Citigroup Global Markets Inc., as Initial Purchaser or Underwriter, to:

Citigroup Global Markets Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Raul Orozco
Facsimile: (347) 394-0898

with a copy to:

Citigroup Global Markets Inc.
388 Greenwich Street, 6th Floor
New York, New York 10013
Attention: Richard Simpson
Facsimile: (646) 328-2943

with a copy to:

Citigroup Global Markets Inc.
388 Greenwich Street, 17th Floor
New York, New York 10013
Attention: Ryan O’Connor

with copies by electronic mail to:

richard.simpson@citi.com, and ryan.m.oconnor@citi.com

If to Barclays Capital Inc., as Initial Purchaser or Underwriter, to:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019,
Attention: Daniel Schmidt, Managing Director

with a copy to:

Barclays Capital Real Estate Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Legal Department
Email: SPLegalNotices@barclays.com

If to BMO Capital Markets Corp., as Initial Purchaser or Underwriter, to:

BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036,
Attention: Michael Birajiclian and David Schell
Email: Michael.Birajiclian@bmo.com and David.Schell@bmo.com

with a copy to:

BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Legal Department
Email: BMOCMBSNotices@bmo.com

If to Academy Securities, Inc., as an Initial Purchaser or Underwriter, to:

Academy Securities, Inc.
622 Third Avenue, 12th Floor
New York, New York 10017
Attention: Michael Boyd
Email: cmbs@academysecurities.com

If to Mischler Financial Group, Inc., as Initial Purchaser or Underwriter, to:

Mischler Financial Group, Inc.
19800 MacArthur Blvd, Suite 600

Irvine, CA 92612

Attention: Tim Jenkins

Facsimile number: (949) 720-0645

Email: ops@mischlerfinancial.com

If to the initial Trust Directing Holder with respect to any Serviced Mortgage
Loan (other than any Serviced AB Mortgage Loan and any Servicing Shift
Mortgage Loan) or the Third-Party Purchaser, to:

RREF V – D AIV RR L, LLC
c/o Rialto Capital Management LLC

767 Fifth Avenue, Suite 21A

New York, New York 10153

Attention: Josh Cromer

Facsimile number: (212) 751-4646

with a copy to:

RREF V – D AIV RR L, LLC
c/o Rialto Capital Management LLC

767 Fifth Avenue, Suite 21A

New York, New York 10153

Attention: Joseph Bachkosky

Facsimile number: (212) 751-4646

If to Deutsche Bank AG, acting through its New York Branch, as the initial Risk
Retention Consultation Party, to:

Deutsche Bank AG, acting through its New York Branch
1 Columbus Circle
New York, New York 10005
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com;

and a copy via email to: DBCMBSnotices@sidley.com

If to the 17g-5 Information Provider, electronically to:

17g5informationprovider@computershare.com
(in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “Benchmark 2026-V20 Mortgage Trust” and an identification of the type of information being provided in the body of such electronic mail)

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Solely to the extent the provisions herein contemplate electronic delivery of information, such information shall be transmitted via electronic mail with a subject reference to include “Benchmark 2026-V20 Mortgage Trust” (or substantially similar language) (i) in the case of the Depositor, to cmbs.requests@db.com, with a copy to DBCMBSnotices@sidley.com, (ii) in the case of the Trustee, to trustadministrationgroup@computershare.com, (iii) in the case of the Certificate Administrator, to the email address specified on the Certificate Administrator’s Website (and, if no such email address is specified therein, to CCTCMBSBondAdmin@computershare.com), (iv) in the case of the Operating Advisor, to cmbs.notices@parkbridgefinancial.com, (v) in the case of the Asset Representations Reviewer, to cmbs.notices@parkbridgefinancial.com, (vi) in the case of the Master Servicer to NoticeAdmin@pnc.com (and solely with respect to notices under Section 3.14, with a copy to: AskMidland@pnc.com), (vii) in the case of the Special Servicer, to liat.heller@rialtocapital.com, jeff.krasnoff@rialtocapital.com, niral.shah@rialtocapital.com and adam.singer@rialtocapital.com, (viii) in the case of German American Capital Corporation, to cmbs.requests@db.com, with a copy to DBCMBSnotices@sidley.com, (ix) in the case of Goldman Sachs Mortgage Company, to scott.epperson@gs.com and gs-refgsecuritization@gs.com, and with copies to Structured Finance Legal (REFG) at gs-refglegal@gs.com, (x) in the case of Citi Real Estate Funding Inc., to richard.simpson@citi.com and ryan.m.oconnor@citi.com, and, in the case of each Rule 15Ga-1 Notice, cmbs.notice@citi.com, (xi) in the case of Barclays Capital Real Estate Inc., to RRcmbs@barclays.com and SPLegalNotices@barclays.com, (xii) in the case of Bank of Montreal, to Michael.Birajiclian@bmo.com and David.Schell@bmo.com, with a copy to BMOCMBSNotices@bmo.com, (xiii) in the case of Deutsche Bank Securities Inc., to cmbs.requests@db.com, (xiv) in the case of Goldman Sachs & Co. LLC, to scott.epperson@gs.com and gs-refgsecuritization@gs.com, and with copies to Structured Finance Legal (REFG) at gs-refglegal@gs.com, (xv) in the case of Citigroup Global Markets Inc., to richard.simpson@citi.com and ryan.m.oconnor@citi.com, (xvi) in the case of Barclays Capital Inc., to RRcmbs@barclays.com and SPLegalNotices@barclays.com, (xvii) in the case of BMO Capital Markets Corp., to Michael.Birajiclian@bmo.com and David.Schell@bmo.com, with a copy to BMOCMBSNotices@bmo.com, (xviii) in the case of Academy Securities, Inc., to cmbs@academysecurities.com (xix) in the case of Mischler Financial Group, Inc., to ops@mischlerfinancial.com. (xx) in the case of Deutsche Bank AG, acting through its New York Branch, as the Risk Retention Consultation Party, to CMBS.requests@db.com, with a copy to DBCMBSnotices@sidley.com, and (xxi) in the case of the 17g-5 Information Provider, to 17g5informationprovider@computershare.com; or, in the case of the parties to this Agreement, to such other electronic mail address as such party shall specify by written notice (which may be electronic) to the other parties hereto.

The obligation of any party to this Agreement to deliver any notices, reports or other information to any Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider shall be effective in each case only to the extent such party to this Agreement has received notice of the identity and contact information of such Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider, as applicable. Any such party may conclusively rely on the name and contact information provided by the related Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider, as applicable, and shall be entitled to assume that the identity and contact information for such Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider, as applicable has not changed, absent receipt of written notice from such Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider, or a replacement thereof under the applicable Other Pooling and Servicing Agreement, of a change with respect to the identity and contact information for such Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5

Information Provider, or a replacement thereof under the applicable Other Pooling and Servicing Agreement, as applicable.

Section 12.06    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 12.07    Notice to the Depositor and Each Rating Agency. (a) The Certificate Administrator shall promptly provide notice, promptly furnish (or make available) to the Depositor, the Underwriters, the Initial Purchasers, the Directing Holder (if no Consultation Termination Event is continuing), the Trustee the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website) with respect to each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge:

(i)                                 any material change or amendment to this Agreement, any Mortgage Loan Purchase Agreement or any Intercreditor Agreement;

(ii)                              the occurrence of any Servicer Termination Event that has not been cured;

(iii)                           the merger, consolidation, resignation or termination of the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or the Trustee; and

(iv)                          the repurchase of Mortgage Loans pursuant to Section 2.03(e) of this Agreement.

(b)               The Certificate Administrator shall promptly furnish to the Depositor, the Underwriters, the Initial Purchasers, the Directing Holder and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website):

(i)                                 notice of the final payment to any Class of Certificateholders;

(ii)                              notice of any change in the location of the Distribution Accounts, the Interest Reserve Account or the Gain-on-Sale Reserve Account; and

(iii)                           each report to Certificateholders described in Section 4.02 and Section 3.13 of this Agreement.

(c)               The Master Servicer (or, in the case of items collected pursuant to Section 3.04 and referenced in clause (i) below, the Special Servicer) shall promptly furnish to the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website) and the related Other 17g-5 Information Provider (if any):

(i)                                 upon request, a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03 of this Agreement or pursuant to Section 3.04 of this Agreement;

(ii)                              notice of any change in the location of the Collection Account or any Serviced Whole Loan Collection Account,

(iii)                           a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

(iv)                          any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer;

(v)                             any change in the lien priority of a Mortgage Loan;

(vi)                          any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property;

(vii)                       any material damage to a Mortgaged Property; and

(viii)                    any amendment, modification, consent or waiver to or of any provision of a Mortgage Loan or Serviced Whole Loan.

(d)               Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.14(d) to the Rating Agencies at the address listed below, promptly following the occurrence thereof. The Master Servicer or Special Servicer, as applicable, and the Certificate Administrator and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.14(d). Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Notices to each Rating Agency shall be addressed as follows:

Fitch Ratings, Inc.
300 West 57th Street
New York, New York 10019
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635 0295
E mail: info.cmbs@fitchratings.com

Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York 10041
Attention: Commercial Mortgage Surveillance Group
E-mail: CMBSSurveillance@moodys.com

Kroll Bond Rating Agency, LLC

805 Third Avenue, 29th Floor

New York, New York 10022

Attention: CMBS Surveillance

Email: cmbs.surveillance@kbra.com

Facsimile No.: (646) 731 2395

or in each case to such other address as any Rating Agency shall specify by written notice to the parties hereto.

Section 12.08    Amendment. This Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders:

(i)                                 to cure any ambiguity or to correct any manifest error;

(ii)                              to cause the provisions herein or therein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or this Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein;

(iii)                           to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)                          to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund, any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder;

(v)                             to modify, eliminate or add to the provisions any provision hereof restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)                          to revise or add any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder, or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates);

(vii)                       to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates);

(viii)                    to modify the provisions of Section 3.06 and Section 3.17 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates);

(ix)                to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)               to modify, eliminate or add to any provisions of this Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and

(xi)                to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel;

provided that any amendment under this Section 12.08 (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (x) above by (1) an Opinion of Counsel or (2) solely in the case of a Certificateholder of a rated Class, receipt of a Rating Agency Confirmation from each applicable Rating Agency. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(1)               reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes, affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;

(2)               reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;

(3)               adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then-outstanding;

(4)               change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(5)               amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend this Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment

Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

If neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 12.08 shall be effective with the consent of the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer, in writing, and to the extent required by this Section 12.08, the Certificateholders and Serviced Companion Loan Noteholders.

It shall not be necessary for the consent of Certificateholders under this Section 12.08 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders and, if applicable, Serviced Companion Loan Noteholders, shall be subject to such reasonable regulations as the Trustee may prescribe; provided that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee and the Certificate Administrator have received an Opinion of Counsel, at the expense of the Trust Fund (and, in the case of any Whole Loan, any such expense shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement) confirming that such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied, respectively, hereunder and such amendment will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or cause the Grantor Trust to fail to qualify as a grantor trust, or cause a tax to be imposed on the Trust Fund or any such Trust REMIC or the Grantor Trust.

Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel and an Officer’s Certificate, at the expense of the party requesting such amendment (or, if such amendment is required to maintain the rating issued by any Rating Agency or requested by the Trustee for any purpose described in clauses (i), (ii) or (iii) of the first sentence of this Section 12.08 (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee), then at the expense of the Trust Fund (and, in the case of any Whole Loan, any such expense shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement)) confirming that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied. The Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s, the Certificate Administrator’s, the Operating Advisor’s or the Asset Representations Reviewer’s own rights, duties or immunities under this Agreement.

Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement (i) which adversely affects the rights, including (without limitation) as a third-party beneficiary hereunder, and/or obligations (including, without limitation, in the case of a Mortgage Loan Seller, under the related Mortgage Loan Purchase Agreement) of any Mortgage Loan Seller, Initial Purchaser or Underwriter without the written consent of such Mortgage Loan Seller, Initial Purchaser or Underwriter, as applicable, or (ii) which adversely affects (as determined by the applicable Companion Loan Noteholder in good faith) the rights and/or obligations of any Companion Loan Noteholder without the written consent of such Companion Loan Noteholder.

Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement, and, thereafter, the Certificate Administrator shall furnish a written notification of the substance of such amendment to each Certificateholder, the Depositor, the Master Servicer (who shall promptly forward such notification to each Serviced Companion Loan Noteholder, Other Depositor, Other Servicer, Other Special Servicer and Other Trustee), the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Trustee, each Mortgage Loan Seller, the Underwriters and the Initial Purchasers.

In addition, within one (1) Business Day following the execution of any amendment to this Agreement, the party requesting such amendment shall deliver (or cause to be delivered) such amendment (in EDGAR Compatible Format) to each Serviced Companion Loan Noteholder, Other Depositor, Other Servicer, Other Special Servicer and Other Trustee.

Notwithstanding any contrary provision contained in this Agreement, if one but not all of the Notes evidencing a Joint Mortgage Loan is repurchased by the applicable Mortgage Loan Seller, this Agreement may be amended by the parties hereto (at the expense of the party requesting such amendment), without the consent of any Certificateholder, to add or modify provisions relating to the applicable Repurchased Note for purposes of the servicing and administration of such Repurchased Note, provided that the amendment shall not adversely affect in any material respect the interests of the Certificateholders, as evidenced by a Rating Agency Confirmation from each Rating Agency (obtained at the expense of the repurchasing Mortgage Loan Seller) with respect to such amendment (or, if no such Rating Agency Confirmation is actually received, by an opinion of counsel to such effect). Prior to the effectiveness of such amendment, if one but not all of the Notes with respect to a Joint Mortgage Loan is repurchased, the terms of Article III shall govern the servicing and administration of such Joint Mortgage Loan.

Section 12.09    Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement be treated for all purposes as a sale by the Depositor of the Trust Fund to the Trustee. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, if, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in, and the Depositor hereby grants to the Trustee a security interest in, all of the Depositor’s right, title and interest in and to, whether now owned or existing or hereafter acquired or arising, the property identified in clauses (i) through (xiv) of the definition of “Trust Fund” and all proceeds thereof; (c) the possession by the Trustee (or the Custodian on its behalf) of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 of the New York Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor shall, and upon the request and direction of the Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund (and, in the case of any Whole Loan, such expense shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement)), take such actions as may be necessary to ensure that such security interest is a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

Section 12.10    No Intended Third-Party Beneficiaries. Except as specified in Section 12.12 of this Agreement, no Person other than a party to this Agreement, any Mortgage Loan Seller, any Initial Purchaser, any Underwriter or any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing and for the avoidance of doubt, subject to Section 12.12 of this Agreement, the parties to this Agreement specifically state that no Borrower, Manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

Section 12.11    Entire Agreement. This Agreement (and, with respect to each Whole Loan, together with the related Intercreditor Agreement) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 12.12    Third Party Beneficiaries. Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer acknowledge that (i) each Mortgage Loan Seller and Deutsche Bank Securities Inc. are third party beneficiaries with respect to Section 8.05(h) of this Agreement, the obligations of any party to this Agreement to deliver information to the 17g-5 Information Provider hereunder and the obligations of the 17g-5 Information Provider to post information to the 17g-5 Information Provider’s Website (or make available to the NRSROs the items referenced in Section 3.13(b) and (d)) and the express obligations of any party hereto to deliver documents, notices, information or funds to a Mortgage Loan Seller, (ii) each Mortgage Loan Seller is a third party beneficiary with respect to Section 2.01, Section 2.02, Section 2.03, Section 3.33, Section 8.05, Section 11.01 and Section 12.08 of this Agreement and its rights as a Privileged Person, (iii) each Initial Purchaser and each Underwriter is a third party beneficiary with respect to its rights to receive any notices, documents, certifications and/or information hereunder and its rights under Section 12.08 of this Agreement, (iv) each holder of a Companion

Loan and any related Other Depositor is an intended third party beneficiary in respect of the rights afforded it under this Agreement and may directly (or, in the case of a holder of a Companion Loan, the related Other Servicer may) enforce such rights, (v) each of the Serviced Companion Loan Service Providers under the applicable Other Pooling and Servicing Agreement is an intended third party beneficiary under this Agreement with respect to any provision herein expressly relating to compensation, reimbursement or indemnification of such Serviced Companion Loan Service Provider and the provisions regarding the coordination of Advances, (vi) each of the Non-Serviced Mortgage Loan Service Providers under the applicable Other Pooling and Servicing Agreement is an intended third party beneficiary under this Agreement with respect to any provisions herein relating to (1) the reimbursement of any nonrecoverable advances made with respect to the applicable Non-Serviced Mortgage Loan by such Persons, (2) the indemnification of each applicable Other Servicer, Other Special Servicer and Other Trustee and certain other parties pursuant to Section 1.04 or any other section of this Agreement against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the related Other Pooling and Servicing Agreement and this Agreement that relate solely to its servicing of the related Whole Loan and any related reimbursement provisions, (3) the provisions set forth in Section 4.07 of this Agreement regarding advancing coordination and (4) the provisions set forth in Sections 3.29 and 6.07, as applicable, of this Agreement; and (vii) if one, but not all, of the Notes with respect to any Joint Mortgage Loan is repurchased, the applicable Repurchasing Seller shall be a third party beneficiary of this Agreement to the same extent as if it was a Companion Loan Noteholder, as contemplated by Section 3.33 hereof.

PNC Bank, National Association, by execution hereof by its division, Midland Loan Services, a Division of PNC Bank, National Association, acknowledges and agrees that this Agreement is binding upon and enforceable against PNC Bank, National Association to the full extent of the obligations set forth herein with respect to Midland Loan Services, a Division of PNC Bank, National Association.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

DEUTSCHE MORTGAGE & ASSET
RECEIVING CORPORATION,
as Depositor

By:	/s/ Robert-Christopher Jones
Name: Robert-Christopher Jones
Title: Managing Director

By:	/s/ Matt Smith
Name: Matt Smith
Title: Director

MIDLAND LOAN SERVICES, A DIVISION
OF PNC BANK, NATIONAL
ASSOCIATION,
as Master Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

RIALTO CAPITAL ADVISORS, LLC,
as Special Servicer

By:	/s/ Sorana Georgescu
Name: Sorana Georgescu
Title: Secretary

BMARK 2026-V20 – Pooling and Servicing Agreement

Computershare Trust Company,
NATIONAL ASSOCIATION,
as Trustee, Certificate Administrator, Paying
Agent and Custodian

By:	/s/ Scott Little
Name: Scott Little
Title: Vice President

PARK BRIDGE LENDER SERVICES LLC,
as Operating Advisor

By:	Park Bridge Advisors LLC
Its Sole Member

By:	Park Bridge Financial LLC
Its Sole Member

By:	/s/ William Kozar
Name: William Kozar
Title: Vice President

PARK BRIDGE LENDER SERVICES LLC,
as Asset Representations Reviewer

By:	Park Bridge Advisors LLC
Its Sole Member

By:	Park Bridge Financial LLC
Its Sole Member

By:	/s/ William Kozar
Name: William Kozar
Title: Vice President

BMARK 2026-V20 – Pooling and Servicing Agreement

STATE OF New York	)
	:	ss.:
COUNTY OF New York	)

On the 29th day of January in the year 2026, before me, the undersigned, personally appeared Chris Jones, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the New York, New York (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

/s/ SASKIA A. LABRIEL
Signature and Office of individual taking
acknowledgement

This instrument prepared by:	SASKIA A. LABRIEL
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 01LA6274940
Name: Sidley Austin LLP	Qualified in Kings County
Address: 787 Seventh Avenue	Commission Expires 01/14/2029
New York, New York 10019

BMARK 2026-V20 – Pooling and Servicing Agreement

STATE OF New York	)
	:	ss.:
COUNTY OF New York	)

On the 29th day of January in the year 2026, before me, the undersigned, personally appeared Matt Smith, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the New York, New York (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

/s/ SASKIA A. LABRIEL
Signature and Office of individual taking
acknowledgement

This instrument prepared by:	SASKIA A. LABRIEL
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 01LA6274940
Name: Sidley Austin LLP	Qualified in Kings County
Address: 787 Seventh Avenue	Commission Expires 01/14/2029
New York, New York 10019

BMARK 2026-V20 – Pooling and Servicing Agreement

STATE OF KANSAS	)
	:	ss.:
COUNTY OF JOHNSON	)

On the 28 day of January in the year 2026, before me, the undersigned, personally appeared David A. Eckels, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in Overland Park, Kansas.

/s/ KATRINA GARRARD
Signature and Office of individual taking
acknowledgement Katrina Garrard

This instrument prepared by:
NOTARY PUBLIC - State of Kansas
KATRINA GARRARD
Name: Sidley Austin LLP	My Appt. Expires 6/21/2027
Address: 787 Seventh Avenue
New York, New York 10019

BMARK 2026-V20 – Pooling and Servicing Agreement

STATE OF FLORIDA	)
	:	ss.:
COUNTY OF MIAMI DADE	)

On the 28th day of January in the year 2026, before me, the undersigned, personally appeared Sorana Georgescu, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the city of Miami, Florida.

/s/ Adalbys Larrazabal
Signature and Office of individual taking
acknowledgement

Notary Public State of Florida
Adalbys Larrazabal
My Commission HH 483227
Expires 2/4/2028

BMARK 2026-V20 – Pooling and Servicing Agreement

STATE OF Minnesota	)
	:	ss.:
COUNTY OF Ramsey	)

On the 28th day of January in the year 2026, before me, the undersigned, personally appeared Scott R. Little, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the city of St. Paul, Minnesota (insert the city or other political subdivision and the state or county or other place acknowledgment was taken).

MARY GUY MONSON-OWEN	/s/ MARY GUY MONSON-OWEN
NOTARY PUBLIC - MINNESOTA	Signature and Office of individual taking
MY COMMISSION EXPIRES 01/31/30	acknowledgement

This instrument prepared by:

Name: Sidley Austin LLP
Address: 787 Seventh Avenue
New York, New York 10019

BMARK 2026-V20 – Pooling and Servicing Agreement

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On the 28th day of January in the year 2026, before me, the undersigned, personally appeared William Kozar, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the city of New York.

/s/ MADELINE NEGRON
Signature and Office of individual taking
acknowledgement

MADELINE NEGRON
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 01NE0015288
Qualified in West County
Commission Expires October 30,2027

BMARK 2026-V20 – Pooling and Servicing Agreement

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On the 28th day of January in the year 2026, before me, the undersigned, personally appeared William Kozar, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the city of New York.

/s/ MADELINE NEGRON
Signature and Office of individual taking
acknowledgement

MADELINE NEGRON
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 01NE0015288
Qualified in West County
Commission Expires October 30,2027

BMARK 2026-V20 – Pooling and Servicing Agreement

EXHIBIT A-1

FORM OF CLASS A-1 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

1     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-1-1

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-1

Class A-1 Pass-Through Rate: 4.3320%	CUSIP: 08164KAU4 ISIN: US08164KAU43
Original Aggregate Certificate Balance of the Class A-1 Certificates: $4,488,000	Initial Certificate Balance of this Certificate: $[_]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: August 2030	No.: A-1-[_]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1, Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing

A-1-2

Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1, Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-1, Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available

A-1-3

funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and

A-1-4

Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

A-1-5

provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in

A-1-6

the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

A-1-7

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to

A-1-8

modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor
A-1-9

Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-1-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-1, Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class A-1, Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-1-11

EXHIBIT A-2

FORM OF CLASS A-2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

1     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-2-1

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-2

Class A-2 Pass-Through Rate: 4.6970%	CUSIP: 08164KAV2 ISIN: US08164KAV26
Original Aggregate Certificate Balance of the Class A-2 Certificates: $150,000,000	Initial Certificate Balance of this Certificate: $[_]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: December 2030	No.: A-2-[_]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing

A-2-2

Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available

A-2-3

funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and

A-2-4

Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

A-2-5

provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in

A-2-6

the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

A-2-7

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to

A-2-8

modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor
A-2-9

Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-2-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-2 Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-2-11

EXHIBIT A-3

FORM OF CLASS A-3 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

1     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-3-1

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-3

Class A-3 Pass-Through Rate: 5.1840%	CUSIP: 08164KAW0 ISIN: US08164KAW09
Original Aggregate Certificate Balance of the Class A-3 Certificates: $453,030,000	Initial Certificate Balance of this Certificate: $[__]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: January 2031	No.: A-3-[_]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing

A-3-2

Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-3 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available

A-3-3

funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and

A-3-4

Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

A-3-5

provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a

A-3-6

Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the

A-3-7

Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional

A-3-8

material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.
A-3-9

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-3-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3 Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-3-11

EXHIBIT A-4

FORM OF CLASS A-M CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

1     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-4-1

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A-M

Class A-M Pass-Through Rate: 5.4360%	CUSIP: 08164KAZ3 ISIN: US08164KAZ30
Original Aggregate Certificate Balance of the Class A-M Certificates: $85,704,000	Initial Certificate Balance of this Certificate: $[__]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: January 2031	No.: A-M-[_]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing

A-4-2

Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-M Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-M Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available

A-4-3

funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and

A-4-4

Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

A-4-5

provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a

A-4-6

Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the

A-4-7

Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional

A-4-8

material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.
A-4-9

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-4-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-M Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class A-M Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-4-11

EXHIBIT A-5

FORM OF CLASS B CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-5-1

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS B

Class B Pass-Through Rate: A per annum rate equal to the lesser of (i) 5.6870% and (ii) the WAC Rate that corresponds to the related Interest Accrual Period	CUSIP: 08164KBA7 ISIN: US08164KBA79
Original Aggregate Certificate Balance of the Class B Certificates: $43,394,000	Initial Certificate Balance of this Certificate: $[__]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: January 2031	No.: B-[_]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing

A-5-2

Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available

A-5-3

funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and

A-5-4

Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

A-5-5

provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a

A-5-6

Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the

A-5-7

Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional

A-5-8

material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.
A-5-9

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-5-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class B Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-5-11

EXHIBIT A-6

FORM OF CLASS C CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1
THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-6-1

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS C

Class C Pass-Through Rate: 5.4360%	CUSIP: 08164KBB5 ISIN: US08164KBB52
Original Aggregate Certificate Balance of the Class C Certificates: $33,630,000	Initial Certificate Balance of this Certificate: $[__]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: January 2031	No.: C-[_]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing

A-6-2

Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available

A-6-3

funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and

A-6-4

Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

A-6-5

provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a

A-6-6

Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the

A-6-7

Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional

A-6-8

material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.
A-6-9

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-6-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class C Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-6-11

EXHIBIT A-7

FORM OF CLASS D [RULE 144A]1 [TEMPORARY REG S]2 [REG S]3 [IAI]4 CERTIFICATE

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]5

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]6

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER,

1     For Rule 144A Global Certificates only.

2     For Temp Reg S Global Certificates only.

3     For Reg S Global Certificates only.

4     For IAI Global Certificates only.

5     For Temp Reg S Global Certificates only.

6     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-7-1

WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO OTHER INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO INSTITUTIONS THAT ARE A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE

A-7-2

BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-7-3

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS D

Class D Pass-Through Rate: 4.5000%	CUSIP: 08164KAE0[7] U0702KAC7[8] 08164KAF7[9] ISIN: US08164KAE01[10] USU0702KAC72[11] US08164KAF75[12]
Original Aggregate Certificate Balance of the Class D Certificates: $29,291,000	Initial Certificate Balance of this Certificate: $[__]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: January 2031	No.: D-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

7      For Rule 144A Certificates

8      For Regulation S Certificates

9      For IAI Certificates

10     For Rule 144A Certificates

11     For Regulation S Certificates

12     For IAI Certificates

A-7-4

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class D Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

A-7-5

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted

A-7-6

Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such

A-7-7

Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such

A-7-8

action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any

A-7-9

such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
A-7-10

(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser
A-7-11

acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and

A-7-12

disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-7-13

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class D Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-7-14

EXHIBIT A-8

FORM OF CLASS E [RULE 144A] 1 [TEMPORARY REG S]2 [REG S]3 [IAI]4
CERTIFICATE

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]5

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]6

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER,

1     For Rule 144A Global Certificates only.

2     For Temp Reg S Global Certificates only.

3     For Reg S Global Certificates only.

4     For IAI Global Certificates only.

5     For Temp Reg S Global Certificates only.

6     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-8-1

WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO OTHER INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO INSTITUTIONS THAT ARE A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE

A-8-2

BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (PURSUANT TO U.S. DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA)), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH ACQUISITION, HOLDING AND THE SUBSEQUENT DISPOSITION OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WILL BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR, IN THE CASE OF A PLAN SUBJECT TO SIMILAR LAW, WHERE THE ACQUISITION, HOLDING AND DISPOSITION OF SUCH CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-8-3

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS E

Class E Pass-Through Rate: A per annum rate equal to the WAC Rate minus 1.8200%	CUSIP: 08164KAG5[7] U0702KAD5[8] 08164KAH3[9] ISIN: US08164KAG58[10] USU0702KAD55[11] US08164KAH32[12]
Original Aggregate Certificate Balance of the Class E Certificates: $18,443,000	Initial Certificate Balance of this Certificate: $[__]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: February 2031	No.: E-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

7      For Rule 144A Certificates

8      For Regulation S Certificates

9      For IAI Certificates

10     For Rule 144A Certificates

11     For Regulation S Certificates

12     For IAI Certificates

A-8-4

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026.

During each Interest Accrual Period (as defined below), interest on the Class E Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the

A-8-5

related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

A-8-6

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

A-8-7

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the

A-8-8

Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement

A-8-9

to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its
A-8-10

then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
A-8-11

(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants

A-8-12

of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-8-13

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-8-14

EXHIBIT A-9

FORM OF CLASS F-RR [RULE 144A] 1 [TEMPORARY REG S]2 [REG S]3 [IAI]4
CERTIFICATE

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]5

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]6

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER,

1     For Rule 144A Global Certificates only.

2     For Temp Reg S Global Certificates only.

3     For Reg S Global Certificates only.

4     For IAI Global Certificates only.

5     For Temp Reg S Global Certificates only.

6     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-9-1

WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO OTHER INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO INSTITUTIONS THAT ARE A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE IS INTENDED TO CONSTITUTE PART OF AN “ELIGIBLE HORIZONTAL RESIDUAL INTEREST” (AS DEFINED IN REGULATION RR PROMULGATED UNDER SECTION 15G OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED), AND AS SUCH IS SUBJECT TO VARIOUS PROHIBITIONS ON HEDGING, TRANSFER AND FINANCING SET FORTH IN REGULATION RR PROMULGATED UNDER SECTION 15G OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED). THE INITIAL PURCHASER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

A-9-2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (PURSUANT TO U.S. DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA)), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH ACQUISITION, HOLDING AND THE SUBSEQUENT DISPOSITION OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WILL BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR, IN THE CASE OF A PLAN SUBJECT TO SIMILAR LAW, WHERE THE ACQUISITION, HOLDING

A-9-3

AND DISPOSITION OF SUCH CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-9-4

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS F-RR

Class F-RR Pass-Through Rate: A per annum rate equal to the WAC Rate	CUSIP: 08164KAJ9[7] U0702KAE3[8] 08164KAK6[9] ISIN: US08164KAJ97[10] USU0702KAE39[11] US08164KAK60[12]
Original Aggregate Certificate Balance of the Class F-RR Certificates: $13,018,000	Initial Certificate Balance of this Certificate: $[__]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: February 2031	No.: F-RR-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F-RR Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

7      For Rule 144A Certificates

8      For Regulation S Certificates

9      For IAI Certificates

10     For Rule 144A Certificates

11     For Regulation S Certificates

12     For IAI Certificates

A-9-5

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F-RR Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026.

During each Interest Accrual Period (as defined below), interest on the Class F-RR Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the

A-9-6

related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

A-9-7

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

A-9-8

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the

A-9-9

Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement

A-9-10

to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its
A-9-11

then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
A-9-12

(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants

A-9-13

of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-9-14

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class F-RR Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class F-RR Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-9-15

EXHIBIT A-10

FORM OF CLASS G-RR [RULE 144A]1 [TEMPORARY REG S]2 [REG S]3 [IAI]4
CERTIFICATE

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]5

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]6

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER,

1     For Rule 144A Global Certificates only.

2     For Temp Reg S Global Certificates only.

3     For Reg S Global Certificates only.

4     For IAI Global Certificates only.

5     For Temp Reg S Global Certificates only.

6     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-10-1

WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO OTHER INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO INSTITUTIONS THAT ARE A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE IS INTENDED TO CONSTITUTE PART OF AN “ELIGIBLE HORIZONTAL RESIDUAL INTEREST” (AS DEFINED IN REGULATION RR PROMULGATED UNDER SECTION 15G OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED), AND AS SUCH IS SUBJECT TO VARIOUS PROHIBITIONS ON HEDGING, TRANSFER AND FINANCING SET FORTH IN REGULATION RR PROMULGATED UNDER SECTION 15G OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED). THE INITIAL PURCHASER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

A-10-2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (PURSUANT TO U.S. DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA)), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH ACQUISITION, HOLDING AND THE SUBSEQUENT DISPOSITION OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WILL BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR, IN THE CASE OF A PLAN SUBJECT TO SIMILAR LAW, WHERE THE ACQUISITION, HOLDING

A-10-3

AND DISPOSITION OF SUCH CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-10-4

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS G-RR

Class G-RR Pass-Through Rate: A per annum rate equal to the WAC Rate	CUSIP: 08164KAL4[7] U0702KAF0[8] 08164KAM2[9] ISIN: US08164KAL44[10] USU0702KAF04[11] US08164KAM27[12]
Original Aggregate Certificate Balance of the Class G-RR Certificates: $36,885,584	Initial Certificate Balance of this Certificate: $[_____]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: February 2031	No.: G-RR-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G-RR Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

7      For Rule 144A Certificates

8      For Regulation S Certificates

9      For IAI Certificates

10     For Rule 144A Certificates

11     For Regulation S Certificates

12     For IAI Certificates

A-10-5

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G-RR Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026.

During each Interest Accrual Period (as defined below), interest on the Class G-RR Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the

A-10-6

related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

A-10-7

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

A-10-8

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the

A-10-9

Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement

A-10-10

to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its
A-10-11

then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
A-10-12

(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants

A-10-13

of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-10-14

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class G-RR Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class G-RR Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-10-15

EXHIBIT A-11

FORM OF CLASS X-A CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE HOLDERS OF THIS CLASS X-A CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL AMOUNT OF THE CLASS X-A CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL AMOUNT OF THE CLASS X-A CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

1     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-11-1

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS X-A

Class X-A Pass-Through Rate: The Class X-A Pass-Through Rate[2]	CUSIP: 08164KAX8 ISIN: US08164KAX81
Original Aggregate Notional Amount of the Class X-A Certificates: $693,222,000	Initial Notional Amount of this Certificate: $[__]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: January 2031	No.: X-A-[_]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-A Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class

2     As defined in the Pooling and Servicing Agreement.

A-11-2

X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-A Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class X-A Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Amount hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the

A-11-3

calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating

A-11-4

thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

A-11-5

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a

A-11-6

Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

A-11-7

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to

A-11-8

modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor
A-11-9

Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-11-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-A Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class X-A Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-11-11

EXHIBIT A-12

FORM OF CLASS X-B CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE HOLDERS OF THIS CLASS X-B CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL AMOUNT OF THE CLASS X-B CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL AMOUNT OF THE CLASS X-B CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-12-1

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS X-B

Class X-B Pass-Through Rate: The Class X-B Pass-Through Rate[2]	CUSIP: 08164KAY6 ISIN: US08164KAY64
Original Aggregate Notional Amount of the Class X-B Certificates: $77,024,000	Initial Notional Amount of this Certificate: $[__]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: January 2031	No.: X-B-[_]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class

2      As defined in the Pooling and Servicing Agreement.

A-12-2

X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class X-B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Amount hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the

A-12-3

calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating

A-12-4

thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

A-12-5

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a

A-12-6

Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

A-12-7

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to

A-12-8

modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor
A-12-9

Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-12-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-B Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class X-B Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-12-11

EXHIBIT A-13

FORM OF CLASS X-D [RULE 144A]1 [TEMPORARY REG S]2 [REG S]3 [IAI]4 CERTIFICATE

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]5

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]6

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER,

1      For Rule 144A Global Certificates only.

2      For Temp Reg S Global Certificates only.

3      For Reg S Global Certificates only.

4      For IAI Global Certificates only.

5      For Temp Reg S Global Certificates only.

6      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-13-1

WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO OTHER INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO INSTITUTIONS THAT ARE A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE HOLDERS OF THIS CLASS X-D CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL AMOUNT OF THE CLASS X-D

A-13-2

CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL AMOUNT OF THE CLASS X-D CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-13-3

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS X-D

Class X-D Pass-Through Rate: The Class X-D Pass-Through Rate[7]	CUSIP: 08164KAA8[8] U0702KAA1[9] 08164KAB6[10] ISIN: US08164KAA88[11] USU0702KAA17[12] US08164KAB61[13]
Original Aggregate Notional Amount of the Class X-D Certificates: $29,291,000	Initial Notional Amount of this Certificate: $[_____]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: January 2031	No.: X-D-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The

7      As defined in the Pooling and Servicing Agreement.

8      For Rule 144A Certificates

9      For Regulation S Certificates

10     For IAI Certificates

11     For Rule 144A Certificates

12     For Regulation S Certificates

13     For IAI Certificates

A-13-4

Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

A-13-5

During each Interest Accrual Period (as defined below), interest on the Class X-D Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Amount hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement

A-13-6

or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the

A-13-7

Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the

A-13-8

Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects

A-13-9

the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights
A-13-10

of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
A-13-11

(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole

A-13-12

Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-13-13

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-D Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class X-D Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-13-14

EXHIBIT A-14

FORM OF CLASS X-E [RULE 144A]1 [TEMPORARY REG S]2 [REG S]3 [IAI]4
CERTIFICATE

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]5

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]6

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER,

1     For Rule 144A Global Certificates only.

2     For Temp Reg S Global Certificates only.

3     For Reg S Global Certificates only.

4     For IAI Global Certificates only.

5     For Temp Reg S Global Certificates only.

6     Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-14-1

WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO OTHER INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO INSTITUTIONS THAT ARE A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE HOLDERS OF THIS CLASS X-E CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL AMOUNT OF THE CLASS X-E

A-14-2

CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL AMOUNT OF THE CLASS X-E CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (PURSUANT TO U.S. DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA)), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH ACQUISITION, HOLDING AND THE SUBSEQUENT DISPOSITION OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WILL BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR, IN THE CASE OF A PLAN SUBJECT TO SIMILAR LAW, WHERE THE ACQUISITION, HOLDING AND DISPOSITION OF SUCH CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-14-3

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS X-E

Class X-E Pass-Through Rate: The Class X-E Pass- Through Rate[7]	CUSIP: 08164KAC4[8] U0702KAB9[9] 08164KAD2[10] ISIN: US08164KAC45[11] USU0702KAB99[12] US08164KAD28[13]
Original Aggregate Notional Amount of the Class X-E Certificates: $18,443,000	Initial Notional Amount of this Certificate: $[_____]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: February 2031	No.: X-E-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-E Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The

7      As defined in the Pooling and Servicing Agreement.

8      For Rule 144A Certificates

9      For Regulation S Certificates

10     For IAI Certificates

11     For Rule 144A Certificates

12     For Regulation S Certificates

13     For IAI Certificates

A-14-4

Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

A-14-5

During each Interest Accrual Period (as defined below), interest on the Class X-E Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Amount hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement

A-14-6

or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the

A-14-7

Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the

A-14-8

Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects

A-14-9

the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights
A-14-10

of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
A-14-11

(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole

A-14-12

Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-14-13

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-E Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class X-E Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-14-14

EXHIBIT A-15

FORM OF CLASS S CERTIFICATE

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO OTHER INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO INSTITUTIONS THAT ARE A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING

1     For Temp Reg S Global Certificates only.

A-15-1

AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (PURSUANT TO U.S. DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA)).

A-15-2

THIS CERTIFICATE REPRESENTS AN UNDIVIDED beneficial INTEREST IN A GRANTOR TRUST CONSISTING OF THE CLASS S SPECIFIC GRANTOR TRUST ASSETS.

A-15-3

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS S

No.: S-[__]	Percentage Interest: [100]% CUSIP: 08164KAN0 ISIN: US08164KAN00

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class S Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial ownership interest in a portion of the Excess Interest collected on the ARD Loans and amounts held from time to time in the Excess Interest Distribution Account. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

A-15-4

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement

A-15-5

or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the

A-15-6

Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the

A-15-7

Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects

A-15-8

the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights
A-15-9

of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
A-15-10

(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole

A-15-11

Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-15-12

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class S Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class S Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-15-13

EXHIBIT A-16

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS THE “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. TAX PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. BECAUSE THIS CERTIFICATE REPRESENTS MULTIPLE “NON-ECONOMIC RESIDUAL INTERESTS,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E 1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF

A-16-1

AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO THE DESIGNATION OF THE CERTIFICATE ADMINISTRATOR AS “PARTNERSHIP REPRESENTATIVE” FOR EACH TRUST REMIC PURSUANT TO SECTION 6223 OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO

A-16-2

SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (PURSUANT TO U.S. DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA)).

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

A-16-3

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS R

No.: R-1	Percentage Interest: [100]%
CUSIP: 08164KAQ3 ISIN: US08164KAQ31

This certifies that [              ] is the registered owner of the Percentage Interest evidenced by this Certificate in the Class R Certificates issued by the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions. The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Class R Certificate represents the “residual interest” in two “real estate mortgage investment conduits”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

A-16-4

The Certificate Administrator shall be designated as the “partnership representative” (within the meaning of Section 6223 of the Code) for each Trust REMIC.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its

A-16-5

Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the

A-16-6

name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party

A-16-7

requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any

A-16-8

Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
A-16-9

(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser
A-16-10

acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and

A-16-11

disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-16-12

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class R Certificate to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-16-13

EXHIBIT A-17

FORM OF VRR INTEREST

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF DEUTSCHE BANK AG, THE DEPOSITOR, THE MORTGAGE LOAN SELLERS, THE INITIAL PURCHASERS, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE CERTIFICATE REGISTRAR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO OTHER INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO INSTITUTIONS THAT ARE A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

A-17-1

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (PURSUANT TO U.S. DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA)).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS (I) A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND (II) A BENEFICIAL INTEREST IN THE EXCESS INTEREST AND PROCEEDS THEREOF IN THE EXCESS INTEREST DISTRIBUTION ACCOUNT.

THIS CERTIFICATE IS INTENDED TO CONSTITUTE PART OF AN “ELIGIBLE VERTICAL INTEREST” (AS DEFINED IN REGULATION RR PROMULGATED UNDER SECTION 15G OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED), AND AS SUCH IS SUBJECT TO VARIOUS PROHIBITIONS ON HEDGING, TRANSFER AND FINANCING SET FORTH IN REGULATION RR PROMULGATED UNDER SECTION 15G OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

A-17-2

BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, VRR INTEREST

VRR Interest Pass-Through Rate: N/A	CUSIP: 08164KAS9 ISIN: US08164KAS96
Original Aggregate Certificate Balance of the VRR Interest: $18,978,856	Initial Certificate Balance of this Certificate: $[_____]
First Distribution Date: March 17, 2026	Cut-off Date: The close of business on the later of the related Due Date of such Mortgage Loan in February 2026 (or, in the case of any Mortgage Loan that has its first Due Date after February 2026, the date that would have been its Due Date in February 2026 under the terms of that Mortgage Loan if a Periodic Payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: February 2031	No.: VRR-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the VRR Interest. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”), as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class X-A, Class

A-17-3

X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R Certificates and the VRR Interest (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”). This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents (i) a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and (ii) a beneficial interest in the Excess Interest and proceeds thereof in the Excess Interest Distribution Account. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth (4th) Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the VRR Interest for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Determination Date” is defined in the Pooling and Servicing Agreement as the eleventh (11th) day of each month, or if such eleventh (11th) day is not a Business Day, then the next Business Day, commencing in March 2026. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the VRR Interest will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the Persons in whose names the Certificates are registered at the close of

A-17-4

business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held under the Pooling and Servicing Agreement or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to

A-17-5

time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; (xiv) the VRR Interest Upper-Tier Regular Interest; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower); and (xvi) the Interest Deposit Amount. As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements in Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

A-17-6

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any manifest error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions of the Pooling and Servicing Agreement or any Custodial Agreement which may be defective or inconsistent with any other provisions of the Pooling and Servicing Agreement or any Custodial Agreement; (iii) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; (iv) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder; (v) to modify, eliminate or add to the provisions any provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person; (vi) to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a

A-17-7

Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (vii) to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such Rating Agency Confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (viii) to modify the provisions of Section 3.06 and Section 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); (ix) to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; (x) to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and (xi) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel.

A-17-8

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Serviced Whole Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;
(ii)	reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;
(iii)	adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;
(iv)	change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or
(v)	amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to

A-17-9

modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than 1.0% of the aggregate Stated Pool Balance of the Mortgage Loans as of the Cut-off Date (or for purposes of this calculation, if an ARD Loan is still an asset of the Trust and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the aggregate Stated Principal Balance and the aggregate Cut-off Date Balance)) by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(A)	100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor
A-17-10

Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than the Class S or Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-17-11

       IN WITNESS WHEREOF, the Certificate Administrator has caused this VRR Interest to be duly executed.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is the VRR Interest referred to in the Pooling and Servicing Agreement.

Dated: February 19, 2026

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
A-17-12

EXHIBIT B

MORTGAGE LOAN SCHEDULE

B-1

Benchmark 2026-V20 - Mortgage Loan Schedule

																			Interest
		Mortgage Loan						Mortgage	Revised	Original Principal	Cut-off Date	Maturity Date	Due	Monthly	Master Servicing	Serviced Loan Primary	Serviced Loan	Non-Serviced Mortgage Loan	Accrual	Letter of	Part of	Leasehold	Current Mezzanine
ID	Loan Number	Seller	Mortgage Loan Name	Street Address	City	State	Zip Code	Rate	Rate	Balance ($)	Stated Principal Balance ($)	or ARD	Date	Debt Service ($)	Fee Rate	Servicing Fee Rate	Subservicing Fee Rate	Primary Servicing Fee Rate	Method	Credit	Whole Loan	Interest	or Subordinate Debt
1	1	GSMC	Project Broadview	Various	Various	Various	Various	5.84000%	NAP	80,000,000	80,000,000	1/6/2031	6	394,740.74	0.00125%	0.00125%			Actual/360	No	Yes		NAP
1.01	1.01		General Mills	1871 Willow Springs Church Road	Social Circle	Georgia	30025															Fee
1.02	1.02		NYU Langone	175 Delancey Street	New York	New York	10002															Fee
1.03	1.03		UL Solutions	47173 Benicia Street, 47266 Benicia Street and 843 Auburn Court	Fremont	California	94538															Fee
1.04	1.04		Bass Pro Shops	1 Cabela Drive	Triadelphia	West Virginia	26059															Fee
1.05	1.05		Commodore Bay	2500-2501 West Commodore Way	Seattle	Washington	98199															Fee
1.06	1.06		Huntington Ingalls	350-360 Salters Creek Road	Hampton	Virginia	23661															Fee
2	2	GSMC, CREFI, GACC	CityCenter (Aria & Vdara)	3730 South Las Vegas Boulevard and 2600 West Harmon Avenue	Las Vegas	Nevada	89158	6.07880916113333%	NAP	75,000,000	75,000,000	12/9/2030	9	385,202.32	0.00125%	0.00000%		0.000009%	Actual/360	No	Yes	Fee	902,200,000
3	3	GACC	Northshore Mall	210 Andover Street	Peabody	Massachusetts	01960	6.35500%	NAP	75,000,000	75,000,000	1/1/2031	1	402,703.99	0.00125%	0.00125%			Actual/360	No	Yes	Fee	NAP
4	4	GACC	1 Willoughby Square	235 Duffield Street	Brooklyn	New York	11201	6.78600%	NAP	75,000,000	75,000,000	1/6/2031	6	430,015.63	0.00125%	0.00125%			Actual/360	No	Yes	Fee	NAP
5	5	GACC	535 & 545 5th Avenue	535-545 Fifth Avenue	New York	New York	10017	7.06000%	NAP	75,000,000	74,979,839	1/9/2031	9	466,752.61	0.00125%	0.00125%			Actual/360	No	Yes	Fee	NAP
6	6	CREFI	600 Broadway	600 Broadway	New York	New York	10012	5.97000%	NAP	58,000,000	58,000,000	1/6/2031	6	292,557.64	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
7	7	GACC	Oakbrook Center	11750-11790 US Highway 1	Palm Beach Gardens	Florida	33408	6.84700%	NAP	43,000,000	43,000,000	8/6/2030	6	248,758.48	0.00125%	0.00125%			Actual/360	No	No	Leasehold	NAP
8	8	Barclays	Normandy Center	8450 Baltimore National Pike	Ellicott City	Maryland	21043	6.53600%	NAP	40,250,000	40,250,000	1/6/2031	6	222,273.17	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
9	9	GSMC	Amazon LAX	9785 Bellanca Avenue	Los Angeles	California	90045	5.50900%	NAP	37,766,961	37,766,961	12/6/2030	6	175,789.90	0.00125%	0.00000%		0.00125%	Actual/360	No	Yes	Fee	NAP
10	10	GSMC	Etude Self Storage Portfolio	Various	Various	Various	Various	6.12200%	NAP	28,200,000	28,200,000	12/6/2030	6	145,865.15	0.00125%	0.00000%		0.00125%	Actual/360	No	Yes		NAP
10.01	10.01		Snapbox Self-Storage - Pines	8321 Pines Boulevard	Pembroke Pines	Florida	33024															Fee
10.02	10.02		Snapbox Self-Storage - Delsea	820 North Delsea Drive	Vineland	New Jersey	08360															Fee
10.03	10.03		Snapbox Storage - Crescent	6400-6504 South Crescent Boulevard	Pennsauken	New Jersey	08109															Fee
10.04	10.04		Snapbox Self-Storage - Harding	714 South Harding Highway	Buena	New Jersey	08310															Fee
10.05	10.05		Snapbox Self Storage - University	2010 South University Avenue	Little Rock	Arkansas	72204															Fee
10.06	10.06		Snapbox Self Storage - 10th	5700 West 10th Street	Little Rock	Arkansas	72204															Fee
10.07	10.07		Snapbox Self-Storage - Island	2240 Island Avenue	Philadelphia	Pennsylvania	19142															Fee
10.08	10.08		Snapbox Self-Storage - Macedo	1849 Southwest South Macedo Boulevard	Port St. Lucie	Florida	34984															Fee
10.09	10.09		Snapbox Self-Storage - Tacoma	2211 112th Street South	Tacoma	Washington	98444															Fee
10.10	10.10		Snapbox Self-Storage - East	1851 South East Avenue	Vineland	New Jersey	08360															Fee
10.11	10.11		Snapbox Self Storage - Geyer	8015 Geyer Springs Road	Little Rock	Arkansas	72209															Fee
10.12	10.12		Snapbox Self Storage - Leon	6100 Leon Circle	Little Rock	Arkansas	72209															Fee
11	11	GACC	Boise Towne Square	350 North Milwaukee Street	Boise	Idaho	83704	5.95000%	NAP	24,000,000	23,935,218	11/1/2030	1	143,121.53	0.00125%	0.00000%		0.00125%	Actual/360	No	Yes	Fee	NAP
12	12	GACC	Holman Hotel	195 Commercial Street Southeast	Salem	Oregon	97301	6.45000%	NAP	22,500,000	22,500,000	1/6/2031	6	122,617.19	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
13	13	GACC, GSMC	Torrey Heights	11202-11214 El Camino Real	San Diego	California	92130	4.96834477263158%	NAP	20,000,000	20,000,000	1/9/2031	9	83,955.83	0.00125%	0.00000%		0.0000222%	Actual/360	No	Yes	Fee	98,500,000
14	14	Barclays	Fairfield & Residence Inn San Antonio	Various	San Antonio	Texas	78204	7.51300%	NAP	20,000,000	19,981,423	1/6/2031	6	147,967.40	0.00125%	0.00125%			Actual/360	No	No		NAP
14.01	14.01		Residence Inn San Antonio Downtown Market Square	628 South Santa Rosa Avenue	San Antonio	Texas	78204															Fee
14.02	14.02		Fairfield Inn & Suites San Antonio Downtown Market	620 South Santa Rosa Avenue	San Antonio	Texas	78204															Fee
15	15	BMO	Sixty44 Residences	6044 North Winthrop Avenue	Chicago	Illinois	60660	6.41000%	NAP	18,250,000	18,250,000	1/6/2031	6	98,839.38	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
16	16	Barclays	Galleria Flats	3001 Hillcroft Avenue	Houston	Texas	77057	6.70000%	NAP	16,800,000	16,800,000	1/6/2031	6	95,102.78	0.00125%	0.00000%	0.03000%		Actual/360	No	No	Fee	NAP
17	17	GSMC	Guardian Storage Shadyside	5873 Centre Avenue	Pittsburgh	Pennsylvania	15206	6.01300%	NAP	15,670,000	15,670,000	1/6/2031	6	79,610.31	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
18	18	Barclays	Stone Mountain Festival	1825 Rockbridge Road	Stone Mountain	Georgia	30087	6.47100%	NAP	13,869,000	13,869,000	1/6/2031	6	75,827.31	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
19	19	CREFI	Park Pointe Plaza	14900 South La Grange Road	Orland Park	Illinois	60462	6.69000%	NAP	12,400,000	12,400,000	1/6/2031	6	70,090.14	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
20	20	GSMC	Courtyard Murfreesboro	1306 Greshampark Drive	Murfreesboro	Tennessee	37129	5.67900%	NAP	12,000,000	12,000,000	12/6/2030	6	57,578.75	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
21	21	CREFI	The Crossing	9920-10058 East Independence Boulevard	Matthews	North Carolina	28105	6.41000%	NAP	12,000,000	12,000,000	1/6/2031	6	64,990.28	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
22	22	GACC	Wildhorse Communities	Various	Various	Wyoming	82301	6.45000%	NAP	11,285,000	11,285,000	12/6/2030	6	61,499.33	0.00125%	0.00125%			Actual/360	No	No		NAP
22.01	22.01		Medicine Waters	300-400 North 13th Street	Saratoga	Wyoming	82331															Fee
22.02	22.02		Trails End	1925 East Murray Street	Rawlins	Wyoming	82301															Fee
22.03	22.03		Golden Eagle	1016 Harshman Street	Rawlins	Wyoming	82301															Fee
22.04	22.04		Sugar Creek	211 Monroe Street	Rawlins	Wyoming	82301															Fee
23	23	GACC	The Rock Truckee	11149, 11165, 11209, 11197, 11253 and 11177 Brockway Road	Truckee	California	96161	6.16800%	NAP	11,100,000	11,100,000	2/6/2031	6	57,846.42	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
24	24	CREFI	485 7th Ave & 100 Washington	Various	New York	New York	Various	6.50000%	NAP	10,800,000	10,800,000	2/6/2031	6	59,312.50	0.00125%	0.00125%			Actual/360	No	No		NAP
24.01	24.01		100 Washington	100 Washington Street	New York	New York	10006															Fee
24.02	24.02		485 7th Avenue	485 7th Avenue	New York	New York	10018															Fee
25	25	BMO	York MF Portfolio	Various	New York	New York	Various	6.14000%	NAP	10,500,000	10,500,000	2/6/2031	6	54,471.18	0.00125%	0.00125%			Actual/360	No	No		NAP
25.01	25.01		1481 York Avenue	1481 York Avenue	New York	New York	10021															Fee
25.02	25.02		1479 York Avenue	1479 York Avenue	New York	New York	10075															Fee
26	26	GACC	Ducky’s Day Off	34408 State Road 54	Zephyrhills	Florida	33543	6.52900%	NAP	10,350,000	10,350,000	1/6/2031	6	57,094.74	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
27	27	BMO	Kawasaki Motors North America Headquarters	26972 Burbank	Lake Forest	California	92610	6.45000%	NAP	10,000,000	10,000,000	1/6/2031	6	54,496.53	0.00125%	0.00000%		0.00125%	Actual/360	No	Yes	Fee	NAP
28	28	Barclays	Motel 6 Tewksbury	95 Main Street	Tewksbury	Massachusetts	01876	7.06700%	NAP	10,000,000	10,000,000	2/6/2031	6	71,105.91	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
29	29	CREFI	Stafford Apartments	714-716 Washington Place	Baltimore	Maryland	21201	6.93000%	NAP	8,075,000	8,075,000	2/6/2031	6	47,280.81	0.00125%	0.00125%			Actual/360	No	No	Leasehold	NAP
30	30	CREFI	33 West Ontario	33 West Ontario Street	Chicago	Illinois	60654	6.61000%	NAP	8,000,000	8,000,000	2/6/2031	6	44,678.70	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP
31	31	GACC	Big Sky Communities	Various	Various	Various	Various	6.45000%	NAP	6,900,000	6,900,000	1/6/2031	6	37,602.60	0.00125%	0.00125%			Actual/360	No	No		NAP
31.01	31.01		South Park	2884 Yellow Creek Road	Evanston	Wyoming	82930															Fee
31.02	31.02		Deer Run	145 South 500 East	Roosevelt	Utah	84066															Fee
32	32	GSMC	Penn South Brooklyn Portfolio	Various	Brooklyn	New York	Various	5.99850%	NAP	6,800,000	6,800,000	1/6/2031	6	34,463.60	0.00125%	0.00125%			Actual/360	No	No		NAP
32.01	32.01		175 South 4th Street	175 South 4th Street	Brooklyn	New York	11211															Fee
32.02	32.02		110 South 2nd Street	110 South 2nd Street	Brooklyn	New York	11249															Fee
33	33	GACC	Long Island Multifamily Portfolio	Various	Various	New York	Various	6.12000%	NAP	4,950,000	4,950,000	2/6/2031	6	25,595.63	0.00125%	0.00125%			Actual/360	No	No		NAP
33.01	33.01		108 South Street	108 South Street	Oyster Bay	New York	11771															Fee
33.02	33.02		95 High Street	95 High Street	Huntington	New York	11743															Fee
34	34	CREFI	S&S Storage	3851 FM 663	Midlothian	Texas	76065	6.60000%	NAP	3,500,000	3,500,000	12/6/2030	6	19,517.36	0.00125%	0.00125%			Actual/360	No	No	Fee	NAP

EXHIBIT C-1

FORM OF TRANSFEREE AFFIDAVIT

AFFIDAVIT PURSUANT TO
SECTION 860E(e)(4) OF THE
INTERNAL REVENUE CODE OF
1986, AS AMENDED

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

                                     , being first duly sworn, deposes and says:

1.       That he/she is a                                       of                                       (the “Purchaser”), a                                       duly organized and existing under the laws of the State of                                       on behalf of which he/she makes this affidavit.

2.       That the Purchaser’s Taxpayer Identification Number is                             .

3.       That the Purchaser of the Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Class R (the “Class R Certificate”) is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian, or is acquiring the Class R Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

4.       That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificate as they become due.

5.       That the Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flow generated by the Class R Certificate.

6.       That the Purchaser will not transfer the Class R Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this

C-1-1

affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

7.       That the Purchaser is not a Disqualified Non-U.S. Tax Person and is not purchasing the Class R Certificate for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Tax Person and is otherwise a Permitted Transferee.

8.       That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class R Certificate to a “disqualified organization,” an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof.

9.       That the Purchaser, pursuant to Section 4.04 of the Pooling and Servicing Agreement, agrees to the designation of the Certificate Administrator as the “partnership representative” (within the meaning of Code Section 6223) of each Trust REMIC.

10.       The Purchaser agrees to be bound by and to abide by the provisions of Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class R Certificate.

11.       The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Tax Person.

12.       Check the applicable paragraph:

☐         The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)       the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)      the present value of the expected future distributions on such Certificate; and

(iii)     the present value of the anticipated tax savings associated with holding such Class R Certificate as the related Trust REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Code Section 11(b) (but the tax rate in Code Section 55(b)(1)(B) (as in effect for tax years beginning on or before December 31, 2017) may be used in lieu of the highest rate specified in Code Section 11(b) if the Purchaser has been subject to the alternative minimum tax under Code Section 55 in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short term

C-1-2

Federal rate prescribed by Code Section 1274(d) for the month of the transfer and the compounding period used by the Purchaser.

☐         The transfer of the Class R Certificate complies with Treasury Regulations Section 1.860E-1(c)(5) and (6) and, accordingly,

(i)       the Purchaser is an “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)      at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)     the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Section 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the Treasury Regulations; and

(iv)     the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

[_]       None of the above.

Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its                                             this          day of                        , 20     .

[The Purchaser]

By:
Name:
Title:

C-1-3

Personally appeared before me the above named                                 , known or proved to me to be the same person who executed the foregoing instrument and to be the of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

Subscribed and sworn before me this          day of                        , 20     .

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the          day of                        , 20     .

C-1-4

EXHIBIT C-2

FORM OF TRANSFEROR LETTER

[Date]

Computershare Trust Company, National Association

1505 Energy Park Drive

St. Paul, Minnesota 55108
Attention: CTS – Certificate Transfers Benchmark 2026-V20 Mortgage Trust

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Class R

Ladies and Gentlemen:

[Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Pooling and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in the attached affidavit is not true. No purpose of [Transferor] relating to the transfer of the Class R Certificate by [Transferor] to [Transferee] is or will be to impede the assessment of any tax.

Very truly yours,

[Transferor]

By:
Name:
Title:

C-2-1

EXHIBIT C-3

FORM OF TRANSFEREE Certificate for TRANSFERS OF THE vrr
iNTEREST

[Date]

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Attention: Risk Retention Custody – Benchmark 2026-V20

with a copy to:

CCTRiskRetentionCustody@computershare.com

German American Capital Corporation 1 Columbus Circle New York, New York 10019 Attention: Lainie Kaye
Deutsche Mortgage & Asset Receiving Corporation 1 Columbus Circle New York, New York 10019 Attention: Lainie Kaye with a copy via email to: cmbs.requests@db.com

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 (the “Certificates”)

Ladies and Gentlemen:

[_____] (the “Purchaser”) hereby certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

1.	The Purchaser is acquiring from [__________] (the “Transferor”) $[_____] principal balance of the VRR Interest (the “Transferred Interest”).
2.	The Purchaser is aware that, following its acquisition of the Transferred Interest, the Certificate Registrar will not register any transfer of the Transferred Interest by the Purchaser unless the transferee, or such transferee’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate.
C-3-1

The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

3.	The Purchaser is not and will not become (a) an employee benefit plan or other plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or to Code Section 4975, or a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code (each, a “Plan”), or (b) any person acting on behalf of any such Plan or using the assets of any such Plan (including an entity whose underlying assets include plan assets by reason of a Plan’s investment in the entity) ((within the meaning of U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA)).
4.	Check one of the following:

☐         The Purchaser certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur during the Transfer Restriction Period and that:

A.	The Purchaser is a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor (a “Majority-Owned Affiliate”).
B.	The Purchaser is not acquiring the Transferred Interest as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the Transferred Interest (or until the end of the Transfer Restriction Period, if earlier), it will remain a Majority-Owned Affiliate.
C.	The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of the Transferred Interest will satisfy the risk retention requirements of the Transferor, in its capacity as [the retaining sponsor][an originator] under the Risk Retention Rule.

☐         The Purchaser certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur after the termination of the Transfer Restriction Period.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

C-3-2

[PURCHASER]

By:
Name:
Title:

C-3-3

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[APPLICABLE RETAINING PARTY]

By:
Name:
Title:

[Medallion Stamp Guarantee]

GERMAN AMERICAN CAPITAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

[Medallion Stamp Guarantee]

C-3-4

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION

By:
Name:
Title:

By:
Name:
Title:

[Medallion Stamp Guarantee]

C-3-5

EXHIBIT C-4

FORM OF TRANSFEROR Certificate for TransferS of
THE VRR INTEREST

[Date]

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Attention: Risk Retention Custody – Benchmark 2026-
V20

with a copy to:

CCTRiskRetentionCustody@computershare.com

German American Capital Corporation 1 Columbus Circle New York, New York 10019 Attention: Lainie Kaye
Deutsche Mortgage & Asset Receiving Corporation 1 Columbus Circle New York, New York 10019 Attention: Lainie Kaye with a copy via email to: cmbs.requests@db.com

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of $[_____] principal balance of the VRR Interest (the “Transferred Interest”).

C-4-1

The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services, LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

1.	The transfer is in compliance with Sections 5.01 and 5.02 of the Pooling and Servicing Agreement.
2.	Check one of the following:
☐	The Transferor certifies, represents and warrants to you that the transfer will occur during the Transfer Restriction Period and that:
A.	The Transferee is a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor.
B.	To the Transferor’s knowledge, the Transferee is not acquiring the Transferred Interest as a nominee, trustee or agent for any person that is not a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor, and that for so long as it retains its interest in the Transferred Interest, it will remain a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor.
☐	The Transferor certifies, represents and warrants to you that the transfer will occur after the termination of the Transfer Restriction Period.
3.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit C-3. The Transferor does not know or believe that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name:
Title:

C-4-2

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[APPLICABLE RETAINING PARTY]

By:
Name:
Title:

[Medallion Stamp Guarantee]

GERMAN AMERICAN CAPITAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

[Medallion Stamp Guarantee]

C-4-3

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION

By:
Name:
Title:

By:
Name:
Title:

[Medallion Stamp Guarantee]

C-4-4

EXHIBIT C-5

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF THE HRR
CERTIFICATES

[Date]

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Attention: Risk Retention Custody – Benchmark 2026-V20

with a copy to:

CCTRiskRetentionCustody@computershare.com

German American Capital Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 (the “Certificates”)

Ladies and Gentlemen:

[_____] (the “Purchaser”) hereby certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

1.	The Purchaser is acquiring (the “Transfer”) $[_____] aggregate Certificate Balance of the Class [F-RR][G-RR] Certificates from [_____] (the “Transferor”).
2.	The Purchaser is aware that the Certificate Registrar will not register any transfer of any portion of the HRR Certificates by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.
C-5-1

3.	The Transfer is in compliance with any applicable credit risk retention agreement in effect between the Retaining Sponsor and the Transferor (the “Risk Retention Agreement”).
4.	Check one of the following:

☐         The Purchaser certifies, represents and warrants to each of the addressees hereto that:

A.	It is a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor (a “Majority-Owned Affiliate”).
B.	It is not acquiring the HRR Certificates as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the HRR Certificates, it will remain a Majority-Owned Affiliate.
C.	It will deliver a joinder agreement substantially in the form attached to the Risk Retention Agreement pursuant to which it has agreed to be bound by the terms of the Risk Retention Agreement to the same extent as if it was the Transferor itself.

☐         The Transfer will occur on and after the fifth anniversary of the Closing Date, and the Purchaser certifies, represents and warrants to each of the addressees hereto that:

A.	It will execute and deliver to the Retaining Sponsor a new credit risk retention agreement in accordance with the Risk Retention Agreement.
B.	If required by the Retaining Sponsor, an affiliate of the Purchaser will execute and deliver a guaranty, if required under the Risk Retention Agreement.
C.	It will comply with any additional requirements and satisfy any additional conditions set forth under the Risk Retention Agreement applicable to the Transfer and the Purchaser as a subsequent Third Party Purchaser.

☐         The Transfer will occur after the termination of the Retained Interest Transfer Restriction Period.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

C-5-2

[PURCHASER]

By:
Name:
Title:

GERMAN AMERICAN CAPITAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

[Medallion Stamp Guarantee]

C-5-3

EXHIBIT C-6

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF THE HRR
CERTIFICATES

[Date]

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Attention: Risk Retention Custody – Benchmark 2026-V20

with a copy to:

CCTRiskRetentionCustody@computershare.com

German American Capital Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer (the “Transfer”) by [______] (the “Transferor”) to [______] (the “Transferee”) of $[_____] aggregate Certificate Balance of the Class [F-RR][G-RR] Certificates.

The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing

C-6-1

Agreement. The Transferor hereby certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

1.	The Transfer is in compliance with any applicable credit risk retention agreement in effect between the Retaining Sponsor and the Transferor (the “Risk Retention Agreement”) and the Pooling and Servicing Agreement.
2.	Check one of the following:

☐         The Transferor certifies, represents and warrants to you that:

A.	The Transferee is a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor (a “Majority-Owned Affiliate”).
B.	The Transferor has satisfied all of the conditions under the Risk Retention Agreement applicable to transfers by the Transferor to a Majority-Owned Affiliate.

☐         The Transfer will occur on and after the fifth anniversary of the Closing Date, and the Transferor certifies, represents and warrants to you that:

A.	The Transferor has satisfied all of the conditions under the Risk Retention Agreement applicable to transfers by the Transferor to subsequent Third Party Purchasers.

☐       The Transfer will occur after the termination of the Retained Interest Transfer Restriction Period.

3.	The Transferor certifies, represents and warrants to you that the Transferor has provided notice of the Transfer to the Retaining Sponsor and [check one of the following]:

☐         The Retaining Sponsor has consented to the Transfer, a copy of which is attached hereto.

☐         At least ten (10) Business Days have passed since the Retaining Sponsor’s receipt of such written notice, and the Retaining Sponsor has not responded to the Transferor.

4.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit C-5. The Transferor does not know or believe that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

C-6-2

[TRANSFEROR]

By:
Name:
Title:

GERMAN AMERICAN CAPITAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

[Medallion Stamp Guarantee]

C-6-3

EXHIBIT D-1

FORM OF INVESTMENT REPRESENTATION LETTER

Computershare Trust Company, National Association
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS – Certificate Transfers Benchmark 2026-V20 Mortgage Trust

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com

Re:	Transfer of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20: Class [ ]

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian, on behalf of the holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Certificates”) with respect to the transfer by [__________] (the “Seller”) to the undersigned (the “Purchaser”) of [$_____ aggregate Certificate Balance][_____% Percentage Interest] of Class [_____] Certificates, in certificated fully registered form (such registered interest, the “Certificate”). Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

[For Institutional Accredited Investors only] 1. The Purchaser is an institutional “accredited investor” within the meaning of Rule 501 (a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or an entity in which all of the equity owners are such accredited investors (an “Institutional Accredited Investor”), and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and the Purchaser and any accounts for which the Purchaser is acting are each able to bear the economic risk of the investment. The Purchaser is acquiring the Certificate for its own account or for one or more

D-1-1

accounts (each of which is an Institutional Accredited Investor) as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

[For Qualified Institutional Buyers only] 1. The Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.	The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer to (i) “qualified institutional buyers” within the meaning of, and in transactions complying with, Rule 144A promulgated under the Securities Act, (ii) entities qualifying as “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act, or any entity in which all of the equity owners are such accredited investors, or (iii) pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (iii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.
3.	The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.
4.	The Purchaser has reviewed the Private Placement Memorandum dated January 29, 2026, relating to certain of the Certificates (the “Private Placement Memorandum”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.
5.	The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto.
D-1-2

This undertaking is made for the benefit of the Trust, the Trustee, the Certificate Administrator, the Certificate Registrar and all Certificateholders present and future.

6.	The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.
7.	Check one of the following:

☐       The Purchaser is a “U.S. Tax Person” (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐       The Purchaser is not a “U.S. Tax Person” (as defined below) and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificate(s). The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Tax Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachments) or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the Certificate(s) is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Forms W-8BEN, IRS Forms W-8BEN-E, IRS Forms W-8IMY or]* IRS Forms W-8ECI[, as the case may be]*, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

Please make all payments due on the Certificates: **

*	Delete for Class R.
**	Only to be filled out by Purchasers of Individual Certificates. Please select (a) or (b).
D-1-3

(a)           by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:
Institution:

(b)           by mailing a check or draft to the following address:

Very truly yours,

[Purchaser]

By:
Name:
Title:

Dated: ________________, 20___

D-1-4

EXHIBIT D-2

FORM OF ERISA REPRESENTATION LETTER

[Date]

Computershare Trust Company, National Association
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS – Certificate Transfers Benchmark 2026-V20 Mortgage Trust

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle

New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Class [ ]

Ladies and Gentlemen:

_______________ (the “Purchaser”) intends to purchase from _______________ (the “Seller”) [$_____ initial Certificate Balance][$_____ initial Notional Amount][ or _____% Percentage Interest] of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class [_____], CUSIP No. _____ (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Administrator, the Certificate Registrar and the Trustee that:

The Purchaser is not and will not become (a) an employee benefit plan or other plan or retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or to Section 4975 of the Internal Revenue Code, as amended (the “Code”), or a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the foregoing provisions of ERISA or to Section 4975 of the Code (each, a “Plan”), or (b) any person acting on

D-2-1

behalf of any such Plan or using the assets of any such Plan (including any entity whose underlying assets include plan assets by reason of a Plan’s investment in the entity (within the meaning of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA)), other than (except in the case of the Class S and Class R Certificates and the VRR Interest) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company will be exempt from the prohibited transaction provisions of Section 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or, in the case of a Plan subject to Similar Law, where the acquisition, holding and disposition of such Certificate will not constitute or result in a non-exempt violation under Similar Law.

The Purchaser understands that if the Purchaser is a person referred to in clause (a) or (b) above, except in the case of the Class S and Class R Certificates and the VRR Interest, which may not be transferred unless the transferee represents it is not such a person, such Purchaser is required to provide to the Certificate Registrar any Opinions of Counsel, officers’ certificates or agreements as may be required by such persons, and which establishes to the satisfaction of the Depositor, the Certificate Administrator and the Certificate Registrar that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Section 406 and Section 407 of ERISA or Section 4975 of the Code or a non-exempt violation of any Similar Law, and will not subject the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Initial Purchasers, the Underwriters or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or Similar Law), which Opinions of Counsel, officers’ certificates or agreements shall not be at the expense of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Initial Purchasers, the Underwriters, the Trust or the Certificate Registrar.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this day of , 20 .

Very truly yours,

[Purchaser]

By:
Name:
Title:

D-2-2

EXHIBIT E

FORM OF REQUEST FOR RELEASE

[Date]

Computershare Trust Company, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Document Custody Group – Benchmark 2026-V20 Mortgage Trust

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

Dear __________________:

In connection with the administration of the Mortgage Files held by, or on behalf of, you as Custodian under the Pooling and Servicing Agreement, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Custodian with respect to the following described Mortgage Loan for the reason indicated below:

Mortgagor’s Name:
Address:
Asset No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

1.	Mortgage Loan paid in full. Such [Master Servicer] [Special Servicer] [Other Servicer] [Other Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be, following such [Master Servicer’s] [Special Servicer’s] [Other Servicer’s][Other Special Servicer’s] release of the Mortgage File, credited to the Collection Account pursuant to the Pooling and Servicing Agreement.
2.	The Mortgage Loan is being foreclosed.
3.	Other. (Describe)

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the [Pooling and Servicing Agreement][Other Pooling and Servicing Agreement] and will be returned to you or

E-1

your designee within ten (10) days of our receipt thereof, unless [the [Other Servicer][Other Special Servicer] requires such Mortgage File pursuant to the applicable Intercreditor Agreement or Other Pooling and Servicing Agreement.][the Mortgage Loan has been paid in full or otherwise liquidated, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed,] in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

[MASTER SERVICER][SPECIAL SERVICER] [OTHER SERVICER][OTHER SPECIAL SERVICER]

By:
Name:
Title:

E-2

EXHIBIT F

SECURITIES LEGEND

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO OTHER INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO INSTITUTIONS THAT ARE A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

F-1

EXHIBIT G

FORM OF REGULATION S TRANSFER CERTIFICATE

Computershare Trust Company, National Association
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS – Certificate Transfers Benchmark 2026-V20 Mortgage Trust

Re:	Transfer of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Class [ ]

Ladies and Gentlemen:

This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), and executed in connection with the above referenced transaction, on behalf of the Holders of the Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass Through Certificates, Series 2026-V20, Class [_] (the “Certificates”) in connection with the transfer by the undersigned (the “Transferor”) to                                       (the “Transferee”) of $                     Certificate Balance of Certificates, in fully registered form (each, an “Individual Certificate”), or a beneficial interest of such aggregate Certificate Balance in the Regulation S Global Certificate (the “Global Certificate”) maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the “Transferred Interest”).

In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)       the offer of the Transferred Interest was not made to a person in the United States;

[(2)      at the time the buy order was originated, the Transferee was an institution that was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was an institution that was outside the United States;]*

[(2)      the transaction was executed with a Transferee that was an institution or reasonably believed to be an institution by the Transferor or anyone acting on its behalf in, on or through the facilities of a designated offshore securities market and neither there undersigned nor

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

G-1

any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]*

(3)       no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________________, 20

G-2

EXHIBIT H

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE DURING THE RESTRICTED PERIOD

(Exchanges or transfers pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS – Certificate Transfers Benchmark 2026-V20 Mortgage Trust

Re:	Transfer of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Class [ ]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of Rule 144A Global Certificate (CUSIP No.                     ) with the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No.                     ) to be held with [Euroclear] [Clearstream]* (Common Code) through the Depositary.

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the Transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

[(2)      at the time the buy order was originated, the transferee was an institution that was outside the United States or the Transferor and any persons acting on its behalf reasonably believed that the Transferee was outside the United States,]**

* Select appropriate depository.

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

H-1

[(2)      the transaction was executed with a Transferee that was an institution or reasonably believed to be an institution by the Transferor or anyone acting on its behalf in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)       no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________________, 20__

H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE AFTER THE RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS – Certificate Transfer Services (CMBS) Benchmark 2026-V20 Mortgage Trust

Re:	Transfer of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Class [ ]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), and executed in connection with the above referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

The letter relates to U.S. $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Rule 144A Global Certificate (CUSIP No.                     ) with the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No.                     ).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

[(2)      at the time the buy order was originated, the transferee was an institution that was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States,]*

[(2)      the transaction was executed with a Transferee that was an institution or reasonably believed to be an institution by the Transferor or anyone acting on its behalf in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

I-1

person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)       no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________, 20___

I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM REGULATION S GLOBAL
CERTIFICATE TO RULE 144A GLOBAL CERTIFICATE DURING THE

RESTRICTED PERIOD

(Exchange or transfers pursuant to Section 5.02(c)(ii)(C)
of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS – Certificate Transfers Benchmark 2026-V20 Mortgage Trust

Re:	Transfer of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, Class [ ]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), and executed in connection with the above referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to U.S. $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Regulation S Global Certificate (CUSIP No.                     ) with [Euroclear] [Clearstream]* (Common Code                     ) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No.                     ).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or an jurisdiction.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer.

* Select appropriate depositary.

J-1

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________, 20__

J-2

EXHIBIT K

FORM OF DISTRIBUTION DATE STATEMENT

K-1

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Contacts
Role	Party and Contact Information
Depositor	Deutsche Mortgage & Asset Receiving Corporation
	Attention: Lainie Kaye		cmbs.requests@db.com
1 Columbus Circle | New York, NY 10019 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, N.A.
	Attention: Executive Vice President – Division Head	(913) 253-9000	NoticeAdmin@midlandls.com
10851 Mastin Street, Building 82, Suite 300 | Overland Park, KS 66210 | United States
Special Servicer	Rialto Capital Advisors, LLC
	Attention: Adam Singer, Managing Director		adam.singer@rialtocapital.com
200 S. Biscayne Blvd, Suite 3550 | Miami, FL 33131 | United States
Operating Advisor & Asset Representations Reviewer	Park Bridge Lender Services LLC
	Surveillance Manager		cmbs.notices@parkbridgefinancial.com
600 Third Avenue, 40th Floor | New York, NY 10016 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Directing Holder	RREF V – D AIV RR L, LLC
-

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals
1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Mar-26	0	0	0	0	0	0
Feb-26	0	0	0	0	0	0
Jan-26	0	0	0	0	0	0
Dec-25	0	0	0	0	0	0
Nov-25	0	0	0	0	0	0
Oct-25	0	0	0	0	0	0
Sep-25	0	0	0	0	0	0
Aug-25	0	0	0	0	0	0
Jul-25	0	0	0	0	0	0
Jun-25	0	0	0	0	0	0
May-25	0	0	0	0	0	0
Apr-25	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 25

(THIS PAGE INTENTIONALLY LEFT BLANK)

EXHIBIT L-1A

Form of Investor Certification for Non-Borrower PartY And/or
risk retention consultation party
(for Persons other than the Directing holder and/or a
Controlling Class Certificateholder)

[Date]

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Computershare Corporate Trust – Benchmark 2026-V20 Mortgage Trust
Email: TrustAdministrationGroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is either a certificateholder, beneficial owner or prospective purchaser of the above-referenced Class ___ Certificates or is the Risk Retention Consultation Party, and is neither the Directing Holder nor a Controlling Class Certificateholder.

2.       In the case of a Publicly Offered Certificate, the undersigned has received a copy of the Prospectus.

3.       The undersigned is not a Borrower Party or the Risk Retention Consultation Party.

4.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

L-1A-1

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:
L-1A-2

EXHIBIT L-1B

Form of Investor Certification for Non-Borrower PartY (for the
directing holder and/or a Controlling Class Certificateholder)

[Date]

Midland Loan Services, a Division of
PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
Division Head
Email: NoticeAdmin@pnc.com	Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Computershare Corporate Trust –
Benchmark 2026-V20
Email:
TrustAdministrationGroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff,
Niral Shah, Adam Singer

Facsimile Number: (305) 229-6425

Email: liat.heller@rialtocapital.com,
jeff.krasnoff@rialtocapital.com,
niral.shah@rialtocapital.com,
adam.singer@rialtocapital.com

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance
Manager

with a copy sent contemporaneously via email
to: cmbs.notices@parkbridgefinancial.com

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is either the Directing Holder or a Controlling Class Certificateholder.

2.       The undersigned is not a Borrower Party.

3.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related

L-1B-1

Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law, regulation or legal, judicial or administrative process; provided, however, that the confidentiality requirement detailed above shall not apply to information which (i) is already in the undersigned’s possession, (ii) is or becomes publicly available other than as a result of a disclosure by the undersigned in breach of this agreement or (iii) is or becomes available to the undersigned from a source other than the Certificate Administrator’s Website.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.       At any time the undersigned becomes a Borrower Party with respect to any Mortgage Loan, the undersigned shall deliver the certification attached as Exhibit L-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit L-1E and Exhibit L-1F to the Pooling and Servicing Agreement.

6.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

8.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

L-1B-2

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

L-1B-3

EXHIBIT L-1C

Form of Investor Certification for Borrower PartY
(for Persons other than the Directing Holder, a Controlling
Class Certificateholder and/or the risk retention consultation party)

[Date]

Midland Loan Services, a Division of
PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
Division Head
Email: NoticeAdmin@pnc.com

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Computershare Corporate Trust –
Benchmark 2026-V20
Email:
TrustAdministrationGroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff,
Niral Shah, Adam Singer

Facsimile Number: (305) 229-6425

Email: liat.heller@rialtocapital.com,
jeff.krasnoff@rialtocapital.com,
niral.shah@rialtocapital.com,
adam.singer@rialtocapital.com

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is either a certificateholder, beneficial owner or prospective purchaser of the above-referenced Class ___ Certificates, and is neither the Directing Holder nor a Controlling Class Certificateholder.

2       The undersigned is a Borrower Party.

3.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to the Distribution Date Statements on the Certificate Administrator’s Website.

L-1C-1

In consideration of the disclosure to the undersigned of the Distribution Date Statements, or the access thereto, the undersigned shall keep the Distribution Date Statements confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Distribution Date Statements shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned shall not use or disclose the Distribution Date Statements in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

6.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:
L-1C-2

EXHIBIT L-1D

Form of Investor Certification for Borrower PartY
(for the Directing Holder and/or a Controlling Class
Certificateholder)

[Date]

Midland Loan Services, a Division of PNC
Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
Division Head
Email: NoticeAdmin@pnc.com

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Computershare Corporate Trust –
Benchmark 2026-V20
Email:
TrustAdministrationGroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff, Niral
Shah, Adam Singer

Facsimile Number: (305) 229-6425

Email: liat.heller@rialtocapital.com,
jeff.krasnoff@rialtocapital.com,
niral.shah@rialtocapital.com,
adam.singer@rialtocapital.com

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance
Manager

with a copy sent contemporaneously via email to:

cmbs.notices@parkbridgefinancial.com

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is [the Directing Holder][a Controlling Class Certificateholder].

2       The undersigned is a Borrower Party with respect to the following Excluded Controlling Class Loans:

[IDENTIFY EXCLUDED CONTROLLING CLASS LOANS] (the “Excluded Controlling Class Loans”)

L-1D-1

3.       Except with respect to the Excluded Controlling Class Loans, the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the Excluded Controlling Class Loans to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

5.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representative and shall indemnify each party to the Pooling and Servicing Agreement, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide such Excluded Information to the related Borrower or (A) any employees or personnel of the undersigned or any Affiliate involved in the management of any investment in the related Borrower or the related Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

7.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

8.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to

L-1D-2

each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

9.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

[BY ITS CERTIFICATION HEREOF, the undersigned shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.]

[The Directing Holder][a Controlling Class
Certificateholder]

By:
Title:
Company:
Phone:

L-1D-3

EXHIBIT L-1E

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER

[Date]

Midland Loan Services, a Division of PNC
Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
Division Head
Email: NoticeAdmin@pnc.com	Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Computershare Corporate Trust –
Benchmark 2026-V20
Email:
TrustAdministrationGroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff, Niral
Shah, Adam Singer

Facsimile Number: (305) 229-6425

Email: liat.heller@rialtocapital.com,
jeff.krasnoff@rialtocapital.com,
niral.shah@rialtocapital.com,
adam.singer@rialtocapital.com

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance
Manager

with a copy sent contemporaneously via email to: cmbs.notices@parkbridgefinancial.com

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

THIS NOTICE IDENTIFIES AN “EXCLUDED CONTROLLING CLASS LOAN” RELATING TO THE BENCHMARK 2026-V20 MORTGAGE TRUST COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2026-V20, REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO SECTION 3.32 OF THE POOLING AND SERVICING AGREEMENT.

In accordance with Section 4.02(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby certifies and agrees as follows:

1.       The undersigned is [the Directing Holder] [a Controlling Class Certificateholder] as of the date hereof.

2.       The undersigned has become an Excluded Controlling Class Holder with respect to the following Mortgage Loan(s) (“Excluded Controlling Class Loans”):

L-1E-1

Mortgage Loan Number	ODCR	Loan Name	Borrower Name

3.       As of the date above, the undersigned is the beneficial owner of the following certificates, and is providing the below information to the addressees hereto for purposes of their compliance with the Pooling and Servicing Agreement, including, the Certificate Administrator’s determination as to whether a Consultation Termination Event or Control Termination Event is in effect with respect to the Excluded Controlling Class Loans listed in paragraph 2 if any such mortgage loan is an Excluded Mortgage Loan:

CUSIP	Class	Outstanding Certificate Balance	Initial Certificate Balance

4.       The undersigned is simultaneously providing notice to the Certificate Administrator in the form of Exhibit L-1F to the Pooling and Servicing Agreement, requesting termination of access to any Excluded Information. The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information relating to the Excluded Controlling Class Loans on the Certificate Administrator’s website unless and until it has (i) delivered notice of the termination of the related Excluded Controlling Class Holder status and (ii) submitted a new investor certification in accordance with Section 4.02(b) of the Pooling and Servicing Agreement.

5.       The undersigned agrees to indemnify and hold harmless each party to the Pooling and Servicing Agreement, the Underwriters, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any Excluded Information relating to the Excluded Controlling Class Loans listed in Paragraph 2 above.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

L-1E-2

IN WITNESS WHEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Directing Holder][a Controlling Class
Certificateholder]

By:
Name:
Title:
Phone:
Email:
Address:

L-1E-3

EXHIBIT L-1F

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER TO
CERTIFICATE ADMINISTRATOR

[Date]

Via: Email
Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Computershare Corporate Trust – Benchmark 2026-V20
TrustAdministrationGroup@computershare.com
CCTCMBSBondAdmin@computershare.com

with a copy to:

Email: ctslink.customerservice@computershare.com
Attention: CTS Link – Computershare Corporate Trust – Benchmark 2026-V20

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with Section 4.02(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby directs you as follows:

1.       The undersigned is the [Directing Holder][a Controlling Class Certificateholder] as of the date hereof.

2.       The undersigned has become an Excluded Controlling Class Holder with respect to the following Mortgage Loan(s) (“Excluded Controlling Class Loans”):

Mortgage Loan Number	ODCR	Loan Name	Borrower Name

3.       The following USER IDs for CTSLink are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the Benchmark 2026-V20 Mortgage Trust securitization should be revoked as to such users:

L-1F-1

4.       The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information with respect to such Excluded Controlling Class Loans on the Certificate Administrator’s website unless and until it (i) is no longer an Excluded Controlling Class Holder with respect to such Excluded Controlling Class Loans, (ii) has delivered notice of the related Excluded Controlling Class Holder status and (iii) has submitted an investor certification in the form of Exhibit L-1E to the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Directing Holder][a Controlling Class
Certificateholder]

Name:
Title:
Phone:
Email:
Address:

The undersigned hereby acknowledges that
access to CTSLink has been revoked for
the users listed in Paragraph 3.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
Certificate Administrator

Name:
Title:

L-1F-2

EXHIBIT L-1G

Form of Certification of the DIRECTING HOLDER

[Date]

Midland Loan Services, a Division of PNC
Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
Division Head
Email: NoticeAdmin@pnc.com

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Computershare Corporate Trust –
Benchmark 2026-V20
Email:
TrustAdministrationGroup@computershare.com
CCTCMBSBondAdmin@computershare.com
Deutsche Mortgage & Asset Receiving Corporation 1 Columbus Circle New York, New York 10019 Attention: Lainie Kaye with a copy via email to: cmbs.requests@db.com

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance
Manager

with a copy sent contemporaneously via email
to: cmbs.notices@parkbridgefinancial.com

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff, Niral
Shah, Adam Singer

Facsimile Number: (305) 229-6425

Email: liat.heller@rialtocapital.com,
jeff.krasnoff@rialtocapital.com,
niral.shah@rialtocapital.com,
adam.singer@rialtocapital.com

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with Section 3.29(a) of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Directing Holder.

2.       The undersigned is not a Borrower Party.

L-1G-1

3.       If the undersigned becomes a Borrower Party with respect to any Mortgage Loan, the undersigned agrees to and shall deliver the certification attached as Exhibit L-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit L-1E and Exhibit L-1F to the Pooling and Servicing Agreement.

4.       [Other than for Initial Directing Holder: The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.]

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

[BY ITS CERTIFICATION HEREOF, the undersigned shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.]

[The Directing Holder][a Controlling Class Certificateholder]

By:
Title:
Company:
Phone:

L-1G-2

EXHIBIT L-1H

Form of Certification of the RISK RETENTION CONSULTATION PARTY

[Date]

Midland Loan Services, a Division of PNC
Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
Division Head

Facsimile: (888) 706-3565

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Corporate Trust Services –
Benchmark 2026-V20
Email:
TrustAdministrationGroup@computershare.com
CCTCMBSBondAdmin@computershare.com
Park Bridge Lender Services LLC 600 Third Avenue, 40th Floor New York, New York 10016 Attention: BMARK 2026-V20 – Surveillance Manager	Deutsche Mortgage & Asset Receiving Corporation 1 Columbus Circle New York, New York 10019 Attention: Lainie Kaye with a copy via email to: cmbs.requests@db.com
Computershare Trust Company, National Association 1505 Energy Park Drive St. Paul, Minnesota 55108 Attention: CTS – Certificate Transfers Benchmark 2026-V20

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff, Niral
Shah, Adam Singer

Facsimile Number: (305) 229-6425

Email: liat.heller@rialtocapital.com,
jeff.krasnoff@rialtocapital.com,
niral.shah@rialtocapital.com,
adam.singer@rialtocapital.com

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20, VRR Interest

In accordance with Section 3.29 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Risk Retention Consultation Party.

L-1H-1

2.       The undersigned is not a Borrower Party.

3.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

4.       The contact information for the undersigned for all notices and other communications is as follows:

[_____]

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[RISK RETENTION CONSULTATION PARTY]

By:
Name:
Title:

Dated: _______

L-1H-2

EXHIBIT L-2

FORM OF FINANCIAL MARKET PUBLISHER CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor.

In connection with the Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian, the undersigned hereby certifies and agrees as follows:

1.       The undersigned is an employee or agent of BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Recursion Co., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, LSEG, CRED iQ or KBRA Analytics, LLC,, a market data provider that has been given access to the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to Section 4.02 of the Pooling and Servicing Agreement to Privileged Persons on www.ctslink.com (the “Website”) by request of the Depositor.

2.       The undersigned agrees that each time it accesses the Website, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

L-2-1

EXHIBIT M

FORM OF NOTIFICATION FROM CUSTODIAN

[DATE]

To the Persons Listed on the attached Schedule A

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby notifies you that, based upon the review required under the Pooling and Servicing Agreement, the Mortgage File for each Mortgage Loan set forth on the attached defect schedule contains a document or documents which (i) has not been executed or received, (ii) has not been recorded or filed (if required), (iii) is unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, (iv) appears not to be what they purport to be or has been torn in any materially adverse manner or (v) is mutilated or otherwise defaced, in each case as more fully described on the attached defect schedule.

The Custodian has no responsibility to determine, and expresses no opinion with respect thereto, whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:
M-1

SCHEDULE A
TO
FORM OF NOTIFICATION FROM CUSTODIAN

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye
with a copy via email to:
cmbs.requests@db.com

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance Manager

with a copy sent contemporaneously via
email to: cmbs.notices@parkbridgefinancial.com

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Computershare Corporate Trust (CMBS) – Benchmark 2026-V20

with copies to:

CCTCMBSBondAdmin@computershare.com; and
TrustAdministrationGroup@computershare.com

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Email: NoticeAdmin@pnc.com

with a copy to:

Stinson LLP
1201 Walnut Street
Suite 2900
Kansas City, Missouri 64106-2150
Fax Number: (816) 412-9338
Attention: Kenda K. Tomes
E-mail: kenda.tomes@stinson.com

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

M-2

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff, Niral Shah, Adam Singer

Facsimile Number: (305) 229-6425

Email: liat.heller@rialtocapital.com, jeff.krasnoff@rialtocapital.com,
niral.shah@rialtocapital.com, adam.singer@rialtocapital.com

For so long as no Consultation Termination Event is continuing:

RREF V – D AIV RR L, LLC

c/o Rialto Capital Management LLC

767 Fifth Avenue, Suite 21A

New York, New York 10153

Attention: Josh Cromer

Facsimile number: (212) 751-4646

with a copy to:

RREF V – D AIV RR L, LLC

c/o Rialto Capital Management LLC

767 Fifth Avenue, Suite 21A

New York, New York 10153

Attention: Joseph Bachkosky

Facsimile number: (212) 751-4646

To the applicable Mortgage Loan Seller:

[German American Capital Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com]

[Citi Real Estate Funding Inc.
388 Greenwich Street, 6th Floor
New York, New York 10013
Attention: Richard Simpson
Fax number: (646) 328-2943

with a copy to:

Citi Real Estate Funding Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Raul Orozco
Fax number: (347) 349-0898

M-3

with a copy to:

Citi Real Estate Funding Inc.
388 Greenwich Street, 17th Floor
New York, New York 10013
Attention: Ryan O’Connor

with copies by electronic mail to:

richard.simpson@citi.com, and ryan.m.oconnor@citi.com and, in the case of each Rule 15Ga-1
Notice, cmbs.notice@citi.com]

[Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: Scott Epperson
Email: scott.epperson@gs.com and gs-refgsecuritization@gs.com with a copy to:

Structured Finance Legal (REFG)
Email: gs-refglegal@gs.com]

[Barclays Capital Real Estate Inc.
745 Seventh Avenue
New York, New York 10019
Email: RRcmbs@barclays.com

with a copy to:

Barclays Capital Real Estate Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Legal Department
Email: SPLegalNotices@barclays.com

Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Michael Birajiclian and David Schell
Email: Michael.Birajiclian@bmo.com; and David.Schell@bmo.com

with a copy to:

M-4

Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Legal Department
Email: BMOCMBSNotices@bmo.com]

M-5

DEFECT SCHEDULE
TO FORM OF NOTIFICATION FROM CUSTODIAN

M-6

EXHIBIT N-1

FORM OF CLOSING DATE CUSTODIAN CERTIFICATION

[Date]

[                 ]
[                 ]
[                 ]
Attention: [                 ]

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian hereby certifies that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Custodian has in its possession the documents specified in clause (i) of the definition of “Mortgage File”, (b) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers as described in clause (a) above have been reviewed by it or by a Custodian on its behalf and appear regular on their face, appear to be executed and purports to relate to such Mortgage Loan, except as identified on the schedule attached hereto, and (c) each of the documents specified in Section 2.01(a)(ii), 2.01(a)(vii), 2.01(a)(xi) and 2.01(a)(xix) of the Pooling and Servicing Agreement have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

N-1-1

SCHEDULE A
TO CLOSING DATE CUSTODIAN CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-1-2

EXHIBIT N-2

FORM OF POST-CLOSING CUSTODIAN CERTIFICATION

[Date]

[                 ]
[                 ]
[                 ]
Attention: [                 ]

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian hereby certifies, subject to the terms of the Pooling and Servicing Agreement, that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, all documents (other than documents referred to in clauses (xix) and (xx) of Section 2.01(a) of the Pooling and Servicing Agreement and the documents referred to in clauses (iii), (iv)(B), (v)(B) and (viii)(B) of Section 2.01(a) of the Pooling and Servicing Agreement and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) of the Pooling and Servicing Agreement) referred to in Section 2.01(a) of the Pooling and Servicing Agreement (in the case of the documents referred to in Section 2.01(a)(iv), (vi), (viii), (ix), (x), (xi), (xii) through (xvi) and (xviii) through (xx) of the Pooling and Servicing Agreement, as identified to it in writing as a document required to be delivered by the related Mortgage Loan Seller) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule, in each case, except as set forth on the attached schedule hereto.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

N-2-1

SCHEDULE A
TO POST-CLOSING CUSTODIAN CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-2-2

EXHIBIT O

FORM OF TRUSTEE BACKUP CERTIFICATION

Benchmark 2026-V20 Mortgage Trust (The “Trust”)

The undersigned, __________, a __________ of Computershare Trust Company, National Association, on behalf of Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), under that certain Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association as trustee, as certificate administrator (in such capacity, the “Certificate Administrator”), as paying agent and as custodian, certifies to [       ], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within the Trustee’s normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.	I am responsible for reviewing the activities performed by the Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed to the Certificate Administrator and to the Depositor, the Trustee has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and
2.	The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

O-1

Dated:

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION

By:
Name:
Title:

O-2

EXHIBIT P

FORM OF CUSTODIAN BACKUP CERTIFICATION

Benchmark 2026-V20 Mortgage Trust (The “Trust”)

The undersigned, __________, a __________ of Computershare Trust Company, National Association, on behalf of Computershare Trust Company, National Association, as custodian (in such capacity, the “Custodian”), under that certain Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian, certifies to [       ], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within the Custodian’s normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.	I am responsible for reviewing the activities performed by the Custodian and based on my knowledge and the compliance reviews conducted in preparing the Custodian compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed to the Certificate Administrator and to the Depositor, the Custodian has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and
2.	The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

P-1

Dated:

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION

By:
Name:
Title:

P-2

EXHIBIT Q

FORM OF CERTIFICATE ADMINISTRATOR BACKUP CERTIFICATION

Benchmark 2026-V20 Mortgage Trust (The “Trust”)

The undersigned, __________, a __________ of Computershare Trust Company, National Association, on behalf of Computershare Trust Company, National Association, as certificate administrator, (in such capacity, the “Certificate Administrator”), paying agent and custodian, under that certain Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as certificate administrator, as custodian and as paying agent, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”), certifies to [       ], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within the Certificate Administrator’s normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.	I have reviewed the annual report on Form 10-K for the fiscal year [20___] (the “Annual Report”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;
2.	To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;
3.	To my knowledge, the distribution information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;
4.	I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and
5.	The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it
Q-1

required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons: the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Depositor.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Dated:

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION

By:
Name:
Title:

Q-2

EXHIBIT R

FORM OF OPERATING ADVISOR BACKUP CERTIFICATION

Benchmark 2026-V20 Mortgage Trust (the “Trust”)

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Operating Advisor to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Operating Advisor Reports”) have been submitted by the Operating Advisor to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;
2.	Based on my knowledge, the operating advisor information contained in the Operating Advisor Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;
3.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect to the Trust’s fiscal year ________ have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and
4.	The report on assessment of compliance with servicing criteria applicable to the Operating Advisor for asset-backed securities with respect to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

R-1

Dated:

PARK BRIDGE LENDER SERVICES LLC

By:
Name:
Title:

R-2

EXHIBIT S

[RESERVED]

S-1

EXHIBIT T

FORM OF MASTER SERVICER BACKUP CERTIFICATION

Benchmark 2026-V20 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [_______________] of Midland Loan Services, a Division of PNC Bank, National Association (the “Master Servicer”) under that certain Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the Master Servicer, Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator (in such capacity, the “Certificate Administrator”), as paying agent and as custodian, on behalf of the Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, each Other Depositor and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by the Special Servicer, [each applicable Other Servicer and each applicable Other Special Servicer] in the backup certificate[s] delivered by the Special Servicer, [each applicable Other Servicer and each applicable Other Special Servicer] relating to the Relevant Period, all servicing information and all reports required to be submitted by the Master Servicer to the Certificate Administrator pursuant to Sections 3.13(a) and 3.13(c) of the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Servicer Reports”) have been submitted by the Master Servicer to the Certificate Administrator for inclusion in these reports;
2.	Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer, [each applicable Other Servicer and each applicable Other Special Servicer] in the backup certificate[s] delivered by the Special Servicer, [each applicable Other Servicer and each applicable Other Special Servicer] relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;
3.	I am, or a servicing officer under my supervision is, responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the Master Servicer, and except as disclosed in the compliance certificate delivered by the Master Servicer under Section 10.11 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the
T-1

Pooling and Servicing Agreement in all material respects in the year to which such report applies;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Master Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and
5.	The report on assessment of compliance with servicing criteria applicable to the Master Servicer for asset-backed securities with respect to the Master Servicer or any Servicing Function Participant retained by the Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of servicer, sub-servicer, co-servicer, Other Servicer, Other Special Servicer or Other Trustee not retained by the master servicer giving certification] and, notwithstanding the foregoing certifications, neither I nor Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicing Reports that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement or by any Other Servicer, Other Special Servicer or Other Trustee.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Dated:

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

T-2

EXHIBIT U

FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

Benchmark 2026-V20 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [_______________ ] of Rialto Capital Advisors, LLC, as special servicer (in such capacity, the “Special Servicer”) under that certain Pooling and Servicing Agreement dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, Computershare Trust Company, National Association, as trustee, as certificate administrator (in such capacity, the “Certificate Administrator”), as paying agent and as custodian, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as the special servicer, on behalf of the Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, each Other Depositor and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports required to be submitted by the Special Servicer to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Special Servicer Reports”) have been submitted by the Special Servicer to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;
2.	Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;
3.	I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under Section 10.11 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such report applies;
4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order
U-1

to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the Special Servicer for asset-backed securities with respect to the Special Servicer or any Servicing Function Participant retained by the Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Dated:

RIALTO CAPITAL ADVISORS, LLC

By:
Name:
Title:

U-2

EXHIBIT V

FORM OF SUB-SERVICER BACKUP CERTIFICATION

Benchmark 2026-V20 Mortgage Trust (the “Trust”)

As contemplated by Section 10.08 of that certain Pooling and Servicing Agreement dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, Computershare Trust Company, National Association, as trustee, as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, [identify the certifying individual], a                      of                     , a                      [corporation] (the “Sub-Servicer”) as Sub-Servicer in connection with the sub-servicing of one or more Mortgage Loans and/or Serviced Companion Loan under the Pooling and Servicing Agreement, on behalf of the Sub-Servicer, certify to [Name of Each Certifying Person for Sarbanes-Oxley Certification], the Depositor, each Other Depositor, the Master Servicer and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	I have reviewed the Servicer Reports and Sub-Servicer Reports (each as defined below) relating to the Mortgage Loans and/or Serviced Companion Loan delivered by the Sub-Servicer to the Master Servicer, pursuant to the Sub-Servicing Agreement dated [___________], 20[__] by and between the Sub-Servicer and the Master Servicer (the “Sub-Servicing Agreement”);
2.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all reports required to be submitted by the Sub-Servicer to the Certificate Administrator pursuant to the Pooling and Servicing Agreement (the “Servicer Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Sub-Servicer to the Certificate Administrator for inclusion in these reports;
3.	Based on my knowledge, with respect to the Relevant Period, all servicing information and all reports required to be submitted by the Sub-Servicer to the Master Servicer pursuant to the Sub-Servicing Agreement (the “Sub-Servicer Reports”) have been submitted by the Sub-Servicer to the Master Servicer;
4.	Based on my knowledge, the sub-servicer information contained in the Servicer Reports and Sub-Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;
V-1

5.	Based upon my knowledge and the annual compliance review performed as required under Section [__] of the Sub-Servicing Agreement, and except as disclosed in the compliance certificate delivered pursuant to Section [__] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects;
6.	[I am, or a servicing officer under my supervision is, responsible for reviewing the activities performed by the Sub-Servicer under the Sub-Servicing Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements for inclusion on Form 10-K pursuant Item 1123 of Regulation AB with respect to the Sub-Servicer, and except as disclosed in the compliance certificate delivered by the Sub-Servicer under Section [__] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects in the year which such report applies];
7.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Sub-Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Sub-Servicer’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and
8.	The report on assessment of compliance with servicing criteria applicable to the Sub-Servicer for asset-backed securities with respect to the Sub-Servicer or any Servicing Function Participant retained by the Sub-Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Sub-Servicing Agreement, or if not defined in the Sub-Servicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement.

Dated:

[Insert NAME OF SUB-SERVICER]

By:
Name:
Title:

V-2

EXHIBIT W

FORM OF SARBANES-OXLEY CERTIFICATION

I, [identify the certifying individual], certify that:

1.       I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the Benchmark 2026-V20 Mortgage Trust (the “Exchange Act periodic reports”);

2.       Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.       Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.       Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Midland Loan Services, a Division of PNC Bank, National Association, Rialto Capital Advisors, LLC, Computershare Trust Company, National Association, Park Bridge Lender Services LLC and [list any sub-servicers].

Dated:

[_____]
(Senior officer in charge of securitization of the depositor)

W-1

EXHIBIT X

MORTGAGE LOAN SELLER SUB-SERVICERS

Mortgage Loan Seller	Mortgage Loan Name	Sub-Servicer Name(s)	Sub-Servicer’s Duties
BCREI	Galleria Flats	Berkadia Commercial Mortgage LLC	Full Cashiering

X-1

EXHIBIT Y

SERVICING FUNCTION PARTICIPANTS

None.

Y-1

EXHIBIT Z

FORM OF NRSRO CERTIFICATION

[Date]

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Computershare Corporate Trust – Benchmark 2026-V20 Mortgage Trust

with copies to:

CCTCMBSBondAdmin@computershare.com, and
TrustAdministrationGroup@computershare.com

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Agreement”), and executed in connection with the above-referenced transaction, with respect to the certificates issued thereunder (the “Certificates”), the undersigned hereby certifies as follows:

1.         (a) The undersigned is a Rating Agency; or

(b)       The undersigned is a Nationally Recognized Statistical Rating Organization (as defined under Section 3(a)(62) of the Exchange Act) and either (x) has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), had access to the Depositor’s 17g-5 website prior to the Closing Date, is requesting access pursuant to the Agreement to certain information (the “Information”) on such 17g-5 website pursuant to the provisions of the Agreement, and agrees that any confidentiality agreement applicable to the undersigned with respect to the information obtained from the Depositor’s 17g-5 website prior to the Closing Date shall also be applicable to information obtained from the 17g-5 Information Provider’s Website (including without limitation, to any information received by the Depositor for posting on the 17g-5 Information Provider’s Website), or (y), if the undersigned did not have access to the Depositor’s 17g-5 website prior to the Closing Date, it hereby agrees that it shall be bound by the provisions of the confidentiality agreement attached hereto as Annex A which shall be applicable to it with respect to any information obtained from the 17g-5 Information Provider’s Website, including any information that is obtained from the section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date.

2.       The undersigned either (a) has not accessed information pursuant to Rule 17g–5(a)(3) ten (10) or more times during the most recently ended calendar year, or (b) has determined and maintained credit ratings for at least 10% of the issued securities and money market instruments for which it accessed information pursuant to Rule 17g–5(a)(3)(iii) in the calendar year prior to the year covered by the SEC Certification, if it accessed such information for 10 or more issued securities or money market instruments.

Z-1

3.       The undersigned agrees that each time it accesses the 17g-5 Information Provider’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Z-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with [________] (together with its affiliates, “[_______]”, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Certificates”) pursuant to the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian, and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Computershare Trust Company, National Association, as 17g-5 Information Provider under the Pooling and Servicing Agreement, including the [section of the 17g-5 Information Provider’s website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Pooling and Servicing Agreement)]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

1.	Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y) any of the terms, conditions or other facts with respect to the transactions contemplated by the Pooling and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:
-	was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;
-	was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or
Z-3

-	is independently developed by the NRSRO without reference to any Confidential Information.
2.	Information to Be Held in Confidence.
(a)	You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).
(b)	You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.
(c)	You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:
(i)	disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;
(ii)	solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5), post the Confidential Information to the NRSRO’s password protected website; and
(iii)	use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.
3.	Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an

Z-4

appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.
4.	Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.
5.	Violations of this Confidentiality Agreement.
(a)	The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.
(b)	You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.
(c)	You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the
Z-5

provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

6.	Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.
7.	Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.
8.	Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.
9.	Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.
10.	Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

[__________________]

Z-6

EXHIBIT AA-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com

Re:	Deutsche Mortgage & Asset Receiving Corporation, Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), and executed with respect to the above-referenced transaction. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Depositor, that:

1.       The Transferor is the lawful owner of the right to receive the Excess Servicing Fees with respect to the Mortgage Loans for which _________________ is the Master Servicer (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.       Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities

AA-1-1

Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:
Name:
Title:

AA-1-2

EXHIBIT AA-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Email: NoticeAdmin@pnc.com

Re:	Deutsche Mortgage & Asset Receiving Corporation, Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), entered into and executed with respect to the above-referenced transaction. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1.       The Transferee is acquiring the right to receive Excess Servicing Fees with respect to the Mortgage Loans as to which __________________ is the applicable Master Servicer (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.       The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator

AA-2-1

or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit AA-1 to the Pooling and Servicing Agreement, and (B) each of the Master Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit AA-2 to the Pooling and Servicing Agreement.

3.       The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.12 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.       Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.       The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.       The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

AA-2-2

7.       The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.       The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.12(a) of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

AA-2-3

EXHIBIT BB

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”).
Transaction: Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: Rialto Capital Advisors, LLC
Directing Holder: RREF V – D AIV RR L, LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report
1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.
(b)	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.

2.              The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided to the Operating Advisor the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

BB-1

prior calendar year. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the Pooling and Servicing Agreement and certain information it has reasonably requested from the special servicer and each [INSERT IF PRIOR TO AN OPERATING ADVISOR CONSULTATION EVENT: Final] Asset Status Report.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.
4.	[LIST OTHER REVIEWED INFORMATION]
5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement with respect to Major Decisions.
6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of

BB-2

the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the special servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

IV.           Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.
4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or
BB-3

any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

BB-4

EXHIBIT CC

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA EMAIL TO !nacctsecnotifications@computershare.com AND [_____] AND VIA
OVERNIGHT MAIL TO THE ADDRESSES IMMEDIATELY BELOW**

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Computershare Corporate Trust – Benchmark 2026-V20 Mortgage Trust

with copies to:

CCTCMBSBondAdmin@computershare.com, and
TrustAdministrationGroup@computershare.com

Deutsche Mortgage & Asset Receiving Corporation,
as Depositor
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com

Re:	**Additional Form [10-D][10-K][8-K] Disclosure Required **

Ladies and Gentlemen:

In accordance with Section [10.06][10.07][10.09] of the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, Park Bridge Lender Services LLC, as asset representations reviewer, and Computershare Trust Company, National Association, as trustee and as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, the undersigned, as                          , hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

CC-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to                          , phone number:                          ; email address:                          .

[NAME OF PARTY], as [role]

By:
Name:
Title:

CC-2

EXHIBIT DD-1

FORM OF POWER OF ATTORNEY BY TRUSTEE FOR MASTER SERVICER

After recording, return to:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Facsimile: (888) 706-3565

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY
TO MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL
ASSOCIATION,
FROM COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
AS TRUSTEE, FOR THE BENEFIT OF THE HOLDERS
OF BENCHMARK 2026-V20 MORTGAGE TRUST
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2026-V20

KNOW ALL BY THESE PRESENTS:

WHEREAS, Deutsche Mortgage & Asset Receiving Corporation, as Depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, and Computershare Trust Company, National Association, as Trustee (in such capacity, the “Trustee”) and as Certificate Administrator, entered into a Pooling and Servicing Agreement dated as of February 1, 2026 (the “PSA”), pertaining to a securitization trust formed for the benefit of the registered holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 (the “Trust”), and which provides in part that the Master Servicer shall administer and service certain “Mortgage Loans” and provide services to the “Mortgagors” as those terms are defined in the PSA, for the benefit of the Trustee in accordance with the terms of the PSA and the Mortgage Loans; and

WHEREAS, pursuant to the terms of the PSA, the Master Servicer is granted certain powers, responsibilities and authority in connection with its servicing and administration of the Mortgage Loans subject to the terms of the PSA; and

WHEREAS, the Trustee has been requested by the Master Servicer pursuant to Section 3.01(a) of the PSA to grant this Limited Power of Attorney to the Master Servicer to enable the Master Servicer to execute and deliver, on behalf of the Trustee, certain documents and instruments related to the Mortgage Loans thereby empowering the Master Servicer to take such

DD-1-1

actions as it deems necessary to comply with its servicing, administrative and management duties under and in accordance with the PSA.

NOW, THEREFORE, KNOW ALL BY THESE PRESENTS:

Computershare Trust Company, National Association, a nationally chartered banking association, not in its individual or banking capacity, but solely in its capacity as trustee for the registered holders of the above referenced Trust (the “Trustee”) under the PSA, does make, constitute and appoint Midland Loan Services, a Division of PNC Bank, National Association, with principal corporate offices at 10851 Mastin Street, Suite 700, Overland Park, Kansas 66210, as Master Servicer, by and through its designated officers, as the Trustee’s true and lawful attorney-in-fact with respect to the Mortgage Loans and each mortgaged property and related collateral (the “Mortgaged Property”) held by the Trustee to secure the obligations of the Mortgage Loans in its capacity as Trustee, and in Trustee’s name, place and stead, to prepare, complete, execute, deliver, record and file on behalf of the registered holders and the Trustee, and in any event in accordance with the terms of the PSA; (i) customary consents or waivers and other instruments and documents including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the validity, enforceability, perfection and priority of the lien on the Mortgaged Property; (ii) to consent to assignments and assumptions or substitutions, and transfers of interest of the Mortgagors, in each case subject to and in accordance with the terms of the Mortgage Loans and subject to the provisions of the PSA; (iii) to collect any insurance proceeds, condemnation proceeds and liquidation proceeds in accordance with the terms of the Mortgage Loans; (iv) to consent to any subordinate financing to be secured by any Mortgaged Property to the extent that such consent is required pursuant to the terms of the Mortgage Loans or which otherwise is required under the PSA; (v) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or to repayment of the Mortgage Loans or otherwise, in each case in accordance with the terms of the Mortgage Loans; (vi) to execute any and all instruments necessary or appropriate for the appointment of a receiver, judicial or nonjudicial foreclosure of, the taking of a deed in lieu of foreclosure with respect to, or the conversion of title to any Mortgaged Property securing a Mortgage Loans owned by the Trustee and serviced by the Master Servicer for the Trustee, and, consistent with the authority granted by the PSA, to take any and all actions on behalf of the Trustee in connection with maintaining and defending the enforceability of such Mortgage Loan obligation and the collection thereof including, without limitation, the execution of any and all instruments necessary or appropriate in defense of and for the collection and enforcement of said Mortgage Loan obligation in accordance with the terms of the PSA; (vii) to execute and deliver documents relating to the management, operation, maintenance, repair, leasing and marketing of the Mortgaged Properties, including agreements and requests by the Mortgagors with respect to modifications of the management of the Mortgaged Properties or the replacement of managers; (viii) to exercise all rights, powers and privileges granted or provided to the holder of the Mortgage Loans under their respective terms including all rights of approval and consent thereunder; (ix) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Mortgagors or their tenants in accordance with the terms of the Mortgage Loans; (x) to join the Mortgagor in granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties to the extent such does not adversely affect the value of the

DD-1-2

Mortgaged Property; (xi) to execute and deliver, on behalf of the Trustee, any and all instruments of satisfaction or cancellation, assignment, partial or full reconveyance, partial or full defeasance, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Property; (xii) to draw upon, replace, substitute, release or amend any letters of credit standing as collateral under the Mortgage Loans; (xiii) to apply amounts in the various escrow accounts set up under the Mortgage Loans pursuant to the terms provided for therein; (xiv) to endorse on behalf of the Trustee all checks, drafts and/or other negotiable instruments made payable to the Trustee; and (xv) to open bank accounts as necessary and as permitted or required under the PSA and to close bank accounts upon release or discharge of any Mortgage Loan or upon liquidation of a Mortgage Loan or Mortgaged Property and disbursement of all funds in such accounts.

ARTICLE I

The enumeration of particular powers hereinabove is not intended in any way to limit the grant to the Master Servicer as the Trustee’s attorney-in-fact of full power and authority with respect to the Mortgage Loans consistent with the PSA to execute and deliver any such documents, instrument or other writing, as fully, to all intents and purposes, as the Trustee might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and the Trustee agrees and represents to those dealing with such attorney-in-fact that they may rely upon this limited power of attorney until termination of the limited power of attorney under the provisions of Article III below. As between and among the Trustee, the registered holders, the Trust, and the Master Servicer, the Master Servicer may not exercise any right, authority or power granted by this instrument in a manner which would violate the terms of the PSA or the servicing standard imposed on the Master Servicer by the PSA, but any and all third parties dealing with the Master Servicer as the Trustee's attorney-in-fact may rely completely, unconditionally and conclusively on the Master Servicer's authority and need not make inquiry about whether the Master Servicer is acting pursuant to the PSA or such standard. Any purchaser, title company, recorder's office or other third party may rely upon a written statement by the Master Servicer that any particular loan or property in question and the release thereof is subject to and included under this power of attorney and the PSA.

ARTICLE II

Any act or thing lawfully done by the Master Servicer, and otherwise authorized under this Limited Power of Attorney, shall be binding on the Trustee and the Trustee’s successors and assigns.

ARTICLE III

This Limited Power of Attorney shall continue in full force and effect until the earliest occurrence of any of the following events, unless sooner revoked in writing by the Trustee:

(i)	the suspension or termination of this Limited Power of Attorney by the Trustee;
(ii)	the transfer of servicing under the PSA from the Master Servicer to another servicer;
DD-1-3

(iii)	the termination, resignation or removal of the Trustee as trustee of such Trust;
(iv)	the appointment of a receiver or conservator with respect to the business of the Master Servicer;
(v)	the filing of a voluntary or involuntary petition in bankruptcy by or against the Master Servicer;
(vi)	the termination of the PSA; or
(vii)	the termination of the Master Servicer.

Nothing herein shall be deemed to amend or modify the PSA or the respective rights, duties or obligations of the Trustee, or the Master Servicer thereunder, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

[SIGNATURE ON FOLLOWING PAGE]

DD-1-4

IN WITNESS WHEREOF, the Trustee has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of the __ day of [__] 2026.

Computershare Trust Company, National Association, as Trustee for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage PassThrough Certificates, Series 2026-V20

By:
Name:
Title:

Witness:

Witness:

DD-1-5

STATE OF MARYLAND			)
	)	ss.
COUNTY OF HOWARD			)

On the [DAY] day of [MONTH], before me personally appeared _______ to me personally known, who, being by me duly sworn, did acknowledge and say that s/he is the _______ of Computershare Trust Company, National Association, a nationally chartered banking association, and acknowledged to me that s/he executed the foregoing instrument on behalf of Computershare Trust Company, National Association, as Trustee, for the benefit of the registered holders of the Benchmark 2026-V20 Mortgage Trust Commercial Pass-Through Certificates, Series 2026-V20.

Witness my hand and official seal.

Notary Public: [NOTARY]
My Commission expires [DATE]

DD-1-6

EXHIBIT DD-2

FORM OF POWER OF ATTORNEY BY TRUSTEE FOR SPECIAL SERVICER

After recording, return to:

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff, Niral Shah, Adam Singer

Facsimile Number: (305) 229-6425

LIMITED POWER OF ATTORNEY
TO Rialto Capital Advisors, LLC,
FROM Computershare Trust Company, NATIONAL ASSOCIATION,
AS TRUSTEE, FOR THE BENEFIT OF THE HOLDERS
OF BENCHMARK 2026-V20 MORTGAGE TRUST
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2026-V20

KNOW ALL BY THESE PRESENTS:

WHEREAS, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as Special Servicer (the “Special Servicer”), Computershare Trust Company, National Association, as Trustee (the “Trustee”), Computershare Trust Company, National Association, as Certificate Administrator, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, entered into a Pooling and Servicing Agreement dated as of February 1, 2026 (the “PSA”), pertaining to a securitization trust formed for the benefit of the registered holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 (the “Trust”), and which provides in part that the Special Servicer shall administer and service certain “Mortgage Loans” and provide services to the “Borrowers” as those terms are defined in the PSA, for the benefit of the Trustee in accordance with the terms of the PSA and the Mortgage Loans; and

WHEREAS, pursuant to the terms of the PSA, the Special Servicer is granted certain powers, responsibilities and authority in connection with its servicing and administration of the Mortgage Loans subject to the terms of the PSA; and

WHEREAS, the Trustee has been requested by the Special Servicer pursuant to Section 3.01(a) of the PSA to grant this Limited Power of Attorney to the Special Servicer to enable the Special Servicer to execute and deliver, on behalf of the Trustee, certain documents and instruments related to the Mortgage Loans thereby empowering the Special Servicer to take such actions as it deems necessary to comply with its servicing, administrative and management duties under and in accordance with the PSA.

DD-2-1

NOW, THEREFORE, KNOW ALL BY THESE PRESENTS:

Computershare Trust Company, National Association, a nationally chartered banking association, not in its individual or banking capacity, but solely in its capacity as trustee for the registered holders of the above referenced Trust (the “Trustee”) under the PSA, does make, constitute and appoint Rialto Capital Advisors, LLC, with principal corporate offices at 200 S. Biscayne Blvd, Suite 3550, Miami, Florida 33131, as Special Servicer, by and through its designated officers, as the Trustee’s true and lawful attorney-in-fact with respect to the Mortgage Loans and each mortgaged property and related collateral (the “Mortgaged Property”) held by the Trustee to secure the obligations of the Mortgage Loans in its capacity as Trustee, and in Trustee’s name, place and stead, to prepare, complete, execute, deliver, record and file on behalf of the registered holders and the Trustee, and in any event in accordance with the terms of the PSA; (i) customary consents or waivers and other instruments and documents including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the validity, enforceability, perfection and priority of the lien on the Mortgaged Property; (ii) to consent to assignments and assumptions or substitutions, and transfers of interest of the Borrowers, in each case subject to and in accordance with the terms of the Mortgage Loans and subject to the provisions of the PSA; (iii) to collect any insurance proceeds, condemnation proceeds and liquidation proceeds in accordance with the terms of the Mortgage Loans; (iv) to consent to any subordinate financing to be secured by any Mortgaged Property to the extent that such consent is required pursuant to the terms of the related Mortgage Loans or which otherwise is required under the PSA; (v) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or to repayment of the Mortgage Loan or otherwise, in each case in accordance with the terms of the Mortgage Loans; (vi) to execute any and all instruments necessary or appropriate for judicial or nonjudicial foreclosure of, the taking of a deed in lieu of foreclosure with respect to, or the conversion of title to any Mortgaged Property securing a Mortgage Loan owned by the Trustee and serviced by the Special Servicer for the Trustee, and, consistent with the authority granted by the PSA, to take any and all actions on behalf of the Trustee in connection with maintaining and defending the enforceability of such Mortgage Loan obligation and the collection thereof including, without limitation, the execution of any and all instruments necessary or appropriate in defense of and for the collection and enforcement of said Mortgage Loan obligation in accordance with the terms of the PSA; (vii) to execute and deliver documents relating to the management, operation, maintenance, repair, leasing and marketing of the Mortgaged Properties, including agreements and requests by the Borrowers with respect to modifications of the management of the Mortgaged Properties or the replacement of managers; (viii) to exercise all rights, powers and privileges granted or provided to the holder of the Mortgage Loans under their respective terms including all rights of approval and consent thereunder; (ix) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Borrowers or their tenants in accordance with the terms of the Mortgage Loans; (x) to join the Borrower in granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties to the extent such does not adversely affect the value of the Mortgaged Property; (xi) to execute and deliver, on behalf of the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Property; (xii) to draw upon, replace, substitute, release or amend any

DD-2-2

letters of credit standing as collateral under the Mortgage Loans; and (xiii) to apply amounts in the various escrow accounts set up under the Mortgage Loans pursuant to the terms provided for therein.

ARTICLE I

The enumeration of particular powers hereinabove is not intended in any way to limit the grant to the Special Servicer as the Trustee’s attorney-in-fact of full power and authority with respect to the Mortgage Loans consistent with the PSA to execute and deliver any such documents, instrument or other writing, as fully, to all intents and purposes, as the Trustee might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and the Trustee agrees and represents to those dealing with such attorney-in-fact that they may rely upon this limited power of attorney until termination of the limited power of attorney under the provisions of Article III below. As between and among the Trustee, the registered holders, the Trust, and the Special Servicer, the Special Servicer may not exercise any right, authority or power granted by this instrument in a manner which would violate the terms of the PSA or the servicing standard imposed on the Special Servicer by the PSA, but any and all third parties dealing with the Special Servicer as the Trustee’s attorney-in-fact may rely completely, unconditionally and conclusively on the Special Servicer’s authority and need not make inquiry about whether the Special Servicer is acting pursuant to the PSA or such standard. Any purchaser, title company, recorder’s office or other third party may rely upon a written statement by the Special Servicer that any particular loan or property in question and the release thereof is subject to and included under this power of attorney and the PSA.

ARTICLE II

Any act or thing lawfully done by the Special Servicer, and otherwise authorized under this Limited Power of Attorney, shall be binding on the Trustee and the Trustee’s successors and assigns.

ARTICLE III

This Limited Power of Attorney shall continue in full force and effect until the earliest occurrence of any of the following events, unless sooner revoked in writing by the Trustee:

(i)          the suspension or termination of this Limited Power of Attorney by the Trustee;

(ii)         the transfer of servicing under the PSA from the Special Servicer to another servicer;

(iii)       the termination, resignation or removal of the Trustee as trustee of such Trust;

(iv)       the appointment of a receiver or conservator with respect to the business of the Special Servicer;

DD-2-3

(v)        the filing of a voluntary or involuntary petition in bankruptcy by or against the Special Servicer;

(vi)       the termination of the PSA; or

(vii)     the termination of the Special Servicer.

Nothing herein shall be deemed to amend or modify the PSA or the respective rights, duties or obligations of the Trustee, or the Special Servicer thereunder, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

IN WITNESS WHEREOF, the Trustee has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of the __ day of [__] 2026.

Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026- V20 Mortgage Trust Commercial Mortgage PassThrough Certificates, Series 2026-V20 (and not in its individual capacity)

By: Computershare Trust Company, National Association, as attorney-in-fact

(SEAL)

By:
Name:
Title:

ATTEST:

Witness:

Witness:

STATE OF DELAWARE	)
)ss.

COUNTY OF _________	)

DD-2-4

On this day of _____, 20__, before me personally appeared, to me personally known, who, being by me duly sworn, did acknowledge and say that s/he is the _________ of Computershare Trust Company, National Association, a nationally chartered banking association, and acknowledged to me that s/he executed the foregoing instrument on behalf of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass- Through Certificates, Series 2026-V20 (and not in its individual capacity).

Notary Public
My Commission expires:

DD-2-5

EXHIBIT EE

FORM OF NON-SERVICED MORTGAGE LOAN NOTIFICATION

[Other Depositor] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Other Trustee]*
[Address Line 1]
[Address Line 2]
Attn: [Contact Person]
*If the Other Trustee is comprised of multiple
entities (such as a separate trustee and
certificate administrator), this form shall be
addressed to each such entity
[Other Servicer] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Other Special Servicer] [Address Line 1] [Address Line 2] Attn: [Contact Person]
[Other Operating Advisor] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Other Asset Representations Reviewer] [Address Line 1] [Address Line 2] Attn: [Contact Person]
Re:	[Other Securitization Trust]

Ladies and Gentlemen:

Reference is hereby made to the [Trust][Pooling] and Servicing Agreement, dated as of [_____] (the “Other Pooling and Servicing Agreement”), between [_____], as Depositor, [_____], as master servicer, [_____], as special servicer, [_____], as certificate administrator and as trustee, and [_____], as operating advisor and as asset representations reviewer. Capitalized terms used but not defined herein shall have the meanings given to them (or an analogous term) in the Other Pooling and Servicing Agreement.

The undersigned is the certificate administrator under the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “V20 PSA”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “V20 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “V20 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “V20 Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “V20 Trustee”), as certificate administrator (in such capacity, the “V20 Certificate Administrator”), as paying agent and as custodian, and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “V20 Operating Advisor”) and as asset representations reviewer (in such capacity, the “V20 Asset Representations Reviewer”), pursuant to which the Benchmark 2026-V20 Mortgage Trust (the “V20 Trust”) was established and the [CityCenter (Aria & Vdara)][Torrey Heights][Amazon LAX][Etude Self Storage Portfolio][Boise Towne Square][Kawasaki Motors North America Headquarters] Companion Loan was transferred to the V20 Trust as of February 19, 2026 (the “Closing Date”).

EE-1

The undersigned hereby notifies you that, as of the Closing Date, or as applicable, the related Servicing Shift Securitization Date:

1.       Computershare Trust Company, National Association, as trustee under the V20 PSA, is the holder of the [CityCenter (Aria & Vdara)][Torrey Heights][Amazon LAX][Etude Self Storage Portfolio][Boise Towne Square][Kawasaki Motors North America Headquarters] Companion Loan.

2.       The [CityCenter (Aria & Vdara)][Torrey Heights][Amazon LAX][Etude Self Storage Portfolio][Boise Towne Square][Kawasaki Motors North America Headquarters] Mortgage Loan [is][is not] a Significant Obligor (as such term is defined in the V20 PSA) under the V20 PSA.

3.       The contact information for the V20 Depositor, V20 Trustee, the V20 Certificate Administrator, the V20 Master Servicer, the V20 Special Servicer, the V20 Operating Advisor, the V20 Asset Representations Reviewer, each Rating Agency (as defined in the V20 PSA) and the Directing Holder (as defined in the V20 PSA) with respect to the [CityCenter (Aria & Vdara)][Torrey Heights][Amazon LAX][Etude Self Storage Portfolio][Boise Towne Square][Kawasaki Motors North America Headquarters] Companion Loan are as set forth on Schedule I attached hereto.

4.       You are directed to remit to Midland Loan Services, a Division of PNC Bank, National Association, as V20 Master Servicer, no later than one (1) Business Day after each Determination Date (as defined in the V20 PSA) all amounts payable to (and such remittance and wire transfer instructions shall make reference to the Loan Reference Number as specified below), and to forward, deliver or otherwise make available, as the case may be, to Midland Loan Services, a Division of PNC Bank, National Association, as V20 Master Servicer, no later than one (1) Business Day after each Determination Date (as defined in the V20 PSA) all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the [CityCenter (Aria & Vdara)][Torrey Heights][Amazon LAX][Etude Self Storage Portfolio][Boise Towne Square][Kawasaki Motors North America Headquarters] Intercreditor Agreement, as applicable. The wire instructions for Midland Loan Services, a Division of PNC Bank, National Association, as V20 Master Servicer, are as follows:

[INSERT WIRE INSTRUCTIONS PROVIDED BY MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION]

Loan Reference Number: [____]

5.       The V20 Trust is subject to the reporting requirements of the Securities Exchange Act of 1934, as it may be amended from time to time.

6.       A copy of an executed version of the V20 PSA is [attached hereto][enclosed herewith].

Thank you for your attention to this matter.

EE-2

Computershare Trust Company, National Association, as Certificate Administrator for the Holders of the Benchmark 2026-V20 Mortgage Trust Pass-Through Certificates, Series 2026-V20

By:
[Name]
[Title]

EE-3

SCHEDULE I

TO FORM OF NOTICE FROM THE CERTIFICATE ADMINISTRATOR
REGARDING [NON-SERVICED WHOLE LOAN]

V20 Depositor:	Deutsche Mortgage & Asset Receiving Corporation 1 Columbus Circle New York, New York 10019 Attention: Lainie Kaye with a copy via email to: cmbs.requests@db.com
V20 Trustee:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Computershare Corporate Trust – Benchmark 2026-V20

with copies to:

CCTCMBSBondAdmin@computershare.com; and
TrustAdministrationGroup@computershare.com

V20 Certificate Administrator:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Computershare Corporate Trust – Benchmark 2026-V20

with copies to:

CCTCMBSBondAdmin@computershare.com; and
TrustAdministrationGroup@computershare.com

V20 Master Servicer:

Midland Loan Services, a Division of PNC Bank, National
Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Email: NoticeAdmin@pnc.com

EE-4

with a copy to: Stinson LLP 1201 Walnut Street Suite 2900 Kansas City, Missouri 64106-2150 Fax Number: (816) 412-9338 Attention: Kenda K. Tomes E-mail: kenda.tomes@stinson.com
V20 Special Servicer

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff, Niral Shah, Adam

Singer

Facsimile Number: (305) 229-6425

E-mail: liat.heller@rialtocapital.com;
jeff.krasnoff@rialtocapital.com;
niral.shah@rialtocapital.com;
adam.singer@rialtocapital.com

V20 Operating Advisor:

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance Manager

with a copy sent contemporaneously via email to: cmbs.notices@parkbridgefinancial.com

V20 Asset Representation Reviewer:

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance Manager

with a copy sent contemporaneously via email to: cmbs.notices@parkbridgefinancial.com

V20 Rating Agencies:	Kroll Bond Rating Agency, LLC 805 Third Avenue, 29th Floor New York, New York 10022 Attention: CMBS Surveillance Email: cmbs.surveillance@kbra.com Facsimile No.: (646) 731-2395
EE-5

Fitch Ratings, Inc.
300 West 57th Street
New York, New York 10019
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295
Email: info.cmbs@fitchratings.com

Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York 10041
Attention: Commercial Mortgage Surveillance Group
E-mail: CMBSSurveillance@moodys.com

V20 Directing Holder:

RREF V – D AIV RR L, LLC

c/o Rialto Capital Management LLC

767 Fifth Avenue, Suite 21A

New York, New York 10153

Attention: Josh Cromer

Facsimile number: (212) 751-4646

with a copy to:

RREF V – D AIV RR L, LLC

c/o Rialto Capital Management LLC

767 Fifth Avenue, Suite 21A

New York, New York 10153

Attention: Joseph Bachkosky

Facsimile number: (212) 751-4646

EE-6

EXHIBIT FF

FORM OF COMPANION LOAN NOTEHOLDER CERTIFICATION

[Date]

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Email: NoticeAdmin@pnc.com

with a copy to:

Stinson LLP
1201 Walnut Street
Suite 2900
Kansas City, Missouri 64106-2150
Fax Number: (816) 412-9338
Attention: Kenda K. Tomes
E-mail: kenda.tomes@stinson.com

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Computershare Corporate Trust – Benchmark 2026-V20

with copies to:

CCTCMBSBondAdmin@computershare.com, and
TrustAdministrationGroup@computershare.com

Re:	Benchmark 2026-V20 Mortgage Trust – Companion Loan

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement (the “Agreement”), dated as of February 1, 2026, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian, with respect to any Companion Loan (as defined in the Agreement), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Companion Loan Noteholder (as defined in the Agreement).

FF-1

2.       The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner, in whole or in part.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

3.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations contained herein remain true and correct.

4.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Companion Loan Noteholder]

By:
Title:
Company:
Phone:

FF-2

EXHIBIT GG

[RESERVED]

GG-1

EXHIBIT HH

FORM OF ASSET REVIEW REPORT BY THE
ASSET REPRESENTATIONS REVIEWER2

To: [Addresses of Recipients]

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

Ladies and Gentlemen:

In accordance with Section 11.01 of the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Mortgage Loan identified by the Certificate Administrator, and is hereby issuing the following Asset Review Report.

1.	We have performed an Asset Review on each Delinquent Mortgage Loan identified by the Certificate Administrator and our conclusion is that there is [no evidence of a failed Test][evidence of [•] failed Tests as specifically detailed on the scorecard attached hereto as Exhibit A] with respect to the Delinquent Mortgage Loans.
2.	A conclusion by the Asset Representations Reviewer of a passed Test or a failed Test shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.
3.	The Asset Representations Reviewer, other than forwarding this report to the persons listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report.
4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

2 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

HH-1

PARK BRIDGE LENDER SERVICES LLC,
as Asset Representations Reviewer

By:
Name:
Title:

HH-2

Exhibit A

Detailed Scorecard
[Template Example Below]

Test Failures
Loan #	Loan Name	Mortgage Loan Seller	R&W #	R&W Name	Test Description	Findings
[Insert Loan Number]	[Insert Loan Name]	[Insert Mortgage Loan Seller]	[Insert R&W #]	[Insert R&W Name]	[Insert Test Description]	[Insert Test findings]
			[Insert R&W #]	[Insert R&W Name]

HH-3

EXHIBIT II

FORM OF ASSET REVIEW REPORT SUMMARY
BY THE ASSET REPRESENTATIONS REVIEWER3

To: [Addresses of Recipients]

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

Ladies and Gentlemen:

In accordance with Section 11.01 of the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Mortgage Loan identified by the Certificate Administrator, and is hereby issuing the following Asset Review Report Summary.

1.	We have performed an Asset Review on each Delinquent Mortgage Loan identified by the Certificate Administrator and our conclusion is that there is [no evidence of a failed Test][evidence of [•] failed Tests as identified on the summary scorecard attached hereto as Exhibit A] with respect to the Delinquent Mortgage Loans.
2.	A conclusion by the Asset Representations Reviewer of a passed Test or a failed Test shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.
3.	The Asset Representations Reviewer, other than forwarding this Asset Review Report Summary to the parties listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report Summary.
4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

3 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

II-1

PARK BRIDGE LENDER SERVICES LLC,
as Asset Representations Reviewer

By:
Name:
Title:
II-2

Exhibit A

Summary Scorecard
[Template Example Below]

Test failures
Loan #	Loan Name	Mortgage Loan Seller	Representation and Warranty #	Representation and Warranty Name
[Insert Loan #]	[Insert Loan Name]	[Insert Mortgage Loan Seller]	[Insert Representation and Warranty #]	[Insert Representation and Warranty Name]
			[Insert Representation and Warranty #]	[Insert Representation and Warranty Name]
II-3

EXHIBIT JJ

ASSET REVIEW PROCEDURES

Subject to the Pooling and Servicing Agreement, this Exhibit sets forth Asset Representations Reviewer’s review procedures for each Delinquent Mortgage Loan based on the information provided for an Asset Review. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement. In the event of any conflict between this Exhibit JJ and the terms of the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control and govern the Asset Representation Reviewer’s responsibilities and duties with respect to Asset Reviews.

Call for Review and Collection and Inventory of Review Materials

Step 1	Asset Representations Reviewer (“ARR”) receives the following items before beginning its review from the parties specified in Section 11.01 of the Pooling and Servicing Agreement:
■	Notice of Asset Review Trigger (with attachments)
■	Asset Review Vote Election
■	Notice of Affirmative Asset Review Vote
■	List of all Delinquent Mortgage Loans subject to the Asset Review
■	Review Materials for each Delinquent Mortgage Loan via Secure Data Room access, including the Diligence File
■	Any Unsolicited Information (if applicable)
Step 2	For each Delinquent Mortgage Loan, ARR inventories all Review Materials to which ARR is provided access in the Secure Data Room to determine what, if any, Review Materials for such Delinquent Mortgage Loan are missing, using the list of documents in Section 2.01(a) of the Pooling and Servicing Agreement, any comparable lists included in the related Mortgage Loan Purchase Agreement, and any closing checklist from the origination of such Delinquent Mortgage Loan, to guide its review and determination
Step 3	If ARR determines that the information made available to it in the Secure Data Room with respect to any Delinquent Mortgage Loan is missing any documents required to complete an Asset Review of such Delinquent Mortgage Loan, ARR shall prepare a list of such missing documents and notify Master Servicer (with respect to Non-Specially Serviced Loans) and Special Servicer (with respect to Specially Serviced Loans) or applicable Mortgage Loan Seller of such missing documents. If the Master Servicer or Special Servicer, as applicable, does not
Exhibit JJ-1

provide such document as provided in the Pooling and Servicing Agreement, the ARR shall notify the related Mortgage Loan Seller of such missing information

Analysis and Testing of Representations and Warranties

Step 4	For each Delinquent Mortgage Loan for which ARR has received all Review Materials required to complete an Asset Review of such Delinquent Mortgage Loan, ARR tests such Delinquent Mortgage Loan for compliance with each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Mortgage Loan as follows:
■	ARR reviews each representation and warranty and each item included in the Review Materials applicable or related to such representation or warranty to determine whether there is any evidence that such representation or warranty was not true when made by the related Mortgage Loan Seller
■	For each representation and warranty, ARR lists
●	all items from the Review Materials reviewed or used in its testing of such representation and warranty
●	whether ARR has determined that there is any evidence that such representation or warranty was not true when made by the related Mortgage Loan Seller, and
○	if so, stating the aspect of the applicable representation or warranty that does not appear to have been true when made by the related Mortgage Loan Seller and ARR’s basis for its conclusion
○	completing the Asset Review Report by setting forth, for each Delinquent Mortgage Loan, the information contemplated herein with respect to each representation and warranty

ARR will not attempt (and has no obligation) to determine the materiality of any potential breach of a representation or warranty that it discovers evidence of during its review as contemplated herein.

Exhibit JJ-2

EXHIBIT KK

FORM OF CERTIFICATION TO CERTIFICATE ADMINISTRATOR REQUESTING
ACCESS TO SECURE DATA ROOM

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Computershare Corporate Trust – Benchmark 2026-V20

Email:	TrustAdministrationGroup@computershare.com
Attention:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with the requirements for obtaining access to the Secure Data Room pursuant to the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator, as paying agent and as custodian, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is an authorized representative of [________________________].

2.       The undersigned acknowledges and agrees that (a) access to the Secure Data Room is being granted to it solely for purposes of the undersigned carrying out its obligations under the Pooling and Servicing Agreement (b) it will not disseminate or otherwise make information contained on the Secure Data Room available to any other person except in accordance with the Pooling and Servicing Agreement or otherwise with the written consent of the Depositor and (c) it will only access information relating to the Mortgage Loans to which the Asset Review relates.

3.       The undersigned agrees that each time it accesses the Secure Data Room, the undersigned is deemed to have recertified that the representations above remains true and correct.

4.       [The undersigned is not a Certificateholder, a beneficial owner or a prospective purchaser of any Certificate.]*

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

KK-1

[NAME OF PARTY], as [role]

By:
Name:
Title:

Dated:

[Deutsche Mortgage & Asset Receiving Corporation]§

By:
Name:
Title:

§       Required to the extent that a party other than the Asset Representations Reviewer is identified by the Depositor as needing access to the Secure Data Room.

KK-2

EXHIBIT LL

FORM OF NOTICE OF [ADDITIONAL DELINQUENT MORTGAGE
LOAN][CESSATION OF DELINQUENT MORTGAGE LOAN][CESSATION OF ASSET
REVIEW TRIGGER]

[Date]

Midland Loan Services, a Division of PNC
Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
Division Head
Facsimile: (888) 706-3565
Email: NoticeAdmin@pnc.com

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: BMARK 2026-V20 – Surveillance
Manager

with a copy sent contemporaneously via email
to: cmbs.notices@parkbridgefinancial.com

Rialto Capital Advisors, LLC

200 S. Biscayne Blvd, Suite 3550

Miami, Florida 33131

Attention: Liat Heller, Jeff Krasnoff, Niral

Shah, Adam Singer

Facsimile Number: (305) 229-6425

Email: liat.heller@rialtocapital.com, jeff.krasnoff@rialtocapital.com,
niral.shah@rialtocapital.com,
adam.singer@rialtocapital.com

RREF V – D AIV RR L, LLC c/o Rialto Capital Management LLC 767 Fifth Avenue, Suite 21A New York, New York 10153 Attention: Josh Cromer Facsimile number: (212) 751-4646
Attention:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20

In accordance with Section 11.01(a) of the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, and Computershare Trust Company, National Association, as trustee, as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, the Certificate Administrator hereby notifies you that as of [RELATED DISTRIBUTION DATE]:

1. _____ An additional Mortgage Loan has become a Delinquent Mortgage Loan.

LL-1

2. _____ A Mortgage Loan has ceased to be a Delinquent Mortgage Loan.

3. _____ An Asset Review Trigger has ceased to exist.

(check all that apply)

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

Computershare Trust Company, National Association, as Certificate Administrator for the Holders of the Benchmark 2026-V20 Mortgage Trust Pass-Through Certificates, Series 2026-V20

By:
[Name]
[Title]

LL-2

EXHIBIT MM

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT OF THE RETAINED
CERTIFICATES

[Date]

[Retaining Party]

Re:	Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass- Through Certificates, Series 2026-V20 (Deutsche Mortgage & Asset Receiving Corporation as Depositor)

In accordance with Section 5.02(m) of the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Agreement”), pursuant to which the captioned series of commercial mortgage pass-through certificates (the “Certificates”) were issued, the undersigned, as Certificate Administrator, hereby acknowledges receipt and possession of, and further agrees that it will hereafter hold in the Retained Interest Safekeeping Account, the Certificates identified on Schedule I attached hereto (the “Subject Certificates”), which constitute some or all of the [VRR Interest][HRR Certificates], for the benefit of [_______], the registered holder of the Subject Certificates, pursuant to the Agreement. Payments on the Subject Certificates will be made to the registered holder thereof in accordance with the Agreement, including pursuant to any written wiring instructions provided in accordance with the Agreement.

This receipt is solely for the benefit of the addressee and is non-transferable. Possession of this receipt by any other Person will not entitle such Person to delivery of, or any rights in respect of, the Subject Certificates. The Subject Certificates are subject to the restrictions on transfer set forth in, and may not be released from the Retained Interest Safekeeping Account except in accordance with, the Agreement.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

MM-1

Schedule I

Certificates Registered in the Name of [Retaining Party]

Class (CUSIP)	Certificate No.	Initial Certificate Balance or Notional Amount

MM-2

EXHIBIT NN

[RESERVED]

NN-1

EXHIBIT OO

FORM OF NOTICE OF ADDITIONAL SECURED
INDEBTEDNESS NOTIFICATION

VIA E-MAIL:
To: Computershare Trust Company, National Association, as Certificate Administrator; CCTCMBSBondAdmin@computershare.com; !nacctsecnotifications@computershare.com; TrustAdministrationGroup@computershare.com

Ref: BMARK 2026-V20, Additional Secured Debt Notice for From 10-D

The following information is being furnished to you for inclusion on Form 10-D pursuant to Section 3.26(f) of the Pooling and Servicing Agreement

	Portfolio Name	Mortgage Loan	Position in Debt Stack	Additional Secured Debt	OPB	OPB Date	Appraised Value	Appraised Value Date	Aggregate LTV	Aggregate NCF DSCR	Aggregate NCF DSCR Date	Primary Servicer	Master Servicer	Lead Servicer	Prospectus ID
1	BMARK 2026-V20			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
2	BMARK 2026-V20			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
3	BMARK 2026-V20			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$

OO-1

SCHEDULE I

DIRECTING HOLDERS

Mortgage Loan	Directing Holder	Contact Information
All Serviced Mortgage Loans (other than the Kawasaki Motors North America Headquarters Mortgage Loan)	RREF V – D AIV RR L, LLC	RREF V – D AIV RR L, LLC c/o Rialto Capital Management LLC 767 Fifth Avenue, Suite 21A New York, New York 10153 Attention: Josh Cromer, Joseph Bachkosky Facsimile number: (212) 751-4646

Kawasaki Motors North America Headquarters Mortgage Loan	Bank of Montreal

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Michael Birajiclian and David Schell

Email: Michael.Birajiclian@bmo.com and David.Schell@bmo.com

with a copy to:

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Legal Department

Email: BMOCMBSNotices@bmo.com

Sch. I-1

SCHEDULE II

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as “Relevant Servicing Criteria” (with each Servicing Function Participant deemed to be responsible for the items applicable to the functions it is performing and for which the party that retained such Servicing Function Participant is responsible):

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Cert. Admin. Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Cert. Admin. Master Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Master Servicer Special Servicer
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Master Servicer Special Servicer Certificate Administrator
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Master Servicer Special Servicer
Sch. II-1

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Cert. Admin.
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Trustee Master Servicer Special Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Cert. Admin. Master Servicer Special Servicer
Sch. II-2

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Master Servicer.	Cert. Admin. Operating Adv. (excluding clauses (C) and (D) in the case of the Operating Adv.)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Cert. Admin.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Master Servicer’s investor records or Certificate Administrator’s investor records, or such other number of days specified in the transaction agreements.	Cert. Admin.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Cert. Admin.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer
Sch. II-3

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Master Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Master Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Master Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer Operating Adv.
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
Sch. II-4

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Master Servicer and Special Servicer are the same entity, the Master Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Sch. II-5

SCHEDULE III

[RESERVED]

Sch. III-1

SCHEDULE IV

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.06 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus. For this Benchmark 2026-V20 Mortgage Trust Pooling and Servicing Agreement, each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus.

Item on Form 10-D	Party Responsible
Item 1A: Asset-Level Information ● Item 1111(h) of Regulation AB ● Item 1125 of Regulation AB

●    Each Mortgage Loan Seller (only with respect to 1121(c)(2))

●    Each Master Servicer (only with respect to 1121(a)(12) as to non-Specially Serviced Loans)

●    Special Servicer (only with respect to 1121(a)(12) as to Specially Serviced Loans)

Item 1B: Asset Representations Reviewer and Investor Communication: ● Item 1121(d) of Regulation AB ● Item 1121(e) of Regulation AB	● Depositor ● Certificate Administrator ● Asset Representations Reviewer
Item 2: Legal Proceedings: Item 1117 of Regulation AB (to the extent material to Certificateholders)

●    Master Servicer (as to itself)

●    Special Servicer (as to itself)

●    Trustee (as to itself)

●    Certificate Administrator (as to itself)

●    Depositor (as to itself)

●    Any other Reporting Servicer (as to itself)

Sch. IV-1

●    Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust

●    Each Mortgage Loan Seller

●    Originators under Item 1110 of Regulation AB (to be provided by the Depositor)

●    Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator ● Trustee
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator
Item 6: Significant Obligors of Pool Assets	● Master Servicer
Item 7: Change in Sponsor Interest in the Securities: Item 1124 of Regulation AB	● Each Mortgage Loan Seller
Item 8: Significant Enhancement Provider Information	● N/A
Item 9: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	● Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 10: Exhibits	● Depositor (exhibits required by Item 601 of Regulation S-K, such as material agreements) ● Certificate Administrator (Monthly Statement to Certificateholders)

Sch. IV-2

SCHEDULE V

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.07 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus. For this Benchmark 2026-V20 Mortgage Trust Pooling and Servicing Agreement, each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor
Item 9B: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	● Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	● Certificate Administrator ● Depositor
Additional Item: Disclosure per Item 1112(b)(1) of Regulation AB	● Master Servicer
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	● N/A
Sch. V-1

Additional Item: Disclosure per Item 1117 of Regulation AB (to the extent material to Certificateholders)

●    Master Servicer (as to itself)

●    Special Servicer (as to itself)

●    Certificate Administrator (as to itself)

●    Trustee (as to itself)

●    Depositor (as to itself)

●    Operating Advisor (as to itself)

●    Asset Representations Reviewer (as to itself)

●    Any other Reporting Servicer (as to itself)

●    Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust

●    Each Mortgage Loan Seller

●    Originators under Item 1110 of Regulation AB (to be provided by the Depositor)

●    Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)

Sch. V-2

Additional Item: Disclosure per Item 1119 of Regulation AB

●    Master Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Special Servicer or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

●    Special Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Master Servicer or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

●    Certificate Administrator (as to itself) (to the extent material to Certificateholders)

●    Trustee (as to itself) (to the extent material to Certificateholders)

●    Depositor (as to itself)

●    Depositor (as to the Trust)

●    Each Mortgage Loan Seller

●    Operating Advisor (as to itself)

●    Asset Representations Reviewer (as to itself)

●    Originators under Item 1110 of Regulation AB (to be provided by the Depositor)

●    Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)

Sch. V-3

SCHEDULE VI

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.09 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus. For this Benchmark 2026-V20 Mortgage Trust Pooling and Servicing Agreement, each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus	● Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)
Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.	● Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)
Sch. V-1

Item on Form 8-K	Party Responsible
Examples: servicing agreement, custodial agreement.
Item 1.03- Bankruptcy or Receivership	● Depositor ● Each Mortgage Loan Seller
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.	● Depositor ● Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement.	● Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year Disclosure is required of any amendment “to the governing documents of the issuing entity”.	● Depositor
Item 5.06 – Change in Shell Company Status	● Depositor
Item 5.07 – Submission of Matters to a Vote of Security Holders	● Depositor
Item 5.08 – Shareholder Director Nomination	● Depositor
Item 6.01- ABS Informational and Computational Material	● Depositor
Item 6.02- Change of Servicer or Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.

●    Master Servicer (as to itself or a servicer retained by it)

●    Special Servicer (as to itself or a servicer retained by it)

●    Certificate Administrator (as to itself or an entity retained by it)

●    Trustee

Sch. V-2

Item on Form 8-K	Party Responsible
● Depositor
Reg AB disclosure about any new servicer or master servicer is also required.	● Master Servicer or Special Servicer, as applicable
Reg AB disclosure about any new Trustee is also required.	● Trustee
Reg AB disclosure about any new Certificate Administrator is also required.	● Certificate Administrator
Item 6.03- Change in Credit Enhancement or Other External Support	N/A
Item 6.04- Failure to Make a Required Distribution	● Certificate Administrator
Item 6.05- Securities Act Updating Disclosure

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.	● Depositor
Item 7.01- Regulation FD Disclosure	● Depositor
Item 8.01 – Other Events Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.	● Depositor
Item 9.01 – Financial Statements and Exhibits	● Responsible party for reporting/disclosing the financial statement or exhibit
Sch. V-3

SCHEDULE VII

INITIAL SERVICED COMPANION LOAN NOTEHOLDERS

Serviced Companion Loan	Initial Noteholders	Address
Project Broadview	Goldman Sachs Bank USA (Note A-2, Note A-3, Note A-4)

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

Attention: Scott Epperson

Email: scott.epperson@gs.com and gs-
refgsecuritization@gs.com

with a copy to:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

Attention: Structured Finance Legal (REFG)

Email: gs-refglegal@gs.com

and:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention: Lisa Pauquette, Esq.

Facsimile No.: (212) 504-6666

E-mail: lisa.pauquette@cwt.com

Northshore Mall	BBCMS 2026-5C40 (Note A-2)

Midland Loan Services, a Division of PNC Bank, National
Association

10851 Mastin Street, Suite 700

Overland Park, Kansas 66210

Attention: Executive Vice President – Division Head

Email: NoticeAdmin@pnc.com

with a copy to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106-2150

Attention: Kenda K. Tomes

Email: kenda.tomes@stinson.com

Fax Number: (816)-412-9338

Sch. VII-1

Serviced Companion Loan	Initial Noteholders	Address
German American Capital Corporation (Note A-4, Note A-6)

German American Capital Corporation

1 Columbus Circle, 15th Floor

New York, New York 10019

Attention: Robert W. Pettinato, Jr.

Facsimile No.: (212) 797-4489

E-mail: Robert.Pettinato@db.com

with a copy to:

German American Capital Corporation

1 Columbus Circle, 15th Floor

New York, New York 10019

Attention: General Counsel

JPMorgan Chase Bank, National Association (Note A-7, Note A-8)

JPMorgan Chase Bank, National Association

270 Park Avenue, 4th Floor

New York, New York 10017

Attention: Kunal K. Singh

Email: US_CMBS_Notice@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, National Association

270 Park Avenue, 4th Floor

New York, New York 10017

Attention: SPG Legal

Email: US_CMBS_Notice@jpmorgan.com

1 Willoughby Square	German American Capital Corporation (Note A-2, Note A-3)

German American Capital Corporation

1 Columbus Circle, 15th Floor

New York, New York 10019

Attention: Robert W. Pettinato, Jr.

Facsimile No.: (212) 797-4489

E-mail: Robert.Pettinato@db.com

with a copy to:

German American Capital Corporation

1 Columbus Circle, 15th Floor

New York, New York 10019

Attention: General Counsel

535 & 545 5th Avenue	DBR Investments Co. Limited (Note A-2, Note A-4, Note A-5, Note A-6, Note A-7)	DBR Investments Co. Limited 1 Columbus Circle, 15th Floor New York, New York 10019 Attention: Robert W. Pettinato, Jr.
Sch. VII-2

Serviced Companion Loan	Initial Noteholders	Address
E-mail: Robert.Pettinato@db.com with a copy to: DBR Investments Co. Limited 1 Columbus Circle, 15th Floor New York, New York 10019 Attention: General Counsel
BBCMS 2026-5C40 (Note A-2)

Midland Loan Services, a Division of PNC Bank, National
Association

10851 Mastin Street, Suite 700

Overland Park, Kansas 66210

Attention: Executive Vice President – Division Head

Email: NoticeAdmin@pnc.com

with a copy to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106-2150

Attention: Kenda K. Tomes

Email: kenda.tomes@stinson.com

Fax Number: (816)-412-9338

Societe Generale Financial Corporation (Note A-8, Note A-9, Note A-10, Note A-12)

Societe Generale Financial Corporation

245 Park Avenue

New York, New York 10167

Attention: COO-CM Loan Origination

Electronic Mail: US-Glba-Abp-Cmbs-Notices@sgcib.com

with a copy to:

Societe Generale Financial Corporation

245 Park Avenue

New York, New York 10167

Attention: Legal Department

Kawasaki Motors North America Headquarters	Bank of Montreal (Note A-1)

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Michael Birajiclian and David Schell

Email: Michael.Birajiclian@bmo.com and
David.Schell@bmo.com

with a copy to:

Sch. VII-3

Serviced Companion Loan	Initial Noteholders	Address
Bank of Montreal c/o BMO Capital Markets Corp. 151 West 42nd Street New York, New York 10036 Attention: Legal Department Email: BMOCMBSNotices@bmo.com
Sch. VII-4

SCHEDULE VIII

CONTACT INFORMATION FOR THE OTHER 17G-5 INFORMATION PROVIDER

Mortgage Loan	Other 17g-5 Information Provider	Contact Information
Northshore Mall	Computershare Trust Company, National Association

Computershare Trust Company, National
Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services – BBCMS
2026-5C40

with a copy to:

Email:
CCTCMBSBondAdmin@computershare.com;

trustadministrationgroup@computershare.com;

535 & 545 5th Avenue	Computershare Trust Company, National Association

Computershare Trust Company, National
Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services – BBCMS
2026-5C40

with a copy to:

Email:
CCTCMBSBondAdmin@computershare.com

trustadministrationgroup@computershare.com

Sch. VIII-1

SCHEDULE IX

MORTGAGE LOANS WITH “PERFORMANCE”, “EARN-OUT” OR “HOLDBACK”
ESCROWS OR RESERVES EXCEEDING 10% OF THE STATED PRINCIPAL
BALANCE OF THE MORTGAGE LOAN OR WHOLE LOAN, AS APPLICABLE, AS
OF THE CUT-OFF DATE

None.

Sch. IX-1

SCHEDULE X

Retained Defeasance Rights and Obligations Mortgage Loans

Loan No.	Mortgage Loan	Mortgage Loan Seller
1	Project Broadview	GSMC
4	1 Willoughby	GACC
7	Oakbrook Center	GACC
9	Amazon LAX	GSMC
12	Holman Hotel	GACC
15	Sixty44 Residences	BMO
19	Park Pointe Plaza	CREFI
20	Courtyard Murfreesboro	GSMC
23	The Rock Truckee	GACC
27	Kawasaki Motors North America Headquarters	BMO
29	Stafford Apartments	CREFI
30	33 West Ontario	CREFI
32	Penn South Brooklyn Portfolio	GSMC
33	Long Island Multifamily Portfolio	GACC
34	S&S Storage	CREFI
Sch. X-1

SCHEDULE XI

MORTGAGE LOANS WITH ADDITIONAL SECURED DEBT

1.         Project Broadview

2.         CityCenter (Aria & Vdara)

3.         Northshore Mall

4.         535 & 545 Fifth Avenue

5.         1 Willoughby Square

6.         Amazon LAX

7.         Etude Self Storage Portfolio

8.         Torrey Heights

9.         Boise Towne Square

10.     Kawasaki Motors North America Headquarters

Sch. XI-1